Form 10KSB, Exhibit 13
period 1998-12-31
BLUE RIVER BANCSHARES INC
filed 1999-03-31
CIK 1055870

EXHIBIT 13.  THE ANNUAL REPORT TO SHAREHOLDERS OF THE COMPANY
                      FOR THE YEAR ENDED DECEMBER 31, 1998


SELECTED FINANCIAL DATA
BLUE RIVER BANCSHARES & SUBSIDIARY
(dollars in thousands, except per share data)

                                               Successor      Predecessor      Predecessor
                                              Six Months      Nine Months    Twelve Months
                                                   Ended            Ended            Ended
                                             December 31          June 30     September 30
                                                    1998             1998             1997
                                             -----------      -----------    -------------
OPERATIONS
Net Interest Income........................       $2,004           $2,314           $2,816
Non-Interest Income........................          235              314              349
Provision for Loan Losses..................          100              510              104
Non-Interest Expense.......................        1,834            2,051            2,253
                                               ---------         --------         --------
Net Income before Income Taxes.............          305               67              808
Income Taxes...............................          155                6              295
                                               ---------         --------         --------
Net Income.................................         $150              $61             $513
                                               ---------         --------         --------

CONSOLIDATED BALANCE SHEET DATA
Total Assets...............................      133,526          121,702           90,609
Total Deposits.............................       89,529           75,591           64,633
Loans, Net.................................       88,362           88,557           76,038
Total Investment Securities................       18,195           23,726            8,695
Shareholders' Equity.......................       16,474           15,867            7,171
Weighted Average Shares Outstanding........    1,496,329          175,950          175,950

GENERAL YEAR END
Number of Employees........................  39 FTE / 7 PTE    30 FTE / 4PTE    29FTE / 5 PTE
Number of Shares Outstanding...............    1,490,870              N/A              N/A

PER COMMON SHARE DATA
Net Income Per Common Share................        $0.10              N/A              N/A
Net Income Per Common Share - Assuming             $0.10              N/A              N/A
Dilution....

SELECTED PERFORMANCE RATIOS
Return on Average Assets...................         0.26%            0.08%            0.60%
Return on Average Equity...................         2.47%            1.19%            8.12%
Average Shareholders' Equity to Average            10.51%            6.98%            7.91%
Assets..........
Dividend Payout Ratio......................          ---           115.76%           13.71%

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


The following information is intended to provide an analysis of the consolidated financial condition of Blue River Bancshares, Inc. (the "Successor" or the "Company") and Shelby County Bancorp ( the "Predecessor" or "SCB") as of December 31, 1998 and the income statements for the Successor's six month period ended December 31, 1998, the Predecessor's nine month period ended June 30, 1998 and the year ended September 30, 1997. This information should be read in conjunction with the Consolidated Financial Statements and footnotes incorporated by reference herein.

General

On June 26, 1998, Blue River Bancshares, Inc. acquired Shelby County Bancorp. As of this date, Shelby County Savings Bank, FSB became a wholly - owned subsidiary of Successor and was placed under new management, a new board of directors and changed its name to "Shelby County Bank" (the "Bank"). Successor reported the transaction as if it was effective on June 30, 1998.

Total assets as of December 31, 1998 were $133,526,000 up 38% from December 31, 1997. This growth was attributable to loan growth, increasing interest bearing deposits, and investment increases. Deposits increased 26% from December 31, 1997 to December 31, 1998.

The Company's total assets as of June 30, 1998 were $121,702,000 compared with $88,776,000 at June 30, 1997. This represents an increase of 37%. This increase was attributable to loan growth based on a stable economic condition and continuing loan demand. Total liabilities as of June 30, 1998 totaled $105,835,000 which represents an increase of 29% from the comparable period June 30, 1997. The increase was attributable to an increase in deposits and an increase in deferred taxes. Shareholder equity was $16,041,000 as of June 30, 1998, and increased 2.7% to $16,474,000 as of December 31, 1998.



RESULTS OF OPERATIONS

Net Income

As for the six month period ended December 31, 1998, the Company reported net income of $150,000. This represents a decrease of $158,000 from the Predecessor's corresponding six month period ended December 31, 1997. This decrease is attributable to the general expenses associated with the changes made in infrastructure, management and personnel associated costs.

Net income for the nine months ended June 30,1998 was $61,000 compared to $381,000 for the nine months ended June 30, 1997. Total income received for the 1998 period did increase, however, the net income decline from the prior period was attributable to a special loan loss provision of $375,000 and an environmental charge of $150,000 prior to the acquisition of the Bank by the Company.

Net Interest Income

For the six months ended December 31, 1998, net interest income was $2,004,000 compared to $1,502,000 for the equivalent period ending December 31, 1997. This 25% increase is attributable to the general increase in interest on loans which increased 9% between these periods; from non-loan interest income from investments which increased 36%; and, interest bearing deposit income which increased 62%.

Net interest income after the provision for loan losses increased 32% from $1,445,000 for the six months ended December 31, 1997 to $1,904,000 for the six months ended December 31, 1998.

Net interest income before the loan loss provision was $2,314,000 for the nine month period ended June 30, 1998, a 10.85% increase over the corresponding nine month period ending June 30, 1997. Net interest income after the provision for the nine month period ending June 30, 1998 was $1,804,000, a decrease from the prior period ending June 30, 1997 of 10.85%.

Interest Income

For the six month period ended December 31, 1998, the Company's total interest income was $4,222,000, representing a 14.36% increase over the Predecessor's equivalent period ended December 31, 1997. This increase is attributable to growth in the loan portfolio, the investment portfolio and interest bearing deposits.

The Company's total interest income for the nine month period ended June 30, 1998 increased $761,000 or 13.30% over the corresponding nine month period ended June 30,1997. This is attributable to overall loan growth during the period.

Interest Expense

For the six months ended December 31, 1998, interest expense was $2,218,000 as compared to $2,113,000 for the same period ended December 31, 1997. This increase is due to growth in deposits, but offset by a decrease in rates offered on certain deposit products.

Total interest expense for the nine months ended June 30,1998 was $3,407,000 as compared to the equivalent nine month period ended June 30, 1997 for a total of $2,897,000, a 14.97% increase. This increase was attributable to the general growth in deposits and the introduction of a relatively high rate Money Market deposit account.

NET INTEREST INCOME
(dollars in thousands)

                                         Successor       Predecessor    Predecessor
                                        Six Months       Nine Months  Twelve Months        Percentage change from
                                             Ended             Ended          Ended     June 30, 1998     September 30,
                                      December 31,          June 30,  September 30,   to December 31,  1997 to June 30,
                                              1998              1998           1997              1998            1998
                                      ------------       -----------  -------------   ---------------  ----------------
INTEREST INCOME

Interest and Fees on Loans..........        $3,608            $5,221         $6,066            (30.90)%        (13.93)%
Interest on Investment
Securities..........................           363               389            534             (6.57)%        (27.15)%
Interest on Interest-earning                  $251              $111           $108            126.13%           2.78%
                                           -------           -------        -------           -------         -------
Deposits............................
Total Interest Income...............        $4,222            $5,721         $6,708            (26.21)%        (14.71)%
                                           -------           -------        -------           -------         -------

INTEREST EXPENSE
Interest on Deposits................        $1,662            $2,592         $2,997            (35.88)%        (13.49)%
Interest on Borrowings..............           556               815            895            (31.83)%         (8.99)%
                                           -------           -------        -------           -------         -------
Total Interest Expense..............        $2,218            $3,407         $3,892            (34.91)%        (12.45)%
                                           -------           -------        -------           -------         -------

Net Interest Income.................        $2,004            $2,314         $2,816            (13.37)%        (17.83)%
                                           =======           =======        =======           =======         =======

RATE VOLUME ANALYSIS OF CHANGE IN NET INCOME
(dollars in thousands)

                                          Six Months Ended December 31, 1998
                                                          vs.
                                           Nine Months Ended June 30, 1998          Attributable to the
                                        Dollar   Attributable   Attributable              difference
                                                           to             to     between a six month period
                                        Change         Volume           Rate       and a nine month period
                                        ------   -------------  ------------     ---------------------------
Interest and Fee Income on:

Loans................................... (1,613)            305         (178)                (1,740)
Investment Securities...................    (27)             81           21                   (129)
Interest-Earning Deposits...............    141             173            5                    (37)
                                         ------            ----        -----                -------
Total Interest Income................... (1,499)            559         (152)                (1,906)
                                         ------            ----        -----                -------

Interest Expense on:

Deposits................................   (931)            260         (327)                  (864)
Borrowings..............................   (258)             54          (41)                  (271)
                                         ------            ----        -----                -------
Total Interest Expense.................. (1,189)            314         (368)                (1,135)
                                         ------            ----        -----                -------

Net Interest Income.....................   (310)            245          216                   (771)
                                         ------            ----        -----                -------


                                           Nine Months Ended June 30, 1998
                                                        vs.
                                       Twelve Months Ended September 30, 1997       Attributable to the
                                        Dollar   Attributable   Attributable              difference
                                                           to             to     between a six month period
                                        Change         Volume           Rate       and a nine month period
                                        ------   -------------  ------------     ---------------------------
Interest and Fee Income on:

Loans...................................   (845)            603           78                 (1,526)
Investment Securities...................   (145)             41          (59)                  (127)
Interest-Earning Deposits...............      3              29            1                    (27)
                                         ------            ----        -----                -------
Total Interest Income...................   (987)            673           20                 (1,680)
                                         ------            ----        -----                -------

Interest Expense on

Deposits................................   (404)            256           99                   (759)
Borrowings..............................    (82)            158          (20)                  (220)
                                         ------            ----        -----                -------
Total Interest Expense..................   (486)            414           79                   (979)
                                         ------            ----        -----                -------

Net Interest Income.....................   (501)            259          (59)                  (701)
                                         ------            ----        -----                -------

-----------------------------------------
(1)      Interest on non-accruing loans is not included

DISTRIBUTION OF ASSETS. LIABILITIES AND SHAREHOLDERS' EQUITY AND INTEREST RATES AND DIFFERENTIAL VARIANCE ANALYSIS
(dollars in thousands)

                                                       Successor                           Predecessor
                                          Six Months Ended December 31, 1998      Nine Months Ended June 30, 1998
                                          ----------------------------------      -------------------------------
                                            Average                               Average
                                            Balance    Interest  Yield/Rate       Balance   Interest  Yield/Rate
                                            -------    --------  ----------       -------   --------  ----------
Earning Assets:
Investment Securities...................     12,717         363        5.69%        9,678        389       5.36%
Interest-Earning Deposits...............     12,634         251        3.99%        3,787        111       3.91%
Loans, net...(2)........................     88,754       3,608        8.13%       81,606      5,221       8.53%
                                           --------      ------       -----       -------     ------      -----
Total Earning Assets....................    114,105       4,222        7.40%       95,071      5,721       8.02%
                                           --------      ------       -----       -------     ------      -----

Interest Bearing Liabilities:
Passbook accounts.......................      8,479         128        3.01%        8,626        192       2.96%
NOW and money market accounts...........     26,224         427        3.26%       20,620        479       3.10%
Certificates of deposit.................     48,298       1,107        4.58%       42,911      1,921       5.97%
                                           --------      ------       -----       -------     ------      -----
Total Deposits..........................     83,001       1,662        4.00%       72,157      2,592       4.79%
Borrowings..............................     19,612         556        5.67%       17,833        815       6.09%
                                           --------      ------       -----       -------     ------      -----
Total Interest Bearing Liabilities......    102,613       2,218        4.32%       89,990      3,407       5.05%
                                           --------      ------       -----       -------     ------      -----

Net Interest Margin.....................    114,105       2,004        3.51%       95,071      2,314       3.25%
                                           ========      ======       =====       =======     ======      =====

                                                      Predecessor
                                       Twelve Months Ended September 30, 1997
                                            Average
                                            Balance    Interest  Yield/Rate
                                            -------    --------  ----------
Earning Assets:
Investment Securities...................      8,654         534        6.17%
Interest-Earning Deposits...............      2,781         108        3.88%
Loans, net.....(2)......................     72,195       6,066        8.40%
                                            -------      ------       -----
Total Earning Assets....................     83,630       6,708        8.02%
                                            -------      ------       -----

Interest Bearing Liabilities:
Passbook accounts.......................     10,027         283        2.84%
NOW and money market accounts...........     14,468         315        2.18%
Certificates of deposit.................     40,536       2,399        5.91%
                                            -------      ------       -----
Total Deposits..........................     65,031       2,997        4.61%
Borrowings..............................     14,372         895        6.23%
                                            -------        ----       -----
Total Interest Bearing Liabilities......     79,403       3,892        4.90%
                                            -------      ------       -----

Net Interest Margin.....................     83,630       2,816        3.38%
                                            =======      ======       =====

-------------------------------------------------------------------------------
(2) Includes principal balances of non-accruing loans. Interest on non-accruing loans is not included.

NON-INTEREST INCOME

The Company's non-interest income for the six month period ended December 31, 1998 was $235,000. This is a 14.89% increase over the $200,000 reported for the Predecessor's corresponding period ended December 31, 1997.

Non-interest income was $314,000 for the nine month period ended June 30,1998. This represents a 20.38% increase from $250,000 for the Predecessor's nine month period ended June 30, 1997.

NON-INTEREST INCOME
(dollars in thousands)

                                            Successor     Predecessor   Predecessor
                                           Six Months     Nine Months Twelve Months      Percentage Change from
                                                Ended           Ended         Ended  June 30, 1998      September 30,
                                          December 31         June 30  September 30 to December 31   1997 to June 30,
                                                 1998            1998          1997           1998           1998
                                          -----------     -----------  ------------ --------------   ----------------
Service Charges on Deposit Accounts.........     $116            $185          $249         (37.44)%       (25.54)%
Other Service Charges, Commissions & Fees...      119             105           106          13.34%         (0.94)%

Securities Gain/(Loss), Net.................        0              24            (6)       (100.00)%       500.00%

Total Non-Interest Income...................     $235            $314          $349         (25.21)%        (9.97)%
                                                =====           =====         =====       ========        =======

NON-INTEREST EXPENSE

For the six month period ending December 31, 1998, non-interest expense was $1,834,000 or a 36.91% increase over the Predecessor's six month period ending December 31, 1997. Salaries and employee benefits increased by 34.57% due to management changes and restructuring resulting from the acquisition of the Bank by the Company. Premises and equipment increased 26.52% which is attributable to charges associated with increased depreciation due to the acquisition of computer equipment and furniture and fixtures. Advertising was increased for the period due to the change of the Bank's name, image and recognition matters. Other charges included one time costs associated with the name change, signs, internal documents, etc. Lastly, the increase in other expense includes charges for goodwill in the amount of $107,000 associated with the acquisition of the Bank by the Company.

Non-interest expense for the nine month period ended June 30, 1998, increased to $2,051,000 from $1,628,000 for the Predecessor's equivalent period ended June 30, 1997. This 26% increase was attributable in part to an increase in deposit insurance and professional fees related to the acquisition of the Bank by the Company.


NON-INTEREST EXPENSE
(dollars in thousands)

                                        Successor    Predecessor   Predecessor
                                       Six Months    Nine Months Twelve Months   Percentage change from
                                            Ended          Ended         Ended     June 30,    September
                                                                                       1998          30,
                                     December 31,       June 30, September 30,  to December      1997 to
                                                                                        31,        June,
                                             1998           1998          1997         1998         1998
                                     ------------    ----------- -------------  -----------    ---------
Salaries and Employee Benefits........       $730           $730          $960        (0.04)%    (23.93)%
Premises and Equipment................        181            196           269        (7.54)%    (27.23)%
Advertising and Public Relations......        133             77           162        72.47%     (52.40)%
Legal and Professional Services.......        154            307           129       (49.88)%    138.17%
Data Processing.......................        163            213           255       (23.45)%    (16.50)%
FDIC Insurance Assessment.............         81             91            75       (11.13)%     21.52%
Bank Fees and Other Charges...........         32             48            84       (33.51)%    (42.71)%
Directors Fees........................         35             66            71       (46.97)%     (7.04)%
Goodwill Amortization.................        107              0             0          N/A         N/A
Environmental Charges.................          0            146             3      (100.00)%   4759.33%
Other.................................        218            177           245        23.59%     (28.01)%
                                             ----           ----          ----       ------     --------

Total.................................     $1,834         $2,051        $2,253      (10.57)%      (8.98)%
                                          =======        =======       =======     ========      =======

PROVISION FOR INCOME TAXES

The provision for income taxes was $154,620 for the six months ended December 31, 1998 compared to $6,000 for the nine months ended June 30, 1998 and $294,720 for the year ended September 30, 1997. The effective tax rate for the six months ended December 31, 1998 was 50.7 % compared to 8.9% for the nine months ended June 30, 1998 and 36.5% for the year ended September 30, 1997. The effective tax rate was greater than the statutory tax rate for the six months ended due to the non-deductibility of goodwill amortization. The effective tax rate was lower than the statutory tax rate for the nine months ended due to income from tax exempt sources, including municipal investments.


CAPITAL RESOURCES AND CAPITAL ADEQUACY

The Company and the Bank are subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on financial statements.

Capital amounts and classification are also subject to qualitative judgments by regulators involving capital components, risk weightings and other factors.

Management believes that as of December 31, 1998, the Company meets all capital adequacy requirements to which it is subject. The following table sets forth the actual and minimum capital amounts and ratios as of December 31, 1998:

                                                   Tangible        Core Capital    Total Risk-Based
                                                    Capital                              Capital
                                                   ---------       -------------   -----------------
For Capital Adequacy Purposes
-----------------------------

Bank Amount..............................             9,355              9,355            10,105
Required Amount..........................             1,902              3,804             6,738
                                                     ------             ------            -----
Excess / (Deficit).......................             7,453              5,551             3,367

Bank Ratio...............................              7.38%              7.38%            12.00%
Required Ratio...........................              1.50%              3.00%             8.00%
                                                      -----              -----             -----
Ratio Excess / (Deficit)                              5.88%               4.38%             4.00%

To Be Well Capitalized Under Prompt
Corrective Action Provisions
----------------------------
                                              Tier 1 (Core)  Tier 1 Risk-Based  Total Risk-Based
                                                    Capital            Capital           Capital
                                              -------------  -----------------  ----------------

Bank Amount..............................             9,355              9,355            10,105
Required Amount..........................             6,341              7,610             8,422
                                                     ------             ------            -----
Excess / (Deficit).......................             3,014              1,746             1,683

Bank Ratio...............................              7.38%             11.11%            12.00%
Required Ratio...........................              5.00%              6.00%            10.00%
                                                      -----              -----            ------
Ratio Excess / (Deficit)                              2.38%              5.11%             2.00%

USE OF FUNDS

Investment Securities

Investment securities is the second major category of earning assets for the Bank. This portfolio, is used to manage the Bank's interest rate sensitivity and liquidity as other components of the balance sheet change. Management's objective is to maximize, within quality standards, its net interest margin while providing a stable source of liquidity through the scheduled stream of maturities and interest income.

The Bank holds certain investment securities as "available for sale". Available for sale securities are stated at their current fair value. Unrealized gains and losses associated with available for sale securities, net of taxes, are excluded from earnings and reported as a net amount in shareholders' equity until realized.

The Bank has the ability and does hold securities classified as "held to maturity" until their respective maturities. Accordingly, such securities are stated at cost and are adjusted for amortization of premiums and accretion of discounts.

Realized gains or losses from the sale of securities are reflected in income on specific identification basis. Interest income and the amortization of the premium and discount arising at the time of acquisition are included in income.

Investment securities comprise 13% of total earning assets at December 31, 1998. The "held to maturity" portfolio is managed to provide a stable source of liquidity through scheduled maturities and interest income payments. The

"available for sale" portfolio is managed to maximize investment yields and to provide liquidity to react timely to the needs of the Bank.

Total investment securities were $20.3 million as of December 31, 1998.

Weighted average yields of the investment securities portfolio were 5.91% at December 31, 1998 and 5.90% at June 30, 1998.

Investment securities consist primarily of U.S. government agency and mortgage-backed securities with both fixed and adjustable interest rates and municipal bonds. The mortgage-backed securities are subject to both prepayment and interest rate risk.



INVESTMENT SECURITIES PORTFOLIO
(dollars in thousands)

                                                           Gross     Gross  Estimated
                                            Amortized Unrealized Unrealized      Fair
                                                 Cost      Gains    Losses     Values
                                            --------- ---------- ---------- ---------
December 31, 1998

Investment Securities Held to Maturity
Mortgage-Backed Securities..................      210                    2       208
Municipals..................................      222          3                 225
                                                 ----         --                 ---
Total Investment Securities Held to Maturity      432          3         2       433
                                                 ----         --        --       ---

Investment Securities Available for Sale
Mortgage-Backed Securities..................    8,179         13        23     8,168
FHLMC Stock  ...............................    1,473        547               2,020
U.S. Government Agencies....................    4,402         19         1     4,420
Municipals..................................    3,074         81         1     3,154
                                               ------        ---        --    ------
Total Investment Securities Available for
Sale........................................   17,128        659        25    17,762
                                              -------       ----       ---    ------

Total Investments...........................   17,560        662        27    18,195
                                              =======       ====       ===    ======

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES
(dollars in thousands)

                           As of December 31, 1998

                                                             Held to Maturity      Available for Sale
                                                                        Fair                     Fair
                                                             Cost       Value       Cost         Value
                                                            ------     -------     ------       -------
Mortgage-Backed Securities...........................         210         208       8,179        8,168

FHLMC Stock..........................................                               1,473        2,020

U.S. Government Agencies
Due within One Year..................................                                 401          400
1 - 5 Years..........................................                               3,130        3,145
5 - 10 Years.........................................                                 871          875
Total U.S. Government Agencies.......................                               4,402        4,420
                                                                                  -------       ------

Obligations of State and Political subdivisions
Due within One Year..................................
1 - 5 Years..........................................         108         109       1,556        1,594
5 - 10 Years.........................................         114         115       1,182        1,220
Due after Ten Years..................................                                 336          340
                                                                                  -------       ------
Total Obligations of State and Political Subdivision.         222         225       3,074        3,154
                                                             ----        ----     -------       ------

Total Investments....................................         432         433      17,128       17,762
                                                             ====        ====     =======       ======


INVESTMENT SECURITIES WEIGHTED AVERAGE YIELD

                      Due within      1 to 5      5 to 10   Due After
                        One Year       Years        Years    10 Years      Total
   December 31, 1998        4.89        5.82         6.04        6.17       5.91
                                                                            ----
       June 30, 1998        6.83        5.48         6.19        6.37       5.90
                                                                            ----
  September 30, 1997        6.32        6.04         6.05        6.37       6.16
                                                                            ----

LOANS

Total net loans at December 31, 1998 were $88.4 million, a 11.02% increase over the Predecessor's net loans as of December 31, 1997 of $79.6 million. Consumer instalments and commercial loans increased approximately 13%, while mortgage loans increased approximately 10% for the one year period ended December 31, 1998. Home equity lines increased approximately 37% during this same period.

The Bank will continue to maintain a competitive approach toward high quality loans of all types in its marketplace.

At December 31, 1998, the Bank did not have any significant outstanding loan concentration in similar industries that could cause an adverse impact during an economic downturn in any one industry segment.

LOAN PORTFOLIO AT YEAR-END
(dollars in thousands)
                                           Successor as of
                                              December 31,
                                                      1998
                                           ---------------
Real estate mortgage loans:
  One-to-four family......................        $53,894
  Commercial..............................         21,248
  Home equity loans.......................          2,148
Consumer loans............................          6,736
Commercial loans..........................          5,051

Less:
Deferred loan fees, net...................             35
Allowance for loan losses.................           (750)
                                                 --------
Net loans.................................        $88,362
                                                 ========

COMPOSITION OF LOAN BY TYPE
                                       Successor as of
                                          December 31,
                                                  1998
Real estate mortgage loans:            ---------------
One-to-four family..................           60.50%
Commercial..........................           23.85%
Home equity loans...................            2.41%
Consumer loans......................            7.56%
Commercial loans....................            5.68%
                                               ------

Total...............................           100.00%
                                               ======

Lending Activities                     At December 31, 1998
                                                 Percent
                                         Amount  of Total
(Dollars in thousands)

Mortgage loans:
  One to four family.........            53,894   60.50%
  Commercial.................            21,248   23.85%
  Home Equity................             2,148    2.41%
Consumer Loans...............             6,736    7.56%
Commercial Loans.............             5,051    5.67%
                                        -------  ------

Total Gross Loans                        89,077

Type of Security:
One-to-four family...........            57,438
Non-residential..............            18,367
Multi-family.................             3,340
Autos........................             3,482
Deposits.....................               266
Other security...............             4,225
Unsecured....................             1,959
                                        -------

Total Gross Loans............            89,077
                                        =======

                                            Due During the Years Ended December 31,
                                                                       2001 to  2003 to   2008 and
Mortgage loans:                                      1999     2000      2002      2007   Following
                                                     ----     ----     -------  -------  ---------
  One to four family...................    53,894    2,423       49       428     3,274     47,720
  Commercial...........................    21,249    2,244      564       516     2,252     15,673
  Home Equity..........................     2,148        0        0        13         0      2,135
Consumer Loans.........................     6,736    1,431      748     2,116     2,424         17
Commercial Loans.......................     5,050    3,126      103       627     1,194          0
                                           ------   ------    -----     -----     -----     ------

Total Gross Loans......................    89,077    9,224    1,464     3,700     9,144     65,545
                                           ======   ======    =====     =====     =====     ======


LOAN DISTRIBUTION
(Dollars in Thousands)

                                    Due After December 31, 1999
                              Fixed Rates  Variable Rates   Total
                              -----------  --------------   -----

Real estate mortgage loans:
  One-to-four family........     47,729         3,742       51,471
  Commercial................     13,670         5,335       19,005
  Home equity loans.........      1,129         1,019        2,148

Consumer loans..............      5,305             0        5,305

Commercial loan.............      1,924             0        1,924
                                 ------        ------       ------

        Total...............     69,757        10,096       79,853
                                 ======        ======       ======

LOAN ACTIVITY
For The Six Months Ended December 31, 1998


Gross loans receivable at beginning of period..    89,334
Originations:
First Mortgage loans:
    Residential................................     5,217
    Non-residential............................     3,770
        Total first mortgage loans.............     8,987

Consumer loans:
    Installment loans..........................     4,439
    Loans secured by deposits..................        79
        Total consumer loans...................     4,518

Commercial loans...............................     2,748
        Total originations.....................    16,253

Purchases:
    First mortgage loans.......................         0
        Total originations and purchase........    16,253

Repayments and other deductions................   (16,510)

Gross loans receivable at end of period........    89,077


LOAN QUALITY

Management of the Bank and the Board of Directors of the Bank have established a formalized, written loan policy and specific lending authority for each loan officer based upon the loan officer's experience and performance. The Bank also has a loan committee comprised of outside directors which meets weekly. This Committee approves loans in excess of individual lending officer authorities and recommends credits above their authority to the full Board of Directors for approval.

The Committee also monitors loan administration, loan review and monitors the overall quality of the Bank's loan portfolio.

A loan review program is maintained. The Bank has outsourced this function in order to improve independence and to maintain a high level of expertise. The provider reports to the loan committee on matters of credit quality and documentation issues.

The Bank's Board of Directors meets monthly to review the overall administration of the loan portfolio, as well as many other matters. The Board reviews problem loans, delinquency reports and discusses lending activities at each Board meeting.

The Bank maintains a watchlist of loans which do not meet the Bank's established criteria. These are not under-performing loans, but simply monitored as a precautionary matter. This management report also contains loans which are considered to be under-performing or non-performing, loans criticized by examiners or any other case where the loan has characteristics requiring special attention.

Under-performing assets are defined as: (1) in non-accrual status loans where the ultimate collectability of interest is uncertain but the principal is considered collectible; (2) loans past due ninety days or more as to principal or interest (and where continued accrual has not been specifically approved); and (3) loans which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the borrower. The Company has adopted Statement of Financial Accounting Standards No. 114, "Accounting by

Creditors for Impairment of a Loan," as amended by Statement of Financial Accounting Standard No. 118, on January 1, 1995. At December 31, 1998, the Bank had reported $812,000 of impaired loans.


UNDER-PERFORMING ASSETS
(dollars in thousands)
                                             Successor Six Months
                                               Ended December 31,
                                                             1998

Non-Accruing Loans...........................                 $23
Renegotiated Loans...........................                   0
Ninety (90) Days Past Due....................                 789
                                                            -----

Total Under-Performing Assets.................               $812

Under-Performing Assets as a Percentage
of Total Loans................................               0.91%

Past Due Loans (90 Days or More)
Commercial....................................                $60
Mortgage......................................                687
Installment...................................                 42
                                                            -----

Total.........................................               $789
                                                            =====

Loans are charged off when they are deemed uncollectible. Total loans charged off, net of recoveries, were $126,000 for the nine months ended June 30,1998, and $125,000 for the six month period ending December 31, 1998.

ALLOWANCE FOR LOAN LOSSES                     Successor           Predecessor         Predecessor
(dollars in thousands)                 Six Months Ended     Nine Months Ended Twelve Months Ended
                                            December 31               June 30        September 30
                                                   1998                  1998                1997
                                       ----------------     ----------------- -------------------
Beginning Allowance for Loan Losses......          $776                  $392                $326

Loans Charged Off:
Mortgage.................................                                                       0
Other....................................           132                   133                  39
                                                -------               -------             -------

Total Charged-Off Loans..................           132                   133                  39
                                                -------               -------             -------

Recoveries on Charged-Off Loans
Mortgage.................................                                                       0
Other....................................             6                     8                   1
                                                -------               -------             -------

Total Recoveries on Charged-Off Loans....             6                     8                   1
                                                -------               -------             -------

Provision for Loan Losses................           100                   510                 104

Ending Allowance for Loan Losses.........          $750                  $776                $392
                                                -------               -------             -------
Average Loans Outstanding................       $89,246               $82,077             $63,705

Net Charged-Off Loans to Average Loans...         0.28%                 0.20%               0.06%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
(dollars in thousands)

                                     Successor as
                                               of
                                      December 31
                                             1998
                                     ------------
Mortgage Loans...................            $324
Consumer & Commercial Loans......             426
                                            -----
Total ...........................            $750
                                            =====

This analysis, as well as the general condition of the portfolio, is used to make the final determination of the adequacy of the allowance for loan losses on a quarterly basis.

SOURCES OF FUNDS

The Bank's primary funding source is its base of core customer deposits, which includes interest and non-interest bearing demand deposits, savings accounts, money market accounts and certificates of deposit. Other sources of funds have been through advances from the Federal Home Loan Bank-Indianapolis as well as funds on deposit. The following table presents information with respect to the average balances of these funding sources.

The Bank's average total core deposits were $83 million for the six month period ending December 31, 1998. The Bank experienced increases in all categories of average deposits during the six month period ending December 31, 1998 except for savings accounts. The Bank's total funding sources for the nine month period ending June 30, 1998, were on an average of $90.0 million and for the six months ended December 31, 1998, an average of $102.4 million. An average increase of $1.5 million in FHLB advances were attributed to some of this growth in total funding sources

FUNDING SOURCES - AVERAGE BALANCES
(dollars in thousands)
                                           Successor for
                                        six months ended
                                             December 31
                                                    1998
                                        ----------------
Core Deposits:
Non-Interest Bearing Demand
Savings Accounts.....................             8,479
Money Market and NOW Accounts........            26,224
Other Time Deposits..................            48,298
                                               --------

Total Core Deposits..................            83,001

FHLB Advances........................            19,383
                                               --------

Total Funding Sources................           102,384
                                               ========

FUNDING SOURCES - YIELDS
(dollars in thousands)

                                      Successor     Predecessor   Predecessor
                                     Six Months     Nine Months Twelve Months      Percentage change from
                                          Ended           Ended         Ended  June 30, 1998    September 30,
                                    December 31         June 30  September 30    to December    1997 to June
                                                                                          31
                                           1998            1998          1997           1998         1998
                                    -----------     -----------  ------------  -------------   --------------
Core Deposits:
Non-Interest Bearing Demand
Savings Accounts.................          3.01%           2.96%         2.82%          1.63%        5.10%
Money Market and NOW Accounts....          3.26%           3.10%         3.08%          5.30%        0.42%
Other Time Deposits..............          4.99%           5.99%         5.92%        -16.70%        1.04%
                                          -----           -----         -----        -------        -----

Total Core Deposits..............          4.24%           4.80%         4.93%        -11.66%       -2.74%

FHLB Advances....................          5.55%           5.95%         6.42%         -6.73%       -7.36%
                                          -----           -----         -----        -------       ------

Total Funding Sources............          4.49%           5.03%         5.21%        -10.74%       -3.56%
                                          =====           =====         =====        =======       ======

(Dollars in thousands, except for opening balance amounts)

                                             Minimum     Balance at                 Weighted
                                             Opening    December 31         % of     Average
                                             Balance           1998     Deposits        Rate
                                             -------    -----------     --------    --------
Withdrawable:

Savings accounts...........................      100          8,675         9.69%       2.80%
Non-interest bearing checking..............      100            126         0.14%       0.00%
Now accounts...............................       25         16,543        18.48%       1.87%
Money Market Accounts......................       25         12,472        13.93%       4.85%
                                                            -------       ------       -----
Total withdrawable.........................                  37,816        42.24%       3.05%
                                                            -------       ------       -----

Certificates (original  terms):
12 Months or less..........................  Various         10,671        11.92%       2.65%
13 to 36 Months............................      500          2,006         2.24%       5.72%
37 Months and greater......................      500         15,214        16.99%       6.81%

IRA's (original terms):
12 Months or less..........................  Various            352         0.39%       5.43%
13 to 36 Months............................      500            715         0.80%       5.70%
37 Months and greater......................      500          3,015         3.37%       6.48%

Jumbo certificates.........................  100,000         19,740        22.05%       5.96%

Total certificates.........................                  51,713        57.76%       5.54%
                                                            -------       ------       -----

Total deposits.............................                  89,529       100.00%        4.48%
                                                            =======       ======       ======

CERTIFICATES OF DEPOSITS, BY RATE
(in thousands)
                               Successor as of
                             December 31, 1998

Under 5%                                 5,294
5.01 % to 6.00 %                        33,054
6.01 % to 7.00 %                        10,143
7.01% to 8.00%                           1,918
8.01 % and over                          1,304
                                        ------
                                        51,713
                                        ======

CERTIFICATES OF DEPOSITS, BY RATE AND TERM
(in thousands)

                                                        Amounts at December 31, 1998 Maturing in:
                                                                                     Greater Than Three
                                     One Year or Less   Two Years    Three Years                  Years     Total
                                     ----------------   ---------    -----------    -------------------     -----
Under 5 %........................               5,116          66            100                     12     5,294
5.01 % - 6.00 %..................              23,196       3,322          1,763                  4,773    33,054
6.01 % - 7.00 %..................                 200       8,741            707                    495    10,143
7.01 % - 8.00 %..................                 840         417            302                    359     1,918
8.01 % and over..................                 699         605              0                      0     1,304
                                              -------     -------         ------                 ------    ------
                                               30,051      13,151          2,872                  5,639    51,713
                                              =======     =======         ======                 ======    ======

TIME DEPOSIT OF $100,000 AND OVER
(dollars in thousands)

Three months or less..................................    5,394
Greater than three months through six months..........    5,977
Greater than six months through twelve months.........    1,342
Over twelve months....................................    7,027
Total.................................................   19,740


FHLB ADVANCES
(dollars in thousands)

                                               At or for the Six
                                  Months Ended December 31, 1998
FHLB Advances
Outstandings at end of period.........................    26,500
Average balance for period............................    19,383

Maximum amount outstanding at any month-end
during the period.....................................    26,500

Weighted average interest rate during the period......      5.50%
Weighted average interest rate at end of period.......      5.46%

LIQUIDITY AND RATE SENSITIVITY

The primary function of liquidity and interest rate sensitivity management is to provide for and assure an ongoing flow of funds that is adequate to meet all current and future financial needs of the Bank. Such financial needs include funding credit commitments, satisfying deposit withdrawal requests, purchasing property and equipment and paying operating expenses. The funding sources of liquidity are principally the maturing assets and other borrowings. The purpose of liquidity management are to match sources of funds with anticipated customer borrowings and withdrawals and other obligations along with ensuring a dependable funding base. Rate sensitivity analysis places each of the Bank's balance sheet components in its appropriate maturity category according to its repricing frequency, thus allowing management to measure the exposure to changes in interest rates.

The Bank's Asset/Liability Committee, which sets forth guidelines under which the Bank manages deposits and its investments and loan portfolios, is responsible for monitoring the Bank's investment portfolio. The objective of this committee is to provide for the maintenance of an adequate net interest margin and adequate level of liquidity to keep the Bank sound and profitable during all stages of an interest rate cycle. An external investment consultant is utilized to provide the Company with information necessary to monitor, analyze and track the Bank's investment portfolio.

At December 31, 1998, 79 million or 88.8 percent of the loan portfolio are fixed rate loans, excluding non-accruing loans. Variable rate loans, excluding non-accruing loans, amounted to 10 million or 11.2 percent of the loan portfolio at December 31, 1998. Fixed and variable rate loans with scheduled maturities greater than one year amounted to $70 million and $10 million, respectively. In the investment securities category, $6 million or 28.4 percent of the portfolio matures within one year. The Bank's average loan-to-deposit ratio, another indication of liquidity, was 107% at December 31, 1998.

Management also monitors the Bank's balance between interest rate sensitive assets and liabilities to ensure that changes in interest rates will not adversely affect earnings. Management of these sensitive items is important to protect the net interest margin and assure earnings stability during periods of adverse fluctuations in market interest rates.

Interest rate sensitivity occurs when assets and liabilities are subject to rate and yield changes within a desisgnated time horizon. An interest rate sensitivity gap ("GAP) is determined by the differential of interest-earning assets and interest-bearing liabilities. For an instituion with a negative GAP for a given period, the amount of its interest-bearing liabilities maturing or otherwise repricing within such period exceeds the amount of the interest-earning assets repricing within the same period. Accordingly, in a rising interest rate environment, institutions with a negative GAP will generally experience greater increases in costs of their interest-bearing liabilities than in yields on their interest earning assets. Conversely, the yields on interest-earning assets of institutions with a negative GAP will generally decrease less than the cost of their interest-bearing liabilities during declining interest rate environments. Changes in interest rates will generally have the opposite effect on institutions with a positive GAP.

Management's objective in interest rate sensitivity management is to reduce the Bank's vulnerability to future interest rate fluctuations while providing for growth of the net interest margin.

The cumulative GAP ratio of the Bank on December 31, 1998, was 3.15 percent for interest rate sensitive assets and liabilities of ninety days or less and 25.41 percent for interest rate sensitive assets and liabilities for one year or less. Management continues to maximize its net interest margin while managing interest rate risk within prudent boundaries. Based upon the current balance sheet structure of the Bank, any future decrease in interest rates could have a positive impact on the Bank's net interest margin and earnings. In the event of an increase in general interest rates, management believes that such a decline would have a minimal effect on the Bank's earnings.

INTEREST RATE SENSITIVITY ANALYSIS
(dollars in thousands)

                                            1 - 90 Days 91 - 365 Days 1 - 5 Years Beyond 5 Years      Total
                                            ----------- ------------- ----------- --------------      -----
Earning Assets:
Investment Securities..................           3,498         1,057       5,154          9,845     19,554
Interest-Bearing Deposits..............          18,129                                              18,129
Loans (excluding non-accruing).........           2,839         8,519      14,311         63,408     89,077
                                                -------      --------    --------        -------    -------

Total Earning Assets...................          24,466         9,576      19,465         73,253    126,760

Interest-Bearing Liabilities:
Savings and Time Deposits..............          17,190        29,472      30,417         12,450     89,529
Borrowed Funds.........................          11,500        10,000       5,000                    26,500
                                                -------      --------    --------                   -------

Total Interest-Bearing Liabilities.....          28,690        39,472      35,417         12,450    116,029

Interest Rate Sensitivity Gap Per Period         (4,224)      (29,896)    (15,952)        60,803     10,731
                                                =======      ========    ========        =======    =======

Cumulative Interest Rate Gap...........          (4,224)      (34,120)    (50,072)        10,731     10,731
                                                =======      ========    ========        =======    =======
Cumulative interest sensitivity gap as a
percentage of total assets..............          -3.15%       -25.41%     -37.29%          7.99%      7.99%


NET PORTFOLIO VALUE
(dollars in thousands)
                      $ Amount    $ Change    % Change   NPV Ratio      Change

          + 400 bp      $3,437    $(8,610)        -71%       2.89%    - 637 bp
          + 300 bp       5,726     (6,320)        -52%       4.71%    - 455 bp
          + 200 bp       8,034     (4,013)        -33%       6.45%    - 282 bp
          + 100 bp      10,212     (1,835)        -15%       8.01%    - 125 bp
              0 bp      12,047                               9.26%
          - 100 bp      13,562       1,516         13%      10.25%     + 99 bp
          - 200 bp      15,287       3,240         27%      11.33%    + 207 bp
          - 300 bp      17,473       5,426         45%      12.67%    + 341 bp
          - 400 bp     $19,617      $7,570         63%      13.93%    + 466 bp


EFFECTS OF INFLATION

The assets and liabilities of a banking entity are unlike companies with investments in inventory, plant and equipment. Assets are primarily monetary in nature and differ from the assets of most non-financial services companies. The performance of a bank is affected more by changes in interest rates than by inflation.

Because of the relatively low rate of inflation over the past years, the impact upon the predecessor and successor balance sheet and levels of income and expense has been minimal.

INDEPENDENT AUDITORS' REPORT


Shareholders and Board of Directors
Blue River Bancshares, Inc. and Subsidiary
Shelbyville, Indiana

We have audited the accompanying consolidated balance sheet of Blue River Bancshares, Inc. and subsidiary (the "Company") as of December 31, 1998, and the related statements of earnings, shareholders' equity, and cash flows for the six month period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1998, and the results of its operations and its cash flows for the six month period ended December 31, 1998 in conformity with generally accepted accounting principles.




DELOITTE & TOUCHE LLP
Indianapolis, Indiana
March 15, 1999

INDEPENDENT AUDITORS' REPORT

Shareholders and Board of Directors
Shelby County Bancorp and Subsidiary
Shelbyville, Indiana

We have audited the accompanying consolidated statements of earnings, shareholders' equity and cash flows of Shelby County Bancorp and subsidiary (the "Company") for the nine month period ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Shelby County Bancorp and subsidiary for the nine month period ended June 30, 1998, in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP
Indianapolis, Indiana
January 15, 1999

                          INDEPENDENT AUDITORS' REPORT

Shelby County Bancorp and Subsidiary:

         We have audited the accompanying consolidated statements, of earnings, shareholders' equity and cash flows of Shelby County Bancorp and subsidiary for the year ended September 30, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Shelby County Bancorp and subsidiary for the year ended September 30, 1997, in conformity with generally accepted accounting principles.



KPMG Peat Marwick LLP
Indianapolis, Indiana
November 21, 1997

BLUE RIVER BANCSHARES, INC.

CONSOLIDATED BALANCE SHEET (SUCCESSOR)
AS OF DECEMBER 31, 1998
------------------------------------------------------------------------------

ASSETS
Cash and cash equivalents:
  Cash and due from banks                                                              $   1,103,619
  Interest-bearing deposits                                                               18,128,740
                                                                                       -------------
            Total cash and cash equivalents                                               19,232,359
Securities available for sale - at fair value (amortized cost: $17,128,318)               17,762,460
Securities held to maturity - at amortized cost (fair value: $433,415)                       432,649
Loans receivable, net of allowance for loan losses of $750,022                            88,362,224
Stock in FHLB of Indianapolis, at cost                                                     1,357,800
Accrued interest receivable                                                                  759,486
Income taxes receivable                                                                      239,970
Premises and equipment, net                                                                1,914,880
Real estate owned                                                                            282,938
Prepaid expenses and other assets                                                            120,854
Goodwill, net                                                                              3,059,982
                                                                                       -------------

Total assets                                                                           $ 133,525,602
                                                                                       =============


LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Deposits                                                                             $  89,529,242
  Advances from FHLB                                                                      26,500,000
  Accrued interest on deposits and FHLB advances                                             195,444
  Deferred income taxes                                                                       76,001
  Accrued expenses and other liabilities                                                     751,133
                                                                                       -------------

Total liabilities                                                                        117,051,820
                                                                                       -------------

SHAREHOLDERS' EQUITY:
  Preferred stock, no par value:  2,000,000 shares authorized, none issued
  Common stock, no par value:  15 million shares authorized, 1,500,000 shares issued;
    1,490,870 shares outstanding                                                          16,319,093
  Treasury stock, no par value:  9,130 shares at cost                                        (94,533)
  Accumulated deficit                                                                       (130,594)
  Accumulated other comprehensive income, net of deferred taxes                              379,816
                                                                                       -------------

Total shareholders' equity                                                                16,473,782
                                                                                       -------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                             $ 133,525,602
                                                                                       =============

See accompanying notes to consolidated financial statements.

BLUE RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
------------------------------------------------------------------------------

                                                      Successor                        Predecessor
                                                   -----------------    -------------------------------------
                                                     Period from          Period from           Period from
                                                    July 1, 1998        October 1, 1997     October 1, 1996
                                                       Through              Through               Through
                                                   December 31, 1998     June 30, 1998      September 30, 1997
INTEREST INCOME:
  Loans receivable                                     $3,608,238          $5,221,212              $6,065,982
  Mortgage-backed securities and investment
   securities                                             305,388             332,054                 474,817
  Interest-bearing deposits                               251,271             111,294                 108,161
  Dividends from FHLB and other                            57,050              56,630                  59,049
                                                      -----------         -----------             -----------

Total interest income                                   4,221,947           5,721,190               6,708,009
                                                      -----------         -----------             -----------

INTEREST EXPENSE:
  Interest expense on deposits                          1,661,739           2,592,320               2,996,545
  Interest expense on FHLB advances                       555,905             815,040                 895,844
                                                      -----------         -----------             -----------

Total interest expense                                  2,217,644           3,407,360               3,892,389
                                                      -----------         -----------             -----------

NET INTEREST INCOME                                     2,004,303           2,313,830               2,815,620

PROVISION FOR LOAN LOSSES                                 100,000             510,000                 104,000
                                                      -----------         -----------             -----------

NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                      1,904,303           1,803,830               2,711,620
                                                      -----------         -----------             -----------

NON-INTEREST INCOME:
  Service charges and fees                                115,713             185,412                 249,383
  Other                                                   119,158             128,800                  99,951
                                                      -----------         -----------             -----------

Total non-interest income                                 234,871             314,212                 349,334
                                                      -----------         -----------             -----------

NON-INTEREST EXPENSE:
  Salaries and employee benefits                          729,818             730,310                 960,375
  Premises and equipment                                  180,960             195,751                 268,952
  Federal deposit insurance                                80,865              91,142                  74,721
  Data processing                                         162,820             212,922                 255,402
  Advertising and promotion                               133,351              77,117                 161,625
  Bank fees and charges                                    31,511              48,125                  84,296
  Other                                                   408,255             695,410                 447,483
  Goodwill amortization                                   106,709
                                                      -----------         -----------             -----------

TOTAL NON-INTEREST EXPENSE                              1,834,289           2,050,777               2,252,854
                                                      -----------         -----------             -----------

INCOME BEFORE INCOME TAXES                                304,885              67,265                 808,100

INCOME TAX EXPENSE                                        154,620               6,000                 294,720
                                                      -----------         -----------             -----------

NET EARNINGS                                           $  150,265          $   61,265              $  513,380
                                                      ===========         ===========             ===========

BASIC EARNINGS PER COMMON SHARE                        $     0.10          $     0.35              $     2.92

DILUTED EARNINGS PER COMMON SHARE                      $     0.10          $     0.34              $     2.83

WEIGHTED AVERAGE SHARES OUTSTANDING                     1,496,329             175,950                 175,950

See accompanying notes to consolidated financial statements.

BLUE RIVER BANCSHARES, INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (SUCCESSOR)
FOR THE PERIOD FROM JANUARY 1, 1998 TO DECEMBER 31, 1998
------------------------------------------------------------------------------

                                                                                                     Accumulated
                                                                                                        Other
                                                                                                    Comprehensive
                                                                                                     Income, net        Total
                                       Comprehensive       Common       Treasury       Retained      of Deferred    Shareholders'
                                           Income          Stock          Stock        Earnings         Taxes          Equity
Balance at December 31, 1997                                 $ 18,000                  $ (116,790)                      $ (98,790)
  Net loss                                                                               (161,639)                       (161,639)
  Redemption of initial capitalization                        (18,000)                                                    (18,000)
  Proceeds from issuance of common
    stock, net of offering costs                           16,319,093                                                  16,319,093

Balance at June 30, 1998                                   16,319,093                    (278,429)                     16,040,664
                                           ----------     -----------    ---------    -----------      ----------    ------------
  Net income                                $ 150,265                                     150,265                         150,265
                                           ----------
  Other comprehensive income:
    Unrealized gains on securities, net of
      reclassification adjustment             379,816                                                   $ 379,816         379,816
                                           ----------
  Other comprehensive income                  379,816
                                           ----------
Comprehensive income                        $ 530,081
                                           ==========
  Purchase of treasury stock                                             $(106,003)                                      (106,003)
  Re-issuance of treasury stock                                             11,470         (2,430)                          9,040
                                                         ------------    ---------    -----------      ----------    ------------
Balance at December 31, 1998                             $ 16,319,093    $ (94,533)    $ (130,594)      $ 379,816     $16,473,782
                                                         ============    =========    ===========      ==========    ============

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (PREDECESSOR)
FOR THE PERIOD FROM OCTOBER 1, 1996 TO JUNE 30, 1998
------------------------------------------------------------------------------

                                                                                                 Accumulated
                                                                                                    Other
                                                                                                Comprehensive
                                                                                                 Income, net        Total
                                               Comprehensive       Common         Retained       of Deferred    Shareholders'
                                                  Income            Stock         Earnings          Taxes           Equity

Balance at October 1, 1996                                          $1,358,123     $ 4,744,525       $ 330,230      $ 6,432,878
  Net income                                       $ 513,380                           513,380                          513,380
                                                  ----------
  Other comprehensive income:
    Unrealized gain on securities, net of
     reclassification adjustment                     295,438                                           295,438          295,438
                                                  ----------
  Other comprehensive income                         295,438
                                                  ----------
Comprehensive income                               $ 808,818
                                                  ==========
Dividends ($.40 per share)                                                             (70,374)                         (70,374)
                                                                    ----------      ----------       ---------       ----------

Balance at September 30, 1997                                        1,358,123       5,187,531         625,668        7,171,322
  Net income                                        $ 61,265                            61,265                           61,265
  Other comprehensive income:
    Unrealized gain on securities, net
     of reclassification adjustment                  219,031                                           219,031          219,031
                                                  ----------
  Other comprehensive income                         219,031
                                                  ----------
Comprehensive income                               $ 280,296
                                                  ==========
  Dividends ($.25) per share                                                           (43,987)                         (43,987)
Employee Stock Options exercised
   including tax benefit                                               420,900                                          420,900
                                                                    ----------      ----------       ---------       ----------

Balance at June 30, 1998                                            $1,779,023     $ 5,204,809       $ 844,699      $ 7,828,531
                                                                    ==========      ==========       =========       ==========

See accompanying notes to consolidated financial statements.

BLUE RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------

                                                                      Successor                       Predecessor
                                                               -----------------------   ---------------------------------------
                                                                    Period from             Period from          Period from
                                                                    July 1, 1998          October 1, 1997      October 1, 1996
                                                                      Through                 Through              Through
                                                                    December 31, 1998      June 30, 1998      September 30, 1997
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                          $    150,265        $     61,265             $    513,380
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                                        193,839             121,731                  157,211
      Gain on sale of securities available for sale                                            (23,809)                  (5,807)
      Provision for loan losses                                            100,000             510,000                  104,000
      Deferred income taxes                                                 (9,435)           (239,304)                 132,000
  Changes in assets and liabilities:
    Accrued interest receivable                                            (44,368)             35,664                  (28,549)
    Other assets                                                              (670)          (151,673)                   30,746
    Other liabilities                                                     (242,062)            236,476                 (467,155)
                                                                      ------------        ------------             ------------
            Net cash provided by operating activities                      147,569             550,350                  435,826

                                                                      ------------        ------------             ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payment for acquisition of Shelby County Bancorp                     (10,480,938)
  Loans funded net of collections                                          956,942         (13,468,623)             (10,142,418)
  Maturities of securities available for sale                               90,000             327,275                  488,863
  Maturities of securities held to maturity                                250,000                                      448,255
  Purchase of FHLB stock                                                  (358,900)            (78,700)                (300,100)
  Purchase of premises and equipment                                      (257,181)            (93,888)                 (47,758)
  Disposals of premises and equipment                                                                                    34,853
  Proceeds from sale of securities available for sale                                        4,701,772                4,533,477
  Purchase of securities available for sale                             (9,172,670)         (4,679,695)              (5,201,233)
                                                                      ------------        ------------             ------------
            Net cash used in investment activities                     (18,972,747)        (13,291,859)             (10,186,061)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from FHLB advances and other borrowings                       7,618,317           2,409,293                8,000,000
  Dividends paid                                                                               (43,988)                 (70,374)
  Net increase (decrease) in deposits                                   13,938,290          10,219,966                 (652,753)
  Purchase of treasury stock                                               (96,963)
  Repayment of FHLB advance and other borrowings                                            (1,585,236)                 (13,731)
  Proceeds from issuance of common stock                                                        65,550
                                                                      ------------        ------------             ------------
            Net cash provided by financing activities                   21,459,644          11,065,585                7,263,142
                                                                      ------------        ------------             ------------

Net increase (decrease) in cash and cash equivalents                     2,634,466          (1,675,924)              (2,487,093)
Cash and cash equivalents at beginning of period                        16,597,893           2,436,183                4,923,276
                                                                      ------------        ------------             ------------
Cash and cash equivalents at end of period                            $ 19,232,359        $    760,259             $  2,436,183
                                                                      ============        ============             ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid                                                       $  2,431,000        $  3,387,000             $  3,899,397
  Income taxes paid                                                   $     82,000        $    376,000             $    312,000
  Loans transferred to real estate owned                              $    110,000        $    102,000             $     36,727

See accompanying notes to consolidated financial statements.

BLUE RIVER BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1998 AND FOR THE SIX MONTHS ENDED DECEMBER 31, 1998, NINE MONTHS ENDED JUNE 30, 1998, AND YEAR ENDED SEPTEMBER 30, 1997
--------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accounting policies of Blue River Bancshares, Inc. (the "Company") conform to generally accepted accounting principles and prevailing practices within the banking and thrift industry. A summary of the more significant accounting policies follows:

      Basis of Presentation - The consolidated financial statements include the accounts of Blue River Bancshares, Inc. (the "Successor"), Shelby County Bancorp (the "Predecessor") and its wholly-owned subsidiary Shelby County Bank (formerly, Shelby County Savings Bank, FSB - the "Bank") and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

      On June 26, 1998, the Successor completed an initial public offering. The Successor issued 1,500,000 common shares at an offering price of $12 per share. The Successor received approximately $16.2 million in net proceeds from the offering.



      Acquisition of Shelby County Bancorp - On February 5, 1998, the Successor, the Predecessor and the Bank entered into an Agreement of Affiliation and Merger as amended and restated on March 12, 1998 and further amended on June 2, 1998, pursuant to which the Successor would acquire the Bank pursuant to the merger of the Predecessor into the Successor. On June 26, 1998, the effective date of the merger, pursuant to the merger agreement each outstanding share of common stock of the Predecessor was converted into the right to receive $56.00 per share from the Successor. The merger has been accounted for by the purchase method of accounting. Accordingly, the excess of the purchase price over the fair value of the net assets acquired has been allocated to goodwill. For financial reporting purposes, the Successor reported the transaction as if it was effective June 30, 1998. The statement of earnings and statement of cash flows for the four day period from June 26, 1998 to June 30, 1998, of the Successor was not material.

      The consideration given and the assets acquired and liabilities assumed were comprised of the following:


Cash                                              $ 10,626,000
Acquisition costs                                      202,934
                                                  ------------
Total purchase price                              $ 10,828,934
                                                  ------------

Net cost of acquisition                           $ 10,828,934
Less Shelby County Bancorp shareholders' equity
  at date of acquisition                             7,828,531
                                                  ------------
Excess consideration over book value                 3,000,403
                                                  ------------

Adjustments to reflect fair value:
  Investment securities held to maturity                14,406
  Loans                                                554,374
  Deposits                                            (737,602)
  Other liabilities                                   (421,407)
  Other assets                                          28,082
  Tax effect of above adjustments                      395,859
                                                  ------------
Total fair value adjustments                          (166,288)
                                                  ------------
Total goodwill                                    $  3,166,691
                                                  ============

      Description of Business - The Bank provides financial services to south-central Indiana through its main office in Shelbyville and three other full service branches in Shelbyville, Morristown, and St. Paul, Indiana. The Bank is subject to competition from other financial institutions and is regulated by certain federal agencies and undergoes periodic examinations by those regulatory authorities.

      Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates most susceptible to change in the near term include the allowance for loan losses and the fair value of securities, loans and deposits.

      Cash and Cash Equivalents - All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

      Securities - Securities are required to be classified as held to maturity, available for sale or trading. Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity. Debt and equity securities not classified as either held to maturity or trading securities are classified as available for sale. Only those securities classified as held to maturity are reported at amortized cost, with those available for sale reported at fair value with unrealized gains and losses included in shareholders' equity. Premiums and discounts are amortized over the contractual lives of the related securities using the level yield method. Gain or loss on sale of securities is based on the specific identification method.

      Revenue Recognition - Interest on real estate, commercial and installments loans is accrued over the term of the loans on a level yield basis. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business.

      Nonrefundable loan origination fees, net of certain direct loan origination costs, are deferred and recognized as a yield adjustment over the life of the underlying loan. Any unamortized fees on loans sold are included as part of the gain/loss on sale of loans at time of sale.

      The Company discontinues accruing interest on loans that are more than 90 days past due on commercial and consumer loans and 120 days past due on mortgage loans. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal, in which case the loan is returned to accrual status.

      Provision for Losses - A provision for estimated losses on loans and real estate owned is charged to operations based upon management's evaluation of the potential losses. Such an evaluation, which includes a review of all loans for which full collectibility may not be reasonably assured considers, among other matters, the estimated net realizable value of the underlying collateral, as applicable, economic conditions, historical loan loss experience and other factors that are particularly susceptible to changes that could result in a material adjustment in the near term. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if economic conditions change substantially from the assumptions used in making the evaluations.

      FHLB Stock - Federal law requires a member institution of the Federal Home Loan Bank ("FHLB") system to hold common stock of its district FHLB according to a predetermined formula. This investment is stated at cost, which represents redemption value, and may be pledged to secure FHLB advances.

      Real Estate Owned - Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure and is recorded at the lower of cost or fair value less estimated costs to sell. When property is acquired, it is recorded at the lower of cost or estimated fair value at the date of acquisition, with any resulting write-down charged against the allowance for loan losses. Any subsequent deterioration of the property is charged directly to real estate owned expense. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense as incurred.

      Premises and Equipment - Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives that range from 2 to 50 years.

      Goodwill - The excess of cost over the fair value of assets acquired in connection with the purchase of the Predecessor is being amortized using the straight line method over 15 years. Amortization expense for the six month period ended December 31, 1998 was approximately $107,000. Management reviews intangible assets for possible impairment if there is a significant event that detrimentally affects operations. Impairment is measured using estimates of the future earnings potential of the entity or assets acquired.

      Income Taxes - The Company and its wholly-owned subsidiary file consolidated income tax returns. Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and the basis of such assets and liabilities as measured by tax laws and regulations.

      Earnings per Common Share - Earnings per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year.

      The following is a reconciliation of the weighted average common shares for the basic and diluted earnings per share computations:

                                            Successor                          Predecessor
                                       --------------------      ----------------------------------------
                                            Period from             Period from         Period from
                                            July 1, 1998           October 1, 1997     October 1, 1996
                                               through                 through             through
                                         December 31, 1998           June 30, 1998    September 30, 1997
Basic earnings per share:
  Weighted average common shares              1,496,329                 175,950             175,950
                                             ==========                ========            ========

Diluted earnings per share:
  Weighted average common shares              1,496,329                 175,950             175,950
                                             ----------                --------            --------
  Dilutive effect of stock options                                        5,650               5,332
                                             ----------                --------            --------
Weighted average common
  and incremental shares                      1,496,329                 181,600             181,282
                                             ==========                ========            ========

      Comprehensive Income - Effective January 1, 1998 the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), Reporting Comprehensive Income. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, losses) in a full set of general purpose financial statements. The adoption of this statement required the reclassification of prior periods.

      In accordance with SFAS No. 130, reclassification adjustments have been determined for all components of other comprehensive income reported in the consolidated statements of changes in shareholders' equity. Amounts presented within those statements for the successor's six month period ended December 31, 1998; and the predecessor's nine month period ended June 30, 1998 and year ended September 30, 1997 are as follows:

                                                              Successor                      Predecessor
                                                        --------------------    --------------------------------------
                                                            Period from            Period from        Period from
                                                            July 1, 1998         October 1, 1997    October 1, 1996
                                                               through               through            through
                                                          December 31, 1998       June 30, 1998     September 30, 1997
Other comprehensive income before tax:

  Net unrealized holding gains                                  $ 634,142           $ 388,860          $ 498,204
  Less: reclassification adjustment for
    gains realized in net income                                                      (23,809)            (5,807)
                                                               ----------           ---------          ---------

  Other comprehensive income before tax                           634,142             365,051            492,397
  Income tax expense related to items of
    other comprehensive income                                   (254,326)           (146,020)          (196,959)
                                                               ----------           ---------          ---------

  Other comprehensive income, net of tax                        $ 379,816           $ 219,031          $ 295,438
                                                               ==========           =========          =========


      The Comprehensive income represents unrealized gains and losses of the Subsidiary Bank as investment unrealized gains and losses at the Holding Company were immaterial.

      Segment Information - Effective January 1, 1998 the Company adopted Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), Disclosures about Segments of an Enterprise and Related Information. This statement redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. In accordance with SFAS No. 131, the Company has disclosed all required information relating to its one operating segment.

      New Accounting Pronouncements - In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities was issued and is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a hedge of foreign currency exposure. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. Management has not yet fully evaluated the effect, if any, of the new standard on the consolidated financial statements.

2.    SECURITIES

Securities at December 31, 1998 are as follows:

                                                                  Gross Unrealized
                                                 Amortized   ---------------------------          Fair
                                                   Cost         Gains           Losses            Value
Securities available for sale:
  Mortgage-backed securities                    $ 8,178,651   $  13,032       $ (23,162)     $  8,168,521
  FHLMC preferred stock                           1,473,168     546,561                         2,019,729
  Corporate bonds                                 1,150,136      15,224                         1,165,360
  Municipal bonds                                 3,074,335      80,794          (1,159)        3,153,970
  U.S. treasury and agency securities             3,252,028       3,304            (452)        3,254,880
                                                -----------   ---------       ---------      ------------
Total available for sale                        $17,128,318   $ 658,915       $ (24,773)     $ 17,762,460
                                                ===========   =========       =========      ============

Securities held to maturity:
  Mortgage-backed securities                    $   210,310       $ 414       $  (2,187)     $    208,537
  Municipal bonds                                   222,339       2,539                           224,878
                                                -----------   ---------       ---------      ------------
Total held to maturity                          $   432,649   $   2,953       $  (2,187)     $    433,415
                                                ===========   =========       =========      ============

The carrying value of mortgage-backed securities, corporate bonds, and U.S. treasury and agencies at December 31, 1998 are shown below by their contractual maturity date. Actual maturities will differ because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties:

                                                    Available for Sale                  Held to Maturity
                                            ----------------------------------  ------------------------------
                                               Amortized              Fair         Amortized         Fair
                                                 Cost                 Value          Cost            Value
Mortgage-backed securities
  Due in one year or less                      $   305,731        $   308,954
  Due after one year through five years          4,399,068          4,396,477     $ 147,807       $ 146,435
  Due after five years through ten years           992,750            994,399
  Due after ten years                            2,477,020          2,468,692        62,503          62,102

Corporate bonds:
  Due after one year through five years          1,031,322          1,043,590
  Due after five years through ten years           118,814            121,770

Municipal bonds:
  Due after one year through five years          1,555,638          1,593,544       108,164         109,450
  Due after five years through ten years         1,182,955          1,220,121       114,175         115,428
  Due after ten years                              335,743            340,304

U.S. treasury and agency securities:
  Due in one year or less                          400,803            400,376
  Due after one year through five years          2,098,620          2,101,306
  Due after five years through ten years           756,686            753,198

FHLMC preferred stock                            1,473,168          2,019,729
                                               -----------        -----------     ---------       ---------

Total                                          $17,128,318        $17,762,460     $ 432,649       $ 433,415
                                               ===========        ===========     =========       =========

3.    LOANS RECEIVABLE

      Loans receivable at December 31, 1998 by major categories are as follows:


         Real estate mortgage loans:
           One-to-four family                   $ 52,259,679
           Commercial                             16,716,418
           Home equity loans                       2,147,624
           Residential construction                1,391,642
           Commercial participation purchased      5,431,117
         Consumer loans                            6,735,970
         Commercial loans                          4,394,768
                                                ------------
                                                  89,077,218
         Deferred loan origination costs, net         35,028
         Allowance for loan losses                  (750,022)
                                                ------------
                                                $ 88,362,224
                                                ============

      Activity in the allowance for loan losses for the periods indicated were as follows:

                               Successor                      Predecessor
                          -----------------    ---------------------------------------
                              Period from        Period from           Period from
                             July 1, 1998      October 1, 1997       October 1, 1996
                               through             through               through
                          December 31, 1998     June 30, 1998       September 30, 1997
Beginning balance             $ 776,502           $ 391,677             $ 325,900
Provision for loan losses       100,000             510,000               104,000
Charge-offs                    (132,764)           (133,551)              (39,369)
Recoveries                        6,284               8,376                 1,146
                              ---------           ---------             ---------
Ending balance                $ 750,022           $ 776,502             $ 391,677
                              =========           =========             =========

      As of December 31, 1998, loans which were impaired in accordance with SFAS No.'s 114 and 118 totaled approximately $842,000. Specific reserves for credit losses allocated to these loans totaled approximately $126,000. The Bank's policy for recognizing income on impaired loans is to accrue interest until a loan is classified as impaired. For loans which receive the classification of impaired during the current period, interest accrued in excess of 90 days past the due date is charged against current earnings. No interest is accrued after a loan is classified as impaired. All payments received for loans which are classified as impaired are utilized to reduce the principal balance outstanding.

      For the period from July 1, 1998 to December 31, 1998, the average balance of impaired loans was approximately $400,000; additionally, no interest income was earned on these loans during the six month period ended December 31, 1998.

4.    PREMISES AND EQUIPMENT

      Premises and equipment at December 31, 1998 consists of the following:

         Land                              $   251,766
         Buildings and improvements          1,130,778
         Furniture and equipment               619,466
                                           -----------
                                             2,002,010
         Less accumulated depreciation         (87,130)
                                           -----------
                                           $ 1,914,880
                                           ===========

5.    DEPOSITS

      Deposits at December 31, 1998 are as follows:

                                                                   Weighted
                                                                    Average
                                                        Amount        Rate

      Passbook savings accounts                       $ 8,675,431     2.80 %
      Interest - bearing demand deposits accounts      16,669,255     1.87 %
      Money market accounts                            12,471,991     4.85 %
                                                      -----------    -----
                  Total transaction accounts           37,816,677     3.05 %
                                                      -----------    -----

      Certificate accounts:
        Under 12 months                                29,803,617     5.55 %
        12 to 23 months                                13,297,486     6.88 %
        24 to 35 months                                 2,904,975     6.22 %
        36 to 59 months                                 1,627,862     6.05 %
        Over 60 months                                  4,078,625     7.06 %
                                                      -----------    -----
                                                       51,712,565     6.10 %
                                                      -----------    -----
                                                      $89,529,242     4.81 %
                                                      ===========    =====

      A summary of certificate accounts by scheduled maturities at December 31, 1998 is as follows:

                   1999            2000           2001           2002           2003       Thereafter       Total
3.01% - 4%         $ 50,734                                                                                 $ 50,734
4.01% - 5%        5,064,865        $ 65,523     $ 100,181                      $ 11,797                    5,242,366
5.01% - 6%       23,196,213       3,321,723     1,763,071    $ 1,207,107      3,421,139    $ 144,347      33,053,600
6.01% - 7%          200,188       8,741,125       707,299        300,476        194,603                   10,143,691
7.01% - 8%          839,752         417,454       302,493        100,831                     257,903       1,918,433
8.01% - 9%          698,757         604,984                                                                1,303,741
               ------------    ------------   -----------    -----------    -----------    ---------    ------------
               $ 30,050,509    $ 13,150,809   $ 2,873,044    $ 1,608,414    $ 3,627,539    $ 402,250    $ 51,712,565
               ============    ============   ===========    ===========    ===========    =========    ============


      A summary of interest expense for the periods indicated is as follows:

                                                           Successor                     Predecessor
                                                       ------------------   -------------------------------------
                                                          Period from          Period from         Period from
                                                         July 1, 1998        October 1, 1997    October 1, 1996
                                                            through              through             through
                                                        December 31, 1998     June 30, 1998    September 30, 1997
Account type:
  Passbook savings accounts                                $ 127,657            $ 191,691           $ 283,217
  Interest-bearing demand deposits accounts                  142,218              231,036             313,997
  Money market accounts                                      284,087              242,986
  Certificates                                             1,107,777            1,926,607           2,399,331
                                                         -----------          -----------         -----------
                                                         $ 1,661,739          $ 2,592,320         $ 2,996,545
                                                         ===========          ===========         ===========

6.    FEDERAL HOME LOAN BANK ADVANCES

      Federal Home Loan Bank advances at December 31, 1998 are as follows:

                                                           Weighted
                                                           Average
                                                           Interest
      Fiscal Year Maturity                     Amount        Rates

           1999                              $21,500,000      5.98 %
           2000                                5,000,000      5.00 %
                                            ------------     -----
                                             $26,500,000      5.78 %
                                            ============     =====

      The advances from the Federal Home Loan Bank ("FHLB"), are collateralized by qualifying mortgage loans and investments (as defined) equal to 160% of FHLB advances.

7.    STOCK OPTION PLANS

      Successor

      The Company has adopted separate stock option plans for Directors of the Company and the Bank (the "1997 Directors' Stock Option Plan") and the officers and key employees of the Company and the Bank (the "1997 Key Employee Stock Option Plan"). The Company has reserved 50,000 and 100,000 shares of Common Stock that may be issued pursuant to the 1997 Key Employee Stock Option Plan and the 1997 Directors' Stock Option Plan, respectively. The option exercise price per share is the greater of $12.00 per share or the fair market value of a share on the date of grant, and the stock options are exercisable at any time within the maximum term of five years for incentive stock options and ten years for non-qualified stock options of the employee stock option plan and fifteen years under the directors' Stock Option Plan from the grant date. The options are nontransferable and are forfeited upon termination of employment.

      The following is an analysis of the activity for the six month period ended December 31, 1998:
                                                                      Weighted
                                                                      Average
         Options                                         Shares        Price

         Outstanding at July 1, 1998                    105,000        $ 12
         Granted                                          1,500        $ 12
                                                       --------
         Outstanding at December 31, 1998               106,500
                                                       --------

      As of December 31, 1998, options outstanding have an exercise price of $12 and a weighted average remaining contractual life of approximately 14 years. The Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation" during 1997. The standard provides for the adoption, at the option of the Company, of a fair value method of accounting for stock options and similar equity instruments. The Company has elected to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Had compensation cost for the plans been determined based on the fair value at the grant dates for awards under the plan consistent with the fair value method of SFAS 123, the Company's net income and net income per share for the six month period ended December 31, 1998 would have decreased to the pro forma amounts indicated below:

              Net income (loss):
                As reported                       $   150,265
                Proforma                          $   (30,533)

              Net income (loss) per share:
                As reported                       $   150,265
                  Basic earnings per share        $      0.10
                  Dilutive earnings per share     $      0.10
                Proforma earnings per share
                  Basic earnings per share        $     (0.02)
                  Dilutive earnings per share     $     (0.02)

      The weighted average fair value of options granted was $2.82 per share in 1998. The fair value of the options granted are estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: no dividend yield, risk-free interest rate of 5.4%, annualized volatility of 31% and an expected life of five years. The pro forma amounts may not be representative of the effects on reported net income for future years.

      Predecessor

      The Predecessor had a stock option plan whereby 17,250 shares of authorized but unissued common stock were reserved for future issuance upon the exercise of stock options. Stock options for the purchase of 12,075 shares had been granted to certain officers and directors at $10 per share, the fair value at the date of approval of the plan. The options could be exercised at any time until expiration in October 2001. Stock options for the purchase of 1,725 shares were granted to a new director in 1995 at $18 per share, the fair value at the date the options were granted. The options could have been exercised at any time until expiration in January 2005. Additionally, stock options for the purchase of 3,450 shares were granted in 1996 to certain officers and directors at $20 per share, the fair value at the date the options were granted. The options could have been exercised at any time until expiration in August 2006. Unexercised options remaining at September 30, 1996 totaled approximately 13,800. No options were exercised in 1997. At September 30, 1997, there were 13,800 options outstanding and currently exercisable at prices ranging from $10 to $20. The weighted average price was $13.50, and the weighted average remaining contractual life was six years. All 13,800 options were exercised June 1998.

      In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), effective for transactions entered into after December 15, 1995. As only 1,725 options were issued during the year ended September 30, 1996 and no stock options were awarded subsequent to September 30, 1996, the adoption of SFAS 123 had no impact on the Predecessor's financial position or results of operations.

8.    INCOME TAXES

      An analysis of the income tax provision is as follows:



                         Successor                  Predecessor
                     -----------------  ------------------------------------
                         Period from      Period from        Period from
                        July 1, 1998    October 1, 1997    October 1, 1996
                          through           through             through
                     December 31, 1998   June 30, 1998    September 30, 1997

         Current:
           Federal      $ 139,447         $ 203,224            $  86,196
           State           24,608            42,080               76,524
                        ---------         ---------            ---------
                          164,055           245,304              162,720
         Deferred          (9,435)         (239,304)             132,000
                        ---------         ---------            ---------
                        $ 154,620         $   6,000            $ 294,720
                        =========         =========            =========

      A reconciliation between the effective tax rate and the statutory tax rate is as follows:

                                             Successor                  Predecessor
                                         -----------------  ------------------------------------
                                           Period from        Period from        Period from
                                           July 1, 1998     October 1, 1997    October 1, 1996
                                              through           through             through
                                         December 31, 1998   June 30, 1998    September 30, 1997
         U.S. Federal statutory rate            34.0 %           17.6 %              34.0 %
         State income tax, net of federal
           income tax benefit                    5.6              6.4                 5.6
         Nondeductible goodwill                 13.9
         Tax exempt interest                    (3.3)           (14.3)               (0.7)
         Other, net                              0.5             (0.8)               (2.4)
                                              ------           ------              ------
         Effective tax rate                     50.7 %            8.9 %              36.5 %
                                              ======           ======              ======

      The significant components of the Bank's net deferred tax liability as of December 31, 1998 are as follows:

         Accrued expenses not currently deductible                    $402,000
         Excess purchase price over net assets acquired allocated
           for financial reporting purposes to deposits                295,000
         Allowance for loan losses                                     275,000
         Investment securities available for sale                     (816,000)
         Excess purchase price over net assets acquired allocated
           for financial reporting purposes to loans                  (150,000)
         Depreciation                                                  (53,000)
         Other                                                         (29,000)
                                                                      --------
         Net deferred tax liability                                   $(76,000)
                                                                      ========

      Under the Internal Revenue Code, prior to 1997, the Bank was allowed a special bad debt deduction for additions to tax bad debt reserves established for the purpose of absorbing losses. Subject to certain limitations, the allowable bad debt deduction was computed based on one of two alternative methods: (1) a percent of taxable income before such deduction of (2) loss experience method. The Bank generally computed its annual addition to its tax bad debt reserves using the percentage of taxable income prior to 1997.

      Under Legislation enacted in 1996, beginning in fiscal 1997, the Bank is no longer allowed a special bad debt deduction using the percentage of taxable income method. Beginning in 1997, the Bank is required to recapture its excess tax bad debt reserve over its 1987 base year reserve over a six-year period. This amount has been provided for the Bank's net deferred tax liability.

      Approximately $1,100,000, for which no provision for Federal income taxes has been made, represents allocations of earnings to tax bad debt deductions prior to 1987 for federal income tax purposes. Reduction of amounts so allocated for purposes other than tax bad debt losses will create taxable income, which will be subject to the then current corporate income tax rate. It is not contemplated that amounts allocated to bad debt deductions will be used in any manner to create taxable income.

9.    RELATED PARTY TRANSACTIONS

      In the ordinary course of business, the Company has loan, deposit and other transactions with executive officers, directors and principal shareholders, and with organizations and individuals with which they are financially or otherwise closely associated. All of the transactions were entered into on substantially the same terms as those prevailing at the time for comparable transactions with other parties. These loans do not involve more than normal risk of collection or present other unfavorable features. As defined, total loans to executive officers, directors and principal shareholders were approximately $828,000 and loans to an affiliated company were $498,000 at December 31, 1998.

10.   REGULATORY CAPITAL REQUIREMENTS

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possible additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the OTS, requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 3%, and total risk-based capital (as defined) of 8%. The Bank is also subject to prompt corrective action capital requirement regulations set forth by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC requires the Bank to maintain minimum cpaital amounts and ratios of weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 1998, management believes that the Bank meets all capital adequacy requirements to which it is subject.

      As of December 31, 1998, the most recent notification from the OTS categorized the Bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Bank must maintain minimum total risk based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table.

                                                          As of December 31, 1998
                                                   Actual Capital        Required Capital
                                                   Amount    Ratio       Amount     Ratio
                                                --------------------   -------------------
         OTS capital adequacy:
           Tangible capital                     $ 9,355,000    7.4 %   $1,902,000    1.5 %
           Core capital                           9,355,000    7.4 %    3,804,000    3.0 %
           Total risk-based capital              10,105,000   12.0 %    6,738,000    8.0 %

         FDICIA regulations to be classified
           well-capitalized:
             Tier 1 leverage capital              9,355,000    7.4 %    6,344,000    5.0 %
             Tier 1 risk based capital            9,355,000   11.1 %    5,053,000    6.0 %
             Total risk-based capital            10,105,000   12.0 %    8,422,000   10.0 %

11.   EMPLOYEE BENEFIT PLANS

      The Company has an employee 401(K) plan established for substantially all full-time employees, as defined. The Company has elected to match contributions equal to 50% of the employee contributions, up to a maximum of 6% of an individual's total eligible salary, as defined. Contributions totaled approximately $9,000 during the six month period ended December 31, 1998 (successor).

12.   COMMITMENTS

      In the normal course of business, the Bank makes various commitments to extend credit which are not reflected in the accompanying consolidated financial statements. At December 31, 1998, the Bank had loan commitments approximating $2,345,000 excluding undisbursed portions of loans in process. Outstanding letters of credit were $654,000 at December 31, 1998.

      In the event of nonperformance by the other parties to the financial instruments, the Bank's exposure to credit loss for commitments to extend credit is represented by the contract amount of those instruments. The Bank uses the same credit policies and collateral requirements in making commitments as it does for on-balance sheet financial instruments.

13.   PARENT COMPANY FINANCIAL INFORMATION

      Condensed Balance Sheet as of December 31, 1998:

         ASSETS
           Cash and cash equivalents                    $ 1,441,016
           Securities available for sale                    771,680
           Investment in subsidiary                      12,726,367
           Other                                          1,778,402
                                                        -----------
         Total assets                                   $16,717,465
                                                        ===========

         LIABILITIES AND SHAREHOLDERS' EQUITY
           Other liabilities                            $   243,683
           Shareholders' equity                          16,473,782
                                                        -----------
         Total liabilities and shareholders' equity     $16,717,465
                                                        ===========

      Condensed Statements of Earnings are as follows:

                                                   Successor                     Predecessor
                                              ------------------    ---------------------------------------
                                                  Period from         Period from           Period from
                                                 July 1, 1998       October 1, 1997       October 1, 1996
                                                    through             through               through
                                               December 31, 1998     June 30, 1998       September 30, 1997
Interest income, net of interest expense           $ 144,223             $ 9,953               $ 7,133
Non-interest income                                   21,000              33,178               242,135
Non-interest expense                                (326,984)           (395,174)             (119,631)
                                                   ---------            --------              --------
Income (loss) before income taxes
  and equity in undistributed
  earnings of Shelby County Bank                    (161,761)           (352,043)              129,637

Income tax expense (benefit)                         (64,704)            (89,668)               46,443
                                                   ---------            --------              --------
Income (loss) before equity in undistributed
   earnings of Shelby County Bank                    (97,057)           (262,375)              176,080
Equity in undistributed earnings
  of Shelby County Bank                              247,322             323,640               337,300
                                                   ---------            --------              --------

Net income                                         $ 150,265            $ 61,265             $ 513,380
                                                   =========            ========              ========

      Condensed Statements of Cash Flows are as follows:

                                                            Successor                   Predecessor
                                                        ------------------  ------------------------------------
                                                           Period from        Period from        Period from
                                                           July 1, 1998     October 1, 1997    October 1, 1996
                                                             Through            Through            Through
                                                        December 31, 1998    June 30, 1998    September 30, 1997
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                $ 150,265           61,265             $ 513,380
  Adjustments to reconcile net cash provided
    by (used in) operating activities:
      Equity in undistributed earnings of subsidiary         (247,322)        (323,640)             (337,300)
      Depreciation and amortization                            25,744           17,905                23,697
      Decrease in other assets                                (49,869)          52,858                22,942
      Decrease in other liabilities                          (133,184)          86,413
                                                         ------------         --------             ---------
            Net cash flows from operating activities         (254,366)        (105,199)              222,719
                                                         ------------         --------             ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Payment for acquisition of Shelby County
    Bancorp                                               (10,480,938)
  Loans funded net of collections                              31,752          (16,831)             (350,155)
  Purchase of available for sale securities                  (771,680)
  Net investment in subsidiary                             (2,490,850)
  Purchase of premises and equipment                          (62,334)                               (10,573)
                                                         ------------         --------             ---------
            Net cash from investing activities            (13,774,050)         (16,831)             (360,728)
                                                         ------------         --------             ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  FHLB advances and other borrowings                         (301,393)                               (13,731)
  Repurchase of stock                                         (96,963)         (10,236)
  Proceeds from issuance of common stock                                        65,550
  Dividends paid                                                               (43,988)              (70,374)
                                                         ------------         --------             ---------
            Net cash from financing activities               (398,356)          11,326               (84,105)
                                                         ------------         --------             ---------

Net decrease in cash and cash equivalents                 (14,426,772)        (110,704)             (222,114)

Cash and cash equivalents at beginning of period           15,867,788          156,228               378,342
                                                         ------------         --------             ---------

Cash and cash equivalents at end of period                $ 1,441,016         $ 45,524             $ 156,228
                                                         ============         ========             =========

Supplemental cash flow information - interest paid           $ 12,000          $ 2,000              $ 26,000
                                                         ============         ========             =========


14.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following disclosure of fair value information is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." SFAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate value. The estimated fair value amounts have been determined by the Company using available market information and other appropriate valuation techniques. These techniques are significantly affected by the assumptions used, such as the discount rate and estimates of future cash flows. Accordingly, the estimates made herein are not necessarily indicative of the amounts the Company could realize in a current market exchange and the use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amount.

      The following schedule includes the book value and estimated fair value of all financial assets and liabilities, as well as certain off balance sheet items, at December 31, 1998:

         Cash and Cash Equivalents - For these instruments, the carrying amount is a reasonable estimate of fair value.

         Investment Securities - For investment securities, fair values are based on quoted market prices, if available. For securities where quoted prices are not available, fair value is estimated based on market prices of similar securities.

         Loans - The fair value of loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

         Deposits - The fair value of non-interest bearing demand deposits and savings and NOW accounts is the amount payable as of the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

         Accrued Interest Receivable - The Fair value of these financial instruments approximates carrying value.

         Stock in FHLB of Indianapolis - Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

         FHLB Advances - The fair values of the FHLB advances approximate carrying values as the interest rates are variable and adjust to market rates.

         Accrued Interest Payable - The fair value of these financial instruments approximates carrying value.

         Off-Balance Sheet Financial Instruments - Loan commitments and standby letters of credit are generally of a short-term nature and, therefore, their carrying amount is a reasonable estimate of their fair value.

      The estimated carrying and fair values of the Company's financial instruments as of December 31, 1998 are as follows:

                                                         Carrying      Estimated
                                                          Amount       Fair Value
         ASSETS
           Cash and cash equivalents                    $19,232,000    $19,232,000
           Investment securities held to maturity           433,000        433,000
           Investment securities available for sale      17,762,000     17,762,000
           Loans receivable, net                         88,362,000     88,704,000
           Stock in FHLB of Indianapolis                  1,358,000      1,358,000

         LIABILITIES
           Deposits                                      89,529,000     89,955,000
           FHLB advances                                 26,500,000     26,500,000
           Accrued interest payable                         195,000        195,000