Form 10KSB40, Exhibit 13
period 1999-12-31
BLUE RIVER BANCSHARES INC
filed 2000-04-06
CIK 1055870

EXHIBIT 13.  THE ANNUAL REPORT TO SHAREHOLDERS OF THE COMPANY
                      FOR THE YEAR ENDED DECEMBER 31, 1999


SELECTED FINANCIAL DATA
BLUE RIVER BANCSHARES & SUBSIDIARY
(dollars in thousands, except per share data)

------------------------------------------------------------------------------------------------------------------------
                                                            Successor              Sucessor            Predecessor
                                                            Year Ended         Six Months Ended     Nine Months Ended
                                                        December 31, 1999     December 31, 1998       June 30, 1998
------------------------------------------------------------------------------------------------------------------------
OPERATIONS
Net Interest Income                                                   4,223                 2,004                 2,314
Non-Interest Income                                                     611                   235                   314
Provision for Loan Losses                                               360                   100                   510
Non-Interest Expense                                                  4,907                 1,834                 2,051
Net Income/(Loss) before Income Taxes                                 (433)                   305                    67
Income Tax Expense/(Benefit)                                          (118)                   155                     6
Net Income/(Loss)                                                     (315)                   150                    61

CONSOLIDATED BALANCE SHEET DATA
Total Assets                                                        153,449               133,526               121,702
Total Deposits                                                      102,701                89,529                75,591
Loans, Net                                                          111,114                88,362                88,557
Total Investment Securities                                          26,741                18,195                23,726
Shareholders' Equity                                                 15,337                16,474                15,867
Weighted Average Shares Outstanding                               1,494,221             1,496,329               175,950

GENERAL YEAR END
Number of Employees                                         57 FTE / 10 PTE        39 FTE / 7 PTE        30 FTE / 4 PTE
Number of Shares Outstanding                                      1,496,800             1,490,870                   N/A

PER COMMON SHARE DATA
Net Income/(Loss) Per Common Share                                 $ (0.21)                 $0.10                   N/A
Net Income/(Loss) Per Common Share - Assuming                      $ (0.21)                 $0.10                   N/A
Dilution

SELECTED PERFORMANCE RATIOS
Return on Average Assets                                            (0.22)%                 0.26%                 0.08%
Return on Average Equity                                            (1.95)%                 2.47%                 1.19%
Average Shareholders' Equity to Average Assets                       11.43%                10.51%                 6.98%
Dividend Payout Ratio                                                   N/A                   N/A               115.76%
------------------------------------------------------------------------------------------------------------------------

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

        The following information is intended to provide an analysis of the consolidated financial condition of Blue River Bancshares, Inc. (the "Successor" or the "Company") and Shelby County Bancorp (the "Predecessor" or "SCB") as of December 31, 1999 for the Successor and the income statements for the Successor's year ended December 31, 1999, the Successor's six month period ended December 31, 1998, and the Predecessor's nine month period ended June 30, 1998. This information should be read in conjunction with the Consolidated Financial Statements and footnotes incorporated by reference herein.

General

        On June 26, 1998, Blue River Bancshares, Inc. acquired Shelby County Bancorp. As of this date, Shelby County Savings Bank, FSB became a wholly-owned subsidiary of the Successor and was placed under new management, a new board of directors and changed its name to "Shelby County Bank" (the "Bank"). The Successor reported the transaction as if it was effective on June 30, 1998.

        Total assets as of December 31, 1999 were $153,449,000, a 15% increase from December 31, 1998 level of $133,526,000. This growth was primarily the result of an increase in net loans receivable of $22,752,000, an increase in investment securities available-for-sale of $6,469,000, and offset by a decrease in cash and cash equivalents of $11,949,000. Total assets have increased $31,747,000 from June 30, 1998, an increase of 26%.

        Total liabilities at December 31, 1999 were $138,072,000 compared to $117,052,000 at December 31, 1998. This 18% increase was comprised of an increase in deposits of $13,172,000 and an increase in advances from the Federal Home Loan Bank of Indianapolis ("FHLB") of $8,109,000. When compared to June 30, 1998, deposits have increased $27,110,000 and FHLB advances have increased $15,727,000.

        Total equity at December 31, 1999 was $15,377,000, a decrease of $1,097,000 from December 31, 1998. A significant factor in this reduction is the decline in the fair value of the Company's available for sale investment portfolio, with a reduction in equity of $818,000 resulting from reflecting the reduction, net of deferred taxes against the equity of the Company. This decrease was caused by the commencement of monetary tightening enacted by the Federal Reserve through increases to short term interest rates, namely fed funds and the discount rate and realization of certain gains in available-for-sale securities previously unrealized.

        Total assets as of December 31, 1998 were $133,526,000 up 38% from December 31, 1997. This growth was attributable to loan growth, increasing interest bearing deposits, and investment increases. Deposits increased 26% from December 31, 1997 to December 31, 1998.

        The Company's total assets as of June 30, 1998 were $121,702,000 compared with $88,776,000 at June 30, 1997. This represents an increase of 37%. This increase was attributable to loan growth based on a stable economic condition and continuing loan demand. Total liabilities as of June 30, 1998 totaled $105,835,000 which represents an increase of 29% from the comparable period June 30, 1997. The increase was attributable to an increase in deposits and an increase in deferred taxes. Shareholders equity was $16,041,000 as of June 30, 1998, and increased 2.7% to $16,474,000 as of December 31, 1998.


RESULTS OF OPERATIONS
Net Income

        For the year ended December 31, 1999, the Company reported a net loss of ($315,000), compared to net income of $150,000 reported for the six months ended December 31, 1998. This decrease results from continued development of infrastructure to support the Company's future growth and earnings objectives, including costs associated with the Company's expansion of its community banking market. The Company opened two new branches in Fort Wayne, Indiana, doing business as First Community Bank of Fort Wayne. The branches commenced operations in September of 1999.

        Net interest income before provision for loan losses improved to $4,223,000 for the year ended December 31, 1999 compared to $2,004,000 for the six month period ended December 31, 1998. This $2,219,000 favorable variance is the result of a $193,000 favorable volume (growth) variance, an ($84,000) unfavorable rate variance, and a $2,110,000 calendar variance. The unfavorable rate variance contains the impact of efforts to reduce interest rate sensitivity, including acquiring adjustable-rate mortgage-backed investment securities, while concentrating efforts on extending terms on certificates of deposits acquired to fund additional loan growth. Provision for loan losses was increased from $100,000 for the six month period ended December 31, 1998 to $360,000 for the year ended December 31, 1999. The Company has sought to increase its allowance for loan losses to continue to provide adequate coverage to compensate for the risks associated with non-residential lending as well as the loan portfolio growth experienced in 1999.

        Non-interest income improved to $611,000 compared to the $235,000 recognized during the six months ended December 31, 1998. Of this improvement, $232,000 was the result of net gains recognized in investment securities trades. Most of the investment gains were derived from Freddie Mac preferred stock which had appreciated significantly and afforded opportunities to re-invest in other securities at much higher yields, while also providing a gain on sale. Non-interest expenses increased from $1,834,000 for the six months ended December 31, 1998 to $4,907,000 for the year ended December 31, 1999. Contributing to this increase was the Company's cost of expansion into the Fort Wayne market, as well as continued improvement in human resources and physical plant to provide infrastructure necessary to pursue growth and product expansion. Total non-interest expenditures related to the Fort Wayne operations totaled $685,000 for the year ended December 31, 1999.

        As for the six month period ended December 31, 1998, the Company reported net income of $150,000. This represents a decrease of $158,000 from the Predecessor's corresponding six month period ended December 31, 1997. This decrease is attributable to the general expenses associated with the changes made in infrastructure, management, and personnel associated costs.

        Net income for the nine months ended June 30, 1998 was $61,000 compared to $381,000 for the nine months ended June 30, 1997. Total income received for the 1998 period did increase, however, the net income decline from the prior period was attributable to a special loan loss provision of $375,000 and an environmental charge of $150,000 prior to the acquisition of the Bank by the Company.

Net Interest Income

        For the year ended December 31, 1999, net interest income before provision for loan losses increased $2,219,000 to $4,223,000 from $2,004,000 for the six months ended December 31, 1998. Interest income improved $5,546,000 compared to increased interest expense of $3,328,000.

        Net interest income after the provision for loan losses increased $1,959,000 from $1,904,000 for the six month period ended December 31, 1998 to $3,863,000 for the year ended December 31, 1999. This increase is impacted by an increase in provision for loan losses to $360,000 for the year ended December 31, 1999 from $100,000 for the six months ended December 31, 1998 to cover increased diversification in the portfolio, as well as overall portfolio growth in the year ended December 31, 1999.

        For the six months ended December 31, 1998, net interest income was $2,004,000 compared to $1,502,000 for the equivalent period ending December 31, 1997. This 33.42% increase is attributable to the general increase in interest on loans which increased 9% between these periods; from non-loan interest income from investments which increased 36%; and, interest bearing deposit income which increased 62%.

        Net interest income after the provision for loan losses increased 32% from $1,445,000 for the six month period ended December 31, 1997 to $1,904,000 for the six months ended December 31, 1998.

        Net interest income before the loan loss provision was $2,314,000 for the nine month period ended June 30, 1998, a 10.85% increase over the corresponding nine month period ending June 30, 1997. Net interest income after the provision for the nine month period ending June 30, 1998 was $1,804,000, a decrease from the prior period ending June 30, 1997 of 10.85%.



Interest Income

        For the year ended December 31, 1999, interest income was $9,768,000 compared to $4,222,000 for the six month period ended December 31, 1998. The increase in interest income was derived from two main sources: balance sheet growth and a reduction in excess liquidity by diverting assets from interest-bearing deposits into loans and investment securities. Interest income and fees from loans increased $4,337,000, income from investment securities increased $1,193,000, and dividends from FHLB stock increased $57,000, while income from interest-bearing deposits decreased ($41,000) from the six months ended December 31, 1998. The favorable variance in interest income results from a $622,000 favorable variance due to growth, a $46,000 favorable variance due to improved pricing (rates), and a $4,878,000 variance due to comparing a twelve month period to a six month period.

        For the six month period ended December 31, 1998, the Company's total interest income was $4,222,000, representing a 14.36% increase over the Predecessor's equivalent period ended December 31, 1997. This increase is attributable to growth in the loan portfolio, the investment portfolio, and interest bearing deposits.

        The Company's total interest income for the nine month period ended June 30, 1998 increased $761,000 or 13.30% over the corresponding nine month period ended June 30, 1997. This is attributable to overall loan growth during the period.


Interest Expense

        Interest expense increased $3,327,000 to $5,545,000 from $2,218,000 for the six month period ended December 31, 1998. Interest expense on deposits increased $2,728,000 from $1,662,000 for the six month period ended December 31, 1998 to $4,389,000. This increase results from a $383,000 variance due to balance sheet increases, $154,000 due to increased cost of funding (rates), and $2,191,000 from the time differential. Costs associated with certificates of deposits were increased due to three main factors: an increase in general market rates during the last half of 1999, the Company's efforts at extending the maturities of its funding sources as a means of managing interest rate sensitivity, and promotional efforts targeted at growth with particular emphasis on gaining the attention of new customers during the initial operating periods of the Fort Wayne locations. The Company did offset some of the funding cost increases by reducing rates paid on some of its savings and transaction products during 1999. Additionally, the Company is increasing its efforts at gathering more transaction-based products to lower funding costs while also providing increased fee income opportunities.

        For the six months ended December 31, 1998, interest expense was $2,218,000 as compared to $2,113,000 for the same period ended December 31, 1997. This increase is due to growth in deposits, but offset by a decrease in rates offered on certain deposit products.

        Total interest expense for the nine months ended June 30, 1998 was $3,407,000 as compared to the equivalent nine month period ended June 30, 1997 of $2,897,000 for a total increase of 17.60%. This increase was attributable to the general growth in deposits and the introduction of a relatively high rate Money Market deposit account.

NET INTEREST INCOME

                                                                         Predecessor
                                                        Successor           Nine                Percentage change from
                                      Successor        Six Months          Months         -----------------------------------
                                     Year Ended           Ended             Ended         December 31, 1998    June 30, 1998
                                    December 31,      December 31,        June 30,        to December 31,     to December 31,
                                        1999              1998              1998               1999                1998
                                    ------------      ------------      -------------     -----------------   ---------------
                                                                             (Dollars in thousands)
Interest Income
Interest on Loans...............        $ 7,945         $ 3,608            $5,221              120.21%            (30.89)%
Interest on Investment  Securities        1,613             363               389              344.35%             (6.68)%
Interest on Interest-bearing
  Deposits......................            210             251               111              (16.33)%            126.13%
                                        -------         -------            ------              -------
Total Interest Income...........          9,768           4,222             5,721              131.36%             (26.20)%
                                        -------         -------            ------              -------
Interest Expense
Interest on Deposits............          4,389           1,662             2,592              164.08%            (35.88)%
Interest on Borrowings..........          1,156             556               815              107.91%             (31.78)%
                                        -------         -------            ------              -------
Total Interest Expense..........          5,545           2,218             3,407              150.00%             (34.90)%
                                        -------         -------            ------              -------
Net Interest Income.............        $ 4,223         $ 2,004            $2,314              110.73%             (13.40)%
                                        =======         =======            ======              =======

RATE VOLUME ANALYSIS OF CHANGE IN NET INCOME

                                                     Year Ended December 31, 1999
                                                                 vs.
                                                  Six Months Ended December 31, 1998
                                 -----------------------------------------------------------------
                                                                                                    Attributable to the difference
                                       Dollar               Attributable to       Attributable to   between a twelve month period
                                       Change                   Volume                 Rate           and a six month period
                                 -----------------       -------------------   -------------------  -----------------------------
                                                                              (Dollars in thousands)
Interest Income on:
Loans........................        $  4,336                 $  335                 $    32                   $   3,969
Investment Securities........           1,250                    400                      27                         823
Interest-Bearing Deposits....             (41)                  (114)                    (13)                         86
                                     --------                 ------                 -------                   ---------
Total Interest Income........           5,545                    621                      46                       4,878
                                     --------                 ------                 -------                   ---------
Interest Expense on:
Deposits.....................           2,727                    382                     154                       2,191
Borrowings...................             600                     47                     (24)                        577
                                     --------                 ------                 -------                   ---------
Total Interest Expense.......           3,327                    429                     130                       2,768
                                     --------                 ------                 -------                   ---------
Net Interest Income..........        $  2,218                 $  192                 $    84                   $   2,110
                                     --------                 ------                 -------                   ---------

                                                 Six Months Ended December 31, 1998
                                                                vs.
                                                   Nine Months Ended June 30, 1998
                                 ----------------------------------------------------------------
                                                                                                 Attributable to the difference
                                       Dollar               Attributable to      Attributable to   between a six month period
                                       Change                   Volume                Rate           and a nine month period
                                 ------------------      -------------------  -------------------  ----------------------------
                                                                                   (Dollars in thousands)
Interest Income on:

Loans........................        $(1,613)                 $  305              $   (178)              $   (1,740)
Investment Securities........            (27)                     81                    21                     (129)
Interest-Bearing Deposits....            141                     173                     5                      (37)
                                     -------                  ------              --------               ----------
Total Interest Income........         (1,499)                    559                  (152)                  (1,906)
                                     -------                  ------              --------               ----------
Interest Expense on:
Deposits.....................           (931)                    260                  (327)                    (864)
Borrowings...................           (258)                     54                   (41)                    (271)
                                     -------                  ------              --------               ----------
Total Interest Expense.......         (1,189)                    314                  (368)                  (1,135)
                                     -------                  ------              --------               ----------
Net Interest Income..........          $(310)                 $  245              $    216               $     (771)
                                     -------                  ------              --------               ----------

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY AND INTEREST RATES AND DIFFERENTIAL VARIANCE ANALYSIS

                                                       Successor                                        Successor
                                             Year Ended December 31, 1999                  Six Months Ended December 31, 1998
                                     ---------------------------------------------    -------------------------------------------
                                        Average                                          Average
                                        Balance        Interest        Yield/Rate        Balance        Interest       Yield/Rate
                                        -------        --------        ----------        -------        --------       ----------
                                                                         (Dollars in thousands)
Interest Earning Assets:
  Investment Securities.........        $ 26,615         $1,574           5.91%         $ 12,717          $ 363            5.69%
  Interest-Bearing Deposits.....           6,940            249           3.59%           12,634            251            3.99%
  Loans, Net(1).................          96,951          7,945           8.19%           88,754          3,608            8.13%
                                        --------         ------           -----          -------          -----            ----
  Total Earning Assets..........         130,506          9,768           7.48%          114,105          4,222            7.40%
                                        --------         ------           -----          -------          -----            ----

Interest Bearing Liabilities:
  Passbook accounts.............           7,744            188           2.43%            8,479            128            3.01%
  NOW and money market accounts.          33,745          1,112           3.30%           26,224            427            3.26%
  Certificates of deposit.......          60,500          3,089           5.11%           48,298          1,107            4.58%
                                        --------         ------           -----          -------          -----            ----
  Total Deposits................        101,989           4,389           4.30%           83,001          1,662            4.00%
  Borrowings....................          21,244          1,156           5.44%           19,612            556            5.67%
                                        --------         ------           -----          -------          -----            ----
  Total Interest Bearing Liabilities    $123,233          5,545           4.50%         $102,613          2,218            4.32%
                                        --------          -----           -----          -------          -----            ----
  Net Interest Margin...........                         $4,223           3.24%                          $2,004            3.51%
                                                         ======           =====                           =====            ====

                                                   Predecessor
                                                Nine Months Ended
                                                     June 30,
                                                       1998
                                      -------------------------------------------
                                         Average
                                         Balance      Interest        Yield/Rate
                                      ------------  ------------      -----------
Interest Earning Assets:
Investment Securities.........           $ 9,678        $  389            5.36%
Interest-Bearing Deposits.....             3,787           111            3.91%
Loans, Net(1).................            81,606         5,221            8.53%
                                          ------         -----            ----
Total Earning Assets..........            95,071         5,721            8.02%
                                          ------         -----            ----

Interest Bearing Liabilities:
Passbook accounts.............             8,626           192            2.96%
NOW and money market accounts.            20,620           479            3.10%
Certificates of deposit.......            42,911         1,921            5.97%
                                          ------         -----            ----
Total Deposits................            72,157         2,592            4.79%
Borrowings....................            17,833           815            6.09%
                                          ------         -----            ----
Total Interest Bearing Liabilities       $89,990         3,407            5.05%
                                          ------         -----            ----
Net Interest Margin...........                          $2,314            3.25%
                                                         =====            ====


---------------
(1) Includes principal balances of non-accruing loans. Interest on non-accruing loans is not included.

NON-INTEREST INCOME

    The Company's non-interest income for the year ended December 31, 1999 was $611,000. This represents an increase of $376,000 from the six months ended December 31, 1998. Of the increase, $232,000 was derived from the net gain on sales of investment securities and a pool of residential mortgage loans. The most significant gain transaction was derived from the sale of FHLMC preferred stock in three trades throughout the year, with full liquidation of the portfolio achieved in November 1999. The gains derived from the sales of this stock was utilized, in part, to offset portfolio losses recognized to shorten the duration of assets, further improving the Company's interest rate sensitivity. The residential portfolio sale was executed less as an additional action taken by the Company's management to divest itself of long-term assets which contain substantial risk to the Bank's interest rate sensitivity and earnings potential when stressed for additional increases in market rates. The Company was able to sell $5.6 million in residential mortgage loans while recognizing a $2,000 gain. The Bank's income from service charges and other fees increased $93,000 to $208,000 for the year ended December 31, 1999.

    The Company's non-interest income for the six month period ended December 31, 1998 was $235,000. This is a 17.50% increase over the $200,000 reported for the Predecessor's corresponding period ended December 31, 1997.

    Non-interest income was $314,000 for the nine month period ended June 30, 1998. This represents a 25.60% increase from $250,000 for the Predecessor's nine month period ended June 30, 1997.


NON-INTEREST INCOME

                                            Successor          Successor        Predecessor          Percentage        Percentage
                                              Year            Six Months        Nine Months         Change from        Change from
                                              Ended              Ended             Ended         December 31, 1998   June 30, 1998
                                          December 31,       December 31,        June 30,         to December 31,   to December 31,
                                              1999               1998              1998                1999               1998
                                         -------------      -------------     --------------     ------------------ ---------------
                                                                              (Dollars in thousands)
Service Charges on Deposit Accounts           $ 209              $ 116             $ 185               80.17%            (37.44)%

Other Service Charges and Fees...               170                119               103               42.86%             13.34%

Securities Gain, net.............               230                  0                24                 N/A                N/A

Gain on sale of loans, net.......                 2                  0                 0                 N/A                N/A
                                              ------             -----             -----              ------             ------
Total Non-Interest Income........             $ 611              $ 235             $ 314              160.00%            (25.21)%
                                              =====              =====             =====              ======             ======

NON-INTEREST EXPENSE

        For the year ended December 31, 1999, non-interest expense was $4,907,000, an increase over the six month period ended December 31, 1998 of $3,072,000. Salaries and employee benefits increased by $1,241,000 over the six month period ended December 31, 1998. Included in the salary and benefits increase is $354,000 in salaries associated with the new Fort Wayne offices. The Company has continued to recruit and hire qualified resources to enable expansion of product offerings to resemble a commercial banking enterprise and to diversify beyond traditional thrift industry products and services. Premises and equipment increased $423,000 resulting from the geographic expansion, renovation of the main Shelbyville facility and improved computer hardware and office equipment. Advertising, promotional expenditures and supplies were all increased for the period due to the introduction of the First Community Bank of Fort Wayne logo and other branding. Advertising and promotions increased $104,000 over the six months ended December 31, 1998. Stationery and supplies increased to $155,000 for the year ended December 31, 1999 compared to $46,000 for the six months ended December 31, 1998. The first part of 1999 contained additional supplies expense required to replace out-of-date stock with the Predecessor's logo to that of the Successor company. Federal deposit insurance costs were increased $102,000 over the six month period ended December 31, 1998. Data processing expenditures increased from $163,000 for the six months ended December 31, 1998 to $385,000 for the year ended December 31, 1999 resulting from additional technology acquired from the Bank's primary processor as well as increased variable costs related to more accounts and transactions being processed on behalf of the Successor compared to that of the Predecessor.

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


NON-INTEREST EXPENSE

                                                                             Predecessor
                                          Successor         Successor           Nine         Percentage        Percentage
                                            Year           Six Months          Months        Change from       Change from
                                            Ended             Ended             Ended        December 31,        June 30,
                                        December 31,      December 31,        June 30,         1998 to           1998 to
                                            1999              1998              1998      December 31,1999   December 31, 1998
                                       -------------     -------------     -------------  ----------------   -----------------
                                                                                         (Dollars in thousands)
Salaries and Employee Benefits......      $ 1,971           $   730           $   730           170.00%            (0.04)%
Premises and Equipment..............          604               181               196           233.70%            (7.54)%
Advertising and Public Relations....          238               133                77            78.95%           (72.47)%
Legal and Professional Services.....          479               154               307           211.04%           (49.88)%
Data Processing.....................          385               163               213           136.20%           (23.45)%
FDIC Insurance Assessment...........          183                81                91           125.93%           (11.13)%
Bank Fees and Other Charges.........           71                32                48           121.88%           (33.51)%
Directors Fees......................          117                35                66           234.29%           (46.97)%
Goodwill Amortization...............          206               107                --            92.52%               N/A
Environmental Charges...............           --                --               146               N/A               N/A
Other...............................          653               218               177           199.54%            23.59%
                                          -------           -------           -------           ------          --------
Total...............................      $ 4,907           $ 1,834           $ 2,051           167.56%           (10.57)%
                                          =======           =======           =======           ======          ========

PROVISION FOR INCOME TAXES

        The income tax benefit was ($118,000) for the year ended December 31, 1999 compared to a provision of $155,000 for the six months ended December 31, 1998 and provision of $6,000 for the nine months ended June 30, 1998. The effective tax rate for the year ended December 31, 1999 was (27.1)% compared to 50.7% for the six months ended December 31, 1998 and 8.9% for the nine months ended June 30, 1998.

        The effective tax was lower than the statutory tax rate for the year ended December 31, 1999 due to the add back of non-deductible goodwill amortization which decreased the Company's income tax benefit from its pre-tax loss. The effective tax rate was greater than the statutory tax rate for the six months ended due to the non-deductibility of goodwill amortization. The effective tax rate was lower than the statutory tax rate for the nine months ended due to income from tax exempt sources, including municipal investments.

CAPITAL RESOURCES AND CAPITAL ADEQUACY

        The Company and the Bank are subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Management has set as an objective to maintain capital levels required to qualify for "well-capitalized" status.

        Capital amounts and classification are also subject to qualitative judgments by regulators involving capital components, risk weights and other factors. The risk weights assigned to various financial instruments are taken into consideration in setting operating parameters related to the mix of loans and investments with the objective to maximize earnings attained through the use of available equity capital.

        Management believes that as of December 31, 1999, the Company meets all capital adequacy requirements to which it is subject as well as objectives set by the Company's management and Board of Directors. The following table sets forth the actual and minimum capital amounts and ratios as of December 31, 1999:

                                                                                                      Total Risk-Based
                                                   Tangible Capital           Core Capital                Capital
                                                   ----------------           -------------           ----------------
For Capital Adequacy Purposes
Bank Amount........................................     $ 11,134               $ 11,134                   $ 11,869
Required Amount....................................        2,257                  4,515                      8,578
                                                        --------               --------                   --------
Excess/(Deficit)...................................     $  8,877               $  6,619                   $  3,291
                                                        ========               ========                   ========
Bank Ratio.........................................         7.40%                  7.40%                     11.07%
Required Ratio.....................................         1.50%                  3.00%                      8.00%
                                                        --------               --------                   --------
Ratio Excess/(Deficit).............................         5.90%                  4.40%                      3.07%
                                                        ========               ========                   ========


To Be Well Capitalized Under Prompt Corrective Action Provisions

                                                     Tier 1 (Core)               Tier 1 Risk-Based         Total Risk-Based
                                                        Capital                       Capital                   Capital
                                                     -------------               -----------------         ----------------
Bank Amount.................................            $ 11,134                     $ 11,134                   $ 11,869
Required Amount.............................               7,524                        6,433                     10,722
                                                        --------                     --------                   --------
Excess/(Deficit)............................            $  3,610                     $  4,701                   $  1,147
                                                        ========                     ========                   ========
Bank Ratio..................................                7.40%                       10.38%                     11.07%
Required Ratio..............................                5.00%                        6.00%                     10.00%
                                                        --------                     --------                   --------
Ratio Excess/(Deficit)......................                2.40%                        4.38%                      1.07%
                                                        ========                     ========                   ========

USE OF FUNDS
Investment Securities

        Investment securities are the second major category of earning assets for the Bank. This portfolio is used to manage the Bank's interest rate sensitivity and liquidity as other components of the balance sheet change. Additionally, investment securities receive favorable treatment for the purpose of computing the Bank's risk-based capital ratios. Government issued and government agency issued bonds, as well as certain agency-backed mortgage backed securities contain low risk weight factors and can be used to mitigate the l00% risk weight associated with commercial and consumer lending products. Management's objective is to maximize, within quality standards, its net interest margin while providing a stable source of liquidity through the scheduled stream of maturities and interest income. The Bank has adopted an investment policy which sets certain guidelines related to the portfolio mix, duration, and maximum allowable investments within certain investment categories.

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

        Realized gains or losses from the sale of securities are reflected in income on specific identification basis. Interest income and the amortization of the premium and discount arising at the time of acquisition are included in interest income.

        Investment securities comprise 17.4% of total assets and 18.32% of total earning assets at December 31, 1999. The Company has classified the majority of its investment purchases as available-for-sale to maintain liquidity. Additionally, the Company has concentrated efforts on acquiring investments with favorable risk-based capital treatment, as well as increasing its holdings in adjustable rate mortgage-backed securities to reduce interest rate sensitivity.

       The available-for-sale investment portfolio was $24,232,000 at fair value, with a cost basis of $24,962,000. The held-to-maturity portfolio currently is comprised of bonds totaling $357,000. The Company also owns $2,153,000 of stock in the Federal Home Loan Bank of Indianapolis. This equity position is required as a member bank of the FHLB system, and the credit policy of the FHLB states that the member bank must own sufficient stock to serve as collateral against funding provided through advances held by the Bank.

       Weighted average yields of the investment securities portfolio were 6.11% at December 31, 1999 and 5.91% at December 31, 1998, and 5.90% at June 30, 1998.

        Investment securities held in the Bank's portfolio consist primarily of U.S. government agency issued debt securities, mortgage-backed securities with both fixed and adjustable interest rates, municipal bonds, and corporate debt issues. The mortgage-backed securities are subject to both prepayment and interest rate risk. Management has recently increased the ratio of adjustable-rate mortgage-backed securities to reduce the interest rate risk associated with these investments. Mortgage-backed securities not only contain favorable characteristics related to risk-based capital, but also assist in the management of the Bank's Qualified Thrift Lender (QTL) ratio.

INVESTMENT SECURITIES PORTFOLIO

                                                                                   Gross             Gross          Estimated
                                                              Amortized         Unrealized        Unrealized           Fair
                                                                Cost               Gains            Losses            Values
                                                              ---------         ----------        ----------        ---------
                                                                                      (Dollars in thousands)
December 31, 1999
Investment Securities Held to Maturity
Mortgage-Backed Securities...........................          $    141                              $   3           $    137
Municipals...........................................               216                                  5                212
                                                               --------            -----            ------           --------
Total Investment Securities Held to Maturity.........               357               --                 8                349
                                                               --------            -----            ------           --------
Investment Securities Available for Sale
Mortgage-Backed Securities...........................            13,015             $ 10                80             12,945
U.S. Government Agencies.............................             8,228               --               546              7,682
Municipals...........................................             2,284                1                54              2,231
Corporate Bonds......................................             1,435               --                61              1,374
                                                               --------            -----            ------           --------
Total Investment Securities Available for  Sale......            24,962               11               741             24,232
                                                               --------            -----            ------           --------
Total Investments....................................          $ 25,319             $ 11             $ 749           $ 24,581
                                                               ========            =====            ======           ========


MATURITY DISTRIBUTION OF INVESTMENT SECURITIES
As of December 31, 1999

                                                                              Held to
                                                                              Maturity                  Available for Sale
                                                                       -----------------------        ----------------------
                                                                                         Fair                           Fair
                                                                         Cost            Value          Cost            Value
                                                                         ----            -----          ----            -----
                                                                                          (Dollars in thousands)
Mortgage-Backed Securities..................................           $  141          $  137         $13,015         $12,945
U.S. Government Agencies
Due within One Year.........................................               --              --              --              --
1  --  5 Years..............................................               --              --           1,983           1,915
5  --  10 Years.............................................               --              --           2,748           2,564
Due after ten years.........................................               --              --           3,497           3,203
                                                                       ------          ------         -------         -------
Total U.S. Government Agencies..............................               --              --           8,228           7,682
Obligations of State and Political Subdivisions
Due within One Year.........................................               --              --              --              --
1  --  5 Years..............................................               --              --             840             826
5  --  10 Years.............................................              216             212           1,111           1,085
Due after Ten Years.........................................               --              --             333             320
                                                                       ------          ------         -------         -------
Total Obligations of State and Political Subdivision........              216             212           2,284           2,231
                                                                       ------          ------         -------         -------
Corporate Bonds
Due within One Year.........................................               --              --             225             223
1  --  5 Years..............................................               --              --             394             386
5  --  10 Years.............................................               --              --             816             765
Due after Ten Years.........................................               --              --              --              --
                                                                       ------          ------         -------         --------
Total Corporate Bonds.......................................               --              --           1,435           1,374
                                                                       ------          ------         -------         -------
Total Investments...........................................           $  357          $  349         $24,962         $24,232
                                                                       ------          ------         -------         -------


INVESTMENT SECURITIES WEIGHTED AVERAGE YIELD

                                    Due within
                                     One Year       1 to 5 Years      5 to 10 Years     Due After 10 Years  Total
                                    ----------      ------------     --------------     ------------------  ------
December 31, 1999..................     6.11%            6.39%             5.99%               5.89%         6.11%
                                                                                                             -----
December 31, 1998..................     4.89%            5.82%             6.04%               6.17%         5.91%
                                                                                                             -----
June 30, 1998......................     6.83%            5.48%             6.19%               6.37%         5.90%
                                                                                                             -----

LOANS

        Total net loans at December 31, 1999 were $111,114,000, a 25% increase over December 31, 1998. The Company has continued to diversify its loan portfolio, reducing its concentration of fixed-rate residential mortgage loans. At December 31, 1999, 41.94% of the loan portfolio was comprised of residential mortgages, compared to 60.50% at December 31, 1998. This percentage change was achieved through portfolio growth of $22,752,000 and a reduction in residential mortgage outstandings of $6,969,000. Commercial loans secured by commercial real estate properties increased $10,492,000 to $31,740,000, accounting for 28.37% of the total net loans at December 31, 1999. Consumer loans increased for the twelve months ended December 31, 1999 to $18,716,000 compared to $6,736,000 at December 31, 1998. Much of this growth was attributed to the Company's expansion into indirect lending efforts. Due to increasing funding costs and the lower-yielding nature of this line of business, the Company has significantly pared back such efforts during the latter stages of 1999, thereby slowing the rate of growth in consumer lending. The Company has continued to pursue opportunities to expand its portfolio of home equity loan products, with credits outstanding increasing to $5,156,000 at December 31, 1999, an increase of $3,008,000 from December 31, 1998. The Company continues to concentrate retail lending efforts to this product due to lower credit risks involved in loans secured by the borrowers primary residence. Commercial lending products have increased to $9,355,000 compared to $5,051,000 at December 31, 1998. The Company's entry into the Fort Wayne market is intended to create increased opportunities to provide lending products to small to medium-sized business enterprises. This type of lending affords the Company greater opportunity to provide credit which contains provision for variable rate structure, further enhancing the ability to mitigate interest rate risk. The Company has expanded its credit analysis and review efforts to compensate for higher potential credit risks associated with consumer and commercial credits.

        Total net loans at December 31, 1998 were $88.4 million, an 11.02% increase over the Predecessor's net loans as of December 31, 1997 of $79.6 million. Consumer installments and commercial loans increased approximately 13%, while mortgage loans increased approximately 10% for the one year period ended December 31, 1998. Home equity lines increased approximately 37% during this same period.

        The Bank will continue to maintain a competitive approach toward high quality loans of all types in its markets. Additional expertise has been acquired in the Fort Wayne market to provide sufficient resources to fuel growth, while managing risks.

        At December 31, 1999, the Bank did not have any significant outstanding loan concentration in similar industries that could cause an adverse impact during an economic downturn in any one industry segment.


LOAN PORTFOLIO

                                                                                    Successor as of
                                                                                   December 31, 1999
                                                                                   -----------------
                                                                                 (Dollars in thousands)
Real Estate Mortgage Loans:
  One-to-four Family..........................................................             $46,925
  Commercial..................................................................              31,740
  Home Equity Loans...........................................................               5,156
Consumer Loans................................................................              18,716
Commercial Loans..............................................................               9,355
Less:
Deferred Loan Fees, net.......................................................                  77
Allowance for Loan Losses.....................................................                (855)
                                                                                          --------
Net Loans.....................................................................            $111,114
                                                                                          ========

COMPOSITION OF LOAN BY TYPE

                                                                                    Successor as of
                                                                                   December 31, 1999
                                                                                   -----------------
Real Estate Mortgage Loans:
One-to-four Family............................................................             41.93%
Commercial....................................................................             28.37%
Home Equity Loans.............................................................              4.61%
Consumer Loans................................................................             16.73%
Commercial Loans..............................................................              8.36%
                                                                                            ----
Total.........................................................................            100.00%
                                                                                          ======

LENDING ACTIVITIES

                                                                                                       Successor as of
                                                                                                         December 31,
                                                                                                             1999
                                                                                                     -----------------------
                                                                                                                    Percent
                                                                                                     Amount         of Total
                                                                                                     ------         --------
                                                                                                   (Dollars in thousands)

Mortgage Loans:
  One to four Family................................................................                $  46,925        41.93%
  Commercial........................................................................                   31,740        28.37%
  Home Equity.......................................................................                    5,156         4.61%
Consumer Loans......................................................................                   18,716        16.73%
Commercial Loans....................................................................                    9,355         8.36%
                                                                                                    ---------       ------
Total Gross Loans...................................................................                $ 111,892       100.00%
                                                                                                    =========       ======
Type of Security:
One-to-four Family..................................................................                $  53,885
Non-residential.....................................................................                   29,182
Multi-Family........................................................................                    2,807
Autos...............................................................................                   11,205
Deposits............................................................................                      415
Other Security......................................................................                   12,070
Unsecured...........................................................................                    2,328
                                                                                                    ---------
Total Gross Loans...................................................................                $ 111,892
                                                                                                    =========

                                                               Due During the Years Ended December 31,
                                         -------------------------------------------------------------------------------
                                                                                   2002 to        2004 to      2009 and
                                                      2000            2001           2003           2008       Following
                                                     ------          ------        -------        -------      ---------
Mortgage loans:
  One to four family...............    $  46,925     $ 4,507        $   122        $ 2,131        $ 4,664       $ 35,501
  Commercial.......................       31,740      11,357              3          1,718          5,666         12,996
  Home Equity......................        5,156       2,691              5             33            168          2,259
Consumer Loans.....................       18,716         954          1,340          3,169          7,833          5,420
Commercial Loans...................        9,355       4,958            216          1,141          1,841          1,199
                                       ---------     -------        -------        -------        -------       --------
Total Gross Loans..................    $ 111,892     $24,467        $ 1,686        $ 8,192        $20,172       $ 57,375
                                       =========     =======        =======        =======        =======       ========

LOAN DISTRIBUTION

                                                                                              Due After December 31, 2000
                                                                                              ---------------------------
                                                                                      Fixed Rates   Variable Rates       Total
                                                                                      -----------   --------------       -----
                                                                                                  (Dollars in thousands)
Real Estate Mortgage Loans:
  One-to-four Family............................................................       $  40,726      $    1,692       $   42,418
  Commercial....................................................................          16,271           4,112           20,383
  Home Equity Loans.............................................................           2,465              --            2,465
Consumer Loans..................................................................          17,762              --           17,762
Commercial Loan.................................................................           4,397              --            4,397
                                                                                       ---------      ----------       ----------
Total...........................................................................       $  81,621      $    5,804       $   87,425
                                                                                       =========      ==========       ==========

LOAN ACTIVITY

                                                                                               Successor
                                                                                            For The Year Ended
                                                                                             December 31, 1999
Gross Loans Receivable at Beginning of Period...........................................    $   89,077
Originations:
First Mortgage Loans:
  Residential...........................................................................        13,853
                                                                                            ----------
Total First Mortgage Loans..............................................................        13,853

Consumer Loans:
  Installment Loans.....................................................................        21,141
  Loans Secured by Deposits.............................................................           326
                                                                                            ----------
Total Consumer Loans....................................................................        21,467
Commercial Loans and Commercial Real Estate.............................................        34,086
                                                                                            ----------
Total Originations......................................................................        69,406

Purchases:
  First Mortgage Loans..................................................................             0
                                                                                            ----------
Total Originations and Purchases........................................................        69,406
Repayments and other Deductions.........................................................       (40,951)

Sales...................................................................................        (5,640)
                                                                                            ----------
Gross Loans Receivable at End of Period.................................................       111,892
                                                                                            ==========


LOAN QUALITY

        Management of the Bank and the Board of Directors of the Bank have established a formalized, written loan policy and specific lending authority for each loan officer based upon the loan officer's experience and performance. The Bank also has formed two committees to review credits which exceed the lending authority of the sponsoring officer. The first committee is the Officers Loan Committee and is comprised of six officers of the Bank with the highest lending authority. This Committee approves loans in excess of individual lending officer authorities and recommends credits above the limit authorized by the Board of Directors to the second committee which is the Directors Loan Committee, which is chaired by the Chairman of the Board of Directors. This committee is comprised of five directors, the Chief Credit Officer, and Chief Operating Officer.

        The Directors Loan Committee also monitors loan administration, loan review and monitors the overall quality of the Bank's loan portfolio.

        A loan review program is maintained. The Bank has outsourced this function in order to improve independence and to maintain a high level of expertise. The provider reports to the loan committee on matters of credit quality and documentation issues. Particular attention is focused on the largest aggregate borrowers, and additionally to any credits recommended for reclassification. The reviews are conducted quarterly with a written report provided to management and the Loan Commitees to provide documentation of actions necessary to correct documentation deficiencies.

        The Bank's Directors Loan Committee meets monthly to review the overall administration of the loan portfolio, as well as many other matters. The Board reviews problem loans, delinquency reports and discusses lending activities at each meeting.

        The Bank maintains a watch list of loans which do not meet the Bank's established criteria. These are not under-performing loans, but simply monitored as a precautionary matter, many based upon documentation deficiencies. This management report also contains loans which are considered to be under-performing or non-performing, loans criticized by examiners or any other case where the borrower has exhibited characteristics requiring special attention.

        Under-performing assets are defined as: (1) loans in non-accrual status where the ultimate collection of interest is uncertain but the principal is considered collectible; (2) loans past due ninety days or more as to principal or interest (and where continued accrual has not been specifically approved); and (3) loans which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the borrower. At December 31, 1999, the Bank reported $860,000 of impaired loans. The Bank maintains a reserve for loan losses to cover losses incurred when loans are defaulted upon. Loans are charged off when they are deemed uncollectible.

UNDER-PERFORMING ASSETS

                                                                                   Successor Year
                                                                               Ended December 31, 1999
                                                                               -----------------------
                                                                                (Dollars in thousands)
Non-Accruing Loans.............................................................        $  492
Renegotiated Loans.............................................................             0
Ninety (90) Days Past Due......................................................           279
                                                                                       ------
Total Under-Performing Assets..................................................        $  771
                                                                                       ------
Under-Performing Assets as a Percentage of Total Loans.........................          0.69%
Past Due Loans (90 Days or More)
Commercial.....................................................................        $    0
Mortgage.......................................................................           256
Installment....................................................................            23
                                                                                       ------
Total..........................................................................        $  279
                                                                                       ======



ALLOWANCE FOR LOAN LOSSES

                                                             Successor                 Successor            Predecessor
                                                            Year Ended             Six Months Ended      Nine Months Ended
                                                           December 31,              December 31,            June 30,
                                                               1999                      1998                  1998
                                                        -----------------         ------------------   -------------------
                                                                               (Dollars in thousands)
Beginning Allowance for Loan Losses............               $   750                  $   776               $   392
Loans Charged Off:
Mortgage.......................................                    37
Other..........................................                   219                      132                   133
                                                              -------                  -------               -------
Total Charged-Off Loans........................                   257                      132                   133
                                                              -------                  -------               -------
Recoveries on Charged-Off Loans:
Other..........................................                     2                        6                     8
                                                                                       -------               -------
Total Recoveries on Charged-Off Loans..........                     2                        6                     8
                                                                                       -------               -------
Provision for Loan Losses......................                   360                      100                   510
                                                              -------                  -------               -------
Ending Allowance for Loan Losses...............               $   855                  $   750               $   776
                                                              -------                  -------               -------
Average Loans Outstanding......................               $97,693                  $89,246               $82,077
Net Charged-Off Loans to Average Loans.........                  0.26%                    0.28%                 0.20%


ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                                                            Successor
                                                                                           December 31,
                                                                                               1999
                                                                                      ---------------------
                                                                                      (Dollars in thousands)
Mortgage..............................................................................       $ 311
Consumer & Commercial Loans...........................................................         544
                                                                                             -----
Total.................................................................................       $ 855
                                                                                             =====

SOURCES OF FUNDS

        The Bank's primary funding source is its base of core customer deposits, which includes interest and non-interest bearing demand deposits, savings accounts, money market accounts and certificates of deposit. Other sources of funds have been through advances from FHLB and occasional use of certificates of deposits. In addition, the Bank participates in bidding for temporary investments available through the local government bodies within the market areas in which the Bank provides banking services, typically with maturities of less than sixty days with denominations in excess of $1 million. The following table presents information with respect to the average balances of these funding sources.

        The Bank's average total deposits were $101,989,000 for the year ended December 31, 1999, compared to $83,001,000 for the six month period ended December 31, 1998. The Bank's funding provided by money-market and interest-bearing demand accounts increased $7,521,000 compared to 1998. Funding in certificates of deposits increased by $12,202,000 from 1998 to an average of $60,500,000 for the year ended December 31, 1999. The Bank did experience a decline in savings and non-interest bearing accounts of $735,000 in 1999. Efforts have intensified and officer calling programs have been initiated to find commercial entities to which account analysis demand deposit products will be targeted. The management of the Bank wishes to expand this product offering to lower funding costs as well as provide additional fee income related to such products. The Bank has initiated offering a no-cost checking product to retail customers to enable retail customers to migrate from competitors, providing the base product to which the Bank's efforts will be to increase the number of deposit and loan products owned by customers within our markets. The Bank intends to develop solid relationships with its customers to develop customer loyalty, by providing low-cost, simple product offerings and providing superior customer service.

        The Bank's average total core deposits were $83 million for the six month period ending December 31, 1998. The Bank experienced increases in all categories of average deposits during the six month period ending December 31, 1998 except for savings accounts. The Bank's total funding sources for the nine month period ending June 30, 1998, were an average of $90.0 million and for the six months ended December 31, 1998, an average of $102.4 million. An average increase of $1.5 million in FHLB advances were attributed to some of this growth in total funding sources.


FUNDING SOURCES--AVERAGE BALANCES

                                                                                        Successor
                                                                                        Year ended
                                                                                       December 31,
                                                                                            1999
                                                                                  ----------------------
                                                                                  (Dollars in thousands)
Core Deposits:
Non-Interest Bearing Demand Savings Accounts..............................             $ 7,744
Money Market and NOW Accounts.............................................              33,745
Other Time Deposits.......................................................              60,500
                                                                                      --------
Total Core Deposits.......................................................             101,989
FHLB Advances.............................................................              21,244
                                                                                      --------
Total Funding Sources.....................................................            $123,233
                                                                                      ========

FUNDING SOURCES--YIELDS

                                      Successor        Successor      Predecessor         Percentage change from
                                        Year          Six Months      Nine Months
                                        Ended            Ended           Ended       December 31, 1998    June 30, 1998
                                    December 31,     December 31,      June 30,       to December 31,    to December 31,
                                        1999             1998            1998              1999               1998
                                   -------------    -------------   --------------   ---------------    ----------------
                                                                    (Dollars in thousands)
Core Deposits:
Non-Interest Bearing Demand
  Savings Accounts...............       2.43%            3.01%            2.96%            (19.27)%          1.69%
Money Market and NOW Accounts....       3.30%            3.26%            3.10%            1.23%             5.16%
Other Time Deposits..............       5.11%            4.99%            5.99%            2.40%            (16.69)%
                                        ----             ----             ----             ----              -----
Total Core Deposits..............       4.30%            4.24%            4.80%            1.42%            (11.67)%
FHLB Advances....................       5.44%            5.55%            5.95%           (1.98)%            (6.72)%
                                        ----             ----             ----             ----              -----
Total Funding Sources............       4.50%            4.49%            5.03%            0.22%            (10.74)%
                                        ====             ====             ====             ====              =====

                                                    Minimum             Balance at             % of              Weighted
                                                Opening Balance      December 31, 1999       Deposits          Average Rate
                                               ------------------   -------------------   --------------     --------------
                                                          (Dollars in thousands, except for opening balance amounts)
Withdrawable:
Savings Accounts......................         $         5           $     7,335                7.14%              2.17%
Non-interest Bearing Checking.........                  25                 1,564                1.52%              0.00%
Now Accounts..........................                  50                17,733               17.27%              1.61%
Money Market Accounts.................              10,000                20,085               19.56%              5.00%
                                                                     -----------              ------               ----
Total Withdrawable....................                                    46,717               45.49%              3.15%
                                                                     -----------              ------               ----
Certificates (Original Terms):
12 Months or Less.....................             Various                15,652               15.24%              5.58%
13 to 36 Months.......................                 500                 9,914                9.65%              5.81%
37 Months and Greater.................                 500                 2,909                2.83%              5.80%
IRA's (Original Terms):
12 Months or Less.....................             Various                 1,570                1.53%              6.35%
13 to 36 Months.......................                 500                 1,639                1.60%              5.84%
37 Months and Greater.................                 500                   718                0.70%              5.65%
Jumbo Certificates....................             100,000                23,582               22.96%              6.15%
                                                                     -----------              ------               ----
Total Certificates....................                                    55,984               54.51%              5.90%
                                                                     -----------              ------               ----
Total Deposits........................                               $   102,701              100.00%              4.65%
                                                                     ===========              ======               ====

CERTIFICATES OF DEPOSITS, BY RATE

                                                            Successor as of
                                                           December 31, 1999
                                                           -----------------
                                                             (In thousands)
                    Under 5%...........................        $  10,257
                    5.01% to 6.00%.....................           19,890
                    6.01% to 7.00%.....................           24,191
                    7.01% to 8.00%.....................            1,046
                    8.01% and over.....................              600
                                                               ---------
                                                               $  55,984
                                                               =========
CERTIFICATES OF DEPOSITS, BY RATE AND TERM

                                                                Amounts at December 31, 1999 Maturing in:
                                                                                            Greater Than Three
                                  One Year or Less      Two Years        Three Years             Years           Total
                                  ------------------ --------------    --------------     --------------------- -------
                                                                          (In thousands)
Under 5%.................           $   8,690         $   1,297           $     --              $    270          $10,257
5.01%-- 6.00%............               9,273             3,478              3,169                 3,970           19,890
6.01%-- 7.00%............              18,093             2,469              3,051                   578           24,191
7.01%-- 8.00%............                 399               300                100                   247            1,046
8.01% and over...........                 600                --                 --                    --              600
                                    ---------          --------           --------              --------          -------
                                    $  37,055          $  7,544           $  6,320              $  5,065          $55,984
                                    =========          ========           ========                                =======

TIME DEPOSIT OF $100,000 AND OVER

                                                       (Dollars in thousands)
Three Months or Less...................................      $ 6,734
Greater than Three Months Through Six Months...........        9,663
Greater than Six Months Through Twelve Months..........        3,436
Over Twelve Months.....................................        3,749
                                                             -------
Total..................................................      $23,582
                                                             =======

FHLB ADVANCES
                                                          At or for the Year
                                                      Ended December 31, 1999
                                                      -----------------------
                                                       (Dollars in thousands)
FHLB Advances Outstandings at End of Period.............    $  34,609
Average Balance for Period..............................       21,244
Maximum Amount Outstanding at any Month-End During the
  Period................................................       34,609
Weighted Average Interest Rate During the Period........         5.44%
Weighted Average Interest Rate at End of Period.........         5.55%

LIQUIDITY AND RATE SENSITIVITY

        The primary function of liquidity and interest rate sensitivity management is to provide for and assure an ongoing flow of funds that is adequate to meet all current and future financial needs of the Bank. Such financial needs include funding credit commitments, satisfying deposit withdrawal requests, purchasing property and equipment and paying operating expenses. The funding sources of liquidity are principally the maturing assets, payments on loans issued by the Bank, net deposit growth, and other borrowings. The purpose of liquidity management is to match sources of funds with anticipated customer borrowings and withdrawals and other obligations along with ensuring a dependable funding base. Alternative sources of liquidity include acquiring jumbo certificates resulting from local government bidding, liquidation of marketable investment securities, sales and/or securitization of pools of loans, and additional draws against available credit at the Federal Home Loan Bank.

        Rate sensitivity analysis places each of the Bank's balance sheet components in its appropriate maturity and/or repricing frequency, thus allowing management to measure the exposure to changes in interest rates. The Bank is required to provide quarterly reporting to the Office of Thrift Supervision
(OTS) in the form of Schedule CMR, which accompanies the Bank's filing of the Thrift Financial Report (TFR). This data is modeled by the OTS and is reported back to the Bank representing the Bank's NPV (net portfolio value), which reflects the economic value of the Bank's balance sheet when discounted against current market rates and assumptions regarding prepayments and other factors influencing cash flows of the financial instruments contained therein. The base value is then shocked against assumed changes in market interest rates with particular attention to the scenario of rates increasing 200 basis points. This information is reviewed by management to determine appropriate action to be taken to reposition the balance sheet to reduce the sensitivity of the institution. The results of the OTS modeling and managements strategies are then presented to the Board of Directors to establish the Bank's status with regard to its Asset/Liability and Interest Rate Sensitivity policies.

        The Bank's Asset/Liability Committee, which sets forth guidelines under which the Bank manages funding sources, its investments and loan portfolios, is responsible for monitoring the Bank's sensitivity measures. The objective of this committee is to provide for the maintenance of an adequate net interest margin, appropriate NPV levels, and adequate level of liquidity to keep the Bank sound and profitable during all stages of an interest rate cycle. The Chief Financial Officer has been authorized by the Board of Directors to perform the daily management functions related to asset/liability management and investment trading activities for the Bank.

        At December 31, 1999, $24,467,000 or 21.8% of the loan portfolio is due to mature or reprice within one year, compared to $9,224,000 or 14.1% of the portfolio at December 31, 1998. In the investment securities category, $10,893,000 or 43.0% of the portfolio matures or reprices within one year, compared to $707,000 or 4.5% at December 31, 1998.

        Management's objective in interest rate sensitivity is to reduce the Bank's vulnerability to future interest rate fluctuations while providing for growth and stability of net interest margin.

        In order to improve the sensitivity measures, management acted in the 4th Quarter to reduce dependency on short-term jumbo certificates acquired via local government and traded several fixed-rate investment securities for adjustable rates while the yield curve presented opportunities for such trades without significant losses to recognize.

        The cumulative GAP ratio of the Bank on December 31, 1999 was (5.40) percent for interest rate sensitive assets and liabilities of ninety days or less and (32.71) percent for interest rate sensitive assets and liabilities for one year or less. Management continues to maximize its net interest margin while managing interest rate risk within prudent boundaries. Based upon the current balance sheet structure of the Bank, any future decrease in interest rates could have a positive impact on the Bank's net interest margin and earnings. In the event of an increase in general interest rates, management believes that such an increase would have a minimal effect on the Bank's earnings.


INTEREST RATE SENSITIVITY ANALYSIS

                                                  1 - 90 Days      91 - 365 Days    1 - 5 Years      Beyond 5 Years    Total
                                                 -------------    ---------------  -------------   -----------------  --------
                                                                               (Dollars in thousands)
Earning Assets:
Investment Securities....................        $    166           $   6,417        $  7,847         $ 10,888       $  25,318
Interest-Bearing Deposits................           1,498                                                                1,498
Loans (excluding non-accruing)...........          19,499               5,075          21,882           64,944         111,400
                                                 --------           ---------        --------         --------       ---------
Total Earning Assets.....................          21,163              11,492          29,729           75,832         138,216
Interest-Bearing Liabilities:
Savings and Time Deposits................          19,846              40,886          32,685            7,720         101,137
Borrowed Funds...........................           9,609              12,500          12,500                           34,609
                                                 --------           ---------        --------         --------       ---------
Total Interest-Bearing  Liabilities......          29,455              53,386          45,185            7,720         135,746
Interest Rate Sensitivity Gap Per Period.          (8,292)            (41,894)        (15,456)          68,112           2,470
Cumulative Interest Rate Gap.............         $(8,292)           $(50,186)       $(65,642)        $  2,470        $  2,470
                                                 --------           ---------        --------         --------       ---------
Cumulative Interest Sensitivity Gap as
  a Percentage of Total  Assets..........           (5.40)%            (32.71)%        (42.78)%           1.61%           1.61%

NET PORTFOLIO VALUE

                                             $ Amount          $ Change          % Change          NPV Ratio          Change
                                            ----------------------------        ----------        --------------------------
                                                                             (Dollars in thousands)
+300 bp..............................           4,032            (6,954)            -63%              2.88%         -447  bp
+200 bp..............................           6,428            (4,558)            -41%              4.49%         -286  bp
+100 bp..............................           8,832            (2,155)            -20%              6.03%         -132  bp
    0 bp.............................          10,986                                                 7.35%
-100 bp..............................          13,121             2,135              19%              8.60%         +125  bp
-200 bp..............................          14,324             3,338              30%              9.26%         +191 bp
-300 bp..............................          15,686             4,700              43%              9.99%         +264 bp


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

                          Independent Auditors' Report


Shareholders and Board of Directors
Blue River Bancshares, Inc. and Subsidiary
Shelbyville, Indiana

        We have audited the accompanying consolidated balance sheet of Blue River Bancshares, Inc. and subsidiary (the "Company") as of December 31, 1999, and the consolidated statements of earnings, shareholders' equity, and cash flows for the year ended December 31, 1999 and the six months ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1999, and the results of their operations and their cash flows for the year ended December 31, 1999, and the six months ended December 31, 1998 in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP
Indianapolis, Indiana
March 15, 2000

                          Independent Auditors' Report

Shareholders and Board of Directors
Shelby County Bancorp and Subsidiary
Shelbyville, Indiana

        We have audited the accompanying consolidated statements of earnings, shareholders' equity and cash flows of Shelby County Bancorp and subsidiary (the "Company") for the nine months ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Shelby County Bancorp and subsidiary for the nine months ended June 30, 1998, in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP
Indianapolis, Indiana
January 15, 1999

                           BLUE RIVER BANCSHARES, INC.
                     Consolidated Balance Sheet (Successor)
                             as of December 31, 1999

    Assets:
    Cash and cash equivalents:
      Cash and due from banks............................................................................      $   5,784,728
      Interest-bearing deposits..........................................................................          1,498,262
                                                                                                               -------------
           Total cash and cash equivalents...............................................................          7,282,990
    Securities available for sale--at fair value (amortized cost: $24,961,624)............................        24,231,789
    Securities held to maturity--at amortized cost (fair value: $348,613).................................           356,660
    Loans receivable, net of allowance for loan losses of  $854,985......................................        111,114,378
    Stock in FHLB of Indianapolis, at cost...............................................................          2,153,000
    Accrued interest receivable..........................................................................          1,042,686
    Income taxes receivable..............................................................................             12,857
    Deferred income taxes................................................................................            745,975
    Premises and equipment, net..........................................................................          3,133,948
    Real estate owned....................................................................................            379,110
    Prepaid expenses and other assets....................................................................            142,060
    Goodwill, net........................................................................................          2,853,905
                                                                                                               -------------
           Total assets..................................................................................      $ 153,449,358
                                                                                                               =============
    Liabilities and Shareholders' Equity:
    Liabilities:
      Deposits...........................................................................................      $ 102,701,034
      Advances from FHLB.................................................................................         34,608,800
      Accrued interest on deposits and FHLB advances.....................................................            180,764
      Accrued expenses and other liabilities.............................................................            581,536
                                                                                                               -------------
           Total liabilities.............................................................................        138,072,134
                                                                                                               -------------
    Shareholders' Equity:
      Preferred stock, no par value: 2,000,000 shares authorized, none issued
      Common stock, no par value: 15 million shares authorized, 1,500,000 shares issued;
        1,496,800 shares  outstanding....................................................................         16,258,736
      Accumulated deficit................................................................................           (443,611)
      Accumulated other comprehensive income, net of deferred taxes......................................           (437,901)
                                                                                                               -------------
           Total shareholders' equity....................................................................         15,377,224
                                                                                                               -------------
    Total Liabilities and Shareholders' Equity...........................................................      $ 153,449,358
                                                                                                               =============


          See accompanying notes to consolidated financial statements.

                           BLUE RIVER BANCSHARES, INC.
                       Consolidated Statements of Earnings

                                                                         Successor                               Predecessor
                                                            --------------------------------------------      ----------------
                                                                                         Period from             Period from
                                                                   Year                 July 1, 1998           October 1, 1997
                                                                   Ended                    Through                Through
                                                             December 31, 1999        December 31, 1998         June 30, 1998
                                                            --------------------------------------------      ----------------
  Interest Income:
    Loans receivable...............................           $  7,945,606                $3,608,238             $5,221,212
    Mortgage-backed securities and investment
       securities..................................              1,498,360                   305,388                332,054
    Interest-bearing deposits......................                209,938                   251,271                111,294
    Dividends from FHLB and other..................                114,368                    57,050                 56,630
                                                              ------------                ----------             ----------
         Total interest income.....................              9,768,272                 4,221,947              5,721,190
                                                              ------------                ----------             ----------
  Interest Expense:
    Interest expense on deposits...................              4,389,244                 1,661,739              2,592,320
    Interest expense on FHLB advances..............              1,156,275                   555,905                815,040
                                                              ------------                ----------             ----------
         Total interest expense....................              5,545,519                 2,217,644              3,407,360
                                                              ------------                ----------             ----------
  Net Interest Income..............................              4,222,753                 2,004,303              2,313,830
  Provision for Loan Losses........................                360,000                   100,000                510,000
                                                              ------------                ----------             ----------
  Net Interest Income After Provision for Loan
    Losses.........................................              3,862,753                 1,904,303              1,803,830
                                                              ------------                ----------             ----------
  Non-Interest Income:
    Service charges and fees.......................                208,497                   115,713                185,412
    Other..........................................                170,359                   119,158                128,800
    Gain on Sale of Securities, net................                229,891
    Gain on Sale of Loans, net.....................                  2,143
                                                              ------------                ----------             ----------
         Total non-interest income.................                610,890                   234,871                314,212
                                                              ------------                ----------             ----------
  Non-Interest Expense:
    Salaries and employee benefits.................              1,971,018                   729,818                730,310
    Premises and equipment.........................                604,249                   180,960                195,751
    Federal deposit insurance......................                183,129                    80,865                 91,142
    Data processing................................                384,694                   162,820                212,922
    Advertising and promotion......................                237,426                   133,351                 77,117
    Bank fees and charges..........................                 70,420                    31,511                 48,125
    Professional fees..............................                479,064                   154,012                249,420
    Directors fees.................................                117,150                    34,800                 65,900
    Stationary and supplies........................                155,187                    46,137                 53,525
    Other..........................................                498,177                   173,306                326,565
    Goodwill amortization..........................                206,077                   106,709
                                                              ------------                ----------             ----------
         Total non-interest expense................              4,906,591                 1,834,289              2,050,777
                                                              ------------                ----------             ----------
  Income (Loss) Before Income Taxes................               (432,948)                  304,885                 67,265
  Income Tax Expense (Benefit).....................               (117,501)                  154,620                  6,000
                                                              ------------                ----------             ----------
  Net Earnings (Loss)..............................             $ (315,447)               $  150,265             $   61,265
                                                              ============                ==========             ==========
  Basic Earnings (Loss) Per Common Share...........             $    (0.21)               $     0.10             $     0.35
  Diluted Earnings (Loss) Per Common Share.........             $    (0.21)               $     0.10             $     0.34
  Weighted Average Shares Outstanding..............              1,494,221                 1,496,329                175,950


          See accompanying notes to consolidated financial statements.

                           BLUE RIVER BANCSHARES, INC.
           Consolidated Statements of Shareholders' Equity (Successor)
            for the Period from January 1, 1998 to December 31, 1999

                                                                                          Accumulated
                                                                                             Other
                                                                                         Comprehensive
                                                                                            Income
                                                                                         (Loss), Net         Total
                                          Comprehensive     Common       Retained        of Deferred     Shareholders'
                                          Income (Loss)      Stock       Earnings            Taxes          Equity
                                         ---------------  -----------   ----------      ------------     ------------
  Balance at December 31, 1997....                       $     18,000   $ (116,790)                      $   (98,790)
    Net loss......................                                        (161,639)                         (161,639)
    Redemption of initial
      Capitalization..............                            (18,000)                                       (18,000)
    Proceeds from issuance of common
      stock, net of offering costs                         16,319,093                                     16,319,093
                                          -----------    ------------   ----------         ---------     -----------
  Balance at June 30, 1998........                         16,319,093     (278,429)                       16,040,664
    Net income....................          $ 150,265                      150,265                           150,265
                                          -----------
    Other comprehensive income:
      Unrealized gains on Securities,
        net of reclassification
        adjustment................            379,816                                      $ 379,816         379,816
                                          -----------
    Other comprehensive income....            379,816
                                          -----------
  Comprehensive income............          $ 530,081
                                          ===========
    Purchase of common stock......                           (106,003)                                      (106,003)
    Re-issuance of common stock...                              9,040                                          9,040
                                                         ------------   ----------         ---------     -----------
  Balance at December 31, 1998....                         16,222,130     (128,164)          379,816      16,473,782
    Net loss......................          $(315,447)                    (315,447)                         (315,447)
                                          -----------
    Other comprehensive loss:
      Unrealized losses on Securities,
        net of reclassification
        adjustment................           (817,717)                                      (817,717)       (817,717)
                                          -----------
    Other comprehensive loss......           (817,717)
                                          -----------
  Comprehensive loss..............        $(1,133,164)
                                          ===========
    Purchase of common stock......                             (6,158)                                        (6,158)
    Re-issuance of common stock...                             42,764                                         42,764
                                                         ------------   ----------         ---------     -----------
  Balance at December 31, 1999....                       $ 16,258,736   $ (443,611)        $(437,901)    $15,377,224
                                                         ============   ===========        =========     ===========




          See accompanying notes to consolidated financial statements.

                           BLUE RIVER BANCSHARES, INC.
          Consolidated Statements of Shareholders' Equity (Predecessor)
              for the Period from October 1, 1997 to June 30, 1998

                                                                                                      Accumulated
                                                                                                         Other
                                                                                                     Comprehensive
                                                                                                      Income, Net          Total
                                                 Comprehensive      Common           Retained         or Deferred      Shareholders'
                                                    Income           Stock           Earnings            Taxes            Equity
                                                 -------------       -----           --------        -------------     -------------
  Balance at October 1, 1997............                         $ 1,358,123       $ 5,187,531       $   625,668      $  7,171,322
    Net Income..........................           $  61,265                            61,265                              61,265
                                                   ---------
    Other Comprehensive income:
       Unrealized Gain on  Securities,
         Net of Reclassification adjustment          219,031                                             219,031           219,031
                                                   ---------
    Other comprehensive income..........             219,031
                                                   ---------
  Comprehensive Income..................           $ 280,296
                                                   =========
  Dividends ($.25 per share)............                                               (43,987)                            (43,987)
  Employee Stock Options Exercised
    Including Tax Benefit...............                             420,900                                               420,900
                                                                 -----------       -----------         ---------       -----------
  Balance at June 30, 1998..............                         $ 1,779,023       $ 5,204,809         $ 844,699       $ 7,828,531
                                                                 ===========       ===========         =========       ===========

           See accompanying notes to consolidated financial tatements.

                           BLUE RIVER BANCSHARES, INC.
                      Consolidated Statements of Cash Flows

                                                                                  Successor                      Predecessor
                                                                    ------------------------------------       ----------------
                                                                    Year                 Period from              Period from
                                                                    Ended                July1, 1998           October 1, 1997
                                                                December 31,               Through                 Through
                                                                    1999              December 31, 1998         June 30, 1998
                                                             ------------------       ------------------       ----------------
   Cash Flows from Operating Activities:
   Net income (loss)...............................             $   (315,447)            $    150,265            $     61,265
   Adjustments to reconcile net income (loss) to net cash
     from operating activities:
     Depreciation and amortization.................                  470,097                  193,839                 121,731
     Net amortization of premiums and discounts....                  328,716                  193,839                 121,731
     Gain on sale of loans.........................                   (2,143)
     Gain on sale of  securities available for sale                 (229,891)                                         (23,809)
     Provision for loan losses.....................                  360,000                  100,000                 510,000
     Deferred income taxes.........................                 (291,515)                  (9,435)               (239,304)
   Changes in assets and liabilities:
     Accrued interest receivable...................                 (283,200)                 (44,368)                 35,664
     Other assets..................................                  109,735                     (670)               (151,673)
     Other liabilities.............................                 (169,597)                (242,062)                236,476
                                                                -------------            ------------            ------------
          Net cash from operating activities.......                  (23,245)                 147,569                 550,350
                                                                -------------            ------------            ------------
   Cash Flows from Investing Activities:
     Payment for acquisition of Shelby County Bancorp                                     (10,480,938)
     Loans funded net of collections...............              (29,367,350)                 956,942             (13,468,623)
     Proceeds from sale of loans...................                5,639,634
     Maturities of securities available for sale...                7,442,767                   90,000                 327,275
     Maturities of securities held to maturity.....                   72,455                  250,000
     Purchase of FHLB stock........................                 (795,200)                (358,900)                (78,700)
     Purchase of premises and equipment............               (1,483,140)                (257,181)                (93,888)
     Proceeds from sale of securities available for  sale         23,405,417                                        4,701,772
     Purchase of securities available for sale.....              (38,494,410)              (9,172,670)             (4,679,695)
                                                                ------------             ------------            ------------
          Net cash used in investment activities...              (33,579,827)             (18,972,747)            (13,291,859)
                                                                ------------             ------------           -------------
   Cash Flows from Financing Activities:
     Proceeds from FHLB advances and other borrowings            133,756,800                7,618,317               2,409,293
     Dividends paid................................                                                                   (43,988)
     Net increase in deposits......................               13,508,297               13,938,290              10,219,966
     Purchase of common stock......................                   (6,158)                 (96,963)
     Repayment of FHLB advance and other borrowings             (125,648,000)                                      (1,585,236)
     Proceeds from issuance of common stock........                   42,764                                           65,550
                                                                ------------             ------------            ------------
          Net cash provided by financing activities               21,653,703               21,459,644              11,065,585
                                                                ------------             ------------            ------------
     Net increase (decrease) in cash and cash equivalents        (11,949,369)               2,634,466              (1,675,924)
     Cash and cash equivalents at beginning of  period            19,232,359               16,597,893               2,436,183
                                                                ------------             ------------            ------------
     Cash and cash equivalents at end of period....             $  7,282,990             $ 19,232,359            $    760,259
                                                                ============             ============            ============
   Supplemental Disclosures of Cash Flow Information:
     Interest paid.................................             $  5,531,000             $  2,431,000            $  3,387,000
     Income taxes paid.............................             $    145,000             $     82,000            $    376,000
     Loans transferred to real estate owned........             $    512,000             $    110,000            $    102,000



          See accompanying notes to consolidated financial statements.

                          BLUE RIVER BANCSHARES, INC.
       Notes to Consolidated Financial Statements as of December 31, 1999
      and for the Year Ended December 31, 1999, Six Months Ended December
                 31, 1998, and Nine Months Ended June 30, 1998

1.       Summary of Significant Accounting Policies

        The accounting policies of Blue River Bancshares, Inc. (the "Company") conform to generally accepted accounting principles and prevailing practices within the banking and thrift industry. A summary of the more significant accounting policies follows:

        Basis of Presentation -- The consolidated financial statements include the accounts of Blue River Bancshares, Inc. (the "Successor"), Shelby County Bancorp (the "Predecessor") and its wholly-owned subsidiary Shelby County Bank (formerly, Shelby County Savings Bank, FSB -- the "Bank") and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

        On June 26, 1998, the Successor completed an initial public offering. The Successor issued 1,500,000 common shares at an offering price of $12 per share. The Successor received approximately $16.2 million in net proceeds from the offering.

        Acquisition of Shelby County Bancorp -- On February 5, 1998, the Successor, the Predecessor and the Bank entered into an Agreement of Affiliation and Merger as amended and restated on March 12, 1998 and further amended on June 2, 1998, pursuant to which the Successor would acquire the Bank pursuant to the merger of the Predecessor into the Successor. On June 26, 1998, the effective date of the merger, pursuant to the merger agreement each outstanding share of common stock of the Predecessor was converted into the right to receive $56.00 per share from the Successor. The merger has been accounted for by the purchase method of accounting. Accordingly, the excess of the purchase price over the fair value of the net assets acquired has been allocated to goodwill. For financial reporting purposes, the Successor reported the transaction as if it was effective June 30, 1998. The statement of earnings and statement of cash flows for the four day period from June 26, 1998 to June 30, 1998, of the Successor was not material.

     The consideration given and the assets acquired and liabilities assumed were comprised of the following:

Cash .........................................................   $ 10,626,000
Acquisition Costs ............................................        202,934
                                                                 ------------
Total Purchase Price .........................................   $ 10,828,934
                                                                 ============
Net Cost of Acquisition ......................................   $ 10,828,934
Less Shelby County Bancorp Shareholders' Equity at Date of
  Acquisition ................................................      7,828,531
                                                                 ------------
Excess Consideration Over Book Value .........................      3,000,403
                                                                 ------------
Adjustments to Reflect Fair Value:
  Investment Securities Held to Maturity .....................         14,406
  Loans ......................................................        554,374
  Deposits ...................................................       (737,602)
  Other Liabilities ..........................................       (421,407)
  Other Assets ...............................................         28,082
  Tax Effect of Above Adjustments ............................        395,859
                                                                 ------------
Total Fair Value Adjustments .................................       (166,288)
                                                                 ------------
Total Goodwill ...............................................   $  3,166,691
                                                                 ============

        Description of Business -- The Bank provides financial services to south-central Indiana through its main office in Shelbyville and three other full service branches in Shelbyville, Morristown, and St. Paul, Indiana. During September 1999, two additional full service branches were opened in Fort Wayne, Indiana.

                          BLUE RIVER BANCSHARES, INC.

       Notes to Consolidated Financial Statements as of December 31, 1999
      and for the Year Ended December 31, 1999, Six Months Ended December
                 31, 1998, and Nine Months Ended June 30, 1998

        1.   Summary of Significant Accounting Policies -- (Continued)

        The Bank is subject to competition from other financial institutions and is regulated by certain federal agencies and undergoes periodic examinations by those regulatory authorities.

        Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates most susceptible to change in the near term include the allowance for loan losses and the fair value of securities, loans and deposits.

        Cash and Cash Equivalents -- All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

        Securities -- Securities are required to be classified as held to maturity, available for sale or trading. Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity. Debt and equity securities not classified as either held to maturity or trading securities are classified as available for sale. Only those securities classified as held to maturity are reported at amortized cost, with those available for sale reported at fair value with unrealized gains and losses included in shareholders' equity. Premiums and discounts are amortized over the contractual lives of the related securities using the level yield method. Gain or loss on sale of securities is based on the specific identification method.

        Revenue Recognition -- Interest on real estate, commercial and installments loans is accrued over the term of the loans on a level yield basis. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business.

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

        Provision for Losses -- A provision for estimated losses on loans and real estate owned is charged to operations based upon management's evaluation of the potential losses. Such an evaluation, which includes a review of all loans for which full collectibility may not be reasonably assured considers, among other matters, the estimated net realizable value of the underlying collateral, as applicable, economic conditions, historical loan loss experience and other factors that are particularly susceptible to changes that could result in a material adjustment in the near term. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if economic conditions change substantially from the assumptions used in making the evaluations.

        FHLB Stock -- Federal law requires a member institution of the Federal Home Loan Bank ("FHLB") system to hold common stock of its district FHLB according to a predetermined formula. This investment is stated at cost, which represents redemption value, and may be pledged to secure FHLB advances.

        Real Estate Owned -- Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure and is recorded at the lower of cost or fair value less estimated costs to sell. When property is acquired, it is recorded at the lower of cost or estimated fair value at the date of acquisition, with any resulting write-down charged against the allowance for loan losses. Any subsequent deterioration of the property is charged directly to real estate owned expense. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense as incurred.

                          BLUE RIVER BANCSHARES, INC.

       Notes to Consolidated Financial Statements as of December 31, 1999
      and for the Year Ended December 31, 1999, Six Months Ended December
                 31, 1998, and Nine Months Ended June 30, 1998

        1.   Summary of Significant Accounting Policies -- (Continued)

        Premises and Equipment -- Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives that range from 2 to 40 years.

        Goodwill -- The excess of cost over the fair value of assets acquired in connection with the purchase of the Predecessor is being amortized using the straight line method over 15 years. Amortization expense for the year ended December 31, 1999 was approximately $206,000 and for the six months ended December 31, 1998 was approximately $107,000. Management reviews intangible assets for possible impairment if there is a significant event that detrimentally affects operations. Impairment is measured using estimates of the future earnings potential of the entity or assets acquired.

        Income Taxes -- The Company and its wholly-owned subsidiary file consolidated income tax returns. Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and the basis of such assets and liabilities as measured by tax laws and regulations.

        Earnings per Common Share -- Earnings per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year.

        The following is a reconciliation of the weighted average common shares for the basic and diluted earnings per share computations:

                                                                             Successor                          Predecessor
                                                            -------------------------------------------       ----------------
                                                                                        Period from             Period from
                                                                   Year                July 1, 1998           October 1, 1997
                                                                   Ended                  Through                 through
                                                             December 31, 1999       December 31, 1998         June 30, 1998
                                                            -------------------------------------------       ----------------
Basic Earnings per Share:
  Weighted Average Common Shares..................               1,494,221                1,496,329                175,950
                                                                ----------               ----------               --------
Diluted Earnings per Share:
  Weighted Average Common Shares                                 1,494,221                1,496,329                175,950
  Dilutive Effect of Stock Options................                                                                   5,650
                                                                ----------               ----------               --------
Weighted Average Common and Incremental
  Shares..........................................               1,494,221                1,496,329                181,600
                                                                ----------               ----------               --------

                          BLUE RIVER BANCSHARES, INC.

       Notes to Consolidated Financial Statements as of December 31, 1999
      and for the Year Ended December 31, 1999, Six Months Ended December
                 31, 1998, and Nine Months Ended June 30, 1998

        1.   Summary of Significant Accounting Policies -- (Continued)

        Comprehensive Income -- Effective January 1, 1998 the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), Reporting Comprehensive Income. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, losses) in a full set of general purpose financial statements. The adoption of this statement required the reclassification of prior periods.

        In accordance with SFAS No. 130, reclassification adjustments have been determined for all components of other comprehensive income reported in the consolidated statements of changes in shareholders' equity. Amounts presented within those statements for the successor's year ended December 31, 1999 and six month period ended December 31, 1998 and the predecessor's nine month period ended June 30, 1998 are as follows:


                                                                             Successor                        Predecessor
                                                          -------------------------------------------     ---------------------
                                                                 Year                 Period from             Period from
                                                                 Ended               July 1, 1998            October 1, 1997
                                                             December 31,               through                  through
                                                                 1999              December 31, 1998          June 30, 1998
                                                          ------------------       ------------------     ---------------------
Other comprehensive income (loss) before tax:
Net unrealized holding gains (losses)............             $(1,132,971)             $  634,142              $  388,860
Less: reclassification adjustment for
  gains realized in net income...................               (229,891)                                         (23,809)
                                                              -----------              ----------              ----------
Other comprehensive income (loss) before tax.....             (1,362,862)                 634,142                 365,051
Income tax benefit (expense) related to items of
  other comprehensive income (loss)..............                545,145                 (254,326)               (146,020)
                                                              ----------               ----------              ----------
Other comprehensive income (loss), net of tax....             $ (817,717)              $  379,816              $  219,031
                                                              ===========              ==========              ==========

        The comprehensive income (loss) represents unrealized gains and losses of the Subsidiary Bank as investment unrealized gains and losses at the Holding Company were immaterial.

        Segment Information -- Effective January 1, 1998 the Company adopted Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), Disclosures about Segments of an Enterprise and Related Information. This statement redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The Company has determined that it operates as a single segment which is Community banking. In accordance with SFAS No. 131, the Company has disclosed all required information relating to its one operating segment.

        New Accounting Pronouncements -- In June 1998, SFAS No. 133, ("SFAS 133") Accounting for Derivative Instruments and Hedging Activities, was issued. This statement was amended by Statement of Financial Accounting Standards No. 137 ("SFAS 137"), Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS 133. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a hedge of foreign currency exposure. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. Management has not yet fully evaluated the effect, if any, of the new standard on the consolidated financial statements.

        Reclassification -- Certain amounts in the six months Period ended December 31, 1998 and the nine month period ended June 30, 1998 have been reclassified to conform to the 1999 presentation.

                          BLUE RIVER BANCSHARES, INC.

       Notes to Consolidated Financial Statements as of December 31, 1999
      and for the Year Ended December 31, 1999, Six Months Ended December
                 31, 1998, and Nine Months Ended June 30, 1998

2.    Securities

     Securities at December 31, 1999 are as follows:

                                                     Gross Unrealized
                                         Amortized                                     Fair
                                           Cost          Gains          Losses         Value
                                        -----------   -----------    -----------    -----------
Securities available for sale:
  Mortgage-backed securities ........   $13,015,061   $    10,419    $   (81,045)   $12,944,435
  Corporate bonds ...................     1,435,175                      (60,302)     1,374,873
  Municipal bonds ...................     2,283,602           643        (53,143)     2,231,102
  U.S. treasury and agency securities     8,227,786                     (546,407)     7,681,379
                                        -----------   -----------    -----------    -----------
Total available for sale ............   $24,961,624   $    11,062    $  (740,897)   $24,231,789
                                        ===========   ===========    ===========    ===========
Securities held to maturity:
  Mortgage-backed securities ........   $   140,743   $              $    (3,484)   $   137,259
  Municipal bonds ...................       215,917                       (4,563)       211,354
                                        -----------   -----------    -----------    -----------
Total held to maturity ..............   $   356,660   $         0    $    (8,047)   $   348,613
                                        ===========   ===========    ===========    ===========

        The carrying value of mortgage-backed securities, corporate bonds, and U.S. treasury and agencies at December 31, 1999 are shown below by their contractual maturity date. Actual maturities will differ because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                Available for Sale           Held to Maturity
                                                ------------------           ----------------
                                              Amortized       Fair       Amortized        Fair
                                                Cost          Value        Cost           Value
                                              ---------       -----      ---------        -----
Mortgage-backed securities
  Due in one year or less ...............   $         0   $         0   $   140,743   $   137,259
  Due after one year through five years .     3,221,336     3,223,497
  Due after five years through ten years      1,426,128     1,413,512
  Due after ten years ...................     8,367,597     8,307,426
Corporate bonds:
  Due after one year through five years .       224,824       223,438
  Due after one year through five years..       393,832       386,408
  Due after five years through ten years.       816,519       765,027
Municipal bonds:
  Due after one year through five years .       839,741       825,854
  Due after five years through ten years      1,110,928     1,084,746       215,917       211,354
  Due after ten years ...................       332,933       320,502
U.S. treasury and agency securities:
  Due after one year through five  years      1,983,213     1,915,178
  Due after five years through ten  years     2,747,604     2,564,016
  Due after ten years ...................     3,496,969     3,202,185
                                                                        -----------   -----------
Total ...................................   $24,961,624   $24,231,789   $   356,660   $   348,613
                                            ===========   ===========   ===========   ===========

                          BLUE RIVER BANCSHARES, INC.

       Notes to Consolidated Financial Statements as of December 31, 1999
      and for the Year Ended December 31, 1999, Six Months Ended December
                 31, 1998, and Nine Months Ended June 30, 1998

3.   Loans Receivable

        Loans receivable at December 31, 1999 by major categories are as follows:

Real estate mortgage loans:
  One-to-four family ...............   $  45,479,316
  Commercial .......................      28,898,936
  Home equity loans ................       5,156,341
  Residential construction .........       1,443,764
  Commercial participation purchased       4,092,601
  Commercial participation sold ....      (1,250,000)
Consumer loans .....................      18,715,754
Commercial loans ...................       9,355,497
                                       -------------
                                         111,892,209
Deferred loan origination costs, net          77,154
Allowance for loan losses ..........        (854,985)
                                       -------------
                                       $ 111,114,378
                                       =============

     Activity in the allowance for loan losses for the periods indicated were as follows:

                                                                      Successor                             Predecessor
                                                     ---------------------------------------------       ----------------
                                                          Year                    Period from                Period from
                                                          Ended                  July 1, 1998             October 1, 1997
                                                      December 31,                  Through                   through
                                                          1999                 December 31, 1998           June 30, 1998
                                                     --------------            ------------------        ----------------
Beginning balance.........................            $  750,022                   $  776,502               $  391,677
Provision for loan losses.................               360,000                      100,000                  510,000
Charge-offs...............................              (256,703)                    (132,764)                (133,551)
Recoveries................................                 1,666                        6,284                    8,376
                                                      ----------                   ----------               ----------
Ending balance............................            $  854,985                   $  750,022               $  776,502
                                                      ==========                   ==========               ==========

        As of December 31, 1999, loans which were impaired in accordance with SFAS No.'s 114 and 118 totaled approximately $860,000. Specific reserves for credit losses allocated to these loans totaled approximately $97,000. The Bank's policy for recognizing income on impaired loans is to accrue interest until a loan is classified as impaired. For loans which receive the classification of impaired during the current period, interest accrued in excess of 90 days past the due date is charged against current earnings. No interest is accrued after a loan is classified as impaired. All payments received for loans which are classified as impaired are utilized to reduce the principal balance outstanding.

        For the year ended December 31, 1999, the average balance of impaired loans was approximately $300,000; additionally, no interest income was earned on these loans during the year ended December 31, 1999.

                          BLUE RIVER BANCSHARES, INC.

       Notes to Consolidated Financial Statements as of December 31, 1999
      and for the Year Ended December 31, 1999, Nine Months Ended December
                 31, 1998, and Nine Months Ended June 30, 1998

4.    Premises and Equipment

     Premises and equipment at December 31, 1999 consists of the following:

Land and improvements .......   $   262,366
Buildings and improvements ..     1,822,799
Furniture and equipment .....     1,393,299
                                -----------
                                  3,478,464
Less accumulated depreciation      (344,516)
                                -----------
                                $ 3,133,948

5.    Deposits

     Deposits at December 31, 1999 are as follows:

                                                               Weighted
                                                                Average
                                                  Amount         Rate
                                                  ------       --------
Passbook Savings Accounts .................   $  7,334,889       2.17%
Non-interest Bearing Checking .............      1,563,698       0.00%
Interest - Bearing Demand Deposits Accounts     17,733,379       1.61%
Money Market Accounts .....................     20,085,052       5.00%
                                              ------------       ----
       Total Transaction Accounts .........     46,717,018       3.15%
                                              ------------       ----
Certificate Accounts:
  Under 12 Months .........................     19,085,024       5.64%
  12 to 23 Months .........................      9,408,419       5.39%
  24 to 35 Months .........................      7,913,012       5.73%
  36 to 59 Months .........................      3,055,705       5.63%
  Over 60 Months ..........................     16,521,856       6.63%
                                              ------------       ----
                                                55,984,016       5.90%
                                              ------------       ----
                                              $102,701,034       4.65%
                                              ============       ====

     A summary of certificate accounts by scheduled maturities at December 31, 1999 is as follows:

                                  2000           2001           2002           2003          2004       Thereafter       Total
                              ------------   ------------   -----------    -----------   -----------    -----------   -----------
3.01% - 4%............        $     15,516                                                                            $    15,516
4.01% - 5%............           8,674,324   $  1,297,215                  $       666   $   269,723                   10,241,928
5.01% - 6%............           9,273,442      3,477,912   $  3,168,810     3,293,303       675,974                   19,889,441
6.01% - 7%............          18,093,324      2,469,336     3,050,918        577,621                                 24,191,199
7.01% - 8%............             398,453        300,000       100,000                                  $ 247,479      1,045,932
8.01% - 9%............             600,000                                                                                600,000
                              ------------   ------------   -----------    -----------   -----------     ---------    -----------
                              $ 37,055,059   $  7,544,463   $ 6,319,728    $ 3,871,590   $   945,697     $ 247,479    $55,984,016
                              ============   ============   ===========    ===========   ===========     =========    ===========

                          BLUE RIVER BANCSHARES, INC.

       Notes to Consolidated Financial Statements as of December 31, 1999
      and for the Year Ended December 31, 1999, Six Months Ended December
                 31, 1998, and Nine Months Ended June 30, 1998

5.    Deposits -- (Continued)

     A summary of interest expense for the periods indicated is as follows:

                                                                              Successor                        Predecessor
                                                                              ---------                        -----------
                                                                                        Period From             Period from
                                                                                       July 1, 1998           October 1, 1997
                                                                     Year Ended           Through                 through
                                                                December 31, 1999    December 31, 1998         June 30, 1998
                                                                -----------------    ------------------     ----------------
Account type:
  Passbook Savings Accounts........................             $  188,140               $  127,657            $  191,691
  Interest-Bearing Demand Deposits Accounts........                277,972                  142,218               231,036
  Money Market Accounts............................                833,974                  284,087               242,986
  Certificates.....................................              3,089,158                1,107,777             1,926,607
                                                                ----------               ----------            ----------
                                                                $4,389,244               $1,661,739            $2,592,320
                                                                ==========               ==========            ==========

6.       Federal Home Loan Bank Advances


     Federal Home Loan Bank advances at December 31, 1999 are as follows:

                                                               Weighted
                                                                Average
                                                               Interest
                                                    Amount       Rates
                                                    ------     --------
        Fiscal Year Maturity
       2000...................................   $22,108,800     5.84%
       2001...................................     7,500,000     6.63%
       2002...................................     2,500,000     5.37%
       2004...................................     2,500,000     5.44%
                                                   ---------
                                                 $34,608,800     5.95%
                                                 ===========

        The advances from the Federal Home Loan Bank ("FHLB"), are collateralized by qualifying mortgage loans and investments (as defined) equal to 160% of FHLB advances.

7.  Stock Option Plans

Successor

        The Company has adopted separate stock option plans for Directors of the Company and the Bank (the "1997 Directors' Stock Option Plan") and the officers and key employees of the Company and the Bank (the "1997 Key Employee Stock Option Plan"). The Company has reserved 50,000 and 100,000 shares of Common Stock that may be issued pursuant to the 1997 Key Employee Stock Option Plan and the 1997 Directors' Stock Option Plan, respectively. The option exercise price per share is the greater of $12.00 per share or the fair value of a share on the date of grant, and the stock options are exercisable at any time within the maximum term of five years for incentive stock options and ten years for non-qualified stock options of the employee stock option plan and fifteen years under the Directors' Stock Option Plan from the grant date. The options are nontransferable and are forfeited upon termination of employment or as a director.

                          BLUE RIVER BANCSHARES, INC.

       Notes to Consolidated Financial Statements as of December 31, 1999
      and for the Year Ended December 31, 1999, Six Months Ended December
                 31, 1998, and Nine Months Ended June 30, 1998

7.    Stock Option Plans -- (Continued)

        The following is an analysis of the activity for the year ended December 31, 1999 and the stock options outstanding at the end of the respective years:

                                                                     Weighted
                                                                      Average
                    Options                               Shares       Rates
       -------------------------------                   ---------  --------
       Outstanding at July 1, 1998....................   105,000       $ 12
       Granted........................................     1,500       $ 12
                                                         -------
       Outstanding at December 31, 1998...............   106,500      $  12
       Granted........................................    15,000       $ 12
       Forfeited or expired...........................    (6,000)      $ 12
                                                         --------
       Outstanding at December 31, 1999...............   115,500      $  12
                                                         =======

        As of December 31, 1999 and 1998, options outstanding had an exercise price of $12 and a weighted average remaining contractual life of approximately 13 and 14 years, respectively. Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," provides for, at the option of the Company, a fair value method of accounting for stock options and similar equity instruments. The Company has elected to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Had compensation cost for the plans been determined based on the fair value at the grant dates for awards under the plan consistent with the fair value method of SFAS 123, the Company's net income (loss) and net income (loss) per share for the year ended December 31, 1999 and the six months ended December 31, 1998 would have decreased to the pro forma amounts indicated below:

       Net  Income (loss):                               1999         1998
                                                         ----         ----
         As reported................................ $(315,447)    $ 150,265
         Pro forma.................................. $(352,664)    $ 132,185
       Net Income (loss) per share:
         As reported................................ $(315,447)    $ 150,265
            Basic earnings (loss) per share......... $   (0.21)    $    0.10
            Dilutive earnings (loss) per share...... $   (0.21)    $    0.10
         Pro forma earnings (loss) per share
            Basic earnings (loss) per share......... $   (0.24)    $    0.09
            Dilutive earnings (loss) per share...... $   (0.24)    $    0.09

        The weighted average fair value of options granted was $2.75 and $2.82 per share in 1999 and 1998, respectively. The fair value of the options granted are estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: no dividend yield, risk-free interest rate of 5.2% and 5.4% in 1999 and 1998, respectively, annualized volatility of 30% and 0% in 1999 and 1998, respectively, and an expected life of five years. The pro forma amounts may not be representative of the effects on reported net income for future years.

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

                          BLUE RIVER BANCSHARES, INC.

       Notes to Consolidated Financial Statements as of December 31, 1999
      and for the Year Ended December 31, 1999, Six Months Ended December
                 31, 1998, and Nine Months Ended June 30, 1998

8.   Income Taxes

     An analysis of the income tax provision is as follows:

                                                                 Successor                           Predecessor
                                             ------------------------------------------------     ----------------
                                                    Year                      Period from            Period from
                                                    Ended                    July 1, 1998          October 1, 1997
                                                December 31,                    through                Through
                                                    1999                   December 31, 1998        June 30, 1998
                                             ------------------           -------------------     ----------------
Current:
  Federal..........................               $120,295                     $139,447              $  203,224
  State............................                 53,719                       24,608                  42,080
                                                 ---------                     --------              ----------
                                                   174,014                      164,055                 245,304
Deferred...........................               (291,515)                      (9,435)               (239,304)
                                                 ---------                     --------              ----------
                                                 $(117,501)                    $154,620              $    6,000
                                                 =========                     ========              ==========

     A reconciliation between the effective tax rate and the statutory tax rate is as follows:

                                                                Successor                           Predecessor
                                             ------------------------------------------------     ---------------
                                                    Year                      Period from            Period from
                                                    Ended                    July 1, 1998         October 1, 1997
                                                December 31,                    through               Through
                                                    1999                   December 31, 1998       June 30, 1998
                                             ------------------           -------------------     ---------------
U.S. Federal Statutory Rate.............           (34.0)%                       34.0%                   17.6%
State Income Tax, Net of Federal Income
  Tax Benefit...........................            (5.4)                         5.6                     6.4
Nondeductible Goodwill..................            16.2                         13.9
Tax Exempt Interest.....................            (4.1)                        (3.3)                  (14.3)
Other, Net..............................             0.2                          0.5                    (0.8)
                                                   -----                         ----                   -----
Effective Tax Rate......................           (27.1)%                       50.7%                    8.9%
                                                   =====                         ====                   =====

                          BLUE RIVER BANCSHARES, INC.

       Notes to Consolidated Financial Statements as of December 31, 1999
      and for the Year Ended December 31, 1999, Six Months Ended December
                 31, 1998, and Nine Months Ended June 30, 1998

8.   Income Taxes -- (Continued)

     The significant components of the Bank's net deferred tax asset as of December 31, 1999 are as follows:

Accrued Expenses Not Currently Deductible ....................................   $ 242,976
Excess Purchase Price Over Net Assets Acquired Allocated for
  Financial Reporting Purposes to Deposits ...................................      35,472
Allowance for Loan Losses ....................................................     319,194
Investment Securities Available for Sale .....................................     315,141
Excess Purchase Price Over Net Assets Acquired Allocated for
  Financial Reporting Purposes to Loans ......................................       8,952
Depreciation .................................................................     (44,924)
Other ........................................................................    (130,836)
                                                                                 ---------
Net Deferred Tax Asset .......................................................   $ 745,975
                                                                                 =========

        Under the Internal Revenue Code, prior to 1997, the Bank was allowed a special bad debt deduction for additions to tax bad debt reserves established for the purpose of absorbing losses. Subject to certain limitations, the allowable bad debt deduction was computed based on one of two alternative methods: (1) a percent of taxable income before such deduction or (2) loss experience method. The Bank generally computed its annual addition to its tax bad debt reserves using the percentage of taxable income prior to 1997.

        Beginning in fiscal 1997, the Bank is no longer allowed a special bad debt deduction using the percentage of taxable income method and is required to recapture its excess tax bad debt reserve over its 1987 base year reserve over a six-year period. This amount has been provided for the Bank's net deferred tax liability.

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

9.   Related Party Transactions

        In the ordinary course of business, the Company has loan, deposit and other transactions with executive officers, directors and principal shareholders, and with organizations and individuals with which they are financially or otherwise closely associated. As defined, total loans to executive officers, directors and principal shareholders were approximately $720,000 and loans to an affiliated company were $367,000 at December 31, 1999.

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

                          BLUE RIVER BANCSHARES, INC.

       Notes to Consolidated Financial Statements as of December 31, 1999
      and for the Year Ended December 31, 1999, Six Months Ended December
                 31, 1998, and Nine Months Ended June 30, 1998

10.      Regulatory Capital Requirements -- (Continued)

The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the OTS, requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 3%, and total risk-based capital (as defined) of 8%. The Bank is also subject to prompt corrective action capital requirement regulations set forth by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC requires the Bank to maintain minimum capital amounts and ratios of weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 1999, management believes that the Bank meets all capital adequacy requirements to which it is subject.

        As of December 31, 1999, the most recent notification from the OTS categorized the Bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Bank must maintain minimum total risk based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table below:

                                                                                  As of December 31, 1999
                                                           ------------------------------------------------------------------
                                                                     Actual Capital                    Required Capital
                                                           ---------------------------------    -----------------------------
                                                              Amount             Ratio              Amount            Ratio
                                                              ------             -----              ------            -----
OTS capital adequacy:
  Tangible capital...............................          $ 11,134,000            7.4%          $ 2,257,000            1.5%
  Core capital...................................            11,134,000            7.4%            4,515,000            3.0%
  Total risk-based capital.......................            11,869,000           11.1%            8,578,000            8.0%
FDICIA regulations to be classified "well capitalized":
  Tier 1 leverage capital........................            11,134,000            7.4%            7,524,000            5.0%
  Tier 1 risk based capital......................            11,134,000           10.4%            6,433,000            6.0%
  Total risk-based capital.......................            11,869,000           11.1%           10,722,000           10.0%

11. Employee Benefit Plans

        The Company (Successor) has an employee 401(K) plan established for substantially all full-time employees, as defined. The Company has elected to match contributions equal to 50% of the employee contributions, up to a maximum of 6% of an individual's total eligible salary, as defined. Contributions totaled approximately $42,000 for the year ended December 31, 1999 and $9,000 for the six month period ended December 31, 1998.

12. Commitments

        In the normal course of business, the Bank makes various commitments to extend credit which are not reflected in the accompanying consolidated financial statements. At December 31, 1999, the Bank had loan commitments approximating $1,407,000 excluding undisbursed portions of loans in process. Outstanding letters of credit totaled approximately $652,000 at December 31, 1999.

        In the event of nonperformance by the other parties to the financial instruments, the Bank's exposure to credit loss for commitments to extend credit is represented by the contract amount of those instruments.

        The Bank uses the same credit policies and collateral requirements in making commitments as it does for on-balance sheet financial instruments.

                          BLUE RIVER BANCSHARES, INC.

       Notes to Consolidated Financial Statements as of December 31, 1999
      and for the Year Ended December 31, 1999, Six Months Ended December
                 31, 1998, and Nine Months Ended June 30, 1998

13. Parent Company Financial Information

     Condensed Balance Sheet as of December 31, 1999:


Assets
  Cash and cash equivalents .....................   $   948,666
  Securities available for sale .................     1,060,023
  Investment in subsidiary ......................    13,405,377
  Other .........................................       468,275
                                                    -----------
       Total assets .............................   $15,882,341
                                                    ===========
Liabilities and Shareholders' Equity
  Other liabilities .............................   $   505,117
  Shareholders' equity ..........................    15,377,224
                                                    -----------
       Total liabilities and shareholders' equity   $15,882,341
                                                    ===========


     Condensed Statements of Earnings are as follows:

                                                                          Successor                             Predecessor
                                                                          ---------                             -----------
                                                                 Year                 Period from                Period from
                                                                 Ended               July 1, 1998              October 1, 1997
                                                             December 31,               Through                    Through
                                                                 1999              December 31, 1998            June 30, 1998
                                                          ------------------       ------------------        ----------------
    Interest income, net of interest  expense....             $  134,606               $  144,223               $    9,953
    Non-interest income..........................                 39,771                   21,000                   33,178
    Non-interest expense.........................               (512,862)                (326,984)                (395,174)
                                                              ----------               ----------               ----------
    Income (loss) before income taxes and equity in
      undistributed earnings of  Shelby County Bank             (338,485)                (161,761)                (352,043)
    Income tax expense (benefit).................               (135,394)                 (64,704)                 (89,668)
                                                              ----------               ----------               ----------
    Income (loss) before equity in undistributed
      Earnings of Shelby County Bank.............               (203,091)                 (97,057)                (262,375)
    Equity in undistributed earnings (loss) of Shelby
      County Bank................................               (112,356)                 247,322                  323,640
                                                              -----------              ----------               ----------
    Net income (loss)............................             $ (315,447)              $  150,265               $   61,265
                                                              ===========              ==========               ==========

                          BLUE RIVER BANCSHARES, INC.

       Notes to Consolidated Financial Statements as of December 31, 1999
      and for the Year Ended December 31, 1999, Six Months Ended December
                 31, 1998, and Nine Months Ended June 30, 1998

13.  Parent Company Financial Information -- (Continued)


     Condensed Statements of Cash Flows are as follows:

                                                                               Successor                        Predecessor
                                                             --------------------------------------------     ---------------
                                                                    Year                  Period from           Period from
                                                                    Ended                July 1, 1998         October 1, 1997
                                                                December 31,                Through               Through
                                                                    1999               December 31, 1998       June 30, 1998
                                                             ------------------       -------------------     ---------------
Cash Flows From Operating Activities:
  Net income.........................................           $   (315,447)            $    150,265              61,265
  Adjustments to reconcile net cash from operating
  activities:
     Equity in undistributed earnings (loss) of subsidiary           112,356                 (247,322)           (323,640)
     Depreciation and amortization...................                 72,681                   25,744              17,905
     (Increase) Decrease in other assets.............               (208,478)                 (49,869)             52,858
     Increase (Decrease) in other liabilities........                261,435                 (133,184)             86,413
                                                                ------------             ------------           ---------
       Net cash from operating Activities............                (77,453)                (254,366)           (105,199)
                                                                -------------            ------------           ----------
Cash Flows from Investing Activities:                                                     (10,480,938)
  Payment for acquisition of Shelby County Bancorp...                335,234                   31,752             (16,831)
  Loans funded net of collections....................             (1,408,233)                (771,680)
  Purchase of available for sale securities..........                694,533
  Maturities of securities...........................                  1,127               (2,490,850)
  Net investment in subsidiary.......................                (74,164)                 (62,334)
                                                                -------------            ------------           ---------
    Purchase of premises and equipment.................             (451,503)             (13,774,050)            (16,831)
                                                                -------------            ------------           ---------
       Net cash from investing activities............


Cash Flows from Financing Activities:                                                        (301,393)
  FHLB advances and other borrowings.................                 (6,158)                 (96,963)            (10,236)
  Repurchase of stock................................                 42,764                                       65,550
  Proceeds from issuance of common stock.............                                                             (43,988)
                                                                ------------             ------------           ---------
  Dividends paid.....................................                 36,606                 (398,356)             11,326
                                                                ------------             ------------           ---------
       Net cash from financing activities............               (492,350)             (14,426,772)           (110,704)

Net decrease in cash and cash equivalents............              1,441,016               15,867,788             156,228
                                                                ------------             ------------           ---------
Cash and cash equivalents at beginning of period.....           $    948,666             $  1,441,016           $  45,524
                                                                ============             ============           =========
Cash and cash equivalents at end of period...........           $          0             $     12,000           $   2,000
                                                                ============             ============           =========
Supplemental cash flow information - interest paid...


During the year ended December 31, 1999, Blue River Bancshares, Inc. (the parent) contributed $1,509,196 to Shelby County Bank in the form of premises and equipment and investment securities.

                          BLUE RIVER BANCSHARES, INC.

       Notes to Consolidated Financial Statements as of December 31, 1999
      and for the Year Ended December 31, 1999, Six Months Ended December
                 31, 1998, and Nine Months Ended June 30, 1998

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

        The following schedule includes the book value and estimated fair value of all financial assets and liabilities, as well as certain off balance sheet items, at December 31, 1999:

        Cash and Cash Equivalents -- For these instruments, the carrying amount is a reasonable estimate of fair value.

        Investment Securities -- For investment securities, fair values are based on quoted market prices, if available. For securities where quoted prices are not available, fair value is estimated based on market prices of similar securities.

        Loans -- The fair value of loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

        Deposits -- The fair value of non-interest bearing demand deposits and savings and NOW accounts is the amount payable as of the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

        Accrued Interest Receivable -- The fair value of these financial instruments approximates carrying value.

        Stock in FHLB of Indianapolis -- The fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

        FHLB Advances -- The fair values of the FHLB advances approximate carrying values as the interest rates are variable and adjust to market rates.

        Accrued Interest Payable -- The fair value of these financial instruments approximates carrying value.

        Off-Balance Sheet Financial Instruments -- The fair values of commitments to extend credit are based on fees currently charged to enter into similar agreements with similar maturities and interest rates.

                          BLUE RIVER BANCSHARES, INC.

       Notes to Consolidated Financial Statements as of December 31, 1999
      and for the Year Ended December 31, 1999, Six Months Ended December
                 31, 1998, and Nine Months Ended June 30, 1998

14. Fair Value of Financial Instruments -- (Continued)

     The estimated carrying and fair values of the Company's financial instruments as of December 31, 1999 are as follows:

                                                                                          Carrying            Estimated
                                                                                           Amount            Fair Value
                                                                                        ------------        ------------
Assets
  Cash and cash equivalents.....................................................        $  7,283,000        $  7,283,000
  Investment securities held to maturity........................................             357,000             349,000
  Investment securities available for sale......................................          24,232,000          24,232,000
  Loans receivable, net.........................................................         111,114,000         108,329,000
  Stock in FHLB of Indianapolis.................................................           2,153,000           2,153,000
Liabilities
  Deposits......................................................................         102,701,000         102,478,000
  FHLB advances.................................................................          34,609,000          34,330,000
  Accrued interest payable......................................................             181,000             181,000

                             SHAREHOLDER INFORMATION
Stock Information

     The Company's common stock is traded on the Nasdaq SmallCap Market under the symbol "BRBI".

     The Company had 64 Shareholders of Record as of March 20, 2000.

Sale Price Per Share
                                           1999                  1998
                                           ----                  ----
               Quarter               High        Low       High        Low
          ---------------           ------     ------     ------     -----
          First Quarter............ $  9.000   $ 7.000         N/A       N/A
          Second Quarter...........    7.875     6.500     $12.250   $11.375
          Third Quarter............    7.000     4.500      11.875     8.000
          Fourth Quarter...........    6.000     3.500      10.000     6.875

Annual Report on Form 10-KSB

        A copy of the company's annual report on Form 10-KSB, filed with the Securities and Exchange Commission, is available without charge by writing:

                                                 Bradley A. Long
                                                 Chief Financial Officer
                                                 Blue River Bancshares, Inc.
                                                 29 E. Washington Street
                                                 Shelbyville, IN 46176

Stock Transfer Agent

        Inquiries regarding stock transfer, registration, lost certificates or changes in name and address should be directed to the stock transfer agent and registrar by writing:

                                     Continental Stock Transfer & Trust Company
                                     2 Broadway
                                     New York, NY 10004

Investor Information

        Stockholders, investors, and analysts interested in additional information may contact Terry Smith, Director of Investor Relations, Blue River Bancshares, Inc.

Independent Auditor                           Legal Counsel
DELOITTE & TOUCHE LLP                         KRIEG, DEVAULT,
111 Monument Circle                           ALEXANDER &
Suite 2000                                    CAPEHART, LLP
Indianapolis, IN 46204                        One Indiana Square
                                              Suite 2800
                                              Indianapolis, IN 46204

Corporate Offices
BLUE RIVER BANCSHARES, INC.
29 E. Washington St.
Shelbyville, IN 46176
888-842-2265

                             Directors and Officers

              Board of Directors                  Board of Directors
              Blue River Bancshares, Inc.         Shelby County Bank
              ---------------------------         -------------------

              Steven R. Abel                      Steven R. Abel
              Owner                               Owner
              Hoosier Appraisal Service           Hoosier Appraisal Service
              Chairman of the Board               Chairman of the Board

              Robert C. Reed                      Robert C. Reed
              Vice Chairman, President            Vice Chairman, President
              & CEO                               & CEO

              Wendell L. Bernard                  Wendell L. Bernard
              Owner                               Owner
              Bernard Realty                      Bernard Realty

              D. Warren Robison                   D. Warren Robison
              Owner                               Owner
              Hale Abstract                       Hale Abstract

              Ralph W. Van Natta                  Ralph W. Van Natta
              Owner                               Owner
              Shelby Travel                       Shelby Travel

              Peter G. DePrez                     Peter G. DePrez
              Attorney                            Attorney
              Brown, Linder & DePrez              Brown, Linder & DePrez

                                    Officers
                          Blue River Bancshares, Inc.
                          ---------------------------
                     Steven R. Abel
                     Chairman of the Board

                     Robert C. Reed
                     Vice Chairman, President & CEO

                     D. Warren Robison
                     Senior Vice President
                     Secretary to the Board

                     Bradley A. Long
                     Vice President, Chief Financial Officer

                     David E. Morrison
                     Vice President, Community Banking

                     Jay R. Powell
                     Vice President, Community Banking

                     Terry A. Smith
                     Vice President, Human Resources & Marketing

                     Rita A. Sturgill
                     Vice President, Auditor

                                    Officers
                               Shelby County Bank
                               ------------------
               Steven R. Abel
               Chairman of the Board

               Robert C. Reed                     Rita A. Sturgill
               President                          Vice President
               Chief Executive Officer            Auditor

               Bradley A. Long                    Ronald L. Lanter
               Senior Vice President              Vice President
               Chief Financial Officer            Lending

               David E. Morrison                  Joyce E. Ford
               Senior Vice President              Vice President
               Chief Credit Officer               Mortgage

               Terry A. Smith
               Vice President
               Marketing Director

               Jay R. Powell
               Vice President
               Community Banking