Form 10KSB40/A, Exhibit 13
period 1999-12-31
BLUE RIVER BANCSHARES INC
filed 2000-04-06
CIK 1055870

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

                                                Available for Sale           Held to Maturity
                                                ------------------           ----------------
                                              Amortized       Fair       Amortized        Fair
                                                Cost          Value        Cost           Value
                                              ---------       -----      ---------        -----
Mortgage-backed securities
  Due in one year or less ...............   $         0   $         0   $   140,743   $   137,259
  Due after one year through five years .     3,221,336     3,223,497
  Due after five years through ten years      1,426,128     1,413,512
  Due after ten years ...................     8,367,597     8,307,426
Corporate bonds:
  Due after one year through five years .       224,824       223,438
  Due after five years through ten years.       393,832       386,408
  Due after ten years....................       816,519       765,027
Municipal bonds:
  Due after one year through five years .       839,741       825,854
  Due after five years through ten years      1,110,928     1,084,746       215,917       211,354
  Due after ten years ...................       332,933       320,502
U.S. treasury and agency securities:
  Due after one year through five  years      1,983,213     1,915,178
  Due after five years through ten  years     2,747,604     2,564,016
  Due after ten years ...................     3,496,969     3,202,185
                                                                        -----------   -----------
Total ...................................   $24,961,624   $24,231,789   $   356,660   $   348,613
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

13.  Parent Company Financial Information -- (Continued)


     Condensed Statements of Cash Flows are as follows:

                                                                               Successor                        Predecessor
                                                             --------------------------------------------     ---------------
                                                                    Year                  Period from           Period from
                                                                    Ended                July 1, 1998         October 1, 1997
                                                                December 31,                Through               Through
                                                                    1999               December 31, 1998       June 30, 1998
                                                             ------------------       -------------------     ---------------
Cash Flows From Operating Activities:
  Net income.........................................           $   (315,447)            $    150,265              61,265
  Adjustments to reconcile net cash from operating
  activities:
     Equity in undistributed earnings (loss) of subsidiary           112,356                 (247,322)           (323,640)
     Depreciation and amortization...................                 72,681                   25,744              17,905
     (Increase) Decrease in other assets.............               (208,478)                 (49,869)             52,858
     Increase (Decrease) in other liabilities........                261,435                 (133,184)             86,413
                                                                ------------             ------------           ---------
       Net cash from operating Activities............                (77,453)                (254,366)           (105,199)
                                                                -------------            ------------           ----------
Cash Flows from Investing Activities:
  Payment for acquisition of Shelby County Bancorp...                                     (10,480,938)
  Loans funded net of collections....................                335,234                   31,752             (16,831)
  Purchase of available for sale securities..........             (1,408,233)                (771,680)
  Maturities of securities...........................                694,533
  Net investment in subsidiary.......................                  1,127               (2,490,850)
  Purchase of premises and equipment.................                (74,164)                 (62,334)
                                                                -------------            ------------           ---------
       Net cash from investing activities............               (451,503)             (13,774,050)            (16,831)
                                                                ------------             ------------           ---------
Cash Flows from Financing Activities:
  FHLB advances and other borrowings.................                                        (301,393)
  Repurchase of stock................................                 (6,158)                 (96,963)            (10,236)
  Proceeds from issuance of common stock.............                 42,764                                       65,550
  Dividends paid.....................................                                                             (43,988)
                                                                ------------             ------------           ---------
       Net cash from financing activities............                 36,606                 (398,356)             11,326
                                                                ------------             ------------           ---------
Net decrease in cash and cash equivalents............               (492,350)             (14,426,772)           (110,704)

Cash and cash equivalents at beginning of period.....              1,441,016               15,867,788             156,228
                                                                ------------             ------------           ---------
Cash and cash equivalents at end of period...........           $    948,666             $  1,441,016           $  45,524
                                                                ============             ============           =========
Supplemental cash flow information - interest paid...           $          0             $     12,000           $   2,000
                                                                ============             ============           =========

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