Form 10KSB40, Exhibit 13
period 2000-12-31
BLUE RIVER BANCSHARES INC
filed 2001-04-02
CIK 1055870

EXHIBIT 13.  THE ANNUAL REPORT TO SHAREHOLDERS OF THE COMPANY
                                            FOR THE YEAR ENDED DECEMBER 31, 2000

SELECTED FINANCIAL DATA
BLUE RIVER BANCSHARES & SUBSIDIARY
(dollars in thousands, except per share data)


----------------------------------------------------------------------------------------------------
                                                     YEAR ENDED                YEAR ENDED
                                                  DECEMBER 31, 2000         DECEMBER 31, 1999
----------------------------------------------------------------------------------------------------
OPERATIONS
----------------------------------------------------------------------------------------------------
Net Interest Income                                           4,575                     4,223
----------------------------------------------------------------------------------------------------
Non-Interest Income                                             420                       611
----------------------------------------------------------------------------------------------------
Provision for Loan Losses                                     1,663                       360
----------------------------------------------------------------------------------------------------
Non-Interest Expense                                          5,591                     4,907
----------------------------------------------------------------------------------------------------
Net Income / (Loss) before Income Taxes                      (2,259)                     (433)
----------------------------------------------------------------------------------------------------
Income Tax Expense / (Benefit)                                 (786)                     (118)
----------------------------------------------------------------------------------------------------
Net Income / (Loss)                                          (1,473)                     (315)
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA
----------------------------------------------------------------------------------------------------
Total Assets                                                161,068                   153,449
----------------------------------------------------------------------------------------------------
Total Deposits                                              133,120                   102,701
----------------------------------------------------------------------------------------------------
Loans, Net                                                  111,772                   111,114
----------------------------------------------------------------------------------------------------
Total Investment Securities                                  21,796                    26,741
----------------------------------------------------------------------------------------------------
Shareholders' Equity                                         14,572                    15,337
----------------------------------------------------------------------------------------------------
Weighted Average Shares Outstanding                       1,530,058                 1,494,221
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
GENERAL YEAR END
----------------------------------------------------------------------------------------------------
Number of Employees                                 52 FTE / 16 PTE           57 FTE / 10 PTE
----------------------------------------------------------------------------------------------------
Number of Shares Outstanding                              1,530,058                 1,496,800
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
----------------------------------------------------------------------------------------------------
Net Income / (Loss) Per Common Share                        $ (0.96)                  $ (0.21)
----------------------------------------------------------------------------------------------------
Net Income / (Loss) Per Common Share -
         Assuming Dilution                                  $ (0.96)                  $ (0.21)
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
SELECTED PERFORMANCE RATIOS
----------------------------------------------------------------------------------------------------
Return on Average Assets                                      (0.90) %                  (0.22)%
----------------------------------------------------------------------------------------------------
Return on Average Equity                                      (9.74) %                  (1.95)%
----------------------------------------------------------------------------------------------------
Average Shareholders' Equity to Average Assets                 9.26  %                  11.43 %
----------------------------------------------------------------------------------------------------

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

     Statements in this report which express "belief", "intention", "expectation", or "prospects" as well as other statements which are not historical fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from those in such statements. Some of the factors that may generally cause actual results to differ materially from projection, forecasts, estimates and expectations include competitive factors, pricing pressures, change in legal and regulatory requirements and various economic conditions. The following information is intended to provide an analysis of the consolidated financial condition of Blue River Bancshares, Inc. (the "Company") as of December 31, 2000 and the statements of earnings, shareholders' equity, and cash flows for the years ended December 31, 2000 and December 31, 1999. This information should be read in conjunction with the Consolidated Financial Statements and footnotes incorporated by reference herein.


GENERAL

     On June 28, 2000, the Blue River Audit Committee reported to the directors of Blue River that it had engaged Krieg DeVault Alexander & Capehart, LLP to represent the Audit Committee, the Bank and Blue River in connection with the investigation of certain unreconciled matters which may involve Robert C. Reed. Mr. Reed was placed on a paid leave of absence.

     On July 21, 2000, Blue River issued a press release announcing that Mr. Reed would no longer serve as its Vice Chairman, President and Chief Executive Officer or as a director and the President and Chief Executive Officer of the Bank. Blue River also announced that it would not make any severance payments to Mr. Reed.

     On December 8, 2000, Mr. Reed voluntarily executed and agreed to the issuance of a Consent Order of Prohibition ("Order") by the Office of Thrift Supervision. The Order provides that Mr. Reed will not participate in the management and affairs of the Bank or any other financial institution.

     On November 15, 2000, the directors of Blue River and the Bank approved the termination of Mr. Jay Powell's employment agreement and the termination and removal of Mr. Powell as an employee and officer of Blue River, the Bank and First Community Bank of Fort Wayne. There were no severance payments to Mr. Powell.

     Total assets as of December 31, 2000 were $161,068,000, a 5% increase from from December 31, 1999 at $153,449,000. The asset growth was primarily comprised of an increase in interest-bearing deposits within other financial institutions of $10,314,000, an increase in cash and due from banks of $1,488,000, an increase in net loans receivable of $658,000, and a reduction in available-for-sale investment securities of ($4,913,000). A large part of the increase in cash, cash and due from banks, and interest-bearing deposits was executed by management in the third and fourth quarters to increase liquidity, enabling a reduction in the Bank's dependency on borrowed funds and jumbo certificates of deposit.

     Total liabilities at December 31, 2000 were $146,496,000 compared to $138,072,000 at December 31, 1999. This 6% increase was primarily comprised of an increase in deposits of $30,419,000 and a decrease in advances from the Federal Home Loan Bank of Indianapolis ("FHLB") of ($22,109,000).

     Total equity at December 31, 2000 was $14,572,000, a decrease of ($805,000) from December 31, 1999. During fiscal 2000, the Company raised approximately $300,000 of additional equity through a private placement offering. The equity derived from assessing the fair market value of the Company's available-for-sale securities increased $347,000 over 1999.

RESULTS OF OPERATIONS

NET INCOME

     For the year ended December 31, 2000, the Company reported a net loss of ($1,473,000), compared to a net loss of ($315,000) reported for the year ended December 31, 1999. The net loss resulted from three primary sources, an increase in provision for loan losses of $1,303,000, an increase in non-interest expenses of $684,000, and a shift from $232,000 in investment gains taken in 1999 to ($32,000) in investment losses in 2000. The unfavorable variances were offset by an increase in net interest income before provision for loan losses of $352,000, an increase in the income tax benefit of $669,000, and an increase of $73,000 in non-interest income.

     Net interest income before provision for loan losses improved $352,000 to $4,575,000 for the year ended December 31, 2000 compared to $4,223,000 for the year ended December 31, 1999. This favorable variance results from a $488,000 favorable volume (growth) variance, an unfavorable rate variance of ($148,000), and a $12,000 calendar variance due to leap year in 2000. The unfavorable rate variance contains the impact of efforts to reduce interest rate sensitivity, as well as the impact of increases in short-term interest rates enacted by the Federal Reserve increasing funding costs more rapidly than asset yields. Provision for loan losses was increased from $360,000 for the year ended December 31, 1999 to $1,663,000 for the year ended December 31, 2000.

     The Company has increased its allowance for loan losses due to overall portfolio growth, diversifying the portfolio into non-residential lending, and an internal analysis of the loan portfolio. The former president was removed as Vice-Chairman of Blue River and as President and Chief Executive Officer of Blue River and the Bank as the result of an internal review of certain matters at the Bank involving the former president. As a result, an internal investigation of all loans related to the former president have been reviewed. This loan review established specific reserves allocated to specific borrowers based upon the risks of each credit relationship. The risk levels were established based upon the borrower's debt servicing capabilities, the Bank's collateral position on the loans, and adherence to customary documentation standards. Based upon the internal review, the Bank determined that it was appropriate to increase the allowance for loan losses by $819,000 and to charge-off $444,000 in loans. In order to facilitate the increase in allowance, while absorbing the effect of the charged-off loans, the Bank charged $1,263,000 against earnings in the form of provision for loan loss.

     Non-interest income decreased to $420,000 compared to $611,000 recognized during the year ended December 31, 1999. Included in the 1999 levels was $232,000 of net gains recognized in investment securities trades. Non-interest expenses increased from $4,907,000 for the year ended December 31, 1999 to $5,591,000 for the year ended December 31, 2000.

NET INTEREST INCOME

     For the year ended December 31, 2000, net interest income before provision for loan losses increased $352,000 to $4,575,000 from $4,223,000 for the year ended December 31, 1999. Interest income improved $2,455,000 compared to increased interest expense of $2,103,000.

     Net interest income after the provision for loan losses decreased ($951,000) from $3,863,000 for the year ended December 31, 1999 to $2,912,000 for the year ended December 31, 2000. This decrease is impacted by an increase in provision for loan losses to $1,663,000 for the year ended December 31, 2000 from $360,000 for the year ended December 31, 1999 to provide for potential losses related to classified assets identified in the Company's loan loss analysis. This analysis includes specific reserves allocated to individual credits based upon estimated risks related to the borrower's ability to repay and the Bank's collateral position in the event of default.

INTEREST INCOME

     For the year ended December 31, 2000, interest income was $12,223,000 compared to $9,768,000 for the year ended December 31, 1999. The increase in interest income was derived from an increase in total average earning assets and the proportion of growth derived from increased loan balances. Interest income and fees from loans increased $1,949,000, income from investment securities increased $415,000, dividends from FHLB stock increased $63,000, and income from interest-bearing deposits increased $28,000 from the year ended December 31, 1999. The favorable variance in interest income results from a $1,647,000 favorable variance due to the increase in earning assets, a $781,000 favorable variance due to increased asset yields, and a $27,000 favorable variance due to the extra day in the 2000 leap year.

Interest Expense

     Interest expense increased $2,103,000 to $7,648,000 from $5,545,000 for the year ended December 31, 1999. Interest expense on deposits increased $1,698,000 from $4,389,000 for the year ended December 31, 1999 to $6,087,000.
This increase results from a $901,000 variance due to an increase in average deposit balances, $786,000 due to increased rates paid on deposits, and $11,000 from the effect of leap year. The cost of certificates of deposit increased $1,619,000 over 1999, $851,000 of this increase due to an increase in rate from 5.11% in 1999 to 6.23% in 2000. The strong correlation between the increasing rates on certificates of deposit to rate increases enacted by the Federal Reserve reflects a high dependency on short-term certificates as well as increased balances during a rising rate environment. Interest expense from FHLB advances increased $405,000 over 1999, $238,000 due to increased average borrowing levels, $164,000 due to an increase in rates from 5.37% to 6.00%, and $3,000 due to leap year.

NET INTEREST INCOME

                                                                                     PERCENTAGE CHANGE
                                                                                           FROM
                                                                                     DECEMBER 31, 1999
                                                  YEAR ENDED         YEAR ENDED             TO
                                              DECEMBER 31, 2000   DECEMBER 31, 1999  DECEMBER 31, 2000
                                              -----------------   -----------------  -----------------
      (DOLLARS IN THOUSANDS)
INTEREST INCOME
Interest and Fees on Loans                         $   9,895           $   7,945           24.54%
Interest on Investment Securities                      2,090               1,574           32.78%
Interest on Interest-Bearing Deposits                    238                 249           (4.42%)
                                                   ---------           ---------
Total Interest Income                                 12,223               9,768           25.13%
                                                   ---------           ---------
INTEREST EXPENSE
Interest on Deposits                                   6,087               4,389           38.69%
Interest on Borrowings                                 1,561               1,156           35.03%
                                                       -----               -----
Total Interest Expense                                 7,648               5,545           37.93%
                                                       -----               -----
Net Interest Income                                $   4,575           $   4,223            8.34%
                                                   =========           =========

RATE VOLUME ANALYSIS OF CHANGE IN NET INCOME

                            YEAR ENDED DECEMBER 31, 2000
                                         VS.
                            YEAR ENDED DECEMBER 31, 1999

                                                                        ATTRIBUTABLE TO
                                 DOLLAR    ATTRIBUTABLE   ATTRIBUTABLE     CALENDAR
                                 CHANGE     TO VOLUME       TO RATE       (LEAP YEAR)
                                  ------    ---------       -------       -----------
      (DOLLARS IN THOUSANDS)
INTEREST INCOME ON:
Loans........................   $  1,950     $ 1,427        $  501             $  22
Investment Securities........        452         248           200                 4
FHLB stock...................         64          58             6                 0
Interest-Bearing Deposits....        (11)       (106)           95                 0
                                --------     -------        ------             -----
Total Interest Income........      2,455       1,627           802                26
                                --------     -------        ------             -----
INTEREST EXPENSE ON:
Deposits.....................      1,698         901           786                11
Borrowings...................        405         238           164                 3
                                --------     -------        ------             -----
Total Interest Expense.......      2,103       1,139           950                14
                                --------     -------        ------             -----
Net Interest Income..........   $    352     $   488        $ (148)            $  12
                                ========     =======        ======             =====

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY AND INTEREST RATES AND DIFFERENTIAL VARIANCE ANALYSIS

                                         YEAR ENDED DECEMBER 31, 2000          YEAR ENDED DECEMBER 31, 1999
                                      ------------------------------------------------------------------------

                                       AVERAGE                              AVERAGE
                                       BALANCE    INTEREST   YIELD/RATE     BALANCE     INTEREST    YIELD/RATE
                                      -----------------------------------  -----------------------------------
      (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS:
  Investment Securities.........      $ 29,442     $ 1,912      6.49%       $ 25,184     $ 1,460       5.80%
  Interest-Bearing Deposits.....         3,986         238      5.97%          6,940         249       3.59%
  FHLB stock....................         2,153         178      8.27%          1,431         114       7.97%
  Loans.........................       114,316       9,895      8.66%         96,951       7,945       8.19%
                                      --------     -------      -----       --------     -------       ----
  Total Earning Assets..........       149,897      12,223      8.15%        130,506       9,768       7.48%
                                      --------     -------      -----       --------     -------       ----

INTEREST BEARING LIABILITIES:
  Savings accounts..............         6,459         145      2.24%          7,744         188       2.43%
  NOW and demand deposit accounts       17,027         220      1.29%         16,274         278       1.71%
  Money market accounts.........        20,783       1,014      4.88%         17,471         834       4.77%
  Certificates of deposit.......        75,339       4,708      6.25%         60,500       3,089       5.11%
                                      --------     -------      -----       --------     -------       ----
  Total Deposits................       119,608       6,087      5.09%        101,989       4,389       4.30%
  Borrowings....................        25,609       1,561      6.10%         21,244       1,156       5.37%
                                      --------     -------      -----       --------     -------       ----
  Total Interest Bearing Liabilities  $145,217       7,648      5.27%       $123,233       5,545       4.50%
                                                                                         -------
  Net Interest Margin...........                   $ 4,575      3.05%                    $ 4,223       3.24%
                                                   =======                               =======

(1) Includes principal balances of non-accruing loans. Interest on non-accruing loans is not included.

NON-INTEREST INCOME

    The Company's non-interest income for the year ended December 31, 2000 was $420,000. This represents a decrease of ($191,000) from the year ended December 31, 1999. The change in non-interest income results from an increase of $43,000 in service charges on deposit accounts, a $30,000 increase in other fees and a reduction of ($264,000) in the impact of sales of investment securities and loans.

NON-INTEREST INCOME

                                                                      PERCENTAGE
                                          YEAR        YEAR            CHANGE FROM
                                         ENDED        ENDED        DECEMBER 31, 1999
                                      DECEMBER 31,  DECEMBER 31,    TO DECEMBER 31,
                                         2000          1999              2000
                                         ----          ----              ----
    (DOLLARS IN THOUSANDS)
Service Charges on Deposit Accounts     $ 252         $ 209             20.57%
Other Service Charges and Fees...         200           170             17.65%
Securities (Losses) / Gains, net.         (32)          230           (113.91)%
Gain on sale of loans, net.......           0             2           (100.00)%
                                        -----         -----
Total Non-Interest Income........       $ 420         $ 611            (31.26)%
                                        =====         =====

NON-INTEREST EXPENSE

     For the year ended December 31, 2000, non-interest expense was $5,591,000, an increase of $684,000 over the year ended December 31, 1999 of $4,907,000. Salary and benefit expenditures increased $345,000 over 1999, including the impact of twelve months of operations in Fort Wayne for 2000 compared to less than half of 1999. The Company has concentrated on decreasing staffing expenditures related to clerical and administrative staff while diverting such resources to sales and customer service personnel. Premises and equipment increased $166,000 resulting from the geographic expansion, as well as the effects of infrastructure investments in the Shelby County market. Professional service fees increased $107,000 over 1999 levels, due primarily to matters related to the dismissal of the former Chief Executive Officer. Data processing expenditures increased from $385,000 for the year ended December 31, 1999 to $480,000 for the year ended December 31, 2000. This increase resulted from additional technology acquired from the Bank's primary processor, as well as increased variable costs related to an increased number of accounts and transactions being processed on behalf of the Bank's customers. The Bank's deposit insurance premiums decreased ($71,000) from 1999, due to a reduced assessment rate applied to the Bank's deposit base.


NON-INTEREST EXPENSE

                                                                     PERCENTAGE
                                                                       CHANGE
                                                                        FROM
                                         YEAR          YEAR         DECEMBER 31,
                                         ENDED         ENDED          1999 TO
                                      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                          2000          1999            2000
                                     -------------   ------------   ------------
      (DOLLARS IN THOUSANDS)
Salaries and Employee Benefits......   $ 2,316        $ 1,971         17.50%
Premises and Equipment..............       770            604         27.48%
Advertising and Public Relations....       234            238         (1.68)%
Legal and Professional Services.....       586            479         22.34%
Data Processing.....................       480            385         24.68%
FDIC Insurance Assessment...........       112            183        (38.80)%
Bank Fees and Other Charges.........        75             71          5.63%
Directors Fees......................       110            117         (5.98)%
Goodwill Amortization...............       212            206          2.91%
Other...............................       696            653          6.58%
                                       -------        -------
Total...............................   $ 5,591        $ 4,907         13.94%
                                       =======        =======

PROVISION FOR INCOME TAXES

     The income tax benefit was ($787,000) for the year ended December 31, 2000 compared to a benefit of ($118,000) for the year ended December 31, 1999. The effective tax rate for the year ended December 31, 2000 was (34.8)% compared to (27.1)% for the year ended December 31, 1999.

     The effective tax was higher than the statutory tax rate for the year ended December 31, 2000 due to the impact of state income taxes and tax exempt interest which increased the Company's income tax benefit from its pre-tax loss.


CAPITAL RESOURCES AND CAPITAL ADEQUACY

     The Company and the Bank are subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. The Board of Directors of the Company has set as an objective to maintain capital levels required for qualification as "well-capitalized".

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

     Management believes that as of December 31, 2000, the Company meets all capital adequacy requirements to which it is subject as well as objectives set by the Company's management and Board of Directors. The following table sets forth the actual and minimum capital amounts and ratios as of December 31, 2000:


                                                                TOTAL RISK-BASED
                                 TANGIBLE CAPITAL  CORE CAPITAL     CAPITAL
                                 ----------------  ------------ ----------------
FOR CAPITAL ADEQUACY PURPOSES
Bank Amount.....................     $ 10,158         $ 10,158       $ 11,531
Required Amount.................        2,349            4,698          8,744
                                     --------         --------       --------
Excess/(Deficit)................     $  7,809         $  5,460       $  2,787
                                     ========         ========       ========
Bank Ratio......................         6.49%            6.49%         10.55%
Required Ratio..................         1.50%            3.00%          8.00%
                                     --------         --------       --------
Ratio Excess/(Deficit)..........         4.99%            3.49%          2.55%
                                     ========         ========       ========


To Be Well Capitalized Under Prompt Corrective Action Provisions

                               TIER 1 (CORE)  TIER 1 RISK-BASE  TOTAL RISK-BASED
                                  CAPITAL         CAPITAL           CAPITAL
                               -------------  ----------------  ----------------
Bank Amount..................     $10,158         $10,158           $11,531
Required Amount..............       7,830           6,558            10,930
                                  -------         -------           -------
Excess/(Deficit).............     $ 2,328         $ 3,600           $   601
                                  =======         =======           =======
Bank Ratio...................        6.49%          9.29%             10.55%
Required Ratio...............        5.00%          6.00%             10.00%
                                  -------         -------           -------
Ratio Excess/(Deficit).......        1.49%          3.29%              0.55%
                                  =======         =======           =======

USE OF FUNDS

INVESTMENT SECURITIES


     Investment securities are the second major category of earning assets for the Bank. This portfolio is used to manage the Bank's interest rate sensitivity and liquidity as other components of the balance sheet change. Additionally, investment securities receive favorable treatment for the purpose of computing the Bank's risk-based capital ratios. Government issued and government agency issued bonds, as well as certain agency-backed mortgage backed securities contain low risk weight factors and can be used to mitigate the 100% risk weight associated with commercial and consumer lending products. Management's objective is to maximize, within quality standards, its net interest margin while providing a stable source of liquidity through the scheduled stream of maturities and interest income. The Bank has adopted an investment policy which sets certain guidelines related to the portfolio mix, duration, and maximum allowable investments within certain investment categories.

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

     Investment securities comprise 12.20% of total assets and 13.51% of total earning assets at December 31, 2000. The Company has classified the majority of its investment purchases as available-for-sale to maintain liquidity. Additionally, the Company has concentrated efforts on acquiring investments with favorable risk-based capital treatment, as well as increasing its holdings in adjustable rate mortgage-backed securities to reduce interest rate sensitivity. Additionally, the Company commenced sales of investment securities over the last half of 2000 to improve its liquidity position in preparing to decrease dependency on FHLB advances and wholesale certificates of deposit. Management's objective is to improve its net interest margin by liquidating positions containing narrow spreads and decreasing the impact on net interest income of changes in market interest rates.

     The available-for-sale investment portfolio was $19,318,000 at fair value, with a cost basis of $19,471,000. The held-to-maturity portfolio currently is comprised of bonds totaling $325,000. The Company also owns $2,153,000 of stock in the Federal Home Loan Bank of Indianapolis. This equity position is required as a member bank of the FHLB system, and the credit policy of the FHLB states that the member bank must own sufficient stock to serve as collateral against funding provided through advances held by the Bank.

     Weighted average yields of the investment securities portfolio were 6.24% at December 31, 2000 compared to 6.11% at December 31, 1999. This yield was impacted by the Bank's position in adjustable-rate mortgage-backed securities acquired to assist in reducing interest rate sensitivity.

     Investment securities held in the Bank's portfolio consist primarily of U.S. government agency issued debt securities, mortgage-backed securities with both fixed and adjustable interest rates, municipal bonds, and corporate debt issues. The mortgage-backed securities are subject to both prepayment and interest rate risk. Management continues the use of adjustable-rate mortgage-backed securities to reduce the Bank's interest rate sensitivity. Mortgage-backed securities not only contain favorable characteristics related to risk-based capital, but also assist in the management of the Bank's Qualified Thrift Lender (QTL) ratio.

INVESTMENT SECURITIES PORTFOLIO

                                                                         GROSS        GROSS      ESTIMATED
                                                        AMORTIZED     UNREALIZED   UNREALIZED      FAIR
                                                          COST           GAINS       LOSSES       VALUES
                                                        ---------     ----------   ----------    ---------
                                                       (DOLLARS IN
                                                        THOUSANDS)
December 31, 2000
Investment Securities Held to Maturity
Mortgage-Backed Securities...........................   $    114            --        $   1      $    113
Municipals...........................................        211            --           --           211
                                                        --------        ------        -----      --------
Total Investment Securities Held to Maturity.........        325            --            1           324
                                                        --------        ------        -----      --------
Investment Securities Available for Sale
Mortgage-Backed Securities...........................      8,336        $   83           26         8,393
U.S. Government Agencies.............................      7,750            --          174         7,576
Municipals...........................................      2,267            18            9         2,276
Corporate Bonds......................................      1,118            --           45         1,073
                                                        --------        ------        -----      --------
Total Investment Securities Available for Sale.......     19,471           101          254        19,318
                                                        --------        ------        -----      --------
Total Investments....................................   $ 19,796        $  101        $ 255      $ 19,642
                                                        ========        ======        =====      ========


MATURITY DISTRIBUTION OF INVESTMENT SECURITIES
AS OF DECEMBER 31, 2000

                                                           HELD TO MATURITY     AVAILABLE FOR SALE
                                                           ----------------     ------------------
                                                                      FAIR                  FAIR
                                                           COST       VALUE      COST       VALUE
                                                           ----       -----      ----       -----
                                                                    (DOLLARS IN THOUSANDS)
Mortgage-Backed Securities...............................  $ 114      $ 113    $  8,336    $  8,393
U.S. Government Agencies
Due within One Year.......................................    --         --          --          --
1  --  5 Years............................................    --         --       1,500       1,485
5  --  10 Years...........................................    --         --       2,750       2,696
Due after ten years.......................................    --         --       3,500       3,395
                                                           -----      -----    --------    --------
Total U.S. Government Agencies............................    --         --       7,750       7,576
Obligations of State and Political Subdivisions
Due within One Year.......................................    --         --          --          --
1  --  5 Years............................................   211        211       1,294       1,305
5  --  10 Years...........................................    --         --         872         874
Due after Ten Years.......................................    --         --         101          97
                                                           -----      -----    --------    --------
Total Obligations of State and Political Subdivision......   211        211       2,267       2,276
                                                           -----      -----    --------    --------
Corporate Bonds
Due within One Year.......................................    --         --         204         201
1  --  5 Years............................................    --         --         799         759
5  --  10 Years...........................................    --         --         115         113
Due after Ten Years.......................................    --         --          --          --
                                                           -----      -----    --------    --------
Total Corporate Bonds.....................................    --         --       1,118       1,073
                                                           -----      -----    --------    --------
Total Investments........................................  $ 325   $    324    $ 19,471    $ 19,318
                                                           =====   ========    ========    ========

INVESTMENT SECURITIES WEIGHTED AVERAGE YIELD

                        DUE WITHIN                               DUE AFTER
                         ONE YEAR   1 TO 5 YEARS  5 TO 10 YEARS  10 YEARS  TOTAL
                         --------   ------------  -------------  --------  -----

December 31, 2000.....    3.88%        5.63%         6.11%         6.58%   6.24%
                                                                           -----
December 31, 1999.....    6.11%        6.39%         5.99%         5.89%   6.11%
                                                                           -----
December 31, 1998.....    4.89%        5.82%         6.04%         6.17%   5.91%
                                                                           -----

LOANS

     Total net loans at December 31, 2000 were $111,772,000, a 0.6% increase over December 31, 1999. The Company has continued to diversify its loan portfolio, adding emphasis to loans to small businesses. Additionally, the Bank is concentrating on loan products that afford the opportunity for shorter maturity terms and variable rate pricing in an effort to continue to improve its interest rate sensitivity. At December 31, 2000, 41.37% of the loan portfolio was comprised of residential mortgages, virtually the same percentage as at December 31, 1999. Commercial loans secured by commercial real estate decreased ($1,565,000) to $30,175,000, accounting for 26.53% of the total loans at December 31, 2000. Consumer loans decreased for the twelve months ended December 31, 2000 to $17,964,000 compared to $18,716,000 at December 31, 1999. The decline in the consumer loans is primarily due to the Company exiting dealer financing which had provided most of the consumer lending growth in 1999. This type of lending did not provide sufficient yields to provide strong enough margins considering the Company's funding costs. The Company has continued to pursue opportunities to expand its portfolio of home equity loan products, with loans outstanding increasing to $6,190,000 at December 31, 2000, an increase of $1,034,000 from December 31, 1999. The Company continues to concentrate retail lending efforts to home equity loans due to lower credit risks involved in loans secured by the borrowers primary residence. However, as market rates decline, this portfolio is susceptible to rapid repayment as borrowers refinance their principal mortgages. Commercial lending products have increased to $12,347,000 at December 31, 2000 compared to $9,355,000 at December 31, 1999. The Company's entry into the Fort Wayne market has generated increased opportunities to provide lending products to small to medium-sized business enterprises. The Company has expanded its credit analysis and loan review efforts to compensate for higher potential credit risks associated with consumer and commercial credits.

     At December 31, 2000, the Bank did not have any significant outstanding loan concentration in similar industries that could cause an adverse impact during an economic downturn in any one industry segment.


LOAN PORTFOLIO

                                                     DECEMBER 31, 2000
                                                     -----------------
                                                   (DOLLARS IN THOUSANDS)
REAL ESTATE MORTGAGE LOANS:
  One-to-four Family...................................   $ 47,040
  Commercial...........................................     30,175
  Home Equity Loans....................................      6,190
Consumer Loans.........................................     17,964
Commercial Loans, including participations.............     12,347
LESS:
Allowance for Loan Losses..............................     (1,944)
                                                          --------
Net Loans..............................................   $111,772
                                                          ========
COMPOSITION OF LOAN BY TYPE
                                                     DECEMBER 31, 2000
                                                     -----------------
REAL ESTATE MORTGAGE LOANS:
  One-to-four Family...................................     42.09%
  Commercial...........................................     27.00%
  Home Equity Loans....................................      5.54%
Consumer Loans.........................................     16.07%
Commercial Loans, including participations.............     11.04%
Allowance for Loan Losses..............................     (1.74)%
                                                           ------
Total..................................................    100.00%
                                                           ======

LENDING ACTIVITIES

                                                        DECEMBER 31,
                                                           2000
                                                       ------------
                                                                   PERCENT
                                                AMOUNT             OF TOTAL
                                                ------             --------
                                                  (DOLLARS IN THOUSANDS)
MORTGAGE LOANS:
  One to four Family.........................  $ 47,040              41.37%
  Commercial.................................    30,175              26.53%
  Home Equity................................     6,190               5.44%
Consumer Loans...............................    17,964              15.80%
Commercial Loans.............................    12,347              10.86%
                                               --------             -------
Total Gross Loans............................  $113,716             100.00%
                                               ========             =======
TYPE OF SECURITY:
One-to-four Family...........................  $ 53,161
Non-residential..............................    25,052
Multi-Family.................................     3,075
Land.........................................     2,265
Autos........................................     6,426
Equipment....................................     7,407
Financial Instruments........................     1,198
Inventory / Accounts Receivable..............     1,535
Other Security...............................    10,987
Unsecured....................................     2,610
                                               --------
Total Gross Loans............................. $113,716
                                               ========

                                                          DUE DURING THE YEARS ENDED DECEMBER 31,
                                              --------------------------------------------------------------
                                                                           2003 TO      2005 TO     2010 AND
                                                 2001          2002         2004         2009       FOLLOWING
                                              ---------     ---------    ---------    ---------    ----------
MORTGAGE LOANS:
  One to four family.............. $   47,040  $     6,458   $        95  $     1,126  $     4,333  $    35,028
  Commercial......................     30,175        4,608           447        4,162        6,394       14,564
  Home Equity.....................      6,190        3,375             8           87          257        2,463
Consumer Loans....................     17,964        1,363           758        6,087        5,733        4,023
Commercial Loans..................     12,347        7,741           408        1,534        1,997          667
                                   ----------   ----------   -----------  -----------  -----------  -----------
Total Gross Loans................. $  113,716   $   23,545   $     1,716  $    12,996  $    18,714  $    56,745
                                   ==========   ==========   ===========  ===========  ===========  ===========

LOAN DISTRIBUTION

                                              DUE AFTER DECEMBER 31, 2001
                                         -------------------------------------
                                         FIXED RATES  VARIABLE RATES   TOTAL
                                         -----------  --------------   -----
                                                (DOLLARS IN THOUSANDS)
REAL ESTATE MORTGAGE LOANS:
  One-to-four Family......................$ 35,622      $  4,960     $ 40,582
  Commercial..............................  19,857         5,710       25,567
  Home Equity Loans.......................   2,815            --        2,815
Consumer Loans............................  16,507            94       16,601
Commercial Loan...........................   2,698         1,908        4,606
                                          --------      --------     --------
Total.....................................$ 77,499      $ 12,672     $ 90,171
                                          ========      ========     ========

LOAN ACTIVITY

                                                        FOR THE YEAR
                                                            ENDED
                                                        DECEMBER 31,
                                                            2000
                                                        ------------
Gross Loans Receivable at Beginning of Period..........  $ 111,892

ORIGINATIONS:
Mortgage Loans:
  Residential..........................................     14,508
  Home Equity..........................................      3,289
  Non Residential......................................      6,855
                                                         ---------
Total Mortgage Loans...................................     24,652
Consumer Loans:
  Installment Loans....................................      7,812
  Loans Secured by Deposits............................        224
                                                         ---------
Total Consumer Loans...................................      8,036

Commercial Loans:......................................     13,338
                                                         ---------

Total Originations.....................................     46,026
PURCHASES:                                                       0

Total Originations and Purchases.......................     46,026

Repayments and other Deductions........................    (42,505)
Sales..................................................     (1,697)
                                                         ----------

Gross Loans Receivable at End of Period................    113,716
                                                         =========


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

     A loan review program is maintained. The Bank has outsourced this function in order to improve independence and to maintain a high level of expertise. The provider reports to the loan committee on matters of credit quality and documentation issues. Particular attention is focused on the largest aggregate borrowers, and additionally to any credits recommended for reclassification. The reviews are conducted quarterly with a written report provided to management and the Loan Committees to provide documentation of actions necessary to correct documentation deficiencies.

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

     Under-performing assets are defined as: (1) loans in non-accrual status where the ultimate collection of interest is uncertain but the principal is considered collectible; (2) loans past due ninety days or more as to principal or interest (and where continued accrual has not been specifically approved); and (3) loans which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the borrower. At December 31, 2000, the Bank reported $6,557,000 of impaired loans. The Bank maintains a reserve for loan losses to cover losses incurred when loans are defaulted upon. Loans are charged off when they are deemed uncollectible.

UNDER-PERFORMING ASSETS


                                                               YEAR ENDED
                                                               DECEMBER 31,
                                                                   2000
                                                               ------------
                                                               (DOLLARS IN
                                                                THOUSANDS)

Non-Accruing Loans.............................................  $ 2,059
Renegotiated Loans.............................................        0
Ninety (90) Days Past Due......................................    1,047
                                                                 -------
Total Under-Performing Assets..................................  $ 3,106
Under-Performing Assets as a Percentage of Total Loans.........     2.73%
Past Due Loans (90 Days or More)
Commercial.....................................................      241
Mortgage.......................................................      688
Installment....................................................      118
                                                                 -------
Total..........................................................  $ 1,047
                                                                 =======


ALLOWANCE FOR LOAN LOSSES


                                                     YEAR ENDED     YEAR ENDED
                                                    DECEMBER 31,   DECEMBER 31,
                                                       2000           1999
                                                       ----           ----

Beginning Allowance for Loan Losses............      $    856       $    750
LOANS CHARGED OFF:
Mortgage.......................................           337             37

Other..........................................           241            219
                                                     --------       --------
Total Charged-Off Loans........................           578            256
                                                     --------       --------
RECOVERIES ON CHARGED-OFF LOANS:
Other..........................................             3              2
                                                     --------       --------
Total Recoveries on Charged-Off Loans..........             3              2
                                                     --------       --------
Provision for Loan Losses......................      $  1,663       $    360
                                                     --------       --------
Ending Allowance for Loan Losses...............      $  1,944       $    856
                                                     --------       --------
Average Loans Outstanding......................      $115,456       $ 97,693
Net Charged-Off Loans to Average Loans.........          0.50%          0.26%


ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                           DECEMBER 31,
                                                              2000
                                                           ------------
                                                           (DOLLARS IN
                                                            THOUSANDS)

Mortgage...................................................  $  297
Consumer & Commercial Loans................................   1,647
                                                             ------
Total....................................................... $1,944
                                                             ======

SOURCES OF FUNDS

     The Bank's primary funding source is its base of core customer deposits, which includes interest and non-interest bearing demand deposits, savings accounts, money market accounts and certificates of deposit. Other sources of funds have been through advances from FHLB. In addition, the Bank participates in bidding for temporary investments available through the local government bodies within the market areas in which the Bank provides banking services, typically with maturities of less than sixty days with denominations in excess of $1 million. The following table presents information with respect to the average balances of these funding sources.

     The Bank's average total deposits were $119,608,000 for the year ended December 31, 2000, compared to $101,989,000 for the year ended December 31, 1999. The Bank has increased funding from NOW accounts and Money Market accounts by $4,137,000 over 1999, while average balances of Passbook savings has declined $1,290,000. Management continues to emphasize the benefits of gathering non-certificate funding as a means of decreasing the Bank's funding costs, improve levels of fee income derived from depository relationships, and to encourage a stronger relationship with its customer base. By acquiring primary transaction accounts, the Bank is less susceptible to loss of accounts during periods of volatile interest rates. Funding in certificates of deposits increased by $14,976,000 from 1999 to an average of $75,339,000 for the year ended December 31, 2000. The higher numbers reflected in the certificates of deposit include balances acquired from local governmental units in the markets served by the Bank. Management continues to reduce the levels of non-retail products (governmental CD's), which exhibit higher levels of rate sensitivity and have short-term impact on net interest spread and profitability. To supplement this strategy, the Bank has also significantly reduced its use of FHLB advances during the last half of 2000.


FUNDING SOURCES--AVERAGE BALANCES

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                                 2000
                                                             ------------
                                                             (DOLLARS IN
                                                              THOUSANDS)

CORE DEPOSITS:
Non-Interest Bearing Demand and NOW Accounts...............    $ 17,027
Money Market and NOW Accounts..............................      27,242
Other Time Deposits........................................      75,339
                                                               --------
Total Core Deposits........................................     119,608
FHLB Advances..............................................      25,609
                                                               --------
Total Funding Sources......................................    $145,217
                                                               ========

FUNDING SOURCES--YIELDS

                                           YEAR           YEAR       PERCENTAGE
                                           ENDED          ENDED        CHANGE
                                        DECEMBER 31,   DECEMBER 31,    1999 TO
                                           2000           1999          2000
                                           ----           ----          ----
CORE DEPOSITS:
Non-Interest Bearing Demand
  Savings Accounts..................        2.24%          2.43%        -7.82%
Money Market and NOW Accounts.......        3.26%          3.30%        -1.21%
Other Time Deposits.................        6.23%          5.11%        21.92%
                                            ----           ----         -----
Total Core Deposits.................        5.08%          4.30%        18.14%
FHLB Advances.......................        5.99%          5.44%        10.11%
                                            ----           ----         -----
Total Funding Sources...............        5.25%          4.50%        16.67%
                                            ====           ====         =====

                                                        BALANCE AT
                                          MINIMUM      DECEMBER 31,    % OF       WEIGHTED
                                      OPENING BALANCE      2000      DEPOSITS   AVERAGE RATE
                                      ---------------      ----      --------   ------------
                                    (DOLLARS IN THOUSANDS, EXCEPT FOR OPENING BALANCE AMOUNTS)
WITHDRAWABLE:
Savings Accounts....................  $       5        $   5,815       4.37%       2.13%
Non-interest Bearing Checking.......         25            4,701       3.53%       0.00%
Now Accounts........................         50           17,520      13.16%       1.44%
Money Market Accounts...............     10,000           16,163      12.14%       5.20%
                                                       --------      ------
Total Withdrawable..................                      44,199      33.20%       2.76%
                                                       ---------     ------
CERTIFICATES (ORIGINAL TERMS):
12 Months or Less...................    Various            6,577       4.94%       6.12%
13 to 36 Months.....................        500           42,749      32.11%       6.80%
37 Months and Greater...............        500            8,183       6.15%       6.34%

Jumbo Certificates..................    100,000           31,412      23.60%       6.70%
                                                       ---------     ------
Total Certificates..................                      88,921      66.80%       6.68%
                                                       ---------     ------
Total Deposits......................                   $ 133,120     100.00%       5.38%
                                                       =========     ======

CERTIFICATES OF DEPOSITS, BY RATE

                                                     DECEMBER 31,
                                                        2000
                                                    (IN THOUSANDS)
Under 5%.........................................     $  1,728
5.01% to 6.00%...................................       13,822
6.01% to 7.00%...................................       43,535
7.01% and over...................................       29,836
                                                      --------
                                                      $ 88,921
                                                      ========

CERTIFICATES OF DEPOSITS, BY RATE AND TERM

                         AMOUNTS AT DECEMBER 31, 2000 MATURING IN:
                         -----------------------------------------
                           ONE YEAR OR                           GREATER THAN
                              LESS      TWO YEARS   THREE YEARS   THREE YEARS     TOTAL
                              ----      ---------   ----------    -----------   --------
                                                    (IN THOUSANDS)
5% and under.............     1,529     $     6      $     1       $   192      $  1,728
5.01%-- 6.00%............     7,308       3,776        2,202           536        13,822
6.01%-- 7.00%............    27,290      14,217        1,129           899        43,535
7.01%-- 8.00%............     2,316      21,879        2,208         3,433        29,836
                            -------     -------      -------       -------      --------
                            $38,443     $39,878      $ 5,540       $ 5,060      $ 88,921
                            =======     =======      =======       =======      ========

TIME DEPOSIT OF $100,000 AND OVER

                                                          (DOLLARS IN THOUSANDS)
Three Months or Less...........................................  $15,655
Greater than Three Months Through Six Months....................   5,233
Greater than Six Months Through Twelve Months...................   1,410
Over Twelve Months..............................................   9,114
                                                                   -----
Total..........................................................  $31,412
                                                                  ======

FHLB ADVANCES


                                                                              AT OR FOR THE YEAR
                                                                               ENDED DECEMBER 31,
                                                                                       2000
                                                                             ---------------------
                                                                             (DOLLARS IN THOUSANDS)
FHLB Advances Outstandings at End of Period.......................................       $  12,500
Average Balance for Period........................................................          25,609
Maximum Amount Outstanding at any Month-End During the
  Period..........................................................................          37,900
Weighted Average Interest Rate During the Period..................................            5.99%
Weighted Average Interest Rate at End of Period...................................            6.14%

LIQUIDITY AND RATE SENSITIVITY

         The primary function of liquidity and interest rate sensitivity management is to provide for and assure an ongoing flow of funds that is adequate to meet all current and future financial needs of the Bank. Such financial needs include funding credit commitments, satisfying deposit withdrawal requests, purchasing property and equipment and paying operating expenses. The funding sources of liquidity are principally the maturing assets, payments on loans issued by the Bank, net deposit growth, and other borrowings. The purpose of liquidity management is to match sources of funds with anticipated customer borrowings and withdrawals and other obligations along with ensuring a dependable funding base. Alternative sources of liquidity include acquiring jumbo certificates resulting from local government bidding, liquidation of marketable investment securities, sales and/or securitization of pools of loans, and additional draws against available credit at the FHLB.

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

         At December 31, 2000, $29,677,000 of the loan portfolio is due to mature or reprice within one year, compared to $24,467,000 of the portfolio at December 31, 1999. In the investment securities category, $6,030,000 of the portfolio matures or reprices within one year, compared to $10,893,000 at December 31, 1999.

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

         The cumulative GAP ratio of the Bank on December 31, 2000 was 1.70 percent for interest rate sensitive assets and liabilities of ninety days or less and (11.18) percent for interest rate sensitive assets and liabilities for one year or less. These ratios, as well as the Bank's Net Portfolio Value measures show drastic improvement over 1999 levels. The Bank was liability sensitive within 90 days in 1999, and the cumulative GAP position within one year was (32.71) percent. Management continues to manage its net interest margin while maintaining interest rate risk within prudent boundaries. Based upon the current balance sheet structure of the Bank, any future decrease in interest rates could have a positive impact on the Bank's net interest margin and earnings. In the event of an increase in general interest rates, management believes that such an increase would have a minimal effect on the Bank's earnings.

INTEREST RATE SENSITIVITY ANALYSIS


                                                                                    BEYOND
                                           1 - 90 DAYS 91 - 365 DAYS 1 - 5 YEARS    5 YEARS      TOTAL
                                           ----------- ------------- -----------    -------      -----
                                                             (DOLLARS IN THOUSANDS)
EARNING ASSETS:
Investment Securities.....................  $   4,338   $   1,692    $   5,458    $   7,508    $  18,996
Interest-Bearing Deposits.................     11,558                                             11,558
Loans (excluding non-accruing)............     16,621      13,056       27,786       56,056      113,519
                                            ---------   ---------    ---------    ---------    ---------
Total Earning Assets......................     32,517      14,748       33,244       63,564      144,073
INTEREST-BEARING LIABILITIES:
Savings and Transaction Deposits..........      5,979      13,359       14,699        8,867       42,904
Time Deposits.............................     21,294      17,140       50,415           46       88,895
Borrowed Funds............................      2,500       5,000        5,000                    12,500
                                            ---------   ---------    ---------    ---------    ---------
Total Interest-Bearing  Liabilities.......     29,773      35,499       70,114        8,913      144,299
Interest Rate Sensitivity Gap Per Period..      2,744     (20,751)     (36,870)      54,651
Cumulative Interest Rate Gap..............  $   2,744   $ (18,007)   $ (54,877)   $    (226)   $    (226)
                                            ---------   ---------    ---------
Cumulative Interest Sensitivity Gap as
  a Percentage of Total  Assets...........       1.70%     (11.18)%     (34.06)%      (0.14)%      (0.14)%

NET PORTFOLIO VALUE

                                             $ AMOUNT       $ CHANGE       % CHANGE       NPV RATIO      CHANGE
                                             --------       ---------      --------       ---------      ------
                                                                     (Dollars in thousands)
+300 bp..............................           5,755         (4,309)         -43%           3.85%     -253 bp
+200 bp..............................           7,313         (2,751)         -27%           4.80%     -158 bp
+100 bp..............................           8,876         (1,188)         -12%           5.72%     - 66 bp
   0 bp..............................          10,046                                        6.35%
-100 bp..............................          10,855            791            8%           6.79%     + 41 bp
-200 bp..............................          11,478          1,414           14%           7.09%     + 71 bp
-300 bp..............................          12,564          2,500           25%           7.64%     +126 bp


EFFECTS OF INFLATION

         The assets and liabilities of a banking entity are unlike companies with investments in inventory, plant and equipment. Assets are primarily monetary in nature and differ from the assets of most non-financial services companies. The performance of a bank is affected more by changes in interest rates than by inflation.

         Because of the relatively low rate of inflation over the past years, the impact upon the Company's balance sheet and levels of income and expense has been minimal.

                          INDEPENDENT AUDITORS' REPORT

Shareholders and Board of Directors
Blue River Bancshares, Inc. and Subsidiary
Shelbyville, Indiana

         We have audited the accompanying consolidated balance sheet of Blue River Bancshares, Inc. and subsidiary (the "Company") as of December 31, 2000, and the consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2000, and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.

         As discussed in Note 10 to the consolidated financial statements, on July 10, 2000, the Company received a letter from the Office of Thrift Supervision ("OTS") which designated the Bank to be in "troubled condition" subjecting the Bank to various restrictions as determined by the OTS.


DELOITTE & TOUCHE LLP
Indianapolis, Indiana
March 16, 2001

                           BLUE RIVER BANCSHARES, INC.
               CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2000


ASSETS:
Cash and cash equivalents:
  Cash and due from banks.......................................................   $   7,272,296
  Interest-bearing deposits.....................................................      11,811,981
                                                                                   -------------
       Total cash and cash equivalents..........................................      19,084,277
Securities available for sale--at fair value (amortized cost: $19,470,394)......      19,318,385
Securities held to maturity--at amortized cost (fair value: $323,977)...........         324,876
Loans receivable, net of allowance for loan losses of ($1,943,741)..............     111,772,042
Stock in FHLB of Indianapolis, at cost..........................................       2,153,000
Accrued interest receivable.....................................................       1,098,464
Income taxes receivable.........................................................         157,895
Deferred income taxes...........................................................       1,180,947
Premises and equipment, net.....................................................       2,912,506
Real estate owned...............................................................          12,406
Prepaid expenses and other assets...............................................         411,896
Goodwill, net...................................................................       2,641,493
                                                                                   -------------
       Total assets.............................................................   $ 161,068,187
                                                                                   =============
LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
  Deposits......................................................................   $ 133,119,811
  Advances from FHLB............................................................      12,500,000
  Accrued interest on deposits and FHLB advances................................         255,822
  Accrued expenses and other liabilities........................................         620,812
                                                                                   -------------
       Total liabilities........................................................     146,496,445
                                                                                   -------------
SHAREHOLDERS' EQUITY:
  Preferred stock, no par value: 2,000,000 shares authorized, none issued
  Common stock, no par value: 15 million shares authorized, 1,549,913 shares
  issued; 1,549,913 shares outstanding..........................................      16,579,196
  Accumulated deficit...........................................................      (1,916,248)
  Accumulated other comprehensive income, net of deferred taxes.................         (91,206)
                                                                                   -------------
       Total shareholders' equity...............................................      14,571,742
                                                                                   -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY......................................   $ 161,068,187
                                                                                   =============



          See accompanying notes to consolidated financial statements.

                           BLUE RIVER BANCSHARES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                   YEAR             YEAR
                                                   ENDED            ENDED
                                                 DECEMBER 31,     DECEMBER 31,
                                                    2000            1999
                                                    ----            ----
INTEREST INCOME:
  Loans receivable...........................  $  9,894,850    $  7,945,606
  Mortgage-backed securities and investment
     securities..............................     1,912,998       1,498,360
  Interest-bearing deposits..................       237,639         209,938
  Dividends from FHLB and other..............       177,652         114,368
                                               ------------    ------------
       Total interest income.................    12,223,139       9,768,272
                                               ------------    ------------
INTEREST EXPENSE:
  Interest expense on deposits...............     6,087,707       4,389,244
  Interest expense on FHLB advances..........     1,560,594       1,156,275
                                               ------------    ------------
       Total interest expense................     7,648,301       5,545,519
                                               ------------    ------------
Net Interest Income..........................     4,574,838       4,222,753
Provision for Loan Losses....................     1,662,931         360,000
                                               ------------    ------------
Net Interest Income After Provision for Loan
  Losses.....................................     2,911,907       3,862,753
                                               ------------    ------------
NON-INTEREST INCOME:
  Service charges and fees...................       252,697         208,497
  Other......................................       167,263         402,393
                                               ------------    ------------
       Total non-interest income.............       419,960         610,890
                                               ------------    ------------
NON-INTEREST EXPENSE:
  Salaries and employee benefits.............     2,315,850       1,971,018
  Premises and equipment.....................       770,201         604,249
  Federal deposit insurance..................       112,041         183,129
  Data processing............................       479,965         384,694
  Advertising and promotion..................       233,880         237,426
  Bank fees and charges......................        74,559          70,420
  Professional fees..........................       586,079         479,064
  Directors fees.............................       109,800         117,150
  Stationary and supplies....................        81,681         155,187
  Other......................................       614,712         498,177
  Goodwill amortization......................       212,412         206,077
                                               ------------    ------------
       Total non-interest expense............     5,591,180       4,906,591
                                               ------------    ------------
Loss Before Income Taxes.....................    (2,259,313)       (432,948)
Income Tax Benefit...........................      (786,676)       (117,501)
                                               ------------    ------------
Net Loss.....................................  $ (1,472,637)   $   (315,447)
                                               ============    ============
Basic Loss Per Common Share..................  $      (0.96)   $      (0.21)
Diluted Loss Per Common Share................  $      (0.96)   $      (0.21)
Weighted Average Shares Outstanding..........     1,530,058       1,494,221

          See accompanying notes to consolidated financial statements.

                           BLUE RIVER BANCSHARES, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
            FOR THE PERIOD FROM JANUARY 1, 1999 TO DECEMBER 31, 2000

                                                                                     ACCUMULATED
                                                                                        OTHER
                                                                                    COMPREHENSIVE
                                                                                     INCOME, NET       TOTAL
                                        COMPREHENSIVE     COMMON       ACCUMULATED   OR DEFERRED    SHAREHOLDERS'
                                            LOSS          STOCK          DEFICIT        TAXES          EQUITY
                                        -------------     ------       -----------  -------------  -------------

Balance at January 1, 1999                             $16,222,130  $   (128,164)   $   379,816    $16,473,782
    Net loss...........................  $   (315,447)                  (315,447)                     (315,447)
                                         ------------
    Other Comprehensive income:
       Unrealized Losses on
         Securities, Net of
         Reclassification adjustment..       (817,717)                                 (817,717)      (817,717)
                                         ------------
    Other comprehensive income.........      (817,717)
                                         ------------
COMPREHENSIVE LOSS.....................  $ (1,133,164)
                                         ============
  Purchase of common stock.............                     (6,158)                                     (6,158)
  Proceeds from re-issuance of
  common stock.........................                     42,764                                      42,764
                                                       ------------ ------------    -----------    -----------
  Balance at December 31, 1999.........                $16,258,736  $   (443,611)   $  (437,901)   $15,377,224

    Net loss...........................  $ (1,472,637)                (1,472,637)                   (1,472,637)
                                         ------------
    Other Comprehensive income:
       Unrealized Gain on
         Securities, Net of
         Reclassification adjustment...       346,695                                   346,695        346,695
                                         ------------
    Other comprehensive income.........       346,695
                                         ------------
  COMPREHENSIVE LOSS.................... $ (1,125,942)
                                         ============
  Proceeds from private placement                          299,570                                     299,570
  offering.............................
  Proceeds from re-issuance of
  common stock.........................                     20,890                                      20,890
                                                       -----------  -----------     -----------    -----------
  Balance at December 31, 2000.........                $16,579,196  $ (1,916,248)   $   (91,206)   $14,571,742
                                                       ===========  ============    ===========    ===========

          See accompanying notes to consolidated financial statements.

                           BLUE RIVER BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                           YEAR              YEAR
                                                          ENDED              ENDED
                                                       DECEMBER 31,       DECEMBER 31,
                                                           2000               1999
                                                           ----               ----
   CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss........................................   $  (1,472,637)   $    (315,447)
   Adjustments to reconcile net loss to net cash
     from operating activities:
     Depreciation and amortization .................        538,242          470,097
     Net amortization of premiums and discounts.....         93,169          328,716
     Gain on sale of loans..........................          9,998           (2,143)
     Gain on sale of securities available for sale..         39,313         (229,891)
     Provision for loan losses......................      1,662,931          360,000
     Deferred income taxes..........................        (24,218)        (291,515)
   Changes in assets and liabilities:
     Accrued interest receivable....................        (55,778)        (283,200)
     Other assets...................................       (690,054)         109,735
     Other liabilities..............................        114,334         (169,597)
                                                      -------------    -------------
          Net cash from operating activities........        215,300          (23,245)
                                                      -------------    -------------
   CASH FLOWS FROM INVESTING ACTIVITIES:
     Loans funded net of collections................     (4,167,692)     (29,367,350)
     Proceeds from sale of loans....................      1,687,848        5,639,634
     Maturities of securities available for sale....      4,150,776        7,442,767
     Maturities of securities held to maturity......                          72,455
     Purchase of FHLB stock.........................                        (795,200)
     Purchase of premises and equipment.............       (104,387)      (1,483,140)
     Proceeds from sale of securities available
     for sale.......................................     15,440,083       23,405,417
     Purchase of securities available for sale......    (14,114,386)     (38,494,410)
                                                      -------------    -------------
          Net cash provided/(used) by investing
          activities................................      2,892,242      (33,579,827)
                                                      -------------    -------------
   CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from FHLB advances and other
     borrowings.....................................     84,175,000      133,756,800
     Net increase in deposits.......................     30,482,085       13,508,297
     Purchase of common stock.......................                          (6,158)
     Repayment of FHLB advance and other
     borrowings.....................................   (106,283,800)    (125,648,000)
     Proceeds from issuance of common stock.........        320,460           42,764
                                                      -------------    -------------
          Net cash provided by financing
          activities................................      8,693,745       21,653,703
                                                      -------------    -------------
     Net increase (decrease) in cash and cash
     equivalents....................................     11,801,287      (11,949,369)
     Cash and cash equivalents at beginning of
     period.........................................      7,282,990       19,232,359
                                                      -------------    -------------
     Cash and cash equivalents at end of period.....  $  19,084,277    $   7,282,990
                                                      =============    =============
   SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   INFORMATION:
     Interest paid..................................  $   7,573,000    $   5,531,000
     Income taxes paid..............................  $     120,000    $     145,000
     Loans transferred to real estate owned.........  $           0    $     512,000


          See accompanying notes to consolidated financial statements.

                           BLUE RIVER BANCSHARES, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF
                    DECEMBER 31, 2000 AND FOR THE YEARS ENDED
                     DECEMBER 31, 2000 AND DECEMBER 31, 1999

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting policies of Blue River Bancshares, Inc. (the "Company") conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking and thrift industry. A summary of the more significant accounting policies follows:

         BASIS OF PRESENTATION -- The consolidated financial statements include the accounts of Blue River Bancshares, Inc. (the "Company") and its wholly-owned subsidiary Shelby County Bank (the "Bank") and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

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

         USE OF ESTIMATES -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates most susceptible to change in the near term include the allowance for loan losses and the fair value of securities, loans and deposits.

         CASH AND CASH EQUIVALENTS -- All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

         SECURITIES -- Securities are required to be classified as held to maturity, available for sale or trading. Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity. Debt and equity securities not classified as either held to maturity or trading securities are classified as available for sale. Only those securities classified as held to maturity are reported at amortized cost, with those available for sale reported at fair value with unrealized gains and losses excluded from earnings and reported as other comprehensive income. Premiums and discounts are amortized over the contractual lives of the related securities using the level yield method. Gain or loss on sale of securities is based on the specific identification method.

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

                           BLUE RIVER BANCSHARES, INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF
                    DECEMBER 31, 2000 AND FOR THE YEARS ENDED
                     DECEMBER 31, 2000 AND DECEMBER 31, 1999

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

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

         GOODWILL -- Goodwill is amortized using the straight line method over 15 years. Amortization expense for the year ended December 31, 2000 was approximately $212,000. Management reviews intangible assets for possible impairment if there is a significant event that detrimentally affects operations. Impairment is measured using estimates of the future earnings potential of the entity or assets acquired.

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

         The following is a reconciliation of the weighted average common shares for the basic and diluted earnings per share computations:


                                            YEAR         YEAR
                                            ENDED        ENDED
                                         DECEMBER 31, DECEMBER 31,
                                            2000         1999
                                            ----         ----
Basic Earnings per Share:
  Weighted Average Common Shares........  1,530,058   1,494,221
                                          ---------   ---------

Diluted Earnings per Share:
  Weighted Average Common Shares........  1,530,058   1,494,221
                                          ---------   ---------

Weighted Average Common and Incremental
  Shares................................  1,530,058   1,494,221
                                          ---------   ---------

                           BLUE RIVER BANCSHARES, INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF
                    DECEMBER 31, 2000 AND FOR THE YEARS ENDED
                     DECEMBER 31, 2000 AND DECEMBER 31, 1999

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

         COMPREHENSIVE INCOME -- Reclassification adjustments have been determined for all components of other comprehensive income reported in the consolidated statements of changes in shareholders' equity. Amounts presented within those statements for the years ended December 31, 2000 and December 31, 1999 are as follows:

                                                      YEAR          YEAR
                                                      ENDED         ENDED
                                                   DECEMBER 31,  DECEMBER 31,
                                                       2000          1999
                                                   --------------------------
OTHER COMPREHENSIVE INCOME (LOSS) BEFORE TAX:
Net unrealized holding gains (losses)............. $   536,201   $(1,132,971)
Less: reclassification adjustment for
  gains realized in net income....................      39,313      (229,891)
                                                   -----------   -----------
Other comprehensive income (loss) before tax......     575,514    (1,362,862)
Income tax benefit (expense) related to items of
  other comprehensive income (loss)...............     228,819       545,145
                                                   -----------   -----------
Other comprehensive income (loss), net of tax..... $   346,695   $  (817,717)
                                                   ===========   ===========

         SEGMENT INFORMATION -- The Company has disclosed all required information relating to its one operating segment.

         NEW ACCOUNTING PRONOUNCEMENTS -- In June 1998, SFAS No. 133, ("SFAS 133") Accounting for Derivative Instruments and Hedging Activities, was issued. This statement, as amended, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a hedge of foreign currency exposure. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. The Company adopted this statement on January 1, 2001, and the adoption of this statement had no material impact on the financial condition, results of operations or cash flows of the Company.

         RECLASSIFICATION -- Certain amounts in the year ended December 31, 1999 have been reclassified to conform to the 2000 presentation.

2.       SECURITIES

     Securities at December 31, 2000 are as follows:

                                                                                   GROSS UNREALIZED
                                                                AMORTIZED                                      FAIR
                                                                  COST          GAINS         LOSSES           VALUE
                                                              ------------    ---------      ----------    ------------
SECURITIES AVAILABLE FOR SALE:
  Mortgage-backed securities...........................       $  8,335,617    $  83,430      $ (25,945)    $  8,393,102
  Corporate bonds......................................          1,118,311                     (44,991)       1,073,320
  Obligations of State and Political Subdivisions......          2,266,669       17,940         (8,563)       2,276,046
  U.S. treasury and agency securities..................          7,749,797                    (173,880)       7,575,917
                                                              ------------    ---------      ----------    ------------
Total available for sale...............................       $ 19,470,394    $ 101,370      $(253,379)    $ 19,318,385
                                                              ============    =========      ==========    ============
SECURITIES HELD TO MATURITY:
  Mortgage-backed securities...........................       $    113,592    $     283      $  (1,073)    $    112,802
  Municipal bonds......................................            211,284           21           (130)         211,175
                                                              ------------    ---------      ----------    ------------
Total held to maturity.................................       $    324,876    $     304      $  (1,203)    $    323,977
                                                              ============    =========      =========     ============


         The carrying value of mortgage-backed securities, corporate bonds, and U.S. treasury and agencies at December 31, 2000 are shown below by their contractual maturity date. Actual maturities will differ because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                           BLUE RIVER BANCSHARES, INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF
                    DECEMBER 31, 2000 AND FOR THE YEARS ENDED
                     DECEMBER 31, 2000 AND DECEMBER 31, 1999

2.       SECURITIES -- (CONTINUED)

                                                             AVAILABLE FOR SALE             HELD TO MATURITY
                                                         -------------------------      ----------------------
                                                           AMORTIZED       FAIR         AMORTIZED        FAIR
                                                             COST          VALUE          COST           VALUE
                                                         ------------  -----------      --------       --------
MORTGAGE-BACKED SECURITIES:
  Due in one year or less........................        $    177,620  $    175,324
  Due after one year through five years..........             126,077       126,103
  Due after five years through ten years.........             150,827       151,600     $ 18,229       $ 18,452
  Due after ten years............................           7,881,093     7,940,075       95,363         94,350
CORPORATE BONDS:
  Due in one year or less........................             203,537       201,514
  Due after one year through five years..........             799,388       758,743
  Due after five years through ten years.........             115,386       113,063
OBLIGATIONS OF STATE AND POLITICAL SUBDIVISIONS:
  Due after one year through five years..........           1,294,449     1,304,774      211,284        211,175
  Due after five years through ten years.........             871,518       873,799
  Due after ten years............................             100,702        97,473
U.S. TREASURY AND AGENCY SECURITIES:
  Due after one year through five years..........           1,499,848     1,484,450
  Due after five years through ten years.........           2,750,000     2,696,142
  Due after ten years............................           3,499,949     3,395,325
                                                         ------------  ------------     --------       --------
Total............................................        $ 19,470,394  $ 19,318,385     $324,876       $323,977
                                                         ============  ============     ========       ========

3.       LOANS RECEIVABLE

         Loans receivable at December 31, 2000 by major categories are as follows:



REAL ESTATE MORTGAGE LOANS:
  One-to-four family.......................  $ 47,040,044
  Commercial...............................    30,175,235
  Home equity loans........................     6,189,855
Consumer loans.............................    17,963,535
Commercial loans...........................    12,347,114
                                             ------------
                                              113,715,783
Allowance for loan losses..................    (1,943,741)
                                             ------------
                                             $111,772,042
                                             ============

     Activity in the allowance for loan losses for the periods indicated were as follows:

                                  YEAR           YEAR
                                  ENDED          ENDED
                               DECEMBER 31,   DECEMBER 31,
                                  2000           1999
                                  ----           ----
Beginning balance..........  $   854,985    $   750,022
Provision for loan losses..    1,662,931        360,000
Charge-offs................     (577,954)      (256,703)
Recoveries.................        3,779          1,666
                             -----------    -----------
Ending balance.............  $ 1,943,741    $   854,985
                             ===========    ===========

                           BLUE RIVER BANCSHARES, INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF
                    DECEMBER 31, 2000 AND FOR THE YEARS ENDED
                     DECEMBER 31, 2000 AND DECEMBER 31, 1999

3.       LOANS RECEIVABLE -- (CONTINUED)

         As of December 31, 2000, loans which were impaired in accordance with SFAS No.'s 114 and 118 totaled approximately $6,557,000. Specific reserves for credit losses allocated to these loans totaled approximately $1,363,000. The Bank's policy for recognizing income on impaired loans is to accrue interest until a loan is classified as impaired. For loans which receive the classification of impaired during the current period, interest accrued in excess of 90 days past the due date is charged against current earnings. No interest is accrued after a loan is classified as impaired. All payments received for loans which are classified as impaired are utilized to reduce the principal balance outstanding.

         The Company has increased its allowance for loan losses due to overall portfolio growth, diversifying the portfolio into non-residential lending, and an internal analysis of the loan portfolio. The former president was removed as Vice-Chairman of Blue River and as President and Chief Executive Officer of Blue River and the Bank as the result of an internal review of certain matters at the Bank involving the former president. As a result, all loans related to the former president have been reviewed. This loan review included establishing specific reserves allocated to specific borrowers based upon the risks of each credit relationship. The risk levels were established based upon the borrower's debt servicing capabilities, the Bank's collateral position on the loans, and adherence to customary documentation standards. Based upon the internal review, the Bank determined that it was appropriate to increase the allowance for loan losses by $819,000 and to charge-off $444,000 in loans. In order to facilitate the increase in allowance, while absorbing the effect of the charged-off loans, the Bank charged $1,263,000 against earnings in the form of provision for loan loss.

4.       PREMISES AND EQUIPMENT

     Premises and equipment at December 31, 2000 consists of the following:

Land and improvements.......... $   329,810
Buildings and improvements.....   2,433,739
Furniture and equipment........   1,605,647
                                -----------
                                  4,369,196
Less accumulated depreciation..  (1,456,690)
                                -----------
                                $ 2,912,506
                                ===========

5.       DEPOSITS

     Deposits at December 31, 2000 are as follows:

                                                                 WEIGHTED
                                                                 AVERAGE
                                                  AMOUNT          RATE
                                                  ------         --------
Passbook Savings Accounts.................... $  5,814,347       2.13%
Non-interest Bearing Checking................    4,701,134       0.00%
Interest - Bearing Demand Deposits Accounts..   17,519,996       1.44%
Money Market Accounts........................   16,163,221       5.20%
                                              ------------       ----
       Total Transaction Accounts............   44,198,698       3.15%
                                                                 ----
Certificate Accounts:
  Under 12 Months............................   23,742,948       6.48%
  12 to 23 Months............................   32,095,647       6.93%
  24 to 35 Months............................   20,295,834       6.64%
  36 to 59 Months............................    3,406,294       6.08%
  Over 60 Months.............................    9,380,390       6.54%
                                              ------------       ----
                                                88,921,113       6.67%
                                              ------------       ----
                                              $133,119,811       5.38%
                                              ============       ====

                           BLUE RIVER BANCSHARES, INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF
                    DECEMBER 31, 2000 AND FOR THE YEARS ENDED
                     DECEMBER 31, 2000 AND DECEMBER 31, 1999


5.       DEPOSITS -- (CONTINUED)

     A summary of certificate accounts by scheduled maturities at December 31, 2000 is as follows:

                            2001          2002           2003          2004          2005      Thereafter        Total
                            ----          ----           ----          ----          ----      ----------        ------
3.01% - 4%............                $      5,870                                                           $      5,870
4.01% - 5%............  $  1,529,014                 $        698   $   192,107                                 1,721,819
5.01% - 6%............     7,308,375     3,775,987      2,202,429       499,309  $     36,376                  13,822,476
6.01% - 7%............    27,290,097    14,216,811      1,128,649       186,154       713,031                  43,534,742
7.01% - 8%............     2,316,151    21,879,006      2,207,896       219,412     3,213,741                  29,836,206
                        ------------  ------------   ------------   -----------  ------------                ------------
                        $ 38,443,637  $ 39,877,674   $  5,539,672   $ 1,096,982  $  3,963,148   $       0    $ 88,921,113
                        ============  ============   ============   ===========  ============   =========    ============

     A summary of interest expense for the periods indicated is as follows:

                                                   YEAR ENDED      YEAR ENDED
                                                   DECEMBER 31,    DECEMBER 31,
                                                      2000            1999
                                                   ----------      ----------
Account type:
  Passbook Savings Accounts......................  $  144,762      $  188,140
  Interest-Bearing Demand Deposits Accounts......     221,117         277,972
  Money Market Accounts..........................   1,013,580         833,974
  Certificates...................................   4,708,248       3,089,158
                                                   ----------      ----------
                                                   $6,087,707      $4,389,244
                                                   ==========      ==========

6.       FEDERAL HOME LOAN BANK ADVANCES

     Federal Home Loan Bank advances at December 31, 2000 are as follows:

                                                                WEIGHTED
                                                                AVERAGE
                                                                INTEREST
                                           AMOUNT                RATES
                                           ------                -----
 FISCAL YEAR MATURITY
2001................................    $ 7,500,000              6.64%
2002................................      2,500,000              5.37%
2003................................              0              0.00%
2004................................      2,500,000              5.44%
                                        -----------
                                        $12,500,000              6.14%
                                        ===========

         The advances from the Federal Home Loan Bank ("FHLB"), are collateralized by mortgage loans and investment securities pledged by the Bank. The FHLB holds original notes and mortgages of the pledged loan products and provides safekeeping services related to the pledged investment securities.

7.       STOCK OPTION PLANS

         The Company has adopted separate stock option plans for Directors of the Company and the Bank (the "1997 Directors' Stock Option Plan" and the "2000 Directors' Stock Option Plan") and the officers and key employees of the Company and the Bank (the "1997 Key Employee Stock Option Plan" and "2000 Key Employee Stock Option Plan"). The Company has reserved a total of 62,400 shares pursuant to the Directors' Stock Option Plans and 103,000 pursuant to the Key Employee Stock Option Plans. The option exercise price per share for the 1997 plans is the greater of $12.00 per share or the fair value of a share on the date of grant and $8.27 per share or the fair market value on the date of the grant for the 2000 plans. The stock options are exercisable at any time within the maximum term of five years for incentive stock options and ten years for non-qualified stock options of the employee stock option plan and fifteen years under the Directors' Stock Option Plan from the grant date. The options are nontransferable and are forfeited upon termination of employment or as a director.

                           BLUE RIVER BANCSHARES, INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF
                    DECEMBER 31, 2000 AND FOR THE YEARS ENDED
                     DECEMBER 31, 2000 AND DECEMBER 31, 1999


7.       STOCK OPTION PLANS -- (CONTINUED)

     The following is an analysis of the activity for the year ended December 31, 2000 and the stock options outstanding at the end of the respective years:



                                                              WEIGHTED
                                                              AVERAGE
              OPTIONS                             SHARES       RATES
--------------------------------------            ------     --------
Outstanding at December 31, 1998..............   106,500    $   12.00
Granted.......................................    15,000    $   12.00
Forfeited or expired..........................    (6,500)   $   12.00
                                                 -------
Outstanding at December 31, 1999..............   115,000    $   12.00
Granted.......................................    22,750    $    8.27
Forfeited or expired..........................   (49,900)   $   11.89
                                                 -------
Outstanding at December 31, 2000..............    87,850    $   11.11
                                                 =======

         As of December 31, 2000 and 1999, options outstanding had a weighted average exercise price of $11.11 and $12.00 and a weighted average remaining contractual life of approximately 12 and 13 years, respectively. Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," provides for, at the option of the Company, a fair value method of accounting for stock options and similar equity instruments. The Company has elected to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Had compensation cost for the plans been determined based on the fair value at the grant dates for awards under the plan consistent with the fair value method of SFAS 123, the Company's net income (loss) and net income (loss) per share for the year ended December 31, 2000 and the year ended December 31, 1999 would have decreased to the pro forma amounts indicated below:


                                                                                     2000            1999
                                                                                     ----             ----
       NET  INCOME (LOSS):
         As reported............................................................$  (1,472,637)   $  (315,447)
         Pro forma..............................................................$  (1,536,865)   $  (352,664)
       NET INCOME (LOSS) PER SHARE:
         As reported............................................................$  (1,472,637)   $  (315,447)
            Basic earnings (loss) per share.....................................$       (0.96)   $     (0.21)
            Dilutive earnings (loss) per share..................................$       (0.96)   $     (0.21)
         Pro forma earnings (loss) per share
            Basic earnings (loss) per share.....................................$       (1.00)   $     (0.24)
            Dilutive earnings (loss) per share..................................$       (1.00)   $     (0.24)

         The weighted average fair value of options granted was $3.36 and $2.75 per share in 2000 and 1999, respectively. The fair value of the options granted are estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: no dividend yield, risk-free interest rate of 5.6% and 5.2% in 2000 and 1999, respectively, annualized volatility of 30% in 2000 and 1999, respectively, and an expected life of five years. The pro forma amounts may not be representative of the effects on reported net income for future years.

                           BLUE RIVER BANCSHARES, INC.


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF
                    DECEMBER 31, 2000 AND FOR THE YEARS ENDED
                     DECEMBER 31, 2000 AND DECEMBER 31, 1999

8.       INCOME TAXES

     An analysis of the income tax provision is as follows:

                                                   YEAR              YEAR
                                                   ENDED             ENDED
                                                DECEMBER 31,      DECEMBER 31,
                                                    2000              1999
                                                ------------      -----------
Current:
  Federal..........................               $  47,918        $ 120,295
  State............................                 (81,716)          53,719
                                                  ---------        ---------
                                                    (33,798)         174,014
Deferred...........................                 820,474         (291,515)
                                                  ---------        ---------
                                                  $ 786,676        $(117,501)
                                                  =========        =========

     A reconciliation between the effective tax rate and the statutory tax rate is as follows:

                                                   YEAR                YEAR
                                                   ENDED               ENDED
                                                DECEMBER 31,        DECEMBER 31,
                                                   2000                1999
                                                ------------        -----------
U.S. Federal Statutory Rate.............               (34.0)%          (34.0)%
State Income Tax, Net of Federal Income
  Tax Benefit...........................                (4.9)%           (5.4)
Nondeductible Goodwill..................                 3.2             16.2
Nondeductible Meals & Entertainment.....                 1.1
Tax Exempt Interest.....................                (1.3)            (4.1)
Other, Net..............................                 1.1              0.2
                                                        ----             ----
Effective Tax Rate......................               (34.8)%          (27.1)%
                                                      ======           ======

     The significant components of the Bank's net deferred tax asset as of December 31, 2000 are as follows:


Accrued Expenses Not Currently Deductible.......................................  $  170,601
Excess Purchase Price Over Net Assets Acquired Allocated for
  Financial Reporting Purposes to Deposits......................................      11,154
Allowance for Loan Losses.......................................................     826,090
Net Operating Loss Carryforward.................................................     339,698
Investment Securities Available for Sale........................................      61,049
Excess Purchase Price Over Net Assets Acquired Allocated for
  Financial Reporting Purposes to Loans.........................................       6,024
Depreciation....................................................................     (44,616)
Other...........................................................................    (189,053)
                                                                                  ----------
Net Deferred Tax Asset..........................................................  $1,180,947
                                                                                  ==========

         As of December 31, 2000, the Bank's net operating loss carryforwards expire in fiscal year 2020. Based on management's assessment it is more likely than not that all net deferred tax assets will be realized through future taxable earnings or implementation of tax planning strategies.

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

         Approximately $1.1 million, for which no provision for Federal income taxes has been made, represents allocations of earnings to tax bad debt deductions prior to 1987 for federal income tax purposes. Reduction of amounts so allocated for purposes other than tax bad debt losses will create taxable income, which will be subject to the then current corporate income tax rate. It is not contemplated that amounts allocated to bad debt deductions will be used in any manner to create taxable income.

                           BLUE RIVER BANCSHARES, INC.


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF
                    DECEMBER 31, 2000 AND FOR THE YEARS ENDED
                     DECEMBER 31, 2000 AND DECEMBER 31, 1999

9.       RELATED PARTY TRANSACTIONS

         In the ordinary course of business, the Company has loan, deposit and other transactions with executive officers, directors and principal shareholders, and with organizations and individuals with which they are financially or otherwise closely associated. As defined, total loans to executive officers, directors and principal shareholders were approximately $1,200,000 at December 31, 2000.

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

         Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the OTS, requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 3%, and total risk-based capital (as defined) of 8%. The Bank is also subject to prompt corrective action capital requirement regulations set forth by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC requires the Bank to maintain minimum capital amounts and ratios of weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2000, management believes that the Bank meets all capital adequacy requirements to which it is subject.

         As of December 31, 2000, the most recent notification from the OTS categorized the Bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Bank must maintain minimum total risk based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table below:


                                                                                      AS OF DECEMBER 31, 2000
                                                           -------------------------------------------------------
                                                                  ACTUAL CAPITAL             REQUIRED CAPITAL
                                                           -------------------------     -------------------------
                                                              AMOUNT         RATIO          AMOUNT         RATIO
                                                           ------------   ----------     -----------    ----------

OTS capital adequacy:
  Tangible capital.....................................    $ 10,158,000        6.5%      $ 2,349,000         1.5%
  Core capital.........................................      10,158,000        6.5%        4,698,000         3.0%
  Total risk-based capital.............................      11,531,000       10.6%        8,744,000         8.0%
FDICIA regulations to be classified "well capitalized":
  Tier 1 leverage capital..............................      10,158,000        6.5%        7,830,000         5.0%
  Tier 1 risk based capital............................      10,158,000        9.3%        6,558,000         6.0%
  Total risk-based capital.............................      11,531,000       10.6%       10,930,000        10.0%

         Pursuant to the Office of Thrift Supervision's examination of the Bank dated March 13, 2000, the Bank was deemed to be in "troubled condition" and subject to the following restrictions: (i) no increase in total assets during any quarter in excess of an amount equal to interest credited on deposits during the quarter without prior written approval of the OTS, (ii) prior OTS approval of all executive compensation and agreements and the hiring of any executive officer, director or consultant or changing the responsibilities of any current executive officer, (iii) prior notice to the OTS of all transactions between the Bank and its affiliates, (iv) prior OTS approval of all transactions between the Bank and third parties outside the normal course of business and (v) no golden parachute payments by the Bank, unless permissible to applicable law.

                           BLUE RIVER BANCSHARES, INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF
                    DECEMBER 31, 2000 AND FOR THE YEARS ENDED
                     DECEMBER 31, 2000 AND DECEMBER 31, 1999


11.      EMPLOYEE BENEFIT PLANS

         The Company (Successor) has an employee 401(K) plan established for substantially all full-time employees, as defined. The Company has elected to match contributions equal to 50% of the employee contributions, up to a maximum of 6% of an individual's total eligible salary, as defined. Contributions totaled approximately $45,000 and $42,000 for the years ended December 31, 2000 and 1999, respectively.

12.      COMMITMENTS

         In the normal course of business, the Bank makes various commitments to extend credit which are not reflected in the accompanying consolidated financial statements. At December 31, 2000, the Bank had loan commitments approximating $16,407,000 excluding undisbursed portions of loans in process. Outstanding letters of credit totaled approximately $647,000 at December 31, 2000.

In the event of nonperformance by the other parties to the financial instruments, the Bank's exposure to credit loss for commitments to extend credit is represented by the contract amount of those instruments.

         The Bank uses the same credit policies and collateral requirements in making commitments as it does for on-balance sheet financial instruments.

13.      PARENT COMPANY FINANCIAL INFORMATION

     Condensed Balance Sheet as of December 31, 2000:

        ASSETS
          Cash and cash equivalents..........................     $    266,566
          Securities available for sale......................          758,743
          Investment in subsidiary...........................       12,732,472
          Other..............................................          921,015
                                                                  ------------
               Total assets..................................     $ 14,678,796
                                                                  ============
        LIABILITIES AND SHAREHOLDERS' EQUITY
          Other liabilities..................................     $    107,055
          Shareholders' equity...............................       14,571,741
                                                                  ------------
               Total liabilities and shareholders' equity....     $ 14,678,796
                                                                  ============


     Condensed Statements of Earnings are as follows:

                                                                   YEAR              YEAR
                                                                  ENDED              ENDED
                                                                DECEMBER 31,       DECEMBER 31,
                                                                   2000               1999
                                                                   ----               ----
        Interest income, net of interest expense...........      $     85,090      $    134,606
        Non-interest income................................            33,278            39,771
        Non-interest expense...............................          (790,931)         (512,862)
                                                                 -------------     -------------
        Income (loss) before income taxes and equity in
          undistributed earnings of  Shelby County Bank              (672,563)        (338,485)
        Income tax expense (benefit).......................          (229,056)        (135,394)
                                                                 ------------      ------------
        Income (loss) before equity in undistributed
          Earnings of Shelby County Bank...................          (443,507)        (203,091)
        Equity in undistributed earnings (loss) of Shelby
          County Bank......................................        (1,029,130)        (112,356)
                                                                 -------------     ------------
        Net income (loss)..................................      $ (1,472,637)     $  (315,447)
                                                                 =============     ============

                           BLUE RIVER BANCSHARES, INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF
                    DECEMBER 31, 2000 AND FOR THE YEARS ENDED
                     DECEMBER 31, 2000 AND DECEMBER 31, 1999


13.      PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

    Condensed Statements of Cash Flows are as follows:

                                                                     YEAR          YEAR
                                                                     ENDED         ENDED
                                                                 DECEMBER 31,   DECEMBER 31,
                                                                     2000          1999
                                                                 -----------    -----------
Cash Flows From Operating Activities:
  Net loss.....................................................  $(1,472,637)   $  (315,447)
  Adjustments to reconcile net cash from operating activities:
     Equity in undistributed earnings (loss) of subsidiary.....    1,029,130        112,356
     Gain on Sale of premises and equipment....................      (20,156)             0
     Depreciation and amortization.............................       93,201         72,681
     (Increase) Decrease in other assets.......................      581,607       (208,478)
     Increase (Decrease) in other liabilities..................   (1,164,563)       261,435
                                                                 -----------    -----------
       Net cash from operating Activities......................     (953,418)       (77,453)
                                                                 -----------    -----------
Cash Flows from Investing Activities:
  Loans funded net of collections..............................            0        335,234
  Purchase of available for sale securities....................            0     (1,408,233)
  Maturities of securities.....................................      310,476        694,533
  Net investment in subsidiary.................................      (18,482)         1,127
  Proceeds from sale of premises and equipment.................       40,900              0
  Purchase of premises and equipment...........................     (382,035)       (74,164)
                                                                 -----------    -----------
       Net cash from investing activities......................      (49,141)      (451,503)
                                                                 -----------    -----------
Cash Flows from Financing Activities:
  Repurchase of stock..........................................            0         (6,158)
  Proceeds from issuance of common stock.......................      320,459         42,764
                                                                 -----------    -----------
       Net cash from financing activities......................      320,459         36,606
                                                                 -----------    -----------
Net decrease in cash and cash equivalents......................     (682,100)      (492,350)
Cash and cash equivalents at beginning of period...............      948,666      1,441,016
                                                                 -----------    -----------
Cash and cash equivalents at end of period.....................  $   266,566    $   948,666
                                                                 ===========    ===========

14.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following disclosure of fair value information is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. SFAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate value. The estimated fair value amounts have been determined by the Company using available market information and other appropriate valuation techniques. These techniques are significantly affected by the assumptions used, such as the discount rate and estimates of future cash flows. Accordingly, the estimates made herein are not necessarily indicative of the amounts the Company could realize in a current market exchange and the use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amount.

         The following schedule includes the book value and estimated fair value of all financial assets and liabilities, as well as certain off balance sheet items, at December 31, 2000

         CASH AND CASH EQUIVALENTS -- For these instruments, the carrying amount is a reasonable estimate of fair value.

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

                           BLUE RIVER BANCSHARES, INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF
                    DECEMBER 31, 2000 AND FOR THE YEARS ENDED
                     DECEMBER 31, 2000 AND DECEMBER 31, 1999


14.      FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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

     The estimated carrying and fair values of the Company's financial instruments as of December 31, 2000 as follows:

                                                    CARRYING        ESTIMATED
                                                     AMOUNT        FAIR VALUE
                                                    --------       ----------
Assets
  Cash and cash equivalents.....................  19,084,000       19,084,000
  Investment securities held to maturity........     325,000          324,000
  Investment securities available for sale......  19,318,000       19,318,000
  Loans receivable.............................. 113,716,000      113,168,000
  Stock in FHLB of Indianapolis.................   2,153,000        2,153,000
Liabilities
  Deposits...................................... 133,120,000      134,421,000
  FHLB advances.................................  12,500,000       12,490,000
  Accrued interest payable......................     256,000          256,000

                             SHAREHOLDER INFORMATION

STOCK INFORMATION

     The Company's common stock is traded on the Nasdaq SmallCap Market under the symbol "BRBI".

     The Company had 72 Shareholders of Record as of March 1, 2001.


SALE PRICE PER SHARE
                                                  2000              1999
                                                  ----              ----
                        QUARTER              HIGH     LOW      HIGH     LOW
                   ---------------          ------   ------   ------   -----
                   First Quarter........  $  5.125  $ 3.938  $  9.000  $ 7.000
                   Second Quarter.......     4.625    3.500     7.875    6.500
                   Third Quarter........     4.750    3.563     7.000    4.500
                   Fourth Quarter.......     4.250    2.125     6.000    3.500

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



Independent Auditor        Legal Counsel            Corporate Offices
DELOITTE & TOUCHE LLP      KRIEG, DEVAULT,          BLUE RIVER BANCSHARES, INC.
111 Monument Circle        ALEXANDER &              29 E. Washington St.
Suite 2000                 CAPEHART, LLP            Shelbyville, IN 46176
Indianapolis, IN 46204     One Indiana Square       888-842-2265
                           Suite 2800
                           Indianapolis, IN 46204

                             DIRECTORS AND OFFICERS

        BOARD OF DIRECTORS                            BOARD OF DIRECTORS
        BLUE RIVER BANCSHARES, INC.                   SHELBY COUNTY BANK
        ---------------------------                   ------------------
        STEVEN R. ABEL                                STEVEN R. ABEL
        Owner                                         Owner
        Hoosier Appraisal Service                     Hoosier Appraisal Service
        Chairman of the Board & CEO                   Chairman of the Board

        LAWRENCE T. TOOMBS                            LAWRENCE T. TOOMBS
        President                                     President & CEO

        WENDELL L. BERNARD                            WENDELL L. BERNARD
        Owner                                         Owner
        Bernard Realty                                Bernard Realty

        D. WARREN ROBISON                             D. WARREN ROBISON
        Owner                                         Owner
        Hale Abstract                                 Hale Abstract

        PETER G. DEPREZ                               PETER G. DEPREZ
        Attorney                                      Attorney
        Brown, Linder & DePrez                        Brown, Linder & DePrez

        RALPH W. VAN NATTA                            MICHAEL J. VAUGHT
        Retired                                       Owner
                                                      Economy Oil Corporation

                                                      RALPH W. VAN NATTA
                                                      Retired



                     OFFICERS                                                   OFFICERS
           BLUE RIVER BANCSHARES, INC.                                     SHELBY COUNTY BANK
           ---------------------------                                     ------------------
   STEVEN R. ABEL                                STEVEN R. ABEL
   Chairman of the Board & CEO                   Chairman of the Board

   LAWRENCE T. TOOMBS                            LAWRENCE T. TOOMBS                 RITA A. STURGILL
   President                                     President & CEO                    Vice President, Audit

   D. WARREN ROBISON                             BRADLEY A. LONG                    RONALD L. LANTER
   Senior Vice President, Secretary              Sr VP & Chief Financial Officer    Vice President, Lending

   BRADLEY A. LONG                               DAVID E. MORRISON                  JOYCE E. FORD
   Vice President, Chief Financial Officer       Sr VP & Chief Credit Officer       Vice President, Mortgage

   DAVID E. MORRISON                             TERRY A. SMITH                     PATRICE M. LIMA
   Vice President, Community Banking             Vice President, Marketing & HR     Vice President, Controller

   TERRY A. SMITH
   Vice President, Marketing & HR

   RITA A. STURGILL
   Vice President, Auditor