Form 10KSB, Exhibit 13
period 2002-12-31
BLUE RIVER BANCSHARES INC
filed 2003-03-31
CIK 1055870

                                                                               .
                                                                               .
                                                                               .

EXHIBIT 13.  THE ANNUAL REPORT TO SHAREHOLDERS OF THE COMPANY


SELECTED CONSOLIDATED FINANCIAL DATA
BLUE RIVER BANCSHARES INCORPORATED
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                   YEAR ENDED                         YEAR ENDED
                                                                DECEMBER 31, 2002                  DECEMBER 31, 2001

CONSOLIDATED STATEMENT OF OPERATIONS DATA
Net Interest Income                                                $     2,363                         $     3,816
Non-Interest Income                                                        149                                  65
Provision for Loan Losses                                                  261                               1,985
Non-Interest Expense                                                     4,479                               5,237
Loss before Income Taxes                                                (2,228)                             (3,340)
Income Tax Benefit                                                        (151)                             (1,164)
Loss before cumulative effect of change in
accounting principle                                                    (2,077)                             (2,176)
Cumulative effect of change in accounting principle                     (2,429)                                -0-
Net Loss                                                                (4,506)                             (2,176)
CONSOLIDATED BALANCE SHEET DATA
Total Assets                                                       $    95,118                         $   125,790
Total Deposits                                                          73,733                             107,620
Loans, net                                                              56,596                              71,936
Investment Securities                                                   26,666                              29,789
Shareholders' Equity                                                     9,873                              12,593

GENERAL
Number of Employees                                             36 FTE / 7 PTE                      35 FTE / 8 PTE
Number of Shares Outstanding at December                             1,859,802                           1,549,913
Weighted Average Shares Outstanding - during year                    1,666,122                           1,549,913

PER COMMON SHARE DATA
Basic and diluted loss per Common Share before
change in accounting principle                                     $     (1.25)                        $     (1.40)
Cumulative effect in change of accounting principle                      (1.46)                                -0-
                                                                   -----------                         -----------
Basic and diluted loss per share                                   $     (2.71)                        $     (1.40)
                                                                   ===========                         ===========
SELECTED PERFORMANCE RATIOS
Return on Average Assets                                                 (3.94)%                             (1.43)%
Return on Average Equity                                                (39.70)%                            (15.14)%
Average Shareholders' Equity to Average Assets                            9.94%                               9.47%

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


FORWARD LOOKING STATEMENTS

Statements in this report which express "belief", "intention", "expectation", or "prospects" as well as other statements which are not historical fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from those in such statements. Some of the factors that may generally cause actual results to differ materially from projection, forecasts, estimates and expectations include changes in interest rates, competitive factors, pricing pressures, change in legal and regulatory requirements and various economic conditions. The following information is intended to provide an analysis of the consolidated financial condition of Blue River Bancshares, Inc. (the "Company") as of December 31, 2002 and the statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2002 and December 31, 2001. This information should be read in conjunction with the Consolidated Financial Statements and footnotes.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, SFAS No. 133, ("SFAS 133") Accounting for Derivative Instruments and Hedging Activities, was issued. This statement was amended by Statement of Financial Accounting Standards No. 137 ("SFAS 137"), Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS 133. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognizes all derivatives as either assets or liabilities in the statement of financial condition and measures those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a hedge of foreign currency exposure. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. The Company adopted this statement on January 1, 2001, and the adoption of this statement had no material impact on the financial condition, results of operations or cash flows of the Company.

Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," was issued in July 2001. Under SFAS 142, goodwill amortization ceases when the new standard is adopted. The new rules also require an initial goodwill impairment assessment in the year of adoption and at least annual impairment tests thereafter. SFAS 142, is effective for the Company January 1, 2002. Annual goodwill amortization of approximately $212,000 was ceased on January 1, 2002. Management has completed the assessment and evaluation process of determining the impairment of goodwill in accordance with SFAS 142 during the second quarter of 2002. The measurement of impairment resulted in a reduction of goodwill and a cumulative change in accounting principle of $2,429,081.

Statement of Financial Accounting Standards No. 143 ("SFAS 143"), "Accounting for Asset Retirement Obligations," was issued in June 2001 and is effective for financial statements issued for fiscal years beginning after June 15, 2002. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Management has determined that the effect, of this new standard on the consolidated financial statements will not be material.

Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued in August 2001 and is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Management has determined that the effect of this new standard on the consolidated financial statements will not be material.

Statement of Financial Accounting Standards No. 145 ("SFAS 145"), "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," was issued in April 2002 which, among other things, changes the way gains and losses from the extinguishment of debt are reported. Previously, all gains and losses from the extinguishment of debt were required to be reported as an extraordinary item, net of related tax effect. Under SFAS No.145, gains and losses from the extinguishment of debt should be reported as part of on-going operations, unless the extinguishment of debt meets the criteria of both unusual and infrequent as established in APB No.30. SFAS No. 145 is effective for all fiscal years beginning after May 15, 2002, including all prior period presentations. Management has determined that the effect of this new standard on the consolidated financial statements will not be material.

Statement of Financial Accounting Standards No. 146 ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities," which nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)," was issued during June 2002. SFAS No. 146 requires that liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. Management has determined that the effect of this new standard on the consolidated financial statements will not be material.

Statement of Financial Accounting Standards No. 147 ("SFAS 147"), "Acquisitions of Certain Financial Institutions," was issued in October 2002 and is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. SFAS 147 addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. This statement also provides guidance on the accounting for the impairment or disposal of acquired long-term customer-relationship intangible assets (such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets), including those acquired in transactions between two or more mutual enterprises. The adoption of the statement did not have any impact on the financial statements in the year of adoption.

Statement of Financial Accounting Standards No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation--Transition and Disclosure, an amendment of FASB Statement No. 123," was issued in December 2002 and is effective for fiscal years ending after December 15, 2002. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported results. Management has included the new disclosure requirements in its consolidated financial statements.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that is has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. Loan commitments and commercial letters of credit are excluded from the scope of this interpretation. The Company does not anticipate the Interpretation will have a material impact on its consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities". This Interpretation addresses consolidation by business enterprises of variable interest entities. Under current practice, entities generally have been included in consolidated financial statements because they are controlled through voting interests. This Interpretation explains how to identify variable interest entities and how an entity assesses its interests in a variable interest entity to decide whether to consolidate that entity. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risks will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed. Transferor to QSPEs and "grandfathered" QSPEs subject to the reporting requirements of SFAS 140 are outside the scope of FIN 46 and do not consolidate those entities. FIN 46 also requires certain disclosures by the primary beneficiary of a variable interest entity or an entity that holds a significant variable interest in a variable interest entity.

FIN 46 is applicable for all entities with variable interests in variable interest entities credited after January 31, 2003 immediately. Public companies with a variable interest in a variable interest entity created before February 1, 2003 will have to apply the provisions of FIN 46 no later than the beginning of the first interim reporting period beginning after June 15, 2003.

The company does not anticipate FIN 46 will have a material impact to its consolidated financial statements.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The estimate most susceptible to change in the near term is the allowance for loan losses.

The Company's critical accounting policies include the following:

Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure and is recorded at the lower of cost or fair value less estimated costs to sell. When property is acquired, it is recorded at the lower of cost or estimated fair value at the date of acquisition, with any resulting write-down charged against the allowance for loan losses. Any subsequent deterioration of the property is charged directly to real estate owned expense. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense as incurred. Income generated from the property, if any, is recorded as a reduction in its carrying value.

Interest on real estate, commercial and installments loans is accrued over the term of the loans on a level yield basis. The Company discontinues accruing interest on loans and reverses previously accrued amounts for loans that are more than 90 days past due. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal, in which case the loan is returned to accrual status. In the event that a loan is classified as impaired in accordance with FASB 114, "Accounting by Creditors for impairment of a loan" before it is 90 days past due, the Company will discontinue accruing interest unless the loan is well secured and in the process of collection.

 An analysis of the allowance for loan losses is performed quarterly by management to assess the appropriate levels of allowance for loan losses. The allowance for loan losses consists of a specific reserve and a general reserve. The components of the allowance for loan losses represent an estimation done pursuant to either SFAS 5, "Accounting for Contingencies," or SFAS 114, "Accounting by Creditors for Impairment of a Loan".

The specific reserve is performed to recognize reserves allocated to individual loans which are considered classified assets due to a combination of factors including delinquency, credit quality and collateral value. Specific reserves for such loans are established based upon review of individual borrowers identified in the classified loan list, establishing the probability of loss associated with such borrowers, including comparison of loan balances versus estimated liquidation values of collateral based upon independent information sources or appraisals performed by board-approved licensed appraisers.

The remaining pool of loans, excluding those classified or delinquent is the source for the general loan loss reserve. Management evaluates this general reserve using loan loss statistics by various types of loans, as published periodically by the OTS and multiplying such loss percentages to the Bank's distribution of portfolio balances. The calculated reserve is compared to the Bank's existing reserve to establish the provision necessary to bring the actual reserve balance in compliance with the findings of the allowance analysis.

The Bank holds certain investment securities as "available for sale". Available for sale securities are stated at their current fair value. Unrealized gains and losses associated with available for sale securities, net of taxes, are excluded from earnings and reported as a net amount in shareholders' equity until realized.

The Company establishes valuation allowances in accordance with the provisions of FASB Statement No. 109, "Accounting for Income Taxes". The Company continually reviews the adequacy of the valuation allowance and will recognize the benefits only as reassessment indicates that it is more likely than not that the benefits will be realized.

OVERVIEW OF 2002

On December 31, 2001, the Company's wholly owned subsidiary, Shelby County Bank (the "Bank"), completed the sale of two of its branches pursuant to a Branch Purchase and Assumption Agreement (the "Agreement") entered into with Community First Bank and Trust, an Ohio state-chartered bank ("Community") on October 17, 2001. The Agreement provided for Community's assumption of certain deposit and other liabilities and purchase of certain assets of two branch offices of the Bank. The affected branches, operating as First Community Bank, were located at 7131 West Jefferson Boulevard, Fort Wayne, Indiana and 6154 Saint Joe Center Road, Fort Wayne, Indiana (collectively, the "Branches").

Under the terms of the Agreement, Community acquired the loans, personal property, fixed assets, cash, records, and real property lease interests of the Branches. Community also assumed specific deposit and certain other liabilities of the Branches. The Bank retained approximately $33 million of time deposits. The transaction involved the purchase of approximately $31 million in assets and the assumption of approximately $11 million in liabilities. The difference between the assets and liabilities was offset by a cash payment from Community to the Bank of approximately $20 million. Community also retained all the employees of the First Community branches.

Total assets as of December 31, 2002 were $95,118,000, a (24%) decrease from December 31, 2001 balance of $125,790,000. This decrease in assets was due to efforts by the Company to strengthen capital ratios. The Bank's loan portfolio showed a decrease of ($15,340,000) from December 31, 2001. The Bank focused its efforts away from larger commercial credits in order to strengthen its Qualified Thrift Lender ("QTL") ratios and to improve its risk-based capital ratio. However, the Bank is making efforts to originate sufficient loan volume to stabilize the portfolio holdings. The Bank has decreased its available-for-sale investment portfolio by ($934,000) over December 31, 2001, a decrease of 3%. The Bank continues to focus on agency securities and mortgage-backed securities in its investing strategies. Both of these investment products receive favorable risk-based capital treatment.

Total liabilities at December 31, 2002 were $85,245,000 compared to $113,197,000 at December 31, 2001. This (25%) decrease was primarily comprised of a reduction in deposits of ($33,887,000) and an increase in advances from the Federal Home Loan Bank of Indianapolis ("FHLB") of $6,000,000. Of the decrease in deposits, $24,600,000 related to maturities of certain Fort Wayne certificates of deposits retained by the Bank after the sale of the Fort Wayne banking offices on December 31, 2001. Additionally, the Bank has continued to reduce its dependency on highly rate sensitive deposits, such as jumbo certificates of deposit and deposits of local governmental units. The Bank increased its use of FHLB advances, in order to stabilize the Fort Wayne certificate maturities and manage its liquidity position.

Total equity at December 31, 2002 was $9,873,000, a decrease of ($2,720,000) from December 31, 2001. The change in equity resulted from the net loss of ($4,506,000), offset by an increase of $385,000 from appreciation in the Company's available-for-sale investment portfolio and a net increase in capital of $1,401,000 from the private placement of common stock issued during the third quarter.

The holding Company's liquidity position is the primary source of additional capital for infusion into its banking subsidiary. In the first quarter of 2003 the Company raised $2.5 million in gross proceeds from the private placement of common stock. During the year ended December 31, 2002, the Company has also reduced its use of funds through improved expense controls and capital expenditure policies. Due to the Company's current liquidity sources and its increased use of funds, the Company does not anticipate the need for any additional external funding over the next twelve months.

RESULTS OF OPERATIONS

NET INCOME

For the year ended December 31, 2002, the Company reported a net loss of ($4,506,000), compared to a net loss of ($2,176,000) reported for the year ended December 31, 2001. The change was primarily due to a reduction in net interest income of ($1,453,000) from the year ended December 31, 2001. Interest income declined ($4,284,000), while interest expense declined ($2,831,000). Provision for loan losses decreased ($1,724,000) to $261,000 for the year ended December 31, 2002. The reductions in net interest income resulted from the impact of rapid declines in market interest rates and the sale of the Fort Wayne branches. Additionally, the Bank's variable rate lending and investing assets were subject to reduction in yields, as the indices from which their rates are derived were rapidly falling. In December 2002, the Company recognized a valuation allowance of ($760,000) pertaining to the recoverability of its deferred tax assets.

NET INTEREST INCOME

For the year ended December 31, 2002, net interest income before provision for loan losses declined ($1,453,000). Interest income declined ($4,284,000) to $6,408,000 from $10,692,000 for the year ended December 31, 2001. Interest expense declined ($2,831,000) to $4,045,000 for the year ended December 31, 2002, compared to $6,876,000 for the year ended December 31, 2002.

The impact of the sale of the Fort Wayne branches at December 31, 2001 was the primary cause of the reductions in interest income and interest expense. As a result of this transaction, the Bank decreased it's loan portfolio by $30,696,000 offset by a decrease in deposits of $11,773,000. Additionally the Bank retained $31,188,000 in high yielding Fort Wayne certificates of deposits of which $24,600,000 matured during 2002.

Results for 2002 were also impacted by the Banks' efforts to scale back its growth strategy while maintaining its regulatory capital at "well capitalized" levels.

INTEREST INCOME

For the year ended December 31, 2002, interest income declined ($4,284,000). This reduction was comprised of a ($3,107,000) reduction due to lower average balances in earning assets, and a ($1,177,000) reduction due to lower yields on the Bank's earning assets.

Interest income and fees on loans were $4,825,000 for the year ended December 31, 2002, a decrease of ($4,193,000) from the year ended December 31, 2001. The reduction in yield on loans accounted for a ($572,000) unfavorable rate variance, while a reduction in average loan balances created a ($3,621,000) unfavorable volume variance. The reduction in yield was largely due to increased balances in variable rate products, as well as lower yields on new loans originated during a period of rapidly falling market interest rates. The overall yield on loans fell 86 basis points to 7.28% from 8.14%.

Interest income on investment securities increased by $182,000 for the year ended December 31, 2002. This variance was comprised of an unfavorable rate variance of ($410,000) due to lower portfolio yield, and a favorable volume variance of $592,000. The favorable volume variance was due to a larger average portfolio held during the year ended December 31, 2002. This portfolio increase was largely the result of portfolio net purchases and sales of $9,564,000 during the second quarter of 2002, which were initiated to improve the Bank's interest rate sensitivity measures and to reduce the use of volatile funding sources.

Interest income on interest-bearing deposits held at other financial institutions decreased ($243,000) over the year ended December 31, 2001 to $122,000 from $365,000. This decrease was due to a ($78,000) unfavorable volume variance from lower balances in such liquid investments, and a ($165,000) unfavorable rate variance due to a decline in yield on such instruments. This category is very susceptible to changes in interest rates due to its liquidity and strong correlation to short-term interest rates, such as federal funds and LIBOR.

Dividends on FHLB stock declined ($30,000) from the year ended December 31, 2001, due to lower dividend yield provided by the stock. The Bank's investment in FHLB stock was unchanged for the year ended December 31, 2002.

INTEREST EXPENSE

Interest expense decreased ($2,831,000) to $4,045,000 from $6,876,000 for the year ended December 31, 2001. Interest expense on deposits decreased ($2,394,000) from $6,249,000 for the year ended December 31, 2001 to $3,855,000.
This decrease results from a ($1,613,000) variance due to a decrease in average deposit balances, and a ($781,000) unfavorable rate variance due to a 106 basis point reduction in cost. The cost of certificates of deposit decreased ($1,707,000) over 2001, ($361,000) of this decrease was due to a decrease in the overall rate from 6.51% in 2001 to 5.86% in 2002. The decrease in cost was primarily impacted by $24,600,000 in maturities of certain Fort Wayne certificates of deposit that were not included in the branch sale but were retained by the Bank from the Fort Wayne market. These certificates of deposits were not included in the sale due to severe discounting that would have been required by the acquirer. Interest expense from FHLB advances declined ($437,000) from 2001, due to reduction in the use of this funding source. Rates on core deposit products such as money market accounts, savings accounts, and NOW accounts also decreased as a result of market conditions. The effective cost of money market accounts declined 202 basis points from 4.00% for the year ended December 31, 2001. Savings account and NOW account rates have declined by 75 and 20 basis points, respectively.


NET INTEREST INCOME                              YEAR ENDED          PERCENTAGE CHANGE
                                                 DECEMBER 31,              FROM
                                               2002         2001       2001 TO 2002
                                           ----------------------    -----------------
                                           (DOLLARS IN THOUSANDS)
Interest Income:
  Interest and fees on loans                 $ 4,825      $ 9,019       (46.50)%
  Interest on investment securities            1,331        1,148        15.94%
  FHLB dividends                                 130          160       (18.75)%
  Interest on interest-bearing deposits          122          365       (66.58)%
                                             -------      -------

           Total interest income               6,408       10,692       (40.07)%
                                             =======      =======

Interest Expense:
  Interest on deposits                         3,855        6,249       (38.31)%
  Interest on borrowings                         190          627       (69.70)%
                                             -------      -------

           Total interest expense              4,045        6,876       (41.17)%
                                             -------      -------

Net interest income                          $ 2,363      $ 3,816       (38.08)%
                                             =======      =======

RATE VOLUME ANALYSIS OF CHANGE IN NET INCOME


                                           YEAR ENDED DECEMBER 31, 2002              YEAR ENDED DECEMBER 31, 2001
                                        VOLUME         RATE         TOTAL        VOLUME          RATE         TOTAL
                                        ----------------------------------       ----------------------------------
                                              (DOLLARS IN THOUSANDS)                    (DOLLARS IN THOUSANDS)
Interest Income on:
  Loans                                $(3,621)      $  (572)      $(4,193)      $  (307)      $  (569)      $  (876)
  Investment securities                    592          (410)          182          (614)         (150)         (764)
  FHLB stock                                             (30)          (30)                        (18)          (18)
  Interest-bearing deposits                (78)         (165)         (243)          332          (205)          127
                                       -------       -------       -------       -------       -------       -------

           Total interest income        (3,107)       (1,177)       (4,284)         (589)         (942)       (1,531)
                                       -------       -------       -------       -------       -------       -------

Interest Expense on:
  Deposits                              (1,613)         (781)       (2,394)          189           (28)          161
  Borrowings                              (384)          (53)         (437)         (937)            4          (933)

           Total interest expense       (1,997)         (834)       (2,831)         (748)          (24)         (772)
                                       -------       -------       -------       -------       -------       -------

Net interest income                    $(1,110)      $  (343)      $(1,453)      $   159       $  (918)      $  (759)
                                       =======       =======       =======       =======       =======       =======


This table represents causes of fluctuations in net interest income over the reporting periods. The volume variance is calculated by multiplying the change in balances by the prior year rate. Rate variance computed by multiplying the change in rate/yield by the balance from the prior period. Variances that result from both are allocated pro-rata to the volume and rate variances. Loan fees are deferred and accounted for using the level yield method of accrual. Non-accruing loans are included in the balances presented, while only amounts of interest collected on such loans are included in the income amounts.

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY AND INTEREST RATES AND DIFFERENTIAL VARIANCE ANALYSIS

                                           YEAR ENDED DECEMBER 31, 2002      YEAR ENDED DECEMBER 31, 2001
                                         --------------------------------  ---------------------------------
                                           AVERAGE                YIELD/    AVERAGE                  YIELD/
                                           BALANCE     INTEREST    RATE     BALANCE      INTEREST     RATE
                                              (DOLLARS IN THOUSANDS)            (DOLLARS IN THOUSANDS)
Interest Earning Assets:
  Investment securities                     $ 30,165   $  1,331   4.41%    $ 19,991    $  1,148      5.74%
  Interest-bearing deposits                    7,586        122   1.61%       9,557         365      3.82%
  FHLB stock                                   2,153        130   6.04%       2,153         160      7.43%
  Loans (1)                                   66,286      4,825   7.28%     110,765       9,019      8.14%
                                            --------   --------   ----     --------    --------      ----

           Total earning assets              106,190      6,408   6.03%     142,466      10,692      7.50%
                                            --------   --------   ----     --------    --------      ----

Interest Bearing Liabilities:
  Savings accounts                             7,326        101   1.38%       6,478         138      2.13%
  NOW and demand deposit accounts             19,266        195   1.01%      19,488         236      1.21%
  Money market accounts                       16,083        319   1.98%      23,198         928      4.00%
  Certificates of deposit                     55,312      3,240   5.86%      75,971       4,947      6.51%
                                            --------   --------   ----     --------    --------      ----

           Total deposits                     97,987      3,855   3.93%     125,135       6,249      4.99%
  Borrowings                                   3,970        190   4.79%      10,235         627      6.12%
                                            --------   --------   ----     --------    --------      ----

       Total interest bearing liabilities   $101,957      4,045   3.97%    $135,370       6,876      5.08%
                                            ========   --------   ----     ========    --------      ----

Net interest margin                                    $  2,363   2.23%                $  3,816      2.68%
                                                       ========                        ========

(1) Includes principal balances of non-accruing loans. Interest on non-accruing loans is not included.

NON-INTEREST INCOME

The Company's non-interest income for the year ended December 31, 2002 was $149,000. This represents an increase of $84,000 from the year ended December 31, 2001. The change in non-interest income results from a decrease of ($31,000) in service charges on deposit accounts, an ($89,000) decrease in other fees, an increase of $306,000 from the impact of sales of investment securities and other assets offset by a penalty of ($102,000) for prepayment of FHLB advances.

NON-INTEREST INCOME



                                                                                      PERCENTAGE
                                                                                      CHANGE FROM
                                                              YEAR ENDED              DECEMBER 31,
                                                              DECEMBER 31,              2001 TO
                                                           -----------------          DECEMBER 31,
                                                            2002        2001             2002
Service charges on deposit accounts                        $ 223       $ 254            (12.20)%
Other service charges and fees                               188         277            (32.13)%
Securities (losses)/gains--net                                 4         (23)           117.39%
Prepayment penalty on FHLB advance                          (102)                         0.00%
Loss on sale of branches                                                (276)           100.00%
Loss on sale of real estate owned/repossessed assets         (39)        (16)          (143.75)%
Loss on disposal/impairment of premises and equipment       (125)       (151)            17.22%

Total Non-Interest Income                                  $ 149       $  65            129.23%
                                                           =====       =====


NON-INTEREST EXPENSE

For the year ended December 31, 2002, non-interest expense was $4,479,000, a decrease of ($758,000) from the year ended December 31, 2001 of $5,237,000. Salary and benefit expenditures decreased ($672,000) from 2001. The reduction in salary and benefit expenses is directly related to the sale of the Fort Wayne branch offices on December 31, 2001. The salary and benefit expenditures for 2001 related to the operation of the Fort Wayne offices was $684,000. In addition, the Company continues to concentrate on decreasing staffing expenditures related to clerical and administrative staff while diverting such resources to sales and customer service personnel. Premises and equipment decreased ($252,000) mostly due to disposal of assets previously owned by the Company related to the sale of the Fort Wayne branch offices. The premises and equipment costs related to the Fort Wayne locations for 2001 were approximately $231,000. Advertising and promotional expenditures decreased ($13,000) during a period that asset growth was not being pursued. Professional fees increased $22,000 from the year ended December 31, 2001 to $456,000. Much of this increase was due to fees incurred relating to other real estate owned properties. Data processing expenditures increased $416,000 over 2001 levels, which represents the decreased effect of the elimination of the Fort Wayne branches offset by additional charges incurred from the previous data processor for the continuation of service during the conversion period to the new data processor, and additional conversion expenses of $438,000. The Bank's deposit insurance premiums increased $57,000 during the year ended December 31, 2002, due mostly to an increase in the assessment percentage applied to the Bank's deposit base. SFAS 142, is effective for the Company January 1, 2002, therefore annual goodwill amortization of approximately $212,000 was ceased on January 1, 2002. The Bank charged $112,000 to expense relating to the Voluntary Remediation Program at the St. Paul location.

NON-INTEREST EXPENSE

                                                                           YEAR ENDED         PERCENTAGE CHANGE
                                                                          DECEMBER 31,              FROM
                                                                       ------------------        DECEMBER 31,
                                                                       2002          2001       2001 TO 2002
Salaries and employee benefits                                         $1,511      $2,183         (30.78)%
Premises and equipment                                                    460         713         (35.48)%
Advertising and public relations                                           35          48         (27.08)%
Legal and professional services                                           456         434           5.07%
Data processing                                                           502         525          (4.38)%
Data processing conversion expenses                                       438           0           0.00%
FDIC insurance assessment                                                 206         149          38.26%
Bank fees and other charges                                                64          85         (24.71)%
Directors fees                                                            126         125           0.80%
Environmental charges                                                     112           0           0.00%
Goodwill amortization                                                       0         212        (100.00)%
Other                                                                     569         763         (25.43)%
                                                                       ------      ------
           Total                                                       $4,479      $5,237         (14.47)%
                                                                       ======      ======


PROVISION FOR INCOME TAXES

The income tax benefit was ($151,000) for the year ended December 31, 2002 compared to a benefit of ($1,164,000) for the year ended December 31, 2001. In December 2002, the Company recognized a valuation allowance of $760,000 pertaining to the recoverability of its deferred tax assets. The effective tax rate was (6.8)% and (34.8)% for 2002 and 2001, respectively.

The effective tax rate was higher than the statutory tax rate for the years ended December 31, 2002 and 2001 due to the impact of non-deductible goodwill (2001 only) and tax exempt interest which increased the Company's income tax benefit from its pre-tax loss and the recording of the valuation allowance in 2002.

CAPITAL RESOURCES AND CAPITAL ADEQUACY

The Company and the Bank are subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. The Board of Directors of the Company has set as an objective to maintain capital levels required for qualification as "well-capitalized". The capital ratios of the Bank had been diminished due to two primary factors: continued operating losses and the disallowance of the Bank's deferred tax assets in determining regulatory capital ratios.

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

On June 7, 2002, the Company entered into a stock purchase agreement with Russell Breeden III, Wayne C. Ramsey and L. Gene Tanner for the sale of common stock. On September 17, 2002, the Company sold 309,889 shares of common stock at a price of $4.73 per share or approximately $1,466,000 in aggregate. The Company has transferred $1,350,000 of this new capital to the Bank.

As a part of this purchase agreement, the Company subsequently sold 546,348 shares of the Company's common stock to the initial investors in the previous private placement and other accredited investors at a price of $4.73 per share or approximately $2,584,000 in aggregate. In January 2003, the Company held a special meeting of shareholders and obtained shareholder approval for the subsequent private placement of common stock for approximately $2,584,000 in gross proceeds.

At the time the Company was considering the private placements, the Company had lost $2,176,000 in 2001 and $3,132,886 for the nine months ended September 30, 2002, $2,429,081 of which was primarily attributable to the change in accounting principle related to goodwill impairment. The Bank is currently designated by the Office of Thrift Supervision to be in "troubled condition." Prior to the private placements, it was not expected that the Company could grow or become profitable in the near term. The Company believed that the additional capital to be received by the Company in the private placements would permit it to grow and become profitable much sooner than it otherwise would.

Pursuant to the stock purchase agreement with the investors, Russell Breeden, III and Wayne C. Ramsey were elected to the Board of Directors of the Company for a term ending in 2003 and 2005, respectively.

Management believes that as of December 31, 2002, the Company meets all capital adequacy requirements to which it is subject as well as objectives set by the Company's management and Board of Directors. The following table sets forth the actual and minimum capital amounts and ratios as of December 31, 2002:

                                                                      TOTAL
                                    TANGIBLE          CORE         RISK-BASED
                                    CAPITAL          CAPITAL         CAPITAL
For Capital Adequacy Purposes:
  Bank Amount                       $   6,670       $   6,670       $   7,410
  Required Amount                       1,378           2,755           4,658
                                    ---------       ---------       ---------

  Excess                            $   5,292       $   3,915       $   2,752
                                    =========       =========       =========

  Bank Ratio                             7.26%           7.26%          12.73%
  Required Ratio                         1.50%           3.00%           8.00%
                                    ---------       ---------       ---------

  Ratio Excess                           5.76%           4.26%           4.73%
                                    =========       =========       =========

To Be Well Capitalized Under Prompt Corrective Action Provisions:

                      TIER 1           TIER 1          TOTAL
                      (CORE)         RISK-BASED      RISK-BASED
                      CAPITAL         CAPITAL         CAPITAL
Bank Amount          $   6,670       $   6,670       $   7,410
Required Amount          4,592           3,493           5,822
                     ---------       ---------       ---------

Excess               $   2,078       $   3,177       $   1,588
                     =========       =========       =========

Bank Ratio                7.26%          11.46%          12.73%
Required Ratio            5.00%           6.00%          10.00%
                     ---------       ---------       ---------

Ratio Excess              2.26%           5.46%           2.73%
                     =========       =========       =========

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

Available-for-sale investment securities comprise 27.8 % of total assets and 30.5% of total earning assets at December 31, 2002. The Company has classified all of its investment purchases as available-for-sale to maintain liquidity. Additionally, the Company has concentrated efforts on acquiring investments with favorable risk-based capital treatment, as well as increasing its holdings in adjustable rate mortgage-backed securities to reduce interest rate sensitivity. During 2002, the Bank had built significant liquidity levels. As the loan demand did not increase in levels which diminished liquidity or its supply of cash, the Bank resumed purchasing securities to improve its interest income derived from interest-earning assets. Despite these actions, liquidity levels have remained high, due to increased repayment streams of mortgage-backed securities, and several calls of agency securities. Management continues to concentrate on bonds that have strong liquidity characteristics, while exhibiting acceptable levels of market sensitivity risks.

The available-for-sale investment portfolio was $26,407,000 at fair value, with a cost basis of $25,589,000. The held-to-maturity portfolio currently is comprised of bonds totaling $259,000. The Company also owns $2,153,000 of stock in the Federal Home Loan Bank of Indianapolis. This equity position is required as a member bank of the FHLB system, and the credit policy of the FHLB states that the member bank must own sufficient stock to serve as collateral against funding provided through advances held by the Bank.

Weighted average yields of the investment securities portfolio were 4.89% at December 31, 2002 compared to 5.44% at December 31, 2001. This yield was impacted by the Bank's position in adjustable-rate mortgage-backed securities acquired to assist in reducing interest rate sensitivity, purchasing of new securities in a period of significantly lower market rates, and increased repayments related to bonds with higher coupon rates.

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

INVESTMENT SECURITIES PORTFOLIO

                                                               AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                                                 COST          GAINS        LOSSES       VALUE
                                                              -------------------------------------------------
                                                                          (DOLLARS IN THOUSANDS)
December 31, 2002:
  Investment securities held to maturity:
    Mortgage-backed securities                                  $    56      $     1      $     1      $    56
    Municipals                                                      203            3                       206
                                                                -------      -------      -------      -------

           Total investment securities held to maturity             259            4            1          262
                                                                -------      -------      -------      -------

Investment securities available for sale:
  Mortgage-backed securities                                     17,849          574            2       18,421
  U.S. government agencies                                        5,542          186                     5,728
  Municipals                                                      1,986           62                     2,048
  Corporate bonds                                                   212            7            9          210
                                                                -------      -------      -------      -------

           Total investment securities available for  sale       25,589          829           11       26,407
                                                                -------      -------      -------      -------

           Total investments                                    $25,848      $   833      $    12      $26,669
                                                                =======      =======      =======      =======

                                                              AMORTIZED     UNREALIZED   UNREALIZED     FAIR
                                                                COST          GAINS        LOSSES       VALUE
                                                              --------------------------------------------------
                                                                           (DOLLARS IN THOUSANDS)
December 31, 2001:
  Investment securities held to maturity:
    Mortgage-backed securities                                  $    88      $     1                   $    89
    Municipals                                                      206            3      $     1          208
                                                                -------      -------      -------      -------

           Total investment securities held to maturity             294            4            1          297
                                                                -------      -------      -------      -------

Investment securities available for sale:
  Mortgage-backed securities                                     14,984          152           58       15,078
  U.S. government agencies                                        9,336           61           21        9,376
  Municipals                                                      2,630           52           11        2,671
  Corporate bonds                                                   214            3            1          216
                                                                -------      -------      -------      -------

           Total investment securities available for  sale       27,164          268           91       27,341
                                                                -------      -------      -------      -------

           Total investments                                    $27,458      $   272      $    92      $27,638
                                                                =======      =======      =======      =======

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

As of December 31, 2002:

                                                                                HELD TO MATURITY       AVAILABLE FOR SALE
                                                                             ---------------------    ---------------------
                                                                                           FAIR                     FAIR
                                                                              COST         VALUE        COST        VALUE
                                                                                       (DOLLARS IN THOUSANDS)
Mortgage-Backed Securities:                                                  $    56      $    56      $17,849      $18,421
U.S. Government Agencies:
    Due within one year                                                         --           --            500          520
    1 to 5 Years                                                                --           --          5,042        5,208
                                                                             -------      -------      -------      -------

           Total U.S. government agencies                                       --           --          5,542        5,728
                                                                             -------      -------      -------      -------

Obligations of State and Political Subdivisions:
  Due within one year                                                            100          100          201          207
  1 to 5 Years                                                                   103          105          898          931
  5 to 10 Years                                                                 --           --            537          553
  Due after ten years                                                           --           --            350          357
                                                                             -------      -------      -------      -------

           Total obligations of state and political subdivisions                 203          205        1,986        2,048
                                                                             -------      -------      -------      -------

Corporate Bonds:
  1 to 5 Years                                                                  --           --            212          210
                                                                             -------      -------      -------      -------

           Total corporate bonds                                                --           --            212          210
                                                                             -------      -------      -------      -------

           Total investments                                                 $   259      $   261      $25,589      $26,407
                                                                             =======      =======      =======      =======

As of December 31, 2001:


                                                                               HELD TO MATURITY         AVAILABLE FOR SALE
                                                                                           FAIR                     FAIR
                                                                               COST        VALUE        COST        VALUE
                                                                                       (DOLLARS IN THOUSANDS)
                                                                             ----------------------------------------------
Mortgage-Backed Securities:                                                  $    88      $    89      $14,984      $15,078
U.S. Government Agencies:
    1 to 5 Years                                                                --           --          5,561        5,578
    5 to 10 Years                                                               --           --          3,275        3,296
    Due after ten years                                                         --           --            500          502
                                                                             -------      -------      -------      -------

           Total U.S. government agencies                                       --           --          9,336        9,376
                                                                             -------      -------      -------      -------

Obligations of State and Political Subdivisions:
  Due within one year                                                           --           --            215          215
  1 to 5 Years                                                                   206          208        1,197        1,234
  5 to 10 Years                                                                 --           --            868          883
  Due after ten years                                                           --           --            350          339
                                                                             -------      -------      -------      -------

           Total obligations of state and political subdivisions                 206          208        2,630        2,671
                                                                             -------      -------      -------      -------

Corporate Bonds:
  1 to 5 Years                                                                  --           --            214          216
                                                                             -------      -------      -------      -------

           Total corporate bonds                                                --           --            214          216
                                                                             -------      -------      -------      -------

           Total investments                                                 $   294      $   297      $27,164      $27,341
                                                                             =======      =======      =======      =======

INVESTMENT SECURITIES WEIGHTED AVERAGE YIELD

                              DUE        ONE       FIVE       DUE
                             WITHIN      TO         TO       AFTER
                              ONE       FIVE       TEN        TEN
                              YEAR      YEARS     YEARS      YEARS      TOTAL
December 31, 2002            5.88%      4.69%     5.05%      4.89%      4.89%
December 31, 2001            4.08%      4.61%     5.37%      5.92%      5.44%

LOANS

Total net loans at December 31, 2002 were $56,596,000, a ($15,340,000) decrease from December 31, 2001. The Bank is concentrating on loan products that provide the opportunity for shorter maturity terms and variable rate pricing in an effort to continue to improve its interest rate sensitivity. At December 31, 2002, 48.60% of the net loan portfolio was comprised of residential mortgages, an increase over 2001 levels. Commercial loans secured by commercial real estate decreased to $16,659,000, accounting for 29.43% of the total net loans at December 31, 2002. Consumer loans decreased ($3,443,000) for the twelve months ended December 31, 2002 to $6,757,000. The decline in the consumer loans is primarily due to the maturing of the portfolio when loan production has slowed. The Bank has continued to pursue opportunities to expand its portfolio of home equity loan products, with loans outstanding of $3,187,000 at December 31, 2002. The Company continues to concentrate retail lending efforts to home equity loans due to lower credit risks involved in loans secured by the borrower's primary residence. However, as market rates decline, this portfolio is susceptible to rapid repayment as borrowers refinance their principal mortgages. Commercial lending products declined to $4,206,000 at December 31, 2002. The Commercial lending numbers were mostly impacted by slow growth and maturities. Future growth is expected to increase in the commercial lending market as the Bank will focus more on this type of lending due to better capital ratios of the Bank and the hiring of a new commercial loan officer. The Bank's capital ratios have improved due to the private placements of common stock during the third quarter of 2002 and the first quarter of 2003. The Bank will continue to monitor closely its risk-weighted assets and risk-based capital to maximize returns while striving to maintain the "well-capitalized" designation.

At December 31, 2002, the Bank did not have any significant outstanding loan concentration in similar industries that could cause an adverse impact during an economic downturn in any one industry segment.

LOAN PORTFOLIO

                                                       DECEMBER 31,
                                                   2002          2001
                                                 (Dollars in thousands)
Real Estate Mortgage Loans:
  One-to-four family                            $ 27,504       $ 31,843
  Non residential                                 16,659         23,398
Home equity loans                                  3,187          3,520
Consumer loans                                     6,757         10,200
Commercial loans, including participations         4,206          4,866
Less allowance for loan losses                    (1,717)        (1,891)
                                                --------       --------

Net loans                                       $ 56,596       $ 71,936
                                                ========       ========

COMPOSITION OF LOAN BY TYPE

                                                     DECEMBER 31,
                                                  2002          2001
                                                (Dollars in thousands)
Real Estate Mortgage Loans:
  One-to-four family                             48.60%        44.27%
  Non residential                                29.43%        32.53%
  Home equity loans                               5.63%         4.89%
Consumer loans                                   11.94%        14.18%
Commercial loans, including participations        7.43%         6.76%
Less allowance for loan losses                   (3.03)%       (2.63)%
                                                ------        ------

Net loans                                       100.00%       100.00%
                                                ======        ======

LENDING ACTIVITIES

                                                        DECEMBER 31, 2002                DECEMBER 31, 2001
                                                     ------------------------        ------------------------
                                                                    PERCENT                         PERCENT
                                                      AMOUNT       OF TOTAL           AMOUNT        OF TOTAL
                                                     (DOLLARS IN THOUSANDS)          (DOLLARS IN THOUSANDS)
Mortgage Loans:
  One to four Family                                   $27,504       47.17%           $31,843        43.13%
  Non residential                                       16,659       28.57%            23,398        31.69%
Home equity                                              3,187        5.47%             3,520         4.77%
Consumer loans                                           6,757       11.58%            10,200        13.82%
Commercial loans                                         4,206        7.21%             4,866         6.59%
                                                       -------      ------            -------        ------

           Total gross loans                           $58,313      100.00%           $73,827        100.00%
                                                       =======      ======            =======        ======

Type of Security:
  One-to-four family                                   $28,122                        $39,761
  Non-residential                                       15,906                         18,207
  Other security                                         3,585                          4,210
  Multi-family                                           3,481                          2,670
  Equipment                                              2,603                          3,417
  Autos                                                  2,100                          3,463
  Unsecured                                              1,410                          1,288
  Land                                                   1,106                            811
                                                       -------                        -------

           Total gross loans                           $58,313                        $73,827
                                                       =======                        =======



                                                  DUE DURING THE YEARS ENDING DECEMBER 31,
                                  -------------------------------------------------------------------------
                                                                           2005         2008        2013
                                                                            TO           TO          AND
                                   TOTAL         2003         2004         2007         2012      FOLLOWING
Mortgage Loans:
  One-to-four family              $27,504      $ 1,634      $    53      $ 3,126      $ 4,156      $18,535
  Non residential                  16,659        3,251          455        4,471        2,649        5,833
  Home equity                       3,187           40          708        1,907                       532
  Consumer loans                    6,757          432          844        1,971        1,426        2,084
  Commercial loans                  4,206        1,403          387        1,600          772           44
                                  -------      -------      -------      -------      -------      -------

           Total gross loans      $58,313      $ 6,760      $ 2,447      $13,075      $ 9,003      $27,028
                                  =======      =======      =======      =======      =======      =======

LOAN DISTRIBUTION

                                    DUE AFTER DECEMBER 31, 2003
                                 ---------------------------------
                                  Fixed       Variable
                                  Rates         Rates       Total
                                 ---------------------------------
                                      (Dollars in thousands)
Real Estate Mortgage Loans:
  One-to-four family             $22,195      $ 3,675      $25,870
  Commercial                       7,958        5,450       13,408
  Home equity lines                             3,147        3,147
  Consumer loans                   6,243           82        6,325
  Commercial loan                  1,406        1,397        2,803
                                 -------      -------      -------

           Total                 $37,802      $13,751      $51,553
                                 =======      =======      =======


LOAN ACTIVITY

                                                               FOR THE        FOR THE
                                                              YEAR ENDED     YEAR ENDED
                                                             DECEMBER 31,   DECEMBER 31,
                                                                 2002           2001
Gross Loans Receivable, beginning of year                    $  73,827       $ 113,716
Originations:
  Mortgage loans:
    Residential                                                  4,110          16,087
    Home equity                                                  1,142           1,016
    Non residential                                              2,237          11,666
                                                             ---------       ---------

           Total mortgage loans                                  7,489          28,769

  Consumer loans:
    Installment loans                                            1,843           5,146
    Loans secured by deposits                                      201             661
                                                             ---------       ---------

           Total consumer loans                                  2,044           5,807

  Commercial loans                                               1,927           5,473
                                                             ---------       ---------

           Total originations                                   11,460          40,049

Repayments and other deductions                                (26,974)        (49,282)

Sales of loans related to sale of Fort Wayne operations                        (30,656)
                                                             ---------       ---------

Gross Loans Receivable, end of year                          $  58,313       $  73,827
                                                             =========       =========

LOAN QUALITY

The Company's loan portfolios are subject to varying degrees of credit risk. Credit risk is mitigated through portfolio diversification, limiting exposure to any single industry or customer, collateral protection, and standard lending policies and underwriting criteria. The Company's primary lending products are commercial, consumer, and single-family mortgage loans.

Commercial loans generally have shorter terms and higher interest rates than residential mortgage loans and usually involve more credit risk than mortgage loans because of the type and nature of the collateral. Commercial loans rely primarily on the operations of the borrower for repayment and secondarily on the underlying collateral. At December 31, 2002, our portfolio of commercial loans totaled $20.9 million, or 35.8% of total gross loans. Commercial loans generally expose a lender to greater risk of non-payment and loss than one-to-four family residential mortgage loans because repayment of the loans often depends on the successful operations and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one-to-four family residential mortgage loans.

Consumer lending collections are dependent on the borrower's continuing financial stability, and are thus likely to be adversely affected by job loss, illness and personal bankruptcy. In many cases, repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of depreciation of the underlying collateral.

Single-family mortgage lending collections are dependent on the borrower's continuing financial stability, and are thus likely to be adversely affected by job loss, illness and personal bankruptcy. Secondarily, the Company can foreclose on the property for a defaulted single-family mortgage loan.

Management of the Bank and the Board of Directors of the Bank have established a formalized, written loan policy and specific lending authority for each loan officer based upon the loan officer's experience and performance. The Bank also has formed two committees to review credits which exceed the lending authority of the sponsoring officer. The first committee is the Officers Loan Committee and is comprised of six officers of the Bank with the highest lending authority. This Committee approves loans in excess of individual lending officer authorities and recommends credits above the limit authorized by the Board of Directors to the second committee which is the Directors Loan Committee, which is chaired by the Chairman of the Board of Directors. This committee is comprised of all directors, the President, and Chief Credit Officer.

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

The Bank's Directors Loan Committee meets monthly to review the overall administration of the loan portfolio, as well as many other matters. The Board reviews problem loans; delinquency reports and discusses lending activities at each meeting.

The Bank maintains a watch list of loans which do not meet the Bank's established criteria. These are not under-performing loans, but simply monitored as a precautionary matter, many based upon documentation deficiencies. This management report also contains loans which are considered to be under-performing or non-performing, loans criticized by examiners or any other case where the borrower has exhibited characteristics requiring special attention. A provision for estimated losses on loans and real estate owned is charged to operations based upon management's evaluation of the probable losses. Such an evaluation, which includes a review of all loans for which full collectibility may not be reasonably assured considers, among other matters, the estimated net realizable value of the underlying collateral, as applicable, economic conditions, historical loan loss experience and other factors that are particularly susceptible to changes that could result in a material adjustment in the near term. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if economic conditions change substantially from the assumptions used in making the evaluations.

Under-performing assets are defined as: (1) loans in non-accrual status where the ultimate collection of interest is uncertain but the principal is considered collectible; (2) loans past due ninety days or more as to principal or interest (and where continued accrual has not been specifically approved); and (3) loans which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the borrower. At December 31, 2002, the Bank reported approximately $2,056,000 of impaired loans. The Bank maintains a reserve for loan losses to cover losses incurred when loans default. Loans are charged off when they are deemed uncollectible.

Generally, loans in all categories are charged-off when the loan is 180 days past due or when one or a combination of the following occur; the amount of the loss has been reasonably quantified, the loan is in the process of collection, or when the collateral has been obtained and transferred to assets held for sale. The loans are generally charged-off to the estimated collateral value less selling cost.

UNDER-PERFORMING ASSETS

                                                                YEAR ENDED
                                                                DECEMBER 31,
                                                           ----------------------
                                                             2002        2001
                                                           (DOLLARS IN THOUSANDS)
Non-accruing loans                                          $2,056      $2,700
Ninety (90) days past due                                    1,952         516
                                                            ------      ------

           Total under-performing assets                    $4,008      $3,216
                                                            ======      ======

Under-performing assets as a percentage of total loans        6.87%       4.36%

Past due loans (90 days or more):
  Commercial                                                $   67      $   67
  Mortgage                                                   1,786         319
  Installment                                                   99         130
                                                            ------      ------

           Total                                            $1,952      $  516
                                                            ======      ======


The non-accruing loans that are reported as of December 31, 2002 would have provided approximately $275,000 of interest income had they been performing in accordance with their contractual terms. The interest income and fees on loans reported for the year ended December 31, 2002 included approximately $55,000 that was received from loans reported as non-accrual as of December 31, 2002.

ALLOWANCE FOR LOAN LOSSES

                                                             YEAR ENDED
                                                             DECEMBER 31,
                                                        2002          2001

Beginning allowance for loan losses                   $  1,891      $  1,944
Loans charged off:
  Real estate mortgages:
    One-to-four family                                      71             9
    Non residential                                        253           810
    Home equity loans                                                     29
  Consumer loans                                           219           317
  Commercial loans, including participations               273         1,147
                                                      --------      --------

           Total charged-off loans                         816         2,312
                                                      --------      --------

Recoveries on charged-off loans:
  Real estate mortgages:
    One-to-four family
    Non residential                                          5           255
    Home equity loans
Consumer loans                                              21             7
Commercial loans, including participations                 355            12
                                                      --------      --------

           Total recoveries on charged-off loans           381           274
                                                      --------      --------

Provision for loan losses                             $    261      $  1,985
                                                      ========      ========

Ending allowance for loan losses                      $  1,717      $  1,891
                                                      ========      ========

Average loans outstanding                             $ 66,286      $110,383
Net charged-off loans to average loans                    0.66%         1.85%


An analysis of the allowance for loan losses is performed quarterly by management to assess the appropriate levels of allowance for loan losses. This analysis is performed to recognize specific reserves allocated to classified assets, assess portfolio growth, and to monitor trends in loan delinquencies and charge-offs. Specific reserves are established based upon review of individual borrowers identified in the classified loan list, establishing the probability of loss associated with such borrowers, including comparison of loan balances versus estimated liquidation values of collateral based upon independent information sources or appraisals performed by board-approved licensed appraisers. Management establishes such specific reserves at or above minimum percentage allocations established by the Office of Thrift Supervision ("OTS") guidelines for each classification, including delinquent loans. The remaining pool of loans, excluding those classified or delinquent, is the source for the general loan loss reserve. Management evaluates this general reserve using loan loss statistics by various types of loans, as published periodically by the OTS and multiplying such loss percentages to the Bank's distribution of portfolio balances since management believes this will be representative of future losses inherent in the portfolio. The calculated reserve is compared to the Bank's existing reserve to establish the provision necessary to bring the actual reserve balance in compliance with the findings of the allowance analysis performed by management. During the third quarter of 2000, the Company completed an internal investigation related to its former president. As a result of this investigation the Bank reviewed all consumer secured, unsecured commercial, commercial secured, commercial real estate and residential mortgage loans for which the former president either acted as the loan officer, was involved through his relationship or affiliation with the borrower, or was otherwise actively involved in the loan. During the years ended December 31, 2002 and 2001, approximately $1,091,000 and $986,000 of such loans were foreclosed upon with the balances reflected in the Bank's other real estate owned totals, while approximately $2,055,000 and $1,854,000 were charged against the allowance for loan losses. The replacement of these reserves impacted the amounts charged to earnings in the form of provision for loan losses primarily in 2001.

The following is a breakdown of the remaining loans identified in the review which are classified as non-performing as of December 31, 2002 and 2001:



                              DECEMBER 31, 2002          DECEMBER 31, 2001
                          ----------------------      ----------------------
                            NUMBER                     NUMBER
                           OF LOANS     BALANCES      OF LOANS      BALANCES
Residential mortgage             1      $112,329             3      $243,909
Consumer secured                 2        19,379             2        23,778
Commercial secured               1        39,988             2       217,503
                          --------      --------      --------      --------

           Total                 4      $171,696             7      $485,190
                          ========      ========      ========      ========

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                              DECEMBER 31,      PERCENT OF LOANS TO TOTAL
                        ----------------------  -------------------------
                           2002        2001       2002         2001
                        (Dollars in thousands)
Real estate mortgages:
  One-to-four family      $  236      $  210      0.40%        0.29%
  Non residential            881       1,010      1.51%        1.37%
Home Equity                   49          37      0.08%        0.05%
Consumer                     260         262      0.45%        0.35%
Commercial                   291         372      0.50%        0.50%
                          ------      ------      ----         ----

Total                     $1,717      $1,891      2.94%        2.56%
                          ======      ======      ====         ====


FUNDING SOURCES

The Bank's primary funding source is its base of core customer deposits, which includes interest and non-interest bearing demand deposits, savings accounts, money market accounts and certificates of deposit. Other sources of funds have been through advances from FHLB. The following table presents information with respect to the average balances of these funding sources.

The Bank's average total deposits were $97,987,000 for the year ended December 31, 2002, compared to $125,135,000 for the year ended December 31, 2001. The Bank has decreased funding from NOW accounts and Money Market accounts by ($7,337,000) over 2001, the average balance decrease is the result of the sale of the Fort Wayne branch offices, while average balances of savings accounts has increased by $848,000. Management continues to emphasize the benefits of gathering non-certificate depository funding as a means of decreasing the Bank's overall funding costs, improving levels of fee income derived from depository relationships, and to encouraging a stronger relationship with its customer base. By acquiring primary transaction accounts, the Bank is less susceptible to loss of accounts during periods of volatile interest rates. Funding in certificates of deposits decreased by ($20,659,000) from 2001 to an average of $55,312,000 for the year ended December 31, 2002. The decrease in average balances in certificates of deposits was primarily due to the closing of the Fort Wayne branches resulting in certificate maturities of those retained Fort Wayne certificates of deposit by the Bank. The lack of growth in certificates of deposits was also due in part to a lack of strong loan demand, and the resulting high levels of liquidity, prompted management to take a less aggressive approach in pricing of such products.

FUNDING SOURCES--AVERAGE BALANCES

                                                         YEAR ENDED
                                                         DECEMBER 31,
                                                      2002          2001
                                                    ----------------------
                                                    (DOLLARS IN THOUSANDS)
Core Deposits:
  Non-interest bearing demand and NOW accounts      $ 19,266      $ 19,488
  Money market accounts                               16,083        23,198
  Savings accounts                                     7,326         6,478
  Certificates of deposit                             55,312        75,971
                                                    --------      --------

           Total deposits                             97,987       125,135

FHLB advances                                          3,970        10,235
                                                    --------      --------

           Total funding sources                    $101,957      $135,370
                                                    ========      ========


FUNDING SOURCES--YIELDS

                                                       YEAR ENDED           PERCENTAGE
                                                       DECEMBER 31,          CHANGE
                                                     2002        2001        2002 TO
                                                                              2001
Core Deposits:
  Non-interest bearing demand and NOW accounts       1.01%       1.21%      (16.53)%
  Money market accounts                              1.98%       4.00%      (50.50)%
  Savings accounts                                   1.38%       2.13%      (35.21)%
  Certificates of deposit                            5.86%       6.51%       (9.98)%
                                                    -----       -----       ------

           Total deposits                            3.93%       4.99%      (21.24)%

FHLB advances                                        4.79%       6.12%      (21.73)%
                                                    -----       -----       ------

           Total funding sources                     3.96%       5.08%      (22.05)%
                                                    =====       =====       ======

                                                MINIMUM             BALANCE            %            WEIGHTED
                                                OPENING           DECEMBER 31,         OF            AVERAGE
                                                BALANCE               2002          DEPOSITS          RATE
                                               ---------         -------------------------------------------
                                                                            (DOLLARS IN THOUSANDS)
Withdrawable:
  Savings accounts                              $     5             $ 6,916            9.38%          1.24%
  Non-interest bearing checking                      25               5,532            7.50%            -
  Now accounts                                       50              12,761           17.31%          1.42%
  Money market accounts                          10,000              14,112           19.14%          1.82%
                                                                    -------          ------

           Total withdrawable                                        39,321           53.33%
                                                                    -------          ------

Certificates (original terms):
  12 months or less                             Various               2,027            2.75%          4.19%
  13 to 36 months                                   500              11,532           15.64%          5.03%
  37 months and greater                             500              16,041           21.75%          4.93%
  Jumbo certificates                            100,000               4,812            6.53%          5.07%
                                                                    -------          ------

           Total certificates                                        34,412           46.67%          4.59%
                                                                    -------          ------

           Total deposits                                           $73,733          100.00%
                                                                    =======          ======


CERTIFICATES OF DEPOSITS, BY RATE

                         DECEMBER 31,
                            2002
                   ----------------------
                   (DOLLARS IN THOUSANDS)
Under 3%                  $ 9,522
3% to 3.99%                 4,174
4% to 4.99%                 5,023
5% to 5.99%                 3,857
6% to 6.99%                 5,102
7% and over                 6,734
                          -------
                          $34,412
                          =======

CERTIFICATES OF DEPOSITS, BY RATE AND TERM

                                                       GREATER
                 ONE YEAR                               THAN
                    OR          TWO          THREE      THREE
                   LESS        YEARS         YEARS      YEARS         TOTAL
                                   (DOLLARS IN THOUSANDS)
Under 3%         $ 8,401      $   961      $            $   160      $ 9,522
3% to 3.99%          231        1,429        2,421           93        4,174
4% to 4.99%          746          463          150        3,664        5,023
5% to 5.99%        2,298          637          262          660        3,857
6% to 6.99%        3,253          441          727          681        5,102
7% and over        2,450          360        3,137          787        6,734
                 -------      -------      -------      -------      -------

                 $17,379      $ 4,291      $ 6,697      $ 6,045      $34,412
                 =======      =======      =======      =======      =======

TIME DEPOSIT OF $100,000 AND OVER

                                                       DECEMBER 31,
                                                  ----------------------
                                                    2002         2001
                                                  (DOLLARS IN THOUSANDS)
Three months or less                               $ 1,321      $ 1,623
Greater than three months through six months           300          222
Greater than six months through twelve months          713        6,008
Over twelve months                                   2,478        2,867
                                                   -------      -------

Total                                              $ 4,812      $10,720
                                                   =======      =======


FHLB ADVANCES

                                                                AT OR FOR THE YEAR ENDED
                                                                       DECEMBER 31,
                                                                ------------------------
                                                                   2002        2001
                                                                (DOLLARS IN THOUSANDS)
FHLB advances outstandings at end of year                        $11,000      $ 5,000
Average balance for year                                           3,970       10,235
Maximum amount outstanding at any month-end during the year       11,000       20,000
Weighted average interest rate during the year                      4.77%        6.04%
Weighted average interest rate at end of year                       3.06%        5.41%

LIQUIDITY AND RATE SENSITIVITY

The Company's liquidity position is the primary source of additional capital for infusion into its banking subsidiary. During the year ended December 31, 2002, the Bank has significantly increased its use of funds as a result of $24,600,000 in maturities of the retained Fort Wayne certificates of deposit. Due to the Company's current liquidity sources, the private placement of common stock during the third quarter 2002, and a subsequent private placement which occurred during the first quarter of 2003, the Company does not anticipate the need for any additional external funding over the next twelve months.

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

Rate sensitivity analysis places each of the Bank's balance sheet components in its appropriate maturity and/or repricing frequency, thus allowing management to measure the exposure to changes in interest rates. The Bank is required to provide quarterly reporting to the Office of Thrift Supervision (OTS) in the form of Schedule CMR, which accompanies the Bank's filing of the Thrift Financial Report (TFR). This data is modeled by the OTS and is reported back to the Bank representing the Bank's NPV (net portfolio value), which reflects the economic value of the Bank's balance sheet when discounted against current market rates and assumptions regarding prepayments and other factors influencing cash flows of the financial instruments contained therein. The base value is then shocked against assumed changes in market interest rates with particular attention to the scenario of rates increasing 200 basis points. This information is reviewed by management to determine appropriate action to be taken to reposition the balance sheet to reduce the sensitivity of the institution. The results of the OTS modeling and management's strategies are then presented to the Board of Directors to establish the Bank's status with regard to its Asset/Liability and Interest Rate Sensitivity policies.

The Bank's Asset/Liability Committee, which sets forth guidelines under which the Bank manages funding sources, its investments and loan portfolios, is responsible for monitoring the Bank's sensitivity measures. The objective of this committee is to provide for the maintenance of an adequate net interest margin, appropriate NPV levels, and adequate level of liquidity to keep the Bank sound and profitable during all stages of an interest rate cycle. The President has been authorized by the Board of Directors to perform the daily management functions related to asset/liability management and investment trading activities for the Bank.

At December 31, 2002, $18,251,000 of the loan portfolio is due to mature or reprice within one year, compared to $17,642,000 of the portfolio at December 31, 2001. In the investment securities category, $8,523,000 of the portfolio matures or reprices within one year, compared to $3,926,000 at December 31, 2001. The adjustable rate mortgages prepaid rapidly during a time when fixed rate financing could be acquired at favorable rates to the consumer. The repayment of this portion of the portfolio was $10,712,000 offset by the net purchases and sales of securities of 9,564,000 in 2002.

Management's objective in interest rate sensitivity is to reduce the Bank's vulnerability to future interest rate fluctuations while providing for growth and stability of net interest margin.

The cumulative GAP ratio of the Bank on December 31, 2002 was 2.34 percent for interest rate sensitive assets and liabilities of ninety days or less and 1.91 percent for interest rate sensitive assets and liabilities for one year or less. These ratios show a decline in the 90-day gap but an improvement in the one-year gap when compared to 2001 levels.

INTEREST RATE SENSITIVITY ANALYSIS


                                                     1-90         91-365         1-5            BEYOND
                                                     DAYS          DAYS         YEARS           5 YEARS         TOTAL
                                                   -------------------------------------------------------------------
                                                                        (DOLLARS IN THOUSANDS)
Earning Assets:
  Investment securities                            $    446      $  8,077       $  6,255        $ 11,069        25,847
  Interest-bearing deposits                           1,169                                                      1,169
  Loans (excluding non-accruing)                     10,693         7,558          7,898          28,156        54,305
                                                   --------      --------       --------        --------      --------

           Total earning assets                      12,308        15,635         14,153          39,225        81,321
                                                   --------      --------       --------        --------      --------

Interest-Bearing Liabilities:
  Savings and transaction deposits                    2,126         6,604         18,009           7,050        33,789
  Time deposits                                       7,935         9,444         16,819             214        34,412
  Borrowed funds                                                                  11,000                        11,000
                                                   --------      --------       --------        --------      --------

           Total interest-bearing liabilities        10,061        16,048         45,828           7,264        79,201
                                                   --------      --------       --------        --------      ========

Interest rate sensitivity gap per period           $  2,247      $   (413)      $(31,675)       $ 31,961
                                                   ========      ========       ========        ========

Cumulative interest rate gap                       $  2,247      $  1,834       $(29,841)       $  2,120
                                                   ========      ========       ========        ========

Cumulative interest sensitivity gap as
  a percentage of total assets                         2.34%         1.91%        (31.02)%          2.20%



NET PORTFOLIO VALUE


                           AMOUNT           CHANGE    CHANGE           RATIO       CHANGE
                                           (DOLLARS IN THOUSANDS)
+300  bp                 $ 12,526          $ (303)      -2%            12.98%      +11 bp
+200  bp                   12,933             104       +1%            13.22%      +35 bp
+100  bp                   13,068             239       +2%            13.21%      +34 bp
   0  bp                   12,829                                      12.87%
-100  bp                   12,417            (413)      -3%            12.38%      -49 bp


The OTS' Net Portfolio Value model data for December 31, 2002 excluded the -200 bp and -300 bp scenarios because of the abnormally low prevailing interest rate environment.

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

INDEPENDENT AUDITORS' REPORT


Shareholders and Board of Directors
Blue River Bancshares, Inc. and Subsidiary
Shelbyville, Indiana

We have audited the accompanying consolidated balance sheets of Blue River Bancshares, Inc. and Subsidiary (the "Company") as of December 31, 2002 and 2001, and the consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill.

As discussed in Note 11 to the consolidated financial statements, on July 10, 2000, Shelby County Bank received a letter from the Office of Thrift Supervision ("OTS") which designated the Bank to be in "troubled condition" subjecting the Bank to various restrictions as determined by the OTS. On February 7, 2001, Blue River Bancshares, Inc. received a letter from the OTS which designated the Company to be in "troubled condition" subjecting the Company to various restrictions as determined by the OTS.



Deloitte & Touche LLP
Indianapolis, Indiana

March 17, 2003

BLUE RIVER BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001
--------------------------------------------------------------------------------

ASSETS                                                                                 2002             2001

ASSETS:
  Cash and cash equivalents:
    Cash and due from banks                                                      $   2,269,908    $   4,116,043
    Interest-bearing deposits                                                        1,169,170       10,921,285
                                                                                 -------------    -------------

           Total cash and cash equivalents                                           3,439,078       15,037,328

  Securities available for sale, at fair value (amortized cost $25,588,551 and
    $27,163,802)                                                                    26,407,360       27,341,021
  Securities held to maturity, at amortized cost (fair value $261,005 and
    $296,696)                                                                          258,721          294,551
  Loans receivable, net of allowance for loan losses of ($1,717,072 and
    $1,891,366)                                                                     56,595,711       71,935,752
  Stock in FHLB of Indianapolis, at cost                                             2,153,000        2,153,000
  Accrued interest receivable                                                          582,016          718,586
  Income taxes receivable                                                                               225,000
  Deferred income taxes                                                              1,899,346        2,133,814
  Premises and equipment, net                                                        1,781,775        1,973,769
  Other real estate owned                                                            1,627,505        1,003,329
  Prepaid expenses and other assets                                                    373,454          544,293
  Goodwill, net                                                                           --          2,429,081
                                                                                 -------------    -------------

TOTAL ASSETS                                                                     $  95,117,966    $ 125,789,524
                                                                                 =============    =============

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
  Interest bearing deposits                                                      $  68,200,843    $ 107,619,674
  Non-interest bearing deposits                                                      5,531,911
  Advances from FHLB                                                                11,000,000        5,000,000
  Accrued interest on deposits and FHLB advances                                        73,759          243,207
  Accrued expenses and other liabilities                                               438,675          333,740
                                                                                 -------------    -------------

           Total liabilities                                                        85,245,188      113,196,621
                                                                                 -------------    -------------

SHAREHOLDERS' EQUITY:
  Preferred stock, no par value, 2,000,000 shares
    authorized, none issued
  Common stock, no par value, 15 million shares authorized, 1,859,802
    and 1,549,913 shares issued; 1,859,802 and 1,549,913 shares outstanding         17,980,344       16,579,196
  Accumulated deficit                                                               (8,598,851)      (4,092,623)
  Accumulated other comprehensive income, net of deferred taxes                        491,285          106,330
                                                                                 -------------    -------------

           Total shareholders' equity                                                9,872,778       12,592,903
                                                                                 -------------    -------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                       $  95,117,966    $ 125,789,524
                                                                                 =============    =============


See accompanying notes to consolidated financial statements.

BLUE RIVER BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2002 AND 2001
-------------------------------------------------------------------------------

                                                                             2002            2001
INTEREST INCOME:
  Loans receivable                                                       $  4,825,049    $  9,018,648
  Mortgage-backed securities and investment securities                      1,330,646       1,148,468
  Interest-bearing deposits                                                   122,028         365,081
  Dividends from FHLB and other                                               130,522         160,044
                                                                         ------------    ------------

           Total interest income                                            6,408,245      10,692,241
                                                                         ------------    ------------

INTEREST EXPENSE:
  Interest expense on deposits                                              3,854,760       6,248,527
  Interest expense on FHLB advances                                           189,933         627,269
                                                                         ------------    ------------

           Total interest expense                                           4,044,693       6,875,796
                                                                         ------------    ------------

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES                        2,363,552       3,816,445

PROVISION FOR LOAN LOSSES                                                     261,187       1,985,000
                                                                         ------------    ------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                         2,102,365       1,831,445
                                                                         ------------    ------------

NON-INTEREST INCOME:
  Service charges and fees                                                    410,951         531,235
  Loss on disposal/impairment of premises and equipment                      (125,168)       (151,099)
  Gain (Loss) on sale of securities                                             4,200         (22,968)
  Other                                                                      (141,275)       (292,052)
                                                                         ------------    ------------
                                                                              148,708          65,116
                                                                         ------------    ------------
NON-INTEREST EXPENSE:
  Salaries and employee benefits                                            1,511,369       2,183,061
  Premises and equipment                                                      460,412         712,797
  Data processing                                                             502,323         524,747
  Data processing conversion                                                  438,072
  Professional fees                                                           456,333         434,335
  Federal deposit insurance                                                   205,939         148,502
  Directors fees                                                              126,300         124,825
  Environmental expense                                                       112,000
  Goodwill amortization                                                          --           212,412

  Other                                                                       666,079         896,223
                                                                         ------------    ------------

           Total non-interest expense                                       4,478,827       5,236,902
                                                                         ------------    ------------

LOSS BEFORE INCOME TAX BENEFIT                                             (2,227,754)     (3,340,341)

INCOME TAX BENEFIT                                                           (150,607)     (1,163,966)
                                                                         ------------    ------------

NET LOSS before cumulative effect of change in accounting principle        (2,077,147)     (2,176,375)
Cumulative effect of change in accounting principle                        (2,429,081)           --
                                                                         ------------    ------------
NET LOSS                                                                 $ (4,506,228)   $ (2,176,375)
                                                                         ============    ============
Basic and diluted loss per share before change in accounting principle   $      (1.25)   $      (1.40)
Cumulative effect of change in accounting principle                             (1.46)           --
                                                                         ------------    ------------
BASIC AND DILUTED LOSS PER SHARE                                         $      (2.71)   $      (1.40)
                                                                         ============    ============
WEIGHTED AVERAGE SHARES OUTSTANDING (BASIC AND DILUTED)                     1,666,122       1,549,913

See accompanying notes to consolidated financial statements.

BLUE RIVER BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE PERIOD FROM JANUARY 1, 2001 TO DECEMBER 31, 2002
-------------------------------------------------------------------------------

                                                                                                   ACCUMULATED
                                                                                                      OTHER
                                                                                                  COMPREHENSIVE
                                                                                                     INCOME,
                                                                                                      NET OF          TOTAL
                                               COMPREHENSIVE          COMMON          ACCUMULATED    DEFERRED     SHAREHOLDERS'
                                                   LOSS               STOCK             DEFICIT       TAXES           EQUITY
BALANCE, January 1, 2001                                          $ 16,579,196       $(1,916,248)   $ (91,206)    $ 14,571,742

  NET LOSS                                     $(2,176,375)                           (2,176,375)                   (2,176,375)
                                               -----------

  Other comprehensive income:
    Unrealized gain on securities, net
    of reclassification adjustment                 197,536                                            197,536          197,536
                                               -----------

  Other comprehensive income                       197,536
                                               -----------

COMPREHENSIVE LOSS                             $(1,978,839)
                                               ===========        ------------       -----------     --------      -----------

BALANCE, December 31, 2001                                          16,579,196        (4,092,623)     106,330       12,592,903

  NET LOSS                                     $(4,506,228)                           (4,506,228)                   (4,506,228)
                                               -----------

PROCEEDS FROM PRIVATE PLACEMENT
  OFFERING                                                           1,401,148                                       1,401,148
    Other comprehensive income:
      Unrealized gain on securities, net
       of reclassification adjustment              384,955                                            384,955          384,955
                                               -----------

  Other comprehensive income                       384,955
                                               -----------
COMPREHENSIVE LOSS                             $(4,121,273)
                                               ===========        ------------       -----------     --------      -----------

BALANCE, December 31, 2002                                        $ 17,980,344       $(8,598,851)    $491,285      $ 9,872,778
                                                                  ============       ===========     ========      ===========


See accompanying notes to consolidated financial statements.

BLUE RIVER BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002 AND 2001
--------------------------------------------------------------------------------


                                                                                    2002            2001
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                     $ (4,506,228)   $ (2,176,375)
  Adjustments to reconcile net loss to net cash from operating activities:
    Depreciation and amortization                                                   562,918         489,330
    Net amortization of premiums and discounts                                       89,684         117,404
    Cumulative effect of change in accounting principle                           2,429,081
    Loss on sale of Fort Wayne branches                                                             275,927
    Loss (Gain) on sale of securities available for sale                             (4,200)         22,968
    Prepayment penalty on FHLB advance                                              102,255
    Impairment charge to premises and equipment                                     100,000         139,907
    Loss on sale/disposal of premises and equipment                                  64,189           7,192
    Provision for loan losses                                                       261,187       1,985,000
    Deferred income taxes                                                           203,015        (952,867)
  Changes in assets and liabilities:
    Accrued interest receivable                                                     136,570         379,878
    Other assets                                                                    131,819        (607,043)
    Other liabilities                                                               (64,513)       (299,687)
                                                                               ------------    ------------

           Net cash from operating activities                                      (494,223)       (618,366)
                                                                               ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans funded net of collections                                                14,014,924       6,193,787
  Proceeds from sale of loans, including those sold with Fort Wayne branches                     30,656,502
  Maturities of securities available for sale                                    10,616,623      10,283,905
  Proceeds from sale of securities available for sale                             4,925,735         654,064
  Purchase of securities available for sale                                     (14,292,006)    (18,729,690)
  Proceeds from sale of premises and equipment included in sale
    of Fort Wayne branches                                                                          456,422
  Purchase of premises and equipment                                               (131,346)         35,741
  Proceeds from sale of real estate owned                                           344,648
                                                                               ------------    ------------
           Net cash provided by investing activities                             15,478,578      29,550,731
                                                                               ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of FHLB advances and other borrowings                                (5,102,255)    (17,500,000)
  Proceeds from FHLB advances and other borrowings                               11,000,000      10,000,000
  Net decrease in deposits                                                      (33,881,498)    (13,706,364)
  Sale of deposits included in sale of Fort Wayne branches                                      (11,772,950)
  Proceeds from issuance of common stock, net of offering costs of $64,627        1,401,148
                                                                               ------------    ------------

           Net cash used in financing activities                                (26,582,605)    (32,979,314)
                                                                               ------------    ------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                       (11,598,250)     (4,046,949)

CASH AND CASH EQUIVALENTS, Beginning of year                                     15,037,328      19,084,277
                                                                               ------------    ------------

CASH AND CASH EQUIVALENTS, End of year                                         $  3,439,078    $ 15,037,328
                                                                               ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid during the year                                                $  4,214,000    $  6,888,000
                                                                               ============    ============

  Income tax refund                                                            $    353,000
                                                                               ============    ============

  Loans transferred to other real estate owned                                 $    684,000    $    991,000
                                                                               ============    ============


See notes to consolidated financial statements.

* BLUE RIVER BANCSHARES, INC.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001
-------------------------------------------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accounting policies of Blue River Bancshares, Inc. (the "Company") conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking and thrift industry. A summary of the more significant accounting policies follows:

      BASIS OF PRESENTATION--The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Shelby County Bank (the "Bank") and the wholly owned subsidiaries of the Bank. All significant intercompany balances and transactions have been eliminated.

      DESCRIPTION OF BUSINESS--The Bank provides financial services to south central Indiana through its main office in Shelbyville and three other full service branches in Shelbyville, Morristown, and St. Paul, Indiana.

      On December 31, 2001, the Company completed the sale of its two Fort Wayne branches pursuant to a Branch Purchase and Assumption Agreement ("the Agreement") entered into with Community First Bank and Trust, an Ohio state-chartered bank ("Community") on October 17, 2001. The Agreement provided for Community's assumption of certain deposit and other liabilities and purchase of certain assets of two branch offices. Under the terms of the Agreement, Community acquired the loans, personal property, fixed assets, cash, records, and real property lease interests of the two Branches located in Fort Wayne, Indiana. The transaction involved the purchase of approximately $31 million in assets and the assumption of approximately $11 million in liabilities. The difference between the assets and liabilities was offset by a cash payment from Community to the Company of approximately $20 million. Community also retained all the employees of the First Community branches.

      The Bank is subject to competition from other financial institutions and is regulated by certain federal agencies and undergoes periodic examinations by those regulatory authorities. (See Note 10).

      USE OF ESTIMATES--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates most susceptible to change in the near term include the allowance for loan losses and the fair value of securities.

      CASH AND CASH EQUIVALENTS--All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

      SECURITIES--Securities are required to be classified as held to maturity, available for sale or trading. Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity. Debt and equity securities not classified as either held to maturity or trading securities are classified as available for sale. Only those securities classified as held to maturity are reported at amortized cost, with those available for sale reported at fair value with unrealized gains and losses excluded from earnings and reported as other comprehensive income. Premiums and discounts are amortized over the contractual lives of the related securities using the level yield method. Gain or loss on sale of securities is based on the specific identification method.

      REVENUE RECOGNITION--Interest on real estate, commercial and installments loans is accrued over the term of the loans on a level yield basis. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business.

      Nonrefundable loan origination fees, net of certain direct loan origination costs, are deferred and recognized as a yield adjustment over the life of the underlying loan. Any unamortized net fees on loans sold are included as part of the gain/loss on sale of loans at time of sale.

      Generally, any loan greater than 90 days past due must be well secured and in the process of collection to continue accruing interest. In the event that a loan is classified as impaired in accordance with FASB 114, "Accounting by Creditors for Impairment of a Loan" before it is 90 days past due, the Company will discontinue accruing interest unless the loan is well secured and in the process of collection. Cash payments received on nonaccrual loans generally are applied against principal, and interest income is only recorded once principal recovery is reasonably assured. Loans are not reclassified as accruing until principal and interest payments are brought current and future payments appear reasonably certain.

      PROVISION FOR LOAN LOSSES--A provision for estimated losses on loans and real estate owned is charged to operations based upon management's evaluation of the probable losses. Such an analysis of the allowance for loan losses is performed quarterly by management to assess the appropriate levels of allowance for loan losses. The allowance for loan losses consists of a specific reserve and a general reserve. The components of the allowance for loan losses represent an estimation done pursuant to either SFAS 5, "Accounting for Contingencies", or SFAS 114, "Accounting for Creditors for Impairment of a Loan".

      The specific reserve analysis is performed to recognize reserves allocated to individual loans which are considered classified assets due to a combination of factors including delinquency, credit quality and collateral value. Specific reserves for such loans are established based upon an analysis of individual borrowers identified in the classified loan list, establishing the probability of loss associated with such borrowers, including comparison of loan balances versus estimated liquidation values of collateral based upon independent information sources or appraisals performed by licensed appraisers.

      The remaining pool of loans, excluding those classified or delinquent, is the source for the general loan loss reserve. Management evaluates this general reserve using loan loss statistics by various types of loan categories, as published periodically by the OTS and multiplying such loss percentages to the Bank's distribution of portfolio balances. The calculated reserve is compared to the Bank's existing reserve to establish the provision necessary to bring the actual reserve balance incompliance with the findings of the allowance analysis. Such an analysis, is susceptible to changes that could result in a material adjustment in the near term. While management endeavors to use the best information available in making it's evaluations, future allowance adjustments may be necessary if economic conditions change substantially from the assumptions used in making the evaluations.

      FHLB STOCK--Federal law requires a member institution of the Federal Home Loan Bank ("FHLB") system to hold common stock of its district FHLB according to a predetermined formula. This investment is stated at cost, which represents redemption value, and may be pledged to secure FHLB advances.

      REAL ESTATE OWNED--Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure and is recorded at the lower of cost or fair value less estimated costs to sell. When property is acquired, it is recorded at the lower of cost or estimated fair value at the date of acquisition, with any resulting write-down charged against the allowance for loan losses. Any subsequent deterioration of the property is charged directly to real estate owned expense. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense as incurred.

      PREMISES AND EQUIPMENT--Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives that range from 2 to 40 years.

      INCOME TAXES--The Company and its wholly owned subsidiary file consolidated income tax returns. Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and the basis of such assets and liabilities as measured by tax laws and regulations.

      INCOME TAX VALUATION ALLOWANCE--The Company establishes valuation allowances in accordance with the provisions of FASB Statement No. 109, "Accounting for Income Taxes". The Company continually reviews the adequacy of the valuation allowance and will recognize the benefits only as reassessment indicates that it is more likely than not that the benefits will be realized.

      LOSS PER COMMON SHARE--Loss per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year.

      The following is a reconciliation of the weighted average common shares for the basic and diluted loss per share computations:

                                                               YEAR ENDED
                                                               DECEMBER 31,
                                                          ----------------------
                                                             2002        2001
Basic earnings per share:
  Weighted average common shares                          1,666,122   1,549,913
                                                          =========   =========

Diluted earnings per share:
  Weighted average common shares and incremental shares   1,666,122   1,549,913
                                                          =========   =========


      During the years ended December 31, 2002 and 2001, there were no incremental shares relating to the dilutive effect of stock options.

      COMPREHENSIVE INCOME--Reclassification adjustments have been determined for all components of other comprehensive income reported in the consolidated statements of changes in shareholders' equity. Amounts presented within those statements for the years ended December 31, 2002 and December 31, 2001 are as follows:

                                                                     2002         2001
Other comprehensive income:
  Net unrealized holding gains                                    $ 643,225    $ 304,942
  Less, reclassification adjustment for (gains) losses realized      (4,200)      22,968
                                                                  ---------    ---------

Other comprehensive income before tax                               639,025      327,910
Income tax expense related to items of other
  comprehensive income                                              254,070      130,374
                                                                  ---------    ---------

Other comprehensive income, net of tax                            $ 384,955    $ 197,536
                                                                  =========    =========


      SEGMENT INFORMATION--The Company has disclosed all required information relating to its one operating segment.

      STOCK BASED COMPENSATION--At December 31, 2002, the company has stock-based employee compensation plans, which are described more fully in
      Note 14. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and loss per share if the company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

                                                                   2002             2001

Net loss:
  Net loss as reported                                       $  (4,506,228)   $  (2,176,375)
    Deduct total stock based employee compensation
      expense determined under fair value based method for
      all awards, net of related tax effects                       (76,775)          64,228
                                                             -------------    -------------
  Pro forma, net loss                                        $  (4,583,003)   $  (2,240,603)
                                                             =============    =============
Net loss per share:
  Basic loss per share                                       $       (2.71)   $       (1.40)
  Diluted loss per share                                     $       (2.71)   $       (1.40)

Pro forma loss per share:
  Basic loss per share                                       $       (2.75)   $       (1.45)
  Diluted loss per share                                     $       (2.75)   $       (1.45)

      NEW ACCOUNTING PRONOUNCEMENTS--Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, was issued in July 2001. Under SFAS 142, goodwill amortization ceases when the new standard is adopted. The new rules also require an initial goodwill impairment assessment in the year of adoption and at least annual impairment tests thereafter. SFAS 142, is effective for the Company January 1, 2002. Annual goodwill amortization of approximately $212,000 was ceased on January 1, 2002.

      Management completed the assessment and evaluation process of determining the impairment of goodwill in accordance with SFAS 142 during the second quarter of 2002. The measurement of impairment was considered necessary as the Company had several consecutive quarters of losses.

      Based on the pattern of losses and a significant reduction in the market capitalization of the Company, an independent third party valuation specialist performed a valuation analysis of the Company. Based on the third party valuation, management completed its initial assessment and determined that the goodwill was impaired in accordance with SFAS 142 during the second quarter of 2002. The measurement of the impairment resulted in a reduction of goodwill and a cumulative change in accounting principle of $2,429,081.

                                                                                           TWELVE MONTH PERIODS ENDED
                                                                                                   DECEMBER 31,
                                                                                        ---------------------------------
                                                                                           2002                 2001
Reported net loss before cumulative effect of change in
  accounting principle                                                                   $(2,077,147)        $ (2,176,375)

Addback Goodwill Amortization                                                                                     212,412
                                                                                         -----------         ------------

Adjusted net loss before cumulative effect of change in
  accounting principle                                                                   $(2,077,147)        $ (1,963,963)
                                                                                         ===========         ============

Basic and diluted loss per share before cumulative effect of
  change in accounting principle                                                             $ (1.25)             $ (1.40)

Addback  Goodwill Amortization                                                                                       0.13
                                                                                         -----------         ------------

Adjusted basic and diluted loss per share before cumulative
  effect of change in accounting principle                                                   $ (1.25)             $ (1.27)
                                                                                         ===========         ============

      SFAS No. 143, "Accounting for Asset Retirement Obligations", was issued in June 2001 and is effective for financial statements issued for fiscal years beginning after June 15, 2002. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Management has determined that the effect of this new standard on the consolidated financial statements will not be material.

      SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", was issued in August 2001 and is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Management has determined that the effect of this new standard on the consolidated financial statements will not be material.

      In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which, among other things, changes the way gains and losses from the extinguishment of debt are reported. Previously, all gains and losses from the extinguishment of debt were required to be reported as an extraordinary item, net of related tax effect. Under SFAS No.145, gains and losses from the extinguishment of debt should be reported as part of on-going operations, unless the extinguishment of debt meets the criteria of both unusual and infrequent as established in APB No.30. SFAS No. 145 is effective for all fiscal years beginning after May 15, 2002, including all prior period presentations. Management has determined that the effect of this new standard on the consolidated financial statements will not be material.

      During June 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. Management has determined that the effect of this new standard on the consolidated financial statements will not be material.

      SFAS 147, "Acquisitions of Certain Financial Institutions," was issued in October 2002 and is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. SFAS 147 addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. This statement also provides guidance on the accounting for the impairment or disposal of acquired long-term customer-relationship intangible assets (such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets), including those acquired in transactions between two or more mutual enterprises. The adoption of the statement did not have any impact on the financial statements in the year of adoption.

      SFAS 148, "Accounting for Stock-Based Compensation--Transition and Disclosure, an amendment of FASB Statement No. 123," was issued in December 2002 and is effective for fiscal years ending after December 15, 2002. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported results. Management has included the new disclosure requirements in its consolidated financial statements.

      In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligation under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. Loan commitments and commercial letters of credit are excluded from the scope of this interpretation. The Company does not anticipate the Interpretation will have a material impact on its consolidated financial statements.

      In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities". This Interpretation addresses consolidation by business enterprises of variable interest entities. Under current practice, entities generally have been included in consolidated financial statements because they are controlled through voting interests. This Interpretation explains how to identify variable interest entities and how an entity assesses its interests in a variable interest entity to decide whether to consolidate that entity. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risks will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed. Transferor to QSPEs and "grandfathered" QSPEs subject to the reporting requirements of SFAS 140 are outside the scope of FIN 46 and do not consolidate those entities. FIN 46 also requires certain disclosures by the primary beneficiary of a variable interest entity or an entity that holds a significant variable interest in a variable interest entity.

      FIN 46 is applicable for all entities with variable interests in variable interest entities credited after January 31, 2003 immediately. Public companies with a variable interest in a variable interest entity created before February 1, 2003 will have to apply the provisions of FIN 46 no later than the beginning of the first interim reporting period beginning after June 15, 2003.

      The company does not anticipate FIN 46 will have a material impact to its consolidated financial statements.

      RECLASSIFICATION--Certain amounts in the year ended December 31, 2001 have been reclassified to conform to the 2002 presentation.

2.    SECURITIES

      Securities at December 31, 2002 are as follows:

                                                                      GROSS UNREALIZED
                                                    ------------------------------------------------------
                                                     AMORTIZED                                    FAIR
                                                        COST         GAINS         LOSSES         VALUE
Securities available for sale:
  Mortgage-backed securities                        $17,849,169   $   573,742   $    (1,600)   $18,421,311
  Corporate bonds                                       211,460         7,412        (9,000)       209,872
  Obligations of State and Political Subdivisions     1,986,077        62,389                    2,048,466
  U.S. Treasury and agency securities                 5,541,845       185,866                    5,727,711
                                                    -----------   -----------   -----------    -----------

Total available for sale                            $25,588,551   $   829,409   $   (10,600)   $26,407,360
                                                    ===========   ===========   ===========    ===========

Securities held to maturity:
  Mortgage-backed securities                        $    55,721   $       764   $      (771)   $    55,714
  Municipal bonds                                       203,000         2,753          (462)       205,291
                                                    -----------   -----------   -----------    -----------

Total held to maturity                              $   258,721   $     3,517   $    (1,233)   $   261,005
                                                    ===========   ===========   ===========    ===========

      Securities at December 31, 2001 are as follows:

                                                                   GROSS UNREALIZED
                                                    ------------------------------------------------------
                                                     AMORTIZED                                    FAIR
                                                        COST          GAINS       LOSSES          VALUE
Securities available for sale:
  Mortgage-backed securities                        $14,984,431   $   152,248   $   (58,945)   $15,077,734
  Corporate bonds                                       213,490         3,331          (461)       216,360
  Obligations of State and Political Subdivisions     2,629,979        51,960       (10,766)     2,671,173
  U.S. Treasury and agency securities                 9,335,902        60,456       (20,604)     9,375,754
                                                    -----------   -----------   -----------    -----------

Total available for sale                            $27,163,802   $   267,995   $   (90,776)   $27,341,021
                                                    ===========   ===========   ===========    ===========

Securities held to maturity:
  Mortgage-backed securities                        $    88,580   $       849   $      (237)   $    89,192
  Municipal bonds                                       205,971         2,992        (1,459)       207,504
                                                    -----------   -----------   -----------    -----------

Total held to maturity                              $   294,551   $     3,841   $    (1,696)   $   296,696
                                                    ===========   ===========   ===========    ===========

      The carrying value of mortgage-backed securities, corporate bonds, and U.S. treasury and agencies at December 31, 2002 are shown below by their contractual maturity date. Actual maturities will differ because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        AVAILABLE FOR SALE         HELD TO MATURITY
                                                    AMORTIZED      FAIR         AMORTIZED      FAIR
                                                      COST         VALUE          COST         VALUE
Mortgage-backed securities:
  Due after one year through five years                                       $     1,042   $     1,073
  Due after five years through ten years          $ 4,071,958   $ 4,223,191         8,898         9,426
  Due after ten years                              13,777,212    14,198,120        45,782        45,216
Corporate bonds:
  Due after one year through five years               211,460       209,872
Obligation of State and Political Subdivisions:
  Due within one year                                 201,004       207,300        99,989        99,527
  Due after one year through five years               897,552       931,918       103,010       105,763
  Due after five years through ten years              537,443       552,689
  Due after ten years                                 350,077       356,560
U.S. Treasury and agency securities:
  Due after one year through five years               500,000       520,125
  Due after five years through ten years            5,041,845     5,207,585
                                                  -----------   -----------   -----------   -----------

Total                                             $25,588,551   $26,407,360   $   258,721   $   261,005
                                                  ===========   ===========   ===========   ===========


      Securities totaling approximately $14.2 million are pledged to secure Federal Home Loan Bank Advances (see Note 6).

3.    LOANS RECEIVABLE

      Loans receivable at December 31 by major categories are as follows:

                                  2002            2001

Real estate mortgage loan:
  One-to-four family         $ 27,503,516    $ 31,843,376
  Non Residential              16,658,767      23,397,672
Home equity loans               3,187,104       3,520,294
Consumer loans                  6,757,173      10,199,602
Commercial loans                4,206,223       4,866,174
Allowance for loan losses      (1,717,072)     (1,891,366)
                             ------------    ------------

                             $ 56,595,711    $ 71,935,752
                             ============    ============

      Activity in the allowance for loan losses for the years ended December 31 are as follows:

                                 2002           2001

Beginning balance           $ 1,891,366    $ 1,943,741
Provision for loan losses       261,187      1,985,000
Charge-offs                    (816,280)    (2,311,520)
Recoveries                      380,799        274,145
                            -----------    -----------

Ending balance              $ 1,717,072    $ 1,891,366
                            ===========    ===========

      As of December 31, 2002 and 2001, loans which were impaired in accordance with SFAS No.'s 114 and 118 totaled approximately $2,056,000 and $7,576,000, respectively. Specific reserves for credit losses allocated to these loans totaled approximately $1,559,000 and $1,617,000 as of December 31, 2002 and 2001, respectively. The Bank's policy for recognizing income on impaired loans is to accrue interest until a loan is classified as impaired. For loans that are determined to be impaired, interest accrued in excess of 90 days past the due date is charged against current earnings. No interest is accrued after a loan is classified as impaired. All payments received for loans which are classified as impaired are utilized to reduce the principal balance outstanding.

      The average recorded investment in total impaired loans for the years ended December 31, 2002 and 2001 amounted to $2,377,000 and $3,161,000, respectively. Interest income that would have been recognized had such loans been performing in accordance with their original terms would have been $138,000 and $241,000, respectively.

4.    PREMISES AND EQUIPMENT

      Premises and equipment at December 31 consists of the following:

                                     2002           2001

Land and improvements           $   288,009    $   288,009
Buildings and improvements        1,814,666      1,921,524
Furniture and equipment             950,270      1,083,647
                                -----------    -----------
                                  3,052,945      3,293,180
Less accumulated depreciation    (1,271,170)    (1,319,411)
                                -----------    -----------

                                $ 1,781,775    $ 1,973,769
                                ===========    ===========

      During the second quarter of 2002, the Company completed the transfer of the Rampart Bank Branch facility from the holding company of the Bank. As required by the Office of Thrift and Supervision, this transfer was completed at fair value. An independent third party valuation specialist completed an appraisal. Based on the appraisal, management concluded that the Rampart Bank Branch was impaired. The measurement of impairment resulted in a write-down of property of approximately $100,000 and a corresponding charge included in other expense.

5.    DEPOSITS

      Deposits at December 31 are as follows:

                                                     2002                   2001
                                        -------------------------  -----------------------
                                                        WEIGHTED                  WEIGHTED
                                                        AVERAGE                   AVERAGE
                                           AMOUNT         RATE       AMOUNT         RATE

Passbook Savings Account                $  6,916,341      1.24%   $  6,388,497      2.10%
Non-interest Bearing Checking              5,531,940                 1,939,845
Interest-Bearing Demand Deposit
  Accounts                                12,759,764      1.42%     18,832,364      2.04%
Money Market Accounts                     14,112,278      1.82%     14,562,834      2.54%
                                        ------------      ----    ------------      ----

           Total Transaction Accounts     39,320,323      1.33%     41,723,540      2.13%
                                        ------------      ----    ------------      ----

Certificate Accounts:
  Under 12 Months                          4,276,125      1.96%     47,817,841      6.36%
  12 to 23 Months                          6,010,252      2.58%      9,057,097      6.17%
  24 to 35 Months                          9,500,791      5.02%      2,280,353      5.32%
  36 to 59 Months                          3,530,965      5.77%      6,691,352      6.64%
  Over 60 Months                          11,094,298      5.95%         49,491      7.25%
                                        ------------      ----    ------------      ----
                                          34,412,431      4.59%     65,896,134      6.33%
                                        ------------      ----    ------------      ----

                                        $ 73,732,754      2.85%   $107,619,674      4.70%
                                        ============      ====    ============      ====

      A summary of certificate accounts by scheduled maturities at December 31, 2002 is as follows:

                       2003             2004           2005            2006            2007       THEREAFTER        TOTAL

Under 3%            $  8,400,557    $   961,292                                                    $ 160,684      $ 9,522,533
3% - 3.99%               230,478      1,429,162     $ 2,420,414     $    93,622                                     4,173,676
4% - 4.99%               746,242        463,099         149,457       1,569,681     $2,094,282                      5,022,761
5% - 5.99%             2,298,244        636,868         262,458         659,654                                     3,857,224
6% - 6.99%             3,253,321        440,387         727,294         681,561                                     5,102,563
Over 7%                2,450,537        359,828       3,136,652         733,588                       53,069        6,733,674
                    ------------    -----------     -----------     -----------     ----------     ---------     ------------

                    $ 17,379,379    $ 4,290,636     $ 6,696,275     $ 3,738,106     $2,094,282     $ 213,753     $ 34,412,431
                    ============    ===========     ===========     ===========     ==========     =========     ============



      Certificates of deposit of $100,000 and over at December 31, 2002 are as follows:

Three Months or Less                            $1,320,954
Greater than Three Months Through Six Months       300,000
Greater than Six Months Through Twelve Months      713,659
Over Twelve Months                               2,477,880
                                                ----------

           Total                                $4,812,493
                                                ==========

      A summary of interest expense for the periods indicated for the years ended December 31, 2002 and 2001 are as follows:

                                                2002         2001
Account type:
  Passbook Savings Accounts                  $  101,061   $  138,338
  Interest-Bearing Demand Deposit Accounts      194,520      235,969
  Money Market Accounts                         318,922      927,649
  Certificates                                3,240,257    4,946,571
                                             ----------   ----------

                                             $3,854,760   $6,248,527
                                             ==========   ==========


6.    FEDERAL HOME LOAN BANK ADVANCES

      Federal Home Loan Bank advances at December 31 are as follows:


                                     2002                                2001
                           ----------------------------     -----------------------------
                                            WEIGHTED                            WEIGHTED
FISCAL                                       AVERAGE                            AVERAGE
YEAR                                        INTEREST                            INTEREST
MATURITY                       AMOUNT         RATES             AMOUNT           RATES
2002                                                        $ 2,500,000          5.37%
2004                        $ 2,000,000       2.46%           2,500,000          5.44%
2005                          1,000,000       3.15%
2006                          3,000,000       2.64%
2007                          5,000,000       3.53%
                            -----------                     -----------

                            $11,000,000       3.06%         $ 5,000,000          5.41%
                            ===========                     ===========


      The advances from the Federal Home Loan Bank ("FHLB") are collateralized by mortgage loans and investment securities pledged by the Bank. The FHLB holds original notes and mortgages of the pledged loan products and provides safekeeping services related to the pledged investment securities. All FHLB advances are due at maturity and are neither callable nor convertible.

7.    STOCK OPTION PLANS

      The Company has adopted separate stock option plans for Directors of the Company and the Bank (the 1997 Directors' Stock Option Plan and the 2000 Directors' Stock Option Plan) and the officers and key employees of the Company and the Bank (the 1997 Key Employee Stock Option Plan, 2000 Key Employee Stock Option Plan and the 2002 Key Employee Stock Option Plan). The Company has reserved a total of 62,400 shares pursuant to the Directors' Stock Option Plans and 103,000 shares pursuant to the Key Employee Stock Option Plans. The option exercise price per share for the 1997 plans is the greater of $12.00 per share or the fair value of a share on the date of grant, for the 2000 plans is $8.27 per share or the fair value on the date of the grant, and $4.98 per share or the fair value on the date of the grant for options granted under the 2002 plan. The stock options are exercisable at any time within the maximum term of five years for incentive stock options and ten years for non-qualified stock options of the employee stock option plan and fifteen years under the Directors' Stock Option Plan from the grant date. The options are nontransferable and are forfeited upon termination of employment or as a director.

      The following is an analysis of the activity for the years ended December 31, 2002 and 2001 and the stock options outstanding at the end of the respective years:

                                                WEIGHTED
                                                AVERAGE
         OPTIONS                     SHARES      RATES

Outstanding at December 31, 2000     87,850    $   11.11
Forfeited or expired                 (4,500)   $    8.27
                                    -------

Outstanding at December 31, 2001     83,350    $   10.96
Granted                              69,000    $    4.98
Forfeited or expired                   (350)   $    8.27
                                    -------

Outstanding at December 31, 2002    152,000    $    8.26
                                    =======

                                                                    WEIGHTED AVERAGE
                                 NUMBER OF SHARES                    EXERCISE PRICE                WEIGHTED-
                          ----------------------------        -----------------------------         AVERAGE
  EXERCISE                                                                                       REMAINING LIFE
    PRICE                 OUTSTANDING      EXERCISABLE        OUTSTANDING      EXERCISABLE        (IN YEARS)
       $ 4.75                37,500                               1.17                                2.34
         5.25                31,500                               1.09                                1.97
         8.27                22,750            9,100              1.24              1.31              1.23
        12.00                60,250           48,200              4.76             10.09              4.36
                            -------          -------             -----            ------              ----

Total                       152,000           57,300              8.26             11.40              9.90
                           ========          =======             =====            ======              ====


      At December 31, 2002, there were 57,650 options exercisable with a weighted average exercise price of $11.40.

      As of December 31, 2002 and 2001, options outstanding had a weighted average exercise price of $8.26 and $10.96, respectively and a weighted average remaining contractual life of approximately 10 and 11 years, respectively.

      The weighted average fair value of options granted was $3.05 per share in 2002. The fair value of the options granted are estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: no dividend yield, risk-free interest rate of 5.6% in 2002, annualized volatility of 31% in 2002, and an expected life of five years. The pro forma amounts may not be representative of the effects on reported net loss for future years.

8.    INCOME TAXES

      An analysis of the income tax provision for the years ended December 31, 2002 and 2001 are as follows:


                           2002           2001
Current:
  Federal                            $   (27,466)
  State                                    7,934
Deferred              $  (910,607)    (1,144,434)
Valuation allowance       760,000
                      -----------    -----------

                      $  (150,607)   $(1,163,966)
                      ===========    ===========

      A reconciliation between the effective tax rate and the statutory tax rate for the years ended December 31, 2002 and 2001 are as follows:

                                                         2002       2001

U.S. Federal Statutory Rate                              (34.0)%    (34.0)%
State Income Tax, Net of Federal Income Tax Benefit       (5.1)%     (4.2)%
Tax exempt interest                                       (2.2)%     (0.6)%
Nondeductible Goodwill                                                2.5 %
Increase in valuation allowance                           34.1 %
Other, net                                                 0.4 %     (1.5)%
                                                        ------     ------

Effective Tax Rate                                        (6.8)%    (34.8)%
                                                        ======     ======

      The significant components of the Company's net deferred tax asset as of December 31, 2002 are as follows:

                                                2002           2001

Accrued expenses not currently deductible   $    35,664    $    80,824
Allowance for loan losses                     1,453,167        781,981
Net operating loss carryforwards              1,609,132      1,494,341
Investment securities available for sale       (331,123)       (71,071)
Other, net                                     (107,494)      (152,261)
Valuation allowance                            (760,000)
                                            -----------    -----------

Net deferred tax asset                      $ 1,899,346    $(2,133,814)
                                            ===========    ===========

      The Company recorded a valuation allowance against a portion of the deferred taxes because management believes it is more likely than not that a portion of the benefit associated with this deferred tax asset will not be realized. However, before 2002, no valuation allowance was considered necessary as management believed it was more likely than not that benefits associated with the deferred assets would be realized. The Company has generated federal and state operating losses carryforwards totaling $4.1 million. The net operating loss carryforwards, if unused, will begin to expire in 2018 through 2022.

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

9.    PRIVATE PLACEMENT

      On June 7, 2002, the Company entered into a stock purchase agreement with a group of investors for the sale of common stock. On September 17, 2002, the Company sold 309,889 shares of common stock at a price of $4.73 per share or approximately $1,466,000 in the aggregate net proceeds totaled $1,401,148. As part of the stock purchase agreement, the Company would in a subsequent closing sell 546,348 shares of the Company's common stock to individuals of high net worth identified by the initial investors at a price of $4.73 per share or approximately $2,584,000 in the aggregate. The Company obtained shareholder approval for the subsequent private placement of common stock in January 2003 and received gross proceeds of $2,584,000 in February 2003.

      Pursuant to the stock purchase agreement with the investors, Russell Breeden, III and Wayne C. Ramsey were elected to the Board of Directors of the Company for a term ending in 2003 and 2005, respectively.

10.   RELATED PARTY TRANSACTIONS

      In the ordinary course of business, the Company has loan, deposit and other transactions with executive officers, directors and principal shareholders, and with organizations and individuals with which they are financially or otherwise closely associated. As defined, total loans to executive officers, directors and principal shareholders were approximately $680,000 and $1,083,000 at December 31, 2002 and 2001,
      respectively.

      A law firm in which a director is a member received payments of $15,322 and $18,968 for 2002 and 2001, respectively. The firm provides legal services primarily in loan-related matters.

      A real estate appraisal company, owned by a director, received payments of $18,475 and $16,950 for 2002 and 2001, respectively.

      A company, owned by a director, which provides title and abstract work for Shelby County Bank received payments of $7,404 and $3,926 for 2002 and 2001, respectively.

      An oil company, owned by a director was paid $1,294 and $700 for 2002 and 2001, respectively, for petroleum products and auto maintenance related to company-owned vehicles used for courier services between the banking offices.

      A travel company, co-owned by a director, received payments of $3,514 and $1,338 for 2002 and 2001, respectively for travel services related to meetings and conferences attended by executive officers of the Company.

11.   REGULATORY CAPITAL REQUIREMENTS

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

      Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the OTS, requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 4%, or 3% for banks with a composite rating of "1" and total risk-based capital (as defined) of 8%. The Bank is also subject to prompt corrective action capital requirement regulations set forth by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC requires the Bank to maintain minimum capital amounts and ratios of weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2002, management believes that the Bank meets all capital adequacy requirements to which it is subject.

      As of December 31, 2002 and 2001, the most recent notifications from the OTS categorized the Bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Bank must maintain minimum total risk based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the table below:



                                                                               AS OF DECEMBER 31, 2002
                                                            ---------------------------------------------------------------
                                                                    ACTUAL CAPITAL                   REQUIRED CAPITAL
                                                            -------------------------------   -----------------------------
                                                                 AMOUNT          RATIO             AMOUNT         RATIO
OTS capital adequacy:
  Tangible capital                                              $ 6,670,000        7.3%           $1,378,000      1.5%
  Core capital                                                    6,670,000        7.3%            2,755,000      3.0%
  Total risk-based capital                                        7,410,000       12.7%            4,658,000      8.0%
FDICIA regulations to be classified "well capitalized":
  Tier 1 leverage capital                                         6,670,000        7.3%            4,592,000      5.0%
  Tier 1 risk based capital                                       6,670,000       11.5%            3,493,000      6.0%
  Total risk-based capital                                        7,410,000       12.7%            5,822,000     10.0%

                                                                               AS OF DECEMBER 31, 2001
                                                          ---------------------------------------------------------------
                                                                   ACTUAL CAPITAL                   REQUIRED CAPITAL
                                                            -------------------------------   -----------------------------
                                                                   AMOUNT         RATIO             AMOUNT        RATIO
OTS capital adequacy:
  Tangible capital                                              $ 6,784,000        5.7%           $1,799,000      1.5%
  Core capital                                                    6,784,000        5.7%            3,597,000      3.0%
  Total risk-based capital                                        7,734,000       10.3%            6,002,000      8.0%
FDICIA regulations to be classified "well capitalized":
  Tier 1 leverage capital                                         6,784,000        5.7%            5,996,000      5.0%
  Tier 1 risk based capital                                       6,784,000        9.0%            4,501,000      6.0%
  Total risk-based capital                                        7,734,000       10.3%            7,502,000     10.0%


      On July 10, 2000 the Office of Thrift Supervision (the "OTS") issued a letter which formally designated Shelby County Bank to be in "troubled condition" based upon the preliminary findings of the OTS' then ongoing examination of the Bank. The OTS expressed supervisory concern relating to the Bank's management, operating losses, interest rate risk sensitivity, internal controls and loan documentation. Pursuant to the letter, the Bank is subject to the following restrictions: (i) no increase in total assets during any quarter in excess of an amount equal to interest credited on deposits during the quarter without prior written approval of the OTS,
      (ii) prior OTS approval of all executive compensation and agreements and the hiring of any executive officer, director or consultant or changing the responsibilities of any current executive officer, (iii) prior notice to the OTS of all transactions between the Bank and its affiliates, (iv) prior OTS approval of all transactions between the Bank and third parties outside the normal course of business.

      On February 7, 2001 the OTS issued a letter which formally designated Blue River Bancshares to be in "troubled condition" pursuant to the results of the March 13, 2000 examination. This letter places restrictions on the Company to notify the OTS at least 30 days prior to adding or replacing of members of the board of directors, or employing or changing responsibilities of senior executive officers. The letter also prohibits golden parachute payments unless such payments are permitted by regulation.

      On April 5, 2001, the OTS notified Shelby County Bank in writing that the business plan and budget submitted by the Bank had been approved. Although the Bank is no longer subject to the growth restrictions previously imposed by the OTS, the Bank may not make any significant changes to its business plan and budget without prior approval of the OTS. The Bank has submitted a revised business plan and budget to the OTS. This new plan and budget provides for the growth of the Bank by utilizing the additional $1,500,000 of capital which has been contributed to the Bank during the third quarter of 2002. On March 17, 2003 the OTS issued a letter stating no objection to the growth projections as set forth in the business plan and budget.

12.   EMPLOYEE BENEFIT PLANS

      The Company has an employee 401(k) plan established for substantially all full-time employees, as defined. The Company has elected to match contributions equal to 50% of the employee contributions, up to a maximum of 6% of an individual's total eligible salary, as defined. Contributions totaled approximately $24,000 and $41,000 for the years ended December 31, 2002 and 2001, respectively.

13.   COMMITMENTS

      In the normal course of business, the Bank makes various commitments to extend credit, which are not reflected in the accompanying consolidated financial statements. At December 31, 2002 and 2001, the Bank had loan commitments approximating $673,000 and $577,000, respectively, excluding undisbursed portions of loans in process, and unused portions of lines of credit of approximately $1,541,000 and $2,436,000, respectively. Outstanding letters of credit totaled approximately $637,000 and $642,000 at December 31, 2002 and 2001, respectively.

      In the event of nonperformance by the other parties to the financial instruments, the Bank's exposure to credit loss for commitments to extend credit is represented by the contract amount of those instruments.

      The Bank uses the same credit policies and collateral requirements in making commitments as it does for on-balance sheet financial instruments.

14.   PARENT COMPANY FINANCIAL INFORMATION

      Condensed Balance Sheet as of December 31:

                                                 2002          2001
Assets:
  Cash and cash equivalents                  $   461,602   $   826,292
  Securities available for sale                   91,000        99,539
  Investment in subsidiary                     9,168,384    10,932,189
  Other                                          238,455       816,184
                                             -----------   -----------

Total assets                                 $ 9,959,441   $12,674,204
                                             ===========   ===========

Liabilities and Shareholders' Equity:
  Other liabilities                          $    86,663   $    81,301
  Shareholders' equity                         9,872,778    12,592,903
                                             -----------   -----------

Total liabilities and shareholders' equity   $ 9,959,441   $12,674,204
                                             ===========   ===========


      Condensed Statement of Operations for the years ended December 31 are as follows:

                                                         2002           2001

Interest income, net of interest expense             $    14,150    $    35,670
Non-interest income                                       28,200       (126,125)
Non-interest expense                                    (303,140)      (240,218)
                                                     -----------    -----------
Loss before income taxes and equity
  in undistributed earnings of Shelby County Bank       (260,790)      (330,673)
Income tax expense (benefit)                            (591,555)      (128,008)
                                                     -----------    -----------
Loss before equity in undistributed
  earnings of Shelby County Bank                        (852,345)      (202,665)
Equity in undistributed loss of Shelby County Bank    (3,653,883)    (1,973,710)
                                                     -----------    -----------

Net loss                                             $(4,506,228)   $(2,176,375)
                                                     ===========    ===========


      Condensed Statements of cash flows for the years ended December 31, 2002 and 2001 are as follows:

                                                                     2002           2001
Cash flows from operating activities:
  Net loss                                                       $(4,506,228)   $ 2,176,375
  Adjustments to reconcile net cash from operating activities:
    Equity in undistributed earnings (loss) of subsidiary          3,653,883      1,973,710
    Impairment charge to premises and equipment                      100,000
    Loss on sale of securities                                                       22,968
    Depreciation and amortization                                     12,586         37,733
    (Increase) decrease in other assets                              577,729        (95,859)
    Increase (decrease) in other liabilities                           5,362        (25,754)
                                                                 -----------    -----------

    Net cash from operating activities                              (156,668)      (263,577)

Cash flows from investing activities:
  Proceeds from sale of available-for-sale securities                               677,032
  Proceeds from sale of premises and equipment                                      146,271
                                                                 -----------    -----------

           Net cash from investing activities                                       823,303
                                                                 -----------    -----------

Cash flows from financing activities:
  Proceeds from issuance of common stock                           1,401,148
                                                                 -----------    -----------

           Net cash from financing activities                      1,401,148
                                                                 -----------    -----------

  Net increase in cash and cash equivalents                        1,244,480        559,726
  Cash and cash equivalents, beginning of year                       826,292        266,566
                                                                 -----------    -----------

  Cash and cash equivalents, end of year                         $ 2,070,772    $   826,292
                                                                 ===========    ===========



15.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following disclosure of fair value information is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. SFAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. The estimated fair value amounts have been determined by the Company using available market information and other appropriate valuation techniques. These techniques are significantly affected by the assumptions used, such as the discount rate and estimates of future cash flows. Accordingly, the estimates made herein are not necessarily indicative of the amounts the Company could realize in a current market exchange and the use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amount.

      The following schedule includes the book value and estimated fair value of all financial assets and liabilities, as well as certain off balance sheet items, at December 31, 2002.

      CASH AND CASH EQUIVALENTS--For these instruments, the carrying amount is a reasonable estimate of fair value.

      INVESTMENT SECURITIES--For investment securities, fair values are based on quoted market prices, if available. For securities where quoted prices are not available, fair value is estimated based on market prices of similar securities.

      LOANS--The fair value of loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

      DEPOSITS--The fair value of non-interest bearing demand deposits and savings and NOW accounts is the amount payable as of the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

      STOCK IN FHLB OF INDIANAPOLIS--The fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

      ACCRUED INTEREST RECEIVABLE--The fair value approximates carrying value.

      FHLB ADVANCES--The fair values of the FHLB advances approximate carrying values as the interest rates are variable and adjust to market rates.

      ACCRUED INTEREST PAYABLE--The fair value approximates carrying value.

      COMMITMENTS--The commitments to originate and purchase loans have terms that are consistent with current market conditions. Accordingly, the Company estimated that the face amounts of these commitments approximate carrying values.

      The estimated carrying and fair values of the Company's financial instruments as of December 31, are as follows:

                                                                       2002                                   2001
                                                         -------------------------------       --------------------------------
                                                           CARRYING          ESTIMATED            CARRYING         ESTIMATED
                                                            AMOUNT          FAIR VALUE             AMOUNT         FAIR VALUE
Assets:
  Cash and cash equivalents                               $ 3,439,000       $ 3,439,000          $ 15,037,000     $ 15,037,000
  Investment securities, held to maturity                     259,000           295,000               295,000          297,000
  Investment securities, available for sale                25,589,000        26,407,000            27,164,000       27,341,000
  Loans receivable                                         58,313,000        61,595,000            73,827,000       74,856,000
  Stock in FHLB of Indianapolis                             2,153,000         2,153,000             2,153,000        2,153,000
  Accrued interest receivable                                 582,000           582,000               718,000          718,000
Liabilities:
  Deposits                                                 73,733,000        75,264,000           107,620,000      109,961,000
  FHLB advances                                            11,000,000        11,110,000             5,000,000        5,091,000
  Accrued interest payable                                     74,000            74,000               243,000          243,000


                                     ******

BLUE RIVER BANCSHARES, INC.

SHAREHOLDER INFORMATION
--------------------------------------------------------------------------------



STOCK INFORMATION

The Company's common stock is traded on the NASDAQ SmallCap Market under the symbol "BRBI".

The Company had 196 shareholders of record as of March 25, 2003

SALE PRICE PER SHARE

                                      2002                             2001
QUARTER                        HIGH           LOW               HIGH            LOW

First quarter                $ 5.50         $ 4.15             $ 4.25         $ 3.06
Second quarter                 5.23           4.40               4.85           3.43
Third quarter                  4.88           4.26               4.70           3.31
Fourth quarter                 4.90           4.25               4.65           3.45



ANNUAL REPORT ON FORM 10-KSB

A copy of the company's annual report on Form 10-KSB, filed with the Securities and Exchange Commission, is available without charge by writing:

                Patrice M. Lima
                Vice President
                Controller
                Blue River Bancshares, Inc.
                29 E. Washington Street
                Shelbyville, IN 46176

STOCK TRANSFER AGENT

Inquiries regarding stock transfer, registration, lost certificates or changes in name and address should be directed to the stock transfer agent and registrar by writing:

        Continental Stock Transfer & Trust Co.
        17 Battery Place
        New York, NY 10004

INVESTOR INFORMATION

Stockholders, investors, and analysts interested in additional information may contact Terry Smith, Director of Investor Relations, Blue River Bancshares, Inc.

Independent Auditor       Legal Counsel              Corporate Offices
DELOITTE & TOUCHE LLP     KRIEG DEVAULT LLP          BLUE RIVER BANCSHARES, INC.
111 Monument Circle       One Indiana Square         29 E. Washington St.
Suite 2000                Suite 2800                 Shelbyville, IN 46176
Indianapolis, IN 46204    Indianapolis, IN 46204     888-842-2265

BLUE RIVER BANCSHARES, INC.

DIRECTORS AND OFFICERS
--------------------------------------------------------------------------------

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

LAWRENCE T. TOOMBS                            LAWRENCE T. TOOMBS
President                                     President & CEO

WENDELL L. BERNARD                            WENDELL L. BERNARD
Owner                                         Owner
Bernard Realty                                Bernard Realty

D. WARREN ROBISON                             D. WARREN ROBISON
Owner                                         Owner
Hale Abstract                                 Hale Abstract

PETER G. DEPREZ                               PETER G. DEPREZ
Attorney                                      Attorney
Brown, Linder & DePrez                        Brown, Linder & DePrez

MICHAEL J. VAUGHT                             MICHAEL J. VAUGHT
Owner                                         Owner
Economy Oil Corporation                       Economy Oil Corporation

RALPH W. VAN NATTA                            RALPH W. VAN NATTA
Retired                                       Retired

RUSSELL BREEDEN, III                          RUSSELL BREEDEN, III
Self Employed                                 Self Employed

WAYNE C. RAMSEY
Vice President
Lynch & Associates

OFFICERS                                      OFFICERS
BLUE RIVER BANCSHARES, INC.                   SHELBY COUNTY BANK
---------------------------                   ------------------
STEVEN R. ABEL                                STEVEN R. ABEL
Chairman of the Board & CEO                   Chairman of the Board

LAWRENCE T. TOOMBS                            LAWRENCE T. TOOMBS
President                                     President

D. WARREN ROBISON                             RANDY J. COLLIER
Senior Vice President, Secretary              Executive Vice President, Chief Credit
                                              Officer

RANDY J. COLLIER                              PATRICE M. LIMA
Exec. Vice President                          Senior Vice President, Chief Financial
                                              Officer

PATRICE M. LIMA                               TERRY A. SMITH
Vice President, Chief Financial Officer       Vice President, Marketing & HR

TERRY A. SMITH                                RICHARD E. WALKE
Vice President, Marketing & HR                Vice President, Audit

RICHARD E. WALKE                              RONALD L. LANTER
Vice President, Auditor                       Vice President, Lending

                                              JOYCE E. FORD
                                              Vice President, Mortgage