Form 10KSB/A, Exhibit 13
period 2002-12-31
BLUE RIVER BANCSHARES INC
filed 2003-04-16
CIK 1055870

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

RESULTS OF OPERATIONS

NET INCOME


For the year ended December 31, 2002, the Company reported a net loss of ($4,506,000), compared to a net loss of ($2,176,000) reported for the year ended December 31, 2001. The change was primarily due to a reduction in net interest income of ($1,453,000) from the year ended December 31, 2001. Interest income declined ($4,284,000), while interest expense declined ($2,831,000). Provision for loan losses decreased ($1,724,000) to $261,000 for the year ended December 31, 2002. During the third quarter of 2000 the Company completed an internal investigation related to loans for which the former president either acted as the loan officer, was involved through his relationship or affiliation with the borrower, or was otherwise actively involved in the loan. During the years ended December 2002 and 2001, approximately $1,091,000 and $986,00 of such loans were foreclosed upon with the balances reflected in the Bank's other real estate owned totals, while approximately $2,055,000 and $1,854,000 were charged against the allowance for loan losses. The decrease in net charge-offs and the corresponding decrease in the provision in 2002 was attributable to changes in the Company's underwriting standards to improve the credit quality of new loans originated in 2001 and 2002, and the reduction in size of the loan portfolio compared to 2001. The loan portfolio decreased from $73.8 million at December 31, 2001 to $58.3 million as of December 31, 2002. In addition, net charge-offs decreased $1,601,894 compared to 2001. The decrease was the result of aging of the portfolio of loans which were originated prior to December 31, 2001 and a reduction of such loans. Because a significant amount of the loan portfolio consists of single family mortgage loans, the non-performing loans do not adequately predict changes to our provision. The underlying collateral of such loans has been historically sufficient. The combination of the aging or seasoning of the portfolio of loans which were originated prior to 2001, the reduction in the size of the loan portfolio by 21%, and the reduction in net charge-offs resulted in the decrease in the provision for loan losses compared to 2001. The reductions in net interest income resulted from the impact of rapid declines in market interest rates and the sale of the Fort Wayne branches. Additionally, the Bank's variable rate lending and investing assets were subject to reduction in yields, as the indices from which their rates are derived were rapidly falling. In December 2002, the Company recognized a valuation allowance of ($760,000) pertaining to the recoverability of its deferred tax assets.


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


Loans in all categories are charged-off when the loan is 180 days past due or when management determines the loan to be a loss.


UNDER-PERFORMING ASSETS

                                                                YEAR ENDED
                                                                DECEMBER 31,
                                                           ----------------------
                                                             2002        2001
                                                           (DOLLARS IN THOUSANDS)
Non-accruing loans                                          $2,056      $2,700
Ninety (90) days past due                                    1,952         516
                                                            ------      ------

           Total under-performing assets                    $4,008      $3,216
                                                            ======      ======

Under-performing assets as a percentage of total loans        6.87%       4.36%

Past due loans (90 days or more):
  Real estate mortgages:
   One-to-four family                                       $1,273      $  319
   Non residential                                             513
   Home Equity                                                  10          48
  Consumer                                                      89          82
  Commercial                                                    67          67
                                                            ------      ------

           Total                                            $1,952      $  516
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


      REAL ESTATE OWNED--Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure which provides the Bank fee simple ownership. The Bank then has the ability to sell the property. Real estate owned is recorded at the lower of cost or fair value less estimated costs to sell. When property is acquired, it is recorded at the lower of cost or estimated fair value at the date of acquisition, with any resulting write-down charged against the allowance for loans losses. Any subsequent deterioration of the property is charged directly to real estate owned expense. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense as incurred.


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
STEVEN R. ABEL                                STEVEN R. ABEL
Chairman of the Board & CEO                   Chairman of the Board

LAWRENCE T. TOOMBS                            LAWRENCE T. TOOMBS
President                                     President

D. WARREN ROBISON                             RANDY J. COLLIER
Senior Vice President, Secretary              Executive Vice President, Chief Credit
                                              Officer

RANDY J. COLLIER                              PATRICE M. LIMA
Exec. Vice President                          Senior Vice President, Chief Financial
                                              Officer

PATRICE M. LIMA                               TERRY A. SMITH
Vice President, Controller                    Vice President, Marketing & HR

TERRY A. SMITH                                RICHARD E. WALKE
Vice President, Marketing & HR                Vice President, Audit

RICHARD E. WALKE                              RONALD L. LANTER
Vice President, Auditor                       Vice President, Lending

                                              JOYCE E. FORD
                                              Vice President, Mortgage