Form 10KSB, Exhibit 13
period 2003-12-31
BLUE RIVER BANCSHARES INC
filed 2004-03-30
CIK 1055870

                                                                               .
                                                                               .
                                                                               .

EXHIBIT 13. THE ANNUAL REPORT TO SHAREHOLDERS OF THE COMPANY

SELECTED CONSOLIDATED FINANCIAL DATA
BLUE RIVER BANCSHARES, INC.
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             YEAR ENDED              YEAR ENDED
                                                          DECEMBER 31, 2003       DECEMBER 31, 2002
                                                       (DOLLARS IN THOUSANDS)   (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Net Interest Income                                       $        3,717           $        2,363
Non-Interest Income                                                  745                      149
Provision for Loan Losses                                            240                      261
Non-Interest Expense                                               4,123                    4,479
Income (Loss) before Income Taxes                                     99                   (2,228)
Income Tax Benefit                                                   -0-                     (151)
Income (Loss) before cumulative effect of change in
accounting principle                                                  99                   (2,077)
Cumulative effect of change in accounting principle                  -0-                   (2,429)
Net Income (Loss)                                                     99                   (4,506)
CONSOLIDATED BALANCE SHEET DATA
Total Assets                                              $      198,810           $       95,118
Total Deposits                                                   160,686                   73,733
Loans, net                                                       126,985                   56,596
Investment Securities                                             48,961                   26,666
Shareholders' Equity                                              16,228                    9,873

GENERAL
Number of Employees                                       54 FTE / 9 PTE           36 FTE / 7 PTE
Number of Shares Outstanding at December 31                    3,406,150                1,859,802
Weighted Average Shares Outstanding during year - Basic
                                                               2,470,799                1,666,122

PER COMMON SHARE DATA
Basic and diluted earnings (loss) per Common Share
  before change in accounting principle                    $        0.04           $        (1.25)
Cumulative effect of change in accounting principle                                         (1.46)
                                                           -------------           --------------
Basic and diluted earnings (loss) per share                $        0.04           $        (2.71)
                                                           =============           ==============
SELECTED PERFORMANCE RATIOS
Return on Average Assets                                            0.09%                   (3.94)%
Return on Average Equity                                            0.79%                  (39.70)%
Average Shareholders' Equity to Average Assets
                                                                   11.07%                    9.94%

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

Statements in this report which express "belief", "intention", "expectation", "prospects", as well as other statements which are not historical fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risk and uncertainties which may cause actual results to differ materially from those in such statements. Some of the factors that may generally cause actual results to differ materially from projection, forecasts, estimates and expectations include, but are not limited to (i) changes in the interest rate environment,
(ii) competitive pressures among financial institutions, (iii) general economic conditions on local or national levels, (iv) political developments, wars or other hostilities may disrupt or increase volatility in securities markets, (v) legislative or regulatory changes, (vi) changes in prepayment speeds of loans or securities, (vi) changes in loan sale volumes, charge-offs and loan loss provisions, (vii) changes in legal or regulatory proceedings, and (viii) the impact of reputation risk created by these developments on such matters as business generation or retention. The following information is intended to provide an analysis of the consolidated financial condition of Blue River Bancshares, Inc. (the "Company" or "Blue River") as of December 31, 2003 and 2002 and the consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2003 and 2002. The financial data in this report should be read in conjunction with the audited Consolidated Financial Statements and footnotes.

NEW ACCOUNTING PRONOUNCEMENTS

During June 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. Management has determined that the effect of this new standard on the consolidated financial statements was not material.

SFAS 147, "Acquisitions of Certain Financial Institutions," was issued in October 2002 and is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. SFAS 147 addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. This statement also provides guidance on the accounting for the impairment or disposal of acquired long-term customer-relationship intangible assets (such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets), including those acquired in transactions between two or more mutual enterprises. Management has implemented this new standard on the consolidated financial statements in accounting for its acquisition of Unified Banking Company.

SFAS 148, "Accounting for Stock-Based Compensation--Transition and Disclosure, an amendment of FASB Statement No. 123," was issued in December 2002 and is effective for fiscal years ending after December 15, 2002. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported results. Management has included the required disclosures in its consolidated financial statements.

SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" was issued in April of 2003. SFAS 149 amends and clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts and (2) hedging activities that fall within the scope of FASB Statement No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities". SFAS 149 amends 133 to reflect decisions that were made (1) as part of the process undertaken by the Derivatives Implementation Group (DIG), which necessitated amending SFAS 133; (2) in connection with other projects dealing with financial instruments; and (3) regarding implementation issues related to the application of the definition of a derivative. SFAS 149 also amends certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions and (2) for hedging relationships designated after June 30, 2002. The guidance is to be applied prospectively. Management has determined that the effect of this new standard on the consolidated financial statements is not material.

SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," was issued in May 2003 and is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS 150 apply to issuers' classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. Management has determined that the statement will not have a material effect on the Company's consolidated financial statements.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. Loan commitments and commercial letters of credit are excluded from the scope of this Interpretation. Management does not anticipate the Interpretation will have a material impact on its consolidated financial statements. Management has determined that the effect of this new standard on the consolidated financial statements is not material.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities, which was replaced by FIN No. 46 (Revised December 2003), Consolidation of Variable Interest Entities (FIN No. 46(R)). FIN No. 46 requires consolidation by business enterprises of variable interest entities that meet certain requirements. FIN No. 46(R) changes the effective date of FIN No. 46 for certain entities. Public companies shall apply either FIN No. 46 or FIN No. 46(R) to their interests in special purpose entities (SPEs) as of the first interim or annual period ending after December 15, 2003. The decision to apply FIN No. 46 or FIN No. 46(R) may be made on an SPE by SPE basis. The Company's adoption of FIN No. 46 and FIN No. 46(R) did not have a significant impact on its consolidated financial statements.

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

Interest on real estate, commercial and installment loans is accrued over the term of the loans on a level yield basis. The Company discontinues accruing interest on loans and reverses previously accrued amounts for loans that are more than 90 days past due. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal, in which case the loan is returned to accrual status. In the event that a loan is classified as impaired in accordance with SFAS 114, "Accounting by Creditors for Impairment of a Loan" before it is 90 days past due, the Company will discontinue accruing interest unless the loan is well secured and in the process of collection.

Nonrefundable loan origination fees, net of certain direct loan origination costs, are deferred and recognized as a yield adjustment over the life of the underlying loan. Any unamortized fees on loans sold are included as part of the gain/loss on sale of loans at time of sale.

An analysis of the allowance for loan losses is performed monthly by the Banks' management to assess the appropriate levels of allowance for loan losses. This analysis is performed to recognize specific reserves allocated to classified assets, to monitor trends in loan delinquencies and charge-offs and to consider portfolio growth. Specific reserves are established based upon review of individual borrowers identified in the classified loan list, establishing the probability of loss associated with such borrowers, including comparison of loan balances versus estimated liquidation values of collateral based upon independent information sources or appraisals performed by board-approved licensed appraisers. The remaining pool of loans, excluding those classified or delinquent is the source for the general loan loss reserve. Management evaluates this general reserve using loan loss statistics by various types of loans, as published periodically by the OTS, or the Banks' historical losses and multiplying such loss percentages to the Banks' distribution of portfolio balances. The calculated reserve is compared to the Banks' existing reserve to establish the provision necessary to bring the actual reserve balance in compliance with the findings of the allowance analysis.

The Banks hold certain investment securities as "available for sale". Available for sale securities are stated at their current fair value. Unrealized gains and losses associated with available for sale securities, net of taxes, are excluded from earnings and reported as a net amount in shareholders' equity until realized. Realized gains or losses from the sale of securities are reflected in income on a specific identification basis. Interest income and the amortization of the premium and discount arising at the time of acquisition are included in interest income.

The Company establishes valuation allowances in accordance with the provisions of SFAS 109, "Accounting for Income Taxes". The Company continually reviews the adequacy of the valuation allowance and will recognize the benefits only as reassessment indicates that it is more likely than not that the benefits will be realized.

OVERVIEW OF 2003

On November 17, 2003 the Company completed its acquisition of 100% of the issued and outstanding shares of common stock of Unified Banking Company, a federal savings bank with its principal office in Lexington, Kentucky, from Unified Financial Services, Inc. The aggregate purchase price of $8.2 million was determined through a competitive bidding process, which was subject to certain adjustments made through arm's length negotiations during the due diligence investigation of Unified Banking Company. The Company financed the purchase price through a combination of cash on hand, an offering of its common stock to its existing shareholders of 1,000,000 shares at $4.50 per share and a loan from the Union Federal Bank of Indianapolis in the amount of $4,000,000. To secure the loan, the capital stock of the Banks has been pledged to Union Federal Bank. The Company operates Unified Banking Company separately from its other savings bank subsidiary, Shelby County Bank. At the time of the acquisition, Unified Banking Company had $81 million in assets, 17 full time employees and 2 part time employees.

Shelby County Bank and Unified Banking Company are collectively referred to as "the Banks".

Total assets as of December 31, 2003 were $198,810,000, a 109% increase from December 31, 2002 balance of $95,118,000. An increase in assets of 86% was primarily due to the acquisition of Unified Banking Company, and in part due to efforts by the Company to strengthen capital ratios with increased loans and deposits. The Banks' loan portfolio showed an increase of $70,389,000 from December 31, 2002. The primary increase of $57,382,000 was a result of the acquisition of Unified Banking Company. During 2003, the Banks focused their efforts on commercial loan production to improve interest income, and in home equity lending in order to strengthen its Qualified Thrift Lender ("QTL") ratios. The Company is making efforts to originate sufficient loan volume to stabilize the portfolio holdings. The Company has increased its available-for-sale investment portfolio by $23,000,000 over December 31, 2002, an overall increase of 85%; 82% was due to the acquisition of Unified Banking Company. The Company continues to focus on agency securities and mortgage-backed securities in its investing strategies. Both of these investment products receive favorable risk-based capital treatment. The Banks are strategically maintaining their "well capitalized" status while continuing to concentrate on improving net interest income and overall profitability.

Total liabilities at December 31, 2003 were $182,582,000 compared to $85,245,000 at December 31, 2002. This 114% increase was primarily comprised of an increase in deposits of $86,953,000, an increase in advances from the Federal Home Loan Bank of Indianapolis and the Federal Home Loan Bank of Cincinnati ("FHLBs") and $4,000,000 in long term debt from Union Federal Bank in Indianapolis to finance the acquisition of Unified Banking Company. Of the primary increase in deposits, $71,791,000 was the result of the acquisition of Unified Banking Company. There was also an increase in certificates of deposits of $15,000,000 as the Banks focused efforts on attracting these types of deposits as a mechanism to manage liquidity due to loan growth. The increased volume in certificates was offset by ($3,780,000) in maturities of certain certificates of deposits retained by Shelby County Bank after the sale of the Fort Wayne banking offices on December 31, 2001. Shelby County Bank also increased the use of FHLB advances, in order to stabilize the Fort Wayne certificate maturities and to continue to manage its liquidity position.

Total equity at December 31, 2003 was $16,228,000, an increase of $6,355,000 from December 31, 2002. The change in equity resulted from the net income of $99,000, this is offset by a decrease of ($411,000) from a reduction in the fair value of the Company's available-for-sale investment portfolio, net proceeds of $2,483,000 from the private placement of common stock issued during the first quarter and net proceeds of $4,184,000 from the rights offering during the fourth quarter related to the acquisition of Unified Banking Company.

The Company's liquidity position is the primary source of additional capital for infusion into its banking subsidiaries. As noted above, the Company raised approximately $6.6 million from stock offerings in 2003. The Company then contributed additional capital to Unified Banking Company in an amount equal to

$500,000. Due to the Company's current liquidity sources and its increased use of funds, the Company does not anticipate the need for any additional external funding over the next twelve months.

RESULTS OF OPERATIONS

NET INCOME

For the year ended December 31, 2003, the Company reported net income of $99,000 compared to a net loss of ($4,506,000) reported for the year ended December 31, 2002. The increase was in part attributable to the write-off of goodwill of ($2,429,000) in 2002 due to the adoption of SFAS 142 and the resulting cumulative effect of the change in accounting principle related to the goodwill impairment. In December 2002, the Company also recognized a valuation allowance of ($760,000) pertaining to the recoverability of its deferred tax assets. Therefore, the Company's pre-tax income of $99,000 in 2003 is compared to a pre-tax loss of ($2,228,000) in 2002. There was an increase in net interest income of $1,353,000 compared to the year ended December 31, 2002. Interest income decreased ($223,000), offset by a decline in interest expense of ($1,576,000). Provision for loan losses decreased ($21,000) to $240,000 for the year ended December 31, 2003. The loan portfolio increased from $56.6 million at December 31, 2002 to $127 million or 124% as of December 31, 2003. This increase was primarily attributable to the acquisition of Unified Banking Company, offset by the charge-off of two fully reserved loans totaling $657,000. In addition, net charge-offs increased $474,000 compared to 2002. These charge-offs were partly offset by $100,000 in recoveries pursuant to a legal settlement. Because a significant amount of the loan portfolio consists of single family mortgage loans, the non-performing loans do not adequately predict changes to our provision. The underlying collateral of such loans has been historically sufficient. The increase in net interest income resulted from the impact of continued declines in market interest rates offset by the maturities of the Fort Wayne certificates of deposits with higher yields. Additionally, the Banks' variable rate lending and investing assets were subject to reduction in yields, as the indices from which their rates are derived were rapidly falling.

NET INTEREST INCOME

For the year ended December 31, 2003, net interest income before provision for loan losses increased $1,353,000. Interest income declined ($223,000) to $6,185,000 from $6,408,000 for the year ended December 31, 2002. Interest expense declined ($1,576,000) to $2,468,000 for the year ended December 31, 2003, compared to $4,045,000 for the year ended December 31, 2002.

Interest income decreased compared to the prior year due to a decrease in the weighted average interest rate from 6.03% to 5.67%, between 2002 and 2003. This was partially offset by an increase in interest income due to the acquisition of Unified Banking Company effective on November 1, 2003. The impact of the sale of the Fort Wayne branches at December 31, 2001 was a contributing factor in the reductions in interest expense and overall increase in net interest income. As a result of this transaction, Shelby County Bank retained $31,188,000 in high yielding Fort Wayne certificates of deposits of which $24,600,000 matured in 2002 compared to $3,780,000 during 2003. Additionally, the average weighted rates on deposits decreased from 4.16% in 2002 to 2.47 % in 2003 due to falling yields in the market.

Results for 2003 were also impacted by the Banks' efforts to maintain regulatory capital at "well capitalized" levels.

INTEREST INCOME

For the year ended December 31, 2003, interest income declined ($223,000). This reduction was comprised of a $329,000 increase in the average balances of earning assets; offset by a ($552,000) reduction due to lower yields on the Company's earning assets.

Interest income and fees on loans were $4,688,000 for the year ended December 31, 2003, a decrease of ($137,000) from the year ended December 31, 2002. The reduction in yield on loans accounted for a ($419,000) unfavorable rate variance, while an increase in average loan balances created a $282,000 favorable volume variance. As a result of the acquisition of Unified Banking Company, the Company increased its gross loan portfolio by $58,000,000. The reduction in yield was largely due to increased balances in variable rate products, as well as lower yields on new loans originated during a period of rapidly falling market interest rates. The overall yield on loans fell 60 basis points to 6.68% from 7.28%.

There was no significant variance to interest income on investment securities for the year ended December 31, 2003 as compared to the year ended December 31, 2002. An unfavorable variance of ($87,000) due to a lower portfolio yield was offset by a favorable volume variance of $87,000. The favorable volume variance was due to a larger average portfolio held during the year ended December 31, 2003. As a result of the acquisition of Unified Banking Company, $21,595,000 of available-for sale securities were added. This portfolio increase was offset by the portfolio purchases of ($24,976,418) and sales of $13,742,747 during 2003, which were initiated to improve Shelby County Bank's interest rate sensitivity measures and to reduce the use of volatile funding sources. There were also principle payment reductions in the mortgage backed securities of ($9,845,000).

Interest income on interest-bearing deposits held at other financial institutions decreased ($72,000) over the year ended December 31, 2002 to $50,000 from $122,000. This decrease was due to a ($48,000) unfavorable volume variance from lower balances in such liquid investments, and a ($24,000) unfavorable rate variance due to a decline in yield on such instruments. This category is very susceptible to changes in interest rates due to its liquidity and strong correlation to short-term interest rates, such as federal funds and LIBOR.

Dividends on FHLB stock declined ($14,000) from the year ended December 31, 2002, due to lower dividend yield provided by the stock of ($22,000) and an increase in volume of $8,000. The Banks' investment in FHLB stock increased $612,000 for the year ended December 31, 2003, $529,000 due to the acquisition of Unified Banking Company and $83,000 due to reinvestment of the Shelby County Bank stock dividend.

INTEREST EXPENSE

Interest expense decreased ($1,577,000) to $2,468,000 from $4,045,000 for the year ended December 31, 2002. Interest expense on deposits decreased ($1,785,000) from $3,855,000 for the year ended December 31, 2002 to $2,070,000.
This decrease results from a ($507,000) variance due to a decrease in average deposit balances, and a ($1,278,000) favorable rate variance due to a 146 basis point reduction in cost. The cost of certificates of deposit decreased ($1,577,000) over 2002. Of this decrease, ($1,157,000) was due to a decrease in the overall rate from 5.86% in 2002 to 3.45% in 2003. Approximately, ($420,000) of the decrease can be attributable to volume. A contributing factor to this decrease in cost and volume was the impact of $3,780,000 in maturities of certain Fort Wayne certificates of deposit that were not included in the branch sale but were retained by Shelby County Bank from the Fort Wayne market. These certificates of deposits were not included in the sale due to severe discounting that would have been required by the acquirer. Interest expense from FHLB advances and other borrowings increased $185,000 from 2002, due to an increased use of this funding source offset by a favorable rate variance from 4.78% in 2002 to 3.12% in 2003. In order to finance a portion of the acquisition of Unified Banking Company, the Company borrowed $4,000,000 and incurred $24,000 in interest expense for 2003 related to this borrowing. Rates on core deposit products such as money market accounts, savings accounts, and NOW accounts also decreased as a result of market conditions. The effective cost of money market accounts declined 46 basis points from 1.98% for the year ended December 31, 2002. Savings account and NOW account rates have declined by 40 and 55 basis points, respectively.

NET INTEREST INCOME

                                                YEAR ENDED            PERCENTAGE CHANGE
                                                DECEMBER 31,                FROM
                                             2003         2002         2002 TO 2003
                                           --------     ---------     -----------------
                                           (DOLLARS IN THOUSANDS)
Interest Income:
  Interest and fees on loans               $  4,688      $ 4,825           (2.84)%
  Interest on investment securities           1,331        1,331            0.00%
  FHLB dividends                                116          130          (10.77)%
  Interest on interest-bearing deposits          50          122          (59.02)%
                                           --------      -------
           Total interest income              6,185        6,408           (3.48)%
                                           ========      =======

Interest Expense:
  Interest on deposits                        2,070        3,855          (46.30)%
  Interest on borrowings                        398          190          109.47%
                                           --------      -------
           Total interest expense             2,468        4,045          (38.99)%
                                           --------      -------

Net interest income                        $  3,717      $ 2,363           57.30%
                                           ========      =======

RATE VOLUME ANALYSIS OF CHANGE IN NET INCOME

                                     YEAR ENDED DECEMBER 31, 2003      YEAR ENDED DECEMBER 31, 2002
                                    VOLUME      RATE       TOTAL       VOLUME      RATE        TOTAL
                                    ------     -------    -------     -------     -------     -------
                                       (DOLLARS IN THOUSANDS)              (DOLLARS IN THOUSANDS)
Interest Income on:
  Loans                             $  283     $  (420)   $  (137)    $(3,621)    $  (572)    $(4,193)
  Investment securities                 87         (87)                   592        (410)        182
  FHLB stock                             8         (22)       (14)                    (30)        (30)
  Interest-bearing deposits            (48)        (24)       (72)        (78)       (165)       (243)
                                    ------     -------    -------     -------     -------     -------

           Total interest income       330        (553)      (223)     (3,107)     (1,177)     (4,284)

Interest Expense on:
  Deposits                            (507)     (1,278)    (1,785)     (1,613)       (781)     (2,394)
  Borrowings                           420        (212)       208        (384)        (53)       (437)
                                    ------     -------    -------     -------     -------     -------

           Total interest expense      (87)     (1,489)    (1,577)     (1,997)       (834)     (2,831)
                                    ------     -------    -------     -------     -------     -------

Net interest income                 $  417     $   936    $ 1,353     $(1,110)    $  (343)    $(1,453)
                                    ======     =======    =======     =======     =======     =======

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

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY AND INTEREST RATES AND DIFFERENTIAL VARIANCE ANALYSIS

                                                   YEAR ENDED DECEMBER 31, 2003     YEAR ENDED DECEMBER 31, 2002
                                                  ------------------------------    -----------------------------
                                                  AVERAGE                YIELD/     AVERAGE                YIELD/
                                                  BALANCE     INTEREST    RATE      BALANCE    INTEREST     RATE
                                                      (DOLLARS IN THOUSANDS)           (DOLLARS IN THOUSANDS)
Interest Earning Assets:
  Investment securities                           $ 32,144    $  1,331    4.14%     $ 30,165    $  1,331    4.41%
  Interest-bearing deposits                          4,588          50    1.09%        7,586         122    1.61%
  FHLB stock                                         2,278         116    5.09%        2,153         130    6.04%
  Loans (1)                                         70,168       4,688    6.68%       66,286       4,825    7.28%
                                                  --------    --------    ----      --------    --------    ----
           Total earning assets                    109,178       6,185    5.67%      106,190       6,408    6.03%
                                                  --------    --------    ----      --------    --------    ----

Interest and Non-Interest Bearing Liabilities:

  Savings accounts                                   7,172          70    0.98%        7,326         101    1.38%
  Non-interest bearing demand accounts               9,924           -    0.00%        5,300           -    0.00%
  NOW accounts                                      14,213         119    0.84%       13,966         195    1.39%
  Money market accounts                             14,370         218    1.52%       16,083         319    1.98%
  Certificates of deposit                           48,143       1,663    3.45%       55,312       3,240    5.86%
                                                  --------    --------    ----      --------    --------    ----

           Total interest bearing deposits          83,898       2,070    2.47%       92,687       3,855    4.16%
  Borrowings                                        12,755         398    3.12%        3,970         190    4.78%
                                                  --------    --------    ----      --------    --------    ----

           Total interest bearing liabilities     $ 96,653       2,468    2.55%     $ 96,657       4,045    4.18%
                                                  ========    --------    ----      ========    --------    ----
Net interest margin                                           $  3,717    3.40%                 $  2,363    2.23%
                                                              ========                          ========

(1) Includes principal balances of non-accruing loans. Interest on non-accruing loans is not included.

NON-INTEREST INCOME

The Company's non-interest income for the year ended December 31, 2003 was $745,000. This represents an increase of $596,000 from the year ended December 31, 2002. The change in non-interest income results from a decrease of ($5,000) in service charges on deposit accounts and an increase of $10,000 in other service charges and fees. An additional factor increasing non-interest income from the prior year was that the Company incurred a prepayment penalty of $102,000 on FHLB advances in 2002. In addition there is an increase of $363,000 from the impact of sales of investment securities, loans and other assets of which $54,000 can be attributed to the acquisition of Unified Banking Company. There is also an increase of $126,000 on the gain (loss) on the disposal of premises and equipment compared to 2002 due to a $100,000 market valuation write off of the Rampart property in 2002.

NON-INTEREST INCOME

                                                                                           PERCENTAGE
                                                                                           CHANGE FROM
                                                                     YEAR ENDED           DECEMBER 31,
                                                                    DECEMBER 31,            2002 TO
                                                                ----------------------    DECEMBER 31,
                                                                  2003        2002            2003
                                                                (DOLLARS IN THOUSANDS)
Service charges on deposit accounts                              $   218     $   223          (2.24)%
Other service charges and fees                                       198         188          17.02%
Securities/gains--net                                                229           4       5,625.00%
Gain on sale of loans and other assets                                60           -         100.00%
Prepayment penalty on FHLB advance                                     -        (102)        100.00%
Gain (Loss) on sale of real estate owned/repossessed assets           39         (39)        200.00%
Gain (Loss) on disposal/impairment of premises and equipment           1        (125)        100.80%
                                                                 -------     -------
Total Non-Interest Income                                        $   745     $   149         400.00%
                                                                 =======     =======

NON-INTEREST EXPENSE

For the year ended December 31, 2003, non-interest expense was $4,123,000, a decrease of ($356,000) from the year ended December 31, 2002 of $4,479,000. Salary and benefit expenditures increased $213,000 from 2002. A reduction in salary and benefit expenses of ($167,000) is directly related to the increase in loan volume as it relates to Statement of Financial Accounting Standards No. 91 "Accounting for Nonrefundable Fees and Costs" as fees and costs relating to new loans have been deferred against salaries and benefits. Loan volume at Shelby County Bank increased while the number of employees remained constant. These reductions to salaries and benefits were offset by an increase of $181,000 related to the acquisition of Unified Banking Company. In addition, the Company added key personnel to the lending area in late 2002 and 2003 to promote loan growth. The Company will continue to concentrate on decreasing staffing expenditures related to clerical and administrative staff while diverting such resources to sales and customer service personnel. Premises and equipment expense increased $72,000. This increase is directly attributable to the acquisition of the fixed assets of Unified Banking Company and its associated two month depreciation and building expenses of $66,000. The addition of $49,000 in fixed assets for building remodeling at Shelby County Bank in 2003 increased the bank's depreciation by $6,000. Advertising and promotional expenditures increased $20,000. The primary increase of $12,000 is related to the acquisition of Unified Banking Company with the remaining increase of $8,000 at Shelby County Bank as this bank intensified its advertising since growth in both loans and deposits was being pursued. Professional fees decreased ($69,000) from the year ended December 31, 2002 to $387,000. Much of this decrease was due to a reduction in accounting fees as the Company utilized in-house accounting personnel. Data processing expenditures decreased ($34,000) over 2002 levels, which represents the elimination of the Company's previous data processor for a better and less costly system, offset by additional expenses of $25,000 for data processing services at Unified Banking Company. Additional charges which were incurred from the previous data processor for the continuation of service during the conversion period to the new data processor, and additional conversion expenses of $438,000 in 2002 were negligible in 2003. Deposit insurance premiums decreased ($49,000) during the year ended December 31, 2003, due mostly to a decrease in the deposit base for the period of assessment. Shelby County Bank charged $112,000 to expense relating to the Voluntary Remediation Program at the St. Paul location in 2002. There was no need to increase the accrual for the VRP in 2003 therefore no additional expense was incurred. As a result of the acquisition of Unified Banking Company and the associated purchase accounting, Unified Banking Company has a core deposit intangible. The 2003 amortization expense for this core deposit intangible was $11,000.

NON-INTEREST EXPENSE

                                                     YEAR ENDED          PERCENTAGE CHANGE
                                                    DECEMBER 31,               FROM
                                               ---------------------        DECEMBER 31,
                                                 2003          2002        2002 TO 2003
                                               (DOLLARS IN THOUSANDS)
Salaries and employee benefits                 $ 1,724       $ 1,511          14.10%
Premises and equipment                             532           460          15.65%
Advertising and public relations                    55            35          57.14%
Legal and professional services                    387           456         (15.13)%
Data processing                                    468           502          (6.77)%
Data processing conversion expenses                  1           438         (99.77)%
FDIC insurance assessment                          157           206         (23.79)%
Bank fees and other charges                         59            64          (7.81)%
Directors fees                                     145           126          15.08%
Core Deposit Intangible Amortization                11                       100.00%
Environmental charges                                            112        (100.00)%
Other                                              584           569           2.64%
                                               -------       -------
           Total                               $ 4,123       $ 4,479          (7.95)%
                                               =======       =======

PROVISION FOR INCOME TAXES

The income tax expense/ benefit was $0 for the year ended December 31, 2003 compared to a benefit of ($151,000) for the year ended December 31, 2002. In December 2002, the Company recognized a valuation allowance of $760,000 pertaining to the recoverability of its deferred tax assets. Management concluded that it was more likely than not that a portion of the benefit associated with the deferred tax asset would not be realized. The Company has recorded a reduction in its valuation allowance for income tax expense that arose in the current year. The effective tax rate was 0.00% and (6.8)% for 2003 and 2002, respectively.

CAPITAL RESOURCES AND CAPITAL ADEQUACY

The Company and the Banks are subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. The Board of Directors of the Company has set as an objective to maintain capital levels required for qualification as "well-capitalized". The capital ratios of the Banks have been diminished due to two primary factors: continued operating losses and the disallowance of the Bank's deferred tax assets in determining regulatory capital ratios.

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

On June 7, 2002, the Company entered into a stock purchase agreement with Russell Breeden, III, Wayne C. Ramsey and L. Gene Tanner for the sale of common stock. On September 17, 2002, the Company sold 309,889 shares of common stock at a price of $4.73 per share or approximately $1,466,000 in the aggregate. Net proceeds received totaled $1,401,148. As part of the stock purchase agreement, the Company obtained shareholder approval for a subsequent private placement of common stock in January 2003. In February 2003, the Company sold 546,348 shares of the Company's common stock to Russell Breeden, III and Wayne C.

Ramsey, directors of the Company and other accredited investors at a price of $4.73 per share. The Company received net proceeds totaling $2,483,116. On October 2, 2003, the Company completed a rights offering of 1,000,000 shares of its common stock at $4.50 per share. The Company raised $4,184,157 in proceeds net of $315,843 in offering costs.

On November 1, 2003, Blue River acquired Unified Banking Company from Unified Financial Services, Inc. ("the Seller"). Blue River obtained financing through Union Federal Bank in the amount of $4.0 million and raised $4.5 million through a rights offering. Blue River acquired Unified Banking Company for $8.5 million including acquisition costs. In addition, the Seller is required to maintain a minimum of $8.5 million in non-interest bearing deposits at Unified Banking Company through November 2006. Blue River then contributed $500,000 of additional capital to Unified Banking Company.

Management believes that as of December 31, 2003, the Company meets all capital adequacy requirements to which it is subject as well as objectives set by the Company's management and Board of Directors. The following table sets forth the actual and minimum capital amounts and ratios of Shelby County Bank as of December 31, 2003:

For Capital Adequacy Purposes:

                            SHELBY COUNTY BANK
                                               TOTAL
                   TANGIBLE       CORE       RISK-BASED
                    CAPITAL      CAPITAL      CAPITAL
                           (DOLLARS IN THOUSANDS)
Bank Amount       $   6,934     $   6,934   $     7,846
Required Amount       1,648         3,296         5,828
                  ---------     ---------   -----------

Excess            $   5,286     $   3,638   $     2,018
                  =========     =========   ===========

Bank Ratio             6.31%         6.31%        10.77%
Required Ratio         1.50%         3.00%         8.00%
                  ---------     ---------   -----------

Ratio Excess           4.81%         3.31%         2.77%
                  =========     =========   ===========

To Be Well Capitalized Under Prompt Corrective Action Provisions:

                   TIER 1      TIER 1        TOTAL
                    CORE     RISK-BASED   RISK-BASED
                   CAPITAL     CAPITAL     CAPITAL
                         (DOLLARS IN THOUSANDS)
Bank Amount       $  6,934   $    6,934   $    7,846
Required Amount      5,493        4,371        7,285
                  --------   ----------   ----------

Excess            $  1,441   $    2,563   $      561
                  ========   ==========   ==========

Bank Ratio            6.31%        9.52%       10.77%
Required Ratio        5.00%        6.00%       10.00%
                  --------   ----------   ----------

Ratio Excess          1.31%        3.52%        0.77%
                  ========   ==========   ==========

The following table sets forth the actual and minimum capital amounts and ratios of Unified Banking Company as of December 31, 2003:

For Capital Adequacy Purposes:



                                                     UNIFIED BANKING COMPANY
                                                                           TOTAL
                                                TANGIBLE       CORE      RISK-BASED
                                                CAPITAL      CAPITAL       CAPITAL
                                                      (DOLLARS IN THOUSANDS)
Bank Amount                                    $    5,309   $    5,309   $    5,942
Required Amount                                     1,233        2,466        4,582
                                               ----------   ----------   ----------

Excess                                         $    4,076   $    2,843   $    1,360
                                               ==========   ==========   ==========

Bank Ratio                                           6.46%        6.46%       10.37%
Required Ratio                                       1.50%        3.00%        8.00%
                                               ----------   ----------   ----------

Ratio Excess                                         4.96%        3.46%        2.37%
                                               ==========   ==========   ==========

To Be Well Capitalized Under Prompt Corrective Action Provisions:

                                                 TIER 1       TIER 1       TOTAL
                                                  CORE      RISK-BASED   RISK-BASED
                                                CAPITAL      CAPITAL      CAPITAL
                                                      (DOLLARS IN THOUSANDS)
Bank Amount                                    $    5,309   $    5,309   $    5,942
Required Amount                                     4,136        3,437        5,728
                                               ----------   ----------   ----------

Excess                                         $    1,173   $    1,872   $      214
                                               ==========   ==========   ==========

Bank Ratio                                           6.46%        9.27%       10.37%
Required Ratio                                       5.00%        6.00%       10.00%
                                               ----------   ----------   ----------

Ratio Excess                                         1.46%        3.27%        0.37%
                                               ==========   ==========   ==========

USE OF FUNDS

INVESTMENT SECURITIES

Investment securities are the second major category of earning assets for the Banks. This portfolio is used to manage the Banks' interest rate sensitivity and liquidity as other components of the balance sheet change. Additionally, investment securities receive favorable treatment for the purpose of computing the Banks' risk-based capital ratios. Government issued and government agency issued bonds, as well as certain agency-backed mortgage backed securities contain low risk weight factors and can be used to mitigate the l00% risk weight associated with commercial and consumer lending products. Management's objective is to maximize, within quality standards, its net interest margin while providing a stable source of liquidity through the scheduled stream of maturities and interest income. The Banks have adopted an investment policy which sets certain guidelines related to the portfolio mix, duration, and maximum allowable investments within certain investment categories.

Available-for-sale investment securities comprise 24.6 % of total assets and 26.9% of total earning assets at December 31, 2003. The Company has classified all of its investment purchases as available-for-sale to maintain liquidity. Additionally, the Company has concentrated efforts on acquiring investments with favorable risk-based capital treatment, as well as increasing its holdings in adjustable rate mortgage-backed securities to reduce interest rate sensitivity. During 2003, the Banks' liquidity levels had fallen from 29.1% at December 31, 2002 to 8.68% at December 31, 2003. A contributing factor in the decrease was the result of the acquisition of Unified Banking Company as 98% of Unified's available-for-sale government agencies are pledged. The Company has taken actions to improve liquidity in the first quarter of 2004. Additionally, loan demand increased in levels which diminished liquidity or its supply of cash, Shelby County Bank resumed purchasing securities to improve its interest income derived from interest-earning assets. To offset these actions there were accelerated repayment streams of mortgage-backed securities, call options of agency securities and sales of corporate securities. Management continues to concentrate on bonds that have strong liquidity characteristics, while exhibiting acceptable levels of market sensitivity risks.

The available-for-sale investment portfolio was $48,826,000 at fair value, with a cost basis of $48,702,000. Of the total available-for-sale investment portfolio, $21,595,000 at fair value was through the acquisition of Unified Banking Company. The held-to-maturity portfolio currently is comprised of bonds totaling $135,000. The Company also owns $2,236,000 of stock in the Federal Home Loan Bank of Indianapolis and $529,000 of stock in the Federal Home Loan Bank of Cincinnati. This equity position is required as a member bank of the FHLB system, and the credit policy of the FHLB states that member banks must own sufficient stock to serve as collateral against funding provided through advances held by the Banks.

Weighted average yields of the investment securities portfolio were 4.56% at December 31, 2003 compared to 4.89% at December 31, 2002. This yield was impacted by the Banks' position in adjustable-rate mortgage-backed securities acquired to assist in reducing interest rate sensitivity, purchasing of new securities in a period of significantly lower market rates, and increased repayments related to bonds with higher coupon rates.

Investment securities held in the Banks' portfolio consist primarily of U.S. government agency issued debt securities, mortgage-backed securities with both fixed and adjustable interest rates, municipal bonds, and corporate debt issues. The mortgage-backed securities are subject to both prepayment and interest rate risk. Management continues the use of adjustable-rate mortgage-backed securities to reduce the Banks' interest rate sensitivity. Mortgage-backed securities not only contain favorable characteristics related to risk-based capital, but also assist in the management of the Banks' Qualified Thrift Lender (QTL) ratio.

INVESTMENT SECURITIES PORTFOLIO

                                                              AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                                                COST          GAINS        LOSSES         VALUE
                                                             -----------------------------------------------------
                                                                            (DOLLARS IN THOUSANDS)
December 31, 2003:
  Investment securities held to maturity:
    Mortgage-backed securities                               $        35   $         -   $         -   $        35
    Municipals                                                       100             -             -           100
                                                             -----------   -----------   -----------   -----------

           Total investment securities held to maturity              135             -             -           135
                                                             -----------   -----------   -----------   -----------

Investment securities available for sale:
  Mortgage-backed securities                                      30,362           284            29        30,617
  U.S. government agencies                                        16,011            88           220        15,879
  Municipals                                                       1,104            11            10         1,105
  Corporate bonds                                                  1,225            22            22         1,225
                                                             -----------   -----------   -----------   -----------

           Total investment securities available for  sale        48,702           405           281        48,826
                                                             -----------   -----------   -----------   -----------

           Total investments                                 $    48,837   $       405   $       281   $    48,961
                                                             ===========   ===========   ===========   ===========

                                                             AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                                COST          GAINS        LOSSES         VALUE
                                                             -----------------------------------------------------
                                                                             (DOLLARS IN THOUSANDS)
December 31, 2002:
  Investment securities held to maturity:
    Mortgage-backed securities                               $        56   $         1   $         1   $        56
    Municipals                                                       203             3             -           206
                                                             -----------   -----------   -----------   -----------

           Total investment securities held to maturity              259             4             1           262
                                                             -----------   -----------   -----------   -----------

Investment securities available for sale:
  Mortgage-backed securities                                      17,849           574             2        18,421
  U.S. government agencies                                         5,542           186             -         5,728
  Municipals                                                       1,986            62             -         2,048
  Corporate bonds                                                    212             7             9           210
                                                             -----------   -----------   -----------   -----------

           Total investment securities available for  sale        25,589           829            11        26,407
                                                             -----------   -----------   -----------   -----------

           Total investments                                 $    25,848   $       833   $        12   $    26,669
                                                             ===========   ===========   ===========   ===========

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

As of December 31, 2003

                                                                         HELD TO MATURITY       AVAILABLE FOR SALE
                                                                       ---------------------   ---------------------
                                                                                     FAIR                    FAIR
                                                                          COST       VALUE       COST        VALUE
                                                                                  (DOLLARS IN THOUSANDS)
Mortgage-Backed Securities:                                            $      35   $      35   $  30,362   $  30,617
U.S. Government Agencies:
    Due within one year                                                        -           -       1,021       1,042
    1 to 5 Years                                                               -           -       1,992       2,041
    5 to 10 Years                                                              -           -      11,998      11,792
    Due after ten years                                                        -           -       1,000       1,004
                                                                       ---------   ---------   ---------   ---------

        Total U.S. government agencies                                         -           -      16,011      15,879
                                                                       ---------   ---------   ---------   ---------

Obligations of State and Political Subdivisions:
  Due within one year                                                        100         100         251         252
  1 to 5 Years                                                                 -           -         398         408
  5 to 10 Years                                                                -           -         455         445
                                                                       ---------   ---------   ---------   ---------

        Total obligations of state and political subdivisions                100         100       1,104       1,105
                                                                       ---------   ---------   ---------   ---------

Corporate Bonds:
  1 to 5 Years                                                                 -           -         100         103
  5 to 10 Years                                                                -           -       1,125       1,122
                                                                       ---------   ---------   ---------   ---------
        Total corporate bonds                                                  -           -       1,225       1,225
                                                                       ---------   ---------   ---------   ---------

        Total investments                                              $     135   $     135   $  48,702   $  48,826
                                                                       =========   =========   =========   =========

As of December 31, 2002:

                                                                     HELD TO MATURITY    AVAILABLE FOR SALE
                                                                                FAIR                 FAIR
                                                                     COST       VALUE      COST      VALUE
                                                                            (DOLLARS IN THOUSANDS)
                                                                   -----------------------------------------
Mortgage-Backed Securities:                                        $     56   $     56   $ 17,849   $ 18,421
U.S. Government Agencies:
    1 to 5 Years                                                          -          -        500        520
    5 to 10 Years                                                         -          -      5,042      5,208
                                                                   --------   --------   --------   --------

           Total U.S. government agencies                                 -          -      5,542      5,728
                                                                   --------   --------   --------   --------

Obligations of State and Political Subdivisions:
  Due within one year                                                   100        100        201        207
  1 to 5 Years                                                          103        105        898        931
  5 to 10 Years                                                           -          -        537        553
  Due after ten years                                                     -          -        350        357
                                                                   --------   --------   --------   --------

           Total obligations of state and political subdivisions        203        205      1,986      2,048
                                                                   --------   --------   --------   --------

Corporate Bonds:
  1 to 5 Years                                                            -          -        212        210
                                                                   --------   --------   --------   --------

           Total corporate bonds                                          -          -        212        210
                                                                   --------   --------   --------   --------

           Total investments                                       $    259   $    261   $ 25,589   $ 26,407
                                                                   ========   ========   ========   ========

INVESTMENT SECURITIES WEIGHTED AVERAGE YIELD

                     DUE      ONE      FIVE     DUE
                    WITHIN     TO       TO     AFTER
                     ONE      FIVE     TEN      TEN
                     YEAR    YEARS    YEARS     YEARS   TOTAL
December 31, 2003   4.35%    4.59%    4.49%    4.73%    4.56%
December 31, 2002   5.88%    4.69%    5.05%    4.89%    4.89%

LOANS

Total net loans at December 31, 2003 were $126,985,000, a $70,400,000 increase from December 31, 2002. The majority of this increase or $57,380,000 is related to the acquisition of Unified Banking Company. The Banks are concentrating on loan products that provide the opportunity for shorter maturity terms and variable rate pricing in an effort to continue to improve its interest rate sensitivity. At December 31, 2003, 32.15% of the net loan portfolio was comprised of residential mortgages, a decrease over 2002 levels. Commercial loans secured by commercial real estate increased to $29,625,000, representing for 23.33% of the total net loans at December 31, 2003. Consumer loans increased $2,365,000 for the twelve months ended December 31, 2003 to $9,122,000. There is an increase in consumer loans of $4,904,000 related to the acquisition of Unified Banking Company offset by a decline in Shelby County Bank consumer loans of ($2,539,000) primarily due to the maturing of the portfolio when loan production has slowed. The Banks have continued to pursue opportunities to expand their portfolios of home equity loan products, with loans outstanding of $20,646,000 at December 31, 2003. These loans have increased $17,459,000 over 2002 levels. Of this increase, $9,754,000 is attributable to the acquisition of Unified Banking Company and the majority of the remaining increase at Shelby County Bank is due to the hiring of an experienced home equity lender in mid 2003 who generated over $6,800,000 in new home equity loans. The Company continues to concentrate retail lending efforts to home equity loans due to lower credit risks involved in loans secured by the borrower's primary residence. However, as market rates decline, this portfolio is susceptible to rapid repayment as borrowers refinance their principal mortgages. Commercial lending products increased to $28,445,000 at December 31, 2003. An increase of $13,677,000 is directly related to the acquisition of Unified Banking Company with the remaining increase of $14,768,000 at Shelby County Bank. The Commercial lending increases were mostly impacted by rapid growth on this type of lending due to better capital ratios of Shelby County Bank and the hiring of a new commercial loan officer in late 2002. Future growth is expected to increase in the commercial lending market. Shelby County Bank's capital ratios have improved due to the private placements of common stock during the third quarter of 2002 and the first quarter of 2003 and the rights offering of the fourth quarter of 2003. The Banks will continue to monitor closely its risk-weighted assets and risk-based capital to maximize returns while striving to maintain the "well-capitalized" designation.

At December 31, 2003, the Banks did not have any significant outstanding loan concentration in similar industries that could cause an adverse impact during an economic downturn in any one industry segment.

LOAN PORTFOLIO

                                                  DECEMBER 31,
                                               2003         2002
                                             (DOLLARS IN THOUSANDS)
Real Estate Mortgage Loans:

  One-to-four family                         $  40,828    $ 27,504
  Non residential                               29,625      16,659
  Home equity loans                             20,646       3,187
Consumer loans                                   9,122       6,757
Commercial loans, including participations      28,445       4,206
Less allowance for loan losses                  (1,681)     (1,717)
                                             ---------    --------

Net loans                                    $ 126,985    $ 56,596
                                             =========    ========

COMPOSITION OF LOAN BY TYPE

                                                  DECEMBER 31,
                                                2003       2002
                                             (DOLLARS IN THOUSANDS)
Real Estate Mortgage Loans:

  One-to-four family                           32.15%      48.60%
  Non residential                              23.33%      29.43%
  Home equity loans                            16.26%       5.63%
Consumer loans                                  7.18%      11.94%
Commercial loans, including participations     22.40%       7.43%
Less allowance for loan losses                 (1.32)%     (3.03)%
                                             -------     -------

Net loans                                     100.00%     100.00%
                                             =======     =======

LENDING ACTIVITIES

                                                         DECEMBER 31, 2003     DECEMBER 31, 2002
                                                        -------------------   -------------------
                                                                   PERCENT               PERCENT
                                                         AMOUNT    OF TOTAL    AMOUNT    OF TOTAL
                                                       (DOLLARS IN THOUSANDS) (DOLLARS IN THOUSANDS)
Mortgage Loans:
  One to four family                                    $ 40,828    31.73%    $ 27,504    47.17%
  Non residential                                         29,625    23.02%      16,659    28.57%
  Home equity                                             20,646    16.05%       3,187     5.47%
Consumer loans                                             9,122     7.09%       6,757    11.58%
Commercial loans                                          28,445    22.11%       4,206     7.21%
                                                        --------   ------     --------   ------

           Total gross loans                            $128,666   100.00%    $ 58,313   100.00%
                                                        ========   ======     ========   ======

Type of Security:
  One-to-four family                                    $ 63,664              $ 28,122
  Non-residential                                         20,104                15,906
  Inventory, Accounts Receivables, Securities, Other      18,993                 3,585
  Multi-family                                             4,000                 3,481
  Equipment                                                4,836                 2,603
  Autos                                                    2,988                 2,100
  Unsecured                                                8,088                 1,410
  Land                                                     5,993                 1,106
                                                        --------              --------

           Total gross loans                            $128,666              $ 58,313
                                                        ========              ========

                                      DUE DURING THE YEARS ENDING DECEMBER 31,
                       ---------------------------------------------------------------------
                                              (DOLLARS IN THOUSANDS)
                                                             2006        2009        2014
                                                              TO          TO          AND
                         TOTAL        2004       2005        2008        2013      FOLLOWING
Mortgage Loans:
  One-to-four family   $  40,828   $   8,004   $   1,198   $  11,909   $   3,267   $  16,450
  Non residential         29,625       7,375       2,164      14,903       1,918       3,265
  Home equity             20,646         955       1,329       1,769           -      16,593
Consumer loans             9,122       4,064         952       1,887         992       1,227
Commercial loans          28,445      17,764         925       7,408       1,348       1,000
                       ---------   ---------   ---------   ---------   ---------   ---------
   Total gross loans   $ 128,666   $  38,162   $   6,568   $  37,876   $   7,525   $  38,535
                       =========   =========   =========   =========   =========   =========

LOAN DISTRIBUTION

                        DUE AFTER DECEMBER 31, 2004
                       ------------------------------
                         FIXED    VARIABLE
                         RATES     RATES      TOTAL
                       ------------------------------
                           (DOLLARS IN THOUSANDS)
Mortgage Loans:
  One-to-four family   $ 28,218   $  4,605   $ 32,823
  Non residential        16,300      5,950     22,250
  Home equity lines          52     19,640     19,692
Consumer loans            4,666        393      5,059
Commercial loans          7,696      2,984     10,680
                       --------   --------   --------

           Total       $ 56,932   $ 33,572   $ 90,504
                       ========   ========   ========

LOAN ACTIVITY

                                              FOR THE         FOR THE
                                             YEAR ENDED      YEAR ENDED
                                            DECEMBER 31,    DECEMBER 31,
                                                2003            2002
                                               (DOLLARS IN THOUSANDS)
Gross Loans Receivable, beginning
 of year                                    $     58,313    $     73,827
Acquisition of Unified Banking
 Company                                          57,916               -
Mortgage loan originations:
  One to four family                              15,542           4,110
  Home equity                                     11,630           1,142
  Non residential                                  6,325           2,237
                                            ------------    ------------
       Total mortgage loans                       33,497           7,489

Consumer loans:
 Installment loans                                 1,953           1,843
 Loans secured by deposits                            33             201
                                            ------------    ------------

       Total consumer loans                        1,986           2,044

Commercial loans                                  24,451           1,927
                                            ------------    ------------
       Total originations                         59,934          11,460

Repayments and other deductions                  (47,497)        (26,974)
Gross Loans Receivable, end of year         $    128,666    $     58,313
                                            ============    ============

LOAN QUALITY

The Company's loan portfolios are subject to varying degrees of credit risk. Credit risk is mitigated through portfolio diversification, limiting exposure to any single industry or customer, collateral protection, and standard lending policies and underwriting criteria. The Company's primary lending products are commercial, consumer, and single-family mortgage loans including home equity loans.

Commercial loans generally have shorter terms and higher interest rates than residential mortgage loans and usually involve more credit risk than mortgage loans because of the type and nature of the collateral. Commercial loans rely primarily on the operations of the borrower for repayment and secondarily on the underlying collateral. At December 31, 2003, our portfolio of commercial loans totaled $58.1 million, or 45.7% of total gross loans. Commercial loans generally expose a lender to greater risk of non-payment and loss than one-to-four family residential mortgage loans because repayment of the loans often depends on the successful operations and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one-to-four family residential mortgage loans.

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

Management of the Banks and the Board of Directors of the Banks have established a formalized, written loan policy and specific lending authority for each loan officer based upon the loan officer's experience and performance. Each of the Banks has also formed two additional levels of review for credits which exceed the lending authority of the sponsoring officer. The Officer Loan Committees approve loans in excess of individual lending officer limits. The Board of Directors or Director Loan Committee approve all credits in excess of the Officer Loan Committees limits up to the Banks' in-house limits.

The Board of Directors and or the Directors Loan Committee also monitor loan administration, loan review and monitors the overall quality of the Banks' loan portfolio.

A loan review program is maintained. Shelby County Bank has outsourced this function in the past in order to improve independence and to maintain a high level of expertise. Currently and moving forward this function is provided for both Banks by an officer at Unified Banking Company. Particular attention is focused on the largest aggregate borrowers, and additionally to any credits recommended for reclassification. The reviews are conducted quarterly with a written report provided to management and the Loan Committees to provide documentation of actions necessary to correct documentation deficiencies.

The Board of Directors and or the Directors Loan Committee meet monthly to review the overall administration of the loan portfolio, as well as many other matters. The Boards at each of the banks review problem loans; delinquency reports and discuss lending activities at each meeting.

Both of the Banks maintain a watch list of loans which do not meet the Banks' established criteria. These are not under-performing loans, but simply monitored as a precautionary matter, many based upon documentation deficiencies. This management report also contains loans which are considered to be under-performing or non-performing, loans criticized by examiners or any other case where the borrower has exhibited characteristics requiring special attention. A provision for estimated losses on loans and real estate owned is charged to operations based upon management's evaluation of the probable losses. Such an evaluation, which includes a review of all loans for which full collectibility may not be reasonably assured considers, among other matters, the estimated net realizable value of the underlying collateral, as applicable, economic conditions, historical loan loss experience and other factors that are particularly susceptible to changes that could result in a material adjustment in the near term. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if economic conditions change substantially from the assumptions used in making the evaluations.

Under-performing assets are defined as: (1) loans in non-accrual status where the ultimate collection of interest is uncertain but the principal is considered collectible; (2) loans past due ninety days or more as to principal or interest (and where continued accrual has not been specifically approved); and (3) loans which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the borrower. At December 31, 2003, the Banks reported approximately $901,000 of impaired loans. The Banks maintain a reserve for loan losses to cover losses incurred when loans default. Loans are charged off when they are deemed uncollectible.

Loans in all categories are charged-off when the loan is 180 days past due or when management determines the loan to be a loss.

UNDER-PERFORMING ASSETS

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                           ---------------------
                                                             2003        2002
                                                           (DOLLARS IN THOUSANDS)
Non-accruing loans                                         $     901   $   2,056
Ninety (90) days past due                                      1,094       1,952
                                                           ---------   ---------

           Total under-performing assets                   $   1,995   $   4,008
                                                           =========   =========

Under-performing assets as a percentage of total loans          1.55%       6.87%

Past due loans (90 days or more): Real estate mortgages:

    One to four family                                     $     956   $   1,273
    Non residential                                              100         513
    Home equity loans                                              7          10
  Consumer loans                                                  31          89
  Commercial loans, including participations                       -          67
                                                           ---------   ---------

           Total                                           $   1,094   $   1,952
                                                           =========   =========

The non-accruing loans that are reported as of December 31, 2003 would have provided approximately $50,000 of interest income had they been performing in accordance with their contractual terms. The interest income and fees on loans reported for the year ended December 31, 2003 included approximately $31,000 that was received from loans reported as non-accrual as of December 31, 2003.

ALLOWANCE FOR LOAN LOSSES

                                                         YEAR ENDED
                                                        DECEMBER 31,
                                                      2003       2002
                                                   (DOLLARS IN THOUSANDS)
Beginning allowance for loan losses                $   1,717   $   1,891
Acquisition of Unified Banking Company                   633           -
Loans charged off:
  Real estate mortgages:
    One-to-four family                                    46          71
    Non residential                                      530         253
  Consumer loans                                         211         219
  Commercial loans, including participations             229         273
                                                   ---------   ---------

           Total charged-off loans                     1,016         816
                                                   ---------   ---------

Recoveries on charged-off loans:
  Real estate mortgages:
    One-to-four family                                     1           -
    Non residential                                        -           5
Consumer loans                                             5          21
Commercial loans, including participations               101         355
                                                   ---------   ---------

           Total recoveries on charged-off loans         107         381
                                                   ---------   ---------

Provision for loan losses                          $     240   $     261
                                                   =========   =========

Ending allowance for loan losses                   $   1,681   $   1,717
                                                   =========   =========

Average loans outstanding                          $  70,168   $  66,286
Net charged-off loans to average loans                  1.30%       0.66%

An analysis of the allowance for loan losses is performed quarterly by management to assess the appropriate levels of allowance for loan losses. This analysis is performed to recognize specific reserves allocated to classified assets, assess portfolio growth, and to monitor trends in loan delinquencies and charge-offs. Specific reserves are established based upon review of individual borrowers identified in the classified loan list, establishing the probability of loss associated with such borrowers, including comparison of loan balances versus estimated liquidation values of collateral based upon independent information sources or appraisals performed by board-approved licensed appraisers. The remaining pool of loans, excluding those classified or delinquent is the source for the general loan loss reserve. Management evaluates this general reserve using loan loss statistics by various types of loans, as published periodically by the OTS, or the Banks' historical losses and multiplying such loss percentages to the Banks' distribution of portfolio balances since management believes this will be representative of future losses inherent in the portfolio. The calculated reserve is compared to the Banks' existing reserve to establish the provision necessary to bring the actual reserve balance in compliance with the findings of the allowance analysis performed by management. The following is a breakdown of the loans identified in the review which are classified as non-performing as of December 31, 2003:

                          DECEMBER 31, 2003
                       -----------------------
                         NUMBER
                        OF LOANS     BALANCES
Residential mortgage           27   $1,382,477
Consumer secured                9       86,769
Commercial secured              8      526,057
                       ----------   ----------

           Total               44   $1,995,303
                       ==========   ==========

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                              DECEMBER 31, PERCENT OF LOANS TO TOTAL
                         ------------------------------------------------
                          2003            2002         2003          2002
                         (DOLLARS IN THOUSANDS)
Real estate mortgages:

  One-to-four family     $  397          $  236        0.31%         0.40%
  Non residential           340             881        0.26%         1.51%
  Home Equity                40              49        0.03%         0.08%
Consumer                    167             260        0.13%         0.45%
Commercial                  737             291        0.57%         0.50%
                         ------          ------        ----          ----

Total                    $1,681          $1,717        1.30%         2.94%
                         ======          ======        ====          ====

FUNDING SOURCES

The Banks' primary funding source is its base of core customer deposits, which includes interest and non-interest bearing demand deposits, savings accounts, money market accounts and certificates of deposit. Other sources of funds have been through advances from FHLB. The following table presents information with respect to the average balances of these funding sources.

The Banks' average total deposits were $93,822,000 for the year ended December 31, 2003, compared to $97,987,000 for the year ended December 31, 2002; these averages include a combined 12 month year to date period for Shelby County Bank and a two month year to date period for Unified Banking Company. The Banks have increased funding from Demand and NOW accounts by $4,871,000 over 2002. The primary increase in average balances is attributable to the acquisition of Unified Banking Company as the Demand and NOW account average balances for Shelby County Bank were approximately the same for the years ending 2003 and 2002. The average balances of money market and savings accounts have decreased by ($1,867,000) inclusive of the additional deposits of $6,856,000 acquired from Unified Banking Company. Management continues to emphasize the benefits of gathering non-certificate depository funding as a means of decreasing the Banks' overall funding costs, improving levels of fee income derived from depository relationships, and encouraging a stronger relationship with its customer base. By acquiring primary transaction accounts, the Banks are less susceptible to loss of accounts during periods of volatile interest rates. Funding in certificates of deposits decreased by ($7,169,000) from 2002 inclusive of the additional certificates of deposits of $47,702,000 acquired from Unified Banking Company to an average of $48,143,000 for the year ended December 31, 2003. The decrease in average balances in certificates of deposits was in part due to the certificate maturities of those retained high interest rate Fort Wayne certificates of deposit by Shelby County Bank and a falling interest rate environment. The lack of growth in certificates of deposits was offset by increased borrowings at the FHLB in Indianapolis with lower cost of funds in order to facilitate strong loan demand.

FUNDING SOURCES--AVERAGE BALANCES

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                          2003            2002
                                                        -----------------------
                                                         (DOLLARS IN THOUSANDS)
Core Deposits:
  Non-interest bearing demand and NOW accounts          $ 24,137        $ 19,266
  Money market accounts                                   14,370          16,083
  Savings accounts                                         7,172           7,326
  Certificates of deposit                                 48,143          55,312
                                                        --------        --------

           Total deposits                                 93,822          97,987

FHLB advances and other borrowings                        12,755           3,970
                                                        --------        --------

           Total funding sources                        $106,577        $101,957
                                                        ========        ========

FUNDING SOURCES--YIELDS

                                                                                   PERCENTAGE
                                                          YEAR ENDED                 CHANGE
                                                          DECEMBER 31,               2003 TO
                                                       2003          2002             2002
Core Deposits:
  Non-interest bearing demand and NOW accounts        0.84%         1.01%           (16.83)%
  Money market accounts                               1.52%         1.98%           (23.23)%
  Savings accounts                                    0.98%         1.38%           (28.99)%
  Certificates of deposit                             3.45%         5.86%           (41.13)%
                                                      ----          ----            ------

           Total deposits                             2.47%         3.93%           (37.15)%

FHLB advances and other borrowings                    3.12%         4.79%           (34.86)%
                                                      ----          ----            ------

           Total funding sources                      2.55%         3.96%           (35.61)%
                                                      ----          ----            ------

                                               MINIMUM RANGE       BALANCE             %         WEIGHTED
                                                OF OPENING       DECEMBER 31,          OF         AVERAGE
                                                 BALANCES            2003           DEPOSITS       RATE
                                              --------------     ------------      ---------     ---------
                                                                      (DOLLARS IN THOUSANDS)
Withdrawable:
  Savings accounts                               $5 - $100        $   6,865             4.27%      0.78%
  Non-interest bearing checking                   25 - 50            23,384            14.55%         -
  NOW accounts                                    50 - 500           17,073            10.63%      0.60%
  Money market accounts                       1,000 - 10,000         20,623            12.83%      1.50%
                                                                  ---------            -----
           Total withdrawable                                        67,945            42.28%
                                                                  ---------            -----

Certificates (original terms):
  12 months or less                                 Various          19,781            12.31%      2.47%
  13 to 36 months                                50 - 1,000          22,372            13.92%      3.57%
  37 months and greater                          50 - 1,000          24,200            15.06%      4.36%
  Jumbo certificates                                100,000          26,388            16.43%      4.46%
                                                                  ---------         --------

           Total certificates                                        92,741            57.72%      3.73%
                                                                  ---------         --------

           Total deposits                                         $ 160,686           100.00%
                                                                  =========         ========

CERTIFICATES OF DEPOSITS, BY RATE

                              DECEMBER 31,
                                  2003
                         (DOLLARS IN THOUSANDS)
Under 3%                        $ 46,012
3% to 3.99%                       12,893
4% to 4.99%                       12,579
5% to 5.99%                        1,691
6% to 6.99%                        6,131
7% and over                       13,435
                                --------
                                $ 92,741
                                ========

CERTIFICATES OF DEPOSITS, BY RATE AND TERM

                                  AMOUNT AT DECEMBER 31, 2202 MATURING IN
                   --------------------------------------------------------------------
                                                                GREATER
                   ONE YEAR                                      THAN
                      OR            TWO           THREE          THREE
                     LESS          YEARS          YEARS          YEARS          TOTAL
                                         (DOLLARS IN THOUSANDS)
Under 3%           $33,102        $11,549        $ 1,006        $   355        $46,012
3% to 3.99%          2,554          5,177            729          4,433         12,893
4% to 4.99%          6,123            450          1,707          4,299         12,579
5% to 5.99%            634            252            801              4          1,691
6% to 6.99%          1,133          1,190          3,703            105          6,131
7% and over          1,206          6,316          5,856             57         13,435
                   -------        -------        -------        -------        -------
                   $44,752        $24,934        $13,802        $ 9,253        $92,741
                   =======        =======        =======        =======        =======

TIME DEPOSIT OF $100,000 AND OVER

                                                          DECEMBER 31,
                                                     ----------------------
                                                      2003           2002
                                                      (DOLLARS IN THOUSANDS)
Three months or less                                 $ 3,368        $ 1,321
Greater than three months through six months             203            300
Greater than six months through twelve months          8,460            713
Over twelve months                                    14,357          2,478
                                                     -------        -------
Total                                                $26,388        $ 4,812
                                                     =======        =======

FHLB ADVANCES

                                                                  AT OR FOR THE YEAR ENDED
                                                                         DECEMBER 31,
                                                                   ----------------------
                                                                    2003            2002
                                                                   (DOLLARS IN THOUSANDS)
FHLB advances outstandings at end of year                          $16,712        $11,000
Average balance for year                                            15,244          3,970
Maximum amount outstanding at any month-end during the year         16,712         11,000
Weighted average interest rate during the year                        3.08%          4.77%
Weighted average interest rate at end of year                         3.41%          3.06%

LIQUIDITY AND RATE SENSITIVITY

The Company's liquidity position is the primary source of additional capital for infusion into its banking subsidiaries. During the year ended December 31, 2003, the Banks have significantly increased their use of funds as a result of increased loan demand, maturities of higher interest rate certificates of deposit and $3,780,000 in maturities of the retained Fort Wayne certificates of deposit. Due to the Company's current liquidity sources, the private placement of common stock during the third quarter 2002, a subsequent private placement which occurred during the first quarter of 2003 and the rights offering and borrowing related to the acquisition of Unified Banking Company in the fourth quarter of 2003, the Company does not anticipate the need for any additional external funding over the next twelve months.

The primary function of liquidity and interest rate sensitivity management is to provide for and assure an ongoing flow of funds that is adequate to meet all current and future financial needs of the Banks. Such financial needs include funding credit commitments, satisfying deposit withdrawal requests, purchasing property and equipment and paying operating expenses. The funding sources of liquidity are principally the maturing assets, payments on loans issued by the Banks, net deposit growth, and other borrowings. The purpose of liquidity management is to match sources of funds with anticipated customer borrowings and withdrawals and other obligations along with ensuring a dependable funding base. Alternative sources of liquidity include acquiring jumbo certificates resulting from local government bidding, liquidation of marketable investment securities, sales and/or securitization of pools of loans, and additional draws against available credit at the FHLB.

Rate sensitivity analysis places each of the Banks' balance sheet components in its appropriate maturity and/or repricing frequency, thus allowing management to measure the exposure to changes in interest rates. The Banks are required to provide quarterly reporting to the Office of Thrift Supervision (OTS) in the form of Schedule CMR, which accompanies the Banks' filing of the Thrift Financial Report (TFR). This data is modeled by the OTS and is reported back to the Banks representing the Banks' NPV (net portfolio value), which reflects the economic value of the Banks' balance sheet when discounted against current market rates and assumptions regarding prepayments and other factors influencing cash flows of the financial instruments contained therein. The base value is then shocked against assumed changes in market interest rates with particular attention to the scenario of rates increasing 200 basis points. This information is reviewed by management to determine appropriate action to be taken to reposition the balance sheet to reduce the sensitivity of the institution. The results of the OTS modeling and management's strategies are then presented to the Board of Directors to establish the Banks' status with regard to its Asset/Liability and Interest Rate Sensitivity policies.

The Banks' Asset/Liability Committees, which set forth guidelines under which the Banks manage funding sources, its investments and loan portfolios, is responsible for monitoring the Banks' sensitivity measures. The objective of these committees is to provide for the maintenance of an adequate net interest margin, appropriate NPV levels, and adequate level of liquidity to keep the Banks sound and profitable during all stages of an interest rate cycle. The Presidents of each Bank have been authorized by the Board of Directors to perform the daily management functions related to asset/liability management and investment trading activities for the Banks.

At December 31, 2003, $70,619,000 of the loan portfolio is due to mature or reprice within one year, compared to $18,251,000 of the portfolio at December 31, 2002. In the investment securities category, $16,210,000 of the portfolio matures or reprices within one year, compared to $8,523,000 at December 31, 2002. The adjustable rate mortgages prepaid rapidly during a time when fixed rate financing could be acquired at favorable rates to the consumer. The repayment of this portion of the portfolio was $9,845,000 offset by the net purchases and sales of securities of $11,234,000 and $21,595,000, respectively, of available-for-sale securities acquired with Unified Banking Company in 2003.

The Banks use the same credit policies and collateral requirements in making commitments as they do for on-balance sheet financial instruments. The following table details the amounts and expected maturities of significant commitments as of December 31, 2003.

                                       ONE YEAR     ONE TO       THREE TO    OVER FIVE
                                       OR LESS    THREE YEARS   FIVE YEARS     YEAR         TOTAL
                                       ----------------------------------------------------------
                                                         (DOLLARS IN THOUSANDS)
Commitments to extend credit:

    Commercial                         $8,474     $   496       $   24      $    -         $8,994
    Residential real estate             3,887         122            4           -          4,013
    Revolving Home Equity               8,939           -            -           -          8,939
    Other                                 508           -            -           -            508

Standby letters of credit                   -          65            -           -             65
Commercial letters of credit              436           -          393           -            829
Net commitments to sell mortgage
  loans and mortgage-backed
  securities                                -           -            -           -              -
Principal maturities of
  term debt                                 -         503          903       2,594          4,000

Commitments to extend credit, including loan commitments, standby letters of credit, and commercial letters of credit do not necessarily represent future cash requirements, in that these commitments often expire without being drawn upon.

Management's objective in interest rate sensitivity is to reduce the Banks' vulnerability to future interest rate fluctuations while providing for growth and stability of net interest margin.

The cumulative GAP ratio of the Bank on December 31, 2003 was 22.64% for interest rate sensitive assets and liabilities of ninety days or less and 10.42% for interest rate sensitive assets and liabilities for one year or less. These ratios show an improvement in the 90-day and the one-year gap when compared to 2002 levels.

INTEREST RATE SENSITIVITY ANALYSIS

                                                       1-90           91-365            1-5              BEYOND
                                                       DAYS            DAYS             YEARS            5 YEARS         TOTAL
                                                     ---------------------------------------------------------------------------
                                                                              (DOLLARS IN THOUSANDS)
Earning Assets:
  Investment securities                              $ 13,885        $  2,325         $  8,767          $ 23,960        $ 48,937
  Interest-bearing deposits                             1,192                                                              1,192
  Loans (excluding non-accruing)                       61,170           9,449           29,238            26,735         126,592
                                                     --------        --------         --------          --------        --------

           Total earning assets                        76,247          11,774           38,005            50,695         176,721
                                                     --------        --------         --------          --------        --------

Interest-Bearing Liabilities:
  Savings and transaction deposits                     12,106           7,480           18,231             6,743          44,560
  Time deposits                                        18,528          26,386           47,634               193          92,741
  Borrowed funds                                          596           2,211           13,134             4,937          20,878
                                                     --------        --------         --------          --------        --------

           Total interest-bearing liabilities          31,230          36,077           78,999            11,873         158,179
                                                     --------        --------         --------          --------        ========

Interest rate sensitivity gap per period             $ 45,017        $(24,303)        $(40,994)         $ 38,822
                                                     ========        ========         ========          ========

Cumulative interest rate gap                         $ 45,017        $ 20,714         $(20,280)         $ 18,542
                                                     ========        ========         ========          ========

Cumulative interest sensitivity gap as
  a percentage of total assets                          22.64 %         10.42 %         (10.20)%            9.33 %

NET PORTFOLIO VALUE

                 DOLLAR          DOLLAR             %             NPV
                 AMOUNT          CHANGE           CHANGE         RATIO         CHANGE
                                      (DOLLARS IN THOUSANDS)
+300  bp        $ 19,943        $ (1,985)           -9%         10.20%          -61 bp
+200  bp          20,813          (1,115)           -5%         10.51%          -30 bp
+100  bp          21,509            (419)           -2%         10.72%          -09 bp
   0  bp          21,928                                        10.81%
-100  bp          21,459            (469)           -2%         10.50%          -31 bp

The OTS' Net Portfolio Value model data for December 31, 2003 excluded the -200 bp and -300 bp scenarios because of the abnormally low prevailing interest rate environment.

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

INDEPENDENT AUDITORS' REPORT

Shareholders and Board of Directors
Blue River Bancshares, Inc. and Subsidiaries
Shelbyville, Indiana

We have audited the accompanying consolidated balance sheets of Blue River Bancshares, Inc. and Subsidiaries (the "Company") as of December 31, 2003 and 2002, and the consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill.

Deloitte & Touche LLP
Indianapolis, Indiana

March 29, 2004

BLUE RIVER BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002

                                                                                           2003                 2002
ASSETS

ASSETS:
  Cash and cash equivalents:
    Cash and due from banks                                                           $   6,609,803         $   2,269,908
    Interest-bearing deposits                                                             1,192,500             1,169,170
                                                                                      -------------         -------------

           Total cash and cash equivalents                                                7,802,303             3,439,078

  Securities available for sale, at fair value (amortized cost $48,701,589 and
   $25,588,551)                                                                          48,825,911            26,407,360
  Securities held to maturity, at amortized cost (fair value $134,765 and
   $261,005)                                                                                134,663               258,721
  Loans receivable, net of allowance for loan losses of  $1,681,005 and
   $1,717,072                                                                           126,985,289            56,595,711
  Stock in FHLB, at cost                                                                  2,765,500             2,153,000
  Accrued interest receivable                                                             1,008,822               582,016
  Deferred income taxes, net                                                              2,749,610             1,899,346
  Premises and equipment, net                                                             2,288,022             1,781,775
  Other real estate owned                                                                 2,052,223             1,627,505
  Prepaid expenses and other assets                                                         798,306               373,454
  Core deposit intangible, net                                                              427,066                     -
  Goodwill                                                                                2,972,743                     -
                                                                                      -------------         -------------
TOTAL ASSETS                                                                          $ 198,810,458         $  95,117,966
                                                                                      =============         =============

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
  Interest bearing deposits                                                           $ 137,301,356         $  68,200,843
  Non-interest bearing deposits                                                          23,384,534             5,531,911
  Advances from FHLB and other borrowings                                                16,878,276            11,000,000
  Term debt                                                                               4,000,000                     -
  Accrued interest on deposits and FHLB advances                                            302,745                73,759
  Accrued expenses and other liabilities                                                    715,253               438,675
                                                                                      -------------         -------------
           Total liabilities                                                            182,582,164            85,245,188
                                                                                      -------------         -------------
COMMITMENTS                                                                                       -                     -
SHAREHOLDERS' EQUITY:
  Preferred stock, no par value, 2,000,000 shares
    authorized, none issued
  Common stock, no par value, 15,000,000 shares authorized, 3,406,150
    and 1,859,802 shares issued and outstanding                                          24,647,617            17,980,344
  Accumulated deficit                                                                    (8,499,910)           (8,598,851)
  Accumulated other comprehensive income, net of deferred taxes                              80,587               491,285
                                                                                      -------------         -------------
           Total shareholders' equity                                                    16,228,294             9,872,778
                                                                                      -------------         -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                            $ 198,810,458         $  95,117,966
                                                                                      =============         =============

See accompanying notes to consolidated financial statements.

BLUE RIVER BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                            2003                2002
INTEREST INCOME:
  Loans receivable                                                                       $ 4,687,905         $ 4,825,049
  Mortgage-backed and investment securities                                                1,330,662           1,330,646
  Interest-bearing deposits                                                                   50,113             122,028
  Dividends from FHLB and other                                                              116,393             130,522
                                                                                         -----------         -----------

           Total interest income                                                           6,185,073           6,408,245
                                                                                         -----------         -----------
INTEREST EXPENSE:
  Interest expense on deposits                                                             2,069,986           3,854,760
  Interest expense on FHLB advances and other borrowings                                     398,392             189,933
                                                                                         -----------         -----------

           Total interest expense                                                          2,468,378           4,044,693
                                                                                         -----------         -----------
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES                                       3,716,695           2,363,552

PROVISION FOR LOAN LOSSES                                                                    240,000             261,187
                                                                                         -----------         -----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                        3,476,695           2,102,365
                                                                                         -----------         -----------
NON-INTEREST INCOME:
  Service charges and fees on deposit accounts                                               217,747             222,921
  Other service charges and fees                                                             198,057             188,030
  Gain (loss) on disposal/impairment of premises and equipment                                   981            (125,168)
  Gain (loss) on sale of securities and other assets                                         328,353             (34,820)
  Other, net                                                                                       -            (102,255)
                                                                                         -----------         -----------
           Total non-interest income                                                         745,138             148,708
                                                                                         -----------         -----------
NON-INTEREST EXPENSE:
  Salaries and employee benefits                                                           1,723,901           1,511,369
  Premises and equipment                                                                     532,099             460,412
  Data processing                                                                            469,195             502,323
  Data processing conversion                                                                       -             438,072
  Professional fees                                                                          386,522             456,333
  Federal deposit insurance                                                                  156,700             205,939
  Directors fees                                                                             144,500             126,300
  Environmental expense                                                                            -             112,000
  Core deposit intangible amortization                                                        10,950                   -
  Other                                                                                      699,025             666,079
                                                                                         -----------         -----------
           Total non-interest expense                                                      4,122,892           4,478,827
                                                                                         -----------         -----------
INCOME (LOSS) BEFORE INCOME TAX BENEFIT                                                       98,941          (2,227,754)

INCOME TAX BENEFIT                                                                                 -             150,607
                                                                                         -----------         -----------

NET INCOME (LOSS) before cumulative effect of change in accounting principle                       -          (2,077,147)
Cumulative effect of change in accounting principle                                                           (2,429,081)
                                                                                         -----------         -----------
NET INCOME (LOSS)                                                                        $    98,941         $(4,506,228)
                                                                                         ===========         ===========
Basic and diluted earnings (loss) per share before change in accounting principle        $      0.04         $     (1.25)
Cumulative effect of change in accounting principle                                                -               (1.46)
                                                                                         -----------         -----------
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE                                              $      0.04         $     (2.71)
                                                                                         ===========         ===========
WEIGHTED AVERAGE BASIC SHARES OUTSTANDING                                                  2,470,799           1,666,122
WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING                                                2,472,886           1,666,122

See accompanying notes to consolidated financial statements

BLUE RIVER BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE PERIOD FROM JANUARY 1, 2002 TO DECEMBER 31, 2003

                                                                                                       ACCUMULATED
                                                                                                          OTHER
                                                                                                      COMPREHENSIVE
                                                                                                         INCOME,
                                                            NUMBER  OF                                    NET OF         TOTAL
                                            COMPREHENSIVE     SHARES        COMMON      ACCUMULATED      DEFERRED     SHAREHOLDERS'
                                                LOSS        OUTSTANDING      STOCK        DEFICIT         TAXES          EQUITY
BALANCE, January 1, 2002                                     1,549,913   $ 16,579,196   $(4,092,623)  $     106,330   $  12,592,903

 Net loss                                   $  (4,506,228)                               (4,506,228)                     (4,506,228)
                                            -------------

Issuance of Common Stock                                        309,889     1,401,148                                     1,401,148

   Other comprehensive income:
   Unrealized gain on securities, net
   of reclassification adjustment                 384,955                                                   384,955         384,955
                                            -------------

 Other comprehensive income                       384,955
                                            -------------

COMPREHENSIVE LOSS                          $  (4,121,273)
                                            =============     ---------  ------------   -----------   -------------   -------------

BALANCE, December 31, 2002                                    1,859,802    17,980,344    (8,598,851)        491,285       9,872,778

 Net income                                 $      98,941                                    98,941                          98,941
                                            -------------

Issuance of Common Stock                                      1,546,348     6,667,273                                     6,667,273

   Other comprehensive income (loss):
   Unrealized (loss) on securities, net
   of reclassification adjustment                (410,698)                                                 (410,698)       (410,698)
                                            -------------

 Other comprehensive (loss)                      (410,698)
                                            -------------
COMPREHENSIVE LOSS                          $    (311,757)
                                            =============     ---------  ------------   -----------   -------------   -------------

BALANCE, December 31, 2003                                    3,406,150  $ 24,647,617   $(8,499,910)  $      80,587   $  16,228,294
                                                              =========  ============   ===========   =============   =============

See accompanying notes to consolidated financial statements.

BLUE RIVER BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                                  2003              2002
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                                           $     98,941      $ (4,506,228)
  Adjustments to reconcile net income (loss) to net cash from operating activities:
    Depreciation and amortization                                                                  473,338           562,918
    Net amortization of premiums and discounts                                                     331,630            89,684
    Cumulative effect of change in accounting principle                                                  -         2,429,081
    Gain on sale of securities available for sale                                                 (229,312)           (4,200)
    Gain on sale of other assets                                                                   (99,041)                -
    Prepayment penalty on FHLB advance                                                                   -           102,255
    Impairment charge to premises and equipment                                                          -           100,000
    Loss on sale/disposal of premises and equipment                                                   (981)           64,189
    Provision for loan losses                                                                      240,000           261,187
    Deferred income taxes                                                                                -           203,015
  Changes in assets and liabilities:
    Accrued interest receivable                                                                   (334,551)          136,570
    Other assets                                                                                  (784,562)          131,819
    Other liabilities                                                                              131,625           (64,513)
                                                                                              ------------      ------------

           Net cash from operating activities                                                     (172,913)         (494,223)
                                                                                              ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Payment for Unified Banking Company acquisition, net of
  cash acquired                                                                                 (6,787,154)                -
  Investment in FHLB stock and other                                                               (60,245)                -
  Loans funded, net of collections                                                             (13,705,189)       14,014,924
  Maturities of securities available for sale                                                    9,844,658        10,616,623
  Proceeds from sale of securities available for sale                                           13,742,747         4,925,735
  Purchase of securities available for sale                                                    (24,976,418)      (14,292,006)
  Purchase of premises and equipment                                                               (49,139)         (131,346)
  Proceeds from sale of real estate owned                                                          546,051           344,648
                                                                                              ------------      ------------

           Net cash from investing activities                                                  (21,444,689)       15,478,578
                                                                                              ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock, net of offering costs of $416,953 and $64,527          6,667,273         1,401,148
  Repayment of FHLB advances and other borrowings                                               (4,053,648)       (5,102,255)
  Proceeds from FHLB advances and other borrowings                                               6,000,000        11,000,000
  Proceeds from term debt                                                                        4,000,000                 -
  Net increase (decrease) in deposits                                                           13,367,202       (33,881,498)
                                                                                              ------------      ------------

           Net cash from financing activities                                                   25,980,827       (26,582,605)
                                                                                              ------------      ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                             4,363,225       (11,598,250)

CASH AND CASH EQUIVALENTS, Beginning of year                                                     3,439,078        15,037,328
                                                                                              ------------      ------------

CASH AND CASH EQUIVALENTS, End of year                                                        $  7,802,303      $  3,439,078
                                                                                              ============      ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid during the year                                                               $  2,239,000      $  4,214,000
                                                                                              ============      ============

  Income tax refund                                                                           $          -      $    353,000
                                                                                              ============      ============

  Net Loans transferred to other real estate owned                                            $    425,000      $    624,000
                                                                                              ============      ============

See accompanying notes to consolidated financial statements.

BLUE RIVER BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting policies of Blue River Bancshares, Inc. (the "Company") conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking and thrift industry. A summary of the more significant accounting policies follows:

     BASIS OF PRESENTATION--The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Shelby County Bank and Unified Banking Company (collectively the "Banks") and the wholly owned subsidiaries of Shelby County Bank. All significant intercompany balances and transactions have been eliminated.

     DESCRIPTION OF BUSINESS--The Banks provide financial services to south central Indiana through its main office in Shelbyville and three other full service branches in Shelbyville, Morristown, and St. Paul, Indiana and to the city of Lexington, and Fayette County, Kentucky through one office located in Lexington, Kentucky.

     The Banks are subject to competition from other financial institutions and other financial services providers and are regulated by certain federal agencies and undergo periodic examinations by those regulatory authorities. (See Note 11).

     On September 22, 2003 the OTS issued a letter to Shelby County Bank indicating their "troubled condition" status (previously imposed by the OTS on July 10, 2000) had been lifted, and that restrictions associated with the "troubled condition" status had been removed. In a separate letter dated September 22, 2003 the OTS informed Blue River Bancshares, Inc. that their "troubled condition" status (previously imposed by the OTS on February 7, 2001) had been lifted, and associated restrictions no longer applied.

     ACQUISITION - On November 17, 2003, Blue River Bancshares, Inc. acquired Unified Banking Company of Lexington, Kentucky, a wholly owned subsidiary of Unified Financial Services, Inc. The results of operations and financial position were included in the Company's consolidated financial statements beginning November 1, 2003 as if the transaction was effective November 1, 2003.

     In connection with the acquisition, the Company paid cash of $8,200,000 to Unified Bank's shareholders and $344,863 in acquisition related costs. In addition, the seller is required to maintain a minimum of $8.5 million in non-interest bearing deposits at Unified Banking Company through November 2006.

     The acquisition was accounted for under the purchase method of accounting, and accordingly, the net assets were recorded at their estimated fair values at the date of acquisition. Fair value adjustments on the assets acquired and liabilities assumed are being amortized over the estimated useful lives of the related assets and liabilities. The excess of the purchase price over the estimated fair value of the underlying net assets of $2,972,743 was allocated to goodwill and is not deductible for tax purposes. Additionally, a core deposit intangible of $438,016 was recognized and is being amortized over approximately seven years. The fair value of the net assets acquired was based on preliminary estimates and may be revised at a later date.

     The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Cash and cash equivalents                          $ 1,757,709
Investments                                         22,124,689
Loans receivable, net of allowance of $633,297      57,382,493
Other assets                                         1,539,652
Core deposit intangible                                438,016
Goodwill                                             2,972,743
                                                   -----------

Total assets acquired                              $86,215,302
                                                   -----------

Deposits                                           $73,364,574
Borrowed Funds                                       3,931,924
Other Liabilities                                      373,941
                                                   -----------

Total liabilities acquired                         $77,670,439
                                                   -----------

Net assets acquired                                $ 8,544,863
                                                   ===========

     The following pro forma information, including the effect of purchase accounting adjustments, depicts the results of operations as though the acquisition had taken place at the beginning of each period.

                                                      2003            2002
Net interest income                                $5,678,599     $  4,684,845
Net income                                         $  580,208     $ (4,412,351)
Net income per share - basic and diluted           $     0.23     $      (2.65)

     In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual combined results of operations might have been if the acquisition had been effective at the beginning of 2002 and 2003.

     USE OF ESTIMATES--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates most susceptible to change in the near term include the allowance for loan losses, valuation of real estate owned, and the fair value of securities.

     CASH AND CASH EQUIVALENTS--All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

     SECURITIES--Securities are required to be classified as held to maturity, available for sale or trading. Debt securities that the Banks have the positive intent and ability to hold to maturity are classified as held to maturity. Debt and equity securities not classified as either held to maturity or trading securities are classified as available for sale. Only those securities classified as held to maturity are reported at amortized cost, with those available for sale reported at fair value with unrealized gains and losses excluded from earnings and reported as other comprehensive income (loss). Premiums and discounts are amortized over the contractual lives of the related securities using the level yield method. Gain or loss on sale of securities is based on the specific identification method.

     REVENUE RECOGNITION--Interest on real estate, commercial and installment loans is accrued over the term of the loans on a level yield basis. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business.

     Nonrefundable loan origination fees, net of certain direct loan origination costs, are deferred and recognized as a yield adjustment over the life of the underlying loan. Any unamortized net fees on loans sold are included as part of the gain (loss) on sale of loans at time of sale.

     Generally, any loan greater than 90 days past due must be well secured and in the process of collection to continue accruing interest. In the event that a loan is classified as impaired in accordance with SFAS 114, "Accounting by Creditors for Impairment of a Loan" before it is 90 days past due, the Company will discontinue accruing interest unless the loan is well secured and in the process of collection. Cash payments received on nonaccrual loans generally are applied against principal, and interest income is only recorded once principal recovery is reasonably assured. Loans are not reclassified as accruing until principal and interest payments are brought current and future payments appear reasonably certain.

     PROVISION FOR LOAN LOSSES--A provision for estimated losses on loans and real estate owned is charged to operations based upon management's evaluation of the probable losses. Such an analysis of the allowance for loan losses is performed quarterly by management to assess the appropriate levels of allowance for loan losses. This analysis is performed to recognize specific reserves allocated to classified assets. Specific reserves are established based upon an analysis of individual borrowers identified in the classified loan list, establishing the probability of loss associated with such borrowers, including comparison of loan balances versus estimated liquidation values of collateral based upon independent information sources or appraisals performed by board-approved licensed appraisers. The remaining pool of loans, excluding those classified or delinquent is the source for the general loan loss reserve. Management evaluates this general reserve using loan loss statistics by various types of loan categories, as published periodically by the OTS, or the Banks' historical losses and multiplying such loss percentages to the Banks' distribution of portfolio balances. The calculated reserve is compared to the Banks' existing reserve to establish the provision necessary to bring the actual reserve balance in compliance with the findings of the allowance analysis. Such an analysis is susceptible to changes that could result in a material adjustment in the near term. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if economic conditions change substantially from the assumptions used in making the evaluations.

     FHLB STOCK--Federal law requires a member institution of the Federal Home Loan Bank ("FHLB") system to hold common stock of its district FHLB according to a predetermined formula. This investment is stated at cost, which represents redemption value, and may be pledged to secure FHLB advances.

     REAL ESTATE OWNED-- Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure which provides the Banks fee simple ownership. Real estate owned is recorded at the lower of cost or fair value less estimated costs to sell. The Banks then have the ability to sell the property. When property is acquired, it is recorded at the lower of cost or estimated fair value at the date of acquisition, with any resulting write-down charged against the allowance for loan losses. Any subsequent deterioration of the property is charged directly to real estate owned expense. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense as incurred.

     PREMISES AND EQUIPMENT--Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives that range from 2 to 40 years.

     INCOME TAXES--The Company and its wholly owned subsidiaries file consolidated income tax returns. Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and the basis of such assets and liabilities as measured by tax laws and regulations.

     INCOME TAX VALUATION ALLOWANCE-- The Company establishes valuation allowances in accordance with the provisions of SFAS 109, "Accounting for Income Taxes". The Company continually reviews the adequacy of the valuation allowance and will recognize the benefits only as reassessment indicates that it is more likely than not that the benefits will be realized.

     EARNINGS PER COMMON SHARE--Income (loss) per share of common stock is based on the weighted average number of basic shares and dilutive shares outstanding during the year.

     The following is a reconciliation of the weighted average common shares for the basic and diluted income (loss) per share computations:

                                                            2003         2002
Basic earnings per share:
  Weighted average common shares                          2,470,799    1,666,122
                                                          =========    =========

Diluted earnings per share:
  Weighted average common shares                          2,470,799    1,666,122

Diluted effect of stock options                               2,087            -
                                                          ---------    ---------
  Weighted average common and incremental shares          2,472,886    1,666,122
                                                          =========    =========


     During the year ended December 31, 2002, there were no incremental shares relating to the dilutive effect of stock options.

     COMPREHENSIVE INCOME--Reclassification adjustments have been determined for all components of other comprehensive income (loss) reported in the consolidated statements of changes in shareholders' equity. Amounts presented within those statements for the years ended December 31, 2003 and December 31, 2002 are as follows:

                                                                      2003          2002
Other comprehensive income:
  Net unrealized holding gains (losses)                            $(452,447)     $ 643,225
  Less reclassification adjustment for (gains) losses realized      (229,312)        (4,200)
                                                                   ---------      ---------

Other comprehensive income (loss) before income tax                 (681,759)       639,025
Income tax benefit (expense) related to items of other
  comprehensive income                                               271,061       (254,070)
                                                                   ---------      ---------

Other comprehensive income (loss), net of tax                      $(410,698)     $ 384,955
                                                                   =========      =========

     SEGMENT INFORMATION--The Company has disclosed all required information relating to its one operating segment, community banking.

     STOCK BASED COMPENSATION--At December 31, 2003, the Company had stock-based employee compensation plans, which are described more fully in Note 14. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income (loss), as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) and income (loss) per share if the company had applied the fair value recognition provisions of SFAS 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

                                                                   2003             2002
Net loss:
  Net income (loss) as reported                                $      98,941    $  (4,506,228)
    Deduct total stock based employee compensation
      expense determined under fair value based method for
      all awards, net of related tax effects                         (79,450)         (76,775)
                                                               -------------    -------------
  Pro forma, net income (loss)                                 $     178,391    $  (4,583,003)
                                                               =============    =============
Net earnings (loss) per share:
  Basic earnings (loss) per share                              $        0.04    $       (2.71)
  Dilutive earnings (loss) per share                           $        0.04    $       (2.71)
Pro forma earnings (loss) per share:
  Basic earnings (loss) per share                              $        0.01    $       (2.75)
  Dilutive earnings (loss) per share                           $        0.01    $       (2.75)

     GOODWILL AND OTHER INTANGIBLE ASSETS--Goodwill and Other Intangible Assets under SFAS 142, ceases when the new standard is adopted and requires an initial goodwill impairment assessment in the year of adoption and at least annual impairment tests thereafter. SFAS 142 is effective for the Company January 1, 2002. Annual goodwill amortization ceased on January 1, 2002.

     Management completed the assessment and evaluation process of determining the impairment of goodwill in accordance with SFAS 142 during the second quarter of 2002. The measurement of impairment was considered necessary as the Company had several consecutive quarters of losses.

     Based on the pattern of losses and a significant reduction in the market capitalization of the Company, an independent third party valuation specialist performed a valuation analysis of the Company. Management completed its initial assessment and determined that the goodwill was impaired in accordance with SFAS 142 during the second quarter of 2002. The measurement of the impairment resulted in a reduction of goodwill and a cumulative change in accounting principle of $2,429,081 in 2002.

     On November 17, 2003, Blue River Bancshares, Inc. acquired Unified Banking Company of Lexington, Kentucky, a wholly owned subsidiary of Unified Financial Services, Inc. The results of operations and financial position were included in the Company's consolidated financial statements beginning November 1, 2003 as if the transaction was effective November 1, 2003.

     The following table shows changes in carrying amounts of goodwill and core deposit intangibles for the year ended December 31, 2003.

                                               Core Deposit
                                                Intangible        Goodwill
                                               ------------     -------------
Balance as of January 1, 2003
Acquisition of Unified Banking Company            $438,016         $2,972,743
Less Accumulated Amortization                      (10,950)                 -
                                               -----------      -------------
Balance as of December 31, 2003                   $427,066         $2,972,743
                                               ===========      =============

Amount recognized in 2003                         $ 10,950                  -


Projected annual intangible amortization for the years 2004 through 2010 is included in the table as follows:

                                  2004                $ 65,702
                                  2005                  65,702
                                  2006                  65,702
                                  2007                  65,702
                                  2008                  65,702
                                  2009                  65,702
                                  2010                  32,854
                                                      --------
                                  Total               $427,066
                                                      ========

     NEW ACCOUNTING PRONOUNCEMENTS--During June 2002, the Financial Accounting Standards Board issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities," which nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS 146 is effective for exit and disposal activities that are initiated after December 31, 2002. The adoption of SFAS 146 did not have a material effect on the Company's financial statements.

     SFAS 147, "Acquisitions of Certain Financial Institutions," was issued in October 2002 and is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. SFAS 147 addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. This statement also provides guidance on the accounting for the impairment or disposal of acquired long-term customer-relationship intangible assets (such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets), including those acquired in transactions between two or more mutual enterprises. Management has implemented this new standard on the consolidated financial statements in accounting for its acquisition of Unified Banking Company.

     SFAS 148, "Accounting for Stock-Based Compensation--Transition and Disclosure, an amendment of FASB Statement No. 123," was issued in December 2002 and is effective for fiscal years ending after December 15, 2002. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported results. Management has included the required disclosures in its consolidated financial statements.

     SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" was issued in April of 2003. SFAS 149 amends and clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts and (2) hedging activities that fall within the scope of FASB Statement No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities". SFAS 149 amends 133 to reflect decisions that were made (1) as part of the process undertaken by the Derivatives Implementation Group (DIG), which necessitated amending SFAS 133; (2) in connection with other projects dealing with financial instruments; and (3) regarding implementation issues related to the application of the definition of a derivative. SFAS 149 also amends certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions and (2) for hedging relationships designated after June 30, 2002. The guidance is to be applied prospectively. Management has determined that the effect of this new standard on the consolidated financial statements is not material.

     SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," was issued in May 2003 and is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS 150 apply to issuers' classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. Management has determined that the effect of this new standard on its consolidated financial statements is not material.

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. Loan commitments and commercial letters of credit are excluded from the scope of this Interpretation. Management has determined that the statement will not have a material effect on the Company's consolidated financial statements.

     In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities, which was replaced by FIN No. 46 (Revised December
     2003), Consolidation of Variable Interest Entities (FIN No. 46(R)). FIN No. 46 requires consolidation by business enterprises of variable interest entities that meet certain requirements. FIN No. 46(R) changes the effective date of FIN No. 46 for certain entities. Public companies shall apply either FIN No. 46 or FIN No. 46(R) to their interests in special purpose entities (SPEs) as of the first interim or annual period ending after December 15, 2003. The decision to apply FIN No. 46 or FIN No. 46(R) may be made on an SPE by SPE basis. The Company's adoption of FIN No. 46 and FIN No. 46(R) did not have a significant impact on its consolidated financial statements.

     RECLASSIFICATION--Certain amounts in the 2002 financial statements have been reclassified to conform to the 2003 presentation.

2.   SECURITIES

     Securities at December 31, 2003 are as follows:

                                                       AMORTIZED           GROSS UNREALIZED               FAIR
                                                         COST            GAINS          LOSSES            VALUE
Securities available for sale:
  Mortgage-backed securities                          $30,361,325     $   283,900     $   (29,476)     $30,615,749
  Corporate bonds                                       1,225,224          22,248         (21,997)       1,225,475
  Obligations of State and Political Subdivisions       1,104,336          11,026         (10,045)       1,105,317
  U.S. Treasury and agency securities                  16,010,704          88,445        (219,779)      15,879,370
                                                      -----------     -----------     -----------      -----------

Total available for sale                              $48,701,589     $   405,619     $  (281,297)     $48,825,911
                                                      ===========     ===========     ===========      ===========

Securities held to maturity:
  Mortgage-backed securities                          $    34,663     $       102     $         -      $    34,765
  Municipal bonds                                         100,000               -               -          100,000
                                                      -----------     -----------     -----------      -----------

Total held to maturity                                $   134,663     $       102     $         -      $   134,765
                                                      ===========     ===========     ===========      ===========

     Securities at December 31, 2002 are as follows:

                                                       AMORTIZED           GROSS UNREALIZED               FAIR
                                                         COST            GAINS          LOSSES            VALUE
Securities available for sale:
  Mortgage-backed securities                          $17,849,169     $   573,742     $    (1,600)     $18,421,311
  Corporate bonds                                         211,460           7,412          (9,000)         209,872
  Obligations of State and Political Subdivisions       1,986,077          62,389               -        2,048,466
  U.S. Treasury and agency securities                   5,541,845         185,866               -        5,727,711
                                                      -----------     -----------     -----------      -----------

Total available for sale                              $25,588,551     $   829,409     $   (10,600)     $26,407,360
                                                      ===========     ===========     ===========      ===========

Securities held to maturity:
  Mortgage-backed securities                          $    55,721     $       764     $      (771)     $    55,714
  Municipal bonds                                         203,000           2,753            (462)         205,291
                                                      -----------     -----------     -----------      -----------

Total held to maturity                                $   258,721     $     3,517     $    (1,233)     $   261,005
                                                      ===========     ===========     ===========      ===========

     The carrying value of mortgage-backed securities, corporate bonds, and U.S. treasury and agencies at December 31, 2003 are shown below by their contractual maturity date. Actual maturities will differ because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         AVAILABLE FOR SALE              HELD TO MATURITY
                                                     AMORTIZED         FAIR          AMORTIZED         FAIR
                                                       COST            VALUE           COST            VALUE
Mortgage-backed securities:
  Due after one year through five years             $   395,814     $   402,515     $     2,485     $     2,677
  Due after five years through ten years             17,877,977      18,042,718           3,466           3,807
  Due after ten years                                12,087,534      12,170,516          28,712          28,281
Corporate bonds:
  Due within one year                                   100,000         103,000               -               -
  Due after five years through ten years              1,125,224       1,122,475               -               -
Obligation of State and Political Subdivisions:
  Due within one year                                   250,906         252,333         100,000         100,000
  Due after one year through five years                 398,430         408,029               -               -
  Due after five years through ten years                455,000         444,955               -               -
U.S. Treasury and agency securities:                                                          -               -
  Due within one year                                 1,020,972       1,042,500               -               -
  Due after one year through five years               1,991,676       2,040,640               -               -
  Due after five years through ten years             11,998,056      11,792,170               -               -
  Due after ten years                                 1,000,000       1,004,060               -               -
                                                    -----------     -----------     -----------     -----------

Total                                               $48,701,589     $48,825,911     $   134,663     $   134,765
                                                    ===========     ===========     ===========     ===========

     Securities totaling approximately $38.0 million are pledged to secure Federal Home Loan Bank Advances (see Note 6).

     The following tables provide the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, at December 31, 2003 (dollars in thousands):

                                               LESS THAN 12 MONTHS         12 MONTHS OR MORE             TOTAL
                                            -------------------------      ------------------    -----------------------
                                            FAIR VALUE     UNREALIZED      FAIR    UNREALIZED    FAIR VALUE   UNREALIZED
                                                             (LOSS)                  (LOSS)                     (LOSS)
Available for Sale:
U.S. Government and agencies obligations      $ 11,777       $ (220)                               $ 11,777      $  (220)
Agency mortgage-backed securities                8,127          (26)       $ 91       $  (3)          8,218          (29)
Other bonds, note and debentures                   811          (32)          -           -             811          (32)
                                              --------       ------        ----       -----        --------      -------
Total                                           20,715         (278)         91          (3)         20,806         (281)
                                              ========       ======        ====       =====        ========      =======

As of December 31, 2003, there were a total of $20,806,000 securities in an unrealized loss position, 96% of which were comprised of securities issued by U.S. Government agencies, U.S. Government sponsored agencies and agency mortgage-backed securities. The Company believes that the price movements in these securities are dependent upon the fluctuations in market interest rates given the negligible inherent credit risk of these securities. At December 31, 2003, the percentage of unrealized losses in the available-for-sale security portfolio represented by bonds was 4%.

3.       LOANS RECEIVABLE

         Loans receivable at December 31 by major categories are as follows:

                                               2003                2002
Real estate mortgage loan:
 One-to-four family                        $  40,826,997       $ 27,503,516
 Non Residential                              29,624,474         16,658,767
 Home equity loans                            20,646,169          3,187,104
Consumer loans                                 9,122,657          6,757,173
Commercial loans                              28,445,997          4,206,223
Less allowance for loan losses                (1,681,005)        (1,717,072)
                                           -------------       ------------
                                           $ 126,985,289       $ 56,595,711
                                           =============       ============

Activity in the allowance for loan losses for the years ended December 31 is as follows:

                                                2003          2002
Beginning balance                            $ 1,717,072   $ 1,891,366
Acquisition of Unified Banking Company           633,297
Provision for loan losses                        240,000       261,187
Charge-offs                                   (1,015,769)     (816,280)
Recoveries                                       106,405       380,799
                                             -----------   -----------

Ending balance                               $ 1,681,005   $ 1,717,072
                                             ===========   ===========

As of December 31, 2003 and 2002, loans which were impaired in accordance with SFAS 114 and SFAS 118 totaled approximately $901,000 and $2,056,000, respectively. Specific reserves for credit losses allocated to these loans totaled approximately $892,000 and $1,559,000 as of December 31, 2003 and 2002, respectively. The Banks' policy for recognizing income on impaired loans is to accrue interest until a loan is classified as impaired. For loans that are determined to be impaired, interest accrued in excess of 90 days past the due date is charged against current earnings. No interest is accrued after a loan is classified as impaired. All payments received for loans which are classified as impaired are utilized to reduce the principal balance outstanding.

The average recorded investment in total impaired loans for the years ended December 31, 2003 and 2002 amounted to $1,036,000 and $2,377,000, respectively. Interest income that would have been recognized had such loans been performing in accordance with their original terms would have been $50,000 and $138,000, respectively.

4.       PREMISES AND EQUIPMENT

         Premises and equipment at December 31 consists of the following:

                                       2003            2002
Land and improvements              $    288,009     $   288,009
Buildings and improvements            1,664,342       1,814,666
Furniture and equipment               1,707,157         950,270
                                   ------------     -----------
                                      3,659,508       3,052,945
Less accumulated depreciation        (1,371,486)     (1,271,170)
                                   ------------     -----------
                                   $  2,288,022     $ 1,781,775
                                   ============     ===========

During the second quarter of 2002, the Company completed the transfer of the Rampart Bank Branch facility from the holding company of Shelby County Bank. As required by the Office of Thrift and Supervision, this transfer was completed at fair value. Management concluded that the Rampart Bank Branch was impaired. The measurement of impairment resulted in a write-down of property of approximately $100,000 and a corresponding charge included in other expense.

5.       DEPOSITS

         Deposits at December 31 are as follows:

                                                    2003                         2002
                                         --------------------------     ------------------------
                                                           WEIGHTED                     WEIGHTED
                                                           AVERAGE                      AVERAGE
                                             AMOUNT          RATE          AMOUNT         RATE
Passbook Savings Account                 $    6,865,440        0.78%    $   6,916,341       1.24%
Non-interest Bearing Checking                23,384,534           -         5,531,911          -
Interest-Bearing Demand Deposit
  Accounts                                   17,072,590        0.60%       12,759,793       1.42%
Money Market Accounts                        20,622,519        1.50%       14,112,278       1.82%
                                         --------------    --------     -------------   --------

     Total Transaction Accounts              67,945,083        0.69%       39,320,323       1.33%
                                         --------------    --------     -------------   --------
Certificate Accounts by Original Term:
 Under 12 Months                             36,664,890        2.61%        4,276,125       1.96%
 12 to 23 Months                             15,086,844        3.28%        6,010,252       2.58%
 24 to 35 Months                             21,600,626        4.73%        9,500,791       5.02%
 36 to 59 Months                              5,484,451        4.56%        3,530,965       5.77%
 Over 60 Months                              13,903,996        5.25%       11,094,298       5.95%
                                         --------------    --------     -------------   --------
                                             92,740,807        3.73%       34,412,431       4.59%
                                         --------------    --------     -------------   --------

                                         $  160,685,890        2.85%    $  73,732,754       2.85%
                                         ==============    ========     =============   ========

A summary of certificate accounts by scheduled maturities at December 31, 2003 is as follows:

                     2004          2005           2006         2007           2008          THEREAFTER       TOTAL
Under 3%         $ 33,100,628  $ 11,549,010   $  1,005,975  $   218,293   $      1,324     $    135,933   $ 46,011,163
3% - 3.99%          2,554,161     5,177,043        729,286    1,306,427      3,126,407                -     12,893,324
4% - 4.99%          6,124,015       449,920      1,707,039    2,160,631      2,137,969                -     12,579,574
5% - 5.99%            633,825       252,554        801,202        3,470              -                -      1,691,051
6% - 6.99%          1,132,740     1,190,567      3,703,292      104,638              -                -      6,131,237
Over 7%             1,206,864     6,315,549      5,855,128                                       56,917     13,434,458
                 ------------  ------------   ------------  -----------   ------------     ------------   ------------

                 $ 44,752,233  $ 24,934,643   $ 13,801,922  $ 3,793,459   $  5,265,700     $    192,850   $ 92,740,807
                 ============  ============   ============  ===========   ============     ============   ============

Certificates of deposit of $100,000 and over at December 31, 2003 are as follows:

Three Months or Less                                    $ 3,367,694
Greater than Three Months Through Six Months                202,605
Greater than Six Months Through Twelve Months             8,460,405
Over Twelve Months                                       14,357,167
                                                        -----------

Total                                                   $26,387,871
                                                        ===========

A summary of interest expense for the years ended December 31, 2003 and 2002 are as follows:

                                                           2003             2002
Account type:
 Passbook Savings Accounts                              $    69,943      $  101,061
 Interest-Bearing Demand Deposit Accounts                   119,282         194,520
 Money Market Accounts                                      217,931         318,922
 Certificates                                             1,662,830       3,240,257
                                                        -----------      ----------

                                                        $ 2,069,986      $3,854,760
                                                        ===========      ==========

6.       FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances at December 31 are as follows:

                                            2003                          2002
                                 -----------------------     -------------------------
                                                WEIGHTED                      WEIGHTED
FISCAL                                          AVERAGE                       AVERAGE
YEAR                                            INTEREST                      INTEREST
MATURITY                           AMOUNT        RATES           AMOUNT        RATES
2004                             $ 4,000,000        2.39%    $   2,000,000        2.46%
2005                               1,000,000        3.15%        1,000,000        3.15%
2006                               3,000,000        2.64%        3,000,000        2.64%
2007                               5,000,000        3.53%        5,000,000        3.53%
2012                               2,161,585        4.36%               --         N/A
2017                               1,550,592        4.71%               --         N/A
                                 -----------                 -------------

                                 $16,712,177        3.41%    $  11,000,000        3.06%
                                 ===========                 =============

 The advances from the Federal Home Loan Bank ("FHLB") are collateralized by mortgage loans and investment securities pledged by the Bank. The total mortgage loans and investment securities pledged at December 31, 2003 and 2002 were $38,000,000 and $14,200,000 respectively. The FHLB holds original notes and mortgages of the pledged loan products and provides safekeeping services related to the pledged investment securities. All FHLB advances are due at maturity and are neither callable nor convertible.

7.       OTHER BORROWINGS

The Company has a term note with Union Federal Bank in the amount of $4,000,000 at December 31, 2003, which matures on November 19, 2013. The note requires interest-only payments through November 19, 2005. The note accrues interest for the full term of the loan at a variable rate based on prime plus a margin. The interest rate was 5.00% at December 31, 2003. Beginning on November 19, 2005, and continuing on the 19th day of each calender month thereafter until the term note is paid in full, the Company will make a payment of principal and interest invoiced by the lender each month that represents the level monthly payment amount to pay interest at the interest rate in effect during the prior month and amortize the remaining outstanding principal amount over the period ending on November 19, 2013. The Company used the funds to acquire Unified Banking Company. The note is secured by the capital stock of the Banks. Under the terms of the agreement, the Company is bound by certain restrictive debt covenants relating to earnings, net worth and various financial ratios. As of December 31, 2003, the Company was in compliance with the debt covenants. The Company also has on deposit $500,000 at the lending bank, which will be used for principal and interest payments beginning in November 2005.

8.       STOCK OPTION PLANS

The Company has adopted separate stock option plans for Directors of the Company and the subsidiaries (the 1997 Directors' Stock Option Plan and the 2000 Directors' Stock Option Plan) and the officers and key employees of the Company and the subsidiaries (the 1997 Key Employee Stock Option Plan, 2000 Key Employee Stock Option Plan and the 2002 Key Employee Stock Option Plan). The Company has reserved a total of 62,400 shares pursuant to the Directors' Stock Option Plans and 103,000 shares pursuant to the Key Employee Stock Option Plans. The option exercise price per share for the 1997 plan is the greater of $12.00 per share or the fair value of a share on the date of grant, for the 2000 plans is $8.27 per share or the fair value of a share on the date of the grant, and $4.98 per share or the fair value of a share on the date of the grant for options granted under the 2002 plan. The stock options are exercisable at any time within the maximum term of five years for incentive stock options and ten years for non-qualified stock options of the employee stock option plan and fifteen years under the Directors' Stock Option Plan from the grant date. The options are nontransferable and are forfeited upon termination of employment or as a director.

The following is an analysis of the activity for the years ended December 31, 2003 and 2002 and the stock options outstanding at the end of the respective years:

                                                         WEIGHTED
                                                         AVERAGE
OPTIONS                                        SHARES     RATES
Outstanding at January 1, 2002                  83,350   $  10.96
Granted                                         69,000   $   4.98
Forfeited or expired                            (6,000)  $  12.00
                                               -------
Outstanding at December 31, 2002               146,350   $   8.26

Granted                                         45,000   $   7.41
                                               -------

Outstanding at December 31, 2003               191,350   $   7.94
                                               =======

                                                          WEIGHTED AVERAGE
                          NUMBER OF SHARES                 EXERCISE PRICE              WEIGHTED-
                   ------------------------------    ----------------------------       AVERAGE
EXERCISE                                                                            REMAINING LIFE
 PRICE               OUTSTANDING      EXERCISABLE    OUTSTANDING      EXERCISABLE      (IN YEARS)
$   4.75                     37,500         7,500    $      4.75                             10.0
    5.25                     31,500         6,300           5.25                              9.0
    5.70                     15,000                         5.70                              9.0
    8.27                     52,750        13,650           8.27      $      8.27             8.0
   12.00                     54,600        43,680          12.00            12.00             8.0
                   ----------------   -----------    -----------      -----------   --------------

Total                       191,350        71,130    $      7.94      $      8.96             8.90
                   ================   ===========    ===========      ===========   ==============

The weighted average fair value of options granted was $2.52 and $2.84 in 2003 and 2002, respectively. The fair value of the option grants is estimated on the date of grant using an option pricing model with the following assumptions: risk-free interest rates ranging from 2.95% to 5.81%, expected volatility ranging from 30% to 34% and an expected life of 5 years.

9.       INCOME TAXES

An analysis of the income tax provision for the years ended December 31, 2003 and 2002 is as follows:

                            2003           2002
Deferred                  $ 10,000      $   (910,607)
Valuation allowance        (10,000)          760,000
                          --------      ------------

                          $      0      $   (150,607)
                          ========      ============

A reconciliation between the effective tax rate and the statutory tax rate for the years ended December 31, 2003 and 2002 are as follows:

                                                             2003       2002
U.S. federal statutory rate                                   34.0%     (34.0)%
State income tax, net of federal income tax benefit            5.1%      (5.1)%
Tax exempt interest                                           17.7%      (2.2)%
Increase in valuation allowance                              (53.4)%     34.1%
Other, net                                                    (3.4)%      0.4%
                                                            ------     ------

Effective Tax Rate                                             0.0%      (6.8)%
                                                            ======     ======

The significant components of the Company's net deferred tax asset as of December 31, 2003 and 2002 are as follows:

                                                                     2003           2002
Accrued expenses not currently deductible                         $   15,298    $      35,664
Allowance for loan losses                                          1,574,396        1,453,167
Net operating loss carryforwards                                   1,805,856        1,609,132
Investment securities available for sale                             (43,732)        (331,123)
Other, net                                                          (173,034)        (107,494)
Fair market value of net assets acquired allocated for
financial reporting purposes to deposits                             521,446                -
Fair market value of net assets acquired allocated for
financial reporting purposes to loans                               (200,620)               -
Valuation allowance                                                 (750,000)        (760,000)
                                                                  ----------    -------------

Net deferred tax asset                                            $2,749,610    $   1,899,346
                                                                  ==========    =============

During 2002 the Company recorded a valuation allowance against a portion of the deferred taxes because management believes it is more likely than not that a portion of the benefit associated with this deferred tax asset will not be realized. Accordingly, no income tax expense or benefit was recorded for the year ended December 31, 2003. However, before 2002, no valuation allowance was considered necessary as management believed it was more likely than not that benefits associated with the deferred assets would be realized. The Company has generated federal and state operating losses carryforwards totaling $4.5 million. The net operating loss carryforwards, if unused, will begin to expire in 2018 through 2023.

Under the Internal Revenue Code, prior to 1997, the Company was allowed a special bad debt deduction for additions to tax bad debt reserves established for the purpose of absorbing losses. Subject to certain limitations, the allowable bad debt deduction was computed based on one of two alternative methods: (1) a percent of taxable income before such deduction or (2) loss experience method. The Company generally computed its annual addition to its tax bad debt reserves using the percentage of taxable income prior to 1997.

Beginning in fiscal 1997, the Company is no longer allowed a special bad debt deduction using the percentage of taxable income method and is required to recapture its excess tax bad debt reserve over its 1987 base year reserve over a six-year period. This amount has been provided for the Company's net deferred tax liability.

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

10.      SHAREHOLDERS' EQUITY

On June 7, 2002, the Company entered into a stock purchase agreement with a group of investors for the sale of common stock. On September 17, 2002, the Company sold 309,889 shares of common stock at a price of $4.73 per share which raised approximately $1,401,000 in the proceeds net of $65,000 of acquisition costs. As part of the stock purchase agreement, the Company in a subsequent closing during February 2003 issued 546,348 shares to individuals of high net worth identified by the initial investors at a price of $4.73 per share which raised approximately $2,483,000 in proceeds net of $101,000 in offering costs. Pursuant to the stock purchase agreement with the investors, Russell Breeden, III and Wayne C. Ramsey were elected to the Board of Directors.

On October 2, 2003, the Company completed a rights offering of 1,000,000 shares of its common stock at $4.50 per share. The Company raised $4,184,157 in proceeds net of $315,843 in offering costs.

11.      RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company has loan, deposit and other transactions with executive officers, directors and principal shareholders, and with organizations and individuals with which they are financially or otherwise closely associated. As defined, total loans to executive officers, directors and principal shareholders were approximately $3,342,000 and $680,000 at December 31, 2003 and 2002, respectively.

A law firm in which a director is a member received payments of $1,217 and $15,322 for 2003 and 2002, respectively. The firm provides legal services primarily in loan-related matters.

A real estate appraisal company, owned by a director, received payments of $32,500 and $18,475 for 2003 and 2002, respectively.

A company, owned by a director, which provides title and abstract work for Shelby County Bank received payments of $5,167 and $7,404 for 2003 and 2002, respectively.

An oil company, owned by a director was paid $103 and $1,294 for 2003 and 2002, respectively, for petroleum products and auto maintenance related to company-owned vehicles used for courier services between the banking offices.

A travel company, co-owned by a director, received payments of $2,391 and $3,514 for 2003 and 2002, respectively for travel services related to meetings and conferences attended by executive officers of the Company.

Additionally, Russell Breeden III received $35,000 from the Company during the fourth quarter of 2003 for his role in initiating the discussions with Unified Financial Services, Inc., and negotiating, analyzing and finalizing the acquisition of Unified Banking Company.

12.      REGULATORY CAPITAL REQUIREMENTS

The Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possible additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.

The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures that have been established by regulation to ensure capital adequacy require the Banks to maintain minimum capital amounts and ratios (set forth in the table below). The Banks' primary regulatory agency, the OTS, requires that the Banks maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 4%, or 3% for banks with a composite rating of "1" and total risk-based capital (as defined) of 8%. The Banks are also subject to prompt corrective action capital requirement regulations set forth by the Federal

Deposit Insurance Corporation ("FDIC"). The FDIC requires the Banks to maintain minimum capital amounts and ratios of weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2003, management believes that the Banks meet all capital adequacy requirements to which they are subject.

In November of 2003, the Company completed its acquisition of Unified Banking Company. Unified Banking Company has continued to operate as a separate federally-chartered savings association.

As of December 31, 2003 and 2002, the most recent notifications from the OTS categorized the Banks as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Banks must maintain minimum total risk based, Tier 1 risk based, and Tier 1 leverage ratios for as set forth in the tables below.

Capital ratios for Shelby County Bank are as follows:

                                                                          AS OF DECEMBER 31, 2003
                                                                  ---------------------------------------
                                                                     ACTUAL CAPITAL      REQUIRED CAPITAL
                                                                  -------------------   -----------------
                                                                    AMOUNT      RATIO     AMOUNT    RATIO
OTS capital adequacy:
   Tangible capital                                               $6,934,000      6.3%  $1,648,000    1.5%
   Core capital                                                    6,934,000      6.3%   3,296,000    3.0%
   Total risk-based capital                                        7,846,000     10.8%   5,828,000    8.0%
FDICIA regulations to be classified "well capitalized":
   Tier 1 leverage capital                                         6,934,000      6.3%   5,493,000    5.0%
   Tier 1 risk based capital                                       6,934,000      9.5%   4,371,000    6.0%
   Total risk-based capital                                        7,846,000     10.8%   7,285,000   10.0%

                                                                       AS OF DECEMBER 31, 2002
                                                               ----------------------------------------
                                                                 ACTUAL CAPITAL       REQUIRED CAPITAL
                                                               ------------------    ------------------
                                                                 AMOUNT     RATIO      AMOUNT     RATIO
OTS capital adequacy:
   Tangible capital                                            $ 6,670,000    7.3%   $ 1,378,000    1.5%
   Core capital                                                  6,670,000    7.3%     2,755,000    3.0%
   Total risk-based capital                                      7,410,000   12.7%     4,658,000    8.0%
FDICIA regulations to be classified "well capitalized":
   Tier 1 leverage capital                                       6,670,000    7.3%     4,592,000    5.0%
   Tier 1 risk based capital                                     6,670,000   11.5%     3,493,000    6.0%
   Total risk-based capital                                      7,410,000   12.7%     5,822,000   10.0%

Capital ratios for Unified Banking Company for December 31, 2003 are set forth in the table below:

                                                                      UNIFIED BANKING COMPANY

                                                                      AS OF DECEMBER 31, 2003
                                                           --------------------------------------------
                                                             ACTUAL CAPITAL         REQUIRED CAPITAL
                                                           -------------------    ---------------------
                                                             AMOUNT      RATIO       AMOUNT       RATIOS
OTS capital adequacy:
Tangible capital                                           $ 5,309,000     6.5%   $  1,233,000      1.5%
Core capital                                                 5,309,000     6.5%      2,466,000      3.0%
Total risk-based capital                                     5,942,000    10.4%      4,582,000      8.0%
FDICIA regulations to be classified "well capitalized":
Tier 1 leverage capital                                      5,309,000     6.5%      4,136,000      5.0%
Tier 1 risk based capital                                    5,309,000     9.3%      3,437,000      6.0%
Total risk-based capital                                     5,942,000    10.4%      5,728,000     10.0%

On July 10, 2000 the Office of Thrift Supervision (the "OTS") issued a letter which formally designated Shelby County Bank to be in "troubled condition" based upon the preliminary findings of the OTS' then ongoing examination of the Bank. On September 22, 2003, the OTS issued a letter which deemed the Shelby County Bank to no longer be in "troubled condition" and stated that restrictions contained in their letter of July 10, 2000, no longer apply.

On February 7, 2001 the OTS issued a letter which formally designated Blue River Bancshares, Inc. to be in "troubled condition" pursuant to the results of a March 13, 2000 examination. On September 22, 2003, the OTS issued a letter which deemed Blue River Bancshares, Inc. to no longer be in "troubled condition" and stated that restrictions contained in the letter of February 7, 2001, no longer apply.

13.      EMPLOYEE BENEFIT PLANS

The Company has an employee 401(k) plan established for substantially all full-time employees, as defined. The Company has elected to match contributions equal to 50% of the employee contributions, up to a maximum of 6% of an individual's total eligible salary, as defined. Contributions totaled approximately $30,000 and $24,000 for the years ended December 31, 2003 and 2002, respectively.

14.      COMMITMENTS

In the normal course of business, the Bank makes various commitments to extend credit, which are not reflected in the accompanying consolidated financial statements. At December 31, 2003 and 2002, the Banks had loan commitments approximating $13,515,000 and $673,000, respectively, excluding undisbursed portions of loans in process, and unused portions of lines of credit of approximately $8,939,000 and $1,541,000, respectively. Outstanding letters of credit totaled approximately $894,000 and $637,000 at December 31, 2003 and 2002, respectively.

In the event of nonperformance by the other parties to the financial instruments, the Banks' exposure to credit loss for commitments to extend credit is represented by the contract amount of those instruments. The Banks use the same credit policies and collateral requirements in making commitments as they do for on-balance sheet financial instruments.

15.  PARENT COMPANY FINANCIAL INFORMATION

     Condensed Balance Sheets as of December 31:

                                                                  2003                       2002
Assets:
  Cash and cash equivalents                                  $   1,712,294               $    451,842
  Securities available for sale                                    103,000                     91,000
  Investment in subsidiaries                                    18,155,918                  9,168,384
  Other                                                            376,767                    248,215
                                                             -------------               ------------
Total assets                                                 $  20,347,979               $  9,959,441
                                                             =============               ============
Liabilities and Shareholders' Equity:
  Term debt                                                  $   4,000,000               $          -
  Other liabilities                                                119,685                     86,663
  Shareholders' equity                                          16,228,294                  9,872,778
                                                             -------------               ------------
Total liabilities and shareholders' equity                   $  20,347,979               $  9,959,441
                                                             =============               ============

     Condensed Statement of Operations for the years ended December 31 is as follows:

                                                                  2003                       2002
Interest income, net of interest expense                     $       3,031               $     14,150
Non-interest income                                                 28,200                     28,200
Non-interest expense                                              (292,860)                  (303,140)
                                                             -------------               ------------
Loss before income taxes and equity
  in undistributed earnings (loss) of subsidiaries                (261,629)                  (260,790)
Income tax (benefit)                                                     -                   (591,555)
                                                             -------------               ------------
Loss before equity in undistributed
  earnings of subsidiaries                                        (261,629)                  (852,345)
Equity in undistributed earnings (loss) of subsidiaries            360,570                 (3,653,883)
                                                             -------------               ------------
Net income (loss)                                            $      98,941               $ (4,506,228)
                                                             =============               ============

     Condensed Statements of Cash Flows for the years ended December 31, 2003 and 2002 are as follows:

                                                                                   2003                      2002
Cash flows from operating activities:
  Net income (loss)                                                           $      98,941              $ (4,506,228)
  Adjustments to reconcile net cash from operating activities:
    Equity in undistributed earnings (loss) of subsidiary                          (360,570)                3,653,883
    Depreciation and amortization                                                    12,586                    12,586
    (Increase) decrease in other assets                                            (145,937)                  558,799
    Increase (decrease) in other liabilities                                         33,022                     5,362
                                                                              -------------              ------------
    Net cash from operating activities                                             (361,958)                 (275,598)

Cash flows from investing activities:
  Capital contribution to Banks                                                    (500,000)               (1,500,000)
  Acquisition of Unified Banking Company                                         (8,544,863)                       --
                                                                              -------------              ------------
    Net cash from investing activities                                           (9,044,863)               (1,500,000)
                                                                              -------------              ------------
Cash flows from financing activities:
  Proceeds from issuance of term debt                                             4,000,000                        --
  Proceeds from issuance of common stock                                          6,667,273                 1,401,148
                                                                              -------------              ------------
    Net cash from financing activities                                           10,667,273                 1,401,148
                                                                              -------------              ------------
  Net increase (decrease) in cash and cash equivalents                            1,260,452                  (374,450)
  Cash and cash equivalents, beginning of year                                      451,842                   826,292
                                                                              -------------              ------------
  Cash and cash equivalents, end of year                                      $   1,712,294              $    451,842
                                                                              =============              ============

16.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of fair value information is made in accordance with the requirements of SFAS 107, Disclosures About Fair Value of Financial Instruments. SFAS 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. The estimated fair value amounts have been determined by the Company using available market information and other appropriate valuation techniques. These techniques are significantly affected by the assumptions used, such as the discount rate and estimates of future cash flows. Accordingly, the estimates made herein are not necessarily indicative of the amounts the Company could realize in a current market exchange and the use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amount.

     CASH AND CASH EQUIVALENTS -- For these instruments, the carrying amount is a reasonable estimate of fair value.

     INVESTMENT SECURITIES -- For investment securities, fair values are based on quoted market prices, if available. For securities where quoted prices are not available, fair value is estimated based on market prices of similar securities.

     LOANS RECEIVABLE -- The fair value of loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     DEPOSITS -- The fair value of non-interest bearing demand deposits and savings and NOW accounts is the amount payable as of the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

     STOCK IN FHLB -- The fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

     ACCRUED INTEREST RECEIVABLE -- The fair value approximates carrying value.

     FHLB ADVANCES -- The fair values of the FHLB advances approximate carrying values as the interest rates are variable and adjust to market rates.

     TERM DEBT -- Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

     ACCRUED INTEREST PAYABLE -- The fair value approximates carrying value.

     COMMITMENTS--The commitments to originate and purchase loans have terms that are consistent with current market conditions. Accordingly, the Company estimated that the face amounts of these commitments approximate carrying values.

     The estimated carrying and fair values of the Company's financial instruments as of December 31 are as follows:

                                                                 2003                                        2002
                                                 ---------------------------------            ------------------------------------
                                                    CARRYING           ESTIMATED                CARRYING              ESTIMATED
                                                     AMOUNT            FAIR VALUE                AMOUNT               FAIR VALUE
Assets:
  Cash and cash equivalents                      $   7,802,000       $   7,802,000            $   3,439,000          $   3,439,000
  Investment securities, held to maturity              135,000             135,000                  259,000                295,000
  Investment securities, available for sale         48,702,000          48,826,000               25,589,000             26,407,000
  Loans receivable                                 128,666,000         129,651,000               58,313,000             61,595,000
  Stock in FHLB                                      2,766,000           2,766,000                2,153,000              2,153,000
  Accrued interest receivable                        1,009,000           1,009,000                  582,000                582,000
Liabilities:
  Deposits                                         160,686,000         161,690,000               73,733,000             75,264,000
  FHLB advances                                     16,878,000          17,438,000               11,000,000             11,110,000
  Term debt                                          4,000,000           4,000,000                        -                      -
  Accrued interest payable                             303,000             303,000                   74,000                 74,000
  Commitments                                                -                   -                        -                      -

                                     ******

BLUE RIVER BANCSHARES, INC.

SHAREHOLDER INFORMATION

STOCK INFORMATION

The Company's common stock is traded on the NASDAQ SmallCap Market under the symbol "BRBI".

The Company had 188 Shareholders of Record as of March 24, 2004.

SALE PRICE PER SHARE

                                                  2003                                   2002
QUARTER                                 HIGH               LOW                  HIGH              LOW
First quarter                          $ 4.89            $ 4.25                $ 5.50           $ 4.15
Second quarter                           4.88              4.35                  5.23             4.40
Third quarter                            5.80              4.55                  4.88             4.26
Fourth quarter                           6.70              4.90                  4.90             4.25

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

                                Patrice M. Lima
                                Vice President
                                Controller
                                Blue River Bancshares, Inc.
                                29 E. Washington Street
                                Shelbyville, IN 46176

STOCK TRANSFER AGENT

Inquiries regarding stock transfer, registration, lost certificates or changes in name and address should be directed to the stock transfer agent and registrar by writing:

                        Continental Stock Transfer & Trust Co.
                        17 Battery Place
                        New York, NY 10004

INVESTOR INFORMATION

Stockholders, investors, and analysts interested in additional information may contact Terry Smith, Director of Investor Relations, Lawrence T. Toombs, President or Russell Breeden, III, Chief Executive Officer, Blue River Bancshares, Inc.

Legal Counsel                       Corporate Offices
KRIEG DEVAULT LLP                   BLUE RIVER
                                    BANCSHARES, INC.
One Indiana Square                  29 E. Washington St.
Suite 2800                          Shelbyville, IN 46176
Indianapolis, IN 46204              888-842-2265

BLUE RIVER BANCSHARES, INC.

DIRECTORS AND OFFICERS

BOARD OF DIRECTORS                        BOARD OF DIRECTORS                                   BOARD OF DIRECTORS
BLUE RIVER BANCSHARES, INC.               SHELBY COUNTY BANK                                   UNIFIED BANKING COMPANY
---------------------------               ---------------------------                          -----------------------
STEVEN R. ABEL                            STEVEN R. ABEL                                       RUSSELL BREEDEN, III
Owner                                     Owner                                                Self Employed
Hoosier Appraisal Service                 Hoosier Appraisal Service                            Chairman of the Board
Chairman of the Board                     Chairman of the Board

RUSSELL BREEDEN, III                      RUSSELL BREEDEN, III                                 OLIN W. BRYANT
Self Employed                             Self Employed                                        President, Chief Executive Officer
Chief Executive Officer                                                                        Unified Banking Company

LAWRENCE T. TOOMBS                        LAWRENCE T. TOOMBS                                   DONALD E. MAGUIRE
President                                 President, Chief Executive Officer                   President
                                                                                               Maguire & Associates

WENDELL L. BERNARD                        WENDELL L. BERNARD                                   C.C. HOWARD GRAY
Owner                                     Owner                                                President/CEO
Bernard Realty                            Bernard Realty                                       James N. Gray Company

PETER G. DEPREZ                           PETER G. DEPREZ                                      JOHN ROBERT OWENS
Attorney                                  Attorney                                             President
Brown, DePrez & Johnson                   Brown, DePrez & Johnson                              Equity Kingsley

MICHAEL J. VAUGHT                         MICHAEL J. VAUGHT                                    WAYNE C. RAMSEY
Owner                                     Owner                                                Vice President
Economy Oil Corporation                   Economy Oil Corporation                              Lynch & Associates

D. WARREN ROBISON                         D. WARREN ROBISON                                    STEVEN R. ABEL
Owner                                     Owner                                                Owner
Hale Abstract                             Hale Abstract                                        Hoosier Appraisal Service

RALPH VAN NATTA                           RALPH VAN NATTA
Retired                                   Retired

WAYNE C. RAMSEY
Vice President
Lynch & Associates

OFFICERS                           OFFICERS                                        OFFICERS
BLUE RIVER BANCSHARES, INC.        SHELBY COUNTY BANK                              UNIFIED BANKING COMPANY
---------------------------        ------------------                              -----------------------
STEVEN R. ABEL                     STEVEN R. ABEL                                  RUSSELL BREEDEN, III
Chairman of the Board              Chairman of the Board                           Chairman of the Board

RUSSELL BREEDEN, III               LAWRENCE T. TOOMBS                              OLIN W. BRYANT, JR.
Chief Executive Officer            President, Chief Executive Officer              President, Chief Executive Officer

LAWRENCE T. TOOMBS                 RANDY J. COLLIER                                RODNEY L. MITCHELL
President                          Executive Vice President, Chief Credit Officer  Executive Vice President, Chief Lending Officer

D. WARREN ROBISON                  PATRICE M. LIMA                                 SARITA S. GRACE
Senior Vice President, Secretary   Senior Vice President, Chief Financial Officer  Executive Vice President, Chief Financial Officer

RANDY J. COLLIER                   TERRY A. SMITH                                  RAYMOND T. WEBER
Exec. Vice President               Vice President, Retail Banking                  Vice President, Chief Credit Officer

PATRICE M. LIMA                    RONALD L. LANTER                                SUSAN POTTER
Vice President, Controller         Vice President, Lending                         Vice President, Mortgage Sales

TERRY A. SMITH
Vice President

RICHARD E. WALKE
Vice President, Auditor