Form 10KSB, Exhibit 13
period 2004-12-31
BLUE RIVER BANCSHARES INC
filed 2005-03-31
CIK 1055870

                                                                               .
                                                                               .
                                                                               .

EXHIBIT 13. THE ANNUAL REPORT TO SHAREHOLDERS OF THE COMPANY

SELECTED CONSOLIDATED FINANCIAL DATA
BLUE RIVER BANCSHARES, INC.
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       YEAR ENDED               YEAR ENDED
                                                    DECEMBER 31, 2004        DECEMBER 31, 2003
                                                 ----------------------   ----------------------
                                                 (DOLLARS IN THOUSANDS)   (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Net Interest Income                                      $    6,156               $    3,717
Non-Interest Income                                           1,158                      745
Provision for Loan Losses                                       510                      240
Non-Interest Expense                                          7,087                    4,123
Income (Loss) before Income Taxes                              (283)                      99
Income Tax Expense (Benefit)                                     -0-                      -0-

Net Income (Loss)                                              (283)                      99
CONSOLIDATED BALANCE SHEET DATA
Total Assets                                             $  206,625               $  198,810
Total Deposits                                              170,330                  160,686
Loans, net                                                  155,508                  126,985
Investment Securities                                        32,380                   48,961
Shareholders' Equity                                         15,784                   16,228

GENERAL
Number of Employees                                  60 FTE / 8 PTE           54 FTE / 9 PTE
Number of Shares Outstanding at December 31               3,406,150                3,406,150
Weighted Average Shares Outstanding during
   year - Basic                                           3,406,150                2,470,799

PER COMMON SHARE DATA

Basic and diluted earnings (loss) per share                  ($0.08)              $     0.04
                                                         ==========               ==========
SELECTED PERFORMANCE RATIOS
Return on Average Assets                                      (0.14%)                   0.09%
Return on Average Equity                                      (1.74%)                   0.79%
Average Shareholders' Equity to Average Assets                 7.87%                   11.07%

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

Statements in this report which express "belief", "intention", "expectation", "prospects", as well as other statements which are not historical fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risk and uncertainties which may cause actual results to differ materially from those in such statements. Some of the factors that may generally cause actual results to differ materially from projection, forecasts, estimates and expectations include, but are not limited to (i) changes in the interest rate environment,
(ii) competitive pressures among financial institutions, (iii) general economic conditions on local or national levels, (iv) political developments, wars or other hostilities may disrupt or increase volatility in securities markets, (v) legislative or regulatory changes, (vi) changes in prepayment speeds of loans or securities, (vii) changes in loan sale volumes, charge-offs and loan loss provisions, (viii) changes in legal or regulatory proceedings, and (ix) the impact of reputation risk created by these developments on such matters as business generation or retention. The following information is intended to provide an analysis of the consolidated financial condition of Blue River Bancshares, Inc. (the "Company" or "Blue River") as of December 31, 2004 and 2003 and the consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2004 and 2003. The financial data in this report should be read in conjunction with the audited Consolidated Financial Statements and footnotes.

OVERVIEW OF 2004

The Company is a holding company for its principal banking subsidiaries, Shelby County Bank and Paramount Bank. The Company's net income is derived principally from the operating results of its banking subsidiaries. The principal sources of the Company's revenue are interest and fees on loans; deposit service charges; interest on security investments; and, origination fees on mortgage loans brokered. The Banks' lending activity consists of short-to-medium-term consumer and commercial loans, including home equity lines of credit; personal loans for home improvement, autos and other consumer goods; residential real estate loans; and, commercial real estate and operating loans. Funding activities at the subsidiary Banks include a full range of deposit accounts, including demand deposits; NOW accounts; money market accounts; and certificates of deposit. Also, funding is supplemented with deposits gathered from local and state governments and through borrowings from the Federal Home Loan Banks. The Company maintains a $4,000,000 loan from a commercial bank.

Shelby County Bank is a federally chartered savings bank located in Shelbyville, Indiana and Paramount is a federally chartered savings bank located in Lexington, Kentucky. The Banks provide full-service banking to businesses and residents within their communities and surrounding areas. The Banks place particular emphasis on serving its clients with a broad range of services delivered by experienced professionals concerned with building strong and long-term relationships.

Shelby County Bank and Paramount Bank are collectively referred to as "the
Banks".

On August 31, 2004, the Company and Heartland Bancshares, Inc. ("Heartland"), Franklin, Indiana, entered into an Agreement of Affiliation and Merger which provided for Heartland to merge with and into to the Company. The banking subsidiaries, of the Company and Heartland, Shelby County Bank and Heartland Community Bank, respectively, were also intended to merge their operations pursuant to the merger agreement. On February 10, 2005, the Company and Heartland mutually agreed to terminate the merger agreement and certain other related agreements, including the reciprocal stock option agreements entered into by the Company and Heartland in connection with the merger agreement. During the third and fourth quarters of 2004, the Company incurred costs of $274,000 related to the proposed merger and $134,000 of severance payments made to our former President, as a result of our proposed merger with Heartland Bancshares, Inc. These costs were expensed by the Company since it was expected that Heartland would be the acquiring entity in the merger. Additional costs of approximately $75,000 related to this merger are expected to be incurred in 2005.

Total assets as of December 31, 2004 were $206,625,000, a 4% increase from December 31, 2003 balance of $198,810,000. The Banks' loan portfolio showed an increase of $28,761,000 from December 31, 2003. During 2004, the Banks focused their efforts on commercial loan production to improve interest income, and in home equity lending in order to strengthen its Qualified Thrift Lender ("QTL") ratios and improve net interest income. During the year, Shelby County Bank and Paramount Bank regularly participated credits to other banks. The Company has decreased its available-for-sale and held-to-maturity investment portfolio by $16,580,000 from December 31, 2003. In an effort to improve risk-based capital and manage liquidity, the Banks sold $9,575,000 of their available-for-sale investment securities during the first quarter of 2004; $1,563,000 during the second quarter of 2004; $8,436,000 during the third quarter 2004 and $8,486,000 during the fourth quarter of 2004. These sales yielded a year to date net gain of $154,000. There were maturities of securities available for sale and securities held to maturity of $3,850,000 which also contributed to the decline in investments. Additional decreases in the investments were due to average repayments of approximately $571,000 per month on the mortgage-backed-securities. These sales, maturities and repayments were replaced with $22,540,000 in U.S. government, GNMA and treasury securities.

The Company continues to focus on agency securities and GNMA mortgage-backed securities in its investing strategies. Both of these investment products receive favorable risk-based capital treatment. The Banks are strategically maintaining their "well capitalized" status while continuing to concentrate on improving net interest income and overall profitability, without taking undue interest rate risk.

Total liabilities at December 31, 2004 were $190,841,000 compared to $182,582,000 at December 31, 2003. This increase was primarily comprised of an increase in certificates of deposits of $14,222,000, offset by decreases in other interest bearing and non-interest bearing deposits of $4,578,000. Accordingly, as a result of the net increase in deposits, advances from the Federal Home Loan Bank of Indianapolis, the Federal Home Loan Bank of Cincinnati ("FHLBs") and other borrowings including fed funds purchased decreased $1,360,000. The primary increase in certificates of deposits was the result of the acceptance of $6,068,000 in brokered certificates of deposit at Shelby County Bank during the third quarter of 2004. This was completed to improve profitability and help balance the liability structure of the bank. Of the decrease in other deposits, $4,413,000 was a reduction in non-interest bearing deposits, primarily at Paramount Bank. Most of this reduction was related to a partial, temporary withdrawal, by a significant depositor at Paramount Bank. A significant portion of this withdrawal was re-deposited into Paramount Bank during January, 2005. Management will continue to emphasize the benefits of gathering non-certificate depository funding as a means of decreasing the Banks' overall funding costs, improving levels of fee income derived from depository relationships, and encouraging a stronger relationship with its customer base. By acquiring primary transaction accounts, the Banks are less susceptible to loss of accounts during periods of volatile interest rates.

Total equity at December 31, 2004 was $15,784,000, a decrease of $444,000 from December 31, 2003. The change in equity resulted from the net loss of ($283,000), a decrease of $149,000 from a reduction in the fair value of the Company's available-for-sale investment portfolio and by $12,000 of additional capital expenses from the rights offering during the fourth quarter 2003 related to the acquisition of Paramount Bank.

The Company's liquidity position is the primary source of additional capital for infusion into its banking subsidiaries. During the year ended December 31, 2004, the Banks have significantly increased their use of funds as a result of increased loan demand and maturities of higher interest rate certificates of deposit. Due to the Company's current liquidity sources, and although there were private placements of common stock during the third quarter 2002, the first quarter of 2003 and the rights offering and borrowing related to the acquisition of Paramount Bank in the fourth quarter of 2003, the Company does anticipate the need for additional external funding over the next twelve months. Several alternatives will be considered, including, but not limited to, a private placement of equity, additional bank borrowing and a private placement of preferred stock securities, either convertible or nonconvertible.

NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS BUT NOT YET EFFECTIVE

FAS 123, Revised, requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after December 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and cannot currently be predicted. Existing options that will vest after adoption date are expected to result in additional compensation expense of approximately $27,000 in 2006. There will be no significant effect on financial position as total equity will not change.

FAS 153 modifies an exception from fair value measurement of non-monetary exchanges. Exchanges that are not expected to result in significant changes in cash flows of the reporting entity are not measured at fair value This supersedes the prior exemption from fair value measurement for exchanges of similar productive assets, and applies for fiscal years beginning after June 15, 2005.

SOP 03-3 requires that a valuation allowance for loans acquired in a transfer, including in a business combination, reflect only losses incurred after acquisition and should not be recorded at acquisition. It applies to any loan acquired in a transfer that showed evidence of credit quality deterioration since it was made.

The effect of these other new standards on the Company's financial position and results of operations is not expected to be material upon and after adoption.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The Company's critical accounting policies include the following:

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

A valuation allowance reduces deferred tax assets to the amount management believes is more likely than not to be realized. In evaluating the realization of deferred tax assets, management considers the likelihood that sufficient taxable income of appropriate character will be generated within carry forward periods, including consideration of available tax planning strategies. During 2004 and 2003, management's estimate of deferred tax asset realization did not change significantly, and the valuation allowance was adjusted to offset the net change in deferred tax assets during the periods.

MANAGEMENT OVERVIEW

Because the Company operated two banks for the entire year of 2004, compared to only 2 months during 2003, management believes that the actual financial results of the 2 years are not readily comparable. The comparison is made more difficult by the acquisition of Paramount Bank in November 2003, the Company raising $4,500,000 of equity and the incurrence of $4,000,000 of debt. Neither of these activities occurred during 2004.

During the last half of 2004 a significant amount of expense and time were expended to pursue completion of the proposed merger with Heartland Bancshares, Inc. and Heartland Community Bank. There were certain initiatives postponed by the Company. One initiative, for example, which was postponed, when the merger was announced, was the raising of capital for Shelby County Bank. In order for Shelby County Bank to continue to grow its loan portfolio, at a rate, which exceeds that provided by current earnings, the Company needs to provide additional capital. This initiative was halted during the merger process and now needs to be addressed.

Also during 2004, significant administrative time and resources were invested in the areas of compliance and internal control. Enhancing and implementing policies, systems and controls continue to be high priorities for the Company. Efficiently maintaining and building the infrastructure of the Company, while increasing core profitability and reducing older loan related problems were major areas of focus during 2004.

RESULTS OF OPERATIONS

NET INCOME

For the year ended December 31, 2004, the Company reported a net loss of ($283,000) compared to net income of $99,000 reported for the year ended December 31, 2003. Interest income increased $3,925,000, as did interest expense, increasing by $1,486,000. These increases were in part the result of the acquisition of Paramount Bank in November of 2003, due to a full year of income and expenses for the year ended December 31, 2004 versus two months for the year ended December 31, 2003. As a result of the acquisition and the related purchase accounting associated with the fair value of assets and liabilities, net interest income and non interest expense were impacted. Net income increased $156,000 related to the purchase accounting over the 2003 level. Negative factors contributing to the net loss in 2004 were $274,000 of merger related costs for the proposed merger with Heartland Community Bank, in addition to $134,000 of severance payments made to our former President as a result of the proposed merger. Pursuant to the terms of our acquisition of Unified Banking Company, we changed its name to Paramount Bank. This change resulted in approximately $94,000 of associated cost. Provision for loan losses increased $270,000 to $510,000 for the year ended December 31, 2004. The provision for loan losses increased at Paramount Bank by $330,000 in part due to loan growth and also to reserve for the probable loss on one non-accruing loan at Paramount Bank. The increase at Paramount Bank was offset by a decrease in the provision of $90,000 at Shelby County Bank, the result of an $84,000 recovery pursuant to a loan recovery. In addition, net charge-offs decreased $639,000 primarily due to the charge-off of two fully reserved loans totaling $657,000 at Shelby County Bank in 2003. The loan portfolio increased from $126.9 million at December 31, 2003 to $155.5 million as of December 31, 2004. This was a 22% increase, resulting from gross loans increasing by $19,775,000 at Shelby County Bank and $8,825,000 at Paramount Bank. The increase in net interest income was also the result of maturing certificates of deposits with higher yields. As an offset to loan growth, the Banks' variable rate loans and investments were subject to a decrease in yields. Although the indices from which their rates are derived were rising, the impact associated with the related purchase accounting of fair value negatively impacted such yields.

NET INTEREST INCOME

For the year ended December 31, 2004, net interest income before provision for loan losses increased $2,439,000. Interest income increased $3,925,000 to $10,110,000 from $6,185,000 for the year ended December 31, 2003. Interest expense increased $1,486,000 to $3,954,000 for the year ended December 31, 2004, compared to $2,468,000 for the year ended December 31, 2003.

Interest income increased compared to the prior year although there was a decrease in the weighted average interest rate from 5.67% to 5.44%, between 2003 and 2004. The impact of the purchase accounting and its associated fair value on earning assets as a result of the acquisition of Paramount Bank negatively affected these yields. As an offset to the decrease in the interest rate, Shelby County Bank significantly impacted the increase in interest income, as the average loan balances increased $22,473,000 from the 2003 levels. Another factor contributing to the increase was the acquisition of Paramount Bank effective on November 1, 2003 as there was a full year of interest income from the acquisition versus two months in 2003. Additionally, the average weighted rates on deposits and borrowings decreased from 2.55% in 2003 to 2.43 % in 2004. Although yields in the market were rising, the fair value associated with the purchase accounting on deposits and borrowings positively impacted these yields.

Results for 2004 were also impacted by the Banks' efforts to maintain regulatory capital at "well capitalized" levels as Shelby County Bank participated $6,000,000 in home equity and commercial loans to other banks.

INTEREST INCOME

For the year ended December 31, 2004, interest income increased $3,925,000. This increase was comprised of a $4,675,000 increase in the average balances of earning assets; offset by a ($750,000) reduction due to lower yields on the Company's earning assets.

Interest income and fees on loans were $8,422,000 for the year ended December 31, 2004, an increase of $3,734,000 from the year ended December 31, 2003. The reduction in yield on loans accounted for a ($729,000) unfavorable rate variance, while an increase in average loan balances created a $4,463,000 favorable volume variance. As a primary result of the rapid commercial and home equity loan growth at Shelby County Bank, the Company increased its gross loan portfolio by $28,000,000. The reduction in yield was largely due to increased balances in variable rate products, as well as lower yields on new loans originated, and the loan purchase accounting adjustments from the acquisition of Paramount Bank. The overall yield on loans fell 92 basis points to 5.76% from 6.68%.

Interest income on investment securities increased $161,000 for the year ended December 31, 2004 as compared to the year ended December 31, 2003. An unfavorable variance of ($19,000) was due to a lower portfolio yield. This reduction in yield was largely the result of the purchase accounting adjustments from the acquisition of Paramount Bank, and was offset by a favorable volume variance of $180,000. The favorable volume variance was due to a larger average portfolio held during the year ended December 31, 2004 as there was $22,540,000 in new portfolio purchases. This portfolio increase was offset by portfolio sales of ($28,060,000), which were initiated by the Banks to improve interest rate sensitivity measures and to reduce the use of volatile funding sources. There were also principal payment reductions in the mortgage backed securities of ($10,700,000).

Interest income on interest-bearing deposits held at other financial institutions increased $23,000 over the year ended December 31, 2004 to $73,000 from $50,000. This increase was due to a $8,000 favorable volume variance from higher balances in such liquid investments, and a $15,000 favorable rate variance due to an increase in yield on such instruments. This category is very susceptible to changes in interest rates due to its liquidity and strong correlation to short-term interest rates, such as federal funds and LIBOR.

Dividends on FHLB stock increased $7,000 from the year ended December 31, 2003, due to a lower dividend yield provided by the stock of ($17,000) and an increase in volume of $24,000. The Banks' investment in FHLB stock increased $131,000 for the year ended December 31, 2004, due to $28,000 reinvestment of the Paramount Bank stock dividend and $103,000 reinvestment of the Shelby County Bank stock dividend.

INTEREST EXPENSE

Interest expense increased $1,486,000 to $3,954,000 from $2,468,000 for the year ended December 31, 2004. Interest expense on deposits increased $1,152,000 from $2,070,000 for the year ended December 31, 2004 to $3,221,000. This increase results from a $1,513,000 variance due to an increase in average deposit balances, and a ($361,000) favorable rate variance due to an 18 basis point reduction in cost as a result of the purchase accounting adjustments from the acquisition of Paramount Bank. The cost of certificates of deposit increased $1,035,000 over 2003. Of this increase, $1,381,000 can be attributable to volume offset by a decrease in rate of ($346,000) as there was a decrease in the overall rate from 3.45% in 2003 to 2.83% in 2004. Interest expense from FHLB advances and other borrowings increased $334,000 from 2003, due to an increased use of this funding source and by an unfavorable rate variance from 3.12% in 2003 to 3.35% in 2004. In order to finance a portion of the acquisition of Paramount Bank, the Company borrowed $4,000,000 in November of 2003 and incurred $24,000 in interest expense for 2003 related to this borrowing. Interest expense on this borrowing increased from $24,000 during 2003 to $202,000 during 2004 because of two months of interest expense during 2003 versus twelve months of interest expense during 2004. Rates on core deposit products such as, savings accounts and NOW accounts also decreased. However, the effective cost of money market accounts increased 9 basis points from 1.52% for the year ended December 31, 2003. Savings account and NOW account rates have declined by 6 and 17 basis points, respectively.

NET INTEREST INCOME

                                              YEAR ENDED
                                             DECEMBER 31,     PERCENTAGE CHANGE
                                           ----------------          FROM
                                             2004     2003       2003 TO 2004
                                           -------   ------   -----------------
                                             (DOLLARS IN
                                              THOUSANDS)
Interest Income:
   Interest and fees on loans              $ 8,422   $4,688         79.65%
   Interest on investment securities         1,492    1,331         12.10%
   FHLB dividends                              123      116          6.03%
   Interest on interest-bearing deposits        73       50         46.00%
                                           -------   ------
      Total interest income                 10,110    6,185         63.46%
                                           =======   ======

Interest Expense:
   Interest on deposits                      3,222    2,070         55.65%
   Interest on borrowings                      732      398         83.92%
                                           -------   ------
      Total interest expense                 3,954    2,468         60.21%
                                           -------   ------
Net interest income                        $ 6,156   $3,717         65.62%
                                           =======   ======

RATE VOLUME ANALYSIS OF CHANGE IN NET INCOME

                               YEAR ENDED DECEMBER 31, 2004   YEAR ENDED DECEMBER 31, 2003
                               ----------------------------   ----------------------------
                                  VOLUME    RATE    TOTAL      VOLUME     RATE     TOTAL
                                  ------   -----   ------      ------   -------   -------
                                  (DOLLARS IN THOUSANDS)         (DOLLARS IN THOUSANDS)
Interest Income on:
   Loans                          $4,463   $(729)  $3,734       $ 283   $  (420)  $  (137)
   Investment securities             180     (19)  $  161          87       (87)
   FHLB stock                         24     (17)  $    7           8       (22)      (14)
   Interest-bearing deposits           8      15       23         (48)      (24)      (72)
                                  ------   -----   ------       -----   -------   -------

      Total interest income        4,675    (750)   3,925         330      (553)     (223)

Interest Expense on:
   Deposits                        1,513    (361)   1,152        (507)   (1,278)   (1,785)
   Borrowings                        303      31      334         420      (212)      208
                                  ------   -----   ------       -----   -------   -------

      Total interest expense       1,816    (330)   1,486         (87)   (1,489)   (1,577)
                                  ------   -----   ------       -----   -------   -------

Net interest income               $2,859   $(420)  $2,439       $ 417   $   936   $ 1,353
                                  ======   =====   ======       =====   =======   =======

This table represents causes of fluctuations in net interest income over the reporting periods. The volume variance is calculated by multiplying the change in balances by the prior year rate. Rate variance computed by multiplying the change in rate/yield by the balance from the prior period. Variances that result from both are allocated pro-rata to the volume and rate variances. Loan fees are deferred and accounted for using the level yield method. Non-accruing loans are included in the balances presented, while only amounts of interest collected on such loans are included in the income amounts.

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY AND INTEREST RATES AND DIFFERENTIAL VARIANCE ANALYSIS

                                                  YEAR ENDED DECEMBER 31, 2004   YEAR ENDED DECEMBER 31, 2003
                                                 -----------------------------   ----------------------------
                                                  AVERAGE              YIELD/     AVERAGE              YIELD/
                                                  BALANCE   INTEREST    RATE      BALANCE   INTEREST    RATE
                                                 --------   --------   -------   --------   --------   ------
                                                     (DOLLARS IN THOUSANDS)         (DOLLARS IN THOUSANDS)
Interest Earning Assets:
   Investment securities                         $ 36,547    $ 1,492    4.08%    $ 32,144   $1,331      4.14%
   Interest-bearing deposits                        5,297         73    1.38%       4,588       50      1.09%
   FHLB stock                                       2,792        123    4.40%       2,278      116      5.09%
   Loans (1)                                      146,325      8,422    5.76%      70,168    4,688      6.68%
                                                 --------    -------    ----     --------   ------      ----
      Total earning assets                        190,961     10,110    5.29%     109,178    6,185      5.67%
                                                 --------    -------    ----     --------   ------      ----

Interest and Non-Interest Bearing Liabilities:
   Savings accounts                                 6,948         64    0.92%       7,172       70      0.98%
   Non-interest bearing demand accounts            21,122         --    0.00%       9,924       --      0.00%
   NOW accounts                                    17,339        116    0.67%      14,213      119      0.84%
   Money market accounts                           21,310        344    1.61%      14,370      218      1.52%
   Certificates of deposit                         95,322      2,698    2.83%      48,143    1,663      3.45%
                                                 --------    -------    ----     --------   ------      ----
      Total interest bearing deposits             140,919      3,222    2.29%      83,898    2,070      2.47%
   Borrowings                                      21,861        732    3.35%      12,755      398      3.12%
                                                 --------    -------    ----     --------   ------      ----
      Total interest bearing liabilities         $162,780      3,954    2.43%    $ 96,653    2,468      2.55%
                                                 ========    -------    ----     ========   ------      ----
Net interest margin                                          $ 6,156    3.22%               $3,717      3.40%
                                                             =======                        ======

(1) Includes principal balances of non-accruing loans. Interest on non-accruing loans is not included.

NON-INTEREST INCOME

The Company's non-interest income for the year ended December 31, 2004 was $1,158,000. This represents an increase of $413,000 from the year ended December 31, 2003. The change in non-interest income results from an increase of $90,000 in service charges on deposit accounts; an increase of $67,000 in other service charges and fees; and an increase in secondary market mortgage fees of $331,000. Of the increase in the secondary market mortgage loan fees, $45,000 can be attributed to Shelby County Bank and $286,000 to Paramount Bank. During 2004 Shelby County Bank increased it mortgage business with the secondary market. The bank expects this trend to continue and increase in 2005. These increases were offset by a decrease in the sale of securities, decreasing $75,000 from the 2003 level.

NON-INTEREST INCOME

                                                      PERCENTAGE
                                                      CHANGE FROM
                                        YEAR ENDED    DECEMBER 31,
                                       DECEMBER 31,     2003 TO
                                      -------------   DECEMBER 31,
                                       2004    2003       2004
                                      ------   ----   ------------
                                       (DOLLARS IN
                                        THOUSANDS)
Service charges on deposit accounts   $  308   $218       41.28%
Secondary market mortgage fees           400     69      479.71%
Gain on sale of securities               154    229      (32.75%)
Other                                    296    229       29.26%
                                      ------   ----
Total Non-Interest Income             $1,158   $745       55.44%
                                      ======   ====

NON-INTEREST EXPENSE

For the year ended December 31, 2004, non-interest expense was $7,087,000, an increase of $2,964,000 from the year ended December 31, 2003 of $4,123,000. The primary reason for the increase is directly related to the acquisition of Paramount Bank in November of 2003. In 2003, the Company reported two months of non-interest expense for Paramount Bank versus twelve months in 2004. Salary and benefit expenditures increased $1,390,000 from 2003. An increase in salary and benefit expenses of $474,000 at Shelby County Bank is related to the additional salary and benefit expenditures of approximately $134,000 for a severance package paid to that bank's previous President, as discussed in Note 11 and the full year impact of key personnel added to the lending area in late 2003 and 2004 to promote loan growth. These additional expenses were offset by a decrease in salaries and benefits of $187,000 which was directly related to the increase in loan volume as it relates to Statement of Financial Accounting Standards No. 91 "Accounting for Nonrefundable Fees and Costs" as costs relating to new loans have been deferred against salaries and benefits. Premises and equipment expense increased $324,000 primarily the result of the acquisition of Paramount Bank. Of the $324,000 increase, $322,000 is attributed to the addition of Paramount Bank. Advertising and promotional expenditures increased $86,000. The extra cost associated with changing the name from Unified Banking Company to Paramount Bank was $94,000. This name change was agreed upon when the Company purchased Unified Banking Company. Professional fees increased $33,000 from the year ended December 31, 2003 to $420,000. The increase was related to the acquisition of Paramount Bank, as Shelby County Bank and Blue River reduced professional fees by $96,000 due to a reduction in accounting fees as the Company utilized in-house accounting personnel. Data processing expenditures increased $131,000 over 2003 levels. Deposit insurance premiums decreased $109,000 during the year ended December 31, 2004, due primarily to a favorable risk rating of the deposit base at Shelby County Bank for the period of assessment. As a result of the acquisition of Paramount Bank and the associated purchase accounting, Paramount Bank has a core deposit intangible. The 2003 amortization expense for this core deposit intangible was $11,000, and the 2004 amortization for this intangible was $70,000. Additionally, merger costs of $274,000 associated with the proposed merger with Heartland Bancshares, Inc., were incurred by the Company during the third and fourth quarters of 2004. Other associated merger costs of approximately $75,000 are expected to be incurred during the first quarter of 2005. Other fees, including director fees, loan expenses due to the loan growth, stationary and supplies and bank service charges are up $776,000 from 2003. Of the $776,000 increase, $439,000 is attributable to the addition of Paramount Bank. The additional increase of $337,000 is primarily an increase in loan expenses of $195,000 which was related to increased loan volume, and a no cost to the borrower home equity program at Shelby County Bank. These expenses were offset by a decrease in salary and benefit expenditures of $187,000 as noted above related to Statement of Financial Accounting Standards No. 91 "Accounting for Nonrefundable Fees and Costs".

NON-INTEREST EXPENSE

                                          YEAR ENDED     PERCENTAGE CHANGE
                                         DECEMBER 31,           FROM
                                       ---------------      DECEMBER 31,
                                        2004     2003       2003 TO 2004
                                       ------   ------   -----------------
                                          (DOLLARS
                                        IN THOUSANDS)
Salaries and employee benefits         $3,114   $1,724         80.63%
Premises and equipment                    856      532         60.90%
Advertising and public relations          141       55        156.36%
Legal and professional services           420      387          8.53%
Data processing                           600      468         28.21%
Data processing conversion expenses        --        1       (100.00)%
FDIC insurance assessment                  48      157        (69.43)%
Bank fees and other charges               103       59         74.58%
Directors fees                            232      145         60.00%
Core Deposit Intangible Amortization       70       11        536.36%
Merger costs                              274       --        100.00%
Other                                   1,229      584        110.45%
                                       ------   ------
   Total                               $7,087   $4,123        71.89%
                                       ======   ======

Changes in non-interest expense consist of the following:

                                           YEAR ENDED                       SHELBY COUNTY
                                          DECEMBER 31,                           BANK         PARAMOUNT
                                    -----------------------   CHANGE FROM    & BLUE RIVER        BANK
                                       2004         2003          2003      DOLLAR CHANGE   DOLLAR CHANGE
                                    ----------   ----------   -----------   -------------   -------------
Salaries and employee benefits      $3,113,998   $1,723,901   $1,390,097      $ 287,105       $1,102,992
Occupancy                              855,883      532,099      323,784          1,459          322,325
Federal deposit insurance               47,916      156,700     (108,784)      (113,459)           4,675
Data Processing                        599,837      469,195      130,642         14,403          116,239
Advertising and promotion              140,938       54,538       86,400          1,100           85,300
Bank fees and charges                  102,546       58,737       43,809         12,227           31,582
Director Fees                          231,800      144,500       87,300         (3,000)          90,300
Professional Fees                      419,843      386,522       33,321        (96,337)         129,658
Stationery, supplies and printing      105,049       56,093       48,956          5,462           43,494
Core deposit intangible                 69,508       10,950       58,558              0           58,558
Merger costs                           273,564           --      273,564        273,564               --
Other Expenses                       1,126,004      529,657      596,347        323,764          272,583
                                    ----------   ----------   ----------      ---------       ----------
                                    $7,086,886   $4,122,892   $2,963,994      $ 706,288       $2,257,706
                                    ==========   ==========   ==========      =========       ==========

PROVISION FOR INCOME TAXES

The income tax expense/ benefit was $0 for the years ended December 31, 2004 and December 31, 2003. During the fourth quarter of 2002, the Company recorded a valuation allowance of $760,000 against a portion of the deferred tax assets. Management concluded that it was more likely than not that a portion of the benefit associated with the deferred tax asset would not be realized. During 2004 and 2003, management's estimate of the deferred tax asset realization did not change significantly, and the Company recorded changes in its valuation allowance to offset a change in the deferred tax assets, resulting in no income tax expense for 2004 or 2003. The effective tax rate was 0.00% for both 2004 and 2003. The Company has generated federal operating loss carryforwards of approximately $4.5 million. The net operating loss carryforwards, if unused will begin to expire in 2020 through 2024.

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

On June 7, 2002, the Company entered into a stock purchase agreement with Russell Breeden, III, Wayne C. Ramsey and L. Gene Tanner for the sale of common stock. On September 17, 2002, the Company sold 309,889 shares of common stock at a price of $4.73 per share or approximately $1,466,000 in the aggregate. Net proceeds received totaled $1,401,148. As part of the stock purchase agreement, the Company obtained shareholder approval for a subsequent private placement of common stock in January 2003. In February 2003, the Company sold 546,348 shares of the Company's common stock to Russell Breeden, III and Wayne C. Ramsey, directors of the Company and other accredited investors at a price of $4.73 per share. The Company received net proceeds totaling $2,483,116. On October 2, 2003, the Company completed a rights offering of 1,000,000 shares of its common stock at $4.50 per share. The Company raised $4,184,157 in proceeds net of $358,738 in offering costs.

On November 1, 2003, Blue River acquired Unified Banking Company from Unified Financial Services, Inc. ("the Seller"). Blue River obtained financing through Union Federal Bank in the amount of $4.0 million and raised $4.5 million through a rights offering. Blue River acquired Paramount Bank for $8.5 million including acquisition costs. As a condition of the acquisition, Unified Financial Services and certain of its affiliates are required to maintain a quarterly aggregate minimum average amount of $8.5 million in non-interest bearing deposits at Unified Banking Company through November 2006, provided however, that Unified Financial Services has such funds available for deposit. Blue River then contributed $500,000 of additional capital to Unified Banking Company in 2003 and an additional $400,000 during the first and second quarters of 2004. On October 1, 2004, Unified Banking Company changed its name to Paramount Bank.

Management believes that as of December 31, 2004, the Company meets all capital adequacy requirements to which it is subject as well as objectives set by the Company's management and Board of Directors. The following table sets forth the actual and minimum capital amounts and ratios of Shelby County Bank as of December 31, 2004:

For Capital Adequacy Purposes:

                         SHELBY COUNTY BANK
                  -------------------------------
                                          TOTAL
                  TANGIBLE     CORE    RISK-BASED
                   CAPITAL   CAPITAL     CAPITAL
                  --------   -------   ----------
                       (DOLLARS IN THOUSANDS)
Bank Amount        $7,716    $7,716      $8,807
Required Amount     1,823     4,862       6,996
                   ------    ------      ------
Excess             $5,893    $2,854      $1,811
                   ======    ======      ======
Bank Ratio           6.35%     6.35%      10.07%
Required Ratio       1.50%     4.00%       8.00%
                   ------    ------      ------
Ratio Excess         4.85%     2.35%       2.07%
                   ======    ======      ======

To Be Well Capitalized Under Prompt Corrective Action Provisions:

                   TIER 1     TIER 1        TOTAL
                    CORE    RISK-BASED   RISK-BASED
                  CAPITAL     CAPITAL      CAPITAL
                  -------   ----------   ----------
                        (DOLLARS IN THOUSANDS)
Bank Amount       $7,716      $7,716       $8,807
Required Amount    6,077       5,247        8,745
                  ------      ------       ------
Excess            $1,639      $2,469       $   62
                  ======      ======       ======
Bank Ratio          6.35%       8.82%       10.07%
Required Ratio      5.00%       6.00%       10.00%
                  ------      ------       ------
Ratio Excess        1.35%       2.82%        0.07%
                  ======      ======       ======

The following table sets forth the actual and minimum capital amounts and ratios of Paramount Bank as of December 31, 2004:

For Capital Adequacy Purposes:

                           PARAMOUNT BANK
                  -------------------------------
                                          TOTAL
                  TANGIBLE     CORE    RISK-BASED
                   CAPITAL   CAPITAL     CAPITAL
                  --------   -------   ----------
                       (DOLLARS IN THOUSANDS)
Bank Amount        $6,126    $6,126      $6,901
Required Amount     1,192     3,180       4,959
                   ------    ------      ------
Excess             $4,934    $2,946      $1,942
                   ======    ======      ======
Bank Ratio           7.71%     7.71%      11.13%
Required Ratio       1.50%     4.00%       8.00%
                   ------    ------      ------
Ratio Excess         6.21%     3.71%       3.13%
                   ======    ======      ======

To Be Well Capitalized Under Prompt Corrective Action Provisions:

                   TIER 1     TIER 1        TOTAL
                    CORE    RISK-BASED   RISK-BASED
                  CAPITAL     CAPITAL      CAPITAL
                  -------   ----------   ----------
                        (DOLLARS IN THOUSANDS)
Bank Amount       $6,126      $6,126       $6,901
Required Amount    3,975       3,719        6,199
                  ------      ------       ------
Excess            $2,151      $2,407       $  702
                  ======      ======       ======
Bank Ratio          7.71%       9.88%       11.13%
Required Ratio      5.00%       6.00%       10.00%
                  ------      ------       ------
Ratio Excess        2.71%       3.88%        1.13%
                  ======      ======       ======

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

Available-for-sale investment securities comprise 15.6 % of total assets and 16.7% of total earning assets at December 31, 2004. The Company has classified all of its investment purchases as available-for-sale to maintain liquidity. Additionally, the Company has concentrated efforts on acquiring investments with favorable risk-based capital treatment, as well as increasing its holdings in adjustable rate mortgage-backed securities to reduce interest rate sensitivity. During 2004, the Banks' combined liquidity levels increased from 8.68% at December 31, 2003 to 9.65% at December 31, 2004. A contributing factor for the increase was the result of reducing the pledged government agencies available-for-sale securities at Paramount Bank from 98% to 42%. However, increases at Paramount Bank were offset at Shelby County Bank as loan demand increased in levels which diminished liquidity or its supply of cash. Shelby County Bank sold available-for-sale securities during the fourth quarter of 2004 to improve its liquidity and capital ratios. Additionally, there were accelerated repayment streams of mortgage-backed securities. Management continues to concentrate on bonds that have strong liquidity characteristics, while exhibiting acceptable levels of market sensitivity risks.

The available-for-sale investment portfolio was $32,361,000 at fair value, with a cost basis of $32,481,000. The held-to-maturity portfolio currently is comprised of bonds totaling $19,000. The Banks also own $2,340,000 of stock in the Federal Home Loan Bank of Indianapolis and $557,000 of stock in the Federal Home Loan Bank of Cincinnati. This equity position is required as a member bank of the FHLB system, and the credit policy of the FHLB states that member banks must own sufficient stock to serve as collateral against funding provided through advances held by the Banks.

Weighted average yields of the investment securities portfolio were 4.36% at December 31, 2004 compared to 4.56% at December 31, 2003. This yield was impacted by the Banks' position in adjustable-rate mortgage-backed securities acquired to assist in reducing interest rate sensitivity, purchasing of new securities in a period of significantly lower market rates, and increased repayments related to bonds with higher coupon rates.

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

INVESTMENT SECURITIES PORTFOLIO

                                                                         GROSS        GROSS     ESTIMATED
                                                          AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                                             COST        GAINS       LOSSES       VALUE
                                                          ---------   ----------   ----------   ---------
                                                                       (DOLLARS IN THOUSANDS)
December 31, 2004:
   Investment securities held to maturity:
      Mortgage-backed securities                           $    19        $--        $  (1)      $    18
                                                           -------        ---        -----       -------
         Total investment securities held to maturity           19         --           (1)           18
                                                           -------        ---        -----       -------

Investment securities available for sale:
   Mortgage-backed securities                               22,086         83          (75)       22,094
   U.S. government agencies                                  9,998          3         (130)        9,871
   Municipals                                                  397         --           (1)          396
                                                           -------        ---        -----       -------
         Total investment securities available for sale     32,481         86         (206)       32,361
                                                           -------        ---        -----       -------
         Total investments                                 $32,500        $86        $(207)      $32,379
                                                           =======        ===        =====       =======

December 31, 2003:
   Investment securities held to maturity:
      Mortgage-backed securities                           $    35       $ --        $  --      $    35
      Municipals                                               100         --           --          100
                                                           -------       ----        -----      -------
         Total investment securities held to maturity          135         --           --          135
                                                           -------       ----        -----      -------

Investment securities available for sale:
   Mortgage-backed securities                               30,362        284          (29)      30,617
   U.S. government agencies                                 16,011         88         (220)      15,879
   Municipals                                                1,104         11          (10)       1,105
   Corporate bonds                                           1,225         22          (22)       1,225
                                                           -------       ----        -----      -------
         Total investment securities available for sale     48,702        405         (281)      48,826
                                                           -------       ----        -----      -------
         Total investments                                 $48,837       $405        $(281)     $48,961
                                                           =======       ====        =====      =======

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

As of December 31, 2004

                                                              HELD TO MATURITY   AVAILABLE FOR SALE
                                                              ----------------   ------------------
                                                                        FAIR             FAIR
                                                                COST   VALUE            VALUE
                                                                ----   -----           -------
                                                                      (DOLLARS IN THOUSANDS)
Mortgage-Backed Securities:                                      $19    $18            $22,094
U.S. Government Agencies:
   Due within one year                                            --     --                 --
   1 to 5 Years                                                   --     --                 --
   5 to 10 Years                                                  --     --              8,868
   Due after ten years                                            --     --              1,003
                                                                 ---    ---            -------
      Total U.S. government agencies                              --     --              9,871
                                                                 ---    ---            -------
Obligations of State and Political Subdivisions:
   Due within one year                                            --     --                396
   1 to 5 Years                                                   --     --                 --
   5 to 10 Years                                                  --     --                 --
                                                                 ---    ---            -------
      Total obligations of state and political subdivisions       --     --                396
                                                                 ---    ---            -------
Corporate Bonds:
   1 to 5 Years                                                   --     --                 --
   5 to 10 Years                                                  --     --                 --
                                                                 ---    ---            -------
      Total corporate bonds                                       --     --                 --
                                                                 ---    ---            -------
      Total investments                                          $19    $18            $32,361
                                                                 ===    ===            =======

As of December 31, 2003:

                                                              HELD TO MATURITY   AVAILABLE FOR SALE
                                                              ----------------   ------------------
                                                                        FAIR                 FAIR
                                                                COST   VALUE       COST      VALUE
                                                                ----   -----      -------   -------
                                                                      (DOLLARS IN THOUSANDS)
Mortgage-Backed Securities:                                     $ 35    $ 35      $30,362   $30,617
U.S. Government Agencies:
   Due within one year                                            --      --        1,021     1,042
   1 to 5 Years                                                   --      --        1,992     2,041
   5 to 10 Years                                                  --      --       11,998    11,792
   Due after ten years                                            --      --        1,000     1,004
                                                                ----    ----      -------   -------
      Total U.S. government agencies                              --      --       16,011    15,879
                                                                ----    ----      -------   -------
Obligations of State and Political Subdivisions:
   Due within one year                                           100     100          251       252
   1 to 5 Years                                                   --      --          398       408
   5 to 10 Years                                                  --      --          455       445
                                                                ----    ----      -------   -------
      Total obligations of state and political subdivisions      100     100        1,104     1,105
                                                                ----    ----      -------   -------
Corporate Bonds:
   1 to 5 Years                                                   --      --          100       103
   5 to 10 Years                                                  --      --        1,125     1,122
                                                                ----    ----      -------   -------
      Total corporate bonds                                       --      --        1,225     1,225
                                                                ----    ----      -------   -------
      Total investments                                         $135    $135      $48,702   $48,826
                                                                ====    ====      =======   =======

INVESTMENT SECURITIES WEIGHTED AVERAGE YIELD

                      DUE     ONE     FIVE    DUE
                    WITHIN     TO      TO    AFTER
                      ONE     FIVE    TEN     TEN
                     YEAR    YEARS   YEARS   YEARS   TOTAL
                    ------   -----   -----   -----   -----
December 31, 2004    0.00%   6.28%   4.12%   4.54%   4.36%
December 31, 2003    4.35%   4.59%   4.49%   4.73%   4.56%

LOANS

Total net loans at December 31, 2004 were $155,508,000, a $28,523,000 increase from December 31, 2003. The majority of this increase or $19,970,000 is related to loan growth at Shelby County Bank. The Banks are concentrating on loan products that provide the opportunity for shorter maturity terms and variable rate pricing in an effort to continue to improve its interest rate sensitivity. At December 31, 2004, 28.71% of the net loan portfolio was comprised of residential mortgages, a decrease over 2003 levels. Commercial loans secured by commercial real estate increased to $32,579,000, representing 20.95% of the total net loans at December 31, 2004. Consumer loans decreased $46,000 for the twelve months ended December 31, 2004 to $9,076,000. The decrease in consumer loans is primarily due to the maturing of the portfolio when loan production has slowed. The Banks have continued to pursue opportunities to expand their portfolios of home equity loan products, with loans outstanding of $33,853,000 at December 31, 2004. These loans have increased $13,207,000 over the 2003 levels. Of this increase, $13,491,000 is attributable to Shelby County Bank and is due to the hiring of an experienced home equity lender in mid 2003. This increase was offset by a decline in home equity loans of $284,000 at Paramount Bank. The Company continues to concentrate retail lending efforts to home equity loans due to lower credit risks involved in loans secured by the borrower's primary residence. Commercial lending products increased to $37,276,000 at December 31, 2004. An increase of $8,831,000 is the result of positive commercial loan growth at Paramount Bank of $6,786,000 as well as sustained growth of $2,045,000 at Shelby County Bank. The commercial lending increases were mostly impacted by growth of this type of lending due to better capital ratios at Paramount Bank and the hiring of a new commercial lender in late 2003 at Shelby County Bank. Shelby County Bank's capital ratios have declined somewhat in 2004 from the time since the private placements of common stock during the third quarter of 2002 and the first quarter of 2003 and the rights offering of the fourth quarter of 2003. The Banks will continue to monitor closely their risk-weighted assets and risk-based capital to maximize returns while maintaining the "well-capitalized" designation.

At December 31, 2004, the Banks did not have any significant outstanding loan concentration in similar industries that could cause an adverse impact during an economic downturn in any one industry segment.

LOAN PORTFOLIO

                                                 DECEMBER 31,
                                             -------------------
                                               2004       2003
                                             --------   --------
                                                 (DOLLARS IN
                                                  THOUSANDS)
Real Estate Mortgage Loans:
   One-to-four family                        $ 44,643   $ 40,828
   Non residential                             32,579     29,625
   Home equity loans                           33,853     20,646
Consumer loans                                  9,076      9,122
Commercial loans, including participations     37,276     28,445
Less allowance for loan losses                 (1,919)    (1,681)
                                             --------   --------
Net loans                                    $155,508   $126,985
                                             ========   ========

COMPOSITION OF LOAN BY TYPE

                                               DECEMBER 31,
                                             ----------------
                                              2004      2003
                                             ------    ------
                                               (DOLLARS IN
                                                THOUSANDS)
Real Estate Mortgage Loans:
   One-to-four family                         28.71%    32.15%
   Non residential                            20.95%    23.33%
   Home equity loans                          21.77%    16.26%
Consumer loans                                 5.83%     7.18%
Commercial loans, including participations    23.97%    22.40%
Less allowance for loan losses                (1.23)%   (1.32)%
                                             ------    ------
Net loans                                    100.00%   100.00%
                                             ======    ======

LENDING ACTIVITIES

                                                         DECEMBER 31, 2004     DECEMBER 31, 2003
                                                        -------------------   -------------------
                                                                    PERCENT               PERCENT
                                                         AMOUNT    OF TOTAL    AMOUNT    OF TOTAL
                                                        --------   --------   --------   --------
                                                            (DOLLARS IN           (DOLLARS IN
                                                             THOUSANDS)            THOUSANDS)
Mortgage Loans:
   One to four family                                   $ 44,643     28.36%   $ 40,828     31.73%
   Non residential                                        32,579     20.69%     29,625     23.02%
   Home equity                                            33,853     21.50%     20,646     16.05%
Consumer loans                                             9,076      5.77%      9,122      7.09%
Commercial loans                                          37,276     23.68%     28,445     22.11%
                                                        --------    ------    --------    ------
      Total gross loans                                 $157,427    100.00%   $128,666    100.00%
                                                        ========    ======    ========    ======

Type of Security:
   One-to-four family                                   $ 75,523              $ 63,664
   Non-residential                                        27,500                20,104
   Inventory, Accounts Receivables, Securities, other     30,629                18,993
   Multi-family                                            3,049                 4,000
   Equipment                                                 901                 4,836
   Autos                                                   2,245                 2,988
   Unsecured                                              11,068                 8,088
   Land                                                    6,512                 5,993
                                                        --------              --------
      Total gross loans                                 $157,427              $128,666
                                                        ========              ========

                                   DUE DURING THE YEARS ENDING DECEMBER 31,
                          ----------------------------------------------------------
                                           (DOLLARS IN THOUSANDS)
                                                          2007     2010       2015
                                                           TO       TO        AND
                            TOTAL      2005     2006      2009     2014    FOLLOWING
                          --------   -------   ------   -------   ------   ---------
Mortgage Loans:
   One-to-four family     $ 44,643   $10,004   $2,672   $13,607   $2,987    $15,373
   Non residential          32,579    11,273    1,598    16,010    1,281      2,417
   Home equity              33,853       623      465     1,093      158     31,514
Consumer loans               9,076     5,150      492     1,793    1,387        254
Commercial loans            37,276    22,686    1,166    10,208    2,246        970
                          --------   -------   ------   -------   ------    -------
      Total gross loans   $157,427   $49,736   $6,393   $42,711   $8,059    $50,528
                          ========   =======   ======   =======   ======    =======

LOAN DISTRIBUTION

                         DUE AFTER DECEMBER 31, 2005
                        -----------------------------
                         FIXED    VARIABLE
                         RATES      RATES      TOTAL
                        -------   --------   --------
                            (DOLLARS IN THOUSANDS)
Mortgage Loans:
   One-to-four family   $26,712    $ 7,927   $ 34,639
   Non residential       15,825      5,481     21,306
   Home equity lines         --     33,230     33,230
Consumer loans            3,747        179      3,926
Commercial loans         10,040      4,550     14,590
                        -------    -------   --------
      Total             $56,324    $51,367   $107,691
                        =======    =======   ========

LOAN ACTIVITY

                                              FOR THE        FOR THE
                                             YEAR ENDED     YEAR ENDED
                                            DECEMBER 31,   DECEMBER 31,
                                                2004           2003
                                            ------------   ------------
                                               (DOLLARS IN THOUSANDS)
Gross Loans Receivable, beginning of year     $128,666       $ 58,313
Acquisition of Unified Banking Company              --         57,916
Mortgage loan originations:
   One to four family                           23,845         15,542
   Home equity                                  35,236         11,630
   Non residential                              15,087          6,325
                                              --------       --------
      Total mortgage loans                      74,168         33,497

Consumer loans:
   Installment loans                             3,667          1,953
   Loans secured by deposits                       443             33
                                              --------       --------
      Total consumer loans                       4,110          1,986

Commercial loans                                35,859         24,451
                                              --------       --------
      Total originations                       114,137         59,934

Repayments and other deductions                (85,376)       (47,497)
                                              --------       --------
Gross Loans Receivable, end of year           $157,427       $128,666
                                              ========       ========

LOAN QUALITY

The Banks' loan portfolios are subject to varying degrees of credit risk. Credit risk is mitigated through portfolio diversification, limiting exposure to any single industry or customer, collateral protection, and standard lending policies and underwriting criteria. The Company's primary lending products are commercial, consumer, and single-family mortgage loans including home equity loans.

Commercial loans generally have shorter terms and higher interest rates than residential mortgage loans and usually involve more credit risk than mortgage loans because of the type and nature of the collateral. Commercial loans rely primarily on the operations of the borrower for repayment and secondarily on the underlying collateral. At December 31, 2004, our portfolio of commercial loans totaled $69.9 million, or 44.9% of total gross loans. Commercial loans generally expose a lender to greater risk of non-payment and loss than one-to-four family residential mortgage loans because repayment of the loans often depends on the successful operations and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one-to-four family residential mortgage loans.

Consumer lending collections are dependent on the borrower's continuing financial stability, and are thus likely to be adversely affected by job loss, illness and personal bankruptcy. In many cases, repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of depreciation of the underlying collateral.

Single-family mortgage lending collections are dependent on the borrower's continuing financial stability, and are thus likely to be adversely affected by job loss, illness and personal bankruptcy. Secondarily, the Banks can foreclose on the property for a defaulted single-family mortgage loan.

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

The Board of Directors and or the Directors Loan Committee also monitor loan administration, loan review and the overall quality of the Banks' loan portfolio.

A loan review program is maintained. Shelby County Bank has outsourced this function in the past in order to improve independence and to maintain a high level of expertise. Currently and moving forward, this function is provided for both Banks by an officer at Paramount Bank. Particular attention is focused on the largest aggregate borrowers, and additionally to any credits recommended for reclassification. The reviews are conducted quarterly with a written report provided to management and the Loan Committees to provide documentation of actions necessary to correct documentation deficiencies.

The Board of Directors and or the Directors Loan Committee meet monthly to review the overall administration of the loan portfolio, as well as many other matters. The Boards at each of the Banks review problem loans; delinquency reports and discuss lending activities at each meeting.

Both of the Banks maintain a watch list of loans which do not meet the Banks' established criteria. These are not under-performing loans, but simply monitored as a precautionary matter. This management report also contains loans which are considered to be under-performing or non-performing, loans criticized by examiners or any other case where the borrower has exhibited characteristics requiring special attention. A provision for probable incurred losses on loans is charged to operations based upon management's evaluation of the probable losses. Such an evaluation, which includes a review of all loans for which full collectibility may not be reasonably assured considers, among other matters, the estimated net realizable value of the underlying collateral, as applicable, economic conditions, historical loan loss experience and other factors that are particularly susceptible to changes that could result in a material adjustment in the near term. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if conditions change substantially from the assumptions used in making the evaluations.

Non-performing assets are defined as: (1) loans in non-accrual status where the ultimate collection of interest is uncertain; (2) loans past due ninety days or more as to principal or interest (and where continued accrual has t been specifically approved); and (3) loans which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the borrower. At December 31, 2004, the Banks reported approximately $462,000 of impaired loans. The Banks maintain a reserve for loan losses to cover losses incurred when loans default. Loans are charged off when they are deemed uncollectible.

Loans in all categories are charged-off when the loan is 180 days past due or when management determines the loan to be a loss.

NON-PERFORMING ASSETS

                                                        DECEMBER 31,
                                                      ---------------
                                                       2004     2003
                                                      ------   ------
                                                        (DOLLARS IN
                                                         THOUSANDS)
Non-accruing loans                                    $  462   $  901
Ninety (90) days past due                              1,446    1,094
                                                      ------   ------
      Total non-performing loans                      $1,908   $1,995
                                                      ======   ======

Non-performing loans as a percentage of total loans     1.21%    1.55%

Past due loans (90 days or more):
Real estate mortgages:
   One to four family                                 $1,045   $  956
   Non residential                                       234      100
   Home equity loans                                      12        7
   Consumer loans                                        155       31
   Commercial loans, including participations             --       --
                                                      ------   ------
      Total                                           $1,446   $1,094
                                                      ======   ======

The non-accruing loans that are reported as of December 31, 2004 would have provided approximately $56,000 of interest income had they been performing in accordance with their contractual terms. The interest income and fees on loans reported for the year ended December 31, 2004 included approximately $15,000 that was received from loans reported as non-accrual as of December 31, 2004.

ALLOWANCE FOR LOAN LOSSES

                                                     YEAR ENDED
                                                    DECEMBER 31,
                                                 ------------------
                                                   2004       2003
                                                 --------   -------
                                                     (DOLLARS IN
                                                     THOUSANDS)
Beginning allowance for loan losses              $  1,681   $ 1,717
Acquisition of Paramount Bank                          --       633
Loans charged off:
   Real estate mortgages:
      One-to-four family                               38        46
      Non residential                                 158       530
      Home Equity Loans                               100        --
   Consumer loans                                     116       211
   Commercial loans, including participations          --       229
                                                 --------   -------
         Total charged-off loans                      412     1,016
                                                 --------   -------

Recoveries on charged-off loans:
   Real estate mortgages:
      One-to-four family                               --         1
      Non residential                                 135        --
   Consumer loans                                       5         5
   Commercial loans, including participations          --       101
                                                 --------   -------
         Total recoveries on charged-off loans        140       107
                                                 --------   -------
         Net charge-offs                              272       909
                                                 --------   -------
Provision for loan losses                             510       240
                                                 --------   -------
Ending allowance for loan losses                 $  1,919   $ 1,681
                                                 ========   =======

Average loans outstanding                        $146,909   $70,168
Net charged-off loans to average loans               0.19%     1.30%

An analysis of the allowance for loan losses is performed monthly by management to assess the appropriate levels of allowance for loan losses. Specific reserves are established based upon review of individual borrowers identified in the classified loan list, establishing the probability of loss associated with such borrowers, including comparison of loan balances versus estimated liquidation values of collateral based upon independent information sources or appraisals performed by board-approved licensed appraisers. The remaining pool of loans, excluding those classified or delinquent is the source for the general loan loss reserve. Management evaluates this general reserve using loan loss statistics by various types of loans, as published periodically by the OTS, FDIC, the Banks' historical losses or by the Chief Credit Officer's recommendations and multiplying such loss percentages to the Banks' distribution of portfolio balances since management believes this will be representative of future losses inherent in the portfolio. The calculated reserve is compared to the Banks' existing reserve to establish the provision necessary to bring the actual reserve balance in compliance with the findings of the allowance analysis performed by management. The following is a breakdown of the loans identified in the review which are classified as non-performing as of December 31, 2004:

                         DECEMBER 31, 2004
                       ---------------------
                        NUMBER
                       OF LOANS    BALANCES
                       --------   ----------
Residential mortgage      18      $1,257,942
Consumer secured           9         287,864
Commercial secured        10         362,459
                         ---      ----------
           Total          37      $1,908,265
                         ===      ==========

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                           DECEMBER 31,    PERCENT OF LOANS TO TOTAL
                         ---------------   -------------------------
                          2004     2003         2004      2003
                         ------   ------        ----      ----
                           (DOLLARS IN
                            THOUSANDS)
Real estate mortgages:
   One-to-four family    $  432   $  397        28.36%    31.73%
   Non residential          237      340        20.69%    23.02%
   Home Equity              110       40        21.50%    16.05%
Consumer                    321      167         5.77%     7.09%
Commercial                  819      737        23.68%    22.11%
                         ------   ------       ------    ------
Total                    $1,919   $1,681       100.00%   100.00%
                         ======   ======       ======    ======

FUNDING SOURCES

The Banks' primary funding source is its base of core customer deposits, which includes interest and non-interest bearing demand deposits, savings accounts, money market accounts and certificates of deposit. Other sources of funds have been through advances from FHLB. The following table presents information with respect to the average balances of these funding sources.

The Banks' average total deposits were $162,041,000 for the year ended December 31, 2004, compared to $93,822,000 for the year ended December 31, 2003. The 2004 averages include a combined 12 month year to date period for the banks versus a 12 month year to date period for Shelby County Bank and a two month year to date period for Paramount Bank for 2003. Management continues to emphasize the benefits of gathering non-certificate depository funding as a means of decreasing the Banks' overall funding costs, improving levels of fee income derived from depository relationships, and encouraging a stronger relationship with its customer base. By acquiring primary transaction accounts, the Banks are less susceptible to loss of accounts during periods of volatile interest rates.

FUNDING SOURCES--AVERAGE BALANCES

                                                       YEAR ENDED
                                                      DECEMBER 31,
                                                  -------------------
                                                    2004       2003
                                                  --------   --------
                                                      (DOLLARS IN
                                                       THOUSANDS)
Core Deposits:
   Non-interest bearing demand and NOW accounts   $ 38,461   $ 24,137
   Money market accounts                            21,310     14,370
   Savings accounts                                  6,948      7,172
   Certificates of deposit                          95,322     48,143
                                                  --------   --------

      Total deposits                               162,041     93,822

FHLB advances and other borrowings                  21,861     12,755
                                                  --------   --------

      Total funding sources                       $183,902   $106,577
                                                  ========   ========

FUNDING SOURCES--YIELDS

                                                   YEAR ENDED    PERCENTAGE
                                                  DECEMBER 31,     CHANGE
                                                  ------------     2004 TO
                                                  2004   2003       2003
                                                  ----   ----    ----------
Core Deposits:
   Non-interest bearing demand and NOW accounts   0.67%  0.84%    (20.24)%
   Money market accounts                          1.61%  1.52%      5.92%
   Savings accounts                               0.92%  0.98%     (6.12)%
   Certificates of deposit                        2.83%  3.45%    (17.97)%
                                                  ----   ----     ------
      Total deposits                              2.29%  2.47%     (7.29)%

FHLB advances and other borrowings                3.35%  3.12%      7.37%
                                                  ----   ----     ------
      Total funding sources                       2.43%  2.55%     (4.71)%
                                                  ----   ----     ------

                                    MINIMUM RANGE      BALANCE         %      WEIGHTED
                                     OF OPENING     DECEMBER 31,      OF       AVERAGE
                                      BALANCES          2004       DEPOSITS     RATE
                                   --------------   ------------   --------   --------
                                                          (DOLLARS IN THOUSANDS)
Withdrawable:
   Savings accounts                     $5 - $100     $  7,336        4.31%     1.06%
   Non-interest bearing checking          25 - 50       18,972       11.14%       --
   NOW accounts                          50 - 500       16,852        9.89%     0.69%
   Money market accounts           1,000 - 10,000       20,207       11.86%     1.73%
                                                      --------      ------
      Total withdrawable                                63,367       37.20%
                                                      --------      ------
Certificates (original terms):
   12 months or less                      Various       19,497       11.45%     2.49%
   13 to 36 months                     50 - 1,000       30,078       17.66%     2.92%
   37 months and greater               50 - 1,000       22,042       12.94%     5.16%
   Jumbo certificates                     100,000       35,346       20.75%     3.68%
                                                      --------      ------
      Total certificates                               106,963       62.80%     3.55%
                                                      --------      ------
      Total deposits                                  $170,330      100.00%
                                                      ========      ======

CERTIFICATES OF DEPOSITS, BY RATE

              DECEMBER 31,
                  2004
              (DOLLARS IN
               THOUSANDS)
              ------------
Under 3%        $ 45,949
3% to 3.99%       34,839
4% to 4.99%        8,074
5% to 5.99%        1,022
6% to 6.99%        4,039
7% and over       13,040
                --------
                $106,963
                ========

CERTIFICATES OF DEPOSITS, BY RATE AND TERM

                                             GREATER
              ONE YEAR                         THAN
                 OR        TWO      THREE     THREE
                LESS      YEARS     YEARS     YEARS      TOTAL
              --------   -------   -------   -------   --------
                            (DOLLARS IN THOUSANDS)
Under 3%       $40,391   $ 4,339   $ 1,207    $   12   $ 45,949
3% to 3.99%     16,641     5,857     6,724     5,617     34,839
4% to 4.99%        312     1,684     2,116     3,962      8,074
5% to 5.99%        243       775         4        --      1,022
6% to 6.99%      1,180     2,859        --        --      4,039
7% and over      6,409     6,235       327        69     13,040
               -------   -------   -------    ------   --------
               $65,176   $21,749   $10,378    $9,660   $106,963
               =======   =======   =======    ======   ========

TIME DEPOSITS OF $100,000 AND OVER

                                                      DECEMBER 31,
                                                   -----------------
                                                     2004      2003
                                                   -------   -------
                                                      (DOLLARS IN
                                                       THOUSANDS)
Three months or less                               $ 8,762   $ 3,368
Greater than three months through six months         2,406       203
Greater than six months through twelve months       14,072     8,460
Over twelve months                                  10,106    14,357
                                                   -------   -------
Total                                              $35,346   $26,388
                                                   =======   =======

FHLB ADVANCES

                                                              AT OR FOR THE YEAR ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                                   2004      2003
                                                                 -------   -------
                                                               (DOLLARS IN THOUSANDS)
FHLB advances outstandings at end of year                        $15,091   $16,878
Average balance for year                                          17,815    15,244
Maximum amount outstanding at any month-end during the year       18,253    16,878
Weighted average interest rate during the year                      2.93%     3.08%
Weighted average interest rate at end of year                       3.25%     3.41%

LIQUIDITY AND RATE SENSITIVITY

The Company's liquidity position is the primary source of additional capital for infusion into its banking subsidiaries. During the year ended December 31, 2004, the Banks have significantly increased their use of funds as a result of increased loan demand and maturities of higher interest rate certificates of deposit. Due to the Company's current liquidity sources, and although there were private placements of common stock during the third quarter 2002, the first quarter of 2003 and the rights offering and borrowing related to the acquisition of Paramount Bank in the fourth quarter of 2003, the Company does anticipate the need for additional external funding over the next twelve months. Several alternatives will be considered, including, but not limited to, a private placement of equity, additional bank borrowing and a private placement of preferred stock securities, either convertible or nonconvertible. The Company will attempt to raise enough capital to satisfy its current operating and regulatory needs, with a minimum amount of dilution to our current shareholders.

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

The Banks' Asset/Liability Committees, which set forth guidelines under which the Banks manage funding sources, their investments and loan portfolios, are responsible for monitoring the Banks' sensitivity measures. The objective of these committees is to provide for the maintenance of an adequate net interest margin, appropriate NPV levels, and adequate level of liquidity to keep the Banks sound and profitable during all stages of an interest rate cycle. The Presidents of each Bank have been authorized by the Boards of Directors to perform the daily management functions related to asset/liability management and investment trading activities for the Banks.

At December 31, 2004, $95,906,000 of the loan portfolio is due to mature or reprice within one year, compared to $70,619,000 of the portfolio at December 31, 2003. In the investment securities category, $13,224,000 of the portfolio matures or reprices within one year, compared to $16,210,000 at December 31, 2003. The adjustable rate mortgages prepaid at a slower speed during 2004 compared to 2003, however fixed rate financing could still be acquired at favorable rates to the consumer. The repayment of this portion of the portfolio was $6,692,000 in 2004 compared to $9,845,000 in 2003. There were also net sales and maturities of available-for-sale securities of $9,394,000 and a maturity of a held-to-maturity security of $130,000 in 2004, compared to net purchases of available-for-sale securities of $11,234,000 in 2003.

The Banks use the same credit policies and collateral requirements in making commitments as they do for on-balance sheet financial instruments. The following table details the amounts and expected maturities of significant commitments as of December 31, 2004.

                                    ONE YEAR      ONE TO      THREE TO    OVER FIVE
                                     OR LESS   THREE YEARS   FIVE YEARS     YEARS      TOTAL
                                    --------   -----------   ----------   ---------   -------
                                                      (DOLLARS IN THOUSANDS)
Commitments to extend credit:
   Commercial                        $13,086      $  384       $  237       $  420    $14,127
   Residential real estate             5,889          83           --           --      5,972
   Revolving Home Equity              13,461          --           --           --     13,461
   Other                                 444          --           17          140        601

Standby letters of credit                140          --           --           --        140
Commercial letters of credit             227       1,139           --          232      1,598
Net commitments to sell mortgage
   loans and mortgage-backed
   securities                             --          --           --        1,148      1,148
Principal maturities of term debt         83       1,000        1,000        1,917      4,000

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

The cumulative GAP ratio of the Banks on December 31, 2004 was 37.46% for interest rate sensitive assets and liabilities of ninety days or less and 16.16% for interest rate sensitive assets and liabilities for one year or less. These ratios show an overall improvement when compared to 2003 levels.

INTEREST RATE SENSITIVITY ANALYSIS

                                             1-90     91-365       1-5      BEYOND
                                             DAYS      DAYS       YEARS    5 YEARS     TOTAL
                                           -------   --------   --------   -------   --------
                                                         (DOLLARS IN THOUSANDS)
Earning Assets:
   Investment securities                   $ 9,881   $  3,343   $ 15,953   $ 3,323   $ 32,500
   FHLB stock                                2,896                                      2,896
   Interest-bearing deposits                 1,543                                      1,543
   Loans (excluding non-accruing)           85,514     10,392     36,746    22,867    155,519
                                           -------   --------   --------   -------   --------
      Total earning assets                  99,834     13,735     52,699    26,190    192,458
                                           -------   --------   --------   -------   --------

Interest-Bearing Liabilities:
   Savings and transaction deposits          2,913     10,106     23,044     8,332     44,395
   Time deposits                            17,850     44,396     44,518       199    106,963
   Borrowed funds                            1,606      3,269     10,035     4,608     19,518
                                           -------   --------   --------   -------   --------
      Total interest-bearing liabilities    22,369     57,771     77,597    13,139    170,876
                                           -------   --------   --------   -------   ========

Interest rate sensitivity gap per period   $77,465   $(44,036)  $(24,898)  $13,051
                                           =======   ========   ========   =======

Cumulative interest rate gap               $77,465   $ 33,429   $  8,531   $21,582
                                           =======   ========   ========   =======

Cumulative interest sensitivity gap as
   a percentage of total assets              37.46%     16.16%      4.13%    10.44%

NET PORTFOLIO VALUE

            AMOUNT    CHANGE   CHANGE   RATIO   CHANGE
           -------   -------   ------   -----   ------
                      (DOLLARS IN THOUSANDS)
+300  bp   $20,773   $(2,233)   -10%    10.26%  -74 bp
+200  bp    21,728    (1,278)    -6%    10.61%  -39 bp
+100  bp    22,471      (535)    -2%    10.85%  -15 bp
   0  bp    23,006                      11.00%
-100  bp    22,713      (293)    -1%    10.79%  -21 bp

The OTS' Net Portfolio Value model data for December 31, 2004 excluded the -200 bp and -300 bp scenarios because of the abnormally low prevailing interest rate environment.

OFF BALANCE SHEET COMMITMENTS

The Company currently does not have any off balance sheet commitments, other than letters of credit as previously discussed in Liquidity And Rate Sensitivity and in Note 14 to the consolidated financial statements.

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

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
Blue River Bancshares, Inc.
Shelbyville, Indiana

We have audited the accompanying consolidated balance sheet of Blue River Bancshares, Inc. (the "Company") as of December 31, 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Blue River Bancshares, Inc. as of and for the year ended December 31, 2003 were audited by other auditors whose report dated March 29, 2004 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

                                                    Crowe Chizek and Company LLC

Indianapolis, Indiana
March 14, 2005

BLUE RIVER BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2004 AND 2003

ASSETS                                                                2004          2003
------                                                           ------------   ------------
ASSETS:
   Cash and cash equivalents:
      Cash and due from banks                                    $  3,572,243   $  6,609,803
      Interest-bearing deposits                                     1,542,765      1,192,500
                                                                 ------------   ------------
         Total cash and cash equivalents                            5,115,008      7,802,303

Securities available for sale, at fair value                       32,361,376     48,825,911
Securities held to maturity, (fair value $18,456 and $134,765)         19,073        134,663
Loans receivable, net of allowance for loan losses of
   $1,919,193 and $1,681,005                                      155,508,075    126,985,289
Stock in FHLB, at cost                                              2,896,400      2,765,500
Deferred income taxes, net                                          2,650,679      2,749,610
Premises and equipment, net                                         1,992,349      2,288,022
Other real estate owned                                             1,415,351      2,052,223
Accrued interest receivable and other assets                        1,128,719      1,807,128
Core deposit intangible                                               379,306        427,066
Goodwill                                                            3,159,051      2,972,743
                                                                 ------------   ------------
TOTAL ASSETS                                                     $206,625,387   $198,810,458
                                                                 ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
   Interest bearing deposits                                     $151,358,006   $137,301,356
   Non-interest bearing deposits                                   18,972,486     23,384,534
   Fed funds purchased                                                427,000             --
   Advances from FHLB                                              15,091,393     16,878,276
   Note payable                                                     4,000,000      4,000,000
   Accrued interest and other liabilities                             992,237      1,017,998
                                                                 ------------   ------------
         Total liabilities                                        190,841,122    182,582,164
                                                                 ------------   ------------

COMMITMENTS (Note 14)
SHAREHOLDERS' EQUITY:
   Preferred stock, no par value, 2,000,000 shares
      authorized, none issued                                              --             --
   Common stock, no par value, 15,000,000 shares authorized,
      3,406,150 shares issued and outstanding                      24,635,162     24,647,617
   Accumulated deficit                                             (8,782,422)    (8,499,910)
   Accumulated other comprehensive income/(loss)                      (68,475)        80,587
                                                                 ------------   ------------
         Total shareholders' equity                                15,784,265     16,228,294
                                                                 ------------   ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                       $206,625,387   $198,810,458
                                                                 ============   ============

See accompanying notes to consolidated financial statements.

BLUE RIVER BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                2004         2003
                                                            -----------   ----------
INTEREST INCOME:
   Loans receivable                                         $ 8,422,269   $4,687,905
   Taxable securities                                         1,487,619    1,299,780
   Non-taxable securities                                         3,827       30,882
   Interest-bearing deposits                                     73,315       50,113
   Dividends from FHLB and other                                122,918      116,393
                                                            -----------   ----------
      Total interest income                                  10,109,948    6,185,073
                                                            -----------   ----------
INTEREST EXPENSE:
   Interest expense on deposits                               3,221,400    2,069,986
   Interest expense on FHLB advances and other borrowings       732,391      398,392
                                                            -----------   ----------
      Total interest expense                                  3,953,791    2,468,378
                                                            -----------   ----------
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES          6,156,157    3,716,695

PROVISION FOR LOAN LOSSES                                       510,000      240,000
                                                            -----------   ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES           5,646,157    3,476,695
                                                            -----------   ----------
NON-INTEREST INCOME:
   Service charges and fees on deposit accounts                 307,904      217,747
   Secondary market mortgage fees                               399,700       68,880
   Gain on sale of securities                                   154,286      229,312
   Other                                                        296,327      229,199
                                                            -----------   ----------
      Total non-interest income                               1,158,217      745,138
                                                            -----------   ----------
NON-INTEREST EXPENSE:
   Salaries and employee benefits                             3,113,998    1,723,901
   Premises and equipment                                       855,883      532,099
   Data processing                                              599,837      469,195
   Professional fees                                            419,843      386,522
   Federal deposit insurance and OTS assessment                 223,046      255,539
   Advertising and promotion                                    140,938       54,538
   Insurance                                                    195,349      119,800
   Loan costs                                                   223,244       25,238
   Directors fees                                               231,800      144,500
   ORE and repossession                                         107,405       81,922
   Merger expense                                               273,564           --
   Core deposit intangible amortization                          69,508       10,950
   Other                                                        632,471      318,688
                                                            -----------   ----------
      Total non-interest expense                              7,086,886    4,122,892
                                                            -----------   ----------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)              (282,512)      98,941

INCOME TAX EXPENSE (BENEFIT)                                         --           --
                                                            -----------   ----------
NET INCOME (LOSS)                                           $  (282,512)  $   98,941
                                                            ===========   ==========
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE                 $     (0.08)  $     0.04
                                                            ===========   ==========
WEIGHTED AVERAGE BASIC SHARES OUTSTANDING                     3,406,150    2,470,799
WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING                   3,406,150    2,472,886

See accompanying notes to consolidated financial statements.

BLUE RIVER BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE PERIOD FROM JANUARY 1, 2003 TO DECEMBER 31, 2004

                                                                                                   ACCUMULATED
                                                         NUMBER OF                                    OTHER          TOTAL
                                        COMPREHENSIVE      SHARES        COMMON     ACCUMULATED   COMPREHENSIVE   SHAREHOLDERS'
                                        INCOME (LOSS)   OUTSTANDING      STOCK        DEFICIT     INCOME (LOSS)      EQUITY
                                        -------------   -----------   -----------   -----------   -------------   -------------
BALANCE, January 1, 2003                                 1,859,802    $17,980,344   $(8,598,851)    $ 491,285      $ 9,872,778

Net income                                $  98,941                                      98,941                         98,941

Issuance of Common Stock                                 1,546,348      6,667,273                                    6,667,273

Other comprehensive loss:
   Unrealized loss on securities,
   net of reclassification adjustment      (410,698)                                                 (410,698)        (410,698)
                                          ---------

COMPREHENSIVE LOSS                        $(311,757)
                                          =========      ---------    -----------   -----------     ---------      -----------

BALANCE, December 31, 2003                               3,406,150     24,647,617    (8,499,910)       80,587       16,228,294

Net loss                                  $(282,512)                                   (282,512)                      (282,512)

Additional offering costs from
   rights offering                                                        (12,455)                                     (12,455)
Other comprehensive loss:
   Unrealized loss on securities,
   net of reclassification adjustment      (149,062)                                                 (149,062)        (149,062)
                                          ---------
COMPREHENSIVE LOSS                        $(431,574)
                                          =========      ---------    -----------   -----------     ---------      -----------

BALANCE, December 31, 2004                               3,406,150    $24,635,162   $(8,782,422)    $ (68,475)     $15,784,265
                                                         =========    ===========   ===========     =========      ===========

See accompanying notes to consolidated financial statements.

BLUE RIVER BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                     2004           2003
                                                                 ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                             $   (282,512)  $     98,941
   Adjustments to reconcile net income (loss) to net cash from operating activities:
      Depreciation and purchase accounting amortization              (247,219)       473,338
      Net amortization (accretion) of securities                      271,543        331,630
      Gain on sale of securities available for sale                  (154,286)      (229,312)
      Gain on sale of real estate owned                               (24,211)       (99,041)
      Impairment charge to premises and equipment                          --           (981)
      Gain on sale/disposal of premises and equipment                 (17,801)            --
      Provision for loan losses                                       510,000        240,000
      FHLB stock dividends                                           (130,900)       (60,245)
   Changes in assets and liabilities:
      Accrued interest receivable                                      18,093       (334,551)
      Other assets                                                    565,066       (784,562)
      Other liabilities                                                68,869        131,625
                                                                 ------------   ------------
         Net cash from operating activities                           576,642       (233,158)
                                                                 ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Payment for Unified Banking Company  acquisition, net of
      cash acquired                                                   (13,875)    (6,787,154)
   Loans funded, net of collections                               (29,671,906)   (13,705,189)
   Maturities and paydowns of securities available for sale
      and held to maturity                                         10,699,879      9,844,658
   Proceeds from sale of securities available for sale             28,059,590     13,742,747
   Purchase of securities available for sale                      (22,540,293)   (24,976,418)
   Purchase of premises and equipment                                (123,666)       (49,139)
   Proceeds from sales of premises and equipment                      148,783             --
   Proceeds from sale of real estate owned                          1,060,021        546,051
                                                                 ------------   ------------
         Net cash from investing activities                       (12,381,467)   (21,384,444)
                                                                 ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of common stock, net of offering
      costs of $416,953                                                    --      6,667,273
   Additional offering costs from proceeds of rights offering         (12,455)            --
   Net change in fed funds purchased                                  427,000             --
   Repayment of FHLB advances                                     (86,917,326)    (4,053,648)
   Proceeds from FHLB advances                                     85,147,975      6,000,000
   Proceeds from Note payable                                              --      4,000,000
   Net increase in deposits                                        10,472,336     13,367,202
                                                                 ------------   ------------
         Net cash from financing activities                         9,117,530     25,980,827
                                                                 ------------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               (2,687,295)     4,363,225
CASH AND CASH EQUIVALENTS, Beginning of year                        7,802,303      3,439,078
                                                                 ------------   ------------
CASH AND CASH EQUIVALENTS, End of year                           $  5,115,008   $  7,802,303
                                                                 ============   ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Interest paid during the year                                 $  3,900,722   $  2,239,000
                                                                 ============   ============
   Income tax (refunded) paid                                    $         --   $         --
                                                                 ============   ============
   Net Loans transferred to other real estate owned              $    398,938   $    425,000
                                                                 ============   ============

See accompanying notes to consolidated financial statements

BLUE RIVER BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting policies of Blue River Bancshares, Inc. (the "Company") conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking and thrift industry. A summary of the more significant accounting policies follows:

     BASIS OF PRESENTATION--The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Shelby County Bank and Paramount Bank (collectively the "Banks") and the wholly owned subsidiaries of Shelby County Bank. All significant intercompany balances and transactions have been eliminated.

     DESCRIPTION OF BUSINESS--The Banks provide financial services to south central Indiana through its main office in Shelbyville and three other full service branches in Shelbyville, Morristown, and St. Paul, Indiana and to the city of Lexington, and Fayette County, Kentucky through one office located in Lexington, Kentucky.

     The Banks are subject to competition from other financial institutions and other financial services providers and are regulated by certain federal agencies and undergo periodic examinations by those regulatory authorities. (See Note 12).

     On September 22, 2003 the OTS issued a letter to Shelby County Bank indicating its "troubled condition" status (previously imposed by the OTS on July 10, 2000) had been lifted, and that restrictions associated with the "troubled condition" status had been removed. In a separate letter dated September 22, 2003 the OTS informed Blue River Bancshares, Inc. that its "troubled condition" status (previously imposed by the OTS on February 7, 2001) had been lifted, and associated restrictions no longer applied.

     ACQUISITION - On November 17, 2003, Blue River Bancshares, Inc. acquired Paramount Bank (formerly known as Unified Banking Company) of Lexington, Kentucky, a wholly owned subsidiary of Unified Financial Services, Inc. The results of operations and financial position were included in the Company's consolidated financial statements beginning November 1, 2003 as if the transaction was effective November 1, 2003. Total assets of $86.2 million were acquired and total liabilities of $77.7 million were assumed accounted for as a purchase.

     AFFILIATION AND MERGER - On August 31, 2004, the Company and Heartland Bancshares, Inc. ("Heartland"), Franklin, Indiana, entered into an Agreement of Affiliation and Merger which provided for Heartland to merge with and into to the Company. The banking subsidiaries, of the Company and Heartland, Shelby County Bank and Heartland Community Bank, respectively, were also intended to merge their operations pursuant to the merger agreement. On February 10, 2005, the Company and Heartland mutually agreed to terminate the merger agreement and certain other related agreements including the reciprocal stock option agreements entered into by the Company and Heartland in connection with the merger agreement. During the third and fourth quarters of 2004, the Company incurred costs of $274,000 related to the merger with Heartland Bancshares, Inc. These costs were expensed by the Company since it was expected that Heartland would be the acquiring entity in the merger for accounting purposes.

     USE OF ESTIMATES--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates most susceptible to change in the near term include the allowance for loan losses, valuation of real estate owned, and the deferred tax valuation allowance.

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

     Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company's ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

     LOANS--Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs and an allowance for loan losses. Interest on loans is accrued over the term of the loans on a level yield basis. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business.

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

     ALLOWANCE FOR LOAN LOSSES--A provision for probable incurred losses on loans is charged to operations based upon management's evaluation of the probable losses. Such an analysis of the allowance for loan losses is performed quarterly by management to assess the appropriate levels of allowance for loan losses. This analysis is performed to recognize specific reserves allocated to classified assets. Specific reserves are established based upon an analysis of individual borrowers identified in the classified loan list, establishing the probability of loss associated with such borrowers, including comparison of loan balances versus estimated liquidation values of collateral based upon independent information sources or appraisals performed by board-approved licensed appraisers. The remaining pool of loans, excluding those classified or delinquent is the source for the general loan loss reserve. Management evaluates this general reserve using loan loss statistics by various types of loan categories, as published periodically by the OTS and FDIC, the Banks' historical losses, or recommendations by the Chief Credit Officer and multiplying such loss percentages to the Banks' distribution of portfolio balances. The calculated reserve is compared to the Banks' existing reserve to establish the provision necessary to bring the actual reserve balance in compliance with the findings of the allowance analysis. Such an analysis is susceptible to changes that could result in a material adjustment in the near term. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if conditions change substantially from the assumptions used in making the evaluations.

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

     The following is a reconciliation of the weighted average common shares for the basic and diluted income (loss) per share computations:

                                                         DECEMBER 31,
                                                    ---------------------
                                                       2004        2003
                                                    ---------   ---------
Basic earnings per share:
   Weighted average common shares                   3,406,150   2,470,799
                                                    =========   =========

Diluted earnings per share:
   Weighted average common shares                   3,406,150   2,470,799
   Dilutive effect of stock options                        --       2,087
                                                    ---------   ---------
   Weighted average common and incremental shares   3,406,150   2,472,886
                                                    =========   =========

     During the years ended December 31, 2004 and 2003, 217,350 and 171,350 stock options were not considered in the calculation of the dilutive effect of stock options as they were anti-dilutive.

     COMPREHENSIVE INCOME--Reclassification adjustments have been determined for all components of other comprehensive income (loss) reported in the consolidated statements of changes in shareholders' equity. Amounts presented within those statements for the years ended December 31, 2004 and December 31, 2003 are as follows:

                                                                     2004        2003
                                                                  ---------   ---------
Other comprehensive income (loss):
   Net unrealized holding gains (losses)                          $ (89,406)  $(452,447)
   Less reclassification adjustment for (gains) losses realized    (154,286)   (229,312)
                                                                  ---------   ---------
Other comprehensive income (loss) before income tax                (243,692)   (681,759)
Income tax benefit (expense) related to items of other
   comprehensive income                                              94,630     271,061
                                                                  ---------   ---------
Other comprehensive income (loss), net of tax                     $(149,062)  $(410,698)
                                                                  =========   =========

     SEGMENT INFORMATION--The Company has disclosed all required information relating to its one operating segment, community banking.

     STOCK BASED COMPENSATION--At December 31, 2004, the Company had stock-based employee compensation plans, which are described more fully in Note 8. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income (loss), as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) and income (loss) per share if the company had applied the fair value recognition provisions of SFAS 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

                                                                   2004       2003
                                                                ---------   --------
Net income (loss):
   Net income (loss) as reported                                $(282,512)  $ 98,941
      Deduct total stock based employee compensation
         expense determined under fair value based method for
         all awards, net of related tax effects                   (32,701)   (79,450)
                                                                ---------   --------
   Pro forma, net income (loss)                                 $(315,213)  $ 19,491
                                                                =========   ========
Net earnings (loss) per share:
   Basic earnings (loss) per share                              $   (0.08)  $   0.04
   Dilutive earnings (loss) per share                           $   (0.08)  $   0.04

Pro forma earnings (loss) per share:
   Basic earnings (loss) per share                              $   (0.09)  $   0.01
   Dilutive earnings (loss) per share                           $   (0.09)  $   0.01

     GOODWILL AND OTHER INTANGIBLE ASSETS--Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of tangible assets and liabilities and indentifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified. Other intangible assets consist of core deposit intangible assets arising from whole bank acquisitions. They are initially measured at fair value and then amortized on an accelerated method over their estimated useful lives.

The following table shows changes in carrying amounts of goodwill and core deposit intangibles for the year ended December 31, 2004:

                                            Core Deposit
                                             Intangible     Goodwill
                                            ------------   ----------
Balance as of January 1, 2003                       --             --
Acquisition of Unified Banking Company        $438,016     $2,972,743
Less amortization, 2003                        (10,950)            --
                                              --------     ----------
Balance as of December 31, 2003                427,066      2,972,743
Less amortization, 2004                        (69,508)            --
Completion purchase accounting adjustment       21,748        186,308
                                              --------     ----------
Balance as of December 31, 2004               $379,306     $3,159,051
                                              ========     ==========

Projected annual intangible amortization for the years 2005 through 2010 is included in the table as follows:

 2005     68,964
 2006     68,964
 2007     68,964
 2008     68,964
 2009     68,964
 2010     34,486
        --------
Total   $379,306
        ========

LOAN COMMITMENTS AND RELATED FINANCIAL INSTRUMENTS-- Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

LOSS CONTINGENCIES-- Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements

DIVIDEND RESTRICTION-- Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders. These restrictions pose no practical limit on the ability of the bank or holding company to pay dividends at historical levels.

NEW ACCOUNTING PRONOUNCEMENTS--There were no new accounting pronouncements adopted in 2004 which had a material impact on the Company's financial statements.

NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS BUT NOT YET EFFECTIVE--FAS 123, Revised, requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after December 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and cannot currently be predicted. Existing options that will vest after adoption date are expected to result in additional compensation expense of approximately $27,000 in 2006. There will be no significant effect on financial position as total equity will not change.

FAS 153 modifies an exception from fair value measurement of non-monetary exchanges. Exchanges that are not expected to result in significant changes in cash flows of the reporting entity are not measured at fair value. This supersedes the prior exemption from fair value measurement for exchanges of similar productive assets, and applies for fiscal years beginning after June 15, 2005.

SOP 03-3 requires that a valuation allowance for loans acquired in a transfer, including in a business combination, reflect only losses incurred after acquisition and should not be recorded at acquisition. It applies to any loan acquired in a transfer that showed evidence of credit quality deterioration since it was made.

The effect of these other new standards on the Company's financial position and results of operations is not expected to be material upon and after adoption.

RECLASSIFICATION--Certain amounts in the 2003 financial statements have been reclassified to conform to the 2004 presentation.

2.   SECURITIES

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

                                                         GROSS UNREALIZED
                                             FAIR      -------------------
                                            VALUE       GAINS      LOSSES
                                         -----------   -------   ---------
2004:
   Mortgage-backed securities            $22,094,541   $83,765   $ (75,072)
   Obligations of State and Political
      Subdivisions                           396,075        --      (1,188)
   U.S. Treasury and agency securities     9,870,760     2,500    (129,375)
                                         -----------   -------   ---------
Total available for sale                 $32,361,376   $86,265   $(205,635)
                                         ===========   =======   =========

                                                         GROSS UNREALIZED
                                             FAIR      --------------------
                                            VALUE        GAINS      LOSSES
                                         -----------   --------   ---------
2003:
   Mortgage-backed securities            $30,615,749   $283,900   $ (29,476)
   Corporate bonds                         1,225,475     22,248     (21,997)
   Obligations of State and Political
      Subdivisions                         1,105,317     11,026     (10,045)
   U.S. Treasury and agency securities    15,879,370     88,445    (219,779)
                                         -----------   --------   ---------
Total available for sale                 $48,825,911   $405,619   $(281,297)
                                         ===========   ========   =========

The carrying amount, unrecognized gains and losses and fair value of securities held to maturity were as follows:

                                           GROSS UNREALIZED
                                CARRYING   ----------------     FAIR
                                 AMOUNT     GAINS   LOSSES     VALUE
                                --------    -----   ------    -------
2004:
   Mortgage-backed securities    $19,073     $--    $(617)    $18,456
                                 -------     ----   -----     -------
Total held to maturity           $19,073     $      $(617)    $18,456
                                 =======     ====   =====     =======

                                           GROSS UNREALIZED
                                CARRYING   ----------------     FAIR
                                 AMOUNT     GAINS   LOSSES     VALUE
                                --------    -----   ------    -------
2003:
   Mortgage-backed securities   $ 34,663     $102     $--     $ 34,765
   Municipal bonds               100,000       --      --      100,000
                                --------     ----     ---     --------
Total held to maturity          $134,663     $102     $       $134,765
                                ========     ====     ===     ========

The carrying value of mortgage-backed securities, corporate bonds, and U.S. treasury and agencies at December 31, 2004 are shown below by their contractual maturity date. Actual maturities will differ because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                HELD TO MATURITY
                                         AVAILABLE FOR SALE   -------------------
                                                FAIR          AMORTIZED     FAIR
                                                VALUE            COST      VALUE
                                         ------------------   ---------   -------
Due after one year through five years        $   396,075       $ 4,090    $ 3,799
Due after five years through ten years         8,868,260            --         --
Due after ten years                           23,097,041        14,983     14,657
                                             -----------       -------    -------
Total                                        $32,361,376       $19,073    $18,456
                                             ===========       =======    =======

Securities totaling approximately $11.1 million are pledged to secure Federal Home Loan Bank advances (see Note 6).

     The following tables provide the gross unrealized losses and fair value aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, at December 31 (dollars in thousands):

                                        LESS THAN 12 MONTHS      12 MONTHS OR MORE             TOTAL
                                      -----------------------   -------------------   -----------------------
                                                   UNREALIZED    FAIR    UNREALIZED                UNREALIZED
                                      FAIR VALUE     (LOSS)      VALUE     (LOSS)     FAIR VALUE     (LOSS)
                                      ----------   ----------   ------   ----------   ----------   ----------
2004:
Available for Sale:
U.S. Treasury and agency securities     $ 5,932      $ (66)     $2,936      $(63)       $ 8,868      $(129)
Agency mortgage-backed securities        15,586        (68)        677        (7)        16,263        (75)
Other bonds, note and debentures            396         (1)         --        --            396         (1)
                                        -------      -----      ------      ----        -------      -----
Total                                   $21,914      $(135)     $3,613      $(70)       $25,527      $(205)
                                        =======      =====      ======      ====        =======      =====
2004:
Held to Maturity
Agency mortgage-backed securities            --         --          18        (1)            18         (1)
                                        -------      -----      ------      ----        -------      -----
Total                                   $     0      $   0      $   18      $ (1)       $    18      $  (1)
                                        =======      =====      ======      ====        =======      =====

                                        LESS THAN 12 MONTHS      12 MONTHS OR MORE             TOTAL
                                      -----------------------   -------------------   -----------------------
                                                   UNREALIZED    FAIR    UNREALIZED                UNREALIZED
                                      FAIR VALUE     (LOSS)      VALUE     (LOSS)     FAIR VALUE     (LOSS)
                                      ----------   ----------   ------   ----------   ----------   ----------
2004:
Available for Sale:
U.S. Treasury and agency securities     $11,777      $(220)                             $11,777      $(220)
Agency mortgage-backed securities         8,127        (26)       $91       $(3)          8,218        (29)
Other bonds, note and debentures            811        (32)        --        --             811        (32)
                                        -------      -----        ---       ---         -------      -----
Total                                   $20,715      $(278)       $91       $(3)        $20,806      $(281)
                                        =======      =====        ===       ===         =======      =====

     As of December 31, 2004, there were a total of $25,527,000 securities in an unrealized loss position, 98% of which were comprised of securities issued by U.S. Government agencies, U.S. Government sponsored agencies and agency mortgage-backed securities. The Company believes that the price movements in these securities are dependent upon the fluctuations in market interest rates given the negligible inherent credit risk of these securities. At December 31, 2004, the percentage of unrealized losses in the available-for-sale security portfolio represented by bonds was 2%. No credit issues have been identified that cause management to believe the declines in the market value are other than temporary.

     During the years ended December 31, 2004 and 2003 the gross realized gains on securities was $222,590 and $230,613. The gross losses were $68,304 and $1,301.

3.   LOANS RECEIVABLE

     Loans receivable at December 31 by major categories are as follows:

                                     2004           2003
                                 ------------   ------------
Real estate mortgage loan:
   One-to-four family            $ 44,643,438   $ 40,826,997
   Non Residential                 32,578,619     29,624,474
   Home equity loans               33,852,662     20,646,169
Consumer loans                      9,076,135      9,122,657
Commercial loans                   37,276,414     28,445,997
Less allowance for loan losses     (1,919,193)    (1,681,005)
                                 ------------   ------------

                                 $155,508,075   $126,985,289
                                 ============   ============

      Activity in the allowance for loan losses for the years ended December 31 is as follows:

                                   2004          2003
                                ----------   -----------
Beginning balance               $1,681,005   $ 1,717,072
Acquisition of Paramount Bank           --       633,297
Provision for loan losses          510,000       240,000
Charge-offs                       (411,595)   (1,015,769)
Recoveries                         139,783       106,405
                                ----------   -----------
Ending balance                  $1,919,193   $ 1,681,005
                                ==========   ===========

     As of December 31, 2004 and 2003, loans which were impaired in accordance with SFAS 114 and SFAS 118 totaled approximately $462,000 and $901,000, respectively. Currently, all loans considered impaired are on non-accrual. Specific reserves for credit losses allocated to these impaired loans totaled approximately $187,000 and $892,000 as of December 31, 2004 and 2003, respectively. The Banks' policy for recognizing income on impaired loans is to accrue interest until a loan is classified as impaired. For loans that are determined to be impaired, interest accrued in excess of 90 days past the due date is charged against current earnings. As of December 31, 2004 and 2003, loans which had interest accrued in excess of 90 days and which continued to accrue interest were $1,446,000 and $1,094,000 respectively. No interest is accrued after a loan is classified as impaired. All payments received for loans which are classified as impaired are utilized to reduce the principal balance outstanding.

     The average recorded investment in total impaired loans for the years ended December 31, 2004 and 2003 amounted to $914,000 and $1,036,000, respectively. Interest income that would have been recognized had such loans been performing in accordance with their original terms would have been $56,000 and $50,000, respectively. Cash basis income received on impaired loans was $15,000 and $32,000 for 2004 and 2003.

4.   PREMISES AND EQUIPMENT

     Premises and equipment at December 31 consists of the following:

                                   2004           2003
                                -----------   -----------
Land and improvements           $   289,384   $   288,009
Buildings and improvements        1,701,209     1,664,342
Furniture and equipment           2,105,343     1,707,157
                                -----------   -----------
                                  4,095,936     3,659,508
Less accumulated depreciation    (2,103,587)   (1,371,486)
                                -----------   -----------
                                $ 1,992,349   $ 2,288,022
                                ===========   ===========

     Depreciation expense was $288,357 and $203,297 for 2004 and 2003.

5.   DEPOSITS

     Deposits at December 31 are as follows:

                                                  2004                       2003
                                         -----------------------   -----------------------
                                                        WEIGHTED                  WEIGHTED
                                                         AVERAGE                   AVERAGE
                                            AMOUNT        RATE        AMOUNT        RATE
                                         ------------   --------   ------------   --------
Passbook Savings Account                 $  7,335,981     1.06%    $  6,865,440     0.78%
Non-interest Bearing Checking              18,972,486       --       23,384,534       --
Interest-Bearing Demand Deposit
   Accounts                                16,851,891     0.69%      17,072,590     0.60%
Money Market Accounts                      20,206,748     1.73%      20,622,519     1.50%
                                         ------------     ----     ------------     ----
   Total Transaction Accounts              63,367,106     0.86%      67,945,083     0.69%
                                         ------------     ----     ------------     ----

Certificate Accounts by Original Term:
   Under 12 Months                          7,526,952     1.75%      36,664,890     2.61%
   12 to 23 Months                         36,922,839     2.57%      15,086,844     3.28%
   24 to 35 Months                         23,139,793     2.95%      21,600,626     4.73%
   36 to 59 Months                         11,817,045     3.91%       5,484,451     4.56%
   Over 60 Months                          27,556,757     5.71%      13,903,996     5.25%
                                         ------------     ----     ------------     ----
                                          106,963,386     3.55%      92,740,807     3.73%
                                         ------------     ----     ------------     ----
                                         $170,330,492     2.55%    $160,685,890     2.85%
                                         ============     ====     ============     ====

     A summary of time deposit accounts by scheduled maturities at December 31, 2004 is as follows:

                 2005          2006          2007         2008         2009      THEREAFTER       TOTAL
             -----------   -----------   -----------   ----------   ----------   ----------   ------------
Under 3%     $40,390,723   $ 4,338,624   $ 1,206,894   $   12,477   $        0    $      0    $ 45,948,718
3% - 3.99%    16,640,025     5,857,143     6,724,099    3,377,964    2,239,766          --      34,838,997
4% - 4.99%       312,668     1,684,365     2,115,955    2,074,848    1,829,303      57,349       8,074,488
5% - 5.99%       243,388       775,367         3,684           --           --          --       1,022,439
6% - 6.99%     1,179,838     2,858,695            --           --           --          --       4,038,533
Over 7%        6,408,906     6,235,087       327,394        6,632        1,138      61,054      13,040,211
             -----------   -----------   -----------   ----------   ----------    --------    ------------
             $65,175,548   $21,749,281   $10,378,026   $5,471,921   $4,070,207    $118,403    $106,963,386
             ===========   ===========   ===========   ==========   ==========    ========    ============

     Time deposits of $100,000 and over at December 31, 2004 are as follows:

Three Months or Less                            $ 8,762,501
Greater than Three Months Through Six Months      2,405,546
Greater than Six Months Through Twelve Months    14,071,648
Over Twelve Months                               10,106,291
                                                -----------
   Total                                        $35,345,986
                                                ===========

     Time deposits of $100,000 and over at December 31, 2003 are as follows:

Three Months or Less                            $ 3,367,694
Greater than Three Months Through Six Months        202,605
Greater than Six Months Through Twelve Months     8,460,405
Over Twelve Months                               14,357,167
                                                -----------
   Total                                        $26,387,871
                                                ===========

     A summary of interest expense for the years ended December 31, 2004 and 2003 are as follows:

                                                 2004         2003
                                              ----------   ----------
Account type:
   Passbook Savings Accounts                  $   64,095   $   69,943
   Interest-Bearing Demand Deposit Accounts      115,800      119,282
   Money Market Accounts                         344,056      217,931
   Certificates                                2,697,449    1,662,830
                                              ----------   ----------
                                              $3,221,400   $2,069,986
                                              ==========   ==========

6.   FEDERAL HOME LOAN BANK ADVANCES

     Federal Home Loan Bank advances at December 31 are as follows:

                                          2004                     2003
                                 ----------------------   ----------------------
                                               WEIGHTED                 WEIGHTED
FISCAL                                          AVERAGE                  AVERAGE
YEAR                                           INTEREST                 INTEREST
MATURITY                            AMOUNT       RATES       AMOUNT       RATES
--------                         -----------   --------   -----------   --------
2004                             $        --    $  --     $ 4,000,000     2.39%
2005                               3,653,000     2.33%      1,000,000     3.15%
2006                               3,000,000     2.64%      3,000,000     2.64%
2007                               5,000,000     3.53%      5,000,000     3.53%
2009                                 400,000     3.09%             --       --
2012                               1,645,847     4.36%      2,161,585     4.36%
2017                               1,243,979     4.71%      1,550,592     4.71%
Purchase Premium                     148,567       --         166,099       --
                                 -----------              -----------
                                 $15,091,393     3.25%    $16,878,276     3.41%
                                 ===========              ===========

     The advances from the Federal Home Loan Bank ("FHLB") are collateralized by mortgage loans and investment securities pledged by the Bank. The total mortgage loans and investment securities pledged at December 31, 2004 and 2003 were $21,600,000 and $38,000,000, respectively. In 2004, the FHLB has assigned Wachovia Bank, N.A. to hold original notes and mortgages of the pledged loan products. The FHLB provides safekeeping services related to the pledged investment securities. All FHLB advances are due at maturity and are neither callable nor convertible.

7.   OTHER BORROWINGS

     The Company has a note payable with Union Federal Bank in the amount of $4,000,000 at December 31, 2004, which matures on November 19, 2013. The note requires interest-only payments through November 19, 2005. The note accrues interest for the full term of the loan at a variable rate based on prime plus a margin. The interest rate was 5.75% at December 31, 2004. Beginning on November 19, 2005, and continuing on the 19th day of each calendar month thereafter until the note is paid in full, the Company will make a payment of principal and interest invoiced by the lender each month that represents the level monthly payment amount to pay interest at the interest rate in effect during the prior month and amortize the remaining outstanding principal amount over the period ending on November 19, 2013. The Company used the funds to acquire Paramount Bank. The note is secured by the capital stock of the Banks. Under the terms of the agreement, the Company is bound by certain restrictive debt covenants relating to earnings, net worth and various financial ratios. As of December 31, 2004, the Company was in compliance with the debt covenants. The Company also has on deposit $508,000 at the lending bank, which will be used for principal and interest payments beginning in November 2005.

     Paramount Bank also has a line of credit of $4.8 million at Bankers Bank of Kentucky which represents 50% of the bank's unimpaired capital and surplus. As of December 31, 2004, Paramount Bank utilized $427,000 of that line of credit in the form of overnight federal funds purchased.

8.   STOCK OPTION PLANS

     The Company has adopted separate stock option plans for Directors of the Company and subsidiaries (the 1997 Directors' Stock Option Plan and the 2000 Directors' Stock Option Plan) and the officers and key employees of the Company and subsidiaries (the 1997 Key Employee Stock Option Plan, 2000 Key Employee Stock Option Plan and the 2002 Key Employee Stock Option
     Plan). The Company has also adopted a plan for the directors, officers and key employees of the Company and its subsidiaries (the 2004 Stock Option
     Plan). The Company has reserved a total of 62,400 shares pursuant to the Directors' Stock Option Plans and 103,000 shares pursuant to the Key Employee Stock Option Plans. The maximum number of shares to be delivered upon exercise of all options granted under the 2004 Plan will not exceed seven percent of the outstanding shares of the Company, from time to time less the number of shares covered by outstanding or exercised options under the Key Employees Stock Option Plans or the Directors' Stock Option Plans.

     The option exercise price per share for the 1997 Directors' Stock Option Plan is the greater of $12.00 per share or the fair value of a share on the date of grant. The option exercise price for the 2000 Director's Stock Option Plan is the greater of $8.27 per share or the fair value of a share on the date of the grant. The option exercise price for the Key Employee Stock Option Plans is the fair value of a share on the date of grant. The option exercise price per share for each incentive stock option granted under the 2004 Stock Option Plan will be determined by the Compensation Committee of the Board of Directors of the Company, but will not be less than the fair market value of the shares on the date on which the option was granted. In the case of officers and employees of the Company, who on the date that the incentive stock option was granted, owned more than 10% of the total combined voting power of all classes of stock of the Company ("10% Shareholders"), the exercise price shall not be less than 110% of the fair market value of the shares on the date on which the option was granted. The option exercise price per share for each nonqualified stock option granted under the 2004 Stock Option Plan will be determined by the Compensation Committee of the Board of Directors of the Company, but will not be less than the fair market value of the shares on the date on which the option was granted.

     The stock options granted under the Directors' Stock Option Plans and the Key Employee Stock Option Plans are exercisable at any time within the maximum term of five years for incentive stock options and ten years for non-qualified stock options of the Key Employee Stock Option Plans and fifteen years under the Directors' Stock Option Plans from the grant date. The options are nontransferable and are forfeited upon termination of employment or as a director. The nonqualified stock options and the incentive stock options granted to persons other than 10% Shareholders under the 2004 Stock Option Plan are, subject to the vesting schedule established by the Compensation Committee, exercisable at any time up to 10 years from the date of grant. Incentive Stock Options granted to 10% Shareholders must be exercised within 5 years of the date of grant. Except under the limited circumstances described in the 2004 Stock Option Plan, the options are nontransferable and are forfeited upon termination of employment or as a director.

     The following is an analysis of the activity for the years ended December 31, 2004 and 2003 and the stock options outstanding at the end of the respective years:

                                                WEIGHTED
                                                 AVERAGE
             OPTIONS                SHARES   EXERCISE PRICE
             -------               -------   --------------
Outstanding at January 1, 2003     146,350       $ 8.37
Granted                             45,000       $ 7.61
Forfeited or expired                  (500)      $12.00
                                   -------
Outstanding at December 31, 2003   190,850       $ 8.18
Granted                             26,500       $ 6.00
                                   -------
Outstanding at December 31, 2004   217,350       $ 7.92
                                   =======

                                            WEIGHTED AVERAGE          WEIGHTED-
                NUMBER OF SHARES             EXERCISE PRICE            AVERAGE
EXERCISE   -------------------------   -------------------------   REMAINING LIFE
  PRICE    OUTSTANDING   EXERCISABLE   OUTSTANDING   EXERCISABLE     (IN YEARS)
--------   -----------   -----------   -----------   -----------   --------------
$ 4.75        19,500        11,700        $ 4.75        $ 4.75             8
  5.25        49,500        30,700          5.25          5.25             8
  6.00        26,500         6,000          6.00          6.00             9
  6.30        15,000         5,300          6.30          6.30             9
  8.27        45,000        27,000          8.27          8.27             8
 12.00        61,850        61,850         12.00         12.00             4
             -------       -------        ------        ------          ----
Total        217,350       142,550        $ 7.92        $ 8.56          7.07
             =======       =======        ======        ======          ====

     The number of shares exercisable at December 31, 2003 were 71,350 with a weighted average exercise price of $8.96.

     The weighted average fair value of options granted in the current year was $1.82 and $1.43 in 2004 and 2003, respectively. The fair value of the option grants is estimated on the date of grant using an option pricing model with the following weighted average assumptions for 2004 and 2003 grants respectively: risk-free interest rates of 2.25% and 3.20%, expected volatility of 31.32% and 32.05% and an expected life of 5 years.

9.   INCOME TAXES

     An analysis of the income tax provision for the years ended December 31, 2004 and 2003 is as follows:

                          2004       2003
                       ---------   --------
Deferred               $(109,320)  $ 10,000
Valuation allowance      109,320    (10,000)
                       ---------   --------
                       $       0   $      0
                       =========   ========

     A reconciliation between the effective tax rate and the statutory tax rate for the years ended December 31, 2004 and 2003 are as follows:

                                                       2004      2003
                                                      -----     -----
U.S. federal statutory rate                           (34.0)%    34.0%
State income tax, net of federal income tax benefit    (2.6)%     5.1%
Tax exempt interest                                    (4.0)%    17.7%
Increase in valuation allowance                        38.7%    (53.4)%
Other, net                                              1.9%     (3.4)%
                                                      -----     -----
Effective Tax Rate                                      0.0%      0.0%
                                                      =====     =====

     The significant components of the Company's net deferred tax asset as of December 31, 2004 and 2003 are as follows:

                                                            2004         2003
                                                         ----------   ----------
Accrued expenses not currently deductible                $   36,112   $   15,298
Allowance for loan losses                                 1,622,569    1,574,396
Net operating loss carryforwards                          1,789,209    1,805,856
Investment securities available for sale                     50,896      (43,732)
Other, net                                                   22,690     (173,034)
Fair market value of net assets acquired allocated for
   financial reporting purposes to deposits                  23,371      521,446
Fair market value of net assets acquired allocated for
   financial reporting purposes to loans                    (34,848)    (200,620)
Valuation allowance                                        (859,320)    (750,000)
                                                         ----------   ----------
Net deferred tax asset                                   $2,650,679   $2,749,610
                                                         ==========   ==========

     The Company has recorded a valuation allowance against a portion of the deferred tax assets because management believes it is more likely than not that a portion of the benefit associated with the deferred tax asset will not be realized. The Company recorded changes in its valuation allowance to offset changes in the deferred tax assets, resulting in no income tax expense for the years ended December 31, 2003 or 2004. The Company has generated federal net operating loss carryforwards of approximately $4.5 million, if unused will begin to expire in 2020 through 2024. The Company has generated net state operating loss carryforwards of approximately $4.4 million, if unused will begin to expire in 2015 through 2019.

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

10.  SHAREHOLDERS' EQUITY

     On October 2, 2003, the Company completed a rights offering of 1,000,000 shares of its common stock at $4.50 per share. The Company raised $4,184,157 in proceeds net of $344,860 in offering costs. Furthermore during the first and second quarters of 2004, the Company incurred additional offering costs of $12,455 from the proceeds of this rights offering.

11.  RELATED PARTY TRANSACTIONS

     In the ordinary course of business, the Company has loan, deposit and other transactions with executive officers, directors and principal shareholders, and with organizations and individuals with which they are financially or otherwise closely associated. As defined, total loans to executive officers, directors and principal shareholders were approximately $3,246,000 and $2,413,000 at December 31, 2004 and 2003, respectively. In
     2004 there were $3,796,000 in advances, $2,970,000 in repayments and other increases of $7,000.

     A law firm in which a director is a member received payments of $17,072 and $1,217 for 2004 and 2003, respectively. The firm provides legal services primarily in loan-related matters.

     A real estate appraisal company, owned by a director, received payments of $27,350 and $32,500 for 2004 and 2003, respectively.

     A company, owned by a director, which provides title and abstract work for Shelby County Bank received payments of $2,983 and $5,167 for 2004 and 2003, respectively.

     An oil company, owned by a director was paid $103 for 2003, for petroleum products and auto maintenance related to company-owned vehicles used for courier services between the banking offices.

     A travel company, co-owned by a director, received payments of $2,391 for 2003, for travel services related to meetings and conferences attended by executive officers of the Company.

     Additionally, Russell Breeden III received $35,000 from the Company during the fourth quarter of 2003 for his role in initiating the discussions with Unified Financial Services, Inc., and negotiating, analyzing and finalizing the acquisition of Paramount Bank.

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

     Quantitative measures that have been established by regulation to ensure capital adequacy require the Banks to maintain minimum capital amounts and ratios (set forth in the table below). The Banks' primary regulatory agency, the OTS, requires that the Banks maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 4%, or 3% for banks with a composite rating of "1" and total risk-based capital (as defined) of 8%. The Banks are also subject to prompt corrective action capital requirement regulations set forth by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC requires the Banks to maintain minimum capital amounts and ratios of weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2004, management believes that the Banks meet all capital adequacy requirements to which they are subject.

     In November of 2003, the Company completed its acquisition of Paramount Bank. Paramount Bank has continued to operate as a separate federally-chartered savings association.

     As of December 31, 2004 and 2003, the most recent notifications from the OTS categorized the Banks as "well-capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institutions' categories. To be categorized as "well capitalized", the Banks must maintain minimum total risk based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the tables below.

     Capital ratios for Shelby County Bank are as follows:

                                                                     AS OF DECEMBER 31, 2004
                                         ------------------------------------------------------------------------------
                                                                                                  FDICIA REGULATIONS
                                           ACTUAL CAPITAL      MINIMUM FOR CAPITAL ADEQUACY    TO BE "WELL CAPITALIZED"
                                         ------------------   ------------------------------   ------------------------
                                           AMOUNT     RATIO           AMOUNT     RATIO               AMOUNT    RATIO
                                         ----------   -----         ----------   -----             ---------   -----
Tangible capital ratio                   $7,716,000    6.4%         $1,823,000    1.5%             6,077,000    5.0%
Core capital to average assets            7,716,000    6.4%          4,862,000    4.0%             6,077,000    5.0%
Tier 1 capital to risk weighted assets    7,716,000    8.8%          3,498,000    4.0%             5,247,000    6.0%
Total capital to risk weighted assets     8,807,000   10.1%          6,996,000    8.0%             8,745,000   10.0%

                                                                     AS OF DECEMBER 31, 2003
                                         ------------------------------------------------------------------------------
                                                                                                  FDICIA REGULATIONS
                                           ACTUAL CAPITAL      MINIMUM FOR CAPITAL ADEQUACY   TO BE "WELL CAPITALIZED"
                                         ------------------   ------------------------------  ------------------------
                                           AMOUNT     RATIO           AMOUNT     RATIO               AMOUNT    RATIO
                                         ----------   -----         ----------   -----             ---------   -----
Tangible capital ratio                   $6,934,000    6.3%         $1,648,000    1.5%             5,493,000    5.0%
Core capital to average assets            6,934,000    6.3%          4,395,000    4.0%             5,493,000    5.0%
Tier 1 capital to risk weighted assets    6,934,000    9.5%          2,914,000    4.0%             4,371,000    6.0%
Total capital to risk weighted assets     7,846,000   10.8%          5,828,000    8.0%             7,285,000   10.0%

     Capital ratios for Paramount Bank are as follows:

                                                                     AS OF DECEMBER 31, 2004
                                         ------------------------------------------------------------------------------
                                                                                                  FDICIA REGULATIONS
                                           ACTUAL CAPITAL      MINIMUM FOR CAPITAL ADEQUACY    TO BE "WELL CAPITALIZED"
                                         ------------------   ------------------------------   ------------------------
                                           AMOUNT     RATIO           AMOUNT     RATIO               AMOUNT    RATIO
                                         ----------   -----         ----------   -----             ---------   -----
Tangible capital ratio                   $6,126,000    7.7%         $1,192,000    1.5%             3,975,000    5.0%
Core capital to average assets            6,126,000    7.7%          3,180,000    4.0%             3,975,000    5.0%
Tier 1 capital to risk weighted assets    6,126,000    9.9%          2,480,000    4.0%             3,719,000    6.0%
Total capital to risk weighted assets     6,901,000   11.1%          4,959,000    8.0%             6,199,000   10.0%

                                                                     AS OF DECEMBER 31, 2003
                                         ------------------------------------------------------------------------------
                                                                                                  FDICIA REGULATIONS
                                           ACTUAL CAPITAL      MINIMUM FOR CAPITAL ADEQUACY    TO BE "WELL CAPITALIZED"
                                         ------------------   ------------------------------   ------------------------
                                           AMOUNT     RATIO           AMOUNT     RATIO               AMOUNT    RATIO
                                         ----------   -----         ----------   -----             ---------   -----
Tangible capital ratio                   $5,309,000    6.5%         $1,233,000    1.5%             4,136,000    5.0%
Core capital to average assets            5,309,000    6.5%          3,287,000    4.0%             4,136,000    5.0%
Tier 1 capital to risk weighted assets    5,309,000    9.3%          2,291,000    4.0%             3,437,000    6.0%
Total capital to risk weighted assets     5,942,000   10.4%          4,582,000    8.0%             5,728,000   10.0%

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

13.  EMPLOYEE BENEFIT PLANS

     The Company has an employee 401(k) plan established for substantially all full-time employees, as defined. The Company has elected to match contributions equal to 50% of the employee contributions, up to a maximum of 6% of an individual's total eligible salary, as defined. Contributions totaled approximately $72,000 and $30,000 for the years ended December 31, 2004 and 2003, respectively.

14.  COMMITMENTS

     In the normal course of business, the Bank makes various commitments to extend credit, which are not reflected in the accompanying consolidated financial statements. At December 31, 2004 and 2003, the Banks had loan commitments approximating $20,700,000 and $13,515,000, undisbursed portions of loans in process, $13,461,000 in unused portions of lines of credit and $1,148,000 in commitments to sell mortgage loans; and unused portions of lines of credit of $8,939,000 respectively. The commitments primarily have variable rates of interest. Outstanding letters of credit totaled approximately $1,738,000 and $894,000 at December 31, 2004 and 2003,
     respectively.

     In the event of nonperformance by the other parties to the financial instruments, the Banks' exposure to credit loss for commitments to extend credit is represented by the contract amount of those instruments. The Banks use the same credit policies and collateral requirements in making commitments as they do for on-balance sheet financial instruments.

     The Company has two leasehold properties. During the years ended 2004 and 2003, the Company incurred lease expenses of $233,745 and $92,205 respectively. The anticipated lease payments are projected to be $1,188,807 over the next five years. The following table illustrates these expenses.

Lease Payments

          YEAR TO DATE        YEAR TO DATE
       DECEMBER 31, 2003   DECEMBER 31, 2004   PROJECTIONS
       -----------------   -----------------   -----------
2003        $92,205
2004                            $233,745
2005                                               235,048
2006                                               236,378
2007                                               237,734
2008                                               239,118
2009                                               240,529
            -------             --------        ----------
            $92,205             $233,745        $1,188,807
            =======             ========        ==========

     The cash balance required to be maintained on hand or on deposit with the Federal Reserve was $228,000 and $303,000 at December 31, 2004 and 2003. These reserves do not earn interest.

15.  PARENT COMPANY FINANCIAL INFORMATION

     Condensed Balance Sheets as of December 31:

                                                 2004          2003
                                             -----------   -----------
Assets:
   Cash and cash equivalents                 $   804,454   $ 1,712,294
   Securities available for sale                      --       103,000
   Investment in subsidiaries                 18,991,228    18,155,918
   Other                                         166,716       376,767
                                             -----------   -----------
Total assets                                 $19,962,398   $20,347,979
                                             ===========   ===========

Liabilities and Shareholders' Equity:
   Term debt                                 $ 4,000,000   $ 4,000,000
   Other liabilities                             178,133       119,685
   Shareholders' equity                       15,784,265    16,228,294
                                             -----------   -----------
Total liabilities and shareholders' equity   $19,962,398   $20,347,979
                                             ===========   ===========

     Condensed Statement of Operations for the years ended December 31 is as follows:

                                                             2004        2003
                                                          ---------   ---------
Interest income, net of interest expense                  $(179,003)  $   3,031
Non-interest income                                          46,919      28,200
Non-interest expense                                       (746,499)   (292,860)
                                                          ---------   ---------
Loss before income taxes and equity
   in undistributed earnings (loss) of subsidiaries        (878,583)   (261,629)
Income tax (benefit)                                        (13,500)         --
                                                          ---------   ---------
Loss before equity in undistributed
   earnings of subsidiaries                                (865,083)   (261,629)
Equity in undistributed earnings (loss) of subsidiaries     582,571     360,570
                                                          ---------   ---------
Net income (loss)                                         $(282,512)  $  98,941
                                                          =========   =========

Condensed Statements of Cash Flows for the years ended December 31, 2004 and 2003 are as follows:

                                                                     2004          2003
                                                                  ----------   -----------
Cash flows from operating activities:
   Net income (loss)                                              $ (282,512)  $    98,941
   Adjustments to reconcile net cash from operating activities:
      Equity in undistributed (earnings) loss of subsidiary         (582,571)     (360,570)
      Depreciation and amortization                                    7,682        12,586
      (Gain) on sale of fixed assets                                 (21,469)           --
      (Increase) decrease in other assets                             76,254      (145,937)
      Increase (decrease) in other liabilities                        58,448        33,022
                                                                  ----------   -----------
      Net cash from operating activities                            (744,168)     (361,958)
                                                                  ----------   -----------

Cash flows from investing activities:
   Capital contribution to Banks                                    (400,000)     (500,000)
   Principal maturities collected on securities                      100,000            --
   Proceeds from the sale of fixed assets                            148,783            --
   Acquisition of Unified Banking Company                                 --    (8,544,863)
                                                                  ----------   -----------
      Net cash from investing activities                            (151,217)   (9,044,863)
                                                                  ----------   -----------

Cash flows from financing activities:
   Proceeds from issuance of note payable                                 --     4,000,000
   Proceeds from issuance of common stock                                 --     6,667,273
   Additional offering costs from proceeds from rights offering      (12,455)           --
                                                                  ----------   -----------
      Net cash from financing activities                             (12,455)   10,667,273
                                                                  ----------   -----------
   Net increase (decrease) in cash and cash equivalents             (907,840)    1,260,452
   Cash and cash equivalents, beginning of year                    1,712,294       451,842
                                                                  ----------   -----------

   Cash and cash equivalents, end of year                         $  804,454   $ 1,712,294
                                                                  ==========   ===========

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

     LOANS RECEIVABLE--The fair value of loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     DEPOSITS--The fair value of non-interest bearing demand deposits and savings and NOW accounts is the amount payable as of the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

     STOCK IN FHLB--The fair value of FHLB stock approximates carrying value.

     ACCRUED INTEREST RECEIVABLE--The fair value approximates carrying value.

     FED FUNDS PURCHASED-- The fair value approximates carrying value.

     FHLB ADVANCES--The fair values of FHLB advances are based on quoted market prices as the majority of FHLB advances have fixed interest rates.

     NOTE PAYABLE--The fair value approximates cost as the interest rate is variable.

     ACCRUED INTEREST PAYABLE--The fair value approximates carrying value.

     COMMITMENTS--The commitments to originate and purchase loans have terms that are consistent with current market conditions. Accordingly, the Company estimated that the face amounts of these commitments approximate carrying values (zero).

     The estimated carrying and fair values of the Company's financial instruments as of December 31 are as follows:

                                                            2004                            2003
                                               -----------------------------   -----------------------------
                                                  CARRYING       ESTIMATED        CARRYING       ESTIMATED
                                                   AMOUNT        FAIR VALUE        AMOUNT        FAIR VALUE
                                               -------------   -------------   -------------   -------------
Assets:
   Cash and cash equivalents                   $   5,115,000   $   5,115,000   $   7,802,000   $   7,802,000
   Investment securities, held to maturity            19,000          18,000         135,000         135,000
   Investment securities, available for sale      32,361,000      32,361,000      48,826,000      48,826,000
   Loans receivable                              155,508,000     157,282,000     126,985,000     127,970,000
   Stock in FHLB                                   2,896,000       2,896,000       2,766,000       2,766,000
   Accrued interest receivable                       991,000         991,000       1,009,000       1,009,000
Liabilities:
   Deposits                                     (170,330,000)   (170,654,000)   (160,686,000)   (161,690,000)
   Fed funds purchased                              (427,000)       (427,000)            (--)            (--)
   FHLB advances                                 (15,091,000)    (14,961,000)    (16,878,000)    (17,438,000)
   Note payable                                   (4,000,000)     (4,000,000)     (4,000,000)     (4,000,000)
   Accrued interest payable                         (356,000)       (356,000)       (303,000)       (303,000)
   Commitments                                           (--)            (--)            (--)            (--)

                                     ******

BLUE RIVER BANCSHARES, INC.

SHAREHOLDER INFORMATION

STOCK INFORMATION

The Company's common stock is traded on the NASDAQ SmallCap Market under the symbol "BRBI".

The Company had 192 Shareholders of Record as of March 28, 2005.

SALE PRICE PER SHARE

                      2004            2003
                 -------------   -------------
QUARTER           HIGH    LOW     HIGH    LOW
-------          -----   -----   -----   -----
First quarter    $6.79   $5.81   $4.89   $4.25
Second quarter    6.84    5.90    4.88    4.35
Third quarter     6.15    5.29    5.80    4.55
Fourth quarter    5.59    5.15    6.70    4.90

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

                           Patrice M. Lima
                           Vice President
                           Controller
                           Blue River Bancshares, Inc.
                           29 E. Washington Street
                           Shelbyville, IN 46176

STOCK TRANSFER AGENT

Inquiries regarding stock transfer, registration, lost certificates or changes in name and address should be directed to the stock transfer agent and registrar by writing:

                     Continental Stock Transfer & Trust Co.
                     17 Battery Place
                     New York, NY 10004

INVESTOR INFORMATION

Stockholders, investors, and analysts interested in additional information may contact Russell Breeden, III, Chief Executive Officer, Chairman of the Board and President of Blue River Bancshares, Inc.

Legal Counsel            Corporate Offices             Accountants
KRIEG DEVAULT LLP        BLUE RIVER BANCSHARES, INC.   CROWE CHIZEK AND COMPANY LLC
One Indiana Square       29 E. Washington St.          3815 River Crossing Pkwy.
Suite 2800               Shelbyville, IN 46176         Suite 300
Indianapolis, IN 46204   888-842-2265                  Indianapolis, IN 46240

BLUE RIVER BANCSHARES, INC.

DIRECTORS AND OFFICERS

BOARD OF DIRECTORS                    BOARD OF DIRECTORS                          BOARD OF DIRECTORS
BLUE RIVER BANCSHARES, INC.           SHELBY COUNTY BANK                          PARAMOUNT BANK
-----------------------------------   -----------------------------------------   -----------------------------------------
RUSSELL BREEDEN, III                  STEVEN R. ABEL                              RUSSELL BREEDEN, III
Self Employed                         Owner                                       Self Employed
Chairman of the Board,                Hoosier Appraisal Service                   Chairman of the Board
Chief Executive Officer,              Chairman of the Board
President

STEVEN R. ABEL                        RANDY J. COLLIER                            OLIN W. BRYANT
Self Employed                         President, Chief Executive Officer          President, Chief Executive Officer
Owner                                 Shelby County Bank                          Paramount Bank
Hoosier Appraisal Service
Vice Chairman

WENDELL L. BERNARD                    RUSSELL BREEDEN, III                        STEVEN R. ABEL
Owner                                 Self Employed                               Owner
Bernard Realty                                                                    Hoosier Appraisal Service

RANDY J. COLLIER                      WENDELL L. BERNARD                          JOHN ROBERT OWENS
Secretary                             Owner                                       President
President, Chief Executive            Bernard Realty                              Risk Placement Services, Inc.
Officer, Shelby County Bank

PETER G. DEPREZ                       PETER G. DEPREZ                             WAYNE C. RAMSEY
Attorney                              Attorney                                    Vice President
Brown, DePrez & Johnson               Brown, DePrez & Johnson                     Lynch & Associates

JOHN ROBERT OWENS                     D. WARREN ROBISON                           K. CASEY SORRELL
President                             Owner                                       Manager
Risk Placement Services, Inc.         Hale Abstract                               Cardiology & Associates

WAYNE C. RAMSEY                       RALPH VAN NATTA
Vice President                        Retired
Lynch & Associates

ROBERT J. SALYERS                     MICHAEL J. VAUGHT
Attorney                              Owner
Salyers & Eiteljorg                   Economy Oil Corporation

OFFICERS                              OFFICERS                                    OFFICERS
BLUE RIVER BANCSHARES, INC.           SHELBY COUNTY BANK                          PARAMOUNT BANK
-----------------------------------   -----------------------------------------   -----------------------------------------
RUSSELL BREEDEN, III                  STEVEN R. ABEL                              RUSSELL BREEDEN, III
Chairman of the Board,                Chairman of the Board                       Chairman of the Board
Chief Executive Officer & President

STEVEN R. ABEL                        RANDY J. COLLIER                            OLIN W. BRYANT, JR.
Vice Chairman                         President, Chief Executive Officer, Chief   President, Chief Executive Officer
                                      Credit Officer

RANDY J. COLLIER                      PATRICE M. LIMA                             RODNEY L. MITCHELL
Executive Vice President, Secretary   Senior Vice President, Chief Financial      Executive Vice President, Chief Operating
                                      Officer                                     Officer, Chief Lending Officer

PATRICE M. LIMA                       LAWRENCE E. LUX                             SARITA S. GRACE
Vice President, Controller            Senior Vice President, Commercial Lending   Executive Vice President, Chief Financial
                                                                                  Officer

RICHARD E. WALKE                      RONALD L. LANTER                            RAYMOND T. WEBER
Vice President, Auditor               Vice President, Lending                     Vice President, Chief Credit Officer

                                      JAMES E. MATSON                             CHRISTOPHER T. EVANS
                                      Vice President, Consumer Lending            Vice President, Mortgage Sales Manager

                                      TERRY A. SMITH                              SUSAN POTTER
                                      Vice President, Retail Banking              Vice President, Loan Officer