Form 10KSB, Exhibit 13
period 2005-12-31
BLUE RIVER BANCSHARES INC
filed 2006-03-31
CIK 1055870

                                                                               .
                                                                               .
                                                                               .

EXHIBIT 13. THE ANNUAL REPORT TO SHAREHOLDERS OF THE COMPANY

SELECTED CONSOLIDATED FINANCIAL DATA
BLUE RIVER BANCSHARES, INC.
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    YEAR ENDED               YEAR ENDED
                                                 DECEMBER 31, 2005        DECEMBER 31, 2004
                                              ----------------------   ----------------------
                                              (DOLLARS IN THOUSANDS)   (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Net Interest Income                                  $    7,100              $    6,112
Non-Interest Income                                       1,330                   1,158
Provision for Loan Losses                                   126                     510
Non-Interest Expense                                      7,161                   7,043
Income (Loss) before Income Taxes                         1,143                    (283)
Income Tax Expense (Benefit)                               (430)                    -0-
Net Income (Loss)                                         1,573                    (283)
CONSOLIDATED BALANCE SHEET DATA
Total Assets                                         $  221,241              $  206,625
Total Deposits                                          178,759                 170,330
Loans, net                                              162,416                 155,508
Investment Securities                                    24,737                  32,380
Shareholders' Equity                                     17,470                  15,784
GENERAL
Number of Employees (Full Time/PartTime)           64 FT / 7 PT            60 FT / 8 PT
Number of Shares Outstanding at December 31           3,507,150               3,406,150
Weighted Average Shares Outstanding during
   year - Basic                                       3,472,561               3,406,150
PER COMMON SHARE DATA
Basic and diluted earnings (loss) per share          $     0.45                  ($0.08)
                                                   ============            ============
SELECTED PERFORMANCE RATIOS
Return on Average Assets                                   0.75%                  (0.14%)
Return on Average Equity                                   9.66%                  (1.75%)
Average Shareholders' Equity to Average
   Assets                                                  7.73%                   7.84%

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

Statements in this report which express "belief", "intention", "expectation", "prospects", as well as other statements which are not historical fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be indentified by the use of words like "expected", "may", "could", "intend", "project", "estimate", "believe" or "anticipate." These forward-looking statements involve risk and uncertainties which may cause actual results to differ materially from those in such statements. It is intended that these forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any forward looking statement to reflect the occurrence of unanticipated events. Some of the factors that may generally cause actual results to differ materially from projection, forecasts, estimates and expectations include, but are not limited to (i) changes in the interest rate environment, (ii) competitive pressures among financial institutions, (iii) general economic conditions on local or national levels, (iv) political developments, wars or other hostilities may disrupt or increase volatility in securities markets, (v) legislative or regulatory changes, (vi) changes in prepayment speeds of loans or securities,
(vii) changes in loan sale volumes, charge-offs and loan loss provisions, (viii) changes in legal or regulatory proceedings, and (ix) the impact of reputation risk created by these developments on such matters as business generation or retention.

The following information is intended to provide an analysis of the consolidated financial condition of Blue River Bancshares, Inc. (the "Company" or "Blue River") as of December 31, 2005 and 2004 and the consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2005 and 2004. The financial data in this report should be read in conjunction with the audited Consolidated Financial Statements and footnotes.

MANAGEMENT OVERVIEW OF 2005

The Company is a holding company for its principal banking subsidiaries, Shelby County Bank and Paramount Bank. The Company's net income is derived principally from the operating results of its banking subsidiaries. The principal sources of the Company's revenue are interest and fees on loans; deposit service charges; interest on security investments; and, origination fees on mortgage loans brokered. The Banks' lending activity consists of short-to-medium-term consumer and commercial loans, including home equity lines of credit; personal loans for home improvement, autos and other consumer goods; residential real estate loans; and, commercial real estate and operating loans. Funding activities at the subsidiary Banks include a full range of deposit accounts, including demand deposits; NOW accounts; money market accounts; and certificates of deposit. Also, funding is supplemented with deposits gathered from local and state governments and through borrowings from the Federal Home Loan Banks. The Company maintains a $6,000,000 loan from a commercial bank and will explore, during 2006, various alternative methods to reduce its cost.

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

Shelby County Bank and Paramount Bank are collectively referred to as the "Banks".

On August 31, 2004, the Company and Heartland Bancshares, Inc. ("Heartland"), Franklin, Indiana, entered into an Agreement of Affiliation and Merger which provided for Heartland to merge with and into to the Company. On February 10, 2005, the Company and Heartland mutually agreed to terminate the merger agreement and certain other related agreements, including the reciprocal stock option agreements entered into by the Company and Heartland in connection with the merger agreement. During the third and fourth quarters of 2004, the Company incurred costs of $274,000 related to the proposed merger and $134,000 of severance payments made to the Company's former President, as a result of our proposed merger with Heartland Bancshares, Inc. These costs were expensed by the Company since it was expected that Heartland would be the acquiring entity in the merger. Additional costs of $73,000 related to this merger were incurred in 2005.

On April 26, 2005, the Board of Directors of the Company approved the offer and sale of up to $600,000 worth of its common stock to certain accredited investors, including, without limitation, the officers and directors of the Company in a private placement under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder. On April 29, 2005, the price of $5.00 per share was determined by the Executive Committee of the Board of Directors of the Company. Subsequently, the Company sold 101,000 shares of common stock at a price of $5.00 per share, or $505,000 in gross proceeds. Offering costs of $10,645 were incurred with this private placement. The private placement closed on May 6, 2005. In addition, the Company does anticipate another private placement during the second quarter of 2006.

On June 30, 2005, the Company and its commercial lender entered into a Third Amendment to an original Credit Agreement dated November 19, 2003. The purposes of which were to increase the outstanding principal amount of the Company's term loan of $4,000,000 to $6,000,000, and to modify the repayment terms of the term loan. Specifically, the repayment terms were amended to require interest only on the last day of the month until June 30, 2008, at which time the entire principal balance of the term loan will be due. The Credit Agreement was also amended to include making a capital contribution to one of the Company's subsidiaries, Shelby County Bank, as a purpose of the term loan. The capital contribution to Shelby County Bank of $1,800,000 was completed to increase the Bank's regulatory capital ratios.

On a consolidated basis, the Company's total assets as of December 31, 2005 were $221,241,000 compared to total assets of $206,625,000 at December 31, 2004. As of December 31, 2005, gross loans were $163,992,000 compared to gross loans of $157,427,000 at December 31, 2004. Deposits were $178,759,000 at December 31,
2005 compared to $170,330,000 at December 31, 2004. Total capital was $17,470,000 at December 31, 2005 compared to $15,784,000 at December 31, 2004.
Outstanding shares of common stock were 3,507,150 as of December 31, 2005 and 3,406,150 as of December 31, 2004, so book value per share was $4.98 at year end 2005 versus $4.63 at December 31, 2004.

The Company earned $.45 per share in 2005, an increase of $.53 over the $.08 loss in 2004. Net income for 2005 was $1,573,000 compared to a net loss of $283,000 in 2004. Returns on average total assets ("ROA") and equity ("ROE") were .75% and 9.66%, respectively, in 2005 as compared to (0.14%) and (1.75%) respectively, in 2004. Earnings, before the benefit of reversing the valuation allowance for the deferred tax asset, for 2005, were $1,143,000 or $.33 per share.

The Company continues to be asset sensitive, with a large amount of variable rate loans tied to prime, and the Company is benefiting from the prime rate increases. The additional capital generated in the second quarter of 2005 from the private placement of its common stock and subsequent borrowing of $2,000,000 from Union Federal Bank has allowed Shelby County Bank to maintain its momentum of growing quality loans and improving net interest income. The $988,000 increase in net interest income, from 2004 to 2005, was primarily achieved by growing quality loans, prime rate increases and sound management of our cost of funds. Management believes it can continue to improve return on equity by following this strategy and prudently managing non interest expenses. The Company believes it has reached a sustainable level of core earnings, from which the Banks can continue to grow. In 2005, the increase in the loan portfolio was effective in achieving a meaningful return on shareholder's equity. The Banks are strategically maintaining their "well capitalized" status while continuing to concentrate on improving net interest income and overall profitability, without taking undue interest rate risk. Management and staff at both Shelby County Bank and Paramount Bank will continue to work diligently at implementing loan growth plans and strategies; emphasizing the benefits of gathering non-certificate depository funding as means of decreasing the Banks' overall funding costs; improving levels of fee income derived from depository relationships and encouraging a stronger relationship with their customer base. With these plans in place, the Company will review the possibility of commencing dividend payments to its shareholders during either 2006 or 2007.

Also during 2005, continued significant administrative time and resources were invested in the areas of compliance and internal control. Enhancing and implementing policies, systems and controls remained high priorities for the Company. Efficiently maintaining and building the infrastructure of the Company, while increasing core profitability and succeeding at reducing older loan related problems were major areas of focus during the year.

Information Technology review and upgrading were also focal points during 2005. Each bank believes it can use technology to improve operating efficiency and better serve its clients. With the assistance of outside technology consultants, each bank is improving its infrastructure, by implementing enhancements in hardware and software. The Company does expect to incur increased costs during 2006 as these technology plans are implemented.

NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS NOT YET EFFECTIVE

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

FAS 154 replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a any change in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement applies for fiscal years beginning after December 15, 2005.

The effect of these other new standards on the Company's financial position and results of operations is not expected to be material upon adoption.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The Company's critical accounting policies include the following:

An analysis of the allowance for loan losses is performed monthly by the Banks' management to assess the appropriate levels of allowance for loan losses. Specific reserves are established based upon review of individual borrowers identified in the classified loan list, establishing the probable incurred losses associated with such borrowers, including comparison of loan balances versus estimated liquidation values of collateral based upon independent information sources or appraisals performed by board-approved licensed appraisers. The remaining pools of loans, excluding those classified or delinquent are analyzed for the general loan loss reserve. Management evaluates this general reserve using loan loss statistics by various types of loans, including statistics published periodically by the OTS and FDIC, the Banks' historical losses and recommendations by the Chief Credit Officer. Appropriate loss percentages are applied to the Banks' distribution of portfolio balances since management believes this will be representative of losses inherent in the portfolio. The calculated reserve is compared to the Banks' existing reserve to establish the provision necessary to bring the actual reserve balance in compliance with the findings of the allowance analysis.

A valuation allowance reduces deferred tax assets to the amount management believes is more likely than not to be realized. In evaluating the realization of deferred tax assets, management considers the likelihood that sufficient taxable income of appropriate character will be generated within carry forward periods, including consideration of available tax planning strategies. In the past, the Company maintained a valuation allowance against its deferred tax asset, however in the fourth quarter of 2005, management concluded that the remaining valuation allowance on the deferred tax assets was no longer necessary given the Company's sustained income and growth through the year and projected net income in the future. A net tax benefit of $430,000 was recognized as a result of the reversal of the tax valuation allowance.

RESULTS OF OPERATIONS

NET INCOME

For the year ended December 31, 2005, the Company reported net income of $1,573,000 compared to a net loss of $283,000 reported for the year ended December 31, 2004. The increase was primarily due to increases in net interest income before the provision of loan losses of $988,000 and non-interest income of $172,000, a decrease in the provision for loan losses of $385,000 and a tax benefit of $430,000 due to the reversal of the tax valuation allowance. Offsetting these increases was an increase of $118,000 in non-interest expense. The increase in net interest income was also the result of variable rate loans and investments subject to an increase in yields. This was due to several increases in the prime rate as the net interest margin increased 50 basis points from the year ended December 31, 2004.

NET INTEREST INCOME

For the year ended December 31, 2005, net interest income before provision for loan losses increased $988,000. Interest income increased $1,990,000 to $12,056,000 from $10,066,000 for the year ended December 31, 2004. Interest expense increased $1,003,000 to $4,956,000 for the year ended December 31, 2005, compared to $3,954,000 for the year ended December 31, 2004.

The increase in interest income was due to higher yields on interest-earning assets and slightly higher average balances on those assets. The average balance of interest-earning assets increased $5,654,000 from $190,961,000 for the year ended December 31, 2004 to $196,615,000 for the year ended December 31, 2005. Compared to the prior year, the weighted average interest rate increased from 5.27% to 6.13%, primarily due to the rise in market interest rates during the year ended December 31, 2005. Interest expense increased $1,003,000 compared to the prior year ended December 31, 2004. The average rate paid on interest-bearing liabilities increased from 2.43% for the year ended December 31, 2004 to 3.00% for the year ended December 31, 2005. Deposits were affected by both an increase in interest rates and balances during the current year. The average balance on interest bearing deposits increased by $3,146,000 in 2005 and the average weighted rate increased from 2.29% to 2.81%. For the year ended December 31, 2005 compared to the year ended December 31, 2004, the interest expense on balances of FHLB advance borrowings and the note payable increased $170,000 while the average balance decreased $777,000. This was due to the rising interest rate environment in 2005.

INTEREST INCOME

For the year ended December 31, 2005, interest income increased $1,990,000. This increase was comprised of a $443,000 increase due to the average balances of earning assets, and a $1,547,000 increase due to higher yields on the Company's earning assets.

Interest income and fees on loans were $10,507,000 for the year ended December 31, 2005, an increase of $2,129,000 from the year ended December 31, 2004. The increase in yield on loans accounted for a $1,335,000 favorable rate variance, and an increase in average loan balances created a $794,000 favorable volume variance. The increase in yield was largely due to increases in the prime interest rate, increased balances in variable rate products, as well as higher yields on new loans originated during the period. The overall yield on loans increased to 6.59% for the year ended December 31, 2005 from 5.73% for the year ended December 31, 2004.

Interest income on investment securities decreased $266,000 for the year ended December 31, 2005 as compared to the year ended December 31, 2004. A favorable variance of $107,000 was due to a higher portfolio yield which was the result of the rising interest rate environment. The favorable rate variance was offset by an unfavorable volume variance of $373,000. The portfolio decreased $7,645,000 due to sales and maturities of available-for-sale securities and principal payment reductions in the mortgage backed securities.

Interest income on interest-bearing deposits held at other financial institutions increased $118,000 over the year ended December 31, 2005 to $191,000 from $73,000 for the period ended December 31, 2004. This increase was due to a $17,000 favorable volume variance from higher balances in such liquid investments, and a $101,000 favorable rate variance due to an increase in yield on such instruments. This category is very susceptible to changes in interest rates due to its liquidity and strong correlation to short-term interest rates, such as federal funds and LIBOR.

Dividends on FHLB stock increased $9,000 from the year ended December 31, 2004, due to higher dividend yields provided by the stock of $4,000 and an increase in volume of $5,000. The Banks' investment in FHLB stock increased $78,000 for the year ended December 31, 2005, due to reinvestment of stock dividends. Paramount Bank also invested $38,000 in the stock of the Bankers Bank of Kentucky during the year ended December 31, 2005.

INTEREST EXPENSE

Interest expense increased $1,003,000 to $4,956,000 from $3,953,000 for the year ended December 31, 2005. Interest expense on deposits increased $833,000 from $3,221,000 for the year ended December 31, 2004 to $4,054,000. This increase results from a $36,000 variance due to an increase in average deposit balances, and a $797,000 unfavorable rate variance due to a 52 basis point increase in cost, the result of the rising interest rate environment. The cost of certificates of deposit increased $527,000 over 2004. Primarily this was the result of the rise in rates, increasing from 2.83% in 2004 to 3.41% in 2005. Interest expense from FHLB advances and other borrowings increased $170,000 from 2004 by an unfavorable rate variance of $197,000 offset by a favorable volume variance of $27,000. The average yield increased from 3.35% in 2004 to 4.28% in 2005. Rates on core deposit products such as, savings accounts and NOW accounts also increased. The effective cost of money market accounts increased 79 basis points from 1.61% for the year ended December 31, 2004. NOW account and Savings account rates have also increased by 1 and 72 basis point(s), respectively.

NET INTEREST INCOME

                                               YEAR ENDED
                                              DECEMBER 31,     PERCENTAGE CHANGE
                                           -----------------          FROM
                                             2005      2004       2004 TO 2005
                                           -------   -------   -----------------
                                             (DOLLARS IN
                                              THOUSANDS)
Interest Income:
   Interest and fees on loans              $10,507   $ 8,378        25.41 %
   Interest on investment securities         1,226     1,492       (17.83)%
   FHLB dividends                              132       123         7.32 %
   Interest on interest-bearing deposits       191        73       161.64 %
                                           -------   -------
      Total interest income                 12,056    10,066        19.77 %
                                           =======   =======
Interest Expense:
   Interest on deposits                      4,054     3,222        25.82 %
   Interest on borrowings                      902       732        23.22 %
                                           -------   -------
      Total interest expense                 4,956     3,954        25.34 %
                                           -------   -------
Net interest income                        $ 7,100   $ 6,112        16.16 %
                                           =======   =======

RATE VOLUME ANALYSIS OF CHANGE IN NET INCOME

                                      YEAR ENDED                 YEAR ENDED
                                   DECEMBER 31, 2005         DECEMBER 31, 2004
                               ------------------------   -----------------------
                               VOLUME    RATE     TOTAL   VOLUME    RATE    TOTAL
                               ------   ------   ------   ------   -----   ------
                                (DOLLARS IN THOUSANDS)     (DOLLARS IN THOUSANDS)
Interest Income on:
   Loans                       $ 794    $1,335   $2,129   $4,463   $(773)  $3,690
   Investment securities        (373)      107   $ (266)     180     (19)  $  161
   FHLB stock                      5         4   $    9       24     (17)  $    7
   Interest-bearing deposits      17       101      118        8      15       23
                               -----    ------   ------   ------   -----   ------
      Total interest income      443     1,547    1,990    4,675    (794)   3,881

Interest Expense on:
   Deposits                       36       797      833    1,513    (361)   1,152
   Borrowings                    (27)      197      170      303      31      334
                               -----    ------   ------   ------   -----   ------
      Total interest expense       9       994    1,003    1,816    (330)   1,486
                               -----    ------   ------   ------   -----   ------
Net interest income            $ 434    $  553   $  987   $2,859   $(464)  $2,395
                               =====    ======   ======   ======   =====   ======

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

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY AND INTEREST RATES AND DIFFERENTIAL VARIANCE ANALYSIS

                                                          YEAR ENDED                     YEAR ENDED
                                                       DECEMBER 31, 2005              DECEMBER 31, 2004
                                                 ----------------------------   ----------------------------
                                                  AVERAGE              YIELD/    AVERAGE              YIELD/
                                                  BALANCE   INTEREST    RATE     BALANCE   INTEREST    RATE
                                                 --------   --------   ------   --------   --------   ------
                                                    (DOLLARS IN THOUSANDS)        (DOLLARS IN THOUSANDS)
Interest Earning Assets:
   Investment securities                         $ 27,912    $ 1,226    4.39%   $ 36,547    $ 1,492    4.08%
   Interest-bearing deposits                        6,344        191    3.01%      5,297         73    1.38%
   FHLB stock                                       2,905        132    4.54%      2,792        123    4.40%
   Loans (1)                                      159,454     10,507    6.59%    146,325      8,378    5.73%
                                                 --------    -------    ----    --------    -------    ----
      Total earning assets                        196,615     12,056    6.13%    190,961     10,066    5.27%
                                                 --------    -------    ----    --------    -------    ----
Interest and Non-Interest Bearing Liabilities:
   Savings accounts                                 9,644        157    1.64%      6,948         64    0.92%
   Non-interest bearing demand accounts            22,945         --    0.00%     21,122         --    0.00%
   NOW accounts                                    16,680        113    0.68%     17,339        116    0.67%
   Money market accounts                           23,289        559    2.40%     21,310        344    1.61%
   Certificates of deposit                         94,452      3,225    3.41%     95,322      2,698    2.83%
                                                 --------    -------    ----    --------    -------    ----
      Total interest bearing deposits             144,065      4,054    2.81%    140,919      3,222    2.29%
   Borrowings                                      21,084        902    4.28%     21,861        732    3.35%
                                                 --------    -------    ----    --------    -------    ----
      Total interest bearing liabilities         $165,149      4,956    3.00%   $162,780      3,954    2.43%
                                                 ========    -------    ----    ========    -------    ----
Net interest margin                                          $ 7,100    3.61%               $ 6,112    3.22%
                                                             =======                        =======

(1) Includes principal balances of non-accruing loans. Interest on non-accruing loans is not included.

NON-INTEREST INCOME

The Company's non-interest income for the year ended December 31, 2005 was $1,330,000. This represents an increase of $172,000 from the year ended December 31, 2004. The change in non-interest income results from an increase of $144,000 in service charges on deposit accounts and an increase in secondary market mortgage fees of $185,000. The primary increase in service charge revenue was due to an increase in customer service and ATM fees, as the Banks continued to focus on adherence to following established fee schedules. During 2005 the Banks increased their mortgage business with the secondary market; this trend is expected to continue in 2006. These increases were offset by a decrease in the sale of securities, decreasing $120,000 from the 2004 level and a decrease in other fees of $37,000.

NON-INTEREST INCOME

                                                         PERCENTAGE
                                                        CHANGE FROM
                                         YEAR ENDED     DECEMBER 31,
                                        DECEMBER 31,       2004 TO
                                      ---------------   DECEMBER 31
                                       2005     2004        2005
                                      ------   ------   ------------
                                        (DOLLARS IN
                                         THOUSANDS)
Service charges on deposit accounts   $  452   $  308        46.75%
Secondary market mortgage fees           595      410        45.12%
Gain on sale of securities                34      154       (77.92)%
Other                                    249      286       (12.59)%
                                      ------   ------
Total Non-Interest Income             $1,330   $1,158        14.94%
                                      ======   ======

NON-INTEREST EXPENSE

For the year ended December 31, 2005, non-interest expense was $7,161,000, an increase of $118,000 from the year ended December 31, 2004 of $7,043,000. Salary and benefit expenditures increased $453,000 from 2004. Increases to salaries were the result of additions to staff, salary increases and the reclassification of the director fees of both the Chief Executive of the Company and the Chairman of the Board at Shelby County Bank to salaries. Advertising and promotion expenses have increased $37,000 from the year ended December 31, 2004 to the year ended December 31, 2005. This increase in these expenses are associated with management's attention to promoting and marketing of the Banks in their local areas. Professional fees have increased by $141,000, as the Company has retained legal counsel to pursue litigation regarding past due loans. Increases in non-interest expense were offset by insurance expenses which decreased $128,000, primarily the result of decreases in the Banks' insurance premiums. ORE and repossession expenses decreased $48,000 due to reductions in these assets during 2005. Merger costs related to the terminated merger with Heartland Bancshares, Inc. have decreased $201,000. The remaining costs of $73,000 related to this terminated merger occurred during the first and second quarters of 2005. Occupancy costs decreased $66,000 from the year ended December 31, 2004. A primary reason for this reduction was the result of a sale of a property owned by the Company in the fourth quarter of 2004 and the $18,000 in occupancy costs associated with maintaining that property during the year ended December 31, 2004. Other reductions in occupancy costs were due to fixed assets becoming fully depreciated during 2004 and the first quarter ended March 31, 2005. Stationary and supplies decreased $14,000 as there is a concentrated effort at the Banks to reduce such expenses as they relate to cost containment. Additionally, director fees have decreased $97,000 for the year ended December 31, 2005 compared to the year ended December 31, 2004. This is the result of a change in the role of some directors who previously served on both Blue River Bancshares' Board of Directors as well as Shelby County Bank's Board of Directors and who currently serve only at the bank level. Additionally as stated previously, compensation for the Chief Executive Officer of the Company and Chairman of the Board of Shelby County Bank has changed from directors fees to salaries during the second quarter ended June 30, 2005. Director's fees will be increasing in the future however, as there are current vacancies on the Board of Directors of Shelby County Bank and the Company.

Changes in non-interest expense consist of the following:

                                                                                         PERCENTAGE
                                                  YEAR ENDED DECEMBER 31,                CHANGE FROM
                                                  -----------------------     CHANGE    DECEMBER 31,
                                                     2005         2004      FROM 2004   2004 TO 2005
                                                  ----------   ----------   ---------   ------------
Salaries and employee benefits                    $3,764,936   $3,311,923   $ 453,013      13.68%
Premises and equipment                               789,687      855,883     (66,196)     (7.71)%
Federal deposit insurance, KY state tax and OTS      234,020      223,046      10,974       4.93%
Data Processing                                      618,627      599,837      18,790       3.17%
Advertising and promotion                            177,740      140,938      36,802      26.24%
Bank fees and charges                                107,061      102,546       4,515       4.90%
Director Fees                                        134,900      231,800     (96,900)    (41.81)%
Professional fees                                    560,738      419,843     140,895      33.57%
Stationery, supplies and printing                     91,329      105,049     (13,720)    (13.33)%
Insurance                                             67,498      195,349    (127,851)    (65.64)%
ORE and repossession                                  59,339      107,405     (48,066)    (44.86)%
Core deposit intangible amortization                  68,964       69,508        (544)    (1.43)%
Merger expense                                        73,171      273,564    (200,393)    (73.36)%
Other                                                413,373      406,195       7,178       1.72%
                                                  ----------   ----------   ---------     ------
                                                  $7,161,383   $7,042,886   $ 118,497       1.68%
                                                  ==========   ==========   =========     ======

PROVISION FOR INCOME TAXES

The income tax benefit was $430,000 for the year ended December 31, 2005 compared to $0 for the year ended December 31, 2004. During the fourth quarter of 2002, the Company recorded a valuation allowance of $760,000 against a portion of the deferred tax assets, as management concluded that it was more likely than not that a portion of the benefit associated with the deferred tax asset would not be realized. During 2003, 2004 and the first three quarters of 2005, management's estimate of the deferred tax asset realization did not change significantly, and the Company recorded changes in its valuation allowance to offset changes in the deferred tax assets, resulting in no income tax expense. As deferred tax assets were realized during the first three quarters of 2005, the valuation allowance declined by approximately $429,000. In the fourth quarter of 2005, management concluded that the remaining valuation allowance on the deferred tax assets was no longer necessary given the Company's sustained income and growth through the year and projected net income in the future and the valuation allowance was fully reversed. A tax benefit of $430,000 was recognized related to the reversal of the remaining tax valuation allowance. The effective tax rate was (37.6%) for 2005 and 0.00% 2004 with the reversal of the valuation allowance being the primary cause of the fluctuation in rate. The Company has generated federal operating loss carryforwards of approximately $4.4 million. The net operating loss carryforwards, if unused will expire in 2020 through 2024.

CAPITAL RESOURCES AND CAPITAL ADEQUACY

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

On November 1, 2003, Blue River acquired Unified Banking Company from Unified Financial Services, Inc. ("the Seller"). Blue River obtained financing through Union Federal Bank in the amount of $4.0 million and raised $4.5 million through a rights offering. Blue River acquired Paramount Bank for $8.5 million including acquisition costs. As a condition of the acquisition, Unified Financial Services and certain of its affiliates are required to maintain a quarterly aggregate minimum average amount of $8.5 million in non-interest bearing deposits at Unified Banking Company through November 2006, provided however, that Unified Financial Services has such funds available for deposit. Blue River then contributed $500,000 of additional capital to Unified Banking Company in 2003 and an additional $400,000 during the first and second quarters of 2004. On October 1, 2004, Unified Banking Company changed its name to Paramount Bank. On June 30, 2005, the Company and its commercial lender entered into a Third Amendment to the original Credit Agreement dated November 19, 2003. The purposes of which were to increase the outstanding principal amount of the Company's term loan of $4,000,000 to $6,000,000, and to modify the repayment terms of the term loan. Specifically, the repayment terms were amended to require interest only until June 30, 2008, at which time the entire principal balance of the term loan will be due. The Credit Agreement was also amended to include making a capital contribution to one of the Company's subsidiaries, Shelby County Bank, as a purpose of the term loan. The capital contribution to Shelby County Bank of $1,800,000 was completed to increase the Bank's regulatory capital ratios and to enable the Bank to stay even with loan demand.

On April 26, 2005, the Board of Directors of the Company approved the offer and sale of up to $600,000 worth of its common stock to certain accredited investors, including, without limitation, the officers and directors of the Company in a private placement under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder. On April 29, 2005, the price of $5.00 per share was determined by the Executive Committee of the Board of Directors of the Company. Subsequently, the Company sold 101,000 shares of common stock at a price of $5.00 per share, or $505,000 in gross proceeds. Offerings costs as of September 30, 2005 were $10,645. The private placement closed on May 6, 2005.

Management believes that as of December 31, 2005, the Banks meet all capital adequacy requirements to which they are subject as well as objectives set by the Company's management and Board of Directors. The following table sets forth the actual and minimum capital amounts and ratios of Shelby County Bank as of December 31, 2005:

                                                               AS OF DECEMBER 31, 2005
                                         -------------------------------------------------------------------
                                                                   MINIMUM FOR         FDICIA REGULATIONS
                                            ACTUAL CAPITAL      CAPITAL ADEQUACY    TO BE "WELL CAPITALIZED"
                                         -------------------   ------------------   ------------------------
                                            AMOUNT     RATIO     AMOUNT     RATIO         AMOUNT    RATIO
                                         -----------   -----   ----------   -----       ---------   -----
Tangible capital ratio                   $11,196,000    8.5%   $1,987,000    1.5%       6,623,000    5.0%
Core capital to average assets            11,196,000    8.5%    5,299,000    4.0%       6,623,000    5.0%
Tier 1 capital to risk weighted assets    11,196,000   11.4%    3,938,000    4.0%       5,908,000    6.0%
Total capital to risk weighted assets     12,018,000   12.2%    7,877,000    8.0%       9,846,000   10.0%

The following table sets forth the actual and minimum capital amounts and ratios of Paramount Bank as of December 31, 2005:

                                                               AS OF DECEMBER 31, 2005
                                         ------------------------------------------------------------------
                                                                  MINIMUM FOR         FDICIA REGULATIONS
                                           ACTUAL CAPITAL      CAPITAL ADEQUACY    TO BE "WELL CAPITALIZED"
                                         ------------------   ------------------   ------------------------
                                           AMOUNT     RATIO     AMOUNT     RATIO         AMOUNT    RATIO
                                         ----------   -----   ----------   -----       ---------   -----
Tangible capital ratio                   $6,534,000    7.9%   $1,247,000    1.5%       4,156,000    5.0%
Core capital to average assets            6,534,000    7.9%    3,324,000    4.0%       4,156,000    5.0%
Tier 1 capital to risk weighted assets    6,534,000   10.5%    2,479,000    4.0%       3,718,000    6.0%
Total capital to risk weighted assets     7,288,000   11.8%    4,957,000    8.0%       6,197,000   10.0%

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

Available-for-sale investment securities comprise 11.2 % of total assets and 12.1% of total earning assets at December 31, 2005. The Company has classified all of its investment purchases as available-for-sale to maintain liquidity. Additionally, the Company has concentrated efforts on acquiring investments with favorable risk-based capital treatment, as well as increasing its holdings in adjustable rate mortgage-backed securities to reduce interest rate sensitivity. During 2005, the Banks' combined liquidity levels increased from 9.65% at December 31, 2004 to 10.12% at December 31, 2005.

The available-for-sale investment portfolio was $24,721,000 at fair value, with a cost basis of $25,454,000. The held-to-maturity portfolio currently is comprised of bonds totaling $16,000. Shelby County Bank owns $2,389,000 of stock in the Federal Home Loan Bank of Indianapolis and Paramount Bank owns $585,000 of stock in the Federal Home Loan Bank of Cincinnati. This equity position is required as a member bank of the FHLB system, and the credit policy of the FHLB states that member banks must own sufficient stock to serve as collateral against funding provided through advances held by the Banks. In addition, Paramount Bank also owns $38,000 of restricted stock in the Bankers Bank of Kentucky.

Weighted average yields of the investment securities portfolio were 4.35% at December 31, 2005 compared to 4.36% at December 31, 2004. The investment strategy of the Banks' is to position in adjustable-rate mortgage-backed securities acquired to assist in reducing interest rate sensitivity, purchasing of new securities in a period of significantly lower market rates, and increased repayments related to bonds with higher coupon rates.

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

INVESTMENT SECURITIES PORTFOLIO

                                                                          GROSS        GROSS     ESTIMATED
                                                           AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                                              COST        GAINS       LOSSES       VALUE
                                                           ---------   ----------   ----------   ---------
                                                                        (DOLLARS IN THOUSANDS)
December 31, 2005:
   Investment securities held to maturity:
      Mortgage-backed securities                            $    16        $--        $  --        $    16
                                                            -------        ---        -----        -------
         Total investment securities held to maturity            16         --           --             16
                                                            -------        ---        -----        -------

   Investment securities available for sale:
      Mortgage-backed securities                             16,058         11         (405)        15,664
      U.S. government agencies                                8,998         --         (337)         8,661
      Municipals                                                398         --           (2)           396
                                                            -------        ---        -----        -------
         Total investment securities available for  sale     25,454         11         (744)        24,721
                                                            -------        ---        -----        -------
         Total investments                                  $25,470        $11        $(744)       $24,737
                                                            =======        ===        =====        =======

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
                                                         =======        ===        =====       =======

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

As of December 31, 2005

                                                                 HELD TO     AVAILABLE
                                                                MATURITY        FOR
                                                              ------------      SALE
                                                                      FAIR      FAIR
                                                              COST   VALUE     VALUE
                                                              ----   -----   ---------
                                                               (DOLLARS IN THOUSANDS)
Mortgage-Backed Securities:                                    $16    $16     $15,664
U.S. Government Agencies:
   Due within one year                                          --     --          --
   1 to 5 Years                                                 --     --       2,894
   5 to 10 Years                                                --     --       5,767
   Due after ten years                                          --     --          --
                                                               ---    ---     -------
      Total U.S. government agencies                            --     --       8,661
                                                               ---    ---     -------

Obligations of State and Political Subdivisions:
   Due within one year                                          --     --          --
   1 to 5 Years                                                 --     --         396
   5 to 10 Years                                                --     --          --
                                                               ---    ---     -------
      Total obligations of state and political subdivisions     --     --         396
                                                               ---    ---     -------

Corporate Bonds:
   1 to 5 Years                                                 --     --          --
   5 to 10 Years                                                --     --          --
                                                               ---    ---     -------
      Total corporate bonds                                     --     --          --
                                                               ---    ---     -------
      Total investments                                        $16    $16     $24,721
                                                               ===    ===     =======

As of December 31, 2004:

                                                                 HELD TO     AVAILABLE
                                                                MATURITY        FOR
                                                              ------------      SALE
                                                                      FAIR      FAIR
                                                              COST   VALUE     VALUE
                                                              ----   -----   ---------
                                                               (DOLLARS IN THOUSANDS)
Mortgage-Backed Securities:                                    $19    $18     $22,094
U.S. Government Agencies:
   Due within one year                                          --     --          --
   1 to 5 Years                                                 --     --          --
   5 to 10 Years                                                --     --       8,868
   Due after ten years                                          --     --       1,003
                                                               ---    ---     -------
      Total U.S. government agencies                            --     --       9,871
                                                               ---    ---     -------

Obligations of State and Political Subdivisions:
   Due within one year                                          --     --          --
   1 to 5 Years                                                 --     --         396
   5 to 10 Years                                                --     --          --
                                                               ---    ---     -------
      Total obligations of state and political subdivisions     --     --         396
                                                               ---    ---     -------

Corporate Bonds:
   1 to 5 Years                                                 --     --          --
   5 to 10 Years                                                --     --          --
                                                               ---    ---     -------
      Total corporate bonds                                     --     --          --
                                                               ---    ---     -------
      Total investments                                        $19    $18     $32,361
                                                               ===    ===     =======

INVESTMENT SECURITIES WEIGHTED AVERAGE YIELD

                      DUE     ONE     FIVE    DUE
                    WITHIN     TO      TO    AFTER
                      ONE     FIVE    TEN     TEN
                     YEAR    YEARS   YEARS   YEARS   TOTAL
                    ------   -----   -----   -----   -----
December 31, 2005    0.00%   4.31%   4.17%   4.42%   4.35%
December 31, 2004    0.00%   6.28%   4.12%   4.54%   4.36%

LOANS

Net loans at December 31, 2005 were $162,416,000, a $6,908,000 increase from December 31, 2004. The majority of this increase or $10,789,000 is related to loan growth at Shelby County Bank offset by a decline in net loans of $3,881,000 at Paramount Bank, primarily in commercial loans that were either participated out or paid off. The Banks are concentrating on loan products that provide the opportunity for shorter maturity terms and variable rate pricing in an effort to continue to improve interest rate sensitivity. At December 31, 2005, 29.40% of the net loan portfolio was comprised of residential mortgages, an increase of
6.96 % over 2004 levels. Commercial loans secured by commercial real estate increased to $39,441,000, representing 24.05% of total loans at December 31, 2005. Consumer loans increased $2,247,000 for the twelve months ended December 31, 2005 to $11,323,000. The Banks have continued to pursue opportunities to expand their portfolios of home equity loan products, with loans outstanding of $35,027,000 at December 31, 2005. These loans have increased $1,174,000 over the 2004 levels. However, there has been a slower growth trend in these loans from 2004 to 2005 versus 2003 to 2004. Commercial lending products decreased to $30,450,000 at December 31, 2005, a decrease of $6,826,000. During the first and second quarters of 2005, Shelby County Bank slowed loan growth to maintain its "well capitalized" status. However, at June 30, 2005, the Company borrowed an additional $2,000,000 in external funding in order to resume loan growth at Shelby County Bank. Loan growth accelerated in the commercial lending market as well as in the home equity market during the third and fourth quarters of 2005. These loan products provide the opportunity for increased profitability and continued improvement in interest rate sensitivity while maintaining the Banks' "well capitalized" status. The Banks will also continue to concentrate retail lending efforts to home equity loans due to lower credit risks involved in loans secured by the borrower's primary residence. At December 31, 2005, the Banks did not have any significant outstanding loan concentration in similar industries that could cause an adverse impact during an economic downturn in any one industry segment.

LOAN PORTFOLIO

                                                  DECEMBER 31,
                                             ----------------------
                                                2005       2004
                                              --------   --------
                                             (DOLLARS IN THOUSANDS)
Real Estate Mortgage Loans:
   One-to-four family                         $ 47,751   $ 44,643
   Non residential                              39,441     32,579
   Home equity loans                            35,027     33,853
Consumer loans                                  11,323      9,076
Commercial loans, including participations      30,450     37,276
Less allowance for loan losses                  (1,576)    (1,919)
                                              --------   --------
Net loans                                     $162,416   $155,508
                                              ========   ========

COMPOSITION OF LOANS BY TYPE

                                       DECEMBER 31, 2005     DECEMBER 31, 2004
                                      -------------------   -------------------
                                                  PERCENT               PERCENT
                                       AMOUNT    OF TOTAL    AMOUNT    OF TOTAL
                                      --------   --------   --------   --------
                                          (DOLLARS IN           (DOLLARS IN
                                           THOUSANDS)            THOUSANDS)
Mortgage Loans:
   One to four family                 $ 47,751     29.12%   $ 44,643     28.36%
   Non residential                      39,441     24.05%     32,579     20.69%
   Home equity                          35,027     21.36%     33,853     21.50%
Consumer loans                          11,323      6.90%      9,076      5.77%
Commercial loans                        30,450     18.57%     37,276     23.68%
                                      --------    ------    --------    ------
      Total gross loans               $163,992    100.00%   $157,427    100.00%
                                      ========    ======    ========    ======
Type of Security:
   One-to-four family                 $ 77,551              $ 75,523
   Non-residential                      30,963                27,500
   Inventory, Accounts Receivables,
      Securities, other                 27,372                30,629
   Multi-family                          5,432                 3,049
   Equipment                             2,446                   901
   Autos                                 2,205                 2,245
   Unsecured                            10,045                11,068
   Land                                  7,978                 6,512
                                      --------              --------
      Total gross loans               $163,992              $157,427
                                      ========              ========

                                    DUE DURING THE YEARS ENDING DECEMBER 31,
                          -----------------------------------------------------------
                                             (DOLLARS IN THOUSANDS)
                                                           2008     2011       2016
                                                            TO       TO        AND
                            TOTAL      2006      2007      2010     2015    FOLLOWING
                          --------   --------   ------   -------   ------   ---------
Mortgage Loans:
   One-to-four family     $ 47,751   $ 13,563   $3,340   $12,967   $2,658    $15,223
   Non residential          39,441     13,840    3,961    16,030    1,514      4,096
   Home equity              35,027        625      327       277      329     33,469
Consumer loans              11,323      7,468      543     1,599    1,062        651
Commercial loans            30,450     17,180    1,528     9,260    1,542        940
                          --------   --------   ------   -------   ------    -------
      Total gross loans   $163,992   $ 52,676   $9,699   $40,133   $7,105    $54,379
                          ========   ========   ======   =======   ======    =======

LOAN DISTRIBUTION

                         DUE AFTER DECEMBER 31, 2006
                        -----------------------------
                         FIXED    VARIABLE
                         RATES      RATES      TOTAL
                        -------   --------   --------
                            (DOLLARS IN THOUSANDS)
Mortgage Loans:
   One-to-four family   $31,795    $ 2,393   $ 34,188
   Non residential       18,185      7,416     25,601
   Home equity lines         --     34,402     34,402
Consumer loans            3,835         20      3,855
Commercial loans          9,314      3,956     13,270
                        -------    -------   --------
      Total             $63,129    $48,187   $111,316
                        =======    =======   ========

LOAN ACTIVITY

                                               FOR THE        FOR THE
                                             YEAR ENDED     YEAR ENDED
                                            DECEMBER 31,   DECEMBER 31,
                                                2005           2004
                                            ------------   ------------
                                               (DOLLARS IN THOUSANDS)
Gross Loans Receivable, beginning of year    $ 157,427       $128,666
Mortgage loan originations:
   One to four family                           35,749         23,845
   Home equity                                  22,260         35,236
   Non residential                              39,526         15,087
                                             ---------       --------
      Total mortgage loans                      97,535         74,168
Consumer loans:
   Installment loans                             8,490          3,667
   Loans secured by deposits                     1,611            443
                                             ---------       --------
      Total consumer loans                      10,101          4,110
Commercial loans                                33,149         35,859
                                             ---------       --------
      Total originations                       140,785        114,137
Repayments and other deductions               (134,220)       (85,376)
                                             ---------       --------
Gross Loans Receivable, end of year          $ 163,992       $157,427
                                             =========       ========

LOAN QUALITY

The Banks' loan portfolios are subject to varying degrees of credit risk. Credit risk is mitigated through portfolio diversification, limiting exposure to any single industry or customer, collateral protection, and standard lending policies and underwriting criteria. The Banks' primary lending products are commercial, consumer, and single-family mortgage loans including home equity loans.

Commercial loans generally have shorter terms and higher interest rates than residential mortgage loans and usually involve more credit risk than mortgage loans because of the type and nature of the collateral. Commercial loans rely primarily on the operations of the borrower for repayment and secondarily on the underlying collateral. At December 31, 2005, our portfolio of commercial and commercial real estate loans totaled $69.9 million, or 42.6% of total gross loans. Commercial loans generally expose a lender to greater risk of non-payment and loss than one-to-four family residential mortgage loans because repayment of the loans often depends on the successful operations and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one-to-four family residential mortgage loans.

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

Management of the Banks and the Board of Directors of the Banks have established a formalized, written loan policy and specific lending authority for each loan officer based upon the loan officer's experience and performance. Each of the Banks has also formed two additional levels of review for credits which exceed the lending authority of the sponsoring officer. The Officer Loan Committees approve loans in excess of individual lending officer limits. The Board of Directors or Director Loan Committee approve all credits in excess of the Officer Loan Committee limits up to the Banks' in-house limits.

The Board of Directors and or the Directors Loan Committee also monitor loan administration, loan review and the overall quality of the Banks' loan portfolio.

A loan review program is maintained. This function improves independence and maintains a high level of expertise. Currently, this function is provided for both Banks by an officer at Paramount Bank. Particular attention is focused on the largest aggregate borrowers, and additionally to any credits recommended for reclassification. The reviews are conducted quarterly with a written report provided to management and the Loan Committees to provide documentation of actions necessary to correct documentation deficiencies.

The Board of Directors and or the Directors Loan Committee meet monthly to review the overall administration of the loan portfolio, as well as many other matters. The Boards at each of the Banks review problem loans; delinquency reports and discuss lending activities at each meeting.

Both of the Banks maintain a watch list of loans which do not meet the Banks' established criteria. These are not under-performing loans, but simply monitored as a precautionary matter. This management report also contains loans which are considered to be loans that are under-performing or non-performing, loans criticized by examiners or any other case where the borrower has exhibited characteristics requiring special attention. A provision for probable incurred losses on loans is charged to operations based upon management's evaluation of the probable losses. Such an evaluation, which includes a review of loans for which full collectibility may not be reasonably assured considers, among other matters, the estimated net realizable value of the underlying collateral, as applicable, economic conditions, historical loan loss experience and other factors that are particularly susceptible to changes that could result in a material adjustment in the near term. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if conditions change substantially from the assumptions used in making the evaluations.

Non-performing assets are defined as: (1) loans in non-accrual status where the ultimate collection of interest is uncertain; (2) loans past due ninety days or more as to principal or interest (and where continued accrual has been specifically approved); and (3) loans which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the borrower. At December 31, 2005, the Banks reported approximately $1,403,000 of impaired loans. The Banks maintain a reserve for loan losses to cover losses incurred when loans default. Loans are charged off when they are deemed uncollectible.

Loans in all categories are charged-off when the loan is 180 days past due or when management determines the loan to be a loss.

NON-PERFORMING ASSETS

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                           ----------------------
                                                               2005     2004
                                                              ------   ------
                                                           (DOLLARS IN THOUSANDS)
Non-accruing loans                                            $1,403   $  462
Ninety (90) days past due                                      1,265    1,446
                                                              ------   ------
      Total non-performing loans                              $2,668   $1,908
                                                              ======   ======
Non-performing loans as a percentage of total loans             1.63%    1.21%
Past due loans (90 days or more):
      Real estate mortgages:
      One to four family                                      $  980   $1,045
      Non residential                                            105      234
      Home equity loans                                          149       12
   Consumer loans                                                 29      155
   Commercial loans, including participations                      2       --
                                                              ------   ------
              Total                                           $1,265   $1,446
                                                              ======   ======

The non-accruing loans that are reported as of December 31, 2005 would have provided approximately $91,000 of interest income in 2005 had they been performing in accordance with their contractual terms. The interest income and fees on loans reported for the year ended December 31, 2005 included approximately $41,000 that was received from loans reported as non-accrual as of December 31, 2005.

ALLOWANCE FOR LOAN LOSSES

                                                      YEAR ENDED
                                                     DECEMBER 31,
                                                ----------------------
                                                    2005       2004
                                                  --------   ---------
                                                (DOLLARS IN THOUSANDS)
Beginning allowance for loan losses              $  1,919    $  1,681
Loans charged off:
   Real estate mortgages:
      One-to-four family                               51          38
      Non residential                                  65         158
      Home Equity Loans                                25         100
   Consumer loans                                      82         116
   Commercial loans, including participations         344          --
                                                 --------    --------
      Total charged-off loans                         567         412
                                                 --------    --------
Recoveries on charged-off loans:
   Real estate mortgages:
      One-to-four family                                5          --
      Non residential                                  70         135
   Consumer loans                                      21           5
   Commercial loans, including participations           2          --
                                                 --------    --------
      Total recoveries on charged-off loans            98         140
                                                 --------    --------
      Net charge-offs                                 469         272
                                                 --------    --------
Provision for loan losses                             126         510
                                                 --------    --------
Ending allowance for loan losses                 $  1,576    $  1,919
                                                 ========    ========
Average loans outstanding                        $159,454    $146,909
Net charged-off loans to average loans               0.29%       0.19%

An analysis of the allowance for loan losses is performed monthly by management to assess the appropriate levels of allowance for loan losses. Specific reserves are established based upon review of individual borrowers identified in the classified loan list, establishing the probability of loss associated with such borrowers, including comparison of loan balances versus estimated liquidation values of collateral based upon independent information sources or appraisals performed by board-approved licensed appraisers. The remaining pools of loans, excluding those classified or delinquent, are analyzed for the general loan loss reserve. Management evaluates this general reserve using loan loss statistics by various types of loans, including statistics published periodically by the OTS and FDIC, the Banks' historical losses and recommendations by the Chief Credit Officer. Appropriate loss percentages are applied to the Banks' distribution of portfolio balances since management believes this will be representative of future losses inherent in the portfolio. The calculated reserve is compared to the Banks' existing reserve to establish the provision necessary to bring the actual reserve balance in compliance with the findings of the allowance analysis performed by management. The following is a breakdown of the loans identified in the review which are classified as non-performing as of December 31, 2005:

                             DECEMBER 31, 2005
                           ---------------------
                            NUMBER
                           OF LOANS    BALANCES
                           --------   ----------
Residential mortgage          32      $1,541,018
Non residential mortgage       3         325,434
Consumer secured               5          83,478
Commercial secured             4         715,743
Other                          1           2,376
                             ---      ----------
   Total                      45      $2,668,049
                             ===      ==========

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                              DECEMBER 31,        PERCENT OF LOANS TO TOTAL
                         ----------------------   -------------------------
                              2005     2004             2005     2004
                             ------   ------           ------   ------
                         (DOLLARS IN THOUSANDS)
Real estate mortgages:
   One-to-four family        $  227   $  371            29.12%   28.36%
   Non residential               81      232            24.05%   20.69%
   Home Equity                  161      104            21.36%   21.50%
Consumer                        201      305             6.90%    5.77%
Commercial                      676      786            18.57%   23.68%
Unallocated                     230      121               --       --
                             ------   ------           ------   ------
Total                        $1,576   $1,919           100.00%  100.00%
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

The Banks' average total deposits were $167,010,000 for the year ended December 31, 2005, compared to $162,041,000 for the year ended December 31, 2004. Management continues to emphasize the benefits of gathering non-certificate depository funding as a means of decreasing the Banks' overall funding costs, improving levels of fee income derived from depository relationships, and encouraging a stronger relationship with its customer base. By acquiring primary transaction accounts, the Banks are less susceptible to loss of accounts during periods of volatile interest rates.

FUNDING SOURCES--AVERAGE BALANCES

                                                        YEAR ENDED
                                                       DECEMBER 31,
                                                  ----------------------
                                                      2005       2004
                                                    --------   --------
                                                  (DOLLARS IN THOUSANDS)
Core Deposits:
   Non-interest bearing demand and NOW accounts     $ 39,625   $ 38,461
   Money market accounts                              23,289     21,310
   Savings accounts                                    9,644      6,948
   Certificates of deposit                            94,452     95,322
                                                    --------   --------
      Total deposits                                 167,010    162,041
FHLB advances and other borrowings                    21,084     21,861
                                                    --------   --------
      Total funding sources                         $188,094   $183,902
                                                    ========   ========

FUNDING SOURCES--COST OF FUNDS

                                                   YEAR ENDED
                                                  DECEMBER 31,    CHANGE
                                                  ------------   2005 TO
                                                   2005   2004     2004
                                                  -----   ----   -------
Core Deposits:
   Non-interest bearing demand and NOW accounts    0.68%  0.67%   0.01%
   Money market accounts                           2.40%  1.61%   0.79%
   Savings accounts                                1.64%  0.92%   0.72%
   Certificates of deposit                         3.41%  2.83%   0.58%
                                                   ----   ----
      Total deposits                               2.81%  2.29%   0.52%
FHLB advances and other borrowings                 4.28%  3.35%   0.93%
                                                   ----   ----
      Total funding sources                        3.00%  2.43%   0.57%
                                                   ----   ----

                                    MINIMUM RANGE      BALANCE         %      WEIGHTED
                                     OF OPENING     DECEMBER 31,      OF       AVERAGE
                                      BALANCES          2005       DEPOSITS     RATE
                                   --------------   ------------   --------   --------
                                                          (DOLLARS IN THOUSANDS)
Withdrawable:
   Savings accounts                 $5 - $2,500       $ 12,628        7.06%     2.14%
   Non-interest bearing checking      25 - 50           24,392       13.65%       --
   NOW accounts                       50 - 500          18,405       10.30%     1.25%
   Money market accounts           1,000 - 10,000       35,617       19.92%     3.09%
                                                      --------      ------
      Total withdrawable                                91,042       50.93%
                                                      --------      ------
Certificates (original terms):
   12 months or less                  Various           22,415       12.54%     3.70%
   13 to 36 months                   50 - 1,000         19,713       11.03%     3.27%
   37 months and greater             50 - 1,000         17,947       10.04%     4.65%
   Jumbo certificates                 100,000           27,642       15.46%     4.44%
                                                      --------      ------
      Total certificates                                87,717       49.07%     4.04%
                                                      --------      ------
      Total deposits                                  $178,759      100.00%
                                                      ========      ======

CERTIFICATES OF DEPOSIT, BY RATE

                   DECEMBER 31,
                       2005
              ----------------------
              (DOLLARS IN THOUSANDS)
Under 3%              $ 8,847
3% to 3.99%            41,848
4% to 4.99%            26,657
5% to 5.99%               980
6% to 6.99%             2,939
7% and over             6,446
                      -------
                      $87,717
                      =======

CERTIFICATES OF DEPOSIT, BY RATE AND TERM

                                            GREATER
              ONE YEAR                        THAN
                 OR        TWO      THREE    THREE
                LESS      YEARS     YEARS    YEARS     TOTAL
              --------   -------   ------   -------   -------
                           (DOLLARS IN THOUSANDS)
Under 3%       $ 7,108   $ 1,726   $   13        --   $ 8,847
3% to 3.99%     25,111    10,484    3,928     2,325    41,848
4% to 4.99%     17,014     3,595    2,245     3,803    26,657
5% to 5.99%        755         4       --       221       980
6% to 6.99%      2,939        --       --        --     2,939
7% and over      6,344         8       28        66     6,446
               -------   -------   ------    ------   -------
               $59,271   $15,817   $6,214    $6,415   $87,717
               =======   =======   ======    ======   =======

TIME DEPOSITS OF $100,000 AND OVER

                                                      DECEMBER 31,
                                                   -----------------
                                                     2005      2004
                                                   -------   -------
                                                (DOLLARS IN THOUSANDS)
Three months or less                               $ 1,727   $ 8,762
Greater than three months through six months           847     2,406
Greater than six months through twelve months       13,548    14,072
Over twelve months                                  11,520    10,106
                                                   -------   -------
Total                                              $27,642   $35,346
                                                   =======   =======

FHLB ADVANCES

                                                                AT OR FOR THE YEAR
                                                                ENDED DECEMBER 31,
                                                                ------------------
                                                                  2005      2004
                                                                -------   -------
                                                              (DOLLARS IN THOUSANDS)
FHLB advances outstandings at end of year                       $17,826   $15,091
Average balance for year                                         16,170    17,815
Maximum amount outstanding at any month-end during the year      18,950    18,253
Weighted average interest rate during the year                     3.40%     2.93%
Weighted average interest rate at end of year                      3.80%     3.25%

LIQUIDITY AND RATE SENSITIVITY

The Company's liquidity position is the primary source of additional capital for infusion into its banking subsidiaries. During the year ended December 31, 2005, the Banks have significantly increased their use of funds as a result of loan demand and maturities of higher interest rate certificates of deposit. Due to the Company's recent liquidity needs, the Company borrowed an additional $2,000,000 from an external funding source during the quarter ended June 30, 2005 and subsequently contributed $1,800,000 of capital to its subsidiary, Shelby County Bank to increase the Bank's regulatory capital ratios and to enable the Bank to satisfy loan demand. As a result of this borrowing and the private placement which was authorized by the Board of Directors in April 2005 and completed in May 2005, and which raised a net aggregate of $494,000 of capital after offering costs, management does not anticipate the need for any additional capital over the next twelve months. However, the Company may possibly execute another private placement sometime in 2006 if loan demand or liquidity necessitates such an action.

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

The Banks' Asset/Liability Committees, which set forth guidelines under which the Banks manage funding sources and their investments and loan portfolios are responsible for monitoring the Banks' sensitivity measures. The objective of these committees is to provide for the maintenance of an adequate net interest margin, appropriate NPV levels, and adequate level of liquidity to keep the Banks sound and profitable during all stages of an interest rate cycle. The Presidents of each Bank have been authorized by the Boards of Directors to perform the daily management functions related to asset/liability management and investment trading activities for the Banks.

At December 31, 2005, $102,556,000 of the loan portfolio is due to mature or reprice within one year, compared to $95,906,000 of the portfolio at December 31, 2004. In the investment securities category, $11,286,000 of the portfolio matures or reprices within one year, compared to $13,224,000 at December 31, 2004. The adjustable rate mortgages prepaid at a slower speed during 2005 compared to 2004. The repayment of this portion of the portfolio was $3,618,000 in 2005 compared to $6,692,000 in 2004. There were also net sales and maturities of available-for-sale securities of $3,401,000, compared to net sales and maturities of available-for-sale securities of $9,394,000 and a maturity of a held-to-maturity security of $130,000 in 2004.

Management's objective in interest rate sensitivity is to reduce the Banks' vulnerability to future interest rate fluctuations while providing for growth and stability of net interest margin.

The cumulative GAP ratio of the Banks on December 31, 2005 was 12.93% for interest rate sensitive assets and liabilities of ninety days or less and (1.80%) for interest rate sensitive assets and liabilities for one year or less. These ratios show a deterioration in the 90-day, one-year and one-five year gap when compared to 2004 levels and an improvement in the over five year and beyond levels.

INTEREST RATE SENSITIVITY ANALYSIS

                                             1-90      91-365       1-5      BEYOND
                                             DAYS       DAYS       YEARS    5 YEARS     TOTAL
                                           --------   --------    -------   -------   --------
                                                          (DOLLARS IN THOUSANDS)
Earning Assets:
   Investment securities                   $  9,773   $  1,513    $11,758   $2,426    $ 25,470
   FHLB stock                                 2,974                                      2,974
   Restricted stock                              38                                         38
   Interest-bearing deposits                 12,222                                     12,222
   Loans (excluding non-accruing)            93,140      9,416     34,520    24,248    161,324
                                           --------   --------    -------   -------   --------
      Total earning assets                  118,147     10,929     46,278    26,674    202,028
                                           --------   --------    -------   -------   --------
Interest-Bearing Liabilities:
   Savings and transaction deposits          66,650                                     66,650
   Time deposits                             19,565     38,777     28,284     1,091     87,717
   Borrowed funds                             3,389      4,670     13,537     2,230     23,826
                                           --------   --------    -------   -------   --------
      Total interest-bearing liabilities     89,604     43,447     41,821     3,321    178,193
                                           --------   --------    -------   -------   ========
Interest rate sensitivity gap per period   $ 28,543   $(32,518)   $ 4,457   $23,353
                                           ========   ========    =======   =======
Cumulative interest rate gap               $ 28,543   $ (3,975)   $   482   $23,835
                                           ========   ========    =======   =======
Cumulative interest sensitivity gap as
   a percentage of total assets               12.93%     (1.80)%     0.22%    10.79%

NET PORTFOLIO VALUE

            AMOUNT     CHANGE    CHANGE   RATIO   CHANGE
           --------   --------   ------   -----   ------
                       (DOLLARS IN THOUSANDS)
+300  bp   $ 26,166   $ (2,075)      -7%  11.91%  -66 bp
+200  bp     26,795     (1,446)      -5%  12.11%  -46 bp
+100  bp     27,451       (790)      -3%  12.31%  -25 bp
   0  bp     28,241                       12.56%
-100  bp     28,318         77            12.53%  -04 bp
-200  bp     27,727       (514)      -2%  12.23%  -33 bp

The OTS' Net Portfolio Value model data for December 31, 2005 excluded the -300 bp scenarios because of the abnormally low prevailing interest rate environment.

OFF BALANCE SHEET COMMITMENTS AND CONTRACTUAL OBLIGATIONS

The Company currently does not have any off balance sheet commitments, other than letters of credit as discussed below and in Note 13 to the consolidated financial statements.

The Banks use the same credit policies and collateral requirements in making commitments as they do for on-balance sheet financial instruments. The following table details the amounts and expected maturities of significant commitments as of December 31, 2005.

                                           ONE YEAR      ONE TO      THREE TO    OVER FIVE
                                            OR LESS   THREE YEARS   FIVE YEARS     YEARS      TOTAL
                                           --------   -----------   ----------   ---------   -------
                                                             (DOLLARS IN THOUSANDS)
Commitments to extend credit:
   Commercial                               $14,065     $ 2,850       $  212       $1,397    $18,524
   Residential real estate                    4,880          50           --           --      4,930
   Revolving Home Equity                     13,922          --           --           --     13,922
   Other                                      1,114          --           --          137      1,251
Standby letters of credit                       865          --           --           --        865
Commercial letters of credit                    294       1,135           --          228      1,657
Net commitments to sell mortgage
   loans and mortgage-backed
   securities                                 1,023          --           --           --      1,023
Contractual obligations:
   Principal maturities of term debt             --       6,000           --           --      6,000
   Principal maturities of FHLB advances      7,500       5,100        1,075        4,020     17,695
   Principal maturities of leases               262         528          533          615      1,938
   Term certificates of deposit              59,271      22,031        6,141          274     87,717

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

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
Blue River Bancshares, Inc.
Shelbyville, Indiana

We have audited the accompanying consolidated balance sheets of Blue River Bancshares, Inc. (the "Company") as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

                                        Crowe Chizek and Company LLC

Indianapolis, Indiana
February 20, 2006

BLUE RIVER BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

                                                                             2005           2004
                                                                         ------------   ------------
ASSETS
ASSETS:
   Cash and cash equivalents:
      Cash and due from banks                                            $  7,955,266   $  3,572,243
      Interest-bearing deposits                                            12,221,600      1,542,765
                                                                         ------------   ------------
         Total cash and cash equivalents                                   20,176,866      5,115,008
   Securities available for sale, at fair value                            24,720,805     32,361,376
   Securities held to maturity, (fair value $16,292 and $18,456)               16,019         19,073
   Loans receivable, net of allowance for loan losses of $1,575,511       162,416,186    155,508,075
   and $1,919,193
   Stock in FHLB, at cost                                                   2,974,100      2,896,400
   Restricted stock                                                            37,500             --
   Deferred income taxes, net                                               3,312,203      2,650,679
   Premises and equipment, net                                              1,970,992      1,992,349
   Other real estate owned                                                    468,666      1,415,351
   Accrued interest receivable and other assets                             1,678,703      1,128,719
   Core deposit intangible                                                    310,342        379,306
   Goodwill                                                                 3,159,051      3,159,051
                                                                         ------------   ------------
TOTAL ASSETS                                                             $221,241,433   $206,625,387
                                                                         ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
   Interest bearing deposits                                             $154,367,308   $151,358,006
   Non-interest bearing deposits                                           24,391,830     18,972,486
   Fed funds purchased                                                             --        427,000
   Advances from FHLB                                                      17,826,422     15,091,393
   Note payable                                                             6,000,000      4,000,000
   Accrued interest and other liabilities                                   1,185,898        992,237
                                                                         ------------   ------------
         Total liabilities                                                203,771,458    190,841,122
                                                                         ------------   ------------
COMMITMENTS (Note 13)
SHAREHOLDERS' EQUITY:
   Preferred stock, no par value, 2,000,000 shares authorized, none
      issued                                                                       --             --
   Common stock, no par value, 15,000,000 shares authorized, 3,507,150     25,129,517     24,635,162
      - 2005,3,406,150 - 2004 shares issued and outstanding
   Accumulated deficit                                                     (7,209,062)    (8,782,422)
   Accumulated other comprehensive (loss)                                    (450,480)       (68,475)
                                                                         ------------   ------------
         Total shareholders' equity                                        17,469,975     15,784,265
                                                                         ------------   ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                               $221,241,433   $206,625,387
                                                                         ============   ============

See accompanying notes to consolidated financial statements.

BLUE RIVER BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                                2005          2004
                                                            -----------   -----------
INTEREST INCOME:
   Loans receivable                                         $10,507,405   $ 8,378,269
   Taxable securities                                         1,225,605     1,487,619
   Non-taxable securities                                            --         3,827
   Interest-bearing deposits                                    191,035        73,315
   Dividends from FHLB and other                                131,937       122,918
                                                            -----------   -----------
         Total interest income                               12,055,982    10,065,948
                                                            -----------   -----------
INTEREST EXPENSE:
   Interest expense on deposits                               4,054,596     3,221,400
   Interest expense on FHLB advances and other borrowings       901,783       732,391
                                                            -----------   -----------
         Total interest expense                               4,956,379     3,953,791
                                                            -----------   -----------
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES          7,099,603     6,112,157
PROVISION FOR LOAN LOSSES                                       125,500       510,000
                                                            -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES           6,974,103     5,602,157
                                                            -----------   -----------
NON-INTEREST INCOME:
   Service charges and fees on deposit accounts                 452,014       307,904
   Secondary market mortgage fees                               595,400       409,622
   Gain on sale of securities                                    34,055       154,286
   Other                                                        249,171       286,405
                                                            -----------   -----------
           Total non-interest income                          1,330,640     1,158,217
                                                            -----------   -----------
NON-INTEREST EXPENSE:
  Salaries and employee benefits                              3,764,936     3,311,923
  Premises and equipment                                        789,687       855,883
  Federal deposit insurance, S&L tax and OTS assessment         234,020       223,046
  Data processing                                               618,627       599,837
  Advertising and promotion                                     177,740       140,938
  Bank fees and charges                                         107,061       102,546
  Directors fees                                                134,900       231,800
  Professional fees                                             560,738       419,843
  Stationary, supplies and printing                              91,329       105,049
  Insurance                                                      67,498       195,349
  ORE and repossession                                           59,339       107,405
  Core deposit intangible amortization                           68,964        69,508
  Merger expense                                                 73,171       273,564
  Other                                                         413,373       406,195
                                                            -----------   -----------
         Total non-interest expense                           7,161,383     7,042,886
                                                            -----------   -----------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)             1,143,360      (282,512)
INCOME TAX (BENEFIT)                                           (430,000)           --
                                                            -----------   -----------
NET INCOME (LOSS)                                           $ 1,573,360   $  (282,512)
                                                            ===========   ===========
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE                 $      0.45   $     (0.08)
                                                            ===========   ===========
WEIGHTED AVERAGE BASIC SHARES OUTSTANDING                     3,472,561     3,406,150
WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING                   3,473,556     3,406,150

See accompanying notes to consolidated financial statements.

BLUE RIVER BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE PERIOD FROM JANUARY 1, 2004 TO DECEMBER 31, 2005

                                                                                                       ACCUMULATED
                                                             NUMBER OF                                    OTHER           TOTAL
                                            COMPREHENSIVE      SHARES        COMMON     ACCUMULATED   COMPREHENSIVE   SHAREHOLDERS'
                                            INCOME (LOSS)   OUTSTANDING      STOCK        DEFICIT     INCOME (LOSS)      EQUITY
                                            -------------   -----------   -----------   -----------   -------------   -------------
BALANCE, January 1, 2004                                     3,406,150    $24,647,617   $(8,499,910)    $  80,587      $16,228,294
Net (Loss)                                   $ (282,512)                                   (282,512)                      (282,512)
Additional offering costs from rights
   offering                                                                   (12,455)                                     (12,455)
Other comprehensive loss:
   Unrealized loss on securities, net
   of reclassification adjustment              (149,062)                                                 (149,062)        (149,062)
                                             ----------
COMPREHENSIVE LOSS                           $ (431,574)
                                             ----------      ---------    -----------   -----------     ---------      -----------
BALANCE, December 31, 2004                                   3,406,150     24,635,162    (8,782,422)      (68,475)      15,784,265
Net Income                                   $1,573,360                                   1,573,360                      1,573,360
Issuance of Common Stock, net of offering
   costs of $10,645                                            101,000        494,355                     494,355
Other comprehensive loss:
   Unrealized loss on securities, net
   of reclassification adjustment              (382,005)                                                 (382,005)        (382,005)
                                             ----------
COMPREHENSIVE INCOME                         $1,191,355
                                             ==========      ---------    -----------   -----------     ---------      -----------
BALANCE, December 31, 2005                                   3,507,150    $25,129,517   $(7,209,062)    $(450,480)     $17,469,975
                                                             =========    ===========   ===========     =========      ===========


See accompanying notes to consolidated financial statements.

BLUE RIVER BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                              2005           2004
                                                          ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                      $  1,573,360   $   (282,512)
   Adjustments to reconcile net income (loss)
      to net cash from operating activities:
      Depreciation and purchase accounting amortization         (5,456)      (247,219)
      Net amortization (accretion) of securities                41,903        271,543
      Gain on sale of securities available for sale            (34,055)      (154,286)
      Gain on sale of real estate owned                        (33,949)       (24,211)
      Gain on sale/disposal of premises and equipment            1,027        (17,801)
      Provision for loan losses                                125,500        510,000
      FHLB stock dividends                                     (77,700)      (130,900)
   Changes in assets and liabilities:
      Accrued interest receivable                              (13,980)        18,093
      Other assets                                            (966,002)       565,066
      Other liabilities                                        193,661         68,869
                                                          ------------   ------------
         Net cash from operating activities                    804,309        576,642
                                                          ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Payment for Unified Banking Company acquisition,
      net of cash acquired                                          --        (13,875)
   Loans funded, net of collections                         (7,451,239)   (29,671,906)
   Maturities and paydowns of securities available for
      sale and held to maturity                              4,621,127     10,699,879
   Proceeds from sale of securities available for sale       2,401,119     28,059,590
   Purchase of securities available for sale                        --    (22,540,293)
   Purchase of restricted stock                                (37,500)            --
   Purchase of premises and equipment                         (229,248)      (123,666)
   Proceeds from sales of premises and equipment                    --        148,783
   Proceeds from sale of real estate owned                   1,225,134      1,060,021
                                                          ------------   ------------
         Net cash from investing activities                    529,393    (12,381,467)
                                                          ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of common stock, net of
      offering costs of $10,645                                494,355             --
   Additional offering costs from proceeds of rights                --        (12,455)
      offering
   Net change in fed funds purchased                          (427,000)       427,000
   Repayment of FHLB advances                              (44,944,726)   (86,917,326)
   Proceeds from FHLB advances                              47,697,287     85,147,975
   Proceeds from Note payable                                2,000,000             --
   Net increase in deposits                                  8,908,240     10,472,336
                                                          ------------   ------------
         Net cash from financing activities                 13,728,156      9,117,530
                                                          ------------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS        15,061,858     (2,687,295)
CASH AND CASH EQUIVALENTS, Beginning of year                 5,115,008      7,802,303
                                                          ------------   ------------
CASH AND CASH EQUIVALENTS, End of year                    $ 20,176,866   $  5,115,008
                                                          ============   ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Interest paid during the year                          $  4,868,112   $  3,900,722
                                                          ============   ============
   Income tax (refunded) paid                             $         --   $         --
                                                          ============   ============
   Net loans transferred to other real estate owned       $    244,500   $    398,938
                                                          ============   ============

See accompanying notes to consolidated financial statements.

BLUE RIVER BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

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

     CASH AND CASH EQUIVALENTS--All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased and repurchase agreements.

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

     Generally, any loan greater than 90 days past due must be well secured and in the process of collection to continue accruing interest. In the event that a loan is classified as impaired in accordance with SFAS 114, "Accounting by Creditors for Impairment of a Loan" before it is 90 days past due, the Banks will discontinue accruing interest unless the loan is well secured and in the process of collection. Cash payments received on nonaccrual loans generally are applied against principal, and interest income is only recorded once principal recovery is reasonably assured. Loans are not reclassified as accruing until principal and interest payments are brought current and future payments appear reasonably certain.

     ALLOWANCE FOR LOAN LOSSES--A provision for probable incurred losses on loans is charged to operations based upon management's evaluation of the probable losses. Such an analysis of the allowance for loan losses is performed quarterly by management to assess the appropriate levels of allowance for loan losses. This analysis is performed to recognize specific reserves allocated to classified assets. Specific reserves are established based upon an analysis of individual borrowers identified in the classified loan list, establishing the probability of loss associated with such borrowers, including comparison of loan balances versus estimated liquidation values of collateral based upon independent information sources or appraisals performed by board-approved licensed appraisers. The remaining pools of loans, excluding those classified or delinquent, are analyzed for the general loan loss reserve. Management evaluates this general reserve using loan loss statistics by various types of loan categories, including statistics published periodically by the OTS and FDIC, the Banks' historical losses, and recommendations by the Chief Credit Officer. Appropriate loss percentages are applied to the Banks' distribution of portfolio balances. The calculated reserve is compared to the Banks' existing reserve to establish the provision necessary to bring the actual reserve balance in compliance with the findings of the allowance analysis. Such an analysis is susceptible to changes that could result in a material adjustment in the near term. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if conditions change substantially from the assumptions used in making the evaluations.

     FHLB STOCK--Federal law requires a member institution of the Federal Home Loan Bank ("FHLB") system to hold common stock of its district FHLB according to a predetermined formula. This investment is stated at cost, which represents redemption value, and may be pledged to secure FHLB advances. FHLB stock is evaluated for impairment based on ultimate recovery at par value. Both cash and stock dividends are reported as income.

     REAL ESTATE OWNED--Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure which provides the Banks fee simple ownership. Real estate owned is recorded at fair value less estimated costs to sell. When property is acquired, it is recorded at the lower of cost or estimated fair value at the date of acquisition, with any resulting write-down charged against the allowance for loan losses. Any subsequent deterioration of the property is charged directly to real estate owned expense. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense as incurred.

     PREMISES AND EQUIPMENT--Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives that range from 2 to 40 years.

     INCOME TAXES--The Company and its wholly owned subsidiaries file consolidated income tax returns. Income tax expense/benefit is the total of current year income due or refundable and the change in deferred tax assets and liabilities. Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and the basis of such assets and liabilities as measured by tax laws and regulations. The Company establishes a valuation allowance on deferred tax assets in accordance with the provisions of SFAS 109, "Accounting for Income Taxes". A valuation allowance is established, if needed, to reduce deferred tax assets to the amount more likely than not to be realized.

     EARNINGS PER COMMON SHARE--Income (loss) per share of common stock is based on the weighted average number of basic shares and dilutive shares outstanding during the year.

     The following is a reconciliation of the weighted average common shares for the basic and diluted income (loss) per share computations:

                                                       2005        2004
                                                    ---------   ---------
Basic earnings per share:
   Weighted average common shares                   3,472,561   3,406,150
                                                    =========   =========
Diluted earnings per share:
   Weighted average common shares                   3,472,561   3,406,150
   Dilutive effect of stock options                       995          --
                                                    ---------   ---------
   Weighted average common and incremental shares   3,473,556   3,406,150
                                                    =========   =========

     During the years ended December 31, 2005 and 2004, 158,950 and 217,350 stock options were not considered in the calculation of the dilutive effect of stock options as they were anti-dilutive.

     COMPREHENSIVE INCOME--Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

     SEGMENT INFORMATION--The Company has disclosed all required information relating to its one operating segment, community banking.

     STOCK BASED COMPENSATION--At December 31, 2005, the Company had stock-based employee compensation plans, which are described more fully in Note 8. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income (loss), as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) and income (loss) per share if the company had applied the fair value recognition provisions of SFAS 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

                                                                   2005         2004
                                                                ----------   ---------
Net income (loss):
   Net income (loss) as reported                                $1,573,360   $(282,512)
      Deduct total stock based employee compensation
         expense determined under fair value based method for
         all awards, net of forfeitures and tax effects              9,280     (32,701)
                                                                ----------   ---------
   Pro forma, net income (loss)                                 $1,582,640   $(315,213)
                                                                ==========   =========
Net earnings (loss) per share:
   Basic earnings (loss) per share                              $     0.45   $   (0.08)
   Dilutive earnings (loss) per share                           $     0.45   $   (0.08)
Pro forma earnings (loss) per share:
   Basic earnings (loss) per share                              $     0.46   $   (0.09)
   Dilutive earnings (loss) per share                           $     0.46   $   (0.09)

     GOODWILL AND OTHER INTANGIBLE ASSETS--Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of the tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified. Other intangible assets consist of core deposit intangible assets arising from whole bank acquisitions. They are initially measured at fair value and then amortized on an accelerated method over their estimated lives.

     LOAN COMMITMENTS AND RELATED FINANCIAL INSTRUMENTS--Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

     LOSS CONTINGENCIES--Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements

     DIVIDEND RESTRICTION--Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders. These restrictions pose no practical limit on the ability of the bank or holding company to pay dividends at historical levels.

     NEW ACCOUNTING PRONOUNCEMENTS--There were no new accounting pronouncements adopted in 2005 which had a material impact on the Company's financial statements.

     NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS NOT YET EFFECTIVE--FAS 123, Revised, requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after December 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and cannot currently be predicted.

     Existing options that will vest after adoption date are expected to result in additional compensation expense of approximately $27,000 in 2006.

FAS 154 replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a any change in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement applies for fiscal years beginning after December 15, 2005.

The effect of these other new standards on the Company's financial position and results of operations is not expected to be material upon adoption.

RECLASSIFICATIONS--Certain amounts in the 2004 financial statements have been reclassified to conform to the 2005 presentation.

2.   SECURITIES

     The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

                                                                     GROSS UNREALIZED
                                                         FAIR      -------------------
                                                        VALUE       GAINS      LOSSES
                                                     -----------   -------   ---------
2005:
   Mortgage-backed securities                        $15,664,344   $11,058   $(405,174)
   Obligations of State and Political Subdivisions       395,611        --      (1,602)
   U.S. Treasury and agency securities                 8,660,850        --    (337,183)
                                                     -----------   -------   ---------
Total available for sale                             $24,720,805   $11,058   $(743,959)
                                                     ===========   =======   =========

                                                                     GROSS UNREALIZED
                                                         FAIR      -------------------
                                                        VALUE       GAINS      LOSSES
                                                     -----------   -------   ---------
2004:
   Mortgage-backed securities                        $22,094,541   $83,765   $ (75,072)
   Obligations of State and Political Subdivisions       396,075        --      (1,188)
   U.S. Treasury and agency securities                 9,870,760     2,500    (129,375)
                                                     -----------   -------   ---------
Total available for sale                             $32,361,376   $86,265   $(205,635)
                                                     ===========   =======   =========

     The carrying amount, unrecognized gains and losses and fair value of securities held to maturity were as follows:

                                           GROSS UNRECOGNIZED
                                CARRYING   ------------------     FAIR
                                 AMOUNT      GAINS   LOSSES      VALUE
                                --------     -----   ------     -------
2005:
   Mortgage-backed securities   $16,019       $273     $--      $16,292

                                           GROSS UNRECOGNIZED
                                CARRYING   ------------------     FAIR
                                 AMOUNT      GAINS   LOSSES      VALUE
                                --------     -----   ------     -------
2004:
   Mortgage-backed securities    $19,073      $--    $(617)     $18,456

     The carrying value of securities at December 31, 2005 are shown below by their contractual maturity date. Actual maturities will differ because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                        HELD TO MATURITY
                                                 AVAILABLE FOR SALE   -------------------
                                                        FAIR          AMORTIZED     FAIR
                                                        VALUE           COST       VALUE
                                                 ------------------   ---------   -------
Mortgage-backed securities:
   Due after one year through five years             $        --       $ 2,446    $ 2,563
   Due after five years through ten years                     --            --         --
   Due after ten years                                15,664,344        13,573     13,729
Municipal bonds, U.S. treasuries and agencies:
   Due after one year through five years               3,289,581            --         --
   Due after five years through ten years              5,766,880            --         --
   Due after ten years                                        --            --         --
                                                     -----------       -------    -------
Total                                                $24,720,805       $16,019    $16,292
                                                     ===========       =======    =======

     Securities totaling approximately $13.5 million are pledged to secure Federal Home Loan Bank advances (see Note 6).

      The following tables provide the gross unrealized losses and fair value aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, at December 31 (dollars in thousands):

                                        LESS THAN 12 MONTHS        12 MONTHS OR MORE               TOTAL
                                      -----------------------   -----------------------   -----------------------
                                      FAIR VALUE   UNREALIZED   FAIR VALUE   UNREALIZED   FAIR VALUE   UNREALIZED
                                      ----------   ----------   ----------   ----------   ----------   ----------
                                                     (LOSS)                    (LOSS)                    (LOSS)
2005:
Available for Sale:
U.S. Treasury and agency securities     $   --      $  --        $ 8,661      $(337)       $ 8,661      $(337)
Agency mortgage-backed securities        6,335       (143)         9,232       (262)        15,567       (405)
Other bonds, note and debentures           396         (2)            --         --            396         (2)
                                        ------      -----        -------      -----        -------      -----
Total                                   $6,731      $(145)       $17,893      $(599)       $24,624      $(744)
                                        ======      =====        =======      =====        =======      =====
2005:
Held to Maturity
Agency mortgage-backed securities           --         --             --         --             --         --
                                        ------      -----        -------      -----        -------      -----
Total                                   $    0      $   0        $     0      $   0        $     0      $   0
                                        ======      =====        =======      =====        =======      =====

                                        LESS THAN 12 MONTHS        12 MONTHS OR MORE               TOTAL
                                      -----------------------   -----------------------   -----------------------
                                      FAIR VALUE   UNREALIZED   FAIR VALUE   UNREALIZED   FAIR VALUE   UNREALIZED
                                      ----------   ----------   ----------   ----------   ----------   ----------
                                                     (LOSS)                    (LOSS)                     (LOSS)
2004:
Available for Sale:
U.S. Treasury and agency securities     $ 5,932      $ (66)        $2,936       $(63)       $ 8,868      $(129)
Agency mortgage-backed securities        15,586        (68)           677         (7)        16,263        (75)
Other bonds, note and debentures            396         (1)            --         --            396         (1)
                                        -------      -----         ------       ----        -------      -----
Total                                   $21,914      $(135)        $3,613       $(70)       $25,527      $(205)
                                        =======      =====         ======       ====        =======      =====
2004:
Held to Maturity
Agency mortgage-backed securities            --         --             18         (1)            18         (1)
                                        -------      -----         ------       ----        -------      -----
Total                                   $     0      $   0         $   18       $ (1)       $    18      $  (1)
                                        =======      =====         ======       ====        =======      =====


     As of December 31, 2005, there were a total of $24,624,000 securities in an unrealized loss position, 98% of which were comprised of securities issued by U.S. Government agencies, U.S. Government sponsored agencies and agency mortgage-backed securities. The Company believes that the price movements in these securities are dependent upon the fluctuations in market interest rates given the negligible inherent credit risk of these securities. At December 31, 2005, the percentage of unrealized losses in the available-for-sale security portfolio represented by bonds was 2%. No credit issues have been identified that cause management to believe the declines in the market value are other than temporary and management has the intent and ability to hold these securities for the foreseeable future.

     During the years ended December 31, 2005 and 2004 the gross realized gains on securities was $34,055 and $222,590. The gross losses were $0 and $68,304.

3.   LOANS RECEIVABLE

     Loans receivable at December 31 by major categories are as follows:

                                     2005           2004
                                 ------------   ------------
Real estate mortgage loan:
   One-to-four family            $ 47,751,168   $ 44,643,438
   Non Residential                 39,440,479     32,578,619
   Home equity loans               35,027,100     33,852,662
Consumer loans                     11,323,347      9,076,135
Commercial loans                   30,449,603     37,276,414
                                 ------------   ------------
Gross loans                       163,991,697    157,427,268
Less allowance for loan losses     (1,575,511)    (1,919,193)
                                 ------------   ------------
                                 $162,416,186   $155,508,075
                                 ============   ============

     Activity in the allowance for loan losses for the years ended December 31 is as follows:

                               2005         2004
                            ----------   ----------
Beginning balance           $1,919,193   $1,681,005
Provision for loan losses      125,500      510,000
Charge-offs                   (567,130)    (411,595)
Recoveries                      97,948      139,783
                            ----------   ----------
Ending balance              $1,575,511   $1,919,193
                            ==========   ==========

     Currently, all loans considered impaired are on non-accrual. The Banks' policy for recognizing income on impaired loans is to accrue interest until a loan is classified as impaired. For loans that are determined to be impaired, interest accrued in excess of 90 days past the due date is reversed against current earnings. No interest is accrued after a loan is classified as impaired. All payments received for loans which are classified as impaired are utilized to reduce the principal balance outstanding.

     Impaired and past due loans 90 days for the years ended December 31 are as follows:

                                                      2005     2004
                                                     ------   ------
                                                       (DOLLARS IN
                                                        THOUSANDS)
Impaired loans on non-accrual                        $1,403   $  462
Reserves for credit losses on impaired loans            408      187
Average recorded investment in impaired loans         1,307    1,446
Non-recognized interest income on impaired loans         91       56
Interest income during impairment (all cash basis)       41       15
Past due loans 90 days and still accruing             1,265    1,446

4.   PREMISES AND EQUIPMENT

     Premises and equipment at December 31 consists of the following:

                                    2005          2004
                                -----------   -----------
Land and improvements           $   289,384   $   289,384
Buildings and improvements        1,707,615     1,701,209
Furniture and equipment           2,272,154     2,105,343
                                -----------   -----------
                                  4,269,153     4,095,936
Less accumulated depreciation    (2,298,161)   (2,103,587)
                                $ 1,970,992   $ 1,992,349
                                ===========   ===========

     Depreciation expense was $249,578 and $288,357 for 2005 and 2004.

5.   DEPOSITS

     Deposits at December 31 are as follows:

                                                   2005                      2004
                                         -----------------------   -----------------------
                                                        WEIGHTED                  WEIGHTED
                                                         AVERAGE                   AVERAGE
                                            AMOUNT        RATE        AMOUNT        RATE
                                         ------------   --------   ------------   --------
Passbook Savings Account                 $ 12,628,201     2.14%    $  7,335,981     1.06%
Non-interest Bearing Checking              24,391,830       --       18,972,486       --
Interest-Bearing Demand Deposit
   Accounts                                18,404,752     1.25%      16,851,891     0.69%
Money Market Accounts                      35,617,574     3.09%      20,206,748     1.73%
                                         ------------     ----     ------------     ----
      Total Transaction Accounts           91,042,357     1.76%      63,367,106     0.86%
                                         ------------     ----     ------------     ----
Certificate Accounts by Original Term:
   Under 12 Months                          3,514,380     3.40%       7,526,952     1.75%
   12 to 23 Months                         36,132,754     3.83%      36,922,839     2.57%
   24 to 35 Months                         14,728,703     3.23%      23,139,793     2.95%
   36 to 59 Months                         10,130,683     3.39%      11,817,045     3.91%
   Over 60 Months                          23,210,261     5.24%      27,556,757     5.71%
                                         ------------     ----     ------------     ----
                                           87,716,781     4.04%     106,963,386     3.55%
                                         ------------     ----     ------------     ----
                                         $178,759,138     2.88%    $170,330,492     2.55%
                                         ============     ====     ============     ====

     A summary of time deposit accounts by scheduled maturities at December 31, 2005 is as follows:

    2006          2007         2008         2009         2010      THEREAFTER      TOTAL
-----------   -----------   ----------   ----------   ----------   ----------   -----------
$59,270,870   $15,817,773   $6,213,877   $4,171,118   $1,969,569    $273,574    $87,716,781

     Time deposits of $100,000 and over at December 31, 2005 are $27,642,302. Time deposits of $100,000 and over at December 31, 2004 were $35,345,986.

6.   FEDERAL HOME LOAN BANK ADVANCES

     Federal Home Loan Bank advances at December 31 are as follows:

                            2005                     2004
                   ----------------------   ----------------------
                                 WEIGHTED                 WEIGHTED
FISCAL                            AVERAGE                  AVERAGE
YEAR                             INTEREST                 INTEREST
MATURITY              AMOUNT       RATES       AMOUNT       RATES
--------           -----------   --------   -----------   --------
2005               $        --    $  --       3,653,000     2.33%
2006                 7,500,000     3.56%      3,000,000     2.64%
2007                 5,000,000     3.53%      5,000,000     3.53%
2008                   100,000     4.28%             --       --
2009                   400,000     3.09%        400,000     3.09%
2010                   675,000     4.25%             --       --
2012                 1,228,955     4.36%      1,645,847     4.36%
2015                 1,800,000     4.59%             --       --
2017                   991,432     4.71%      1,243,979     4.71%
Purchase premium       131,035       --         148,567       --
                   -----------              -----------
                   $17,826,422     3.80%    $15,091,393     3.25%
                   ===========              ===========

     The advances from the Federal Home Loan Bank ("FHLB") are collateralized by mortgage loans and investment securities pledged by the Banks. The total carrying amount of mortgage loans and investment securities pledged at December 31, 2005 and 2004 were $20,900,000 and $21,600,000, respectively.
     In 2004, the FHLB assigned Wachovia Bank, N.A. to hold original notes and mortgages of the pledged loan products. The FHLB provides safekeeping services related to the pledged investment securities. All FHLB advances are due at maturity and are neither callable nor convertible.

7.   OTHER BORROWINGS

     The Company has a note payable with Union Federal Bank in the amount of $6,000,000 at December 31, 2005, which matures on June 30, 2008. Originally the note payable was $4,000,000 for a period of ten years, and the purpose of the note was to partially fund the acquisition of Paramount Bank. The first two years of payments were to be interest only through November 19, 2005 based on prime plus a margin with the remaining eight years requiring a full amortization of principal and interest payments. On June 30, 2005, the Company and its commercial lender entered into a Third Amendment to the original Credit Agreement dated November 19, 2003. The purposes of which were to increase the outstanding principal amount of the Company's term loan of $4,000,000 to $6,000,000, and to modify the repayment terms of the term loan. Specifically, the repayment terms were amended to require interest only on the last day of the month until June 30, 2008, at which time the entire principal balance of the term loan will be due. The

     Credit Agreement was also amended to include making a capital contribution to one of the Company's subsidiaries, Shelby County Bank, as a purpose of the term loan. The loan is secured by the capital stock of the Banks. The interest rate is tied to prime plus a margin for the full term of the loan. The interest rate was 7.50% at December 31, 2005. The spread above prime can be adjusted downward based on performance criteria of the Banks. Associated with this borrowing there are certain debt covenants which include tangible capital requirements, term debt service coverage, well capitalized ratios and non-performing loan requirements. As of December 31, 2005, the Company met all debt covenants. The Company also has on deposit $502,000 at the lending bank, of which $500,000 is held as collateral for the term loan.

     Paramount Bank also has a line of credit of $4.8 million at Bankers Bank of Kentucky. As of December 31, 2005, Paramount Bank had no outstanding balance on that line of credit.

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

The following is an analysis of the activity for the years ended December 31, 2005 and 2004 and the stock options outstanding at the end of the respective years:

                                                WEIGHTED
                                                 AVERAGE
             OPTIONS                SHARES   EXERCISE PRICE
             -------               -------   --------------
Outstanding at January 1, 2004     190,850        $8.13
Granted                             26,500        $6.00
Forfeited or expired                    --           --
                                   -------
Outstanding at December 31, 2004   217,350        $7.87
Granted                              9,000        $5.19
Forfeited or expired               (44,900)       $6.66
                                   -------
Outstanding at December 31, 2005   181,450        $8.04
                                   =======

                                                                    WEIGHTED-
                                            WEIGHTED AVERAGE         AVERAGE
                NUMBER OF SHARES             EXERCISE PRICE         REMAINING
EXERCISE   -------------------------   -------------------------      LIFE
  PRICE    OUTSTANDING   EXERCISABLE   OUTSTANDING   EXERCISABLE   (IN YEARS)
--------   -----------   -----------   -----------   -----------   ----------
$4.75         19,500        15,600        $ 4.75        $ 4.75           6
 4.90          3,000           600          4.90          4.90           9
 5.25         24,500        19,600          5.25          5.25           6
 5.34          6,000         1,200          5.34          5.34           9
 5.70         15,000         9,000          5.70          5.70           8
 6.00         24,000         9,600          6.00          6.00           8
 8.27         30,000        18,000          8.27          8.27           8
12.00         59,450        59,450         12.00         12.00           2
             -------       -------        ------        ------         ---
Total        181,450       133,050        $ 8.04        $ 8.70         6.7
             =======       =======        ======        ======         ===

The number of shares exercisable at December 31, 2004 were 142,550 with a weighted average exercise price of $8.53. The weighted average fair value of options granted was $1.74 in 2005 and $1.82 in 2004. The fair value of the option grants is estimated on the date of grant using an option pricing model with the following weighted average assumptions for 2005 and 2004 grants respectively: risk-free interest rates of 3.73% and 2.25%, expected volatility of 30.11% and 31.32% and an expected life of 5 years.

9.   INCOME TAXES

     An analysis of the income tax provision for the years ended December 31, 2005 and 2004 is as follows:

                                       2005        2004
                                    ---------   ---------
Deferred                            $ 424,600   $(109,320)
Utilization of net operating loss       4,720          --
Valuation allowance                  (859,320)    109,320
                                    ---------   ---------
                                    $(430,000)  $       0
                                    =========   =========

A reconciliation between the effective tax rate and the statutory tax rate for the years ended December 31, 2005 and 2004 are as follows:

                                                       2005     2004
                                                      -----    -----
U.S. federal statutory rate                            34.0%   (34.0)%
State income tax, net of federal income tax benefit     2.3     (2.6)
Tax exempt interest                                     0.0     (4.0)
Increase (decrease) in valuation allowance            (75.2)    38.7
Other, net                                              1.3      1.9
                                                      -----    -----
Effective Tax Rate                                    (37.6)%    0.0%
                                                      =====    =====

     The significant components of the Company's net deferred tax asset as of December 31, 2005 and 2004 are as follows:

                                                            2005         2004
                                                         ----------   ----------
Allowance for loan losses                                 1,185,874    1,622,569
Accrued expenses not currently deductable                        --       36,112
Net operating loss carryforwards                          1,784,489    1,789,209
Investment securities available for sale                    282,422       50,896
Other real estate write-downs                               314,781       90,646
Fixed assets                                                  8,874          959
Fair market value of net assets acquired allocated for
   financial reporting purposes to deposits                 (49,449)     107,530
Fair market value of net assets acquired allocated for
   financial reporting purposes to loans                    (26,005)     (88,853)
Deferred loan fees                                         (172,361)    (157,738)
Other, net                                                  (17,783)      58,669
Valuation allowance                                              --     (859,320)
                                                         ----------   ----------
Net deferred tax asset                                   $3,310,842   $2,650,679
                                                         ==========   ==========

     In the year ended December 31, 2002, the Company recorded a valuation allowance against a portion of the deferred tax asset because at that time management believed it was more likely than not that a portion of the benefit associated with the deferred tax asset would not be realized. The Company recorded changes in its valuation allowance to offset changes in the deferred tax asset, resulting in no income tax expense for the year ended December 31, 2004. In 2005, management concluded that the valuation allowance on the deferred tax asset was no longer necessary given the Company's sustained income and growth through the year and projected net income in the future, and the valuation allowance was fully reversed. The Company has generated federal net operating loss carryforwards of approximately $4.5 million. The net operating loss carryforwards, if unused will expire in 2020 through 2024. The Company has generated net state operating loss carryforwards of approximately $4.4 million which, if unused, will expire in 2015 through 2019.

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

10.  RELATED PARTY TRANSACTIONS

     In the ordinary course of business, the Banks have loan, deposit and other transactions with executive officers, directors and principal shareholders, and with organizations and individuals with which they are financially or otherwise closely associated. As defined, total loans to executive officers, directors and principal shareholders were approximately $1,665,000 and $3,246,000 at December 31, 2005 and 2004, respectively. In
     2005 there were $272,000 in advances, $286,000 in repayments, $153,000 sold in participations, $712,000 in reductions due to the release of a guarantee and $702,000 in net decreases due to additions and resignations of directors.

     A law firm in which a director is a member received payments of $17,465 and $17,072 for 2005 and 2004, respectively. The firm provides legal services primarily in loan-related matters. Another law firm in which a director is a member received payments of $30,844 for 2005.

     A real estate appraisal company, owned by an employee who is also a director, received payments of $19,142 and $27,350 for 2005 and 2004, respectively.

     A company, owned by a director, which provides title and abstract work for Shelby County Bank received payments of $3,947 and $2,983 for 2005 and 2004, respectively.

11.  REGULATORY CAPITAL REQUIREMENTS

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

     Quantitative measures that have been established by regulation to ensure capital adequacy require the Banks to maintain minimum capital amounts and ratios (set forth in the table below). The Banks' primary regulatory agency, the OTS, requires that the Banks maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 4%, or 3% for banks with a composite rating of "1" and total risk-based capital (as defined) of 8%. The Banks are also subject to prompt corrective action capital requirement regulations set forth by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC requires the Banks to maintain minimum capital amounts and ratios of weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2005, management believes that the Banks meet all capital adequacy requirements to which they are subject.

     As of December 31, 2005 and 2004, the most recent notifications from the OTS categorized the Banks as "well-capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institutions' categories. To be categorized as "well capitalized", the Banks must maintain minimum total risk based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the tables below.

     Capital ratios for Shelby County Bank are as follows:

                                                            AS OF DECEMBER 31, 2005
                                         -------------------------------------------------------------
                                                                                    FDICIA REGULATIONS
                                                                   MINIMUM FOR             TO BE
                                            ACTUAL CAPITAL      CAPITAL ADEQUACY    "WELL CAPITALIZED"
                                         -------------------   ------------------   ------------------
                                            AMOUNT     RATIO     AMOUNT     RATIO      AMOUNT    RATIO
                                         -----------   -----   ----------   -----    ---------   -----
Tangible capital ratio                   $11,196,000    8.5%   $1,987,000    1.5%          N/A    N/A
Core capital to average assets            11,196,000    8.5%    5,299,000    4.0%    6,623,000    5.0%
Tier 1 capital to risk weighted assets    11,196,000   11.4%          N/A    N/A     5,908,000    6.0%
Total capital to risk weighted assets     12,018,000   12.2%    7,877,000    8.0%    9,846,000   10.0%

                                                            AS OF DECEMBER 31, 2004
                                         ------------------------------------------------------------
                                                                                   FDICIA REGULATIONS
                                                                  MINIMUM FOR             TO BE
                                           ACTUAL CAPITAL      CAPITAL ADEQUACY    "WELL CAPITALIZED"
                                         ------------------   ------------------   ------------------
                                           AMOUNT     RATIO     AMOUNT     RATIO      AMOUNT    RATIO
                                         ----------   -----   ----------   -----    ---------   -----
Tangible capital ratio                   $7,716,000    6.4%   $1,823,000    1.5%          N/A    N/A
Core capital to average assets            7,716,000    6.4%    4,862,000    4.0%    6,077,000    5.0%
Tier 1 capital to risk weighted assets    7,716,000    8.8%          N/A    N/A     5,247,000    6.0%
Total capital to risk weighted assets     8,807,000   10.1%    6,996,000    8.0%    8,745,000   10.0%

     Capital ratios for Paramount Bank are as follows:

                                                            AS OF DECEMBER 31, 2005
                                         ------------------------------------------------------------
                                                                                   FDICIA REGULATIONS
                                                                  MINIMUM FOR             TO BE
                                           ACTUAL CAPITAL      CAPITAL ADEQUACY    "WELL CAPITALIZED"
                                         ------------------   ------------------   ------------------
                                           AMOUNT     RATIO     AMOUNT     RATIO      AMOUNT    RATIO
                                         ----------   -----   ----------   -----    ---------   -----
Tangible capital ratio                   $6,534,000    7.9%   $1,247,000    1.5%    4,156,000    N/A
Core capital to average assets            6,534,000    7.9%    3,324,000    4.0%    4,156,000    5.0%
Tier 1 capital to risk weighted assets    6,534,000   10.5%    2,479,000    N/A     3,718,000    6.0%
Total capital to risk weighted assets     7,288,000   11.8%    4,957,000    8.0%    6,197,000   10.0%

                                                            AS OF DECEMBER 31, 2004
                                         ------------------------------------------------------------
                                                                                   FDICIA REGULATIONS
                                                                  MINIMUM FOR          TO BE "WELL
                                           ACTUAL CAPITAL      CAPITAL ADEQUACY       CAPITALIZED"
                                         ------------------   ------------------   ------------------
                                           AMOUNT     RATIO     AMOUNT     RATIO      AMOUNT    RATIO
                                         ----------   -----   ----------   -----    ---------   -----
Tangible capital ratio                   $6,126,000    7.7%   $1,192,000    1.5%    3,975,000    N/A
Core capital to average assets            6,126,000    7.7%    3,180,000    4.0%    3,975,000    5.0%
Tier 1 capital to risk weighted assets    6,126,000    9.9%    2,480,000    N/A     3,719,000    6.0%
Total capital to risk weighted assets     6,901,000   11.1%    4,959,000    8.0%    6,199,000   10.0%

     PRIVATE PLACEMENT-- On April 26, 2005, the Board of Directors of the Company approved the offer and sale of up to $600,000 worth of its common stock to certain accredited investors, including, without limitation, the officers and directors of the Company in a private placement under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder. On April 29, 2005, the price of $5.00 per share was determined by the Executive Committee of the Board of Directors of the Company. Subsequently, the Company sold 101,000 shares of common stock at a price of $5.00 per share, or $505,000 in gross proceeds. Offerings costs as of September 30, 2005 were $10,645. The private placement closed on May 6, 2005.

12.  EMPLOYEE BENEFIT PLANS

     The Company has a 401(k) plan established for substantially all full-time employees, as defined. The Company has elected to match contributions equal to 50% of the employee contributions, up to a maximum of 6% of an individual's total eligible salary, as defined. Contributions totaled approximately $74,000 and $72,000 for the years ended December 31, 2005 and 2004, respectively.

13.  COMMITMENTS

     In the normal course of business, the Banks make various commitments to extend credit, which are not reflected in the accompanying consolidated financial statements. The commitments primarily have variable rates of interest. The following table illustrates these contractual commitments:

                                     DECEMBER 31, 2005   DECEMBER 31, 2004
                                     -----------------   -----------------
                                             (DOLLARS IN THOUSANDS)
Loan Commitments                          $24,705             $20,700
Unused portions of lines of credit         13,922              13,461
Commitments to sell mortgage loans          1,023               1,148
Standby letters of credit                     865                 140
Commercial letters of credit                1,657               1,598
                                          -------             -------
Total Commitments                         $42,172             $37,047
                                          =======             =======

     In the event of nonperformance by the other parties to the financial instruments, the Banks' exposure to credit loss for commitments to extend credit is represented by the contract amount of those instruments. The Banks use the same credit policies and collateral requirements in making commitments as they do for on-balance sheet financial instruments.

     The Banks have two leased properties. During the years ended 2005 and 2004, the Banks incurred lease expenses of $235,049 and $233,745 respectively. The following table summarizes future lease commitments.

Lease Payments

2006         $  261,795
2007            263,151
2008            264,535
2009            265,946
2010            267,385
Thereafter      615,000
             ----------
             $1,937,812
             ==========

     The cash balance required to be maintained on hand or on deposit with the Federal Reserve was $923,000 and $228,000 at December 31, 2005 and 2004. These reserves do not earn interest.

14.  PARENT COMPANY FINANCIAL INFORMATION

     Condensed Balance Sheets as of December 31:

                                                 2005          2004
                                             -----------   -----------
Assets:
   Cash and cash equivalents                 $   564,299   $   804,454
   Investment in subsidiaries                 21,590,313    18,991,228
   Other                                       1,381,261       166,716
                                             -----------   -----------
Total assets                                 $23,535,873   $19,962,398
                                             ===========   ===========
Liabilities and Shareholders' Equity:
   Term debt                                 $ 6,000,000   $ 4,000,000
   Other liabilities                              65,898       178,133
   Shareholders' equity                       17,469,975    15,784,265
                                             -----------   -----------
Total liabilities and shareholders' equity   $23,535,873   $19,962,398
                                             ===========   ===========

     Condensed Statement of Operations for the years ended December 31 is as follows:

                                                          2005         2004
                                                      -----------   ---------
Dividends from subsidiaries                           $   150,000   $      --
Interest income, net of interest expense                 (336,297)   (179,003)
Non-interest income                                            --      46,919
Non-interest expense                                     (640,484)   (746,499)
                                                      -----------   ---------
Loss before income taxes and equity
   in undistributed earnings (loss) of subsidiaries      (976,781)   (878,583)
Income tax (benefit)                                   (1,219,051)    (13,500)
                                                      -----------   ---------
Income (loss) before equity in undistributed
   earnings of subsidiaries                               242,270    (865,083)
Equity in undistributed earnings of subsidiaries        1,181,090     582,571
                                                      -----------   ---------
Net income (loss)                                     $ 1,573,360   $(282,512)
                                                      ===========   =========

Condensed Statements of Cash Flows for the years ended December 31, 2005 and 2004 are as follows:

                                                                      2005         2004
                                                                  -----------   ---------
Cash flows from operating activities:
   Net income (loss)                                              $ 1,573,360   $(282,512)
   Adjustments to reconcile net cash from operating activities:
      Equity in undistributed (earnings) of subsidiary             (1,181,090)   (582,571)
      Depreciation and amortization                                    10,251       7,682
      (Gain) on sale of fixed assets                                       --     (21,469)
      (Increase) decrease in other assets                          (1,224,796)     76,254
      Increase (decrease) in other liabilities                       (112,235)     58,448
                                                                  -----------   ---------
      Net cash from operating activities                             (934,510)   (744,168)
Cash flows from investing activities:
      Capital contribution to Banks                                (1,800,000)   (400,000)
      Principal maturities collected on securities                         --     100,000
      Proceeds from the sale of fixed assets                               --     148,783
                                                                  -----------   ---------
      Net cash from investing activities                           (1,800,000)   (151,217)
Cash flows from financing activities:
   Proceeds from issuance of note payable                           2,000,000          --
   Proceeds from issuance of common stock,
      net of offering costs of $10,645                                494,355          --
   Additional offering costs from proceeds from rights offering            --     (12,455)
                                                                  -----------   ---------
      Net cash from financing activities                            2,494,355     (12,455)
                                                                  -----------   ---------
   Net increase (decrease) in cash and cash equivalents              (240,155)   (907,840)
   Cash and cash equivalents, beginning of year                       804,454     451,842
                                                                  -----------   ---------
   Cash and cash equivalents, end of year                         $   564,299   $(455,998)
                                                                  ===========   =========

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

     STOCK IN FHLB AND OTHER RESTRICTED STOCK--The fair value of FHLB and other restricted stock approximates carrying value.

     ACCRUED INTEREST RECEIVABLE--The fair value approximates carrying value.

     FED FUNDS PURCHASED--The fair value approximates carrying value.

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

     The estimated carrying and fair values of the Company's financial instruments as of December 31 are as follows:

                                                            2005                            2004
                                               -----------------------------   -----------------------------
                                                  CARRYING       ESTIMATED        CARRYING       ESTIMATED
                                                   AMOUNT        FAIR VALUE        AMOUNT        FAIR VALUE
                                               -------------   -------------   -------------   -------------
Assets:
   Cash and cash equivalents                   $  20,177,000   $  20,177,000   $   5,115,000   $   5,115,000
   Investment securities, held to maturity            16,000          16,000          19,000          18,000
   Investment securities, available for sale      24,721,000      24,721,000      32,361,000      32,361,000
   Loans receivable                              162,416,000     162,926,000     155,508,000     157,282,000
   Stock in FHLB and other restricted stock        3,012,000       3,012,000       2,896,000       2,896,000
   Accrued interest receivable                     1,005,000       1,005,000         991,000         991,000
Liabilities:
   Deposits                                     (178,759,000)   (178,016,000)   (170,330,000)   (170,654,000)
   Fed funds purchased                                   (--)            (--)       (427,000)       (427,000)
   FHLB advances                                 (17,826,000)    (17,539,000)    (15,091,000)    (14,961,000)
   Note payable                                   (6,000,000)     (6,000,000)     (4,000,000)     (4,000,000)
   Accrued interest payable                         (444,000)       (444,000)       (356,000)       (356,000)
   Commitments                                           (--)            (--)            (--)            (--)


16.  AFFILIATION AND MERGER

     On August 31, 2004, the Company and Heartland Bancshares, Inc. ("Heartland"), Franklin, Indiana, entered into an Agreement of Affiliation and Merger which provided for Heartland to merge with and into to the Company. On February 10, 2005, the Company and Heartland mutually agreed to terminate the merger agreement and certain other related agreements, including the reciprocal stock option agreements entered into by the Company and Heartland in connection with the merger agreement. During the third and fourth quarters of 2004, the Company incurred costs of $274,000 related to the proposed merger and $134,000 of severance payments made to the Company's former President, as a result of our proposed merger with Heartland Bancshares, Inc. These costs were expensed by the Company since it was expected that Heartland would be the acquiring entity in the merger. Additional costs of $73,000 related to this merger were expensed during the year ended December 31, 2005.

17.  COMPREHENSIVE INCOME

     Other comprehensive loss components and related tax effects for the years ended December 31, 2005 and December 31, 2004 are as follows:

                                                                2005        2004
                                                             ---------   ---------
Other comprehensive income (loss):
   Net unrealized holding gains (losses)                     $(579,476)  $ (89,406)
   Reclassification adjustment for (gains) losses realized     (34,055)   (154,286)
                                                             ---------   ---------
Other comprehensive income (loss) before income tax           (613,531)   (243,692)
Income tax benefit (expense) related to items of other
   comprehensive income                                        231,526      94,630
                                                             ---------   ---------
Other comprehensive income (loss), net of tax                $(382,005)  $(149,062)
                                                             =========   =========

18.  GOODWILL AND OTHER INTANGIBLE ASSETS

     The following table shows changes in carrying amounts of goodwill and core deposit intangibles for the year ended December 31, 2005:

                                                  Core
                                                 Deposit
                                               Intangible    Goodwill
                                               ----------   ----------
Balance as of January 1, 2004                   $427,066    $2,972,743
Less amortization, 2004                          (69,508)           --
Completion of purchase accounting adjustment      21,748       186,308
                                                --------    ----------
Balance as of December 31, 2004                  379,306     3,159,051
Less amortization, 2005                          (68,964)           --
                                                --------    ----------
Balance as of December 31, 2005                 $310,342    $3,159,051
                                                ========    ==========

     Projected annual intangible amortization for the years 2006 through 2010 is included in the table as follows:

2006    $ 68,964
2007      68,964
2008      68,964
2009      68,964
2010      34,486
        --------
Total   $310,342
        ========

BLUE RIVER BANCSHARES, INC.

SHAREHOLDER INFORMATION

STOCK INFORMATION

The Company's common stock is traded on the NASDAQ SmallCap Market under the symbol "BRBI".

The Company had 190 Shareholders of Record as of March 22, 2006.

SALE PRICE PER SHARE

                      2005            2004
                 -------------   -------------
QUARTER           HIGH    LOW     HIGH    LOW
-------          -----   -----   -----   -----
First quarter    $5.57   $5.05   $6.79   $5.81
Second quarter    5.34    4.77    6.84    5.90
Third quarter     5.40    5.04    6.15    5.29
Fourth quarter    5.41    5.00    5.59    5.15

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

Legal Counsel            Corporate Offices       Accountants
KRIEG DEVAULT LLP        BLUE RIVER              CROWE CHIZEK AND
One Indiana Square       BANCSHARES, INC.        COMPANY LLC
Suite 2800               29 E. Washington St.    3815 River Crossing Pkwy.
Indianapolis, IN 46204   Shelbyville, IN 46176   Suite 300
                         888-842-2265            Indianapolis, IN 46240

BLUE RIVER BANCSHARES, INC.

DIRECTORS AND OFFICERS

BOARD OF DIRECTORS            BOARD OF DIRECTORS                    BOARD OF DIRECTORS
BLUE RIVER BANCSHARES, INC.   SHELBY COUNTY BANK                    PARAMOUNT BANK
---------------------------   --------------------                  --------------
RUSSELL BREEDEN, III          STEVEN R. ABEL                        RUSSELL BREEDEN, III
Chairman of the Board,        Owner                                 Chairman of the Board,
Chief Executive Officer,      Hoosier Appraisal Service             Chief Executive Officer,
President                     Chairman of the Board, Chief Credit   President of Blue River Bancshares
                              Officer Shelby County Bank

STEVEN R. ABEL                RANDY J. COLLIER                      OLIN W. BRYANT
Self Employed                 President, Chief Executive Officer    President, Chief Executive Officer
Owner                         Shelby County Bank                    Paramount Bank
Hoosier Appraisal Service
Vice Chairman

WENDELL L. BERNARD            RUSSELL BREEDEN, III                  STEVEN R. ABEL
Owner                         Chairman of the Board,                Owner
Bernard Realty                Chief Executive Officer,              Hoosier Appraisal Service
                              President of Blue River Bancshares

PETER G. DEPREZ               WENDELL L. BERNARD                    JOHN ROBERT OWENS
Attorney                      Owner                                 President
Brown, DePrez & Johnson       Bernard Realty                        Risk Placement Services, Inc.

JOHN ROBERT OWENS             PETER G. DEPREZ                       WAYNE C. RAMSEY
President                     Attorney                              Vice President
Risk Placement Services,      Brown, DePrez & Johnson               Lynch & Associates
Inc.

WAYNE C. RAMSEY               D. WARREN ROBISON                     TIMOTHY C. WILLS
Vice President                Owner                                 Partner
Lynch & Associates            Hale Abstract                         Bowles, Rice, McDavid, Graff & Love, LLP

ROBERT J. SALYERS                                                   STEVE SINGLETON
Attorney                                                            President & CFO
Salyers & Eiteljorg                                                 Specialized Technical Services, Inc.

JOHN ECKART
Commissioner, Revenue Dept.
State of Indiana

OFFICERS                      OFFICERS                                    OFFICERS
BLUE RIVER BANCSHARES, INC.   SHELBY COUNTY BANK                          PARAMOUNT BANK
---------------------------   ------------------                          --------------
RUSSELL BREEDEN, III          STEVEN R. ABEL                              RUSSELL BREEDEN, III
Chairman of the Board,        Chairman of the                             Chairman of the Board
Chief Executive Officer &     Board
President                     Chief Credit Officer

STEVEN R. ABEL                RANDY J. COLLIER                            OLIN W. BRYANT, JR.
Vice Chairman                 President, Chief Executive Officer          President, Chief Executive Officer

RANDY J. COLLIER              PATRICE M. LIMA                             RODNEY L. MITCHELL
Executive Vice President,     Senior Vice President, Chief Financial      Executive Vice President, Chief Operating Officer
Secretary                     Officer                                     Chief Lending Officer

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