Form 10KSB, Exhibit 13
period 2006-12-31
BLUE RIVER BANCSHARES INC
filed 2007-03-30
CIK 1055870

                                                                               .
                                                                               .
                                                                               .

EXHIBIT 13. THE ANNUAL REPORT TO SHAREHOLDERS OF THE COMPANY

SELECTED CONSOLIDATED FINANCIAL DATA
BLUE RIVER BANCSHARES, INC.
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              YEAR ENDED          YEAR ENDED
                                                          DECEMBER 31, 2006   DECEMBER 31, 2005
                                                          -----------------   -----------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Net Interest Income                                         $     8,156          $    7,100
Non-Interest Income                                                 929               1,330
Provision for Loan Losses                                           858                 126
Non-Interest Expense                                              7,262               7,161
Income before Income Taxes                                          965               1,143
Income Tax Expense (Benefit)                                        366                (430)
Net Income                                                          599               1,573

CONSOLIDATED BALANCE SHEET DATA
Total Assets                                                $   226,514          $  221,241
Total Deposits                                                  184,113             178,759
Loans, net                                                      181,875             162,416
Investment Securities                                            21,920              24,737
Shareholders' Equity                                             17,820              17,470

GENERAL
Number of Employees (Full Time/Part Time)                    59 FT / 14 PT        64 FT / 7 PT
Number of Shares Outstanding at December 31                   3,507,150           3,507,150
Weighted Average Shares Outstanding during year - Basic       3,507,150           3,472,561

PER COMMON SHARE DATA
Basic and diluted earnings per share                        $      0.17          $     0.45
                                                            ===========          ==========
SELECTED PERFORMANCE RATIOS
Return on Average Assets                                           0.28%               0.75%
Return on Average Equity                                           3.38%               9.66%
Average Shareholders' Equity to Average Assets                     8.23%               7.73%

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

Statements in this report which express "belief", "intention", "expectation", "prospects", as well as other statements which are not historical fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of words like "expected", "may", "could", "intend", "project", "estimate", "believe" or "anticipate." These forward-looking statements involve risk and uncertainties which may cause actual results to differ materially from those in such statements. It is intended that these forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any forward looking statement to reflect the occurrence of unanticipated events. Some of the factors that may generally cause actual results to differ materially from projection, forecasts, estimates and expectations include, but are not limited to (i) changes in the interest rate environment, (ii) competitive pressures among financial institutions, (iii) general economic conditions on local or national levels, (iv) political developments, wars or other hostilities may disrupt or increase volatility in securities markets, (v) legislative or regulatory changes, (vi) changes in prepayment speeds of loans or securities,
(vii) changes in loan sale volumes, charge-offs and loan loss provisions, (viii) changes in legal or regulatory proceedings, and (ix) the impact of reputation risk created by these developments on such matters as business generation or retention.

The following information is intended to provide an analysis of the consolidated financial condition of Blue River Bancshares, Inc. (the "Company" or "Blue River") as of December 31, 2006 and 2005 and the consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2006 and 2005. The financial data in this report should be read in conjunction with the audited Consolidated Financial Statements and footnotes.

MANAGEMENT OVERVIEW OF 2006

The Company is a holding company for its principal banking subsidiaries, Shelby County Bank and Paramount Bank. Shelby County Bank and Paramount Bank are collectively referred to as the "Banks". The Company's net income is derived principally from the operating results of its banking subsidiaries. The principal sources of the Company's revenue are interest and fees on loans; deposit service charges; interest on security investments; and, origination fees on mortgage loans brokered. The Banks' lending activity consists of short-to-medium-term consumer and commercial loans, including home equity lines of credit; personal loans for home improvement, autos and other consumer goods; residential real estate loans; and, commercial real estate and operating loans. Funding activities at the subsidiary Banks include a full range of deposit accounts, including demand deposits; NOW accounts; money market accounts; and certificates of deposit. Also, funding is supplemented with deposits gathered from local and state governments and through borrowings from the Federal Home Loan Banks. The Company maintains $7,217,000 of Subordinated Debentures. On April 20, 2006, the Company paid off its $6,000,000 loan in its entirety to a commercial bank with the proceeds of the Subordinated Debentures (see Note 8 to the Consolidated Financial Statements included herein).

Shelby County Bank is a federally chartered savings bank located in Shelbyville, Indiana and Paramount Bank is a federally chartered savings bank located in Lexington, Kentucky. The Banks provide full-service banking to businesses and residents within their communities and surrounding areas. The Banks place particular emphasis on serving its clients with a broad range of services delivered by experienced professionals concerned with building strong and long-term relationships.

On April 20, 2006, the Company established a new Delaware trust subsidiary, Blue River Bancshares Trust I, which completed the sale of $7 million of trust preferred securities on April 20, 2006. Blue River Bancshares Trust I issued the trust preferred securities at a rate equal to the three-month LIBOR rate plus 1.55%. The trust preferred securities mature in 30 years and may be called without penalty on or after June 30, 2011. Blue River Bancshares Trust I simultaneously issued 217 of the trust's common securities to the Company for a purchase price of

$217,000, which, together with the trust preferred securities, constitutes all of the issued and outstanding securities of the trust. Blue River Bancshares Trust I used the proceeds from the sale of the trust preferred securities to purchase the Company's unsecured junior subordinated deferrable interest notes due June 30, 2036 (the "Debenture"). The net proceeds from the offering were used by the Company to pay all amounts due under and terminated, its $6 million credit facility with Union Federal Bank of Indianapolis, under the Credit Agreement dated as of November 19, 2003, as amended December 30, 2004 by the First Amendment to Credit Agreement, March 30, 2005 by the Second Amendment to Credit Agreement and June 30, 2005 by the Third Amendment to Credit Agreement. The obligations evidenced by the Credit Agreement were scheduled to mature on June 30, 2008. In conjunction with the termination of the Credit Agreement, all collateral securing the obligations under the Credit Agreement, including the capital stock of Shelby County Bank and Paramount Bank was released. The additional proceeds will be used for general corporate purposes.

The Debenture was issued pursuant to a Junior Subordinated Indenture between the Company and Wilmington Trust Company dated April 20, 2006, (the "Indenture"). The interest payments by the Company will be used by the trust to pay the quarterly distributions to the holders of the trust preferred securities. The interest rate as of December 31, 2006 was 6.92%. The Indenture permits the Company to redeem the Debenture after June 30, 2011.

The Company has the right, at any time and from time to time during the term of the Security, to defer the payment of interest on the Securities for a period of up to twenty (20) consecutive quarterly interest periods, during which the Company has the right to make no payments or partial payments of interest on any interest payment due date.

On July 25, 2006 a quarterly dividend of $.015 per share was declared by the Board of Directors, payable September 1, 2006, to the shareholders of record as of August 15, 2006. On October 24, 2006 a quarterly dividend of $.0175 per share was declared by the Board of Directors, payable December 1, 2006, to the shareholders of record as of November 15, 2006. Subsequently, on January 23, 2007 a quarterly dividend of $.02 per share was declared by the Board of Directors, payable March 1, 2007, to the shareholders of record as of February 15, 2007.

On September 19, 2006, the Company entered into an Agreement and Plan of Reorganization with FirstAtlantic Financial Holdings, Inc. The Agreement provides for the transfer of all operating assets of Paramount Bank, a wholly-owned subsidiary of the Company in an inter-company transaction with another of the Company's wholly-owned subsidiaries, Shelby County Bank. The Agreement also provides for the sale of the charter of Paramount Bank to FirstAtlantic Financial Holdings, Inc. through a stock sale. In consideration thereof, FirstAtlantic Financial Holdings will make a cash payment to the Company in the amount of $1,675,000. After regulatory approval and following the completion of the transaction, the Company will operate Paramount Bank as a division of Shelby County Bank. The Company anticipates completing the transaction during the second quarter of 2007.

On a consolidated basis, the Company's total assets as of December 31, 2006 were $226,514,000 compared to total assets of $221,241,000 at December 31, 2005. As of December 31, 2006, gross loans were $183,772,000 compared to gross loans of $163,992,000 at December 31, 2005. Deposits were $184,113,000 at December 31,
2006 compared to $178,759,000 at December 31, 2005. Total capital was $17,820,000 at December 31, 2006 compared to $17,470,000 at December 31, 2005.
Outstanding shares of common stock were 3,507,150 as of December 31, 2006 and December 31, 2005. The book value per share was $5.08 at year end 2006 versus $4.98 at December 31, 2005.

The Company earned $.17 per share in 2006 and $.45 per share in 2005. Net income for 2006 was $599,000 compared to a net income of $1,573,000 in 2005. Returns on average total assets ("ROA") and equity ("ROE") were .28% and 3.38%, respectively, in 2005 as compared to .75% and 9.66% respectively, in 2005. Earnings, before income taxes in 2006 were $965,000 or $.28 per share, compared to earnings before income tax benefit in 2005 of $1,143,000 or $.33 per share; the main difference being due to the reversal of the remaining valuation allowance on the deferred tax asset.

The Company benefited from the past increases in the prime lending rate. However, the Banks have reduced their asset sensitivity. As a result, the Company would no longer gain as much benefit if the prime lending rate would increase as it has in the past. With the issuance of the subordinated debentures in April 2006 (see Note 8 to the

Consolidated Financial Statements included herein), the Company fully retired $6,000,000 of bank debt with the remaining balance of the proceeds of the issuance to be used for general corporate purposes. The initial interest rate on the subordinated debt was 6.63%, which will float for five years with 3 month LIBOR plus a margin of 155 basis points. At December 31, 2006 the interest rate was 6.92%. The interest rate on the retired bank debt was equal to the prime interest rate plus a margin, which varied, but was recently prime plus 50 basis points. The Company continues to focus on maintaining its momentum of growing quality loans and improving net interest income. During 2006, the Company increased loan balances by 12% thus increasing net interest income, while continuing to focus on credit quality. During 2006, the pretax income was below the anticipated level. The Company did not achieve its net income goal primarily due to increased professional fee expenses associated with the proposed charter sale (see Note 18 to the Consolidated Financial Statements included herein), the analysis and negotiation of another potential acquisition opportunity which was terminated before a transaction could be consummated, and the increases needed in the allowance for loan losses to reserve for, or charge off loans. The Company has since implemented improved procedures in the approval, underwriting, originating and structuring of the loan processes at Paramount Bank and believes this will reduce the need to provide for loan problems in the future. The Company will continue to focus on exceeding a 10% pretax return on shareholder's equity during 2007 and in 2008, by concentrating on the growth of quality loans, increasing net interest income, and lowering net non interest expense.

Management believes it can continue to improve return on equity by following this strategy and prudently managing non interest expenses. The Banks are strategically maintaining their "well capitalized" status while continuing to concentrate on improving net interest income and overall profitability, without taking undue interest rate risk. Management and staff at both Shelby County Bank and Paramount Bank will continue to work diligently at implementing loan growth plans and strategies; emphasizing the benefits of gathering non-certificate depository funding as means of decreasing the Banks' overall funding costs; improving levels of fee income derived from depository relationships and encouraging a stronger relationship with their customer base. The issuance of the subordinated debt will allow additional liquidity at the holding company level. In July of 2006, the Company announced the commencement of dividend payments to its shareholders. Subsequent dividends were announced in October of 2006 and January of 2007. The Company will continue to review the possibility of future dividend payments to its shareholders in 2007 and beyond.

With the proposed sale of Paramount Bank's charter to FirstAtlantic Holdings, Inc., (see Note 18 to the Consolidated Financial Statements included herein) expected during the second quarter of 2007, the Company anticipates net proceeds of approximately $1,525,000. At this time management is considering several uses for the cash payment, however no final decisions have been made.

Also during 2006, continued significant administrative time and resources were invested in the areas of compliance and internal control. Enhancing and implementing policies, systems and controls remained high priorities for the Company. Efficiently maintaining and building the infrastructure of the Company, while increasing core profitability and succeeding at reducing older loan related problems were major areas of focus during the year.

Information Technology review and upgrading were also focal points during 2006. Each bank believes it can use technology to improve operating efficiency and better serve its clients. With the assistance of outside technology consultants, each bank is improving its infrastructure, by implementing enhancements in hardware and software. The Company incurred increased costs during 2006 as these technology plans were implemented.

In February of 2007, the Company announced that its wholly-owned banking subsidiary, Shelby County Bank, opened its first loan production office. The office is located in Fishers, Indiana, and will service Hamilton County, Indiana as well as other areas in the Indianapolis Metropolitan statistical area. The loan production office represents the next logical expansion of Shelby County Bank in that over 40% of the Bank's current loan portfolio was originated outside of the Shelby County market.

NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS

Prior to January 1, 2006, the Company accounted for share-based compensation to employees under the intrinsic value method in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees". Effective January 1, 2006, the Company began recognizing compensation expense for stock options with the adoption of SFAS No. 123 (Revised), "Share-Based Payment," as described in Note 9 of the Consolidated Financial Statements included herein.

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R). This Statement requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its balance sheet, beginning with year end 2006, and to recognize changes in the funded status in the year in which the changes occur through comprehensive income beginning in 2007. Additionally, defined benefit plan assets and obligations are to be measured as of the date of the employer's fiscal year-end, starting in 2008. The Company does not provide any defined benefit postretirement plans, and accordingly, the provisions of SFAS No. 158 will have no material impact on the Company's results of operations or financial position.

In September 2006, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108), which is effective for fiscal years ending on or after November 15, 2006. SAB 108 provides guidance on how the effects of prior-year uncorrected financial statement misstatements should be considered in quantifying a current year misstatement. SAB 108 requires public companies to quantify misstatements using both an income statement (rollover) and balance sheet (iron curtain) approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. Adjustments considered immaterial in prior years under the method previously used, but now considered material under the dual approach required by SAB 108, are to be recorded upon initial adoption of SAB
108. The amount so recorded is shown as a cumulative effect adjustment in opening retained earnings as of January 1, 2006. Upon adoption of SAB 108, the Company recorded a cumulative adjustment of $165,153 as a reduction to retained earnings (see Note 1 of the Consolidated Financial Statements included herein).

NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS NOT YET EFFECTIVE

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN
48), which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has determined that the adoption of FIN 48 will not have a material effect on the financial statements.

Additionally, new accounting standards have been issued that the Company does not expect will have a material effect on the financial statements when adopted in future years or for which the Company has not yet completed its evaluation of the potential effect upon adoption. In general, these standards revise the accounting for derivatives embedded in other financial instruments for 2007, revise the recognition and accounting for servicing of financial assets for 2007 and establish a hierarchy about the assumptions used to measure fair value for 2008.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The Company's critical accounting policies include the following:

An analysis of the allowance for loan losses is performed monthly by the Banks' management to assess the appropriate levels of allowance for loan losses. Specific allocations are established based upon review of individual borrowers identified in the classified loan list, establishing the probable incurred losses associated with such borrowers, including comparison of loan balances versus estimated liquidation values of collateral based upon independent information sources or appraisals performed by board-approved licensed appraisers. The remaining pools of loans, excluding those classified or delinquent are analyzed for the general loan loss allowance. Management evaluates this general allowance using loan loss statistics by various types of loans, including statistics published periodically by the OTS and FDIC, the Banks' historical losses and recommendations by the Chief Credit Officer. Appropriate loss percentages are applied to the Banks' distribution of portfolio balances since management believes this will be representative of future losses inherent in the portfolio. The calculated allocations are compared to the Banks' existing allocations to establish the provision necessary to bring the actual allowance balance in compliance with the findings of the allowance analysis.

A valuation allowance reduces deferred tax assets to the amount management believes is more likely than not to be realized. In evaluating the realization of deferred tax assets, management considers the likelihood that sufficient taxable income of appropriate character will be generated within carry forward periods, including consideration of available tax planning strategies. In the past, the Company maintained a valuation allowance against a portion of its deferred tax asset, however in the fourth quarter of 2005, management concluded that the remaining valuation allowance on the deferred tax assets was no longer necessary given the Company's sustained income and growth through the year and projected net income in the future. A net tax benefit of $430,000 was recognized on December 31, 2005 as a result of the reversal of the tax valuation allowance.

RESULTS OF OPERATIONS

NET INCOME

For the year ended December 31, 2006, the Company reported net income of $599,000 compared to net income of $1,573,000 reported for the year ended December 31, 2005. The decrease was primarily due to an increase in the provision for loan losses of $732,000 and an increase in tax expense of $796,000. Tax expense of $366,000 recognized in 2006 compared to a tax benefit of $430,000, the result of a reversal of the tax valuation allowance for the year ended December 31, 2005. Non-interest income also decreased $402,000 due to decreases in mortgage fee income and losses incurred on the impairment and sale of other real estate owned and other assets. Other non-interest expense increased $101,000. These increased expenses were offset by an increase in net-interest income before the provision for loan losses of $1,056,000. The increase in net interest income was primarily the result of variable rate loans and investments subject to an increase in yields. The average yield on earning assets increased 115 basis points from the year ended December 31, 2005.

NET INTEREST INCOME

For the year ended December 31, 2006, net interest income before provision for loan losses increased $1,056,000. Interest income increased $2,667,000 to $14,723,000 from $12,056,000 for the year ended December 31, 2005. Interest expense increased $1,611,000 to $6,567,000 for the year ended December 31, 2006, compared to $4,956,000 for the year ended December 31, 2005.

The increase in interest income was due to higher yields on interest-earning assets and slightly higher average balances on those assets. The average balance of interest-earning assets increased $5,690,000 from $196,615,000 for the year ended December 31, 2005 to $202,098,000 for the year ended December 31, 2006. Compared to the prior year, the weighted average interest rate increased from 6.13% to 7.29%, primarily due to the rise in market interest rates during the first six months of the year ended December 31, 2006. Interest expense increased $1,611,000 compared to the prior year ended December 31, 2005. The average rate paid on interest-bearing liabilities increased from 3.00% for the year ended December 31, 2005 to 3.79% for the year ended December 31, 2006. Deposits were affected by both an increase in interest rates and balances during the current year. The average balance on interest bearing deposits increased by $7,674,000 in 2006 and the average weighted rate increased from 2.81% to 3.59%. For the year ended December 31, 2006 compared to the year ended December 31, 2005, the interest expense on balances of FHLB advance borrowings, note payable and subordinated debt (See Note 8 to the Consolidated Financial Statements included herein) increased $224,000 and the average balance increased $606,000. This was due to the rising interest rate environment in 2006 and the retirement of long term debt and the issuance of subordinated debt (See Note 8 to the Consolidated Financial Statements included herein).

INTEREST INCOME

For the year ended December 31, 2006, interest income increased $2,667,000. This increase was comprised of a $567,000 increase due to the average balances of earning assets, and a $2,100,000 increase due to higher yields on the Company's earning assets.

Interest income and fees on loans were $13,345,000 for the year ended December 31, 2006, an increase of $2,838,000 from the year ended December 31, 2005. The increase in yield on loans accounted for a $1,989,000 favorable rate variance, and an increase in average loan balances created an $849,000 favorable volume variance. The increase in yield was largely due to increases in the prime interest rate, increased balances in variable rate products, as well as higher yields on new loans originated during the period. The overall yield on loans increased to 7.77% for the year ended December 31, 2006 from 6.59% for the year ended December 31, 2005.

Interest income on investment securities decreased $198,000 for the year ended December 31, 2006 as compared to the year ended December 31, 2005. A favorable variance of $8,000 was due to a higher portfolio yield which was the result of the rising interest rate environment. The favorable rate variance was offset by an unfavorable volume variance of $206,000. The portfolio decreased $2,816,000 due to principal payment reductions in the mortgage backed securities.

Interest income on interest-bearing deposits held at other financial institutions increased $1,000 over the year ended December 31, 2006 to $192,000 from $191,000 for the period ended December 31, 2005. This increase was due to a $72,000 favorable rate variance due to an increase in yield on such investments and a decrease in volume of $71,000 from lower balances in such liquid investments. This category is very susceptible to changes in interest rates due to its liquidity and strong correlation to short-term interest rates, such as federal funds and LIBOR.

Dividends on FHLB stock and other equity securities increased $9,000 from the year ended December 31, 2005, due to higher dividend yields provided by the stock of $14,000 offset by a decrease in volume of $5,000. For the year ended December 31, 2006, the Banks' investment in FHLB stock decreased $610,000 due to $645,000 from the proceeds of repurchases of the stock by the FHLB offset by $35,000 which was the result of reinvestment of stock dividends.

INTEREST EXPENSE

Interest expense increased $1,611,000 to $6,567,000 from $4,956,000 for the year ended December 31, 2006. Interest expense on deposits increased $1,387,000 from $4,055,000 for the year ended December 31, 2005 to $5,441,000. This increase results from a $165,000 variance due to an increase in average deposit balances, and a $1,222,000 unfavorable rate variance due to a 78 basis point increase in cost, the result of the rising interest rate environment. The cost of certificates of deposit increased $473,000 over 2005. Primarily this was the result of the rise in rates, increasing from 3.41% in 2005 to 4.19% in 2006. Interest expense from FHLB advances, other borrowings and subordinated debt increased $224,000 from 2005 by an unfavorable rate variance of $197,000 and an increased volume variance of $27,000. The average yield increased from 4.28% in 2005 to 5.19% in 2006. Rates on core deposit products such as, savings accounts and NOW accounts also increased. The effective cost of money market accounts increased 151 basis points from 2.40% for the year ended December 31, 2005. NOW account and Savings account rates have also increased by 3 and 61 basis point(s), respectively.

NET INTEREST INCOME

                                                       YEAR ENDED
                                                      DECEMBER 31,        PERCENTAGE
                                                ---------------------     CHANGE FROM
                                                   2006        2005      2005 TO 2006
                                                ----------   --------    ------------
                                                (DOLLARS IN THOUSANDS)
Interest Income:
   Interest and fees on loans                     $13,345     $10,507       27.01%
   Interest on investment securities                1,028       1,226      (16.15)%
   FHLB dividends and other equity securities         158         132       19.70%
   Interest on interest-bearing deposits              192         191        0.52%
                                                  -------     -------
      Total interest income                        14,723      12,056       22.12%
                                                  =======     =======
Interest Expense:
   Interest on deposits                             5,441       4,054       34.21%
   Interest on borrowings                           1,126         902       24.83%
                                                  -------     -------
      Total interest expense                        6,567       4,956       32.51%
                                                  -------     -------
Net interest income                               $ 8,156     $ 7,100       14.87%
                                                  =======     =======

RATE VOLUME ANALYSIS OF CHANGE IN NET INCOME

                                            YEAR ENDED DECEMBER 31, 2006   YEAR ENDED DECEMBER 31, 2005
                                            ----------------------------   ----------------------------
                                              VOLUME    RATE     TOTAL       VOLUME    RATE     TOTAL
                                              ------   ------   ------       ------   ------   ------
                                               (DOLLARS IN THOUSANDS)          (DOLLARS IN THOUSANDS)
Interest Income on:
   Loans                                      $ 849    $1,989   $2,838        $ 794   $1,335   $2,129
   Investment securities                       (206)        8   $ (198)        (373)     107   $ (266)
   FHLB stock and other equity securities        (5)       31   $   26            5        4   $    9
   Interest-bearing deposits                    (71)       72        1           17      101      118
                                              -----    ------   ------        -----   ------   ------
      Total interest income                     567     2,100    2,667          443    1,547    1,990
Interest Expense on:
   Deposits                                     165     1,222    1,387           36      797      833
   Borrowings                                    27       197      224          (27)     197      170
                                              -----    ------   ------        -----   ------   ------
      Total interest expense                    192     1,419    1,611            9      994    1,003
                                              -----    ------   ------        -----   ------   ------
Net interest income                           $ 375    $  681   $1,056        $ 434   $  553   $  987
                                              =====    ======   ======        =====   ======   ======

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

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY AND INTEREST RATES AND DIFFERENTIAL VARIANCE ANALYSIS

                                                 YEAR ENDED DECEMBER 31, 2006   YEAR ENDED DECEMBER 31, 2005
                                                 ----------------------------   ----------------------------
                                                  AVERAGE              YIELD/   AVERAGE               YIELD/
                                                  BALANCE   INTEREST    RATE    BALANCE    INTEREST    RATE
                                                 --------   --------   ------   --------   --------   ------
                                                    (DOLLARS IN THOUSANDS)         (DOLLARS IN THOUSANDS)
Interest Earning Assets:
   Investment securities                         $ 23,254    $ 1,028    4.42%   $ 27,912    $ 1,226    4.39%
   Interest-bearing deposits and other              4,359        192    4.40%      6,344        191    3.01%
   FHLB stock and other equity securities           2,807        158    4.63%      2,905        132    4.54%
   Loans (1)                                      171,678     13,345    7.77%    159,454     10,507    6.59%
                                                 --------    -------    ----    --------    -------    ----
      Total earning assets                        202,098     14,723    7.29%    196,615     12,056    6.13%
                                                 --------    -------    ----    --------    -------    ----
Interest and Non-Interest Bearing Liabilities:
   Savings accounts                                12,020        271    2.25%      9,644        157    1.64%
   NOW accounts                                    17,002        120    0.71%     16,680        113    0.68%
   Money market accounts                           34,543      1,352    3.91%     23,289        559    2.40%
   Certificates of deposit                         88,174      3,698    4.19%     94,452      3,225    3.41%
                                                 --------    -------    ----    --------    -------    ----
      Total interest bearing deposits             151,739      5,441    3.59%    144,065      4,054    2.81%
   Borrowings                                      21,690      1,126    5.19%     21,084        902    4.28%
                                                 --------    -------    ----    --------    -------    ----
      Total interest bearing liabilities         $173,429      6,567    3.79%   $165,149      4,956    3.00%
                                                 ========    -------    ----    ========    -------    ----
Net interest margin                                          $ 8,156    4.04%               $ 7,100    3.61%
                                                             =======                        =======

(1) Includes principal balances of non-accruing loans. Interest on non-accruing loans is not included.

NON-INTEREST INCOME

The Company's non-interest income for the year ended December 31, 2006 was $929,000. This represents a decrease of $402,000 from the year ended December 31, 2005. The change in non-interest income results from an increase of $156,000 in service charges on deposit accounts as Shelby County Bank increased their fee structure during the second quarter of 2006 on deposit accounts. There were also net increases in other income of $5,000. Offsetting these increases, there was a reduction in secondary market mortgage fees which decreased $303,000. This was due to the rising interest rate environment and the reduction of secondary market mortgage loan originators at Paramount Bank which caused a reduction in this type of loan origination. Another factor contributing to the decrease included net losses of $225,000 in the disposition and impairment of other assets and other real estate versus zero in net losses on other real estate and other assets during the year ended December 31, 2005. Of the net losses of $225,000 on other assets during the year ended December 31, 2006, $150,000 was due to the write-down of other repossessed assets and $79,000 was related to the liquidation and total write off of "The Bank's Insurance Agency," a bank insurance company in which the Company had invested. This three year old joint venture sold various insurance products and was formed by several Indiana community banks. There was also a decrease of $34,000 in gains on the sale of available-for-sale securities for the year ended December 31, 2006 compared to the year ended December 31 2005 as the Banks have not sold any available-for-sale securities during 2006.

NON-INTEREST INCOME

                                                                                     PERCENTAGE
                                                                                     CHANGE FROM
                                                                 YEAR ENDED         DECEMBER 31,
                                                                 DECEMBER 31,         2005 TO
                                                           ----------------------   DECEMBER 31,
                                                                2006    2005            2006
                                                               -----   ------       ------------
                                                           (DOLLARS IN THOUSANDS)
Service charges on deposit accounts                            $ 608   $  452           34.51%
Secondary market mortgage fees                                   292      595          (50.92)%
Gain on sale of securities                                        --       34         (100.00)%
(Loss) on sale and impairment of other real estate owned
   and other assets                                             (225)      --         (100.00)%
Other                                                            254      249            2.01%
                                                               -----   ------
Total Non-Interest Income                                      $ 929   $1,330          (30.15)%
                                                               =====   ======

NON-INTEREST EXPENSE

For the year ended December 31, 2006, non-interest expense was $7,262,000, an increase of $101,000 from the year ended December 31, 2005 of $7,161,000. Overall non-interest expense increased by approximately 1.40% for the year ended December 31, 2006 compared to the year ended December 31 2005. Major fluctuations in non-interest expense include salary and benefit expenditures which increased $121,000 from 2005. This increase is primarily the result of salary increases and in part due to the reclassification of the director fees during the second quarter of 2005 of both the Chief Executive of the Company and the Chairman of the Board at Shelby County Bank to salaries. Professional fees increased by $111,000, primarily the result of initial costs associated with the proposed sale of Paramount Bank's charter (see Note 18 of the Consolidated Financial Statements included herein) and the analysis and negotiation of another potential acquisition opportunity which was terminated before a transaction could be consummated. The target, a Central Indiana thrift, subsequently agreed to be purchased by another financial institution. Increases in data processing charges of $47,000 were due to volume increases in loans and deposits and the related servicing of those products. Occupancy expenses increased $63,000 due to additional depreciation expense pertaining to a new computer system implemented at Shelby County Bank. A major offset to the increases in non-interest expense was the absence of merger related costs of $73,000 relating to the terminated merger with Heartland Bancshares, Inc., as the majority of this expense category occurred during the first quarter of 2005. Additionally, advertising and promotion expenses decreased $58,000 as expenses at Paramount Bank have decreased since 2005 due to Paramount's name change in late 2004 and the associated branding recognition expenses in 2005. Other real estate and repossession expenses were reduced by $44,000, primarily the result of a reduction in collection expenses associated with other real estate owned and other assets. There was also a decrease in the FDIC assessment of $35,000 as an improved risk classification at Shelby County Bank was fully recognized in 2006 and the bank was only responsible for the Financing Corporation assessment known as "FICO". Director fees have also decreased $16,000 for the year ended December 31, 2006 compared to the year ended December 31, 2005. This is the result of a change in the role of some directors who previously served on both Blue River Bancshares' Board of Directors as well as Shelby County Bank's Board of Directors and who currently only serve at the bank level. As stated previously, compensation for the Chief Executive of the Company and the Chairman of the Board of Shelby County Bank changed from directors fees to salaries during the second quarter ended June 30, 2005.

Changes in non-interest expense consist of the following:

                                                         YEAR ENDED                        PERCENTAGE
                                                        DECEMBER 31,                      CHANGE FROM
                                                  -----------------------   CHANGE FROM   DECEMBER 31,
                                                     2006         2005          2005      2005 TO 2006
                                                  ----------   ----------   -----------   ------------
Salaries and employee benefits                    $3,885,834   $3,764,936    $120,898          3.21%
Premises and equipment                               852,259      789,687      62,572          7.92%
Federal deposit insurance, KY state tax and OTS      199,332      234,020     (34,688)       (14.82)%
Data Processing                                      665,922      618,627      47,295          7.65%
Advertising and promotion                            119,903      177,740     (57,837)       (32.54)%
Bank fees and charges                                105,976      107,061      (1,085)        (1.01)%
Director Fees                                        118,900      134,900     (16,000)       (11.86)%
Professional fees                                    671,650      560,738     110,912         19.78%
Stationery, supplies and printing                    121,014      125,884      (4,870)        (3.87)%
Insurance                                             54,698       67,498     (12,800)       (18.96)%
ORE and repossession                                  15,507       59,339     (43,832)       (73.87)%
Core deposit intangible amortization                  68,964       68,964          --          0.00%
Merger expense                                            --       73,171     (73,171)      (100.00)%
Other                                                381,997      378,818       3,179          0.84%
                                                  ----------   ----------    --------
                                                  $7,261,956   $7,161,383    $100,573          1.40%
                                                  ==========   ==========    ========

PROVISION FOR INCOME TAXES

The income tax expense was $366,000 for the year ended December 31, 2006 compared to a tax benefit of $430,000 for the year ended December 31, 2005. During the fourth quarter of 2002, the Company recorded a valuation allowance of $760,000 against a portion of the deferred tax assets, as management concluded that it was more likely than not that a portion of the benefit associated with the deferred tax asset would not be realized. During 2003, 2004 and the first three quarters of 2005, management's estimate of the deferred tax asset realization did not change significantly, and the Company recorded changes in its valuation allowance to offset changes in the deferred tax assets, resulting in no income tax expense. As deferred tax assets were realized during the first three quarters of 2005, the valuation allowance declined by approximately $429,000. In the fourth quarter of 2005, management concluded that the remaining valuation allowance on the deferred tax assets was no longer necessary given the Company's sustained income and growth through the year and projected net income in the future and the valuation allowance was fully reversed. A tax benefit of $430,000 was recognized related to the reversal of the remaining tax valuation allowance. The effective tax rate was 38.0% for 2006 and (37.6)% 2005 with the reversal of the valuation allowance being the primary cause of the fluctuation in rate. Prior year's changes in the valuation allowance offset tax expense; however, with last year's decision to reverse the valuation allowance on the Company's deferred tax asset, the Company has now recognized tax expense against current earnings. The Company has generated federal operating loss carryforwards of approximately $4.9 million. The net operating loss carryforwards, if unused will expire in 2020 through 2024. The Company has generated net state operating loss carryforwards of approximately $5.3 million, which, if unused, will expire in 2015 through 2019.

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

On April 20, 2006, the Company established a Delaware trust subsidiary, Blue River Bancshares Trust I, which completed the sale of $7 million of trust preferred securities. Blue River Bancshares Trust I issued the trust preferred securities at a rate equal to the three-month LIBOR rate plus 1.55%. The trust preferred securities mature in 30 years and may be called without penalty on or after June 30, 2011. Blue River Bancshares Trust I simultaneously issued 217 of the trust's common securities to the Company for a purchase price of $217,000, which, together with the trust preferred securities, constitutes all of the issued and outstanding securities of the trust. Blue River Bancshares Trust I used the proceeds from the sale of the trust preferred securities to purchase the Company's unsecured junior subordinated deferrable interest notes due June 30, 2036 (the "Debenture"). The net proceeds from the offering were used by the Company to pay all amounts due under and terminate, its $6 million credit facility with Union Federal Bank of Indianapolis. In conjunction with the termination of the Credit Agreement, all collateral securing the obligations under the Credit Agreement, including the capital stock of Shelby County Bank and Paramount Bank and the $500,000 deposit was released. The additional proceeds were used for general corporate purposes.

At the holding company level, the Company uses cash to pay dividends to shareholders. At December 31, 2006, the sources of funding for the holding company include dividends from its subsidiary, Shelby County Bank. As discussed in Note 1 to the Consolidated Financial Statements regarding Dividend Restriction, the Company's bank subsidiaries are subject to regulation and may be limited in its ability to pay dividends or otherwise transfer funds to the holding company. In 2006, the Company declared and paid cash dividends totaling $114,000.

With the proposed sale of Paramount Bank's charter to FirstAtlantic Holdings, Inc., (see Note 18 to the Consolidated Financial Statements included herein) expected during the second quarter of 2007, the Company anticipates net proceeds of approximately $1,525,000. At this time management is considering several uses for the cash payment, however no final decisions have been made.

Management believes that as of December 31, 2006, the Banks meet all capital adequacy requirements to which they are subject as well as objectives set by the Company's management and Board of Directors. The following table sets forth the actual and minimum capital amounts and ratios of Shelby County Bank as of December 31, 2006:

                                                            AS OF DECEMBER 31, 2006
                                         -------------------------------------------------------------
                                                                                    FDICIA REGULATIONS
                                                                   MINIMUM FOR             TO BE
                                            ACTUAL CAPITAL      CAPITAL ADEQUACY    "WELL CAPITALIZED"
                                         -------------------   ------------------   ------------------
                                            AMOUNT     RATIO     AMOUNT     RATIO     AMOUNT     RATIO
                                         -----------   -----   ----------   -----   ----------   -----
Tangible capital ratio                   $12,300,000    9.1%   $2,032,000    1.5%          N/A    N/A
Core capital to average assets            12,300,000    9.1%    5,419,000    4.0%    6,773,000    5.0%
Tier 1 capital to risk weighted assets    12,300,000   11.6%          N/A    N/A     6,378,000    6.0%
Total capital to risk weighted assets     12,950,000   12.2%    8,504,000    8.0%   10,630,000   10.0%

The following table sets forth the actual and minimum capital amounts and ratios of Paramount Bank as of December 31, 2006:

                                                            AS OF DECEMBER 31, 2006
                                         -------------------------------------------------------------
                                                                                    FDICIA REGULATIONS
                                                                   MINIMUM FOR             TO BE
                                            ACTUAL CAPITAL      CAPITAL ADEQUACY    "WELL CAPITALIZED"
                                         -------------------   ------------------   ------------------
                                            AMOUNT     RATIO     AMOUNT     RATIO     AMOUNT     RATIO
                                         -----------   -----   ----------   -----   ----------   -----
Tangible capital ratio                    $6,823,000    7.9%   $1,295,000    1.5%          N/A    N/A
Core capital to average assets             6,823,000    7.9%    3,453,000    4.0%    4,317,000    5.0%
Tier 1 capital to risk weighted assets     6,823,000    9.5%          N/A    N/A     4,310,000    6.0%
Total capital to risk weighted assets      7,638,000   10.6%    5,747,000    8.0%    7,184,000   10.0%

USE OF FUNDS

INVESTMENT SECURITIES

Investment securities are a major category of earning assets for the Banks. This portfolio is used to manage the Banks' interest rate sensitivity and liquidity as other components of the balance sheet change. Additionally, investment securities receive favorable treatment for the purpose of computing the Banks' risk-based capital ratios. Government issued and government agency issued bonds, as well as certain agency-backed mortgage backed securities contain low risk weight factors and can be used to mitigate the 100% risk weight associated with commercial and consumer lending products. Management's objective is to maximize, within quality standards, its net interest margin while providing a stable source of liquidity through the scheduled stream of maturities and interest income. The Banks have adopted an investment policy which sets certain guidelines related to the portfolio mix, duration, and maximum allowable investments within certain investment categories.

Available-for-sale investment securities comprise 9.7 % of total assets and 10.4% of total earning assets at December 31, 2006. The Company has classified all of its investment purchases as available-for-sale to maintain liquidity. Additionally, the Company has concentrated efforts on acquiring investments with favorable risk-based capital treatment, as well as increasing its holdings in adjustable rate mortgage-backed securities to reduce interest rate sensitivity.

The available-for-sale investment portfolio was $21,907,000 at fair value, with a cost basis of $22,637,000. The held-to-maturity portfolio currently is comprised of bonds totaling $14,000. Shelby County Bank owns $1,745,000 of stock in the Federal Home Loan Bank of Indianapolis and Paramount Bank owns $619,000 of stock in the Federal Home Loan Bank of Cincinnati. This equity position is required as a member bank of the FHLB system, and the credit policy of the FHLB states that member banks must own sufficient stock to serve as collateral against funding provided through advances held by the Banks. In addition, Paramount Bank also owns $38,000 of restricted stock in the Bankers Bank of Kentucky.

Weighted average yields of the investment securities portfolio were 4.37% at December 31, 2006 compared to 4.35% at December 31, 2005. The investment strategy of the Banks' is to position in adjustable-rate mortgage-backed securities acquired to assist in reducing interest rate sensitivity, purchasing of new securities in a period of significantly lower market rates, and increased repayments related to bonds with higher coupon rates.

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

INVESTMENT SECURITIES PORTFOLIO

                                                                         GROSS        GROSS     ESTIMATED
                                                          AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                             COST        GAINS       LOSSES       VALUE
                                                          ---------   ----------   ----------   ---------
                                                                       (DOLLARS IN THOUSANDS)
December 31, 2006:
   Investment securities held to maturity:
      Mortgage-backed securities                           $    14        $--        $  --       $    14
                                                           -------        ---        -----       -------
         Total investment securities held to maturity           14         --           --            14
                                                           -------        ---        -----       -------
Investment securities available for sale:
   Mortgage-backed securities                               13,241         --         (402)       12,839
   U.S. government agencies                                  8,999         --         (326)        8,673
   Municipals                                                  397         --           (2)          395
                                                           -------        ---        -----       -------
         Total investment securities available for sale     22,637          0         (730)       21,907
                                                           -------        ---        -----       -------
         Total investments                                 $22,651        $ 0        $(730)      $21,921
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
                                                           =======        ===         =====      =======

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

As of December 31, 2006

                                                              HELD TO MATURITY   AVAILABLE FOR SALE
                                                              ----------------   ------------------
                                                                        FAIR           FAIR
                                                                COST   VALUE           VALUE
                                                                ----   -----          -------
                                                                      (DOLLARS IN THOUSANDS)
Mortgage-Backed Securities:
   Due within one year                                           $--    $--           $    --
   1 to 5 Years                                                    1      1                --
   5 to 10 Years                                                  12     12                --
   Due after ten years                                             1      1            12,839
                                                                 ---    ---           -------
      Total Mortgage-Backed                                       14     14            12,839
                                                                 ---    ---           -------
U.S. Government Agencies:
   Due within one year                                            --     --                --
   1 to 5 Years                                                   --     --             7,711
   5 to 10 Years                                                  --     --               962
   Due after ten years                                            --     --                --
                                                                 ---    ---           -------
      Total U.S. government agencies                              --     --             8,673
                                                                 ---    ---           -------
Obligations of State and Political Subdivisions:
   Due within one year                                            --     --               190
   1 to 5 Years                                                   --     --               205
   5 to 10 Years                                                  --     --                --
                                                                 ---    ---           -------
      Total obligations of state and political subdivisions       --     --               395
                                                                 ---    ---           -------
      Total investments                                          $14    $14           $21,907
                                                                 ===    ===           =======

As of December 31, 2005:

                                                              HELD TO MATURITY   AVAILABLE FOR SALE
                                                              ----------------   ------------------
                                                                        FAIR            FAIR
                                                                COST   VALUE           VALUE
                                                                ----   -----          -------
                                                                      (DOLLARS IN THOUSANDS)
Mortgage-Backed Securities:                                      $--    $--           $    --
   Due within one year
   1 to 5 Years                                                    2      2                --
   5 to 10 Years
   Due after ten years                                            14     14           $15,664
                                                                 ---    ---           -------
      Total Mortgage -Backed                                      16     16            15,664
                                                                 ---    ---           -------
U.S. Government Agencies:
   Due within one year                                            --     --                --
   1 to 5 Years                                                   --     --             2,894
   5 to 10 Years                                                  --     --             5,767
   Due after ten years                                            --     --                --
                                                                 ---    ---           -------
      Total U.S. government agencies                              --     --             8,661
                                                                 ---    ---           -------
Obligations of State and Political Subdivisions:
   Due within one year                                            --     --                --
   1 to 5 Years                                                   --     --               396
   5 to 10 Years                                                  --     --                --
                                                                 ---    ---           -------
      Total obligations of state and political subdivisions       --     --               396
                                                                 ---    ---           -------
      Total investments                                          $16    $16           $24,721
                                                                 ===    ===           =======

INVESTMENT SECURITIES WEIGHTED AVERAGE YIELD

                      DUE     ONE     FIVE    DUE
                    WITHIN     TO      TO    AFTER
                      ONE     FIVE    TEN     TEN
                     YEAR    YEARS   YEARS   YEARS   TOTAL
                    ------   -----   -----   -----   -----
December 31, 2006    6.55%   4.13%   4.53%   4.48%   4.37%
December 31, 2005    0.00%   4.31%   4.17%   4.42%   4.35%

LOANS

Net loans at December 31, 2006 were $181,875,000, a $19,459,000 increase from December 31, 2005. This represents an increase in the net loan portfolio of 12% over the December 31, 2005 levels. The majority of this increase, or $14,148,000 is related to loan growth at both banks primarily in non-residential and commercial loans. Commercial loans secured by commercial real estate increased to $46,929,000, representing 25.80% of total net loans at December 31, 2006. At December 31, 2006, commercial loans increased to $37,110,000 from the December 31, 2005 level comprising 20.40% of the net loan portfolio. There was also an increase of $5,141,000 in residential mortgages over the 2005 levels. The Banks have continued to pursue opportunities to expand their portfolios of home equity loan products, with outstanding loans of $36,998,000 at December 31, 2006. These loans have increased $1,971,000 over the 2005 levels. Consumer loans of $9,843,000 offset these increases, as those loans decreased $1,480,000 for the year ended December 31, 2006 compared to the year ended December 31, 2005. Loan growth continued to accelerate in the commercial lending market as well as in the home equity market during the year ended December 31, 2006. These loan products provide the opportunity for increased profitability and continued improvement in interest rate sensitivity while maintaining the Banks' "well capitalized" status. The Company expects this acceleration to continue during 2007. Sustained loan growth is anticipated in existing markets coupled with increased expansion into the northern Indianapolis, Indiana markets as a result of the recent opening of a loan production office in Fishers, Indiana. The Banks will also continue to concentrate retail lending efforts to home equity loans due to lower credit risks involved in loans secured by the borrower's primary residence. In the past, the Company benefited from historical increases in the prime lending rate. However, the Banks have reduced their asset sensitivity. As a result, the Company would no longer gain as much benefit if the prime lending rate would increase as it has in the past. Therefore, the Banks are now concentrating on loan products that provide the opportunity for longer maturity terms and fixed rate pricing as a result of the lack of volatility in the interest rate environment. At December 31, 2006, the Banks did not have any significant outstanding loan concentration in similar industries that could cause an adverse impact during an economic downturn in any one industry segment.

LOAN PORTFOLIO

                                                  DECEMBER 31,
                                              -------------------
                                                2006       2005
                                              --------   --------
                                             (DOLLARS IN THOUSANDS)
Real Estate Mortgage Loans:
   One-to-four family                         $ 52,892   $ 47,751
   Non residential                              46,929     39,441
   Home equity loans                            36,998     35,027
Consumer loans                                   9,843     11,323
Commercial loans, including participations      37,110     30,450
Less allowance for loan losses                  (1,897)    (1,576)
                                              --------   --------
Net loans                                     $181,875   $162,416
                                              ========   ========

COMPOSITION OF LOANS BY TYPE

                                                            DECEMBER 31, 2006        DECEMBER 31, 2005
                                                         ----------------------   ----------------------
                                                                      PERCENT                   PERCENT
                                                           AMOUNT    OF TOTAL        AMOUNT    OF TOTAL
                                                          --------   --------       --------   --------
                                                         (DOLLARS IN THOUSANDS)   (DOLLARS IN THOUSANDS)
Mortgage Loans:
   One to four family                                     $ 52,892     28.78%       $ 47,751     29.12%
   Non residential                                          46,929     25.54%         39,441     24.05%
   Home equity                                              36,998     20.13%         35,027     21.36%
Consumer loans                                               9,843      5.36%         11,323      6.90%
Commercial loans                                            37,110     20.19%         30,450     18.57%
                                                          --------    ------        --------    ------
      Total gross loans                                   $183,772    100.00%       $163,992    100.00%
                                                          ========    ======        ========    ======
Type of Collateral:
   One-to-four family                                     $ 84,584                  $ 77,551
   Non-residential                                          34,863                    30,963
   Inventory, Accounts Receivables, Securities, other       34,798                    27,372
   Multi-family                                              5,134                     5,432
   Equipment                                                 1,328                     2,446
   Autos                                                     1,772                     2,205
   Unsecured                                                10,025                    10,045
   Land                                                     11,268                     7,978
                                                          --------                  --------
      Total gross loans                                   $183,772                  $163,992
                                                          ========                  ========

                                    DUE DURING THE YEARS ENDING DECEMBER 31,
                          -----------------------------------------------------------
                                             (DOLLARS IN THOUSANDS)
                                                           2009     2012       2017
                                                            TO       TO        AND
                            TOTAL      2007      2008      2011     2016    FOLLOWING
                          --------   -------   -------   -------   ------   ---------
Mortgage Loans:
   One-to-four family     $ 52,892   $16,857   $ 5,211   $12,247   $2,485    $16,092
   Non residential          46,929    17,473     6,694    14,703    2,362      5,697
   Home equity              36,998       888        87        11    1,031     34,981
Consumer loans               9,843     6,040       441     2,444      646        272
Commercial loans            37,110    18,218     1,218    13,358    3,406        910
                          --------   -------   -------   -------   ------    -------
      Total gross loans   $183,772   $59,476   $13,651   $42,763   $9,930    $57,952
                          ========   =======   =======   =======   ======    =======

LOAN DISTRIBUTION

                         DUE AFTER DECEMBER 31, 2007
                        -----------------------------
                         FIXED    VARIABLE
                         RATES      RATES      TOTAL
                        -------   --------   --------
                            (DOLLARS IN THOUSANDS)
Mortgage Loans:
   One-to-four family   $33,556    $ 2,479   $ 36,035
   Non residential       23,314      6,142     29,456
   Home equity lines         --     36,110     36,110
Consumer loans            3,654        149      3,803
Commercial loans         13,667      5,225     18,892
                        -------    -------   --------
      Total             $74,191    $50,105   $124,296
                        =======    =======   ========

LOAN ACTIVITY

                                               FOR THE       FOR THE
                                             YEAR ENDED     YEAR ENDED
                                            DECEMBER 31,   DECEMBER 31,
                                                2006           2005
                                            ------------   ------------
                                               (DOLLARS IN THOUSANDS)
Gross Loans Receivable, beginning of year    $ 163,992      $ 157,427
Mortgage loan originations:
   One to four family                           30,527         35,749
   Home equity                                  24,077         22,260
   Non residential                              25,590         39,526
                                             ---------      ---------
      Total mortgage loans                      80,194         97,535
Consumer loans:
   Installment loans                             6,434          8,490
   Loans secured by deposits                     1,104          1,611
                                             ---------      ---------
      Total consumer loans                       7,538         10,101
Commercial loans                                37,749         33,149
                                             ---------      ---------
      Total originations                       125,481        140,785
Repayments and other deductions               (105,701)      (134,220)
                                             ---------      ---------
Gross Loans Receivable, end of year          $ 183,772      $ 163,992
                                             =========      =========

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

Commercial loans generally have shorter terms and higher interest rates than residential mortgage loans and usually involve more credit risk than mortgage loans because of the type and nature of the collateral. Commercial loans rely primarily on the operations of the borrower for repayment and secondarily on the underlying collateral. At December 31, 2006, our portfolio of commercial and commercial real estate loans totaled $84 million, or 45.7% of total gross loans. Commercial loans generally expose a lender to greater risk of non-payment and loss than one-to-four family residential mortgage loans because repayment of the loans often depends on the successful operations and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one-to-four family residential mortgage loans.

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

A loan review program is maintained. This function improves independence and maintains a high level of expertise. Currently, this function is outsourced to a third party. Particular attention is focused on the largest aggregate borrowers, and additionally to any credits recommended for reclassification. The reviews are conducted annually at Shelby County Bank and semi-annually at Paramount Bank with written reports provided to management and the Loan Committees to provide documentation of actions necessary to correct documentation deficiencies.

The Board of Directors and or the Directors Loan Committee meet monthly to review the overall administration of the loan portfolio, as well as many other matters. The Boards at each of the Banks review problem loans; delinquency reports and discuss lending activities at each meeting.

Both of the Banks maintain a watch list of loans which do not meet the Banks' established criteria. While these are not necessarily under-performing loans, they are monitored as a precautionary matter. This management report also contains loans which are considered to be loans that are under-performing or non-performing, loans criticized by examiners or any other case where the borrower has exhibited characteristics requiring special attention. A provision for probable incurred losses on loans is charged to operations based upon management's evaluation of the probable losses. Such an evaluation, which includes a review of loans for which full collectibility may not be reasonably assured considers, among other matters, the estimated net realizable value of the underlying collateral, as applicable, economic conditions, historical loan loss experience and other factors that are particularly susceptible to changes that could result in a material adjustment in the near term. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if conditions change substantially from the assumptions used in making the evaluations.

Non-performing assets are defined as: (1) loans in non-accrual status where the ultimate collection of interest is uncertain; (2) loans past due ninety days or more as to principal or interest (and where continued accrual has been specifically approved); and (3) loans which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the borrower. At December 31, 2006, the Company reported approximately $2,820,000 of impaired and non-accrual loans and $1,858,000 in loans ninety days or more past due. This is an increase in non-accrual loans of $1,128,000 from December 31, 2005 and an increase in ninety days or more past due loans of $593,000 from December 31, 2005. The increase in non-accrual loans was primarily the result of an additional $1,959,000 in new non-accrual loans and the reclassification of $77,000 in ninety day past due loans to non-accrual status. These increases were offset by $831,000 in charge-offs and repayments, and $77,000 in non-accrual loans that were returned to accrual status. The primary reason for the increase in past due loans ninety days or more was the result of an additional $1,331,000 of loans in this category, primarily increases in home equity and commercial. This increase was offset by the $77,000 shift that occurred from the ninety day past due loans to non-accrual loans, $445,000 in other loans that were removed from ninety days past due as a result of renewals, payoffs and charge offs, and one loan of $216,000 that was transferred to other real estate owned. The majority of this increase primarily represents loans in bankruptcy foreclosure status. There was an increase in the non-performing loans to total gross loans from 1.63% at December 31, 2005 to 2.39% at December 31, 2006. The Banks maintain a reserve for loan losses to cover losses incurred when loans default. Loans in all categories are charged-off when they are deemed uncollectible.

NON-PERFORMING ASSETS

                                                            YEAR ENDED
                                                           DECEMBER 31,
                                                      ----------------------
                                                          2006     2005
                                                         ------   ------
                                                      (DOLLARS IN THOUSANDS)
Non-accruing loans                                       $2,531   $1,403
Ninety (90) days past due                                 1,858    1,265
                                                         ------   ------
         Total non-performing loans                      $4,389   $2,668
                                                         ======   ======
Non-performing loans as a percentage of total loans        2.39%    1.63%
Past due loans (90 days or more):
   Real estate mortgages:
      One to four family                                 $  726   $  980
      Non residential                                        54      105
      Home equity loans                                     763      149
  Consumer loans                                             28       29
  Commercial loans, including participations                287        2
                                                         ------   ------
         Total                                           $1,858   $1,265
                                                         ======   ======

The non-accruing loans that are reported as of December 31, 2006 would have provided approximately $201,000 of interest income in 2006 had they been performing in accordance with their contractual terms. The interest income and fees on loans reported for the year ended December 31, 2006 included approximately $50,000 that was received from loans reported as non-accrual as of December 31, 2006.

ALLOWANCE FOR LOAN LOSSES

                                                      YEAR ENDED
                                                     DECEMBER 31,
                                                 -------------------
                                                   2006       2005
                                                 --------   --------
                                                      (DOLLARS
                                                    IN THOUSANDS)
Beginning allowance for loan losses              $  1,576   $  1,919
Loans charged off:
   Real estate mortgages:
      One-to-four family                               38         51
      Non residential                                  --         65
      Home Equity Loans                               123         25
   Consumer loans                                     337         82
   Commercial loans, including participations         128        344
                                                 --------   --------
         Total charged-off loans                      626        567
                                                 --------   --------
Recoveries on charged-off loans:
   Real estate mortgages:
      One-to-four family                                1          5
      Non residential                                  40         70
Consumer loans                                         42         21
Commercial loans, including participations              6          2
                                                 --------   --------
         Total recoveries on charged-off loans         89         98
                                                 --------   --------
         Net charge-offs                              537        469
                                                 --------   --------
Provision for loan losses                             858        126
                                                 --------   --------
Ending allowance for loan losses                 $  1,897   $  1,576
                                                 ========   ========
Average loans outstanding                        $171,891   $159,454
Net charged-off loans to average loans               0.31%      0.29%

Since December 31 2005, the Company's allowance for loan losses and related provision expense increased. The provision for loan losses for the year ended December 31, 2006, was $858,000 versus $126,000 for the year ended December 31, 2005. This increase was primarily due to increased allocations for specific loans. Specific allocations totaled $1,339,000 at December 31, 2006 compared to $853,000 at December 31, 2005. The increase in the specific allocations is attributable to both an increase in the total watch listed loans and special reserves for potential problem loans, and the reallocation of pooled reserves to specific reserves. The increase in specific allocations was partially offset by a decrease in pooled allocations from $492,000 at December 31, 2005 to $352,000 at December 31, 2006. There was also an increase in net charge-offs of $537,000 for the year ending December 31, 2006 compared to $469,000 for the year ending December 31, 2005. The increase in net-charge offs coupled with increases of total loan balances were additional contributing factors for the increase in the provision for loan losses over the period.

An analysis of the allowance for loan losses is performed monthly by the Banks' management to assess the appropriate levels of allowance for loan losses. Specific allocations are established based upon review of individual borrowers identified in the classified loan list, establishing the probable incurred losses associated with such borrowers, including comparison of loan balances versus estimated liquidation values of collateral based upon independent information sources or appraisals performed by board-approved licensed appraisers. The remaining pools of loans, excluding those classified or delinquent are analyzed for the general loan loss allowance.

Management evaluates this general allowance using loan loss statistics by various types of loans, including statistics published periodically by the OTS and FDIC, the Banks' historical losses and recommendations by the Chief Credit Officer. Appropriate loss percentages are applied to the Banks' distribution of portfolio balances since management believes this will be representative of future losses inherent in the portfolio. The calculated allocations are compared to the Banks' existing allocations to establish the provision necessary to bring the actual allowance balance in compliance with the findings of the allowance analysis. The following is a breakdown of the loans identified in the review which are classified as non-performing as of December 31, 2006:

                             DECEMBER 31, 2006
                           ---------------------
                            NUMBER
                           OF LOANS    BALANCES
                           --------   ----------
Residential mortgage           36     $2,592,826
Non residential mortgage        5        599,706
Consumer secured                5         49,395
Commercial secured              2        287,386
Commercial unsecured            3        859,665
                              ---     ----------
   Total                       51     $4,388,978
                              ===     ==========

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                              PERCENT OF
                           DECEMBER 31,     LOANS TO TOTAL
                         ---------------   ---------------
                          2006     2005     2006     2005
                         ------   ------   ------   ------
                            (DOLLARS
                          IN THOUSANDS)
Real estate mortgages:
   One-to-four family    $  741   $  227    28.78%   29.12%
   Non residential          119       81    25.54%   24.05%
   Home Equity              204      161    20.13%   21.36%
Consumer                     60      201     5.36%    6.90%
Commercial                  557      676    20.19%   18.57%
Unallocated                 216      230       --       --
                         ------   ------   ------   ------
Total                    $1,897   $1,576   100.00%  100.00%
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

The Banks' average total deposits were $174,574,000 for the year ended December 31, 2006, compared to $167,010,000 for the year ended December 31, 2005. Management continues to emphasize the benefits of gathering non-certificate depository funding as a means of decreasing the Banks' overall funding costs, improving levels of fee income derived from depository relationships, and encouraging a stronger relationship with its customer base. By acquiring primary transaction accounts, the Banks are less susceptible to loss of accounts during periods of volatile interest rates.

FUNDING SOURCES--AVERAGE BALANCES

                                                       YEAR ENDED
                                                      DECEMBER 31,
                                                  -------------------
                                                    2006       2005
                                                  --------   --------
                                                       (DOLLARS
                                                     IN THOUSANDS)
Core Deposits:
   Non-interest bearing demand and NOW accounts   $ 39,837   $ 39,625
   Money market accounts                            34,543     23,289
   Savings accounts                                 12,020      9,644
   Certificates of deposit                          88,174     94,452
                                                  --------   --------
      Total deposits                               174,574    167,010
FHLB advances and other borrowings                  21,690     21,084
                                                  --------   --------
      Total funding sources                       $196,264   $188,094
                                                  ========   ========

FUNDING SOURCES--COST OF FUNDS

                                                   YEAR ENDED
                                                  DECEMBER 31,    CHANGE
                                                  ------------   2005 TO
                                                  2006    2005     2006
                                                  ----   -----   -------
Core Deposits:
   Non-interest bearing demand and NOW accounts   0.71%  0.68%   0.03%
   Money market accounts                          3.91%  2.40%   1.51%
   Savings accounts                               2.25%  1.64%   0.61%
   Certificates of deposit                        4.19%  3.41%   0.78%
                                                  ----   ----
      Total deposits                              3.59%  2.81%   0.78%
FHLB advances and other borrowings                5.19%  4.28%   0.91%
                                                  ----   ----
      Total funding sources                       3.79%  3.00%   0.79%
                                                  ----   ----    ----

                                   MINIMUM RANGE       BALANCE         %      WEIGHTED
                                     OF OPENING     DECEMBER 31,      OF       AVERAGE
                                      BALANCES          2006       DEPOSITS     RATE
                                   --------------   ------------   --------   --------
                                                  (DOLLARS IN THOUSANDS)
Withdrawable:
   Savings accounts                  $5 - $2,500      $ 12,998        7.06%     2.51%
   Non-interest bearing checking       25 - 50          27,425       14.90%       --
   NOW accounts                       50 - 500          16,129        8.76%     0.70%
   Money market accounts           1,000 - 10,000       35,446       19.25%     3.99%
                                                      --------      ------
      Total withdrawable                                91,998       49.97%
                                                      --------      ------
Certificates (original terms):
   12 months or less                   Various          30,631       16.64%     4.94%
   13 to 36 months                   50 - 1,000         14,141        7.68%     3.74%
   37 months and greater             50 - 1,000         11,550        6.27%     3.92%
   Jumbo certificates                  100,000          35,793       19.44%     4.94%
                                                      --------      ------
      Total certificates                                92,115       50.03%     4.63%
                                                      --------      ------
      Total deposits                                  $184,113      100.00%
                                                      ========      ======

CERTIFICATES OF DEPOSIT, BY RATE

                   DECEMBER 31,
                       2006
              ----------------------
              (DOLLARS IN THOUSANDS)
Under 3%              $ 1,962
3% to 3.99%            16,711
4% to 4.99%            30,827
5% to 5.99%            42,543
6% to 6.99%                --
7% and over                72
                      -------
                      $92,115
                      =======

CERTIFICATES OF DEPOSIT, BY RATE AND TERM

                                           GREATER
              ONE YEAR                       THAN
                 OR        TWO     THREE    THREE
                LESS      YEARS    YEARS    YEARS     TOTAL
              --------   ------   ------   -------   -------
                          (DOLLARS IN THOUSANDS)
Under 3%       $ 1,941   $   10   $   --    $   10   $ 1,961
3% to 3.99%     11,329    3,443    1,939        --    16,711
4% to 4.99%     21,552    3,324    4,147     1,804    30,827
5% to 5.99%     40,021    1,756      541       226    42,544
6% to 6.99%         --       --       --        --        --
7% and over          2       --       --        70        72
               -------   ------   ------    ------   -------
               $74,845   $8,533   $6,627    $2,110   $92,115
               =======   ======   ======    ======   =======

TIME DEPOSITS OF $100,000 AND OVER

                                                   DECEMBER 31,
                                                -----------------
                                                  2006      2005
                                                -------   -------
                                                   (DOLLARS IN
                                                    THOUSANDS)
Three months or less                            $14,035   $ 1,727
Greater than three months through six months      3,958       847
Greater than six months through twelve months    10,877    13,548
Over twelve months                                6,923    11,520
                                                -------   -------
Total                                           $35,793   $27,642
                                                =======   =======

FHLB ADVANCES

                                                                AT OR FOR THE
                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -----------------
                                                                2006      2005
                                                              -------   -------
                                                                 (DOLLARS IN
                                                                  THOUSANDS)
FHLB advances outstandings at end of year                     $16,038   $17,826
Average balance for year                                       13,569    16,170
Maximum amount outstanding at any month-end during the year    25,166    18,950
Weighted average interest rate during the year                   4.13%     3.40%
Weighted average interest rate at end of year                    3.47%     3.80%

LIQUIDITY AND RATE SENSITIVITY

The Company's liquidity position is the primary source of additional capital for infusion into its banking subsidiaries. During the first quarter of 2006, Paramount Bank had high rate, long term certificates of deposit, which matured. Rather than match all of their competitor's rates, Paramount Bank temporarily replaced these certificates with borrowings. During the second quarter of 2006, Paramount successfully increased certificate of deposit balances through brokered certificates of deposits and thereby decreased borrowings. Shelby County Bank has continued to obtain deposits from many local governmental entities. These deposits are subject to significant volatility and Shelby County Bank must maintain alternative sources of funding, in order to satisfy large withdrawals. In an effort to reduce our borrowing costs and provide additional funds, the Company established a new Delaware trust subsidiary, Blue River Bancshares Trust I, which completed the sale of $7,000,000 of trust preferred securities on April 20, 2006 (see Note 8 to the Consolidated Financial Statements included herein). Six million dollars of the net proceeds from the offering were used by the Company to pay all amounts due under and terminate its $6,000,000 credit facility with Union Federal Bank of Indianapolis. The additional proceeds were used for general corporate purposes. Based upon current projections, the Company does not anticipate the need for any additional external funding over the next twelve months.

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

At December 31, 2006, $105,637,000 of the loan portfolio is due to mature or reprice within one year, compared to $102,556,000 of the portfolio at December 31, 2005. In the investment securities category, $10,593,000 of the portfolio matures or reprices within one year, compared to $11,286,000 at December 31, 2005. The adjustable rate mortgages prepaid at a slower speed during 2006 compared to 2005. The repayment of this portion of the portfolio was $2,784,000 in 2006 compared to $3,618,000 in 2005. There were no sales and maturities of available-for-sale securities for the year ended December 31, 2006 compared to net sales and maturities of available-for-sale securities of $3,401,000 for the year ended December 31, 2005.

Management's objective in interest rate sensitivity is to reduce the Banks' vulnerability to future interest rate fluctuations while providing for growth and stability of net interest margin.

The cumulative GAP ratio of the Banks on December 31, 2006 was 1.81% for interest rate sensitive assets and liabilities of ninety days or less and (14.86%) for interest rate sensitive assets and liabilities for 91 days to one year or less. These ratios show a deterioration in the 90-day and one-year gap when compared to 2005 levels and an improvement in the one-five year, and beyond levels.

INTEREST RATE SENSITIVITY ANALYSIS

                                             1-90      91-365       1-5      BEYOND
                                             DAYS       DAYS       YEARS    5 YEARS     TOTAL
                                           --------   --------   --------   -------   --------
                                                          (DOLLARS IN THOUSANDS)
Earning Assets:
   Investment securities                   $  9,630   $    963    $ 9,416   $ 2,642   $ 22,651
   FHLB stock                                 2,364         --         --        --      2,364
   Restricted stock                              38         --         --        --         38
   Interest-bearing deposits                  5,187         --         --        --      5,187
   Other earning assets                         217         --         --        --        217
   Loans (excluding non-accruing and
      90 days past due)                      94,648     10,989     51,516    22,230    179,383
                                           --------   --------    -------   -------   --------
      Total earning assets                  112,084     11,952     60,932    24,872    209,840
                                           --------   --------    -------   -------   --------
Interest-Bearing Liabilities:
   Savings and transaction deposits          64,573         --         --        --     64,573
   Time deposits                             29,534     44,551     18,020        10     92,115
   Subordinated debt                          7,217         --         --        --      7,217
   Borrowed funds                             6,651      5,153      2,236     1,998     16,038
                                           --------   --------    -------   -------   --------
      Total interest-bearing liabilities    107,975     49,704     20,256     2,008    179,943
                                           --------   --------    -------   -------   ========
Interest rate sensitivity gap per period   $  4,109   $(37,752)   $40,676   $22,864
                                           ========   ========    =======   =======
Cumulative interest rate gap               $  4,109   $(33,643)   $ 7,033   $29,897
                                           ========   ========    =======   =======
Cumulative interest sensitivity gap as
   a percentage of total assets                1.81%    (14.86)%     3.11%    13.21%

NET PORTFOLIO VALUE

           AMOUNT    CHANGE   CHANGE   RATIO    CHANGE
          -------   -------   ------   -----   -------
                    (DOLLARS IN THOUSANDS)
+300 bp   $25,581   $(3,295)   -11%    11.34%  -116 bp
+200 bp    26,485    (2,391)    -8%    11.66%   -84 bp
+100 bp    27,567    (1,309)    -5%    12.05%   -46 bp
   0 bp    28,876                      12.51%
-100 bp    29,590       714      2%    12.73%    23 bp
-200 bp    29,954     1,078      4%    12.82%    32 bp

The OTS' Net Portfolio Value model data for the Banks as of December 31, 2006 excluded the -300 bp scenarios because of the abnormally low prevailing interest rate environment.

OFF BALANCE SHEET COMMITMENTS AND CONTRACTUAL OBLIGATIONS

The Company currently does not have any off balance sheet commitments, other than letters of credit as discussed below and in Note 14 to the consolidated financial statements.

The Banks use the same credit policies and collateral requirements in making commitments as they do for on-balance sheet financial instruments. The following table details the amounts and expected maturities of significant commitments as of December 31, 2006.

                                               ONE YEAR      ONE TO      THREE TO    OVER FIVE
                                                OR LESS   THREE YEARS   FIVE YEARS     YEARS      TOTAL
                                               --------   -----------   ----------   ---------   -------
                                                             (DOLLARS IN THOUSANDS)
Commitments to extend credit:
   Commercial                                   $12,046     $    62       $  240       $2,300    $14,648
   Residential real estate                        6,354         159           12           --      6,525
   Revolving Home Equity                         17,572          --           --           --     17,572
   Other                                          2,113          --           --           --      2,113
Standby letters of credit                           197          --           --           --        197
Commercial letters of credit                        573       1,500           --          224      2,297
Net commitments to sell mortgage
   loans and mortgage-backed
   securities                                     1,182          --           --           --      1,182
Contractual obligations:
   Principal maturities of subordinated debt         --          --           --        7,217      7,217
   Principal maturities of FHLB advances             --      11,838          656        3,430     15,924
   Principal maturities of leases                   300         557          353          525      1,735
   Term certificates of deposit                  74,845      15,160        2,099           11     92,115

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

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
Blue River Bancshares, Inc.
Shelbyville, Indiana

We have audited the accompanying consolidated balance sheets of Blue River Bancshares, Inc. (the "Company") as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1, the Company adopted Staff Accounting Bulletin No.108 "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" and accordingly adjusted assets and liabilities at the beginning of 2006 with an off-setting adjustment to the opening balance of retained earnings.


                                        /s/ Crowe Chizek and Company LLC

Indianapolis, Indiana
March 21, 2007

BLUE RIVER BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

                                                                       2006           2005
                                                                   ------------   ------------
ASSETS

ASSETS:
   Cash and cash equivalents:
      Cash and due from banks                                      $  4,525,905   $  7,955,266
      Interest-bearing deposits                                       5,187,485     12,221,600
                                                                   ------------   ------------
         Total cash and cash equivalents                              9,713,390     20,176,866
   Securities available for sale, at fair value                      21,906,818     24,720,805
   Securities held to maturity, (fair value $13,839 and $16,292)         13,661         16,019
   Loans receivable, net of allowance for loan losses of
      $1,896,618 and $1,575,511                                     181,875,004    162,416,186
   Stock in FHLB and other restricted stock, at cost                  2,401,700      3,011,600
   Current and deferred income taxes, net                             2,901,625      3,312,203
   Premises and equipment, net                                        2,178,238      1,970,992
   Other real estate owned                                              232,740        468,666
   Accrued interest receivable and other assets                       1,890,536      1,678,703
   Core deposit intangible                                              241,378        310,342
   Goodwill                                                           3,159,051      3,159,051
                                                                   ------------   ------------
TOTAL ASSETS                                                       $226,514,141   $221,241,433
                                                                   ============   ============
LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
   Interest bearing deposits                                       $156,687,627   $154,367,308
   Non-interest bearing deposits                                     27,425,491     24,391,830
   Advances from FHLB                                                16,037,854     17,826,422
   Note payable                                                              --      6,000,000
   Subordinated debt                                                  7,217,000             --
   Accrued interest and other liabilities                             1,326,104      1,185,898
                                                                   ------------   ------------
          Total liabilities                                         208,694,076    203,771,458
                                                                   ------------   ------------
COMMITMENTS (Note 14)
SHAREHOLDERS' EQUITY:
   Preferred stock, no par value, 2,000,000 shares authorized,
      none issued                                                            --             --
   Common stock, no par value, 15,000,000 shares authorized,
      3,507,150 shares issued and outstanding                        25,157,039     25,129,517
   Accumulated deficit                                               (6,889,272)    (7,209,062)
   Accumulated other comprehensive (loss)                              (447,702)      (450,480)
                                                                   ------------   ------------
         Total shareholders' equity                                  17,820,065     17,469,975
                                                                   ------------   ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $226,514,141   $221,241,433
                                                                   ============   ============

See accompanying notes to consolidated financial statements.

BLUE RIVER BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                        2006          2005
                                                                    -----------   -----------
INTEREST INCOME:
   Loans receivable                                                 $13,344,914   $10,507,405
   Taxable securities                                                 1,027,889     1,225,605
   Interest-bearing deposits                                            191,661       191,035
   Dividends from FHLB and other equity securities                      158,620       131,937
                                                                    -----------   -----------
      Total interest income                                          14,723,084    12,055,982
                                                                    -----------   -----------
INTEREST EXPENSE:
   Interest expense on deposits                                       5,440,952     4,054,596
   Interest expense on FHLB advances and other borrowings             1,126,182       901,783
                                                                    -----------   -----------
      Total interest expense                                          6,567,134     4,956,379
                                                                    -----------   -----------
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES                  8,155,950     7,099,603

PROVISION FOR LOAN LOSSES                                               857,605       125,500
                                                                    -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                   7,298,345     6,974,103
                                                                    -----------   -----------
NON-INTEREST INCOME:
   Service charges and fees on deposit accounts                         608,298       452,014
   Secondary market mortgage fees                                       292,370       595,400
   Gain on sale of securities                                                --        34,055
   Gain (Loss) on sale and impairment of fixed assets, other real
      estate owned, repossessed assets and other assets                (225,600)       32,922
   Other                                                                253,582       216,249
                                                                    -----------   -----------
      Total non-interest income                                         928,650     1,330,640
                                                                    -----------   -----------
NON-INTEREST EXPENSE:
   Salaries and employee benefits                                     3,885,834     3,764,936
   Premises and equipment                                               852,259       789,687
   Federal deposit insurance, KY state tax and OTS assessment           199,332       234,020
   Data processing                                                      665,922       618,627
   Advertising and promotion                                            119,903       177,740
   Bank fees and charges                                                105,976       107,061
   Directors fees                                                       118,900       134,900
   Professional fees                                                    671,650       560,738
   Stationary, supplies and printing                                    121,014       125,884
   Insurance                                                             54,698        67,498
   ORE and repossession                                                  15,507        59,339
   Core deposit intangible amortization                                  68,964        68,964
   Merger expense                                                            --        73,171
   Other                                                                381,997       378,818
                                                                    -----------   -----------
      Total non-interest expense                                      7,261,956     7,161,383
                                                                    -----------   -----------
INCOME BEFORE INCOME TAX EXPENSE (BENEFIT)                              965,039     1,143,360

INCOME TAX (BENEFIT)                                                    366,113      (430,000)
                                                                    -----------   -----------
NET INCOME                                                          $   598,926   $ 1,573,360
                                                                    ===========   ===========
BASIC AND DILUTED EARNINGS PER SHARE                                $      0.17   $      0.45
                                                                    ===========   ===========
WEIGHTED AVERAGE BASIC SHARES OUTSTANDING                             3,507,150     3,472,561
WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING                           3,512,311     3,473,556

See accompanying notes to consolidated financial statements.

BLUE RIVER BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                                                       ACCUMULATED
                                                               NUMBER OF                                  OTHER          TOTAL
                                               COMPREHENSIVE     SHARES       COMMON    ACCUMULATED   COMPREHENSIVE  SHAREHOLDERS'
                                               INCOME (LOSS)  OUTSTANDING     STOCK       DEFICIT     INCOME (LOSS)     EQUITY
                                               -------------  -----------  -----------  -----------   -------------  -------------
BALANCE, January 1, 2005                                       3,406,150   $24,635,162  $(8,782,422)    $ (68,475)    $15,784,265
Net Income                                      $1,573,360                                1,573,360                     1,573,360
Issuance of Common Stock, net of
   offering costs of $10,645                                     101,000       494,355                                    494,355
Other comprehensive loss:
   Unrealized loss on securities, net
      of reclassification adjustment and tax      (382,005)                                              (382,005)       (382,005)
                                                ----------
COMPREHENSIVE INCOME                            $1,191,355
                                                ==========     ---------   -----------  -----------     ---------     -----------
BALANCE, December 31, 2005                                     3,507,150    25,129,517   (7,209,062)     (450,480)     17,469,975
Adjustment to initially apply SAB 108, net
   of tax (Note 1)                                                                         (165,153)                     (165,153)
Net Income                                      $  598,926                                  598,926                       598,926
Dividends declared ($.0325 per share)                                                      (113,983)                     (113,983)
Stock based compensation expense                                                27,522                                     27,522
Other comprehensive income:
   Unrealized gain on securities, net
   of tax                                            2,778                                                  2,778           2,778
                                                ----------
COMPREHENSIVE INCOME                            $  601,704
                                                ==========     ---------   -----------  -----------     ---------     -----------
BALANCE, December 31, 2006                                     3,507,150   $25,157,039  $(6,889,272)    $(447,702)    $17,820,065
                                                               =========   ===========  ===========     =========     ===========

See accompanying notes to consolidated financial statements.

BLUE RIVER BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                                           2006           2005
                                                                                       ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                          $    598,926   $  1,573,360
   Adjustments to reconcile net income (loss) to net cash from operating activities:
      Depreciation and amortization                                                         387,278         (5,456)
      Net amortization (accretion) of securities                                             35,386         41,903
      Gain on sale of securities available for sale                                              --        (34,055)
      Gain on sale of real estate owned                                                     (20,341)       (33,949)
      Loss on sale/disposal/impairment of premises, equipment and other assets              245,941          1,027
      Stock compensation expense                                                             27,522             --
      Provision for loan losses                                                             857,605        125,500
      FHLB stock dividends                                                                  (34,600)       (77,700)
   Changes in assets and liabilities:
      Accrued interest receivable                                                          (204,528)       (13,980)
      Other assets                                                                           95,913       (966,002)
      Other liabilities                                                                      76,666        193,661
                                                                                       ------------   ------------
         Net cash from operating activities                                               2,065,768        804,309
                                                                                       ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Loans funded, net of collections                                                     (20,659,089)    (7,451,239)
   Maturities and paydowns of securities available for sale and held to maturity          2,784,148      4,621,127
   Proceeds from sale of securities available for sale                                           --      2,401,119
   Proceeds from the repurchase of FHLB stock                                               644,500             --
   Purchase of restricted stock                                                                  --        (37,500)
   Purchase of premises and equipment                                                      (527,720)      (229,248)
   Proceeds from sales of premises and equipment                                              5,168             --
   Proceeds from sale of real estate owned                                                  494,207      1,225,134
                                                                                       ------------   ------------
         Net cash from investing activities                                             (17,258,786)       529,393
                                                                                       ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of common stock, net of offering costs of $10,645                      --        494,355
   Dividends paid                                                                          (113,983)            --
   Net change in fed funds purchased                                                             --       (427,000)
   Repayment of FHLB advances                                                           (72,914,891)   (44,944,726)
   Proceeds from FHLB advances                                                           71,143,855     47,697,287
   Proceeds from Note payable                                                                    --      2,000,000
   Repayment of Note payable                                                             (6,000,000)            --
   Proceeds from subordinated debt                                                        7,217,000             --
   Net increase in deposits                                                               5,397,561      8,908,240
                                                                                       ------------   ------------
         Net cash from financing activities                                               4,729,542     13,728,156
                                                                                       ------------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                    (10,463,476)    15,061,858
CASH AND CASH EQUIVALENTS, Beginning of year                                             20,176,866      5,115,008
                                                                                       ------------   ------------
CASH AND CASH EQUIVALENTS, End of year                                                 $  9,713,390   $ 20,176,866
                                                                                       ============   ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Interest paid during the year                                                       $  6,417,718   $  4,868,112
                                                                                       ============   ============
   Income tax paid                                                                     $     30,000   $         --
                                                                                       ============   ============
   Net loans transferred to other real estate owned                                    $    237,940   $    244,500
                                                                                       ============   ============

See accompanying notes to consolidated financial statements.

BLUE RIVER BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

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

     DESCRIPTION OF BUSINESS--The Banks provide financial services to south central Indiana through its main office in Shelbyville, three other full service branches in Shelbyville, Morristown, and St. Paul, and a recently opened loan production office located in Fishers, Indiana, and to the city of Lexington, and Fayette County, Kentucky through one office located in Lexington, Kentucky.

     The Banks are subject to competition from other financial institutions and other financial services providers and are regulated by certain federal agencies and undergo periodic examinations by those regulatory authorities. (See Note 12).

     USE OF ESTIMATES--The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates most susceptible to change in the near term include the allowance for loan losses, valuation of real estate owned, and the deferred tax valuation allowance.

     CASH AND CASH EQUIVALENTS--All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased and repurchase agreements.

     SECURITIES--Securities are classified as held to maturity or available for sale. Debt securities that the Banks have the positive intent and ability to hold to maturity are classified as held to maturity. Debt and equity securities that may be sold before maturity are classified as available for sale. Securities classified as held to maturity are reported at amortized cost, and those available for sale are reported at fair value with unrealized gains and losses excluded from earnings and reported as other comprehensive income (loss). Premiums and discounts are amortized over the contractual lives of the related securities using the level yield method. Gain or loss on sale of securities is based on the specific identification method.

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

     ALLOWANCE FOR LOAN LOSSES--A provision for probable incurred losses on loans is charged to operations based upon management's evaluation of the probable losses. Such an analysis of the allowance for loan losses is performed quarterly by management to assess the appropriate levels of allowance for loan losses. This analysis includes specific reserves allocated to classified assets. Specific reserves are established based upon an analysis of individual borrowers identified in the classified loan list, establishing the probability of loss associated with such borrowers, including comparison of loan balances versus estimated liquidation values of collateral based upon independent information sources or appraisals performed by board-approved licensed appraisers. The remaining pools of loans, excluding those classified or delinquent, are analyzed for the general loan loss reserve. Management evaluates this general reserve using loan loss statistics by various types of loan categories, including statistics published periodically by the OTS and FDIC, the Banks' historical losses, and recommendations by the Chief Credit Officer. Appropriate loss percentages are applied to the Banks' distribution of portfolio balances. The calculated reserve is compared to the Banks' existing reserve to establish the provision necessary to bring the actual reserve balance in compliance with the allowance analysis. Such an analysis is susceptible to changes that could result in a material adjustment in the near term. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if conditions change substantially from the assumptions used in making the evaluations.

     Loan impairment is reported when full repayment under the terms of the loan is not expected. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported net, at the present value of estimated future cash flows using the loan's existing rate, or at the fair value of collateral if repayment is expected solely from the collateral. Commercial and agricultural loans are evaluated individually for impairment. Smaller balance homogeneous loans are evaluated for impairment in total. Such loans include real estate loans secured by one-to-four family residences and loans to individuals for household, family and other personal expenditures. Individually evaluated loans on non-accrual are generally considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

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

     REAL ESTATE OWNED-- Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure. Real estate owned is recorded at fair value less estimated costs to sell. When property is acquired, it is recorded at the lower of cost or estimated fair value at the date of acquisition, with any resulting write-down charged against the allowance for loan losses. Any subsequent deterioration of the property is charged directly to real estate owned expense. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense as incurred.

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

     EARNINGS PER COMMON SHARE--Income (loss) per share of common stock is based on the weighted average number of common shares and the dilutive effect of stock options outstanding during the year.

     The following is a reconciliation of the weighted average common shares for the basic and diluted income (loss) per share computations:

                                                       2006        2005
                                                    ---------   ---------
Basic earnings per share:
   Weighted average common shares                   3,507,150   3,472,561
                                                    =========   =========

Diluted earnings per share:
   Weighted average common shares                   3,507,150   3,472,561
   Dilutive effect of stock options                     5,161         995
                                                    ---------   ---------
   Weighted average common and incremental shares   3,512,311   3,473,556
                                                    =========   =========

     During the years ended December 31, 2006 and 2005, 112,950 and 158,950 stock options were not considered in the calculation of the dilutive effect of stock options as they were anti-dilutive.

     COMPREHENSIVE INCOME --Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

     SEGMENT INFORMATION--While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable segment.

     STOCK BASED COMPENSATION-- Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123(R), Share-based Payment. The Company elected to use the modified prospective transition method; therefore, prior period results were not restated. Accordingly, the Company has recorded stock-based employee compensation cost using the fair value method starting in 2006. For 2006, adopting this standard resulted in a reduction of income before income taxes of $28,000, a reduction in net income of $17,000, and a decrease in basic and diluted earnings per share of $.01.

     Prior to January 1, 2006, employee compensation expense under stock options was reported using the intrinsic value method; therefore, no stock-based compensation cost is reflected in net income for the year ending December 31, 2005, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.

     GOODWILL AND OTHER INTANGIBLE ASSETS--Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of the tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified. Other intangible assets consist of core deposit intangible assets arising from whole bank acquisitions. They are initially measured at fair value and then amortized on the straight-line method over their estimated lives.

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

     LOSS CONTINGENCIES-- Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

     DIVIDEND RESTRICTION-- Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders. These restrictions pose no practical limit on the ability of the bank or holding company to pay dividends at historical levels.

     NEW ACCOUNTING PRONOUNCEMENTS-- Effective January 1, 2006, the Company adopted SFAS No. 123(R), Share-based Payment. See "Stock Compensation" above for further discussion of the effect of adopting this standard.

     In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB

     Statements No. 87, 88, 106 and 132(R). This Statement requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its balance sheet, beginning with year end 2006, and to recognize changes in the funded status in the year in which the changes occur through comprehensive income beginning in 2007. Additionally, defined benefit plan assets and obligations are to be measured as of the date of the employer's fiscal year-end, starting in 2008. The Company does not provide any defined benefit postretirement plans, and accordingly, the provisions of SFAS No. 158 will have no material impact on the Company's results of operations or financial position.

     In September 2006, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108), which is effective for fiscal years ending on or after November 15, 2006. SAB 108 provides guidance on how the effects of prior-year uncorrected financial statement misstatements should be considered in quantifying a current year misstatement. SAB 108 requires public companies to quantify misstatements using both an income statement (rollover) and balance sheet (iron curtain) approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. Adjustments considered immaterial in prior years under the method previously used, but now considered material under the dual approach required by SAB 108, are to be recorded upon initial adoption of SAB 108. The amount so recorded is shown as a cumulative effect adjustment in opening retained earnings as of January 1, 2006. The Company has initially applied SAB 108 with a cumulative effect adjustment in connection with preparation of the annual financial statements for the year ended December 31, 2006.

     After a review of federal and state income tax expense and the associated deferred tax assets, the Company determined it was necessary to record to retained earnings in accordance with SAB 108, a net under-accrual of income tax expense for prior years in the amount of $107,761. This amount slowly arose over a period of many years and is not attributable to a significant difference in any one period. Additionally, the Company determined there was the need to accelerate the amortization of leasehold improvements of $27,559 due to using an amortization period which was longer than the contract term, which affected the previous periods of 2003 through 2005 with no one period materially impacted. Finally, an adjustment of $63,540 was made to recognize a liability for rent expense, as an increase in rent payments over the term of the lease had not been recognized in the previous periods of 2003 through 2005 (i.e., rent expense had not been appropriately recognized straight-line over the lease term). The associated income tax effect of the latter two adjustments was $33,707, resulting in a net reduction of $165,153 to opening retained earnings.

     The following table illustrates the components of the SAB 108 adjustments for the year ended December 31, 2006:

Impact to net deferred tax assets                                  $(107,761)
Impact of amortization of leasehold improvements to fixed assets     (27,559)
Impact of lease payments to increase other liabilities               (63,540)
Federal income tax effect of adjustments                              33,707
                                                                   ---------
Total SAB 108 adjustment to prior period retained earnings         $(165,153)
                                                                   =========

     NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS NOT YET EFFECTIVE-- In February 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments-an amendment to FASB Statements No. 133 and 140. This Statement permits fair value re-measurement for any hybrid financial instruments, clarifies which instruments are subject to the requirements of Statement No. 133, and establishes a requirement to evaluate interests in securitized financial assets and other items. The new standard is effective for financial assets acquired or issued after the beginning of the entity's first fiscal year that begins after September 15, 2006. Management does not expect the adoption of this statement to have a material impact on its consolidated financial position or results of operations.

     In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. The Company has not completed its evaluation of the impact of the adoption of this standard.

     In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48), which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has determined that the adoption of FIN 48 will not have a material effect on the financial statements.

     RECLASSIFICATIONS--Certain amounts in the 2005 financial statements have been reclassified to conform to the 2006 presentation.

2.   SECURITIES

     The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

                                                                    GROSS UNREALIZED
                                                         FAIR      -----------------
                                                        VALUE      GAINS     LOSSES
                                                     -----------   -----   ---------
2006:
   Mortgage-backed securities                        $12,839,202    $--    $(401,680)
   Obligations of State and Political Subdivisions       395,426     --       (1,786)
   U.S. Treasury and agency securities                 8,672,190     --     (326,246)
                                                     -----------    ---    ---------
Total available for sale                             $21,906,818    $      $(729,712)
                                                     ===========    ===    =========

                                                                     GROSS UNREALIZED
                                                         FAIR      -------------------
                                                        VALUE       GAINS      LOSSES
                                                     -----------   -------   ---------
2005:
   Mortgage-backed securities                        $15,664,344   $11,058   $(405,174)
   Obligations of State and Political Subdivisions       395,611        --      (1,602)
   U.S. Treasury and agency securities                 8,660,850        --    (337,183)
                                                     -----------   -------   ---------
Total available for sale                             $24,720,805   $11,058   $(743,959)
                                                     ===========   =======   =========

     The carrying amount, unrecognized gains and losses and fair value of securities held to maturity were as follows:

                                                GROSS
                                            UNRECOGNIZED
                                CARRYING   --------------     FAIR
                                 AMOUNT    GAINS   LOSSES    VALUE
                                --------   -----   ------   -------
2006:
   Mortgage-backed securities    $13,661    $178     $--    $13,839
                                 =======    ====     ===    =======

                                                GROSS
                                            UNRECOGNIZED
                                CARRYING   --------------     FAIR
                                 AMOUNT    GAINS   LOSSES    VALUE
                                --------   -----   ------   -------
2005:
   Mortgage-backed securities    $16,019    $273     $--    $16,292
                                 =======    ====     ===    =======

     The carrying value of securities at December 31, 2006 are shown below by their contractual maturity date. Actual maturities will differ because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  AVAILABLE      HELD TO MATURITY
                                                   FOR SALE    -------------------
                                                     FAIR      AMORTIZED     FAIR
                                                    VALUE         COST      VALUE
                                                 -----------   ---------   -------
Mortgage-backed securities:
   Due within one year                                          $    12    $    12
   Due after one year through five years         $        --      1,391      1,432
   Due after five years through ten years                 --     11,982     12,101
   Due after ten years                            12,839,202        276        294
Municipal bonds, U.S. treasuries and agencies:
   Due within one year                               190,201
   Due after one year through five years           7,915,535         --         --
   Due after five years through ten years            961,880         --         --
   Due after ten years                                    --         --         --
                                                 -----------    -------    -------
Total                                            $21,906,818    $13,661    $13,839
                                                 ===========    =======    =======

     Securities totaling approximately $11.7 million are pledged to secure Federal Home Loan Bank advances (see Note 6).

     The following tables provide the gross unrealized losses and fair value aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, at December 31 (dollars in thousands):

                                         LESS THAN 12 MONTHS       12 MONTHS OR MORE               TOTAL
                                      -----------------------   -----------------------   -----------------------
                                                   UNREALIZED
                                                      GAIN                   UNREALIZED                UNREALIZED
                                      FAIR VALUE     (LOSS)     FAIR VALUE     (LOSS)     FAIR VALUE     (LOSS)
                                      ----------   ----------   ----------   ----------   ----------   ----------
2006:
Available for Sale:
U.S. Treasury and agency securities      $ --          $--        $ 8,672      $(326)       $ 8,672      $(326)
Agency mortgage-backed securities          64           --         12,775       (402)        12,839       (402)
Other bonds, note and debentures          396           (2)            --         --            396         (2)
                                         ----          ---        -------      -----        -------      -----
Total                                    $460          $(2)       $21,447      $(728)       $21,907      $(730)
                                         ====          ===        =======      =====        =======      =====
2006:
Held to Maturity
Agency mortgage-backed securities          --           --             --         --             --         --
                                         ----          ---        -------      -----        -------      -----
Total                                    $  0          $ 0        $     0      $   0        $     0      $   0
                                         ====          ===        =======      =====        =======      =====

                                        LESS THAN 12 MONTHS        12 MONTHS OR MORE               TOTAL
                                      -----------------------   -----------------------   -----------------------
                                                   UNREALIZED                UNREALIZED                UNREALIZED
                                      FAIR VALUE     (LOSS)     FAIR VALUE     (LOSS)     FAIR VALUE     (LOSS)
                                      ----------   ----------   ----------   ----------   ----------   ----------
2005:
Available for Sale:
U.S. Treasury and agency securities     $   --       $  --        $ 8,661      $(337)       $ 8,661      $(337)
Agency mortgage-backed securities        6,335        (143)         9,232       (262)        15,567       (405)
Other bonds, note and debentures           396          (2)            --         --            396         (2)
                                        ------       -----        -------      -----        -------      -----
Total                                   $6,731       $(145)       $17,893      $(599)       $24,624      $(744)
                                        ======       =====        =======      =====        =======      =====
2005:
Held to Maturity
Agency mortgage-backed securities           --          --             --         --             --         --
                                        ------       -----        -------      -----        -------      -----
Total                                   $    0       $   0        $     0      $   0        $     0      $   0
                                        ======       =====        =======      =====        =======      =====

     As of December 31, 2006, there were a total of $21,896,000 securities in an unrealized loss position, approximately 98% of which were comprised of securities issued by U.S. Government agencies, U.S. Government sponsored agencies and agency mortgage-backed securities. The Company believes that the price movements in these securities are dependent upon the fluctuations in market interest rates given the negligible inherent credit risk of these securities. At December 31, 2006, the percentage of unrealized losses in the available-for-sale security portfolio represented by bonds was less than 2%. No credit issues have been identified that cause management to believe the declines in the market value are other than temporary and management has the intent and ability to hold these securities for the foreseeable future.

     During the years ended December 31, 2006 and 2005 the gross realized gains on securities was $0 and $34,055. The gross losses for both periods were $0.

3.   LOANS RECEIVABLE

     Loans receivable at December 31 by major categories are as follows:

                                     2006           2005
                                 ------------   ------------
Real estate mortgage loan:
   One-to-four family            $ 52,892,428   $ 47,751,168
   Non Residential                 46,928,914     39,440,479
   Home equity loans               36,997,433     35,027,100
Consumer loans                      9,843,237     11,323,347
Commercial loans                   37,109,610     30,449,603
                                 ------------   ------------
Gross loans                       183,771,622    163,991,697
Less allowance for loan losses     (1,896,618)    (1,575,511)
                                 ------------   ------------
                                 $181,875,004   $162,416,186
                                 ============   ============

     Activity in the allowance for loan losses for the years ended December 31 is as follows:

                               2006         2005
                            ----------   ----------
Beginning balance           $1,575,511   $1,919,193
Provision for loan losses      857,605      125,500
Charge-offs                   (626,378)    (567,130)
Recoveries                      89,880       97,948
                            ----------   ----------
Ending balance              $1,896,618   $1,575,511
                            ==========   ==========

     Currently, the majority of loans considered impaired are on non-accrual. The Banks' policy for recognizing income on non-accrual loans is to accrue interest until a loan is classified as non-accrual. For loans that are determined to be non-accrual, interest accrued in excess of 90 days past the due date is reversed against current earnings. No interest is accrued after a loan is classified as non-accrual. All payments received for loans which are classified as non-accrual are utilized to reduce the principal balance outstanding. In certain circumstances, loans can be deemed impaired while not being classified as non-accrual. A portion of the allowance for loan losses can be allocated to these impaired yet still accruing loans, determined by management on a loan by loan basis.

     Impaired and past due loans 90 days for the years ended December 31 are as follows:

                                                              2006     2005
                                                             ------   ------
                                                               (DOLLARS IN
                                                                THOUSANDS)
Impaired loans with allowance for loan losses allocated      $2,820   $1,403
Impaired loans with no allowance for loan losses allocated      656       --
                                                             ------   ------
Total impaired loans                                         $3,476   $1,403
Allowance for loan losses allocated to impaired loans         1,179      408
Average balance of impaired loans                             2,957    1,307
Non-recognized interest income on impaired loans                201       91
Interest income recognized during impairment                    125       --
Interest income recognized on cash basis                         91       41
Past due loans 90 days and still accruing                     1,858    1,265

4.   PREMISES AND EQUIPMENT

     Premises and equipment at December 31 consists of the following:

                                    2006          2005
                                -----------   -----------
Land and improvements           $   289,384   $   289,384
Buildings and improvements        1,801,437     1,707,615
Furniture and equipment           2,483,967     2,272,154
                                -----------   -----------
                                  4,574,788     4,269,153
Less accumulated depreciation    (2,396,550)   (2,298,161)
                                -----------   -----------
                                $ 2,178,238   $ 1,970,992
                                ===========   ===========

     Depreciation expense was $274,701 and $249,578 for 2006 and 2005.

5.   DEPOSITS

     Deposits at December 31 are as follows:

                                             2006                      2005
                                   -----------------------   -----------------------
                                                  WEIGHTED                  WEIGHTED
                                                   AVERAGE                   AVERAGE
                                      AMOUNT        RATE        AMOUNT        RATE
                                   ------------   --------   ------------   --------
Passbook Savings Account           $ 12,998,465     2.51%    $ 12,628,201     2.14%
Non-interest Bearing Checking        27,425,491       --       24,391,830       --
Interest-Bearing Demand Deposit
   Accounts                          16,128,661     0.70%      18,404,752     1.25%
Money Market Accounts                35,445,718     3.99%      35,617,574     3.09%
                                   ------------     ----     ------------     ----
   Total Transaction Accounts        91,998,335     2.01%      91,042,357     1.76%
                                   ------------     ----     ------------     ----
Certificate Accounts                 92,114,783     4.63%      87,716,781     4.04%
                                   ------------     ----     ------------     ----
                                   $184,113,118     3.32%    $178,759,138     2.88%
                                   ============     ====     ============     ====

     A summary of time deposit accounts by scheduled maturities at December 31, 2006 is as follows:

2007          74,844,692
2008           8,532,864
2009           6,627,412
2010           1,642,279
2011             457,108
Thereafter        10,428
             -----------
             $92,114,783
             ===========

     Time deposits of $100,000 and over at December 31, 2006 are $35,792,794. Time deposits of $100,000 and over at December 31, 2005 were $27,642,302.

6.   FEDERAL HOME LOAN BANK ADVANCES

     Federal Home Loan Bank advances at December 31 are as follows:

                            2006                     2005
                   ----------------------   ----------------------
                                 WEIGHTED                 WEIGHTED
                                  AVERAGE                  AVERAGE
YEAR OF                          INTEREST                 INTEREST
MATURITY             AMOUNT        RATES       AMOUNT       RATES
--------           -----------   --------   -----------   --------
2006               $        --    $  --     $ 7,500,000     3.56%
2007                11,350,000     4.53%      5,000,000     3.53%
2008                    88,086     4.28%        100,000     4.28%
2009                   400,000     3.09%        400,000     3.09%
2010                   655,893     4.25%        675,000     4.25%
2012                   893,670     4.36%      1,228,955     4.36%
2015                 1,752,740     4.59%      1,800,000     4.59%
2017                   783,962     4.71%        991,432     4.71%
Purchase premium       113,503       --         131,035       --
                   -----------              -----------
                   $16,037,854     3.47%    $17,826,422     3.80%
                   ===========              ===========

     Advances from the Federal Home Loan Bank ("FHLB") are collateralized by specific first mortgage loans and eligible investment securities totaling $29,400,000 at December 31, 2006 and $20,900,000 at December 31, 2005. At
     Paramount Bank, there is a blanket pledge on real estate loan collateral. Pledged mortgage loans at Paramount Bank are included in the above totals and represent the ending balance of that Bank's FHLB advances. The FHLB provides safekeeping services related to the pledged investment securities. All FHLB advances are due at maturity and are neither callable nor convertible.

7.   OTHER BORROWINGS

     The Company had a note payable with Union Federal Bank in the amount of $6,000,000 at December 31, 2005, which was to mature on June 30, 2008. The loan was secured by the capital stock of the Banks. On April 20, 2006 this note was paid in full and all credit agreements and debt covenants were terminated with Union Federal Bank (see Note 8 to the Consolidated Financial Statements included herein).

     Paramount Bank has a line of credit of $4.9 million from Bankers Bank of Kentucky and $500,000 from Farmers Bank & Trust of Georgetown, Kentucky. As of December 31, 2006, Paramount Bank had no outstanding balances on those lines of credit.

8.   SUBORDINATED DEBENTURES

     On April 20, 2006, the Company established a new Delaware trust subsidiary, Blue River Bancshares Trust I, which completed the sale of $7 million of trust preferred securities. Blue River Bancshares Trust I issued the trust preferred securities at a rate equal to the three-month LIBOR rate plus 1.55% which was 6.92% at December 31, 2006. The trust preferred securities mature in 30 years and may be called without penalty on or after June 30, 2011. Blue River Bancshares Trust I simultaneously issued 217 of the trust's common securities to the Company for a purchase price of $217,000, which, together with the trust preferred securities, constitutes all of the issued and outstanding securities of the trust. Blue River Bancshares Trust I used the proceeds from the sale of the trust preferred securities to purchase the Company's unsecured junior subordinated deferrable interest notes due June 30, 2036 (the "Debenture"). The net proceeds from the offering were used by the Company to pay all amounts due under and terminate its $6 million credit facility with Union Federal Bank of Indianapolis. The additional proceeds were used for general corporate purposes.

     The Debenture was issued pursuant to a Junior Subordinated Indenture between the Company and Wilmington Trust Company dated April 20, 2006, (the "Indenture"). The interest payments by the Company will be used by the trust to pay the quarterly distributions to the holders of the trust preferred securities. The Indenture permits the Company to redeem the Debenture after June 30, 2011.

     Pursuant to a Guarantee Agreement dated April 20, 2006, between the Company and Wilmington Trust Company, the Company has guaranteed the payment of distributions and payments on liquidation or redemption of the trust preferred securities. The obligations of the Company under the Guarantee Agreement are unsecured and subordinate to all of the Company's senior debt.

     The Company has the right, at any time and from time to time during the term of the Security, to defer the payment of interest on the Securities for a period of up to twenty (20) consecutive quarterly interest periods, during which the Company has the right to make no payments or partial payments of interest on any interest payment due date.

     In accordance with FASB Interpretation No. 46R (as revised in December
     2003), the trust will not be consolidated with the Company's financial statements. Accordingly, the Company will not report the securities issued by the trust as liabilities, and instead will report as liabilities the subordinated debentures issued by the Company and held by the trust. The Company's investment in the common stock of the trust was $217,000 and is included in other assets.

     The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. Associated with the subordinated debt there are certain debt covenants which include tangible capital requirements, term debt service coverage, well capitalized ratios and non-performing loan requirements. As of December 31, 2006, the Company met all debt covenants.

9.   STOCK BASED COMPENSATION

     Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share Based Payment." The Company elected to use the modified prospective transition method; therefore, prior period results were not restated. Prior to the adoption of SFAS 123R, stock-based compensation expense related to stock options was not recognized in the results of operations if the exercise price was at least equal to the market value of the common stock on the grant date, in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Prior to 2006, stock-based employee compensation cost is not reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of SFAS 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

                                                                      2005
                                                                   ----------
Net income:
   Net income as reported                                          $1,573,360
      Deduct total stock based employee compensation
         expense determined under fair value based method for
         all awards, net of related tax effects and reversals of
         prior period expense due to forfeitures                        9,280
                                                                   ----------
   Pro forma, net income                                           $1,582,640
                                                                   ==========
Net earnings per share:
   Basic earnings per share                                        $     0.45
   Diluted earnings per share                                      $     0.45
Pro forma earnings per share:
   Basic earnings per share                                        $     0.46
   Diluted earnings per share                                      $     0.46

     SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense over the service period (generally the vesting period) in the consolidated financial statements based on their fair values. Under the modified prospective method, awards that are granted, modified, or settled on or after January 1, 2006 are measured and accounted for in accordance with SFAS 123R. Unvested stock options that were granted prior to January 1, 2006 will continue to be accounted for in accordance with SFAS 123, except that all options are recognized in the results of operations over the remaining vesting periods. The impact of forfeitures that may occur prior to vesting is also estimated and considered in the amount recognized.

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

     The option exercise price per share for the 1997 Directors' Stock Option Plan is the greater of $12.00 per share or the fair value of a share on the date of grant. The option exercise price for the 2000 Director's Stock Option Plan is the greater of $8.27 per share or the fair value of a share on the date of the grant. The option exercise price for the Key Employee Stock Option Plans is the fair value of a share on the date of grant. The option exercise price per share for each nonqualified stock option grant will not be less than the fair market value of the shares on the date on which the option was granted.

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

     The fair value of stock options is estimated at the grant date using the Black Scholes Option Pricing Model. This model requires a number of assumptions, including expected dividend yields, expected stock price volatility, risk-free interest rates and an expected life of the options. Although the assumptions are used to reflect management's best estimate, they involve uncertainties based on market conditions generally outside the control of the Company. If future market conditions are different than the assumptions used, stock-based employee compensation expense could be considerably different.

     The weighted average volatility for the current period was developed using historical volatility for periods equal to the expected life of the options. An increase in the weighted average volatility assumption will increase stock compensation expense. The risk-free interest rate was developed using U.S. Treasury yields for periods equal to the expected life of the options on the grant date. An increase in the risk-free interest rate will increase stock compensation expense. The expected option life currently used in the pricing model for all awards is the vesting period of the option, or five years. The post-vesting termination behavior is based on historical data. In the future, the Company will monitor the average period of vesting in order to adjust assumptions of the expected life of the options as well as the post-vesting termination rate.

     The following table summarizes the assumptions used to calculate the weighted average volatility, risk-free interest rates, expected life and the fair value of the stock option grants for the years ended December 31, 2006 and 2005.

                                                 December 31,   December 31,
                                                     2006           2005
                                                 ------------   ------------
Weighted average volatility                          28.8%          30.1%
Risk-free interest rate                              5.25%          3.73%
Expected life (in years)                              5.0            5.0
Weighted average fair value of options granted      $1.86          $1.74

     The following is an analysis of the activity for the years ended December 31, 2006 and 2005 and the stock options outstanding at the end of the respective years:

                                                           AVERAGE
                                               AVERAGE    REMAINING
                                              EXERCISE   CONTRACTUAL   INTRINSIC
OPTIONS                              SHARES     PRICE        TERM        VALUE
-------                             -------   --------   -----------   ---------
Outstanding at January 1, 2006      181,450      8.04
Granted                              18,500      5.25
Expired                                  --        --
Forfeited                              (500)     6.00
                                    -------
Outstanding at December 31, 2006    199,450     $7.79        6.8        $79,000
                                    =======                  ===        =======
Excercisable at December 31, 2006   160,850     $8.23        6.5        $60,000
                                    =======                  ===        =======

     The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the market price of our common stock as of the reporting date. As of December 31, 2006, the Company expensed approximately $28,000 pre-tax in stock based employee compensation. The remaining un- recognized compensation expense of $55,000 will be recognized through the year ending December 31, 2010 in accordance with SFAS 123R.

10.  INCOME TAXES

     An analysis of the income tax provision for the years ended December 31, 2006 and 2005 is as follows:

                                      2006        2005
                                    --------   ---------
Deferred                            $ (9,936)  $ 424,600
Current                               12,826          --
Utilization of net operating loss    363,223       4,720
Valuation allowance                       --    (859,320)
                                    --------   ---------
                                    $366,113   $(430,000)
                                    ========   =========

     A reconciliation between the effective tax rate and the statutory tax rate for the years ended December 31, 2006 and 2005 are as follows:

                                                      2006    2005
                                                      ----   -----
U.S. federal statutory rate                           34.0%   34.0%
State income tax, net of federal income tax benefit    3.3     2.3
Increase (decrease) in valuation allowance             0.0   (75.2)
Other, net                                             0.6     1.3
                                                      ----   -----
Effective Tax Rate                                    37.9%  (37.6)%
                                                      ====   =====

     The significant components of the Company's net deferred tax asset as of December 31, 2006 and 2005 are as follows:

Deferred tax assets:
   Allowance for loan losses                                $  718,231   $  599,518
   Net operating loss carryforwards                          2,093,445    2,456,668
   Fixed assets depreciation                                        --        8,874
   Net unrealized loss on available for sale securities        282,010      282,421
   Other real estate write-downs                                55,455      251,391
   Fair market value of net assets acquired allocated for
      financial reporting purposes to loans                     12,595           --
                                                            ----------   ----------
Total deferred tax assets                                    3,161,736    3,598,872
Deferred tax liabilities:
   Fair market value of net assets acquired allocated for
      financial reporting purposes to deposits              $  (46,768)  $  (49,449)
   Fair market value of net assets acquired allocated for
      financial reporting purposes to loans                         --      (26,005)
   Deferred loan fees                                         (174,672)    (172,361)
   Fixed assets depreciation                                   (28,005)          --
   Other, net                                                  (29,201)     (40,215)
                                                            ----------   ----------
Total deferred tax liabilities                                (278,646)    (288,030)
                                                            ----------   ----------
Net deferred tax asset                                      $2,883,090   $3,310,842
                                                            ==========   ==========

     In the year ended December 31, 2002, the Company recorded a valuation allowance against a portion of the deferred tax asset because at that time management believed it was more likely than not that a portion of the benefit associated with the deferred tax asset would not be realized. In 2005, management concluded that the valuation allowance on the deferred tax asset was no longer necessary given the Company's sustained income and growth through the year and projected net income in the future, and the valuation allowance was fully reversed. The Company has generated federal net operating loss carryforwards of approximately $4.9 million. The net operating loss carryforwards, if unused will expire in 2020 through 2024. The Company has generated net state operating loss carryforwards of approximately $5.3 million which, if unused, will expire in 2015 through 2019.

11.  RELATED PARTY TRANSACTIONS

     In the ordinary course of business, the Banks have loan, deposit and other transactions with executive officers, directors and principal shareholders, and with organizations and individuals with which they are financially or otherwise closely associated. As defined, total loans to executive officers, directors and principal shareholders were approximately $3,090,000 and $1,665,000 at December 31, 2006 and 2005, respectively. In
     2006 there were $2,834,000 in advances, $1,399,000 in repayments, and $10,000 in reductions due to the release of a guarantee.

     A law firm in which a director is a member received payments of $13,000 and $17,000 for 2006 and 2005, respectively. The firm provides legal services primarily in loan-related matters. Another law firm in which a director is a member received payments of $46,000 in 2006 and $31,000 in 2005.

     A real estate appraisal company, owned by an employee who is also a director, received payments of $32,000 and $19,000 for 2006 and 2005, respectively.

     A company, owned by a director, which provides title and abstract work for Shelby County Bank received payments of $9,000 and $3,000 for 2006 and 2005, respectively.

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

     Quantitative measures that have been established by regulation to ensure capital adequacy require the Banks to maintain minimum capital amounts and ratios (set forth in the table below). The Banks' primary regulatory agency, the OTS, requires that the Banks maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 4%, or 3% for banks with a composite rating of "1" and total risk-based capital (as defined) of 8%. The Banks are also subject to prompt corrective action capital requirement regulations set forth by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC requires the Banks to maintain minimum capital amounts and ratios of weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2006, management believes that the Banks meet all capital adequacy requirements to which they are subject.

     As of December 31, 2006 and 2005, the most recent notifications from the OTS categorized the Banks as "well-capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institutions' categories. To be categorized as "well capitalized", the Banks must maintain minimum total risk based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the tables below.

     Capital ratios for Shelby County Bank are as follows:

                                                             AS OF DECEMBER 31, 2006
                                         --------------------------------------------------------------
                                                                                     FDICIA REGULATIONS
                                                               MINIMUM FOR CAPITAL       TO BE "WELL
                                            ACTUAL CAPITAL           ADEQUACY           CAPITALIZED"
                                         -------------------   -------------------   ------------------
                                            AMOUNT     RATIO      AMOUNT     RATIO     AMOUNT     RATIO
                                         -----------   -----   -----------   -----   ----------   -----
Tangible capital ratio                   $12,300,000    9.1%    $2,032,000    1.5%          N/A    N/A
Core capital to average assets            12,300,000    9.1%     5,419,000    4.0%    6,773,000    5.0%
Tier 1 capital to risk weighted assets    12,300,000   11.6%           N/A    N/A     6,378,000    6.0%
Total capital to risk weighted assets     12,950,000   12.2%     8,504,000    8.0%   10,630,000   10.0%

                                                             AS OF DECEMBER 31, 2005
                                         --------------------------------------------------------------
                                                                                     FDICIA REGULATIONS
                                                               MINIMUM FOR CAPITAL       TO BE "WELL
                                            ACTUAL CAPITAL           ADEQUACY           CAPITALIZED"
                                         -------------------   -------------------   ------------------
                                            AMOUNT     RATIO      AMOUNT     RATIO     AMOUNT     RATIO
                                         -----------   -----   -----------   -----   ----------   -----
Tangible capital ratio                   $11,196,000    8.5%    $1,987,000    1.5%          N/A    N/A
Core capital to average assets            11,196,000    8.5%     5,299,000    4.0%    6,623,000    5.0%
Tier 1 capital to risk weighted assets    11,196,000   11.4%           N/A    N/A     5,908,000    6.0%
Total capital to risk weighted assets     12,018,000   12.2%     7,877,000    8.0%    9,846,000   10.0%

     Capital ratios for Paramount Bank are as follows:

                                                             AS OF DECEMBER 31, 2006
                                         --------------------------------------------------------------
                                                                                     FDICIA REGULATIONS
                                                               MINIMUM FOR CAPITAL       TO BE "WELL
                                            ACTUAL CAPITAL           ADEQUACY           CAPITALIZED"
                                         -------------------   -------------------   ------------------
                                            AMOUNT     RATIO      AMOUNT     RATIO     AMOUNT     RATIO
                                         -----------   -----   -----------   -----   ----------   -----
Tangible capital ratio                    $6,823,000    7.9%    $1,295,000    1.5%          N/A    N/A
Core capital to average assets             6,823,000    7.9%     3,453,000    4.0%    4,317,000    5.0%
Tier 1 capital to risk weighted assets     6,823,000    9.5%           N/A    N/A     4,310,000    6.0%
Total capital to risk weighted assets      7,638,000   10.6%     5,747,000    8.0%    7,184,000   10.0%

                                                             AS OF DECEMBER 31, 2005
                                         --------------------------------------------------------------
                                                                                     FDICIA REGULATIONS
                                                               MINIMUM FOR CAPITAL       TO BE "WELL
                                            ACTUAL CAPITAL           ADEQUACY           CAPITALIZED"
                                         -------------------   -------------------   ------------------
                                            AMOUNT     RATIO      AMOUNT     RATIO     AMOUNT     RATIO
                                         -----------   -----   -----------   -----   ----------   -----
Tangible capital ratio                    $6,534,000    7.9%    $1,247,000    1.5%          N/A    N/A
Core capital to average assets             6,534,000    7.9%     3,324,000    4.0%    4,156,000    5.0%
Tier 1 capital to risk weighted assets     6,534,000   10.5%           N/A    N/A     3,718,000    6.0%
Total capital to risk weighted assets      7,288,000   11.8%     4,957,000    8.0%    6,197,000   10.0%

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

13.  EMPLOYEE BENEFIT PLANS

     The Company has a 401(k) plan established for substantially all full-time employees, as defined. The Company has elected to match contributions equal to 100% on the first 3% of the employee contributions, and 50% on the next 2% up to a maximum of 4% of an individual's total eligible salary, as defined. Contributions totaled approximately $114,000 and $74,000 for the years ended December 31, 2006 and 2005, respectively.

14.  COMMITMENTS

     In the normal course of business, the Banks make various commitments to extend credit, which are not reflected in the accompanying consolidated financial statements. The commitments primarily have variable rates of interest. The following table illustrates these contractual commitments:

                                     DECEMBER 31,   DECEMBER 31,
                                         2006           2005
                                     ------------   ------------
                                        (DOLLARS IN THOUSANDS)
Loan Commitments                        $23,286        $24,705
Unused portions of lines of credit       17,572         13,922
Commitments to sell mortgage loans        1,182          1,023
Standby letters of credit                   197            865
Commercial letters of credit              2,297          1,657
                                        -------        -------
Total Commitments                       $44,534        $42,172
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

     The Banks have three leased premises under operating leases. The Company also pays rent for office space at an offsite location. During the years ended 2006 and 2005, the Banks incurred lease and rent expenses of $305,690 and $281,554 respectively. The following table summarizes future lease commitments of property.

     Lease Payments

2007            254,993
2008            251,827
2009            253,238
2010            254,677
2011             89,978
Thereafter      524,543
             ----------
             $1,629,256
             ==========

     The cash balance required to be maintained on hand or on deposit with the Federal Reserve was $715,000 and $923,000 at December 31, 2006 and 2005. These reserves do not earn interest.

15.  PARENT COMPANY FINANCIAL INFORMATION

     Condensed Balance Sheets as of December 31:

                                                                       2006          2005
                                                                   -----------   -----------
Assets:
   Cash and cash equivalents                                       $ 1,187,724   $   564,299
   Loans receivable net of allowance for loan losses of $400,000       100,000            --
   Investment in banking subsidiaries                               22,297,272    21,590,313
   Investment in unconsolidated subsidiary                             217,000            --
   Other                                                             1,318,152     1,381,261
                                                                   -----------   -----------
Total assets                                                       $25,120,148   $23,535,873
                                                                   ===========   ===========
Liabilities and Shareholders' Equity:
   Term debt                                                       $        --   $ 6,000,000
   Subordinated debt                                                 7,217,000            --
   Other liabilities                                                    83,083        65,898
   Shareholders' equity                                             17,820,065    17,469,975
                                                                   -----------   -----------
Total liabilities and shareholders' equity                         $25,120,148   $23,535,873
                                                                   ===========   ===========

     Condensed Statement of Operations for the years ended December 31 is as follows:

                                                         2006         2005
                                                      ---------   -----------
Dividends from subsidiaries                           $ 900,000   $   150,000
Interest income, net of interest expense               (478,424)     (336,297)
Provision for loan losses                              (400,000)           --
Non-interest income                                     (78,764)           --
Non-interest expense                                   (809,826)     (640,484)
                                                      ---------   -----------
Loss before income taxes and equity
   in undistributed earnings (loss) of subsidiaries    (867,014)     (826,781)
Income tax (benefit)                                   (670,661)   (1,219,051)
                                                      ---------   -----------
Income (loss) before equity in undistributed
   earnings of subsidiaries                            (196,353)      392,270
Equity in undistributed earnings of subsidiaries        795,279     1,181,090
                                                      ---------   -----------
Net income (loss)                                     $ 598,926   $ 1,573,360
                                                      =========   ===========

     Condensed Statements of Cash Flows for the years ended December 31, 2006 and 2005 are as follows:

                                                                      2006          2005
                                                                  -----------   -----------
Cash flows from operating activities:
   Net income (loss)                                              $   598,926   $ 1,573,360
   Adjustments to reconcile net cash from operating activities:
      Equity in undistributed (earnings) of subsidiary               (795,279)   (1,181,090)
      Depreciation and amortization                                    12,177        10,251
      Provision for loan losses                                       400,000            --
      (Increase) decrease in other assets                               4,399    (1,224,796)
      Increase (decrease) in other liabilities                         17,185      (112,235)
                                                                  -----------   -----------
      Net cash from operating activities                              237,408      (934,510)
Cash flows from investing activities:
   Capital contribution to Banks                                           --    (1,800,000)
   Investment in unconsolidated subsidiary                           (217,000)
   Purchase of loans                                                 (500,000)           --
                                                                  -----------   -----------
      Net cash from investing activities                             (717,000)   (1,800,000)
Cash flows from financing activities:
   Proceeds from issuance of note payable                                  --     2,000,000
   Repayment of note payable                                       (6,000,000)
   Proceeds from issuance of subordinated debt                      7,217,000            --
   Proceeds from issuance of common stock
      net of offering costs of $10,645                                     --       494,355
   Dividends paid                                                    (113,983)           --
                                                                  -----------   -----------
      Net cash from financing activities                            1,103,017     2,494,355
   Net increase (decrease) in cash and cash equivalents               623,425      (240,155)
   Cash and cash equivalents, beginning of year                       564,299       804,454
                                                                  -----------   -----------
   Cash and cash equivalents, end of year                         $ 1,187,724   $   564,299
                                                                  ===========   ===========

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

     STOCK IN FHLB AND OTHER RESTRICTED STOCK --The fair value of FHLB and other restricted stock approximates carrying value.

     ACCRUED INTEREST RECEIVABLE--The fair value approximates carrying value.

     FED FUNDS PURCHASED-- The fair value approximates carrying value.

     FHLB ADVANCES--The fair values of FHLB advances are based on quoted market prices as the majority of FHLB advances have fixed interest rates.

     NOTE PAYABLE AND SUBORDINATED DEBT--The fair value approximates cost as the interest rate is variable.

     ACCRUED INTEREST PAYABLE--The fair value approximates carrying value.

     COMMITMENTS--The commitments to originate and purchase loans have terms that are consistent with current market conditions. Accordingly, the Company estimated that the face amounts of these commitments approximate carrying values (zero).

     The estimated carrying and fair values of the Company's financial instruments as of December 31 are as follows:

                                                            2006                            2005
                                               -----------------------------   -----------------------------
                                                  CARRYING       ESTIMATED        CARRYING       ESTIMATED
                                                   AMOUNT        FAIR VALUE        AMOUNT        FAIR VALUE
                                               -------------   -------------   -------------   -------------
Assets:
   Cash and cash equivalents                   $   9,713,000   $   9,713,000   $  20,177,000   $  20,177,000
   Investment securities, held to maturity            14,000          14,000          16,000          16,000
   Investment securities, available for sale      21,907,000      21,907,000      24,721,000      24,721,000
   Loans receivable                              181,875,000     182,537,000     162,416,000     162,926,000
   Stock in FHLB and other restricted stock        2,402,000       2,402,000       3,012,000       3,012,000
   Accrued interest receivable                     1,209,000       1,209,000       1,005,000       1,005,000

Liabilities:
   Deposits                                     (184,113,000)   (184,984,000)   (178,759,000)   (178,016,000)
   FHLB advances                                 (16,038,000)    (15,795,000)    (17,826,000)    (17,539,000)
   Note payable                                          (--)            (--)     (6,000,000)     (6,000,000)
   Subordinated debt                              (7,217,000)     (7,217,000)            (--)            (--)
   Accrued interest payable                         (593,000)       (593,000)       (444,000)       (444,000)

17.  AFFILIATION AND MERGER

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

18.  PROPOSED CHARTER SALE

     On September 19, 2006, the Company entered into an Agreement and Plan of Reorganization with FirstAtlantic Financial Holdings, Inc. The Agreement provides for the transfer of all operating assets of Paramount Bank, a wholly-owned subsidiary of the Company in an inter-company transaction with another of the Company's wholly-owned subsidiaries, Shelby County Bank. The Agreement also provides for the sale of the charter of Paramount Bank to FirstAtlantic Financial Holdings, Inc. through a stock sale. In consideration thereof, FirstAtlantic Financial Holdings will make a cash payment to the Company in the amount of $1,675,000. After regulatory approval and following the completion of the transaction, the Company will operate Paramount Bank as a division of Shelby County Bank. The Company anticipates completing the transaction during the second quarter of 2007.

19.  OTHER COMPREHENSIVE INCOME

     Other comprehensive income (loss) components and related tax effects for the years ended December 31, 2006 and December 31, 2005 are as follows:

                                                              2006       2005
                                                             ------   ---------
Other comprehensive income (loss):
   Net unrealized holding gains (losses)                     $3,189   $(579,476)
   Reclassification adjustment for (gains) losses realized       --     (34,055)
                                                             ------   ---------
Other comprehensive income (loss) before income tax           3,189    (613,531)
Income tax benefit (expense) related to items of other
   comprehensive income                                        (411)    231,526
                                                             ------   ---------
Other comprehensive income (loss), net of tax                $2,778   $(382,005)
                                                             ======   =========

20.  OTHER INTANGIBLE ASSETS

     The following table shows changes in carrying amounts of core deposit intangibles for the year ended December 31, 2006:

     Acquired Intangible Assets

                                                 2006                            2005
                                    -----------------------------   -----------------------------
                                    Gross Carrying    Accumulated   Gross Carrying    Accumulated
                                        Amount       Amortization       Amount       Amortization
                                    --------------   ------------   --------------   ------------
Amortization of intangible assets
   Core deposit intangible             $459,764        $218,386        $459,764        $149,422

     Projected annual intangible amortization for the years 2007 through 2010 is included in the table as follows:

2007     68,964
2008     68,964
2009     68,964
2010     34,486
       --------
       $241,378
       ========

BLUE RIVER BANCSHARES, INC.

SHAREHOLDER INFORMATION

STOCK INFORMATION

The Company's common stock is traded on the NASDAQ Capital Market under the symbol "BRBI".

The Company had 182 Shareholders of Record as of March 22, 2007.

SALE PRICE PER SHARE

                      2006            2005
                 -------------   -------------
QUARTER           HIGH    LOW     HIGH    LOW
-------          -----   -----   -----   -----
First quarter    $6.94   $5.14   $5.57   $5.05
Second quarter    6.92    6.25    5.34    4.77
Third quarter     6.94    6.00    5.40    5.04
Fourth quarter    6.50    5.92    5.41    5.00

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

BLUE RIVER BANCSHARES, INC.

DIRECTORS AND OFFICERS

BOARD OF DIRECTORS                               BOARD OF DIRECTORS                            BOARD OF DIRECTORS
BLUE RIVER BANCSHARES, INC.                      SHELBY COUNTY BANK                              PARAMOUNT BANK
---------------------------         -------------------------------------------   -------------------------------------------
RUSSELL BREEDEN, III                STEVEN R. ABEL                                RUSSELL BREEDEN, III
Chairman of the Board,              Owner                                         Chairman of the Board,
Chief Executive Officer,            Hoosier Appraisal Service                     Chief Executive Officer,
President                           Chairman of the Board, Chief Credit Officer   President of Blue River Bancshares
                                    Shelby County Bank

STEVEN R. ABEL                      RUSSELL BREEDEN, III                          STEVEN R. ABEL
Owner                               Chairman of the Board,                        Owner
Hoosier Appraisal Service           Chief Executive Officer,                      Hoosier Appraisal Service
Vice Chairman                       President of Blue River Bancshares            Vice Chairman, Blue River Bancshares, Inc.
Chairman of the Board,                                                            Chairman of the Board, Chief Credit Officer
Chief Credit Officer                                                              Shelby County Bank
Shelby County Bank

WENDELL L. BERNARD                  RANDY J. COLLIER                              JOHN ROBERT OWENS
Owner                               President, Chief Executive Officer            President
Bernard Realty                      Shelby County Bank                            Risk Placement Services, Inc.

PETER G. DEPREZ                     WENDELL L. BERNARD                            WAYNE C. RAMSEY
Attorney                            Owner                                         Vice President
Brown, DePrez & Johnson             Bernard Realty                                Lynch & Associates

JOHN ECKART                         PETER G. DEPREZ                               STEVE SINGLETON
Commissioner, Revenue Dept          Attorney                                      President & CFO/CFO
State of Indiana                    Brown, DePrez & Johnson                       Specialized Technical Services, Inc.

JOHN ROBERT OWENS                   WAYNE C. RAMSEY                               TIMOTHY C. WILLS
President                           Vice President                                Partner
Risk Placement Services, Inc.       Lynch & Associates                            Bowles, Rice, McDavid, Graff & Love, LLP

WAYNE C. RAMSEY                     D. WARREN ROBISON
Vice President                      Owner
Lynch & Associates                  Hale Abstract

ROBERT J. SALYERS
Attorney
Salyers, Eiteljorg, & Pulce, P.C.

OFFICERS                                                OFFICERS                                    OFFICERS
BLUE RIVER BANCSHARES, INC.                        SHELBY COUNTY BANK                            PARAMOUNT BANK
---------------------------            -----------------------------------------   -----------------------------------------
RUSSELL BREEDEN, III                   STEVEN R. ABEL                              RUSSELL BREEDEN, III
Chairman of the Board,                 Chairman of the                             Chairman of the Board
Chief Executive Officer & President    Board Chief Credit Officer

STEVEN R. ABEL                         RANDY J. COLLIER                            OLIN W. BRYANT, JR.
Vice Chairman                          President, Chief Executive Officer          President, Chief Executive Officer

RANDY J. COLLIER                       PATRICE M. LIMA                             SARITA S. GRACE
Executive Vice President, Secretary    Senior Vice President, Chief Financial      Executive Vice President, Chief Financial
                                       Officer                                     Officer

PATRICE M. LIMA                        LAWRENCE E. LUX                             RODNEY L. MITCHELL
Vice President, Controller             Senior Vice President, Commercial Lending   Senior Vice President

RICHARD E. WALKE                       RONALD L. LANTER                            JOEY C. MILLS
Vice President, Director of Internal   Vice President, Lending                     Vice President, Chief Credit Officer
Audit
                                       JAMES E. MATSON                             SUSAN POTTER
                                       Vice President, Consumer Lending            Vice President, Loan Officer

                                       MEL A. NOVILLA
                                       Vice President, Commercial Lending

                                       TERRY A. SMITH
                                       Vice President, Retail Banking

                                       PAUL W. STOREY
                                       Vice President, Commercial Lending